As filed with the United States Securities and Exchange Commission on November 23, 2022
Registration No. 333-266388

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 4
to
FORM S-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
AMERICAS TECHNOLOGY ACQUISITION HOLDINGS INC.
(Exact name of registrant as specified in its charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	6770 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)
c/o Americas Technology Acquisition Corp.
16400 Dallas Pkwy #305
Dallas, TX 75248
Telephone (214) 396-5927
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)
Jorge Marcos
Chief Executive Officer
Americas Technology Acquisition Corp.
16400 Dallas Parkway #305
Dallas, TX 75248
Telephone (214) 396-5927
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to:
Douglas S. Ellenoff, Esq. Lijia Sanchez, Esq. Meredith Laitner, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300	Matthew G. Huddle, Esq. Andrew M. Tucker, Esq. Nelson Mullins Riley & Scarborough LLP 100 S. Charles Street, Suite 1600 Baltimore, Maryland 21201 (443) 392-9400
Approximate date of commencement of proposed sale to the public: As soon as practicable after (i) this registration statement is declared effective and (ii) upon completion of the applicable transactions described in the enclosed proxy statement/prospectus.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Americas Technology Acquisition Corp. may not issue the securities offered by this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This preliminary proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.
PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2022
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
AMERICAS TECHNOLOGY ACQUISITION CORP.
AND
PROSPECTUS FOR UP TO 24,083,057 SHARES OF COMMON STOCK,
UP TO 5,750,000 WARRANTS, AND
UP TO 5,750,000 SHARES UNDERLYING WARRANTS
OF
AMERICAS TECHNOLOGY ACQUISITION HOLDINGS INC.
To the Shareholders of Americas Technology Acquisition Corp.:
You are cordially invited to attend the extraordinary general meeting (the “Special Meeting”) of Americas Technology Acquisition Corp. (“ATAC”), which will be held virtually at 10:00 a.m., Eastern Time, on [    ] , 2022, at [      ]. In light of ongoing developments related to the novel coronavirus, after careful consideration, ATAC has determined that the Special Meeting will be a virtual meeting conducted via live webcast in order to facilitate shareholder attendance while safeguarding the health and safety of ATAC’s shareholders, directors and management team. For the purposes of the Current Charter (as defined below), the Special Meeting may also be attended in person at ATAC’s office at 16400 Dallas Pkwy #305, Dallas, Texas 75248. You or your proxyholder will be able to attend and vote at the Special Meeting by visiting https://www.cstproxy.com/[           ] and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.
On June 1, 2022, ATAC entered into an Agreement and Plan of Merger (as amended on July 26, 2022, November 8, 2022 and November 16, 2022, and as it may be further amended or supplemented from time to time, the “Merger Agreement”) with Rally Communitas Corp., a Delaware corporation (“Rally”), Americas Technology Acquisition Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of ATAC (“Pubco”), Americas Technology Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Purchaser Merger Sub”), Americas Technology Company Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Company Merger Sub” and together with Purchaser Merger Sub, the “Merger Subs”), Jorge E. Marcos, in the capacity as the representative from and after the Effective Time (as defined below) of the stockholders of Pubco (other than the Rally Stockholders and their successors and assignees) (the “Purchaser Representative”), and Numaan Akram, in the capacity as the representative of the Rally Stockholders from and after the Effective Time (the “Seller Representative”) (all of the transactions contemplated by the Merger Agreement, including the issuances of securities thereunder, the “Business Combination”).
Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, (i) prior to the effective time of the Purchaser Merger (as defined below), ATAC will transfer by way of continuation out of the Cayman Islands and into the State of Delaware to re-domicile and become a Delaware corporation (the “Domestication”), (ii) following the Domestication, Purchaser Merger Sub will merge with and into ATAC, with ATAC continuing as the surviving entity and wholly-owned subsidiary of Pubco (the “Purchaser Merger”), in connection with which all of the existing securities of ATAC will be exchanged for rights to receive securities of Pubco as follows: (a) each share of ATAC common stock, par value $0.0001 (“ATAC Common Share”) outstanding immediately prior to the Effective Time shall automatically convert into one share of common stock, par value $0.0001, issued by Pubco (“Pubco Common Share”) and (b) each warrant to purchase shares of ATAC shall automatically convert into one warrant to purchase Pubco Common Shares (“Pubco Warrant”) on substantially the same terms and conditions; (iii) prior to the Effective Time, the holders of all outstanding shares of Rally preferred stock and instruments convertible into equity of Rally will exchange or convert such shares and convertible instruments into shares of Rally common stock (“Rally Common Shares”) in accordance with their terms (the “Company Exchanges”); (iv) following the Company Exchanges, Company Merger Sub will merge with and into Rally, with Rally continuing as the surviving entity and wholly-owned subsidiary of Pubco (the “Company Merger”, and together with the Purchaser Merger, the “Mergers”), pursuant to which (A) all Rally Common Shares issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Exchanges) will be converted into the right to receive the applicable portion of the Merger Consideration (as defined below), (B) all options exercisable for Rally Common Shares will be assumed by Pubco (with adjustments to the number and exercise price of such assumed options in accordance with the terms of the Merger Agreement) and replaced with options exercisable into Pubco Common Shares (“Assumed Options”).
Pursuant to the terms of the Merger Agreement, the consideration to be delivered to security holders of Rally (“Rally Securityholders”) in connection with the Business Combination (the “Merger Consideration”) will be a number of newly-issued securities of Pubco with a value to $165,000,000, subject to adjustments for Rally’s closing debt (net of cash) and accrued but unpaid expenses of Rally related to the transactions contemplated by the Merger Agreement.

In addition to the Pubco Common Shares deliverable at the closing of the Business Combination (the “Closing”), Rally Stockholders will have the contingent right to receive additional Pubco Common Shares as earnout consideration after the Closing (the “Earnout Consideration”), issuable by Pubco to Rally Stockholders (as of the Closing Date) if the following conditions occur: (A) (i) 1,500,000 additional Pubco Common Shares upon the achievement of a share price target of $17.00 during the period of six (6) months after the Closing until the third (3rd) anniversary of the Closing and (ii) 1,500,000 additional Pubco Common Shares upon the achievement of a share price target of $20.00 during the period of six (6) months after the Closing until the third (3rd) anniversary of the Closing (together, the “VWAP Earnout Consideration”); and (B) (i) 500,000 additional Pubco Common Shares upon the achievement of a revenue target for calendar year 2022, (ii) 500,000 additional Pubco Common Shares upon the achievement of a revenue target for calendar year 2023, and (iii) 500,000 additional Pubco Common Shares upon the achievement of a revenue target for calendar year 2024 (together, the “Revenue Earnout Consideration”).
It is anticipated that upon completion of the Business Combination, the ATAC public shareholders would own an interest of approximately 20.6% in Pubco, the Sponsor and initial shareholders of ATAC will own an interest of approximately 15.0% of Pubco, and the Rally Stockholders will own an interest of approximately 64.4% of Pubco. See “Share Calculations and Ownership Percentages” and “Unaudited Pro Forma Condensed Combined Financial Information and other Data.” If the actual facts are different from the assumptions set forth therein (which they are likely to be), the percentage ownership set forth above will be different.
The ATAC Units, Ordinary Shares and Public Warrants are traded on The New York Stock Exchange (the “NYSE”) under the symbols “ATA.U”, “ATA” and “ATA.WS”, respectively. On November 14, 2022, the closing sale prices of the ATAC Units, Ordinary Shares and Public Warrants were $10.45, $10.52 and $0.026, respectively. Pubco will apply for listing, to be effective upon the Closing (acceptance of such listing is a condition to the Closing), of the Pubco Common Shares and Pubco Warrants on the NYSE under the proposed symbols “RLLY” and “RLLYW”, respectively. Pubco will not have units traded following the consummation of the Business Combination.
Only holders of record of ordinary shares of ATAC, par value $0.0001 per share (the “Ordinary Shares”), at the close of business on November 14, 2022 (the “Record Date”) are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments of the Special Meeting.
This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. ATAC urges you to carefully read this entire document and the documents incorporated herein by reference. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 59 of this proxy statement/prospectus.
After careful consideration, the ATAC Board has approved the Merger Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the Special Meeting is in the best interests of ATAC and recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of ATAC’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of ATAC and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “Proposal 2: The Business Combination Proposal — Interests of ATAC’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.
Your vote is very important. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the meeting. Submitting a proxy now will NOT prevent you from being able to vote online during the virtual Special Meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.
On behalf of ATAC’s board of directors, I would like to thank you for your support of ATAC and look forward to a successful completion of the Business Combination.
Very truly yours,

Jorge Marcos
Chief Executive Officer
Americas Technology Acquisition Corp.
If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD ORDINARY SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR ATAC UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated November [  ], 2022 and is first being mailed to the shareholders of ATAC on or about November [  ], 2022.

ADDITIONAL INFORMATION
The accompanying document is the prospectus for securities of Pubco. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the Special Meeting of ATAC at which ATAC shareholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Merger Agreement, among other matters. This proxy statement/prospectus is available without charge to shareholders of ATAC upon written or oral request. This document and other filings by ATAC with the Securities and Exchange Commission may be obtained by either written or oral request to ATAC’s Chief Executive Officer, Jorge Marcos, at Americas Technology Acquisition Corp., 16400 Dallas Pkwy #305 Dallas, TX 75248 or by telephone at (214) 396-5927.
The Securities and Exchange Commission maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. You may obtain copies of the materials described above at the commission’s internet site at www.sec.gov.
In addition, if you have questions about the proposals or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali LLC (“Morrow”), the proxy solicitor for ATAC, at (800) 662-5200 (toll free) or by email at ATA.info@investor.morrowsodali.com. You will not be charged for any of the documents that you request.
See the section entitled “Where You Can Find More Information” of the accompanying proxy statement/prospectus for further information.
Information contained on the Rally website, or any other website, is expressly not incorporated by reference into this proxy statement/prospectus.
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Special Meeting, or no later than [      ], 2022.

AMERICAS TECHNOLOGY ACQUISITION CORP
16400 Dallas Pkwy #305
Dallas, TX 75248
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON [  ], 2022
TO THE SHAREHOLDERS OF AMERICAS TECHNOLOGY ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Special Meeting”) of Americas Technology Acquisition Corp., a Cayman Islands exempted company (“ATAC”), will be held at 10:00 a.m., Eastern Time, on [  ], 2022. In light of ongoing developments related to the novel coronavirus, after careful consideration, ATAC has determined that the Special Meeting will be a virtual meeting conducted via live webcast in order to facilitate shareholder attendance while safeguarding the health and safety of ATAC’s shareholders, directors and management team. For the purposes of ATAC’s Amended and Restated Memorandum and Articles of Association (the “Current Charter”), the Special Meeting may also be attended in person at ATAC’s office at 16400 Dallas Pkwy #305, Dallas, Texas 75248. You are cordially invited to attend the Special Meeting online by visiting https://www.cstproxy.com/[           ] and using a control number assigned by Continental Stock Transfer & Trust Company. The Special Meeting will be held for the purpose of considering and voting on the proposals described below and in the accompanying proxy statement. To register and receive access to the virtual meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus. You will not be able to vote or submit questions through the listen-only format.
At the Special Meeting, you will be asked to consider and vote on the following proposals:
(1)
Proposal 1 — The NTA Proposal — To consider and vote upon a proposal by special resolution to consider and vote on amendments to the Current Charter, which amendments (the “NTA Amendments”) shall be effective, if adopted and implemented by ATAC, prior to the consummation of the Domestication and the proposed Business Combination, to remove from the Current Charter requirements limiting ATAC’s ability to redeem ordinary shares and consummate an initial business combination if the amount of such redemptions would cause ATAC to have less than $5,000,001 in net tangible assets. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by ATAC shareholders. The NTA Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 1: The NTA Proposal.”

(2)
Proposal 2 — The Domestication Proposal — To consider and vote upon a proposal by special resolution to (a) change the domicile of ATAC pursuant to a transfer by way of continuation of an exempted company out of the Cayman Islands and a domestication into the State of Delaware as a corporation (the “Domestication”); (b) adopt upon the Domestication taking effect, the certificate of incorporation (the “Interim Charter”), in the form appended to the accompanying proxy statement/prospectus as Annex B, in place of ATAC’s Current Charter and which will remove or amend those provisions of ATAC’s Current Charter that terminate or otherwise cease to be applicable as a result of the Domestication; and (c) file a Certificate of Corporate Domestication and the Interim Charter with the Secretary of State of Delaware, under which ATAC will be transferred by way of continuation out of the Cayman Islands and domesticated as a corporation in the State of Delaware. At the time of the Domestication, simultaneously with the adoption of the Interim Charter, ATAC intends to adopt Bylaws in the form appended as Annex C to the accompanying proxy statement/prospectus (the “ATAC Bylaws”). The Domestication Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 2: The Domestication Proposal.”

(3)
Proposal 3 — The Business Combination Proposal — To consider and vote upon a proposal by ordinary resolution to approve the Agreement and Plan of Merger by and among ATAC, Rally Communitas Corp., a Delaware corporation (“Rally”), Americas Technology Acquisition

Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of ATAC (“Pubco”), Americas Technology Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (the “Purchaser Merger Sub”), Americas Technology Company Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (the “Company Merger Sub” and together with Purchaser Merger Sub, the “Merger Subs”), Jorge E. Marcos, in the capacity as the representative from and after the Effective Time (as defined below) of the stockholders of Pubco (other than the Rally stockholders and their successors and assignees) (the “Purchaser Representative”), and Numaan Akram, in the capacity as the representative of the Rally stockholders from and after the Effective Time (the “Seller Representative”) (as amended on July 26, 2022, November 8, 2022 and November 16, 2022 and as it may be further amended or supplemented from time to time, the “Merger Agreement”), pursuant to which ATAC and Rally will become wholly-owned subsidiaries of Pubco.
A copy of the Merger Agreement is appended to the accompanying proxy statement/prospectus as Annex A. The Business Combination Proposal is conditioned upon the approval of the Domestication Proposal. Therefore, if the Domestication Proposal is not approved, then the Business Combination Proposal will have no effect, even if approved by ATAC shareholders. The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 3: The Business Combination Proposal.”

(4)
Proposal 4 — The Charter Proposal — To consider and vote on a proposal by special resolution to approve, in connection with the Business Combination, the adoption of Pubco’s amended and restated certificate of incorporation (the “Proposed Charter”), in the form appended to the accompanying proxy statement/prospectus as Annex D, to be effective upon the consummation of the Business Combination and after consummation of the Domestication. The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Domestication Proposal. Therefore, if either of the Business Combination Proposal or the Domestication Proposal is not approved, then the Charter Proposal will have no effect, even if approved by ATAC shareholders. The Charter Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 4: The Charter Proposal.”

(5) – (10)
Proposals 5 – 10 — The Organizational Documents Proposals — To consider and vote upon six separate non-binding advisory proposals to approve, by ordinary resolutions, assuming the Business Combination Proposal is approved and adopted, material differences between the Current Charter in effect immediately prior to the Domestication, and the Proposed Charter of Pubco upon completion of the Business Combination, specifically:

Proposal 5
To approve provisions to be included in the Proposed Charter providing that directors may only be removed for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
Proposal 6
To approve provisions to be included in the Proposed Charter providing that (i) stockholder special meetings may only be called by the Pubco Board pursuant to a resolution adopted by a majority of the Pubco Board or the Secretary of Pubco, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of Pubco and (ii) stockholders may only act at annual and special meetings and not by written consent.
Proposal 7
To approve provisions to be included in the Proposed Charter providing that the amendment of certain provisions of the Proposed Charter related to the number of directors and director terms and that any amendment of the Proposed Bylaws requires the affirmative vote of the holders of at least 66 2∕3% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote on such amendment.
Proposal 8
To approve provisions to be included in the Proposed Charter changing the post-Business Combination company’s corporate name to “Rally Mobility Co”.
Proposal 9
To approve provisions to be included in the Proposed Charter to remove certain provisions related to ATAC’s status as a blank check company that will no longer apply upon consummation of the Business Combination.
Proposal 10
To approve provisions to be included in the Proposed Charter increasing the total number of authorized shares of all classes of stock to 275,000,000 shares, each with a par value of $0.0001 per share, consisting of (i) 250,000,000 shares of Common Stock and (ii) 25,000,000 shares of preferred stock.
The Organizational Documents Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “Proposals 5 – 10: The Organizational Documents Proposals.”

(11)
Proposal 11 — The NYSE Proposal — To consider and vote upon a proposal by ordinary resolution for the purposes of complying with the applicable provisions of the NYSE Listing Rule 312.03, the issuance of Pubco Common Shares in connection with the Business Combination and the additional Pubco Common Shares that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan, to the extent such issuances would require shareholder approval under NYSE Listing Rule 312.03. The NYSE Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 11: The NYSE Proposal”.

(12)
Proposal 12 — The Incentive Plan Proposal — To consider and vote on a proposal by ordinary resolution to approve the Pubco 2022 Equity Incentive Plan, referred to as the “Incentive Plan,” a copy of which is appended to the accompanying proxy statement/prospectus as Annex F. The board of directors of Pubco (the “Pubco Board”) intends to adopt the Incentive Plan, subject to approval from the shareholders of ATAC, effective upon the Closing, to be used by the Company on a go-forward basis from the Closing. The Incentive Plan Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 12: The Incentive Plan Proposal.”

(13)
Proposal 13 — The Director Election Proposal — To consider and vote upon a proposal by ordinary resolution to elect five (5) directors to the Pubco Board, including three (3) directors designated by Rally, prior to the Closing, one (1) director designated by ATAC prior to the Closing, who will qualify as independent under NYSE requirements, and one (1) director mutually agreed upon by each of Rally and ATAC, which approval shall not be unreasonably denied or delayed, who will qualify as independent directors under NYSE rules, effective upon the Closing, to serve on the Pubco Board until Pubco’s 2024 annual meeting of stockholders, or when such directors’ successors have been duly elected and qualified, or upon such directors’ earlier death, resignation, retirement or removal for cause. The Director Election Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 13: The Director Election Proposal.”

(14)
Proposal 14 — The Adjournment Proposal — To consider and vote upon a proposal by ordinary resolution to adjourn the Special Meeting to a later date or dates, if necessary or desirable, at the determination of the ATAC Board. This proposal is referred to as the “Adjournment Proposal.” The Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 14: The Adjournment Proposal.”

The proposals being submitted for a vote at the Special Meeting are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Merger Agreement. ATAC urges you to read carefully the accompanying proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements.
After careful consideration, the ATAC Board has approved the Merger Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the Special Meeting is in the best interests of ATAC and recommends that you vote or give instruction to vote “FOR” each of the above proposals.
The existence of financial and personal interests of ATAC’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of ATAC and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “Proposal 3: The Business Combination Proposal — Interests of ATAC’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.
The Record Date for the Special Meeting is November 14, 2022. Only holders of record of Ordinary Shares at the close of business on the Record Date are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments of the Special Meeting.
The ATAC Units, Ordinary Shares and Public Warrants are traded on The New York Stock Exchange (the “NYSE”) under the symbols “ATA.U”, “ATA” and “ATA.WS”, respectively. Pubco will apply for listing, to be effective at the time of the Business Combination, of the Pubco Common Shares and Pubco Warrants on the NYSE under the proposed symbols “RLLY” and “RLLYW”, respectively. Pubco will not have units traded following the consummation of the Business Combination.
Pursuant to the Current Charter, a Public Shareholder (as defined in the proxy statement/prospectus) may request that ATAC redeem all or a portion of its Public Shares (as defined in the proxy statement/prospectus) for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(a)
hold Public Shares or hold Public Shares through ATAC Units and you elect to separate your ATAC Units into the underlying Public Shares and warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)
prior to 5:00 p.m., Eastern Time, on [  ], 2022 (two business days prior to the vote at the Special Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, ATAC’s transfer agent, that ATAC redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through The Depository Trust Company.

Holders of ATAC Units must elect to separate the underlying shares and warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their ATAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the ATAC Units into the underlying shares and warrants, or if a holder holds ATAC Units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the transfer agent, ATAC will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (the “Trust Account”) established in connection with ATAC’s IPO, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. As of November 14, 2022, this would have amounted to approximately $10.55 per Public Share. If a Public Shareholder exercises its redemption rights, it will be exchanging such shareholder’s Public Shares for the right to receive such shareholder’s pro rata share of the Trust Account and will no longer own such Public Shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with ATAC’s consent, until the consummation of the Business Combination, or such other date as determined by the ATAC Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in the accompanying proxy statement/prospectus. See “EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS — REDEMPTION RIGHTS” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the U.S. Securities Exchange Act of 1934, as amended), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Required Proposals are interdependent on each other. The NTA Proposal and the Organizational Documents Proposals are conditional upon the Required Proposals. The Adjournment Proposal are not conditioned on the approval of any other proposal. If ATAC’s shareholders do not approve each of the Required Proposals at the Special Meeting, the Business Combination may not be consummated.
Each of the Proposals other than the NTA Proposal, the Domestication Proposal and the Charter Proposal must be approved by ordinary resolution under Cayman Islands law, being a resolution passed by a simple majority of the members as, being entitled to do so, vote in person or by proxy at the Special Meeting.
The NTA Proposal, the Domestication Proposal and the Charter Proposal must be approved by special resolution under Cayman Islands law, being a resolution passed by at least two-thirds of such members as, being entitled to do so, vote in person, or, where proxies are allowed, by proxy at the Special Meeting.
Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. ATAC urges you to read the accompanying proxy statement/prospectus carefully.
If you have any questions or need assistance voting your Ordinary Shares, please contact ATAC’s proxy solicitor, Morrow, at (800) 662-5200 (toll free) or by email at ATA.info@investor.morrowsodali.com. This notice of the Special Meeting and the proxy statement/prospectus are available at the SEC’s website at www.sec.gov.
By Order of the Board of Directors of ATAC
Lisa Harris
Chair of the Board

BASIS OF PRESENTATION AND GLOSSARY
Frequently Used Terms
As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires:
“2022 Revenue Target” means $30,000,000.
“2023 Revenue Target” means $60,100,000.
“2024 Revenue Target” means $109,600,000.
“Additonal Sponsor Notes” means any additional note issued by ATAC to the Sponsor in respect of working capital loans from the Sponsor to ATAC prior to the Closing (including to fund Extension Expenses, to the extent applicable).
“ATAC Board” means the board of directors of ATAC.
“ATAC Bylaws” means the bylaws of ATAC to take effect upon the Domestication, in the form included as Annex C to this proxy statement/prospectus, as further described in the “Domestication Proposal” section of this proxy statement/prospectus.
“ATAC common stock” means the shares of common stock, par value $0.0001 per share, of ATAC following the Domestication, which shares will have the rights and preferences, and otherwise be subject to the terms and conditions set forth in, the Interim Charter.
“ATAC Parties” means ATAC, Pubco, Company Merger Sub and Purchaser Merger Sub.
“ATAC Shareholder Approval” means the approval of the Required Proposals by the requisite vote of the shareholders of ATAC at the Special Meeting in accordance with ATAC’s organizational documents, applicable law and this proxy statement/prospectus.
“ATAC Representative” means Jorge E. Marcos, solely in the capacity as the representative from and after the Closing for the stockholders of Pubco (other than the Rally Securityholders and their successors and assignees) pursuant to the Merger Agreement.
“ATAC Units” means the units, each consisting of one ordinary share and one half of one warrant (each whole warrant entitling the holder thereof to purchase one ordinary share) issued by ATAC pursuant to, and with the terms set forth in, the Current Charter.
“Ancillary Documents” means each agreement, instrument or document attached as an exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the parties to the Merger Agreement in connection with or pursuant to the Merger Agreement.
“Assumed Options” means the options to purchase Pubco Common Shares issuable by Pubco at Closing as Merger Consideration to the holders of Rally Options issued and outstanding as of immediately prior to the Effective Time in accordance with the terms of the Merger Agreement.
“August 2022 Note” means the promissory note issued by ATAC to the Sponsor on August 25, 2022, in the principal amount of up to $500,000, for working capital purposes. The August 2022 Note is repayable in cash upon consummation of the Business Combination.
“Business Combination” means the transactions contemplated by the Merger Agreement.
“BCMA” means the Business Combination Marketing Agreement, dated December 14, 2020, entered into by ATAC and the Representative in connection with the IPO.
“Cayman Islands Companies Act” or the “Companies Act” or “the Act” refers to the Cayman Islands Companies Act (As Revised).
“Closing” means the closing of the Business Combination.
“Code” means the Internal Revenue Code of 1986, as amended.

“Company Exchanges” means the conversion or exchange, prior to the Effective Time, of all of the shares of Rally Preferred Stock and Rally Convertible Instruments for shares of Rally common stock, in accordance with their terms, at the applicable conversion ratio(s).
“Company Merger Sub” means Americas Technology Company Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco.
“Continental” means Continental Stock Transfer & Trust Company.
“Current Charter” means ATAC’s Amended and Restated Memorandum and Articles of Association, as amended on June 17, 2022, and as may hereafter be amended, prior to the Domestication.
“December 2021 Note” means the promissory note issued by ATAC to the Sponsor on December 13, 2021, in the principal amount of $1,150,000, in connection with an extension of the time period during which ATAC must complete an initial business combination. Upon consummation of the Business Combination, the December 2021 Note may be repaid, at the Sponsor’s discretion, (i) in cash or (ii) for warrants exercisable for ordinary shares, based on a conversion price of $1.00 per warrant.
“DGCL” means the Delaware General Corporation Law, as amended.
“Dissenting Shares” means the Rally Common Shares held by Dissenting Stockholders, if any.
“Dissenting Stockholders” means the Rally Stockholders that have validly exercised appraisal rights pursuant to Section 262 of the DGCL with respect to Rally Common Shares.
“Domestication” means the transfer by way of continuation of ATAC out of the Cayman Islands, and into the State of Delaware as a Delaware corporation, with the Ordinary Shares of ATAC becoming shares of ATAC common stock, under the applicable provisions of the Cayman Islands Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, and subject to the receipt of the approval of the shareholders of ATAC to the Domestication and its terms, including the adoption of the Interim Charter and the adoption by the ATAC Board of the ATAC Bylaws consistent with the DGCL and changing the name and registered office of ATAC.
“DTC” means The Depository Trust Company.
“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.
“Earnout Consideration” means the additional Pubco Common Shares issuable to Rally Stockholders after Closing as VWAP Earnout Consideration or Revenue Earnout Consideration in the event certain price and revenue-based conditions are satisfied.
“EBC” means EarlyBirdCapital, Inc., the Representative of the IPO Underwriters.
“EBC Transaction Fee” means the transaction fee equal to 3.5% of the gross proceeds received by ATAC in the IPO, or $4,025,000, payable to EBC at the Closing, provided that, to the extent applicable, up to 30% ($1,207,500) of such fee may be paid to investment banks or other financial advisors that did not participate in the IPO and assist ATAC in consummating a business combination pursuant to the terms of the BCMA.
“Effective Time” means the date and time that the Mergers are consummated in accordance with the terms of the Merger Agreement.
“Employment Agreements” means, collectively, the employment agreements between Pubco and each of the Key Employees to be entered into on or prior to and as a condition to the Closing.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exchange Agent” means Continental, or another agent reasonably acceptable to Rally, appointed in accordance with the terms of the Merger Agreement for the purpose of exchanging shares of Rally Stock for the Stockholder Merger Consideration in accordance with the terms of the Merger Agreement.
“Extension” means an extension of the deadline by which ATAC must complete its business combination pursuant to, and obtained in accordance, with the terms of the Current Charter.

“Extension Amendment” means the amendment to ATAC’s Current Charter, approved by ATAC shareholders at an extraordinary general meeting on June 14, 2022.
“Extension Expenses” means the costs and expenses necessary for an Extension.
“FINRA” means Financial Industry Regulatory Authority, Inc.
“Founder Shares” means the Ordinary Shares held by the Sponsor that were initially purchased by the Sponsor in a private placement prior to the IPO.
“GAAP” means U.S. generally accepted accounting principles.
“Incentive Plan” means the Rally Mobility Co 2022 Equity Incentive Plan, to be adopted by Pubco in a form satisfactory to ATAC, subject to the approval by ATAC shareholders at the Special meeting, which will provide for awards for a number of Pubco Common Shares equal to 10% of the aggregate number of Pubco Common Shares issued and outstanding immediately after the Closing (after giving effect to the Redemption), a copy of which is attached as Annex F to this proxy statement/prospectus, as further described in the “Incentive Plan Proposal” section of this proxy statement/prospectus.
“Indian Company” means Ourbus India Private Limited.
“initial shareholders” means all of ATAC’s shareholders immediately prior to its IPO, including its officers and directors and the underwriters in its IPO, to the extent they hold such shares.
“Insiders” means ATAC’s officers and directors (at the time of the IPO), the Sponsor and each transferee of Founder Shares.
“Insider Escrow Agreement” means the Share Escrow Agreement, dated as of December 14, 2020, among ATAC, the Insiders and the Transfer Agent.
“Insider Letter Agreement” means the letter agreement dated December 14, 2020, between ATAC and each of the Insiders.
“Insider Registration Rights Agreement” means the Registration Rights Agreement, by and among ATAC, the Insiders and EBC, dated December 14, 2020 entered into in connection with the IPO, as amended from time to time in accordance with its terms.
“Interim Charter” means the certificate of incorporation attached to this proxy statement/prospectus as Annex B and to be adopted by ATAC upon the Domestication taking effect.
“Interim Period” means the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Closing.
“IPO” or “Initial Public Offering” means ATAC’s initial public offering of its units, Ordinary Shares and warrants pursuant to the IPO Prospectus.
“IPO Prospectus” means the final prospectus of ATAC, dated as of December 14, 2020, and filed with the SEC on December 16, 2020 (File No. 333-250841).
“IPO Underwriters” means the underwriters for ATAC’s IPO, EBC and I-Bankers Securities, Inc.
“June 2022 Note” means the promissory note issued by ATAC to the Sponsor on June 14, 2022, in the principal amount of $830,000, in connection with an extension of the time period during which ATAC must complete an initial business combination pursuant to the Current Charter. The June 2022 Note is repayable in cash upon consummation of the Business Combination.
“Key Employee” means Numaan Akram, Narinder Singh, Siheun Song and Axel Hellman.
“Lock-Up Agreements” means the agreements entered into prior to or simultaneously with the Merger Agreement pursuant to which certain stockholders of Rally agreed to certain restrictions on transfers of securities to be received by them at the Closing (and securities underlying those securities) after the Closing in accordance with the terms of the Merger Agreement.

“March 2022 Note” means the promissory note issued by ATAC to the Sponsor on March 14, 2022, in the principal amount of $1,150,000, in connection with an extension of the time period during which ATAC must complete an initial business combination pursuant to the Current Charter. The March 2022 Note is repayable in cash upon consummation of the Business Combination.
“Mergers” means the Purchaser Merger and the Company Merger.
“Merger Agreement” means the Agreement and Plan of Merger, as amended on July 26, 2022, November 8, 2022 and November 16, 2022, and as it may be further amended or supplemented from time to time, by and among ATAC, Rally, Pubco, the Purchaser Merger Sub, the Company Merger Sub, the Purchaser Representative, and the Seller Representative. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.
“Merger Consideration” means the aggregate consideration payable to Rally Securityholders pursuant to the Merger Agreement, which shall be a number of newly-issued Pubco Securities with a value equal to (i) $165,000,000, subject to adjustments for Rally’s closing debt (net of cash) and accrued but unpaid expenses of Rally related to the transactions contemplated by the Merger Agreement, plus (ii) the Earnout Consideration.
“Merger Subs” means the Company Merger Sub and the Purchaser Merger Sub.
“NYSE” means the New York Stock Exchange.
“Non-Competition Agreements” means the Non-Competition and Non-Solicitation Agreements to be entered into by Pubco and (i) holders of 5% or more of Rally common stock and (ii) certain members of Rally management prior and as a condition to the Closing pursuant to the terms of the Merger Agreement
“Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of ATAC prior to the Domestication.
“Per Share Price” means the result of (i) $165,000,000, minus Rally’s net indebtedness minus Rally’s unpaid transaction expenses divided by (ii) the fully diluted shares of Rally.
“Private Warrants” means the warrants to purchase Ordinary Shares that ATAC issued to the Sponsor and to the Representative in a private placement completed at the time of the IPO, each of which entitles the holder thereof to purchase one Ordinary Share at a purchase price of $11.50 per share.
“Proposals” means all of the proposals presented to ATAC shareholders at the Special Meeting.
“Proposed Bylaws” means Pubco’s amended and restated bylaws in the form included as Annex E to this proxy statement/prospectus, proposed to be in effective at and following the Closing of the Business Combination, as further described in the “Charter Proposal” section of this proxy statement/prospectus.
“Proposed Charter” means Pubco’s amended and restated certificate of incorporation in the form included as Annex D to this proxy statement/prospectus, proposed to be in effective at and following the Closing of the Business Combination.
“Pubco” means Americas Technology Acquisition Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of ATAC.
“Pubco Board” means the board of directors of Pubco subsequent to the completion of the Business Combination.
“Pubco Common Shares” means the shares of common stock, par value $0.0001 per share, of Pubco.
“Pubco Securities” means securities issued by Pubco including, without limitation, Pubco Common Shares, Pubco Warrants and Assumed Options.
“Pubco Warrant” means a warrant, each exercisable to purchase one Pubco Common Share.
“Public Shareholder” means a holder of Public Shares as of the relevant date.

“Public Shares” means the Ordinary Shares sold in the IPO (including Ordinary Shares included in the overallotment units acquired by ATAC’s underwriters), whether they were purchased in the IPO or thereafter in the open market.
“Public Warrant” means the one-half of a warrant, originally included as part of Public Units, each whole warrant entitling the holder thereof to purchase one (1) Ordinary Share at a purchase price of $11.50 per share.
“Purchaser Merger Sub” means Americas Technology Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco.
“Purchaser Representative” means Jorge E. Marcos, in the capacity as the representative from and after the effective time of the Merger of the stockholders of Pubco (other than the Rally Securityholders and their successors and assignees).
“Rally” means Rally Communitas Corp., a Delaware corporation.
“Rally Charter” means the Amended and Restated Certificate of Incorporation of Rally, as amended and effective under the DGCL, prior to the Effective Time.
“Rally common stock” means the common stock, par value $0.0001 per share, of Rally.
“Rally Convertible Instruments” means the outstanding obligations of the Target Companies under the Rally Convertible Instrument Agreements (as defined in the Merger Agreement).
“Rally Convertible Securities” means, collectively, Rally Options, Rally Convertible Instruments, and any other options, warrants or rights to subscribe for or purchase any capital stock of Rally or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of Rally.
“Rally Equity Plan” means the Rally Communitas Corp 2021 Equity Incentive Plan as adopted by the Board of Directors of Rally on January 26, 2022.
“Rally Option” means an option to purchase Rally common stock that was granted pursuant to the Rally Equity Plan.
“Rally Preferred Stock” means the preferred stock, par value $0.0001 per share, of Rally, including classes of preferred stock designated and defined in the Rally Charter as Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series Seed-3 Preferred Stock, Series Seed-4 Preferred Stock, Series Seed-5 Preferred Stock, Series Seed-6 Preferred Stock, Series Seed-7 Preferred Stock, Series Seed-8 Preferred Stock and Series Seed-9 Preferred Stock.
“Rally Related Party Loan” means that certain Shareholder Loan Agreement dated December 31, 2020, by and between Atul Sharma, as lender, and Rally, as borrower, in the principal amount of $100,000.
“Rally Related Party Note 1” means that certain promissory note dated July 22, 2022, issued by Rally to Narinder Singh in the principal amount of $300,000.
“Rally Related Party Note 2” means that certain Second Amended and Restated Promissory Note dated May 5, 2022, issued by Rally to Sharma Family Holdings LLC in the principal amount of $1,000,000.
“Rally Securities” means, collectively, Rally Stock, Rally Options and any other Rally Convertible Securities.
“Rally Securityholders” means, collectively, the holders of Rally Securities.
“Rally Stock” means any shares of Rally common stock and Rally Preferred Stock.
“Rally Stockholders” means, collectively, the holders of Rally Stock.
“Record Date” means November 14, 2022.
“Redemption” means the redemption of the Public Shares for the Redemption Price.

“Redemption Date” means that date on which holders of Public Shares may be eligible to redeem their Public Shares for Redemption in accordance with the Current Charter in connection with the Closing of the Business Combination.
“Redemption Price” means an amount equal to a pro rata portion of the aggregate amount then on deposit in the Trust Account, calculated in accordance with the Current Charter as of the applicable Redemption Date.
“Related Agreements” means additional agreements entered into or to be entered into pursuant to the Merger Agreement.
“Representative” means EBC, in its capacity as representative of the IPO Underwriters in accordance with the terms of the Underwriting Agreement.
“Representative Shares” means the 125,000 Ordinary Shares issued by ATAC to the Representative and its designees in connection with the IPO.
“Required Proposals” means the Domestication Proposal, the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, the Director Election Proposal and the NYSE Proposal.
“Revenue” means, for purposes of the Merger Agreement, the revenue of Pubco and its subsidiaries on a consolidated basis as reflected in Pubco’s post-Closing financial statements, but excluding (i) any revenue derived from business-generating pursuits by a business acquired by Pubco or its subsidiaries after the Closing, (ii) for 2022, all interest income earned on the funds deposited in the Trust Account.
“Revenue Earnout Consideration” means, collectively, the (i) 500,000 Pubco Common Shares issuable to Rally Stockholders if Pubco’s post-Closing revenues meet or exceed the 2022 Revenue Target, (B) 500,000 Pubco Common Shares issuable to Rally Stockholders if Pubco’s revenues meet or exceed the 2023 Revenue Target, and (C) 500,000 Pubco Common Shares issuable to Rally Stockholders if Pubco’s revenues meet or exceed the 2024 Revenue Target.
“Rights Agent” means Continental.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Representative” means Numaan Akram, in the capacity as the representative of the Rally Securityholders from and after the Effective Time.
“Special Meeting” means the extraordinary general meeting of ATAC, to be held by virtual meeting at 10:00 a.m., Eastern Time, on [  ], 2022, the physical location for which, in accordance with the Current Charter, shall be ATAC’s office at 16400 Dallas Pkwy #305, Dallas, Texas 75248, and any adjournments thereof.
“Sponsor” means ATAC Limited Partnership, a Delaware limited partnership.
“Sponsor Forfeiture” means the cancellation of certain Founder Shares pursuant to the Sponsor Forfeiture Agreement.
“Sponsor Forfeiture Agreement” means the letter agreement between ATAC, the Sponsor and any other parties thereto, dated as of November 22, 2022, related to the forfeiture of certain Founder Shares and cancellation of the ATAC repayment obligations under Sponsor Notes and Additional Sponsor Notes, if any, effective at Closing and subject to terms and conditions set forth therein.
“Sponsor Notes” means the December 2021 Note, the March 2022 Note, the June 2022 Note and the August 2022 Note.
“Stockholder Merger Consideration” means the portion of the Merger Consideration deliverable to Rally Stockholders in accordance with the terms of the Merger Agreement.
“Sponsor Subscription Agreement” means the subscription agreement, between ATAC, the Sponsor and any other parties thereto, dated as of November 22, 2022, pursuant to which, among other things, the Sponsor agreed to subscribe for and purchase 100,000 Pubco Common Shares in a private placement to be consummated prior to the Effective Time.
“Surviving Subsidiaries” means Company Surviving Subsidiary and Purchaser Surviving Subsidiary.
“Target Company” means each of Rally and its direct and indirect subsidiaries.
“Tier I Share Price Target” means a share price target of $17.00 during the period of six (6) months after the Closing until the third anniversary of the Closing.
“Tier II Share Price Target” means a share price target of $20.00 during the period of six (6) months after the Closing until the third anniversary of the Closing.
“Transaction Financing” means any private placement of Pubco Common Shares pursuant to a subscription agreement with investors, backstop or non-redemption agreement or arrangement entered into between ATAC and any current holder of ATAC Public Units or Ordinary Shares or any potential investor prior to the Closing Date in connection with the Business Combination.
“Transfer Agent” means Continental.
“Trust Account” means the trust account established by ATAC with the proceeds from the IPO and sale of Private Warrants pursuant to the Trust Agreement in accordance with the IPO Prospectus.
“Trust Agreement” means the Investment Management Trust Agreement, dated as of December 14, 2020, as it may be amended, by and between ATAC and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.
“Trustee” means Continental, in its capacity as trustee under the Trust Agreement.
“Vantage Point” means Vantage Point Partners, Inc., the fairness opinion provider to ATAC Board.
“VWAP Earnout Consideration” means the additional Pubco Common Shares as earnout consideration to be received by Rally Stockholders pursuant to the contingent right as follows: (i) 1,500,000 additional Pubco Common Shares upon the achievement of the Tier I Share Price Target; and (ii) 1,500,000 additional Pubco Common Shares upon the achievement of the Tier II Share Price Target.
“VWAP Earnout Period” means the period commencing on the date that is six (6) months after the Closing Date until the third anniversary of the Closing Date.
“Voting Agreements” means the voting agreements entered into by ATAC, Rally and certain Rally Securityholders and delivered to ATAC on or prior to execution of the Merger Agreement.
“Warrants” means the Private Warrants and Public Warrants, collectively.
“Warrant Agreement” means the Warrant Agreement, dated as of December 14, 2020, between ATAC and Continental, which governs ATAC’s outstanding Warrants.
Share Calculations and Ownership Percentages
Unless otherwise specified (including in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to Pubco’s stockholders following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus):

1.
No Public Shareholders exercise their redemption rights in connection with the Closing of the Business Combination, and the balance of the Trust Account as of the Closing is the same as its balance on November 14, 2022 of approximately $43.7 million. Please see the section entitled “The Extraordinary General Meeting — redemption rights.”

2.
There are no transfers by the Sponsor of Ordinary Shares or Private Warrants prior to the Closing;

however, concurrent with and contingent upon the Closing, the Sponsor will forfeit 460,000 Founder Shares in accordance with the Sponsor Forfeiture Agreement.
3.
No holders of ATAC Warrants exercise any of the outstanding ATAC Warrants.

4.
There are no purchase price adjustments to the Merger Consideration pursuant to the terms of the Merger Agreement.

5.
Solely for purposes of calculating estimated pro forma ownership immediately after the Closing, subject to the assumptions further described herein and, as applicable, within the pro forma financial statement sections of this proxy statement/prospectus, the assumed Redemption Price upon consummation of the Business Combination is $10.45, which is based on the amount in the Trust Account as of September 30, 2022, adjusted for withdrawals for redemptions in connection with the Extension Amendment, but not including any interest earned on the funds in the Trust Account following September 30, 2022.

6.
Upon consummation of the Purchaser Merger, (i) non-redeeming ATAC Public Shareholders will receive, as consideration in the Purchaser Merger for the shares of ATAC common stock held by such holders following the Domestication, 4,137,658 Pubco Common Shares; (ii) the Sponsor will receive, as consideration in the Purchaser Merger for the shares of ATAC common stock held by the Sponsor following the Domestication, 2,415,000 Pubco Common Shares, (iii) the Sponsor will receive 100,00 Pubco Common Shares as Sponsor Subscription Shares, (iv) the Representative will receive, as consideration in the Purchaser Merger, for the shares of ATAC common stock held by the Representative following the Domestication, 125,000 Pubco Common Shares and (v) all of the outstanding ATAC Warrants will become Pubco Warrants exercisable for Pubco Common Shares, in each case in accordance with the terms of the Merger Agreement.

7.
Prior to the Closing Date, the Company Exchanges have occurred in accordance with the terms of the Merger Agreement.

8.
Other than (i) 1,000 Pubco Common Shares issued to ATAC upon its formation, which shares shall be cancelled in connection with the Business Combination; (ii) the Pubco Common Shares and Pubco Warrants to be issued upon consummation of the Purchaser Merger and (iii) the Pubco Common Shares and Assumed Options to be issued to the Rally Securityholders as Merger Consideration upon consummation of the Company Merger, there are no other issuances of equity securities of Pubco prior to or in connection with the Closing.

9.
None of the holders of Rally Options exercise any of the outstanding Rally Options.

10.
None of the Rally Stockholders exercises appraisal rights in connection with the Closing.

11.
At the Closing, (a) the aggregate principal amount of the Rally Related Party Note 1 and accrued and unpaid interest thereon, estimated through an assumed Closing Date, for calculation purposes only as of December 31, 2022, is $308,760, which amount shall be repaid in cash at the Closing from proceeds from the Business Combination, (b) the aggregate principal amount of the Rally Related Party Note 2, and accrued and unpaid interest thereon, estimated through an assumed Closing Date, for calculation purposes only as of December 31, 2022, is $1,024,613.58, and (c) the aggregate principal amount of the Rally Related Party Loan, and accrued and unpaid interest thereon, estimated through an assumed Closing Date, for calculation purposes only as of December 31, 2022, is $101,966.30.

12.
At the Closing, in accordance with the terms of the Sponsor Forfeiture Agreement, the aggregate amounts due and payable under all the outstanding Sponsor Notes shall be forgiven and all Sponsor Notes (including any Additional Sponsor Notes) shall be cancelled without consideration.

TRADEMARKS
This proxy statement/prospectus references the trademark and service mark applications of Rally. Such applications include “RALLY BUS”, which was filed in the name of Rally Bus Corp. (Rally’s wholly-owned subsidiary that was formed on September 30, 2014); and “ ” (U.S. trademark), “OURBUS” (U.S. trademark) and “OURBUS” (Australian trademark) which were filed in the name of OurBus, Inc. (Rally’s wholly owned subsidiary that was formed on February 1, 2016). Such trademarks have been registered with the U.S. Patent and Trademark Office (“USPTO”) and IP Australia, as applicable, will be protected under applicable intellectual property laws, and are the property of Rally or its subsidiaries. This proxy statement/prospectus also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Trademarks and service marks are collectively referred to herein as “Trademarks.”
Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.
MARKET AND INDUSTRY DATA
This proxy statement/prospectus contains market and industry data, estimates and statistics obtained from third-party sources. Although both ATAC and Rally believe that the information on which the companies have based these estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed and they have not independently verified any of the data from third-party sources nor have they ascertained the underlying economic assumptions relied upon therein. ATAC’s and Rally’s internal company reports have not been verified by any independent source. Statements as to industry position are based on market data currently available. While ATAC and Rally are not aware of any misstatements regarding the industry data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this proxy statement/prospectus.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements, which are statements other than those of historical fact. These forward-looking statements include, among other things, statements about the parties’ ability to close the Business Combination, the timing of the closing of the Business Combination, the anticipated benefits of the Business Combination, the financial conditions, results of operations, earnings outlook and prospects of ATAC, Rally and Pubco prior to the Business Combination and the period following the consummation of the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would,” “will,” “seek,” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.
These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and on the current expectations, forecasts and assumptions of the management of ATAC and Rally, involve a number of judgments, risks and uncertainties and are inherently subject to changes in circumstances and their potential effects and speak only as of the date of such statements. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed, contemplated or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by ATAC and the following:
•
expectations regarding (and Rally’s ability to meet expectations regarding) Rally’s strategies and future financial performance, including Rally’s future business plans or objectives, anticipated demand and acceptance of its products, pricing, marketing plans, manufacturing, production and supply capabilities, operating expenses, market trends, revenues, liquidity, cash flows and uses of cash, capital expenditures, and Rally’s ability to invest in growth initiatives;
•
Rally has a history of losses and may be unable to achieve or sustain profitability;

•
the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Merger Agreement;

•
the outcome of any legal proceedings that may be instituted against ATAC, Rally, Pubco and others following announcement of the Merger Agreement and the transactions contemplated therein;

•
the inability to complete the Business Combination due to the failure to obtain ATAC shareholders’ approval or satisfy other conditions to closing under the Merger Agreement;

•
the risk that the proposed Business Combination disrupts current plans and operations of Rally as a result of the announcement and consummation of the Business Combination;

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the ability to recognize the anticipated benefits of the Business Combination;

•
unexpected costs related to the proposed Business Combination;

•
the amount of any redemptions by shareholders of ATAC being greater than expected;

•
the ability to list Pubco securities on the NYSE;

•
limited liquidity and trading of Pubco’s securities;

•
geopolitical risk and changes in applicable laws or regulations;

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the possibility that ATAC, Rally or Pubco may be adversely affected by other economic, business, and/or competitive factors;

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the possibility that the COVID-19 pandemic, or another major disease or epidemic, disrupts Rally’s business;

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the risk that, following the consummation of the Business Combination, Rally fails to cost-effectively attract and retain new riders, fails to attract, retain, motivate or integrate its personnel, fail to maintain and continue developing its reputation, or fails to maintain its company culture, in each case negatively affecting its business;

•
the possibility that Rally may require additional capital to support the growth of its business, which may not be available following the consummation of the Business Combination;

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litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Rally’s resources;

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the possibility that expansion of Rally’s customer offerings or certain operations (including expansion into additional U.S. and foreign jurisdictions) may subject it to additional legal and regulatory requirements, including tort liability;

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risks that the consummation of the Business Combination is substantially delayed or does not occur, impacting the ability of Rally to operate or implement its business plan;

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the ability of Rally to respond to general economic conditions;

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the acceptance or adoption of bus transportation as an alternative to car ownership in the geographies in which Rally operates its business;

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the risks associated with increased competition among providers of bus transportation or other modes of transportation;

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the ability of Rally to manage its growth effectively;

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the ability of Rally to develop and protect its brand;

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the ability of Rally to maintain, protect, and enhance its intellectual property; and

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the ability of Rally to compete with competitors in existing and new markets and offerings.

Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of ATAC or Rally prove incorrect, actual results may vary in material respects from those projected in or contemplated by these forward-looking statements.
All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to ATAC or Rally or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, neither ATAC nor Rally undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including the Business Combination Proposal. The following questions and answers do not include all the information that is important to ATAC’s shareholders. ATAC’s shareholders are urged to read carefully this entire proxy statement/prospectus, including the annexes and other documents referred to herein.
Q:
Why am I receiving this proxy statement/prospectus?

A:
You are receiving this proxy statement/prospectus in connection with the extraordinary general meeting of ATAC. ATAC is holding the Special Meeting to consider and vote upon the proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

(1)
Proposal 1 — The NTA Proposal — To consider and vote upon a proposal by special resolution to consider and vote on amendments to the current Charter, which amendments (the “NTA Amendments”) shall be effective, if adopted and implemented by ATAC, prior to the consummation of the Domestication and the proposed Business Combination, to remove from the Current Charter requirements limiting ATAC’s ability to redeem ordinary shares and consummate an initial business combination if the amount of such redemptions would cause ATAC to have less than $5,000,001 in net tangible assets. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by ATAC shareholders. The NTA Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 1: The NTA Proposal.”

(2)
Proposal 2 — The Domestication Proposal — To consider and vote upon a proposal by special resolution to (a) change the domicile of ATAC pursuant to a transfer by way of continuation of an exempted company out of the Cayman Islands and a domestication into the State of Delaware as a corporation (the “Domestication”); (b) adopt upon the Domestication taking effect, the Interim Charter, in the form appended to the accompanying proxy statement/prospectus as Annex B, in place of ATAC’s Current Charter and which will remove or amend those provisions of ATAC’s Current Charter that terminate or otherwise cease to be applicable as a result of the Domestication; and (c) file a Certificate of Corporate Domestication and the Interim Charter with the Secretary of State of Delaware, under which ATAC will be transferred by way of continuation out of the Cayman Islands and domesticated as a corporation in the State of Delaware. At the time of the Domestication, simultaneously with the adoption of the Interim Charter, the ATAC Board intends to adopt the ATAC Bylaws in the form appended as Annex C to this proxy statement/prospectus. The Domestication Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 2: The Domestication Proposal.”

(3)
Proposal 3 — The Business Combination Proposal — To consider and vote upon a proposal by ordinary resolution to approve the Agreement and Plan of Merger by and among ATAC, Rally Communitas Corp., a Delaware corporation (“Rally”), Americas Technology Acquisition Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of ATAC (“Pubco”), Americas Technology Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (the “Purchaser Merger Sub”), Americas Technology Company Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (the “Company Merger Sub” and together with Purchaser Merger Sub, the “Merger Subs”), Jorge E. Marcos, in the capacity as the representative from and after the Effective Time (as defined below) of the stockholders of Pubco (other than the Rally stockholders and their successors and assignees) (the “Purchaser Representative”), and Numaan Akram, in the capacity as the representative of the Rally stockholders from and after the Effective Time (the “Seller Representative”), pursuant to which ATAC and Rally will become wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company.

A copy of the Merger Agreement is appended to this proxy statement/prospectus as Annex A. The Business Combination Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 3: The Business Combination Proposal.”

(4)
Proposal 4 — The Charter Proposal — To consider and vote on a proposal by special resolution to approve, in connection with the Business Combination, the adoption of Pubco’s amended and restated certificate of incorporation (the “Proposed Charter”), in the form appended to this proxy statement/prospectus as Annex D, to be effective upon the consummation of the Business Combination and after consummation of the Domestication. The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Domestication Proposal. Therefore, if either of the Business Combination Proposal or the Domestication Proposal is not approved, then the Charter Proposal will have no effect, even if approved by ATAC shareholders. The Charter Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 4: The Charter Proposal.”

(5) – (10)
Proposals 5 – 10 — The Organizational Documents Proposals — To consider and vote upon six separate non-binding advisory proposals to approve, by ordinary resolutions, assuming the Business Combination Proposal is approved and adopted, material differences between the Current Charter in effect immediately prior to the Domestication, and the Proposed Charter of Pubco upon completion of the Business Combination, specifically:

Proposal 5
To approve provisions to be included in the Proposed Charter providing that directors may only be removed for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
Proposal 6
To approve provisions to be included in the Proposed Charter providing that (i) stockholder special meetings may only be called by the Pubco Board pursuant to a resolution adopted by a majority of the Pubco Board or the Secretary of Pubco, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of Pubco and (ii) stockholders may only act at annual and special meetings and not by written consent.
Proposal 7
To approve provisions to be included in the Proposed Charter providing that the amendment of certain provisions of the Proposed Charter related to the number of directors and director terms and that any amendment of the Proposed Bylaws requires the affirmative vote of the holders of at least 66 2∕3% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote on such amendment.
Proposal 8
To approve provisions to be included in the Proposed Charter Pubco’s corporate name to “Rally Mobility Co”.
Proposal 9
To approve provisions to be included in the Proposed Charter to remove certain provisions related to ATAC’s status as a blank check company that will no longer apply upon consummation of the Business Combination.
Proposal 10
To approve provisions to be included in the Proposed Charter increasing the total number of authorized shares of all classes of stock to 275,000,000 shares, each with a par value of $.0001 per share, consisting of (i) 250,000,000 shares of Common Stock and (ii) 25,000,000 shares of preferred stock.

The Organizational Documents Proposals are described in more detail in this proxy statement/prospectus under the heading “Proposals 5 – 10: The Organizational Documents Proposals.”

(11)
Proposal 11 — The NYSE Proposal — To consider and vote upon a proposal by ordinary resolution for the purposes of complying with the applicable provisions of the NYSE Listing Rule 312.03, the issuance of Pubco Common Shares in connection with the Business Combination and the additional Pubco Common Shares that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan, to the extent such issuances would require shareholder approval under NYSE Listing Rule 312.03. The NYSE Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 11: The NYSE Proposal.”

(12)
Proposal 12 — The Incentive Plan Proposal — To consider and vote on a proposal by ordinary resolution to approve the Pubco 2022 Equity Incentive Plan, referred to as the “Incentive Plan,” a copy of which is appended to this proxy statement/prospectus as Annex F. The Pubco Board intends to adopt the Incentive Plan, subject to approval from the shareholders of ATAC, effective upon the Closing, to be used by the Company on a go-forward basis from the Closing. The Incentive Plan Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 12: The Incentive Plan Proposal.”

(13)
Proposal 13 — The Director Election Proposal — To consider and vote upon a proposal by ordinary resolution to elect five (5) directors to the Pubco Board, including three (3) directors designated by Rally, prior to the Closing, one (1) director designated by ATAC prior to the Closing, who will qualify as independent under NYSE requirements, and one (1) director mutually agreed upon by each of Rally and ATAC, which approval shall not be unreasonably denied or delayed, who will qualify as independent directors under NYSE rules, effective upon the Closing, to serve on the Pubco Board until Pubco’s 2024 annual meeting of stockholders, or when such directors’ successors have been duly elected and qualified, or upon such directors’ earlier death, resignation, retirement or removal for cause. The Director Election Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 13: The Director Election Proposal.”

(14)
Proposal 14 — The Adjournment Proposal — To consider and vote upon a proposal by ordinary resolution to adjourn the Special Meeting to a later date or dates, if necessary or desirable, at the determination of the ATAC Board. The Adjournment Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 14: The Adjournment Proposal.”

The Required Proposals are interdependent on each other. The NTA Proposal and the Organizational Documents Proposals are conditional upon the Business Combination Proposal. The Adjournment Proposal are not conditioned on the approval of any other proposal. If ATAC’s shareholders do not approve each of the Required Proposals at the Special Meeting, the Business Combination may not be consummated.
Each of the proposals, other than the NTA Proposal, the Domestication Proposal and the Charter Proposal, must be approved by ordinary resolution under Cayman Islands law, being affirmative resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
The NTA Proposal, the Domestication Proposal and the Charter Proposal must be approved by special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
Q:
What interests do ATAC’s Insiders and advisors have in the Business Combination?

A:
In considering the recommendation of the ATAC Board to vote in favor of the Business Combination, Public Shareholders should be aware that ATAC’s Insiders have interests in the Business Combination that are different from, or in addition to, those of ATAC’s other shareholders generally. ATAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to ATAC’s shareholders that they approve the Business

Combination. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•
the fact that the Sponsor purchased 2,415,000 Founder Shares from ATAC for an aggregate price of $25,000 (following the Sponsor Forfeiture), which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of the Ordinary Shares on November 14, 2022, which was $10.52, would have an aggregate value of approximately $25.4 million as of the same date. If ATAC does not consummate the Business Combination or another initial business combination by December 17, 2022 (unless such date is extended by ATAC’s shareholders), and ATAC is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.009 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the stock price of Pubco after the Closing falls below the price initially paid for the ATAC Units in the IPO and the ATAC Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

•
the fact that the Sponsor has subscribed to purchase 100,000 Sponsor Subscription Shares, effective upon the Closing;

•
the fact that the 4,905,000 Private Warrants purchased by certain of the Insiders for $1.00 per Private Warrant, which warrants will be worthless if a business combination is not consummated (although the Private Warrants have certain rights that differ from the rights of holders of the Public Warrants, the aggregate value of the 4,905,000 Private Warrants held by the Insiders is estimated to be approximately $127,530, assuming the per warrant value of the Private Warrants is the same as the $0.026 closing price of the Public Warrants on the NYSE on November 14, 2022);

•
the fact that ATAC’s Insiders have waived their right to redeem their Founder Shares and any other Ordinary Shares held by them, or to receive distributions from the Trust Account with respect to the Founder Shares upon ATAC’s liquidation if ATAC is unable to consummate its initial business combination;

•
the fact that unless ATAC consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of November 14, 2022, no directors or officers of ATAC have incurred any expenses for which they expect to be reimbursed at the Closing; and

•
the anticipated election of Jorge Marcos, CEO of ATAC, and Antonio Pontonio, director of ATAC, as directors of Pubco after the consummation of the Business Combination. As such, in the future, such directors will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to such directors.

In addition to the interests of ATAC’s Insiders in the Business Combination, ATAC shareholders should be aware that the IPO Underwriters may have financial interests that are different from, or in addition to, the interests of ATAC shareholders, including:

•
The fact that EBC and its designees own (i) 125,000 Ordinary Shares (the “Representative Shares”), issued to them for nominal consideration in connection with the IPO and (ii) 545,000 Private Warrants, purchased by EBC at a price of $1.00 per Private Warrant, which warrants will be worthless if a business combination is not consummated. Although the Private Warrants have certain rights that differ from the rights of holders of the Public Warrants, the aggregate value of the 545,000 Private Warrants held by EBC or its designees is estimated to be approximately $14,170, assuming the per warrant value of the Private Warrants is the same as the $0.026 closing price of the Public Warrants on the NYSE on November 14, 2022, and the aggregate value of the Representative Shares is estimated to be approximately $1.32 million, assuming the per share value of the Representative Shares is the same as the $10.52 closing price of the Public Shares on the NYSE on November 14, 2022;

•
the fact that, pursuant to the Business Combination Marketing Agreement (the “BCMA”) entered into by ATAC and EBC in connection with the IPO, upon consummation of the Business

Combination, a transaction fee equal to 3.5% of the gross proceeds received by ATAC in the IPO, or $4,025,000, (up to 30% of which (or $1,207,500) may be paid to investment banks or other financial advisors that did not participate in the IPO and assist ATAC in consummating a business combination) (the “EBC Transaction Fee”), will be payable to EBC and EBC will also be reimbursed for reasonable costs and expenses associated with services performed in connection with the BCMA, up to an aggregate amount of $20,000. Accordingly, EBC has an interest in ATAC completing the Business Combination because, if the Business Combination (or another business combination) is not consummated, EBC will neither receive the EBC Transaction Fee nor have these expenses reimbursed.
Please also see the sections “Certain Other Benefits in the Business Combination,” “Certain Relationships and Related Person Transactions” and “Beneficial Ownership of Securities” for more information on the interests and relationships of ATAC’s Insiders, advisors and the Rally’s directors and officers in the Business Combination.
Q:
Why is ATAC proposing the NTA Proposal?

A:
The adoption of the proposed amendments to remove the net asset test limitation from the Current Charter is being proposed in order to facilitate the consummation of the Business Combination, by permitting redemptions by public shareholder even if such redemptions result in ATAC having net tangible assets that are less than $5,000,001. The purpose of the net asset test limitation was initially to ensure that the ordinary shares are not deemed to be “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the ordinary shares and the Pubco Common Shares would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, including the fact that the securities will be listed on a national securities exchange, ATAC is presenting the NTA Proposal so that the parties may consummate the Business Combination even if ATAC has $5,000,000 or less in net tangible assets at the Closing.

Q:
Why is ATAC proposing the Domestication?

A:
The ATAC Board believes that it would be in the best interests of ATAC to effect the Domestication to enable ATAC to avoid certain taxes that would be imposed if it were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, the ATAC Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by its officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures ATAC is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its popularity as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to ATAC’s corporate legal affairs following the Business Combination.

The Domestication will not occur unless the ATAC shareholders have approved the Domestication Proposal and the Business Combination Proposal and the Merger Agreement is in full force and effect prior to the Domestication.
Q:
What is involved with the Domestication?

A:
The Domestication will require ATAC to file certain documents in the Cayman Islands and the State of Delaware. At the effective time of the Domestication, ATAC will cease to be an exempted company incorporated under the laws of the Cayman Islands and will continue as a Delaware corporation. The Current Charter will be replaced by the Interim Charter and your rights as a shareholder will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law.

Q:
How will the Domestication affect my ATAC securities?

A:
Pursuant to the Domestication and without further action on the part of ATAC’s shareholders: (i) each outstanding Ordinary Share of ATAC will convert to one outstanding share of ATAC common stock and (ii) each outstanding Warrant will convert to a warrant to purchase the applicable number of shares of ATAC common stock.

Q:
What changes are being made to ATAC’s Current Charter in connection with the Domestication?

A:
In connection with the Domestication, ATAC will be filing the Interim Charter with the Secretary of State of the State of Delaware prior to the Closing, which amends and removes the provisions of the Current Charter that terminate or otherwise become inapplicable because of the Domestication and otherwise provides ATAC’s shareholders with the same or substantially the same rights as they have under the Current Charter. In addition, the Interim Charter does not include limitations on redemptions in connection with an initial business combination due to any net tangible asset threshold, in a similar manner to the amendments set forth in the NTA Proposal.

Q:
What are the material U.S. federal income tax consequences of the Domestication to U.S. Holders of Ordinary Shares?

A:
For a description of the material U.S. federal income tax consequences of the Domestication, see the description in the section entitled “Proposal 3: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to ATAC Shareholders.”

Q:
Why is ATAC proposing the Business Combination?

A:
ATAC was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Since ATAC’s incorporation, the ATAC Board has sought to identify suitable candidates in order to effect such a transaction. In its review of Rally, the ATAC Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the ATAC Board has determined that the Business Combination presents a highly attractive business combination opportunity and is in the best interests of ATAC shareholders. The ATAC Board believes that, based on its review and consideration, the Business Combination with Rally presents an opportunity to increase shareholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved. Shareholder approval of the Business Combination is required by the Merger Agreement and the Current Charter.

Q:
What will happen in the Business Combination?

A:
Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, (i) prior to the Effective Time, ATAC will transfer by way of continuation out of the Cayman Islands and into the State of Delaware to re-domicile and become a Delaware corporation (the “Domestication”), (ii) following the Domestication, Purchaser Merger Sub will merge with and into ATAC, with ATAC continuing as the surviving entity (the “Purchaser Merger”), in connection with which all of the existing securities of ATAC will be exchanged for rights to receive securities of Pubco as follows: (a) each ATAC Common Share outstanding immediately prior to the Effective Time shall automatically convert into one Pubco Common Share and (b) each warrant to purchase shares of ATAC shall automatically convert into one Pubco Warrant on substantially the same terms and conditions; (iii) prior to the Effective Time, the holders of Rally preferred stock and instruments convertible into equity of Rally will either exchange or convert all of their issued and outstanding shares of Rally preferred stock or Rally Convertible Instruments, as the case may be, at the applicable conversion ratio (the “Company Exchanges”); (iv) following the Company Exchanges, Company Merger Sub will merge with and into Rally, with Rally continuing as the surviving entity (the “Company Merger”, and together with the Purchaser Merger, the “Mergers”), pursuant to which (A) all Rally Common Shares issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Exchanges) will be converted into the right to receive the Merger Consideration (as defined below), (B) all Rally Options will be assumed by Pubco (with equitable adjustments to the number and exercise price of such assumed options) and replaced with options exercisable into Pubco Common Shares.
Q:
What form of, and how much, consideration will the Rally Securityholders receive in return for the acquisition of Rally by ATAC?

A:
The Rally Securityholders will have the potential to receive three forms of consideration in in connection with the Business Combination: (i) Pubco Common Shares deliverable at Closing, (ii) Pubco Common Shares issuable upon achievement of the Share Price Targets and (iii) Pubco Common Shares issuable upon achievement of the Revenue Targets.

The aggregate merger consideration to be paid pursuant to the Merger Agreement to the Rally Securityholders will be an amount equal to $165,000,000, subject to adjustments for Rally’s closing net debt and accrued but unpaid expenses related to the transactions contemplated by the Merger Agreement (the “Merger Consideration”), and will be paid in the form of Pubco Common Shares. The Stockholder Merger Consideration to be payable to the Rally Stockholders will be allocated among the Rally Stockholders pro rata based on the number of shares of Rally common stock owned by such Rally Stockholder.
In addition to the Pubco Common Shares deliverable at the Closing, Rally Stockholders will have the contingent right to receive the Earnout Consideration, issuable by Pubco to the holders of Rally Stock as of the Closing Date if the following conditions occur: (A) (i) 1,500,000 additional Pubco Common Shares if the Pubco Common Shares have a share price target of $17.00 during the period of six (6) months after the Closing until the third anniversary of the Closing and (ii) 1,500,000 additional Pubco Common Shares if the Pubco Common Shares have a share price target of $20.00 during the period of six (6) months after the Closing until the third anniversary of the Closing (B) (i) 500,000 additional Pubco Common Shares upon the achievement of the 2022 Revenue Target, (ii) 500,000 additional Pubco Common Shares upon the achievement of the 2023 Revenue Target, and (iii) 500,000 additional Pubco Common Shares upon the achievement of the 2024 Revenue Target.
Assuming a price per Pubco Common Share of $10.00, the amount payable to Rally Stockholders at the Closing will be approximately $120,919,108, (assuming no redemptions by Public Shareholders) and the maximum value of the Revenue Earnout Shares will be $15,000,000. The maximum aggregate value of the VWAP Earnout Shares will be $55,500,000.
Rally Stockholders that have validly exercised appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders”) with respect to Rally Common Shares (“Dissenting Shares”) shall not be entitled to receive any portion of the Merger Consideration with respect to the Dissenting Shares, unless and until such Dissenting Stockholder has effectively withdrawn or lost such dissenting stockholder’s appraisal rights under the DGCL. See Section 262 of the DGCL attached as Annex H.
Q:
Did the ATAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:
Yes. The ATAC Board obtained a fairness opinion from Vantage Point, dated May 31, 2022, which provided that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid by ATAC in the Business Combination was fair, from a financial point of view, to ATAC. See the section entitled “Proposal No. 3: The Business Combination Proposal — Opinion of Vantage Point, the ATAC Board Financial Advisor” of this proxy statement/prospectus for additional information.

Q:
What equity stake will current Public Shareholders, the Insiders and the Rally stockholders hold in Pubco immediately after the completion of the Business Combination?

A:
ATAC shareholders that elect not to redeem their Public Shares will experience significant dilution as a result of the Business Combination. ATAC Public Shareholders currently own approximately 58.0% of ATAC. As noted above, if no ATAC shareholders redeem their Ordinary Shares in connection with the Business Combination and no Public Warrants or Private Placement Warrants are exercised, ATAC Public Shareholders will own approximately 21.0% of Pubco’s total shares outstanding and approximately

10.1% of Pubco’s the total shares outstanding under the contractual maximum redemption scenario. Following the Business Combination, an aggregate of up to 5,750,000 Public Warrants and 5,450,000 Private Placement Warrants will be outstanding. ATAC shareholders who redeem their Ordinary Shares may continue to hold any Public Warrants that they owned prior to redemption, the exercise of which would result in additional dilution to non-redeeming ATAC shareholders.
If any of the Public Shareholders exercise their redemption rights, the percentage of Pubco Common Shares held by the Public Shareholders will decrease and the percentages of the Pubco’s outstanding common stock held by the Sponsor and by the Rally Stockholders will increase, in each case relative to the percentage held if none of the Public Shares are redeemed.
If any of the Public Shareholders redeem their Public Shares at Closing in accordance with the Current Charter but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of November 14, 2022, would be $149,500 regardless of the amount of redemptions by the Public Shareholders. Upon the issuance of Pubco Common Shares in connection with the Business Combination, the percentage ownership of Pubco by Public Shareholders who do not redeem their Public Shares will be diluted. Public Shareholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Public Shareholders, the Earnout Shares and the Assumed Options. The percentage of the total number of outstanding Pubco Common Shares that will be owned by Public Shareholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination.
The following table illustrates varying beneficial ownership levels in the Combined Company, as well as possible sources and extents of dilution for non-redeeming Public Shareholders, assuming no redemptions by Public Shareholders, 25% redemption by Public Shareholders, 50% redemption by Public Shareholders, 75% redemption by Public Shareholders and the contractual maximum redemptions by Public Shareholders. The “contractual maximum redemption scenario” (i) assumes that the NTA Proposal is approved and (ii) represents the maximum number of Public Shares that may be redeemed while satisfying Minimum Cash Condition; provided, however, that the Minimum Cash Condition is a contractual condition in the Merger Agreement that may be modified or waived by ATAC and Rally and if the parties agree to reduce or waive such condition, an additional 1,740,708 Public Shares than are reflected in the “contractual maximum redemption scenario” may be redeemed. Further, if the NTA Proposal is approved by ATAC shareholders at the Special Meeting and ATAC amends the Current Charter to remove the net asset test that is the subject of such proposal prior to the Domestication, then the number of redemptions by ATAC Public Shareholders will not be limited to such number of redemptions as would cause ATAC’s net assets at Closing not to be less than $5,000,001. In the event cash available at Closing is insufficient to meet the Minimum Cash Condition, a condition to Closing would not be met and the Business Combination may not be consummated.
	No Redemption		25% Redemption		50% Redemption		75% Redemption		Contractual Maximum Redemption
	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
ATAC non-redeeming Public Shareholders	4,137,658	21.0%	3,538,421	18.6%	2,939,183	15.9%	2,339,946	13.1%	1,740,708	10.1%
Sponsor	2,415,000	12.3%	2,415,000	12.7%	2,415,000	13.1%	2,415,000	13.5%	2,415,000	14.0%
Sponsor Subscription Shares(1)	100,000	0.5%	100,000	0.5%	100,000	0.5%	100,000	0.6%	100,000	0.6%
Representative Shares	125,000	0.6%	125,000	0.6%	125,000	0.7%	125,000	0.7%	125,000	0.7%
Former Rally Stockholders	12,889,918	65.6%	12,889,918	67.6%	12,889,918	69.8%	12,889,918	72.1%	12,889,918	74.6%
Total	19,667,576	100%	19,068,339	100%	18,469,101	100%	17,869,864	100%	17,270,626	100%
ATAC Public Shareholders Warrants	5,750,000	29.2%	5,750,000	30.2%	5,750,000	31.1%	5,750,000	32.2%	5,750,000	33.3%
Sponsor Warrants	5,450,000	27.7%	5,450,000	28.6%	5,450,000	29.5%	5,450,000	30.5%	5,450,000	31.6%

	No Redemption		25% Redemption		50% Redemption		75% Redemption		Contractual Maximum Redemption
	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage	Shares	Percentage
Earnout – VWAP Shares	3,000,000	15.3%	3,000,000	15.7%	3,000,000	16.2%	3,000,000	16.8%	3,000,000	17.4%
Earnout – Revenue target	1,500,000	7.6%	1,500,000	7.9%	1,500,000	8.1%	1,500,000	8.4%	1,500,000	8.7%
Rally Option grants	2,783,398	14.2%	2,783,398	14.6%	2,783,398	15.1%	2,783,398	15.6%	2,783,398	16.1%

(1)
The Sponsor Subscription Shares will be purchased by the Sponsor contingent upon the Closing.

The numbers of shares and percentage interests set forth above reflect different redemption scenarios set forth below.
•
Assuming no redemption scenario:   This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares.

•
Assuming 25% redemption scenario:   This presentation assumes that the Public Shareholders holding approximately 14.5% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 25% of the Public Shares assumed to be redeemed under the contractual maximum redemption scenario. This scenario assumes that 599,238 Public Shares are redeemed for an aggregate redemption payment of approximately $6,265,338 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

•
Assuming 50% redemption scenario:   This presentation assumes that the Public Shareholders holding approximately 29.0% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 50% of the Public Shares assumed to be redeemed under the contractual maximum redemption scenario. This scenario assumes that 1,198,475 Public Shares are redeemed for an aggregate redemption payment of approximately $12,530,676 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

•
Assuming 75% redemption scenario:   This presentation assumes that the Public Shareholders holding approximately 43.4% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 75% of the Public Shares assumed to be redeemed under the contractual maximum redemption scenario. This scenario assumes that 1,797,713 Public Shares are redeemed for an aggregate redemption payment of approximately $18,796,013 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable).

•
Assuming contractual maximum redemption scenario:   This presentation assumes that the Public Shareholders holding approximately 57.9% of the Public Shares exercise redemption rights with respect to their Public Shares. This scenario assumes that 2,396,950 Public Shares are redeemed for an aggregate redemption payment of approximately $25,061,351 plus a pro rata portion of interest accrued on the Trust Account (net of taxes payable). This contractual maximum redemption scenario is based on the maximum permitted amount of redemptions while still satisfying the Minimum Cash Condition, which is waivable by ATAC and Rally.

The cash fees paid to the IPO underwriters in connection with the IPO, which will not be adjusted on the basis of the number of redemptions by Public Shareholders at the Closing, totaled $2,300,000.

The following table illustrates the effective underwriter cash fee on a percentage basis for Public Shares at each redemption level identified below.
(in thousands, except share amounts)	No Redemptions	25% Redemption	50% Redemption	75% Redemption	Contractual Maximum Redemption
Unredeemed public shares	4,137,658	3,538,421	2,939,183	2,339,946	1,740,708
Trust proceeds to Rally	$43,261,353	$36,996,015	$30,730,677	$24,465,340	$18,200,000
Underwriter Cash Fee	$2,300,000	$2,300,000	$2,300,000	$2,300,000	$2,300,000
Effective Underwriter Cash Fee (%)	5.32%	6.22%	7.48%	9.40%	12.64%

Q:
What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:
After completion of the Business Combination, the funds in the Trust Account will be used to pay holders of the Public Shares who exercise redemption rights and, after paying the Redemptions, a portion will be used to pay transaction expenses incurred in connection with the Business Combination and for working capital and general corporate purposes of Rally, ATAC and their respective subsidiaries. Such funds may also be used to reduce the indebtedness and certain other liabilities of Rally, ATAC and their respective subsidiaries. As of November 14, 2022, there were investments and cash held in the Trust Account of approximately $43.7 million. These funds will not be released until the earlier of the completion of the Business Combination or the Redemption of the Public Shares if ATAC is unable to complete a Business Combination by December 17, 2022 (unless such date is extended by ATAC’s shareholders) (except that interest earned on the amounts held in the Trust Account may be released earlier as necessary to pay for any taxes and up to $100,000 for dissolution expenses). On November 16, 2022, ATAC filed a preliminary proxy statement in connection with an annual meeting of its shareholders pursuant to which ATAC will seek the approval of its shareholders to extend the expiration of the period in which it must complete a business combination from December 17, 2022 to March 17, 2023.

Q:
Do I have redemption rights?

A:
If you are a holder of Public Shares, you have the right to demand that ATAC redeem such shares for a pro rata portion of the cash held in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. We sometimes refer to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of his or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 15% or more of the Public Shares. Accordingly, all Public Shares in excess of 15% held by a Public Shareholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be converted.
Nonetheless, unless the NTA Proposal is approved, the consummation of the Business Combination is conditioned upon, among other things, the net tangible assets condition required in the Current Charter of having $5,000,001 immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all Public Shares properly demanded to be redeemed by holders of Public Shares.
Q:
What happens if a substantial number of ATAC’s Public Shareholders vote in favor of the Business Combination proposal and exercise their redemption rights?

A:
ATAC’s Public Shareholders may vote in favor of the Business Combination and still exercise their redemption rights. Nonetheless, unless the NTA Proposal is approved, the consummation of the Business Combination is conditioned upon, among other things, the net tangible assets condition required in the Current Charter of having $5,000,001 immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all Public Shares properly demanded to be redeemed by holders of Public Shares. The Business Combination may be completed even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of redemptions by Public Shareholders.
It is a condition to the parties’ obligation to close the Business Combination, waivable by ATAC and Rally, that ATAC or Pubco shall have cash or cash equivalents equal to at least $10,000,000 (after giving effect to the completion and payment of the Redemption and payment of transaction expenses, including any Extension Expenses and the aggregate amount of any Transaction Financing (the “Minimum Cash Condition”). If the Business Combination is completed notwithstanding Redemptions, Pubco will have fewer Pubco Common Shares and public stockholders, the trading market for Pubco’s securities may be less liquid and Pubco may not be able to meet the minimum listing standards for the NYSE, which is a condition to Closing. Furthermore, the funds available from the Trust Account for working capital purposes of Pubco after the Business Combination may not be sufficient for its future operations and may not allow Pubco to reduce Pubco’s indebtedness and/or pursue its strategy for growth.
Q:
What financing will be entered into in connection with the Business Combination?

A:
During the negotiation period and following the signing of the Merger Agreement, the parties commenced a market search for investors to enter into various forms of Transaction Financing.

On November 22, 2022, the Sponsor, ATAC and Pubco entered into the Sponsor Subscription Agreement, pursuant to which, among other things, the Sponsor agreed to subscribe for and purchase, and Pubco has agreed to issue and sell to the Sponsor, 100,000 Sponsor Subscription Shares, at a purchase price of $10 per share for an aggregate purchase price of $1,000,000, in a private placement of Pubco shares to be consummated prior to the Effective Time in accordance with the terms and conditions set forth in the Sponsor Subscription Agreement. The Sponsor Subscription Agreement contains customary representations and warranties of ATAC and Pubco, on the one hand, and the Sponsor, on the other hand, and limited customary conditions to closing, including the consummation of the Business Combination.
ATAC is pursuing various additional potential sources of Transaction Financing, which would be consummated in connection with the Closing. As of the date hereof, the overall size and pricing of such potential Transaction Financing are still being considered and negotiated.
Q:
What conditions must be satisfied to complete the Business Combination?

A:
In addition to the approval of the Required Proposals, there are a number of closing conditions in the Merger Agreement. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “Proposal 3: The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Business Combination.”

Q:
What happens if the Business Combination is not consummated?

A:
If ATAC is not able to complete the Business Combination or another initial business combination by December 17, 2022 (unless such date is extended by ATAC’s shareholders), ATAC will cease all operations except for the purpose of winding up and redeeming its Public Shares and liquidating the Trust Account, in which case ATAC’s Public Shareholders may only receive the amount in the Trust Account as of the applicable Redemption Date (less any interest earned on the amounts held in the Trust Account released earlier to pay for any taxes and up to $100,000 for dissolution expenses), which would be only approximately $10.55 per share, based on the amount held in the Trust Account as of November 14, 2022, and ATAC’s Warrants will expire and have no value. On November 16, 2022, ATAC filed a preliminary proxy statement in connection with an annual meeting of its shareholders pursuant to which ATAC will seek the approval of its shareholders to extend the expiration of the period in which it must complete a business combination from December 17, 2022 to March 17, 2023.

Q:
When do you expect the Business Combination to be completed?

A:
It is currently anticipated that the Business Combination will be consummated as soon as practicable following the Special Meeting, which is set for [      ], 2022; however, (i) such meeting could be adjourned if the Adjournment Proposal is adopted by ATAC’s shareholders at the Special Meeting and the ATAC Shareholders elect to adjourn the Special Meeting to a later date or dates at the determination of the ATAC Board, and (ii) the Closing will not occur until all conditions set forth in the Merger Agreement are satisfied or waived. For a description of the conditions for the completion of the Business Combination, see “Proposal 3: The Business Combination Proposal — The Merger Agreement —Conditions to the Closing of the Business Combination.”
Q:
What proposals are shareholders being asked to vote upon?

A:	•	Proposal 1: The NTA Proposal
•
Proposal 2: The Domestication Proposal

•
Proposal 3: The Business Combination Proposal

•
Proposal 4: The Charter Proposal

•
Proposals 5 – 10: The Organizational Documents Proposals

•
Proposal 11: The NYSE Proposal

•
Proposal 12: The Incentive Plan Proposal

•
Proposal 13: The Director Election Proposal

•
Proposal 14: The Adjournment Proposal

If ATAC’s Public Shareholders do not approve each of the Required Proposals, then the Business Combination may not be consummated.
As required by applicable SEC guidance to give shareholders the opportunity to present their views on important corporate governance provisions, ATAC is requesting that its shareholders vote, on a non-binding advisory basis, upon the Organizational Documents Proposals to approve certain governance provisions contained in the Proposed Charter that materially affect shareholder rights, and will be adopted when the Proposed Charter is adopted by Pubco. See “Proposals 5 – 10: The Organizational Documents Proposals.” These separate votes are not otherwise required by Delaware law, but pursuant to SEC guidance, ATAC is required to submit these provisions to its shareholders separately for approval. However, the shareholder votes regarding these proposals are advisory votes, and are not binding on ATAC or the ATAC Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Proposals.
After careful consideration, the ATAC Board has approved the Merger Agreement and the Transactions and determined that the NTA Proposal, Domestication Proposal, the Business Combination Proposal, the Charter Proposal, each of the Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal each is in the best interests of ATAC and recommends that you vote “FOR” or give instruction to vote “FOR” each of these proposals.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q:
What material negative factors did the ATAC Board consider in connection with the Business Combination?

A:
Among the material negative factors that the ATAC Board considered in its evaluation of the Business Combination were the risk that the Business Combination may not be fully achieved or may not be consummated; the risk of Rally not achieving its financial projections and the risks that Rally may not be able to grow its business by investing or acquiring other businesses. These factors are discussed in greater detail in the section entitled “Proposal 3: The Business Combination Proposal — ATAC Board’s Reasons for the Approval of the Business Combination,” as well as in the section entitled “Risk Factors — Risks Related to Domestication and the Business Combination.”

Q:
How do the Public Warrants differ from the Private Warrants and what are the related risks to any holders of Public Warrants following the Business Combination?

A:
The Private Warrants are identical to the Public Warrants in all material respects, except that the Private Warrants will not be redeemable by Pubco and will be exercisable on a cashless basis, in each case so long as they are held by the initial purchasers of the Private Warrants or their permitted transferees. If the Private Warrants are held by holders other than the initial purchasers of the Private Warrants or their permitted transferees, the Private Warrants will be redeemable by Pubco in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Following the Business Combination, Pubco may redeem the Public Warrants, prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. Pubco will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Ordinary Shares equals or exceeds $18.00 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events) for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which a notice of redemption is sent to the warrantholders. Pubco will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares issuable upon exercise of such warrants is effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Public Warrants become redeemable by Pubco, if Pubco has elected to require the exercise of Public Warrants on a cashless basis, Pubco may redeem the warrants as described above even if it is unable to register or qualify the shares underlying the Public Warrants for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.
In the event Pubco determines to redeem the Public Warrants, holders of redeemable Warrants would be notified of such redemption as described in the Warrant Agreement. Specifically, in the event that the Company elects to redeem all of the redeemable warrants as described above, Pubco will fix a date for the redemption (“Warrant Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by Pubco not less than 30 days prior to the Warrant Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via Pubco’s posting of the redemption notice to DTC. The closing price for the Ordinary Shares as of November 14, 2022 was $10.52 and has never exceeded the $18.00 threshold that would trigger the right to redeem the Public Warrants following the Closing.
Q:
How do I exercise my redemption rights?

A:
Pursuant to the Current Charter, a Public Shareholder may request that ATAC redeem all or a portion of its Public Shares if the Business Combination is consummated, subject to certain limitations, for cash equal to the pro rata portion of the funds available in the Trust Account. Nonetheless, unless the NTA Proposal is approved, the consummation of the Business Combination is conditioned upon, among other things, the net tangible assets condition required in the Current Charter of having $5,000,001 immediately prior to or upon consummation of the Business Combination after taking into account the redemption for cash of all Public Shares properly demanded to be redeemed by holders of Public Shares. As of November 14, 2022, based on funds in the Trust Account of approximately $43.7 million as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of the Ordinary Shares was approximately $10.55 per share.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(a)
hold Public Shares or hold Public Shares through ATAC Units and you elect to separate your ATAC Units into the underlying Public Shares and warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)
prior to 5:00 p.m., Eastern Time, on [      ], 2022 (two business days prior to the vote at the Special Meeting), (i) submit a written request to Continental, ATAC’s transfer agent, that ATAC redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through The Depository Trust Company.

Holders of ATAC Units must elect to separate the underlying Public Shares and Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their ATAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the ATAC Units into the underlying Public Shares and Warrants or if a holder holds ATAC Units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with ATAC’s consent, until the consummation of the Business Combination, or such other date as determined by the ATAC Board. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section.
Any corrected or changed written demand of redemption rights must be received by ATAC’s Chief Executive Officer two business days prior to the vote taken on the Business Combination at the Special Meeting. No demand for Redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Special Meeting.
Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is ATAC’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, ATAC does not have any control over this process and it may take longer than two weeks. Public Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.
If a Public Shareholder properly demands redemption as described above, then, if the Business Combination is completed, ATAC will redeem the shares subject to the redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your redemption rights, then you will be exchanging your ATAC shares for cash and will no longer own these shares following the Business Combination.
If you are a Public Shareholder and you exercise your redemption rights, it will not result in either the exercise or loss of any Warrants. Your Warrants will continue to be outstanding following a Redemption of your Public Shares and will become exercisable in connection with the completion of the Business Combination. Holders of Private Warrants do not have redemption rights in connection with the Business Combination.
If you intend to seek redemption of your Public Shares, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer Agent prior to the meeting, as described in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com
Q:
Will how I vote on the Business Combination proposal affect my ability to exercise redemption rights?

A:
No. If you have redemption rights, you may exercise your redemption rights irrespective of whether you vote your Ordinary Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus.

Q:
If I am a holder of ATAC Units, can I exercise redemption rights with respect to my ATAC Units?

A:
No. Holders of outstanding ATAC Units must elect to separate the ATAC Units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If you hold your ATAC Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the ATAC Units into the underlying Public Shares and Public Warrants, or if you hold ATAC Units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. If you fail to cause your Public Shares to be separated and delivered to the Transfer Agent by 5:00 pm, Eastern Time, on [      ], 2022, you will not be able to exercise your redemption rights with respect to your Public Shares.

Q:
What are the material U.S. federal income tax consequences to U.S. Holders that exercise their redemption rights?

A:
For a description of the material U.S. federal income tax consequences to U.S. Holders that exercise their redemption rights, see the description in the section entitled “Proposal 3: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences to Redemption — Tax Consequences to U.S. Holders that Elect to Have Their Ordinary Shares Converted for Cash.”

Q:
Do I have appraisal rights in connection with the proposed Business Combination?

A:
Shareholders of ATAC do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:
What do I need to do now?

A:
ATAC urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as an ATAC shareholder. ATAC shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
How do I vote?

A:
The Special Meeting will be held via live webcast at 10:00 a.m., Eastern Time, on [      ], 2022. For the purposes of ATAC’s Amended and Restated Memorandum and Articles of Association, the Special Meeting may also be attended in person at ATAC’s office at 16400 Dallas Pkwy #305, Dallas, Texas 75248. The Special Meeting can be accessed by visiting https://www.cstproxy.com/[           ], where you will be able to listen to the meeting live and vote during the meeting.

If you are a holder of record of Ordinary Shares on the Record Date, you may vote at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote, obtain a proxy from your broker, bank or nominee.
Any proxy may be revoked by the person giving it at any time before the polls close at the Special Meeting. A proxy may be revoked by filing with ATAC’s Chief Executive Officer at the following address: Americas Technology Acquisition Corp., 16400 Dallas Pkwy #305 Dallas, TX 75248 either (i) a written notice of revocation bearing a date later than the date of such proxy, (ii) a subsequent proxy relating to the same shares, or (iii) by attending the Special Meeting and voting.
Simply attending the Special Meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.
Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent.

As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal.
This is called a “broker non-vote.” Abstentions and broker-non votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the Proposals.
For the proposals in this proxy statement/prospectus, your broker will not have the discretionary authority to vote your shares. Accordingly, your bank, broker, or other nominee can vote your shares at the Special Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.
Q:
When and where will the Special Meeting be held?

A:
The Special Meeting will be held via live webcast at 10:00 am, Eastern Time, on [      ], 2022, unless the Special Meeting is adjourned. For the purposes of ATAC’s Amended and Restated Memorandum and Articles of Association, the Special Meeting may also be attended in person at ATAC’s office at 16400 Dallas Pkwy #305, Dallas, Texas 75248.

The Special Meeting can be accessed by visiting https://www.cstproxy.com/[           ], where you will be able to listen to the meeting live and vote during the Special Meeting.
Q:
How do I register and attend the virtual Special Meeting?

A:
As a registered shareholder, you received a proxy card from Continental. The form contains instructions on how to attend the virtual annual meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the virtual meeting starting [      ], 2022 at 9:00 a.m., Eastern Time. Enter the URL address into your browser https://www.cstproxy.com/[           ], enter your control number, name and email address. Once you pre-register, you can vote your shares. At the start of the meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.
Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the Special Meeting, you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the Special Meeting for processing your control number.
If you do not have internet capabilities, you can attend the Special Meeting via a listen-only format by dialing 1 800-450-7155 (toll-free), or +1 857-999-9155 (standard rates apply) outside of the U.S. and Canada; when prompted enter the pin number [      ]. This is listen-only, you will not be able to vote or enter questions during the meeting.
Q:
Who is entitled to vote at the Special Meeting?

A:
ATAC has fixed November 14, 2022 as the Record Date. If you were a Public Shareholder at the close of business on the Record Date, you are entitled to vote on matters that come before the Special Meeting. However, a Public Shareholder may only vote his or her shares if he or she is present in person (which would include presence at the virtual Special Meeting) or is represented by proxy at the Special Meeting.

Q:
How many votes do I have?

A:
Public Shareholders are entitled to one vote at the Special Meeting for each Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date, there were 7,137,658 Ordinary Shares outstanding.

Q:
What constitutes a quorum?

A:
The holders of a majority of the issued and outstanding Ordinary Shares of ATAC being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy (which would include presence at the virtual Special Meeting) shall constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn in accordance with the terms of the Current Charter.

As of the Record Date for the Special Meeting, 3,568,830 Ordinary Shares would be required to achieve a quorum.
Q:
What vote is required to approve each proposal at the Special Meeting?

A:
The following votes are required for each proposal at the Special Meeting:

•
NTA Proposal:   The NTA Proposal must be approved by a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

•
Domestication Proposal:   The Domestication Proposal must be approved by a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

•
Business Combination Proposal:   The Business Combination Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

•
Charter Proposal:   The Charter Proposal must be approved by a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

•
Organizational Documents Proposals:   The Organizational Documents Proposals, each of which is a non-binding advisory vote, must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

•
NYSE Proposal:   The NYSE Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

•
Incentive Plan Proposal:   The Incentive Plan Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

•
Director Election Proposal:   The election of the director nominees pursuant to the Director Election Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

•
Adjournment Proposal:   The Adjournment Proposal, if presented, must be approved by ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

Q:
What are the recommendations of the Board?

A:
The ATAC Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of ATAC and recommends that ATAC’s shareholders vote “FOR” the NTA Proposal, “FOR” the Domestication Proposal, “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal, and, if presented at the Special Meeting, “FOR” the Adjournment Proposal.

The existence of financial and personal interests of ATAC’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. These conflicts of interest include, among other things, that if ATAC does not consummate an initial business combination by December 17, 2022 (unless such date is extended by ATAC’s shareholders), ATAC may be forced to liquidate and the 2,415,000 Founder Shares and 4,905,000 Private Warrants owned by ATAC’s Insiders would be worthless. See the sections entitled “Proposal 3: The Business Combination Proposal — Interests of ATAC’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” for more information.
Q:
How do ATAC’s Insiders intend to vote their shares?

A:
All of ATAC’s Insiders have previously agreed to vote all of their Public Shares in favor of a business combination proposed to them for approval, including the Business Combination. Additionally, Insiders and their affiliates, who collectively own approximately 40.3% of ATAC’s issued and outstanding Ordinary shares, have agreed to vote all of their Ordinary Shares in favor of the Business Combination.

Q:
May ATAC’s initial shareholders, Rally or their respective affiliates purchase Public Shares or Warrants prior to the Special Meeting?

A:
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding ATAC or ATAC’s securities, ATAC’s initial shareholders, Rally and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Ordinary Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Ordinary Shares will not exceed the Redemption Price. In addition, the persons described above will waive redemption rights, if any, with respect to the Ordinary Shares they acquire in such transactions. However, any Ordinary Shares acquired by the persons described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, ATAC will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Ordinary Shares for which ATAC has received redemption requests.
Q:
What happens if I sell my Ordinary Shares before the Special Meeting?

A:
The Record Date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Ordinary Shares after the applicable record date, but before the Special Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Special Meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. Shareholders may send a later-dated, signed proxy card to ATAC’s Chief Executive Officer at the address set forth below so that it is received by ATAC’s Chief Executive Officer prior to the vote at the Special Meeting (which is scheduled to take place on [      ], 2022) or attend the Special Meeting in person (which would include presence at the virtual Special Meeting) and vote. Shareholders also may revoke their proxy by sending a notice of revocation to ATAC’s Chief Executive Officer, which must be received by the Chief Executive Officer prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:
What happens if I fail to take any action with respect to the Special Meeting?

A:
If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by ATAC’s shareholders and consummated, you will become a stockholder and/or warrant holder of Pubco. If you fail to take any action with respect to the Special Meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of ATAC. However, if you fail to take any action with respect to the Special Meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, provided you follow the instructions in this proxy statement/prospectus for redeeming your shares.

Q:
What should I do with my share certificates, warrant certificates and/or unit certificates?

A:
Pursuant to the Current Charter, a Public Shareholder may request that ATAC redeem all or a portion of such Public Shareholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)
hold Public Shares or hold Public Shares through ATAC Units and you elect to separate your ATAC Units into the underlying Public Shares and warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)
prior to 5:00 p.m., Eastern Time, on [      ], 2022 (two business days prior to the vote at the Special Meeting):

(i)
submit a written request to the Transfer Agent that the Company redeem your Public Shares for cash; and

(ii)
deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.

As noted above, holders of ATAC Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their broker to do so, or if a holder holds ATAC Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. Public Shareholders may elect to redeem all or a portion of such Public Shareholder’s Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its Public Shares and timely delivers its share certificates (if any) and other redemption forms to the Transfer Agent, ATAC will redeem each Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds (net of required tax payments), divided by the number of then-outstanding Public Shares, divided by the number of then outstanding Public Shares.
If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with ATAC’s consent, until the consummation of the Business Combination, or such other date as determined by the ATAC Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. ATAC will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Extraordinary General Meeting of the Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Warrant holders should not submit certificates, if any, relating to their Warrants. Public shareholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.
Upon effectiveness of the Business Combination, subject to the treatment of certain Private Warrants pursuant to the Insider Escrow Agreement, holders of Ordinary Shares and Warrants will receive Pubco Common Shares and warrants to receive Pubco Common Shares without needing to take any action and accordingly such holders should not submit the certificates, if any, relating to their Ordinary Shares or Warrants. ATAC’s securities will not trade following the Business Combination.
Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Ordinary Shares.

Q:
Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali
333 Ludlow Street
5th Floor, South Tower
Stamford, CT 06902
Toll Free: (800) 662-5200
Collect: (203) 658-9400
You also may obtain additional information about ATAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your share certificates (if any) and other redemption forms (either physically or electronically) to the Transfer

Agent at the address below prior to 5:00 p.m., Eastern Time, on [      ], 2022 (two business days prior to the vote at the Special Meeting). If you have questions regarding the certification of your position or delivery of your share certificates (if any) and other redemption forms, please contact:
Mark Zimkind
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, whether or not you plan to attend such meeting, including the Business Combination Proposal, you should read this entire document carefully, including the Merger Agreement, attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “The Merger Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”
Parties to the Business Combination
ATAC
ATAC is a blank check company incorporated as a Cayman Islands exempted company on September 8, 2020, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
ATAC Units, Ordinary Shares and warrants are currently listed on NYSE under the symbols “ATA.U,” “ATA,” “ATA.WS,” respectively. ATAC Units, each consisting of one Ordinary Share and one half of one Warrant (each whole warrant entitling the holder thereof to purchase one Ordinary Share), will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer exist as a separate security. ATAC Units, Ordinary Shares and warrants will not be listed following the Closing.
ATAC’s principal executive offices are located at 16400 Dallas Pkwy #305 Dallas, TX 75248 and its phone number is (214) 396-5927.
Rally
Rally was formed as a corporation under the laws of the State of Delaware on September 22, 2020 to consolidate predecessor company operations that started in 2015. Rally is a disruptive technology-driven mobility company that addresses regional transportation challenges. The company provides robust, safe, cost-effective and environmentally responsible mobility solutions for individuals seeking transportation to and from events and between cities. Rally’s software and business innovations efficiently aggregate demand to create thousands of rides each day, on average. Rally’s software matches this demand with the company network of third-party bus operators. Rally reimagines regional transportation for both urban and suburban living to meet the changing mobility preferences of consumers, while helping to reduce traffic and related environmental problems. We believe Rally offers a unique combination of services with an innovative dynamic transportation network model. To date, Rally has facilitated more than 1.7 million rides.
Rally’s principal executive offices are located at 79 Madison Avenue, 8th Floor, New York, NY 10016 and its phone number is (917) 657-8109.
For more information about Rally, see the sections entitled “Information About Rally”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rally” and the financial statements of Rally included herein.
Pubco
Americas Technology Acquisition Holdings Inc. (or Pubco) was formed as a corporation under the laws of the State of Delaware on May 2, 2022. Pubco was formed for the purpose of effectuating the Business Combination described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Merger Agreement. As a result of the Business Combination, ATAC and Rally will become wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company and will change its name to “Rally Mobility Co”.

Pubco will apply for listing, to be effective upon the Closing, of the Pubco Common Shares and Pubco Warrants on the NYSE under the proposed symbols “RLLY” and “RLLYW”, respectively. Pubco will not have units traded following the consummation of the Business Combination.
Pubco’s principal executive offices are located at 16400 Dallas Pkwy #305 Dallas, TX 75248 and its phone number is (214) 396-5927.
Purchaser Merger Sub
Americas Technology Purchaser Merger Sub Inc. (or Purchaser Merger Sub) was formed as a corporation under the laws of the State of Delaware on May 2, 2022 and is currently a wholly-owned subsidiary of Pubco. Purchaser Merger Sub was formed for the purpose of effectuating the Purchaser Merger described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Merger Agreement. Purchaser Merger Sub will not be the surviving entity in the Purchaser Merger, as contemplated by the Merger Agreement and described herein.
Purchaser Merger Sub’s principal executive offices are located at 16400 Dallas Pkwy #305 Dallas, TX 75248 and its phone number is (214) 396-5927.
Company Merger Sub
Americas Technology Company Merger Sub Inc. (or Company Merger Sub) was formed as a corporation under the laws of the State of Delaware on May 2, 2022 and is currently a wholly-owned subsidiary of Pubco. Company Merger Sub was formed for the purpose of effectuating the Company Merger described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Merger Agreement. Company Merger Sub will not be the surviving entity in the Company Merger, as contemplated by the Merger Agreement and described herein.
Company Merger Sub’s principal executive offices are located at 16400 Dallas Pkwy #305 Dallas, TX 75248 and its phone number is (214) 396-5927.
Purchaser Representative
Jorge E. Marcos, ATAC’s chief executive officer, will act in the capacity as the purchaser representative under the Merger Agreement, from and after the Effective Time, representing the interests of holders of ATAC Securities after the Closing (other than Rally Securityholders immediately prior to the Effective Time and their respective successors and assigns).
Seller Representative
Numaan Akram, Rally’s chief executive officer, will act in the capacity as the representative from and after the Effective Time for the Rally Securityholders and their assignees.
Proposals to be Submitted at the Special Meeting
Proposal 1: The NTA Proposal
As discussed elsewhere in this proxy statement/prospectus, assuming the Business Combination Proposal is approved, ATAC is asking its stockholders to approve the NTA Proposal, which shall be effective, if adopted and implemented by ATAC, prior to the Domestication and the consummation of the proposed Business Combination, to remove the limitation on share redemptions that would cause ATAC to be unable to consummate the Business Combination if stockholder redemptions would cause ATAC net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
After consideration of the factors identified and discussed in the section entitled “Proposal 1: The NTA Proposal — Reasons for the NTA Proposal,” the ATAC Board has decided that it would be in the best interests of ATAC to effect adopt the amendments to the Current Charter set forth in the NTA Proposal.
The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the NTA Proposal will have no effect, even if approved by ATAC’s shareholders. The NTA Proposal is to be submitted for consideration and vote by the ATAC shareholders by special resolution.
For additional information, see the section of this proxy statement/prospectus entitled “Proposal 1: The NTA Proposal.”
Proposal 2: The Domestication Proposal
ATAC and Rally and the other parties thereto have agreed to the Business Combination under the terms of the Merger Agreement. If the Business Combination Proposal (described below) is approved and the Merger is to be consummated, prior and as a condition to the Closing, ATAC will (a) be transferred by way of continuation out of the Cayman Islands and domesticated as a corporation in the State of Delaware (which is referred to herein as the “Domestication”); (b) in connection therewith to adopt, upon the Domestication taking effect, the Interim Charter, in the form appended to the accompanying proxy statement/prospectus as Annex B, in place of ATAC’s Current Charter currently registered with the Registrar of Companies of the Cayman Islands and which will remove or amend those provisions of ATAC’s Current Charter that terminate or otherwise cease to be applicable as a result of the Domestication; and (c) file a Certificate of Corporate Domestication and the Interim Charter with the Secretary of State of Delaware, under which ATAC will be transferred by way of continuation out of the Cayman Islands and domesticated as a corporation in the State of Delaware. At the time of the Domestication, simultaneously with the adoption of the Interim Charter, the ATAC Board intends to adopt ATAC Bylaws in the form appended as Annex C to this proxy statement/prospectus. Upon effectiveness of the Domestication, all of ATAC’s outstanding securities will convert to outstanding securities of the continuing Delaware corporation.
After consideration of the factors identified and discussed in the section entitled “Proposal 2: The Domestication Proposal — Reasons for the Domestication,” the ATAC Board has decided that it would be in the best interests of ATAC to effect the Domestication in connection with the Business Combination.
The Domestication Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved by ATAC’s shareholders. The Domestication Proposal is to be submitted for consideration and vote by the ATAC shareholders by special resolution.
For additional information, see the section of this proxy statement/prospectus entitled “Proposal 2: The Domestication Proposal.”
Proposal 3: The Business Combination Proposal
This section describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A, and the Related Agreements. ATAC’s shareholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination.
Merger Agreement
Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, (i) prior to the Effective Time, ATAC will undergo the Domestication, (ii) following the Domestication, Purchaser Merger Sub will merge with and into ATAC, with ATAC continuing as the surviving entity (the “Purchaser Merger”), in connection with which all of the existing securities of ATAC will be exchanged for rights to receive securities of Pubco as follows: (a) each share of ATAC common stock outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive one Pubco Common Share; and (b) each Warrant shall automatically convert into a warrant to purchase Pubco Common Shares with substantially the same terms and conditions; (iii) prior to the Effective Time, the holders of Rally preferred stock and Rally Convertible Instruments shall either exchange or convert all of their issued and outstanding shares of Rally preferred stock or Rally Convertible Instruments, as the case may be, for shares of Rally common stock in accordance with their terms and the terms of the Merger Agreement (the “Company Exchanges”); (iv) following the Company Exchanges, Company Merger Sub will merge with and into Rally, with Rally continuing as the surviving entity (the “Company Merger”, and together with the Purchaser Merger, the “Mergers”), pursuant to which (a) all shares of Rally common stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Domestication and the Company Exchanges) will be converted into the right to receive the applicable portion of the Merger Consideration (as defined below), and (a) all options exercisable for Rally common stock shall be assumed by Pubco (with equitable adjustments to the number and exercise price of such assumed options) and replaced with options exercisable for Pubco Common Shares. As a result of the Mergers, ATAC and Rally will become wholly-owned subsidiaries of Pubco.
The aggregate merger consideration to be paid pursuant to the Merger Agreement to Rally Securityholders will be an amount equal to $165,000,000, subject to adjustments for Rally’s closing debt and accrued but unpaid expenses of Rally related to the transactions contemplated by the Merger Agreement (the “Merger Consideration”). The Stockholder Merger Consideration payable to the Rally Stockholders will be allocated among the Rally Stockholders pro rata based on the number of shares of Rally common stock owned by such Rally Stockholder immediately prior to the Effective Time.
Earnout
Pursuant to the Merger Agreement, the ATAC shareholders that receive Pubco Common Shares at the Closing (the “Earnout Holders”) will have the contingent right to receive additional Pubco Common Shares as follows:
VWAP Earnout Shares
If the VWAP of the Pubco Common Shares exceeds the Tier I Share Price Target, then the Earnout Holders will be entitled to receive 1,500,000 Earnout Shares.
If the VWAP of the Pubco Common Shares exceeds the Tier II Share Price Target, then the Earnout Holders will be entitled to receive 1,500,000 Earnout Shares.
Revenue Earnout Shares
If Revenue for the calendar year 2022 is greater than or equal to the 2022 Revenue Target, the Earnout Holders shall be entitled to receive 500,000 Earnout Shares
If Revenue for the calendar year 2023 is greater than or equal to the 2023 Revenue Target, the Earnout Holders shall be entitled to receive 500,000 Earnout Shares.
If Revenue for the calendar year 2024 is greater than or equal to the 2024 Revenue Target, the Earnout Holders shall be entitled to receive 500,000 Earnout Shares.
Related Agreements
Lock-Up Agreement
Simultaneously with the execution and delivery of the Merger Agreement, certain stockholders of Rally, holding 23,309,406 of the 40,733,483 outstanding shares of Rally common stock in the aggregate (on an as-converted basis), each entered into a Lock-Up Agreement with Pubco and the Purchaser Representative (collectively, the “Lock-Up Agreements”). Pursuant to the Lock-Up Agreements, each Rally stockholder party thereto agreed not to, during the period commencing from the Closing and ending 365 days after the Closing (subject to early release if Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of the restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement).
Voting Agreement
Simultaneously with the execution and delivery of the Merger Agreement, ATAC and Rally have entered into Voting Agreements (collectively, the “Voting Agreements”) with certain Rally Securityholders who hold sufficient Rally shares to approve the Business Combination. Under the Voting Agreements, each Rally Securityholder party thereto agreed to vote all of such Rally Securityholder’s shares of Rally in favor of the Merger Agreement and the Business Combination, terminate certain shareholder agreements and Rally Convertible Instruments that such Rally Securityholder is party thereto, as applicable, and to otherwise take (or not take, as applicable) certain other actions in support of the Merger Agreement and the Business Combination and the other matters to be submitted to the Rally Securityholders for approval in connection with the Business Combination, in the manner and subject to the conditions set forth in the Voting Agreements, and provide a proxy to Rally to vote such shares accordingly. The Voting Agreements prevent transfers of the Rally shares held by such Rally Securityholder party thereto between the date of the Voting Agreement and the date of Closing, except for certain permitted transfers where the recipient also agrees to comply with the Voting Agreement.
Organizational Structure
The diagrams below depict simplified versions of the current organizational structures of ATAC and Rally, respectively.

ATAC Current Organizational Structure
Rally Current Organizational Structure
The diagram below depicts a simplified version of Pubco’s organizational structure immediately following the completion of the Business Combination (assuming no redemptions by ATAC’s public shareholders and accounting for the Sponsor Forfeiture and the Sponsor Investment).

Pubco Post-Business Combination

ATAC Limited Partnership
EBC
ATAC Public Shareholders
Rally Stockholders
12.79%(1)
0.64%
21.04%
65.54%
Pubco
100%
100%
ATAC (DE)
Rally

(1)
Consists of 2,415,00 Founder Shares following the Sponsor Forfeiture and 100,000 Sponsor Subscription Shares.

Additional Information
For additional information, including information about certain material U.S. Federal Income Tax Consequences to U.S. Holders of Public Shares and other agreements relating to the Business Combination, see the section of this proxy statement/prospectus entitled “Proposal 3: The Business Combination Proposal.”
Proposal 4: The Charter Proposal
In connection with the Business Combination, ATAC is asking its shareholders to approve a proposal for Pubco to adopt the Proposed Charter, to be effective upon the consummation of the Business Combination. The Proposed Charter (i) includes supermajority voting standards in connection with the removal of directors for cause, amendment of the number of directors and term of directors’ office provisions of the Proposed Charter, and stockholder amendments to the Proposed Bylaws; (ii) provides that stockholder special meetings may only be called by the Pubco Board or by demand from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of Pubco; (iii) does not include the right of the stockholders to take action by written consent; (iv) does not include certain blank check provisions that will not be necessary upon consummation of the Business Combination; (v) changes Pubco’s name to “Rally Mobility Co” following the Closing; and (vi) provides for an increased number of shares of Pubco capital stock that Pubco is authorized to issue as compared to the Current Charter.
The Charter Proposal is set forth in the section entitled “Proposal 4: The Charter Proposal” of this proxy statement/prospectus.

The Proposed Charter differs in material respects from the Interim Charter and ATAC urges shareholders to carefully consult the information set out in the section entitled “Proposal 4: The Charter Proposal” and the full text of the Proposed Charter, attached hereto as Annex D.
The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Domestication Proposal. Therefore, if either of the Business Combination Proposal or the Domestication Proposal is not approved, the Charter Proposal will have no effect, even if approved by ATAC’s shareholders. The Charter Proposal is not conditioned on the separate approval of the Organizational Documents Proposals. The Charter Proposal is to be submitted for consideration and vote by the ATAC shareholders by special resolution.
For additional information, see the section of this proxy statement/prospectus entitled “Proposal 3: The Charter Proposal.”
Proposals 5 – 10: The Organizational Documents Proposals
ATAC’s shareholders are also being asked to approve, on a non-binding advisory basis, the Organizational Documents Proposals, which relate to certain corporate governance provisions in the Proposed Charter that will be adopted when the Proposed Charter is adopted, if the Charter Proposal is approved. These separate votes are not otherwise required by Cayman Islands or Delaware law, but are required by SEC guidance requiring that shareholders have the opportunity to present their views on important corporate governance provisions. The Business Combination is not conditioned on the separate approval of the Organizational Documents Proposals.
The Organizational Documents Proposals relate to the Proposed Charter which: (i) includes supermajority voting standards in connection with the removal of directors for cause, amendment of the number of directors and term of directors’ office provisions of the Proposed Charter, and stockholder amendments to the Proposed Bylaws; (ii) provides that stockholder special meetings may only be called by the Pubco Board or by demand from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of Pubco; (iii) does not include the right of the stockholders to take action by written consent; (iv) does not include certain blank check provisions that will not be necessary upon consummation of the Business Combination; (v) changes Pubco’s name to “Rally Mobility Co” following the Closing; and (vi) provides for an increased number of shares of Pubco capital stock that Pubco is authorized to issue as compared to the Current Charter.
For additional information, see the sections of this proxy statement/prospectus entitled “Proposals 5-10: The Organizational Documents Proposals.”
Proposal 11: The NYSE Proposal
Assuming the Domestication Proposal, the Business Combination Proposal and the Charter Proposal are approved, ATAC’s shareholders are also being asked to consider and vote on a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of Pubco Common Shares in connection with the Business Combination and the additional Pubco Common Shares that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan, to the extent such issuances would require shareholder approval under NYSE Listing Rule 312.03. The NYSE Proposal is to be submitted for consideration and vote by the ATAC shareholders by ordinary resolution.
For additional information, see the section of this proxy statement/prospectus entitled “Proposal 11: The NYSE Proposal.”
Proposal 12: The Incentive Plan Proposal
Assuming the Domestication Proposal, the Business Combination Proposal, the Charter Proposal and the NYSE Proposal are approved, ATAC’s shareholders are also being asked to approve the Incentive Plan Proposal.
ATAC expects that, prior to the consummation of the Business Combination, the Pubco Board will approve and adopt the Incentive Plan. ATAC shareholders should carefully read the entire Incentive Plan, a copy of which is attached to this proxy statement/prospectus as Annex F, before voting on this proposal. The Incentive Plan Proposal is to be submitted for consideration and vote by the ATAC shareholders by ordinary resolution.
For additional information, see the section of this proxy statement/prospectus entitled “Proposal 12: The Incentive Plan Proposal.”
Proposal 13: The Director Election Proposal
Effective upon Closing, Pubco’s Board will consist of five (5) directors, including three (3) directors designated by Rally, prior to the Closing, one (1) director designated by ATAC prior to the Closing, who will qualify as independent under NYSE requirements, and one (1) director mutually agreed upon by each of Rally and ATAC, which approval shall not be unreasonably denied or delayed, who will qualify as independent directors under NYSE rules, to serve on the Pubco Board until the 2024 annual meeting of stockholders, or when such directors’ successors have been duly elected and qualified, or upon such directors’ earlier death, resignation, retirement or removal for cause. ATAC is proposing that its shareholders approve the election of the five (5) director nominees to serve on the Pubco Board following the Closing of the Business Combination. Pursuant to the Merger Agreement, as promptly as practicable following the Closing, the size of the Pubco Board shall be expanded such that the Pubco Board will also include at least two (2) directors mutually agreed upon by each of the ATAC and Rally, which approval shall not be unreasonably denied or delayed, each of whom shall be required to qualify as independent directors under NYSE rules. The Director Election Proposal is being submitted for consideration and vote by the ATAC Shareholders by ordinary resolution.
For additional information, see the section of this proxy statement/prospectus entitled “Proposal 13: The Director Election Proposal.”
Proposal 14: The Adjournment Proposal
The Adjournment Proposal allows the ATAC Board to submit a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or desirable, at the determination of the ATAC Board. If the Adjournment Proposal is presented to the Public Shareholders, it will be submitted to consideration and vote by ordinary resolution.
For additional information, see the section of this proxy statement/prospectus entitled “Proposal 14: The Adjournment Proposal.”
Date and Time and Place of Special Meeting
The Special Meeting will be held via live webcast at 10:00 a.m., Eastern Time, on [      ], 2022, at https://www.cstproxy.com/[           ], to consider and vote upon the proposals to be submitted to the Special Meeting, including if necessary or desirable, the Adjournment Proposal. For the purposes of ATAC’s Amended and Restated Memorandum and Articles of Association, the physical place of the Special Meeting will be at ATAC’s offices at 16400 Dallas Pkwy #305, Dallas, Texas 75248.
The Special Meeting can be accessed by visiting https://www.cstproxy.com/[           ], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact the Continental, the transfer agent.
Registering for the Special Meeting
As a registered shareholder, you received a Proxy Card from Continental. The form contains instructions on how to attend the virtual annual meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the Special Meeting starting on [      ], 2022 at 9:00 a.m., Eastern Time. Enter the URL address into your browser https://www.cstproxy.com/[           ], enter your control number, name and email address. Once you pre-register you can vote your shares. At the start of the Special Meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the Special Meeting.
Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the Special Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, Continental will issue you a guest control number with proof of ownership. Either way, you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the Special Meeting for processing your control number.
If you do not have internet capabilities, you can listen only to the Special Meeting by dialing [      ], within the U.S. or Canada, or [      ], outside the U.S. and Canada (standard rates apply); when prompted, enter the pin number [      ]. This is listen-only, you will not be able to vote or enter questions during the Special Meeting. If you attend the Special Meeting in person, you will be able to communicate with other shareholders and vote at the Special Meeting.
Voting Power; Record Date
Public Shareholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned Ordinary Shares at the close of business on November 14, 2022, which is the record date for the Special Meeting (the “Record Date”). Public Shareholders will have one vote for each Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. ATAC’s Warrants do not have voting rights. On the Record Date, there were 7,137,658 Ordinary Shares issued and outstanding, of which 2,875,000 were held by Insiders and 125,000 are Representative Shares.
Quorum and Vote of Shareholders
A quorum of ATAC’s shareholders is necessary to hold a valid meeting. The holders of a majority of the issued and outstanding Ordinary Shares, being individuals present in person or by proxy, or if a corporation or other non-natural person by its duly authorized representative or proxy (which would include presence virtually at the Special Meeting), shall constitute a quorum. In the absence of a quorum, the Chairperson of the Special Meeting has the power to adjourn the Special Meeting. As of the Record Date for the Special Meeting, 3,568,830 Ordinary Shares would be required to achieve a quorum.
The Insiders at the time of the IPO entered into the Insider Letter Agreement, pursuant to which the Insiders agreed to vote their Founder Shares, as well as any Public Shares purchased during or after the IPO, in favor of the Business Combination Proposal. As of the Record Date, the Insiders own approximately 40.3% of ATAC’s total outstanding Ordinary Shares.
The following votes are required for each proposal at the Special Meeting:
•
NTA Proposal:   The NTA Proposal must be approved by a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

•
Domestication Proposal:   The Domestication Proposal must be approved by a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

•
Business Combination Proposal:   The Business Combination Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

•
Charter Proposal:   The Charter Proposal must be approved by a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

•
Organizational Documents Proposals:   The Organizational Documents Proposals, each of which is a non-binding advisory vote, must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

•
NYSE Proposal:   The NYSE Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

•
Incentive Plan Proposal:   The Incentive Plan Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

•
Director Election Proposal:   The election of the director nominees pursuant to the Director Election Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

•
Adjournment Proposal:   The Adjournment Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

With respect to each proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.”
If a shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting.
Abstentions and broker-non votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the proposals.
Redemption Rights
Pursuant to the Current Charter, a Public Shareholder may request that ATAC redeem all or a portion of such Public Shareholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(a)
hold Public Shares or hold Public Shares through ATAC Units and you elect to separate your ATAC Units into the underlying Public Shares and warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)
prior to 5:00 p.m., Eastern Time, on [      ], 2022 (two business days prior to the vote at the Special Meeting), (i) submit a written request to Continental, ATAC’s transfer agent (the “Transfer Agent”), that ATAC redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

As noted above, holders of ATAC Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their ATAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the ATAC Units into the underlying Public Shares and Public Warrants, or if a holder holds ATAC Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so.
Public Shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Shareholder properly exercises its right to redeem its

Public Shares and timely delivers its share certificates (if any) and other redemption forms to the Transfer Agent, ATAC will redeem each such Public Share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. As of November 14, 2022, this would have amounted to approximately $10.55 per Public Share.
If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with ATAC’s consent, until the consummation of the Business Combination, or such other date as determined by the ATAC Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. ATAC will be required to honor such request only if made prior to the deadline for exercising redemption requests. See “Extraordinary General Meeting of the Shareholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
In order for Public Shareholders to exercise their redemption rights in respect of the Business Combination Proposal, Public Shareholders must properly exercise their right to redeem the Public Shares they hold and deliver their share certificates (if any) and other redemption forms (either physically or electronically) to the transfer agent prior to 5:00 p.m., Eastern Time, on [      ], 2022 (two business days prior to the vote at the Special Meeting). Immediately following the consummation of the Business Combination, ATAC will satisfy the exercise of redemption rights by redeeming the Public Shares issued to the Public Shareholders that validly exercised their redemption rights.
Holders of ATAC’s Warrants will not have redemption rights with respect to any of Warrants (including any Ordinary Shares underlying Warrants).
Appraisal Rights
Shareholders of ATAC do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. ATAC has engaged Morrow to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person (which would include presence at the virtual special meeting) if it revokes its proxy before the Special Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting — Revoking Your Proxy.”
Interests of ATAC’s Insiders, Officers and Directors in the Business Combination
In considering the recommendation of the ATAC Board to vote in favor of the Business Combination, Public Shareholders should be aware that, aside from their interests as shareholders, ATAC’s Insiders, directors and officers have interests in the Business Combination that are different from, or in addition to, those of ATAC’s other shareholders generally. ATAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to ATAC’s shareholders that they approve the Business Combination. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•
the fact that the Sponsor purchased 2,415,000 Founder Shares from ATAC for an aggregate price of $25,000 (following the Sponsor Forfeiture), which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of the Ordinary Shares on November 14, 2022, which was $10.52, would have an aggregate value of approximately $25.4 million as of the same date. If ATAC does not consummate the Business Combination or another initial business combination by December 17, 2022 (unless such date is extended by ATAC’s shareholders), and ATAC is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.009 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the stock price of Pubco after the Closing falls below the price initially paid for the ATAC Units in the IPO and the ATAC Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

•
the fact that the Sponsor has subscribed to purchase 100,000 Sponsor Subscription Shares, effective upon the Closing;

•
the fact that the 4,905,000 Private Warrants purchased by certain of the Insiders for $1.00 per Private Warrant, which warrants will be worthless if a business combination is not consummated (although the Private Warrants have certain rights that differ from the rights of holders of the Public Warrants, the aggregate value of the 4,905,000 Private Warrants held by the Insiders is estimated to be approximately $127,520, assuming the per warrant value of the Private Warrants is the same as the $0.026 closing price of the Public Warrants on the NYSE on November 14, 2022);

•
the fact that ATAC’s Insiders have waived their right to redeem their Founder Shares and any other Ordinary Shares held by them, or to receive distributions from the Trust Account with respect to the Founder Shares upon ATAC’s liquidation if ATAC is unable to consummate its initial business combination;

•
the fact that unless ATAC consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of November 14, 2022, no directors or officers of ATAC have incurred any expenses for which they expect to be reimbursed at the Closing; and

•
the anticipated election of Jorge Marcos, CEO of ATAC, and Antonio Pontonio, director of ATAC, as directors of Pubco after the consummation of the Business Combination. As such, in the future, such directors will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to such directors.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding ATAC or ATAC’s securities, ATAC’s Insiders or initial shareholders, and Rally and/or their respective affiliates may purchase Ordinary Shares and/or Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Ordinary Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Ordinary Shares will not exceed the Redemption Price. In addition, the persons described above will waive redemption rights, if any, with respect to the Ordinary Shares they acquire in such transactions. However, any Ordinary Shares acquired by the persons described above would not vote on the Business Combination Proposal.
The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, ATAC will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Ordinary Shares for which ATAC has received redemption requests.
The existence of financial and personal interests of ATAC’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of the Company and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “Risk Factors”, “Proposal 3: The Business Combination Proposal — Interests of ATAC’s Directors and Officers and Others in the Business Combination and “Beneficial Ownership of Securities” and “Proposal 3: The Business Combination Proposal — Recommendation of the ATAC Board and Reasons for the Business Combination” for more information and other risks.
Certain Other Benefits in the Business Combination
In addition to the interests of ATAC’s Insiders in the Business Combination, ATAC shareholders should be aware that the IPO Underwriters may have financial interests that are different from, or in addition to, the interests of ATAC shareholders, including:

•
the fact that EBC and its designees own (i) 125,000 Ordinary Shares (the “Representative Shares”), issued to them for nominal consideration in connection with the IPO and (ii) 545,000 Private Warrants, purchased by EBC at a price of $1.00 per Private Warrant, which warrants will be worthless if a business combination is not consummated. Although the Private Warrants have certain rights that differ from the rights of holders of the Public Warrants the aggregate value of the 545,000 Private Warrants held by EBC or its designees is estimated to be approximately $14,170, assuming the per warrant value of the Private Warrants is the same as the $0.026 closing price of the Public Warrants on the NYSE on November 14, 2022 and the aggregate value of the Representative Shares is estimated to be approximately $1.32 million, assuming the per share value of the Representative Shares is the same as the $10.52 closing price of the Public Shares on the NYSE on November 14, 2022;

•
the fact that, pursuant to the BCMA, upon consummation of the Business Combination, the EBC Transaction Fee equal to 3.5% of the gross proceeds received by ATAC in the IPO, or $4,025,000, (up to 30% of which ($1,207,500) may be paid to investment banks or other financial advisors that did not participate in the IPO and assist ATAC in consummating a business combination), will be payable to EBC and EBC will also be reimbursed for reasonable costs and expenses associated with services performed in connection with the BCMA, up to an aggregate amount of $20,000. Accordingly, EBC has an interest in ATAC completing the Business Combination because, if the Business Combination (or another business combination) is not consummated, EBC will neither receive the EBC Transaction Fee nor have these expenses reimbursed.

Recommendation of the Board
The ATAC Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of ATAC and recommends that ATAC’s shareholders vote “FOR” the NTA Proposal, “FOR” the Domestication Proposal, “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal, and, if presented at the Special Meeting, “FOR” the Adjournment Proposal.

Conditions to the Closing of the Business Combination
For a discussion of the conditions to the closing of the Business Combination, please see “Proposal 3: The Business Combination Proposal.”
In the event cash or cash equivalents available at closing is insufficient to meet the Minimum Cash Condition, after taking into account the amount of Redemptions and other available sources of financing, one or more conditions to Closing may not be met and Pubco may receive less cash upon the Closing than may have been expected. In the event the Minimum Cash Condition (or any other condition to Closing) is not satisfied, the parties intend to engage in a commercial discussion to address such lack of satisfaction. In the event that the parties cannot come to terms with respect to an adjustment or waiver of Minimum Cash Condition (or any other condition to Closing), the Business Combination may not be consummated.
United States Federal Income Tax Consequences
For a description of the United States federal income tax considerations of an exercise of redemption rights, the domestication and the Business Combination, please see “Proposal 3: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences to Redemption — Tax Consequences to U.S. Holders That Elect to Have Their Ordinary Shares Converted for Cash” and “Proposal 3: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to ATAC Shareholders.”
Anticipated Accounting Treatment
For a discussion summarizing the anticipated accounting treatment of the Business Combination, please see “Proposal 3: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences to Redemption — Anticipated Accounting Treatment.”
Regulatory Matters
The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with Cayman Islands and Delaware necessary to effectuate the Domestication, and (ii) filings required with the SEC pursuant to the reporting requirements applicable to ATAC, and the requirements of the Securities Act and the Exchange Act, including the requirement to file the registration statement of which this proxy statement/prospectus forms a part and to disseminate this proxy statement/prospectus to ATAC’s shareholders.
Risk Factors Summary
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 60. Such risks include, but are not limited to, the following risks with respect to the Company subsequent to the Business Combination:
Risks Related to Domestication and the Business Combination
•
The ability of ATAC shareholders to exercise redemption rights with respect to a large number of Public Shares or other factors may not allow ATAC to complete the Business Combination or optimize its capital structure.

•
The Merger Agreement includes the Minimum Cash Condition as a condition to the consummation of the Merger, which may make it more difficult for the Business Combination to be consummated as contemplated.

•
There are risks to ATAC shareholders who are not affiliates of the Sponsor of becoming stockholders of Pubco through the Business Combination rather than acquiring securities of Rally directly in an underwritten public offering, including no independent due diligence review by a traditional underwriter.

•
Because ATAC’s initial shareholders, executive officers and directors will lose their entire investment in ATAC if the Business Combination or an alternative business combination is not completed, and because ATAC’s Sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether Rally was appropriate for ATAC’s initial business combination.

•
The value of the Founder Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of Pubco Common Shares at such time is substantially less than $10.00 per share.

•
The Sponsor, directors, officers, advisors and their affiliates may elect to purchase Ordinary Shares or the Public Warrants from ATAC public shareholders, which may influence a vote on a proposed initial business combination and reduce the public “float” of the Ordinary Shares.

Risks Related to Ownership of Pubco Common Stock
•
An active market for Pubco’s securities may not develop, which would adversely affect the liquidity and price of Pubco’s securities.

•
There can be no assurance that the Pubco Common Shares that will be issued in connection with the Business Combination will be approved for listing on the NYSE following the Closing, or that Pubco will be able to comply with the continued listing rules of the NYSE.

•
Pubco’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

•
There will be material differences between your current rights as a holder of ATAC Shares and the rights one will have as a holder of Pubco Common Shares, some of which may adversely affect you.

•
Pubco may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous for warrant holders.

Risks Related to Redemption
•
There is no guarantee that an ATAC Public Shareholder’s decision whether to redeem its shares of Ordinary Shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

•
If ATAC Public Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

Risks Related to ATAC
•
If third parties bring claims against ATAC, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Shareholders may be less than $10.10 per share.

•
If ATAC were deemed an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.

Risks Related to Operational Factors Affecting Rally
•
Rally’s operating history and evolving business make it difficult to evaluate Rally’s prospects and risks.

•
The COVID-19 pandemic and related responsive measures have negatively impacted Rally’s business.

•
Several cities in which Rally operates and plans to operate in the future have been subject to instability.

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Rally faces competition and could lose market share to competitors.

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The mass transit ridesharing market is still in relatively early stages of growth.

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Rally could fail to cost-effectively attract and retain new riders.

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Rally could fail to attract, retain, motivate or integrate its personnel.

•
Rally may not be able to maintain and continue developing its reputation.

•
Rally could fail to maintain its company culture as it grows, which could negatively affect Rally’s business.

•
Rally’s growth strategy will subject it to additional costs, compliance requirements and risks.

•
Rally could fail to effectively manage its growth and optimize its organizational structure.

•
Illegal, improper or inappropriate activity of riders, drivers or other users could expose Rally to liability.

•
Changes to Rally’s pricing could adversely affect its ability to attract or retain riders to use its platform.

•
Any actual or perceived security or privacy breach could interrupt Rally’s operations.

•
Cybersecurity and data privacy incidents or breaches may damage client relations and inhibit Rally’s growth.

•
Cybersecurity attacks or security breaches could adversely affect our ability to operate.

•
Defects, errors or vulnerabilities in Rally’s applications could harm Rally’s reputation and brand.

•
Rally relies on various third-party product and service providers.

•
Rally could fail to effectively predict rider demand or to set pricing and routing accordingly.

•
Rally may not be able to successfully develop new offerings on its platform and enhance its existing offerings.

•
Rally may require additional capital to support the growth of its business, which may not be available.

•
Real or perceived inaccuracies Rally’s metrics and estimates may harm Rally’s reputation.

•
Rally’s marketing efforts to help grow its business may not be effective.

•
Any failure to offer high-quality user support may harm Rally’s relationships with users.

•
Interruptions in the availability of Rally’s website or platform could adversely affect Rally’s business.

•
Rally’s business could be adversely impacted by changes in users’ access to the Internet and mobile devices.

•
Rally relies on mobile operating systems and application marketplaces to make its mobile applications available.

•
Rally depends on the interoperability of its platform across third-party applications and services.

•
If Rally could be unable to make acquisitions and investments or successfully integrate them into its business.

•
Rally’s business could be adversely affected by natural disasters, public health crises, political crises, economic downturns, or other unexpected events.

Risks Related to Regulatory, Legal and Tax Factors Affecting Rally
•
There may be uncertainties with respect to the legal systems in the jurisdictions in which Rally operates.

•
As Rally expands its offerings, it may become subject to additional laws and regulations.

•
Rally operates as a broker within a heavily regulated industry.

•
Rally may be subject to claims, lawsuits, government investigations and other proceedings.

•
Failure to protect or enforce Rally’s intellectual property rights could harm Rally’s business.

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Claims by others that Rally infringed their intellectual property rights could harm Rally’s business.

•
Changes in laws relating to privacy and data protection could adversely affect Rally’s business.

•
Rally may face privacy, data security, and data protection risks if it expands into the European Union or United Kingdom.

•
Rally could be subject to claims from riders or third parties that are harmed.

•
Rally is subject to changing laws regarding regulatory matters, corporate governance and public disclosure.

•
We rely on a limited number of third-party insurance service providers for our auto-related insurance claims.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination (the “Transactions”). The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although ATAC will acquire all of the outstanding equity interests of Rally in the Business Combination, ATAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of Rally issuing shares for the net assets of ATAC, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of Rally. There will be no accounting effect or change in the carrying amount of the assets and liabilities as a result of the Domestication. The summary unaudited pro forma condensed combined balance sheet as of September 30, 2022, gives effect to the Transactions as if they had occurred on September 30, 2022. The summary unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022, and for the year ended December 31, 2021, gives effect to the Transactions as if they had occurred on January 1, 2021.
The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement /prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of ATAC and Rally for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what Pubco’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of Pubco following the reverse recapitalization.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Common Stock:
•
Assuming No Redemptions:   This presentation assumes that no Public Shareholders of ATAC exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•
Assuming Contractual Maximum Redemptions:   This presentation assumes that 2,396,950 Public Shares are redeemed upon consummation of the Business Combination for aggregate redemption payments of $25,061,353, assuming a $10.45 per share redemption price upon consummation of the Business Combination. The Merger Agreement includes a condition to the Closing, waivable by ATAC and Rally, that, at the Closing, ATAC or Pubco have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of Redemptions and payment of ATAC and Rally’s expenses) and the proceeds of any Transaction Financing (including any other Transaction Financing into which the Purchaser or Pubco may enter prior to the Closing, if any) of at least equal to ten million dollars ($10,000,000). As all of ATAC’s Insiders waived their redemption rights, only redemptions by Public Shareholders are reflected in this presentation. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the contractual maximum redemptions. The “contractual maximum redemption scenario” (i) assumes that the NTA Proposal is approved and (ii) represents the maximum number of Public Shares that may be redeemed while satisfying Minimum Cash Condition; provided, however, that the Minimum Cash Condition is a contractual condition in the Merger Agreement that may be modified or waived by ATAC and Rally and if the parties agree to reduce or waive such condition, an additional 1,740,708 Public Shares than are reflected in the “contractual maximum redemption scenario” may be redeemed. Further, if the NTA Proposal is approved by ATAC shareholders at the Special Meeting and ATAC amends the Current Charter to remove the net asset test that is the subject of such proposal prior to the Domestication, then the number of redemptions by ATAC Public Shareholders will not be limited to such number of redemptions as would cause ATAC’s net assets at Closing not to be less than $5,000,001. In the event cash available at Closing is insufficient to meet the Minimum Cash Condition, a condition to Closing would not be met and the Business

Combination may not be consummated. Further, if the NTA Proposal is approved by ATAC shareholders at the Special Meeting and ATAC amends the Current Charter to remove the net asset test that is the subject of such proposal prior to the Domestication, then the number of redemptions by ATAC Public Shareholders will not be limited to such number of redemptions as would cause ATAC’s net assets at Closing not to be less than $5,000,001.
	Pro Forma Combined
	Assuming No Redemptions	Assuming Contractual Maximum Redemptions
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Nine Months Ended September 30, 2022
Net loss	$(4,649,605)	$(4,649,605)
Net income per share – basic and diluted	$(0.24)	$(0.27)
Weighted average shares outstanding of common stock – basic and diluted	19,667,576	17,270,626
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For the Year Ended December 31, 2021
Net loss	$(9,540,473)	$(9,540,473)
Net loss per share – basic and diluted	$(0.49)	$(0.55)
Weighted average shares outstanding of common stock – basic and diluted	19,667,576	17,270,626
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data As of September 30, 2022
Total assets	$51,418,476	$26,357,123
Total liabilities	$12,897,337	$12,897,337
Total stockholders’ equity	$38,521,139	$13,459,786

COMPARATIVE PER SHARE INFORMATION
The following table sets forth summary historical comparative share information for ATAC and Rally and unaudited pro forma condensed combined per share information of ATAC after giving effect to the Transactions, presented under the two assumed redemption scenarios as follows:
•
Assuming No Redemptions:   This presentation assumes that no Public Shareholders of ATAC exercise redemption rights with respect to their Public Shares.

•
Assuming Contractual Maximum Redemptions:   This presentation assumes that 2,396,950 Public Shares are redeemed upon consummation of the Business Combination for aggregate redemption payments of $25,061,353, assuming a $10.45 per share redemption price. The Merger Agreement includes a condition to the Closing, waivable by ATAC and Rally, that, at the Closing, ATAC or Pubco have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of Redemptions and payment of ATAC and Rally’s expenses) and the proceeds of any Transaction Financing (and other Transaction Financing into which the Purchaser or Pubco may enter prior to the Closing, if any) of at least equal to ten million dollars ($10,000,000). As all of ATAC’s Insiders waived their redemption rights, only redemptions by Public Shareholders are reflected in this presentation. This scenario includes all adjustments contained in the “minimum redemptions” scenario and presents additional adjustments to reflect the effect of the contractual maximum redemptions. The “contractual maximum redemption scenario” (i) assumes that the NTA Proposal is approved and (ii) represents the maximum number of Public Shares that may be redeemed while satisfying Minimum Cash Condition; provided, however, that the Minimum Cash Condition is a contractual condition in the Merger Agreement that may be modified or waived by ATAC and Rally and if the parties agree to reduce or waive such condition, an additional 1,740,708 Public Shares than are reflected in the “contractual maximum redemption scenario” may be redeemed. Further, if the NTA Proposal is approved by ATAC shareholders at the Special Meeting and ATAC amends the Current Charter to remove the net asset test that is the subject of such proposal prior to the Domestication, then the number of redemptions by ATAC Public Shareholders will not be limited to such number of redemptions as would cause ATAC’s net assets at Closing not to be less than $5,000,001. In the event cash available at Closing is insufficient to meet the Minimum Cash Condition, a condition to Closing would not be met and the Business Combination may not be consummated.

The selected unaudited pro forma condensed combined book value information as of September 30, 2022 gives pro forma effect to the Transactions and the other events as if consummated on September 30, 2022. The selected unaudited pro forma condensed combined net income (loss) per share and weighted average shares outstanding information for the nine months ended September 30, 2022 and the year ended December 31, 2021 gives pro forma effect to the Transactions and the other events related to the Business Combination, as if consummated on January 1, 2021, the beginning of the earliest period presented.
This information is only a summary and should be read in conjunction with the historical financial statements and accompanying notes of ATAC and Rally included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined per share information of ATAC and Rally is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and accompanying notes included elsewhere in this proxy statement/statement/prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
The unaudited pro forma condensed combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of ATAC and Rally would have been had the companies been combined during the periods presented.
ATAC is providing the following comparative per share information to assist you in your analysis of the financial aspects of the Transactions.

			Pro Forma Combined		Rally Equivalent Pro Forma Per Share Data(3)
	Rally (Historical)(2)	ATAC (Historical)	Assuming No Redemption	Assuming Contractual Maximum Redemption	Assuming No Redemption	Assuming Contractual Maximum Redemption
As of and For the Six Months Ended September 30, 2022
Book value per share(1)	$(0.22)	$(0.35)	$1.96	$0.78	$2.99	$1.04
Weighted average shares outstanding of redeemable ordinary/common shares, Basic and diluted	22,740,373	11,587,425	19,667,576	17,270,626	12,889,918	12,889,918
Net income (loss) per ordinary/ common share, basic and diluted	$(0.23)	$0.08	$(0.24)	$(0.27)	$(0.36)	$(0.36)
As of and For the Year Ended December 31, 2021
Book value per share(1)	$0.01	$(0.13)	N/A(4)	N/A(4)	N/A(4)	N/A(4)
Weighted average shares outstanding of non-redeemable ordinary/ common shares	22,740,373	14,500,000	19,667,576	17,270,626	12,889,918	12,889,918
Net income (loss) per ordinary/ common share, basic and diluted	$(0.11)	$0.14	$(0.49)	$(0.55)	$(0.74)	$(0.74)

(1)
Book value per share means total shareholders’ equity (deficit) divided by ordinary or common shares outstanding.

(2)
Amounts as of and for the year ended December 31, 2021 based on historical.

(3)
The equivalent per share data for Rally is calculated by multiplying the combined pro forma per share data by an assumed Conversion Ratio of 0.30 reflecting an assumed Redemption Price of $10.40 and a Per Share Price of $3.14.

(4)
Pro forma balance sheet for the year ended December 31, 2021 not required and as such, no such calculation included in this table.

MARKET PRICE AND DIVIDEND INFORMATION
ATAC
Ticker Symbol and Market Price
ATAC Units, Ordinary Shares, Pro forma Basic loss per share — Common Stock (as exchanged) “ATA.U,” “ATA,” and “ATA.WS,” respectively. The ATAC Units commenced public trading on December 14, 2020, and Ordinary Shares and warrants commenced separate public trading on January 28, 2021. The ATAC Units, each consisting of one Ordinary Share and one half of one Warrant (each whole Warrant entitling the holder thereof to purchase one Ordinary Share), will automatically separate into their component securities upon consummation of the Business Combination and no ATAC securities will trade following the Closing. Pubco intends to apply to list its common stock and warrants on NYSE under the symbols “RLLY” and “RLLYW,” respectively, upon the Closing. As of the Record Date, the closing price for the ATAC Units, Ordinary Shares and the Public Warrants was $10.45, $10.52, and $0.026, respectively. ATAC Public Warrant holders and those shareholders who do not elect to have their Public Shares redeemed need not deliver their Public Shares or Public Warrant certificates to ATAC or to ATAC’s Transfer Agent and they will be converted into the respective Pubco securities upon the Closing. Upon the Closing, Pubco intends to apply for the listing of its Pubco Common Shares and Pubco warrants on NYSE under the symbols “RLLY” and “RLLYW,” respectively.
Holders
As of the close of business on the Record Date, there were outstanding 7,137,658 Ordinary Shares and there was one holder of record of ATAC Units, twenty two holders of record of Ordinary Shares and three holders of record of Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose ATAC Units, Ordinary Shares, and Warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
ATAC has not paid any cash dividends on its Ordinary Shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon Pubco’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Pubco Board at such time.
Rally
There is no public market for any of Rally’s equity securities.
Recent Developments
Sponsor Forfeiture and Commitment Letter
On November 22, 2022, the Sponsor, ATAC and Pubco entered into the Sponsor Forfeiture Agreement, pursuant to which, contingent upon and concurrent with the Closing, the Sponsor will, effective immediately prior to the Effective Time, (i) surrender for cancellation for no consideration (the “Sponsor Forfeiture”) 460,000 Founder Shares (the “Forfeiture Shares”) and (ii) take any actions required to cancel the amounts outstanding through the Closing under all promissory notes issued by ATAC to the Sponsor (including, for the avoidance of doubt, the Sponsor Notes and any Additional Sponsor Notes).
Sponsor Subscription Agreement
On November 22, 2022, concurrently with entering into the Sponsor Forfeiture Agreement, the Sponsor, ATAC and Pubco entered into a subscription agreement (the “Sponsor Subscription Agreement”), pursuant to which, among other things, the Sponsor agreed to subscribe for and purchase, and Pubco has agreed to issue and sell to the Sponsor, 100,000 Pubco Common Shares (the “Sponsor Subscription Shares”), at a purchase price of $10 per share for an aggregate purchase price of $1,000,000 (the “Sponsor Investment”), in a private placement of Pubco shares to be consummated prior to the Effective Time in accordance with the terms and conditions set forth in the Sponsor Subscription Agreement. The Sponsor Subscription Agreement contains customary representations and warranties of ATAC and Pubco, on the one hand, and the Sponsor, on the other hand, and limited customary conditions to closing, including the consummation of the Business Combination.

RISK FACTORS
You should carefully consider all the following risk factors, together with all of the other information included or incorporated by reference in this proxy statement/prospectus, including the financial information, before deciding whether or how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.
The value of your investment following consummation of the Business Combination will be subject to significant risks affecting, among other things, Pubco’s business, financial condition or results of operations. If any of the events described below occur, Pubco’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of Pubco’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of ATAC and Rally. Certain of the following risk factors apply to the business and operations of Rally and will also apply to the business and operations of Pubco following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, or may have a material adverse effect on the business, financial condition, results of operations, prospects and trading price of Pubco following the Business Combination. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by ATAC, and Rally, which later may prove to be incorrect or incomplete. Pubco, ATAC, and Rally may face additional risks and uncertainties that are not presently known to them, or that are currently deemed immaterial, but which may also ultimately have an adverse effect on any such party. The following discussion should be read in conjunction with the sections entitled “Cautionary Note Regarding Forward-Looking Statements”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rally” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ATAC” and the financial statements of Rally and ATAC and the notes thereto included herein, as applicable.
Risks Related to Domestication and the Business Combination
The ability of ATAC shareholders to exercise redemption rights with respect to a large number of Public Shares or other factors may not allow ATAC to complete the Business Combination or optimize its capital structure.
If a larger number of shares are submitted for redemption than ATAC currently expects and such redemptions or other conditions are determined to result in a failure to satisfy the net tangible asset requirement set forth in ATAC’s Current Charter, ATAC may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for third-party financing. Third-party financing may not be available to ATAC. Furthermore, raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels.
If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until ATAC liquidates the Trust Account or consummates an alternative initial business combination or upon the occurrence of an Extension or certain other corporation actions as set forth in the Current Charter. If you are in need of immediate liquidity, you could attempt to sell your Ordinary Shares in the open market; however, at such time, the Ordinary Shares may trade at a discount to the pro rata amount per share in the Trust Account or there may be limited market demand at such time. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with ATAC’s redemption until ATAC liquidates, consummates an alternative initial business combination, effectuates an Extension or takes certain other actions set forth in the Current Charter or you are able to sell your shares in the open market.
You may be unable to ascertain the merits or risks of Rally’s operations.
If the Business Combination is consummated, Pubco will be affected by numerous risks inherent in the lines of business that Pubco expects to pursue. Although ATAC’s management has endeavored to evaluate the risks inherent in the proposed Business Combination with Rally, ATAC cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Furthermore, some of these risks may be outside of ATAC’s control. ATAC also cannot assure you that an investment in ATAC’s securities will not ultimately prove to be less favorable to investors in ATAC than a direct investment, if an opportunity were available, in Rally. In addition, if ATAC shareholders do not believe that the prospects for the Business Combination are promising, a greater number of shareholders may exercise their redemption rights, which may make it difficult for ATAC to consummate the Business Combination.
There is no assurance that ATAC’s diligence will reveal all material risks that may be present with regard to Rally. Subsequent to the completion of the Business Combination, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.
ATAC cannot assure you that the due diligence ATAC has conducted on Rally will reveal all material issues that may be present with regard to Rally, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of ATAC’s control will not later arise. Rally is aware that ATAC must complete an initial business combination by December 17, 2022 (unless such date is extended by ATAC’s shareholders). Consequently, Rally may have obtained leverage over ATAC, knowing that if ATAC does not complete the Business Combination, ATAC may be unlikely to be able to complete an initial business combination with any other target business prior to such deadline. In addition, ATAC has had limited time to conduct due diligence. Rally is a privately held company that expects to offer products and services that have not yet been fully developed or been commercialized and ATAC therefore has made its decision to pursue a business combination with Rally on the basis of limited information, which may result in a business combination that is not as profitable as expected, if at all. As a result of these factors, Pubco may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if ATAC’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on ATAC’s liquidity, the fact that ATAC reports charges of this nature could contribute to negative market perceptions about ATAC or ATAC’s securities. In addition, charges of this nature may cause ATAC to violate leverage or other covenants to which it may be subject as a result of assuming pre-existing debt held by Rally or by virtue of it obtaining debt financing following the Closing. Accordingly, any shareholders of ATAC who choose to remain stockholders of Pubco following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by ATAC’s officers or directors of a duty of care or other fiduciary duty owed by them to ATAC, or if they are able to successfully bring a private claim under securities laws that the Registration Statement of which this proxy statement/prospectus forms a part contained an actionable material misstatement or material omission.
The Merger Agreement includes the Minimum Cash Condition as a condition to the consummation of the Merger, which may make it more difficult for the Business Combination to be consummated as contemplated.
The Merger Agreement contains a condition to each party’s obligation to consummate the Business Combination, that, at the Closing, ATAC have cash and cash equivalents sufficient to satisfy the Minimum Cash Condition (inclusive of the amount of any Transaction Financing), after full satisfaction of payments to redeeming ATAC shareholders and payment of transaction expenses. If the Minimum Cash Condition is not satisfied, one or both of Rally or ATAC may not be required, under the terms of the Merger Agreement, to consummate the Business Combination.
If the Minimum Cash Condition is waived and the Business Combination is consummated with less than the $10,000,000 cash and cash equivalents, the cash held by Rally in the aggregate, after the Closing, may not be sufficient to allow Rally to operate and pay Rally’s bills as they become due; or, even if Rally continues to be able to operate and pay its bills, Rally may not be able to successfully pursue its business plan or may not be able to achieve from its planned efforts to grow its business the results that Rally management expects to achieve if Rally has access to the capital required to continue to grow and expand its business. The additional exercise of redemption rights with respect to a large number of ATAC’s public shareholders may make the parties unable to take such actions as may be desirable in order to optimize the capital structure of Rally after consummation of the Business Combination and the parties may not be able to raise additional financing from unaffiliated parties necessary to fund Rally’s expenses and liabilities after the Closing. Any such event in the future may negatively impact the analysis regarding Rally’s ability to continue as a going concern at such time.

There are risks to ATAC shareholders who are not affiliates of the Sponsor of becoming stockholders of Pubco through the Business Combination rather than acquiring securities of Rally directly in an underwritten public offering, including no independent due diligence review by a traditional underwriter.
There is no independent third-party investment bank taking on the economic risk typically borne by an underwriter in a traditional initial public offering (a “traditional underwriter”) in connection with the Business Combination. While EBC, in its capacity as representative of ATAC’s IPO Underwriters, has performed due diligence which EBC believes is comparable to due diligence performed by an underwriter in an initial public offering, EBC’s incentives may differ from a traditional underwriter. Because there is no traditional underwriter involved in the Business Combination or the issuance of ATAC’s securities in connection therewith, investors may not receive the benefit of the same outside independent review of ATAC’s and Rally’s respective finances and operations as would investors in an initial public offering, and it is possible that defects in Rally’s business or other problems that would have been discovered if Rally conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the Pubco Common Shares. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review by a traditional underwriter will be conducted in connection with the Business Combination, ATAC shareholders may not have the benefit of the same independent review and investigation normally performed by a traditional underwriter in a public securities offering.
Unlike an underwritten initial public offering, the initial trading of Pubco’s securities will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of Pubco’s securities on the NYSE could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for the Pubco’s securities during the period immediately following the listing.
The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” may not be representative of Pubco’s results if the Business Combination is consummated and accordingly, you will have limited financial information on which to evaluate the financial performance of Pubco and your investment decision.
ATAC and Rally currently operate as separate companies. ATAC has had no prior history as an operating company and its operations have not previously been managed on a combined basis. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of Pubco. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” has been derived from ATAC’s and Rally’s historical financial statements and certain adjustments and assumptions have been made regarding Pubco after giving effect to the Business Combination. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse impact on the pro forma financial information and Pubco’s financial position and future results of operations.
In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect Pubco’s financial condition or results of operations following the Closing. Any potential decline in Pubco’s financial condition or results of operations may cause significant variations in the stock price of Pubco.

ATAC is dependent upon its executive officers and directors and their departure could adversely affect ATAC ability to operate and to consummate the initial business combination. Additionally, ATAC’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on ATAC’s ability to complete the initial business combination.
ATAC’s operations and its ability to consummate the Business Combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. ATAC believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the Business Combination. ATAC does not have an employment agreement with, or key-man insurance on the life of, any of its directors or executive officers. The unexpected loss of the services of one or more of ATAC’s directors or executive officers could have a detrimental effect on ATAC and the ability to consummate the Business Combination. In addition, ATAC’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the Business Combination. Each of ATAC’s executive officers is engaged in several other business endeavors for which they may be entitled to substantial compensation and ATAC’s directors also serve as officers and board members for other entities. If ATAC’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to ATAC’s affairs which may have a negative impact on ATAC’s ability to consummate the Business Combination.
Pubco’s ability to be successful following the Business Combination will depend upon the efforts of the Pubco Board and key personnel and the loss of such persons could negatively impact the operations and profitability of Pubco’s post-Business Combination business.
Pubco’s ability to be successful following the Business Combination will be dependent upon the efforts of the Pubco Board and key personnel. ATAC cannot assure you that the Pubco Board and key personnel will be effective or successful or remain with Pubco. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause Pubco’s management to have to expend time and resources helping them become familiar with such requirements.
It is estimated that, pursuant to the Merger Agreement, ATAC’s public shareholders will own approximately 21.0% of the equity interests or assets of Pubco (assuming no redemptions) and ATAC’s management, other than Jorge Marcos and Alberto Pontonio, who are expected to serve on the Pubco Board, will not be engaged in the management of Pubco’s business. Accordingly, the future performance of Pubco will depend upon the quality of the post-Business Combination board of directors, management and key personnel of Pubco.
ATAC’s key personnel may negotiate employment or consulting agreements with Pubco in connection with the Business Combination. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether the Business Combination is advantageous.
ATAC’s key personnel may be able to remain with Pubco after the completion of the Business Combination only if they are able to negotiate employment or consulting agreements in connection with the Business Combination. Such negotiations may take place prior to the consummation of the Business Combination and could provide for such individuals to receive compensation in the form of cash payments and/or securities of Pubco for services they would render to Pubco after the completion of the Business Combination. The personal and financial interests of such individuals may influence their motivation in connection with the consummation of the Business Combination. However, ATAC believes the ability of such individuals to remain with Pubco after the completion of the Business Combination will not be the determining factor in ATAC’s decisions regarding the consummation of the Business Combination. There is no certainty, however, that any of ATAC’s key personnel will remain with Pubco after the consummation of the Business Combination. ATAC cannot assure you that any of its key personnel will remain in senior management or advisory positions with Pubco.

EBC may have a conflict of interest in rendering services to us in connection with our initial business combination.
We are required to pay EBC a cash fee for such services upon the consummation of our initial business combination in an aggregate amount equal to 3.5% of the total gross proceeds raised in the offering. We are also obligated to pay EBC a cash fee of 1.0% of the total consideration payable in a proposed business combination if EBC introduces us to the target business with which we complete a business combination. EBC’s Ordinary Shares and Private Warrants will also be worthless if we do not consummate an initial business combination. The financial interests may result in EBC having a conflict of interest when providing the services to us in connection with an initial business combination.
Because ATAC’s initial shareholders, executive officers and directors will lose their entire investment in ATAC if the Business Combination or an alternative business combination is not completed, and because ATAC’s Sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether Rally was appropriate for ATAC’s initial business combination.
ATAC’s initial shareholders currently own various interests in ATAC, which, following the Sponsor Forfeiture and the Sponsor Investment, will be have an aggregate value of approximately $26.6 million (based on closing trading prices as of November 14, 2022), which may be worthless if ATAC does not complete a business combination. ATAC’s initial shareholders will own 2,415,000 Founder Shares, which, based on the closing trading price of the Ordinary Shares on November 14, 2022, would have an aggregate value of approximately $25.4 million as of the same date. In addition, the Sponsor purchased an aggregate of 4,905,000 Private Warrants, which have an aggregate value of approximately $127,530, assuming the per warrant value of the Private Warrants is the same as the $0.026 closing price of the Public Warrants on the NYSE on November 14, 2022. Additionally, the Sponsor has subscribed to purchase 100,000 Sponsor Subscription Shares, which based on the closing trading price of the Ordinary Shares on November 14, 2022, would have an aggregate value of approximately $1.05 million as of the same date. Additionally, while ATAC’s directors and officers’ out-of-pocket expenses incurred in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account) are reimbursable by ATAC, as of November 14, 2022, no directors or officers of ATAC have incurred any expenses for which they expect to be reimbursed at the Closing.
The personal and financial interests of ATAC’s executive officers and directors may have influenced their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. At the closing of ATAC’s initial business combination, its Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on ATAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on ATAC’s behalf. However, ATAC’s Sponsor, executive officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed. Such financial interests of ATAC’s Sponsor, executive officers and directors may have influenced their motivation in approving the Business Combination and may influence their motivation for completing the Business Combination. See the sections entitled “Proposal 3: The Business Combination Proposal — Interests of ATAC’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities.”
Some of ATAC’s and Rally’s officers and directors may be argued to have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.
Certain officers and directors of ATAC and Rally participate in arrangements that provide them with interests in the Business Combination that may be different from yours, including, among others, the continued service as an officer or director of Pubco, severance benefits, equity grants, continued indemnification and the potential ability to sell an increased number of shares of common stock of Pubco. If the Business Combination is not consummated and ATAC is forced to wind up, dissolve and liquidate in accordance with the Current Charter, the 2,415,000 Founder Shares (assuming the Sponsor Forfeiture) held by the Sponsor, which were initially acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless (as the holders have waived liquidation rights with respect to such shares). The Founder Shares had an aggregate market value of approximately $25.4 million based on the last sale price of $10.52 per share on the NYSE on November 14, 2022. Accordingly, the Sponsor and ATAC’s current executive officers and directors, have interests that may be different from, or in addition to, your interests as a shareholder.
These interests, among others, may influence the officers and directors of ATAC and Rally to support or approve the Business Combination. For more information concerning the interests of ATAC and Rally executive officers and directors, see the sections entitled “Proposal 3: The Business Combination Proposal — Interests of ATAC’s Directors and Officers in the Business Combination” in this proxy statement/prospectus.
The value of the Founder Shares and the Sponsor Subscription Shares following completion of the Business Combination is likely to be substantially higher than the nominal price paid for them, even if the trading price of Pubco Common Shares at such time is substantially less than $10.00 per share.
Following the Sponsor Investment and the Sponsor Forfeiture, the Sponsor will have invested in ATAC an aggregate of $5,130,000, comprised of the $25,000 purchase price for the Founder Shares the $4,905,000 purchase price for the Private Warrants and the $1,000,000 purchase price for the Sponsor Subscription Shares. Assuming a trading price of $10.00 per share upon consummation of the Business Combination, the 2,415,000 Founder Shares would have an aggregate implied value of $24,150,000. Even if the trading price of the Pubco Common Shares were as low as approximately $2.04 per share, and the Placement Warrants were worthless, the value of the Founder Shares would be equal to the Sponsor’s initial investment in ATAC. As a result, the Sponsor is likely to be able to recoup its investment and make a substantial profit on that investment, even if the Public Shares have lost significant value. Accordingly, the ATAC management team, which owns interests in the Sponsor, may have an economic incentive that differs from that of the public shareholders to pursue and consummate the Business Combination rather than to liquidate and to return all of the cash in the trust to the public shareholders. For the foregoing reasons, you should consider the ATAC management team’s financial incentive to complete the Business Combination when evaluating whether to redeem your shares prior to or in connection with the Business Combination.
ATAC shareholders and Rally stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.
If Pubco is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, ATAC shareholders and Rally stockholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent Pubco is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.
During the pendency of the Business Combination, ATAC and Rally may not be able to enter into a business combination with another party because of restrictions in the Merger Agreement, which could adversely affect their respective businesses. Furthermore, certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.
Covenants in the Merger Agreement impede the ability of ATAC and Rally to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, if the Business Combination is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party. Any such transactions could be favorable to such party’s security holders.
If the conditions to the Merger are not met, the Business Combination may not occur.
Even if the Business Combination is approved by the shareholders of ATAC and the stockholders of Rally, specified conditions must be satisfied or waived to complete the Business Combination. These conditions are described in detail in the Merger Agreement and in addition to shareholder consent, include among other requirements, (i) receipt of requisite regulatory approvals and no law or order preventing the transactions, (ii) no pending litigation to enjoin or restrict the Closing, (iii) each party’s representations and warranties being true and correct as of the date of the Merger Agreement and as of the Closing (subject to Material Adverse Effect), (iv) each party complying in all material respects with its covenants and agreements, (v) no Material Adverse Effect with respect to a party since the date of the Merger Agreement which remains continuing and uncured, (vi) the members of the post-Closing board being elected or appointed, (vii) an effective registration statement and (viii) the conditional NYSE approval. See “Proposal 3: The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Business Combination” below for a more complete summary. ATAC and Rally cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Business Combination may not occur, or may be delayed and such delay may cause ATAC and Rally to each lose some or all of the intended benefits of the Business Combination. If the Business Combination does not occur, ATAC may not be able to find another potential candidate for its initial business combination prior to ATAC’s deadline (currently December 17, 2022), and ATAC will be required to liquidate.
The Business Combination may be subject to U.S. foreign investment regulations, which may impose conditions on or prevent the consummation of the Business Combination. Such conditions or limitations could also potentially make Pubco Common Shares less attractive to investors or cause our future investments to be subject to U.S. foreign investment regulations.
Investments that involve the acquisition of, or investment in, a U.S. business by a non-U.S. investor may be subject to U.S. laws that regulate foreign investments in U.S. businesses and access by foreign persons to technology developed and produced in the United States. These laws include Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018, and the regulations at 31 C.F.R. Parts 800 and 802, as amended, administered by the Committee on Foreign Investment in the United States (“CFIUS”).
Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a “U.S. business” by a “foreign person” (in each case, as such terms are defined in 31 C.F.R. Part 800) always are subject to CFIUS jurisdiction. Significant CFIUS reform legislation, which was fully implemented through regulations that became effective in 2020, expanded the scope of CFIUS’s jurisdiction to investments that do not result in control of a U.S. business by a foreign person, but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “covered investment critical infrastructure,” and/or “sensitive personal data” (in each case, as such terms are defined in 31 C.F.R. Part 800).
CFIUS or another U.S. governmental agency could choose to review the Business Combination or past or proposed transactions involving new or existing foreign investors in Rally or Pubco, even if a filing with CFIUS is or was not required at the time of such transaction. There can be no assurances that CFIUS or another U.S. governmental agency will not choose to review the Business Combination. Any review and approval of an investment or transaction by CFIUS may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS policies and agency practices are rapidly evolving, and in the event that CFIUS reviews the Business Combination or one or more proposed or existing investment by investors, there can be no assurances that such investors will be able to maintain, or proceed with, such investments on terms acceptable to the parties to the Business Combination or such investors. Among other things, CFIUS could seek to impose limitations or restrictions on, or prohibit, investments by such investors (including, but not limited to, limits on purchasing Pubco Common Shares, limits on information sharing with such investors, requiring a voting trust, governance modifications, or forced divestiture, among other things) or CFIUS could order Pubco to divest all or a portion of Rally if the parties had proceeded without first obtaining CFIUS clearance.
Delaware law and the Proposed Charter and Proposed Bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Charter and the Proposed Bylaws that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Pubco Board and therefore depress the trading price of Pubco’s common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Rally Board or taking other corporate actions, including effecting changes in the management of Pubco. Among other things, the Proposed Charter and the Proposed Bylaws include provisions regarding:
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the ability of the Pubco Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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the limitation of the liability of, and the indemnification of, Pubco’s directors and officers;

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the exclusive right of the Pubco Board to elect a director to fill a vacancy created by the expansion of the Pubco Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Pubco Board;

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the requirement that a special meeting of stockholders may be called only by (i) directors then in office; or (ii) the Secretary of Pubco, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of Pubco then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the Proposed Bylaws, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

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controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

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the requirement for the affirmative vote of holders of at least 2/3 of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of the Proposed Charter, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Pubco Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

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the ability of the Pubco Board to amend the bylaws, which may allow the Pubco Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to the Pubco Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Pubco Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Pubco.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Pubco Board or management.
Any provision of the Proposed Charter, the Proposed Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their Pubco Common Shares and could also affect the price that some investors are willing to pay for Pubco Common Shares.
The Proposed Charter will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between Pubco and its stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the ability of the Pubco’s stockholders to choose the judicial forum for disputes with Pubco or its directors, officers, or employees.
The Proposed Charter, which will become effective upon the Closing, will provide that, unless the Pubco consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, or other employees of Pubco or its stockholders, (iii) any action arising pursuant to any provision of the DGCL, or the certificate of incorporation or the bylaws or (iv) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. The Proposed Charter will also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Any person or entity purchasing or otherwise acquiring any interest in any of Pubco’s securities shall be deemed to have notice of and consented to this provision. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, or could result in increased costs for a stockholder to bring a claim, particularly if they do not reside in or near Delaware, both of which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Pubco may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect Pubco’s business and financial condition.
The Sponsor, directors, officers, advisors and their affiliates may elect to purchase Ordinary Shares or the Public Warrants from ATAC public shareholders, which may influence a vote on a proposed initial business combination and reduce the public “float” of the Ordinary Shares.
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding ATAC or ATAC’s securities, ATAC’s initial shareholders, Rally and/or their respective affiliates may purchase Ordinary Shares and/or Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Ordinary Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. In such transactions, the purchase price for the Ordinary Shares will not exceed the Redemption Price. In addition, the persons described above will waive redemption rights, if any, with respect to the Ordinary Shares they acquire in such transactions. However, any Ordinary Shares acquired by the persons described above would not vote on the Business Combination Proposal.
The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on the Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, ATAC will file a Current Report on Form 8-K prior to the Special Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Ordinary Shares for which ATAC has received redemption requests.
In addition, if such purchases are made, the public “float” of Ordinary Shares or the Public Warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the ATAC securities on a national securities exchange.
ATAC Shareholders who redeem their Ordinary Shares may continue to hold any Public Warrants that they own, which will result in dilution to non-redeeming ATAC shareholders upon exercise of such Public Warrants.
ATAC shareholders who redeem their Ordinary Shares may continue to hold any Public Warrants that they own at such time, which will result in additional dilution to non-redeeming holders upon exercise of such warrants. Assuming (a) all redeeming ATAC shareholders that acquired ATAC Units in the ATAC IPO and continue to hold the Public Warrants that were included in such ATAC Units, and (b) maximum redemption of Ordinary Shares held by the redeeming ATAC shareholders, 5,750,000 Public Warrants would be retained by redeeming ATAC shareholders. As a result, the redeeming ATAC shareholders would hold Public Warrants with an aggregate market value of approximately $149,500, as of November 14, 2022, while non-redeeming ATAC shareholders would suffer dilution in their percentage ownership and voting interest of Pubco upon exercise of the Public Warrants held by redeeming ATAC shareholders.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect ATAC’s business, including its ability to complete the Business Combination, and results of operations.
ATAC is subject to laws and regulations enacted by national, regional and local governments. In particular, ATAC is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on ATAC’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on ATAC’s business, including its ability to complete the Business Combination, and results of operations.
With respect to the regulation of special purpose acquisition companies like ATAC (“SPACs”), on March 30, 2022, the SEC issued proposed rules relating to, among other items, disclosures in business combination transactions involving SPACs and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. These rules, if adopted, whether in the form proposed or in a revised form, may increase the costs of and the time needed to complete the Business Combination.
The ability of Public Shareholders to exercise redemption rights with respect to Public Shares may prevent ATAC from completing the Business Combination or maximizing its capital structure.
ATAC does not know how many Public Shareholders will ultimately exercise their redemption rights in connection with the Business Combination. As such, the Business Combination is structured based on ATAC’s expectations (and those of other parties to the Merger Agreement) as to the amount of funds available in the Trust Account after giving effect to any redemptions of Public Shares.

It is a condition to the parties’ obligation to close the Business Combination, waivable by ATAC and Rally, that ATAC or Pubco have cash and cash equivalents, including funds remaining in the Trust Account and the proceeds of any Transaction Financing, of at least $10,000,000. If too many Public Shareholders elect to redeem their shares or Rally does not waive the condition described in the preceding sentence as a condition to the Closing and additional third-party financing may not be available to ATAC. For information regarding the parameters of the minimum cash condition described in this paragraph, please see the sections of this proxy statement/prospectus entitled “Proposal 3: The Business Combination Proposal — The Merger Agreement — Covenants of the Parties” and “Proposal 3: The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Business Combination..”
Risks Related to Ownership of Pubco Common Stock
An active market for Pubco’s securities may not develop, which would adversely affect the liquidity and price of Pubco’s securities.
The price of Pubco’s securities may vary significantly due to factors specific to Pubco as well as to general market or economic conditions. Furthermore, an active trading market for Pubco’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.
There can be no assurance that the Pubco Common Shares that will be issued in connection with the Business Combination will be approved for listing on the NYSE following the Closing, or that Pubco will be able to comply with the continued listing rules of the NYSE.
In connection with the Business Combination and as a condition to Rally’s obligations to complete the Business Combination, Pubco will be required to demonstrate compliance with the NYSE’s initial listing requirements, which generally require, among other criteria, a per share price of at least $4.00 and a market capitalization of at least $200,000,000. In addition to the listing requirements for Pubco’s common stock, the NYSE imposes listing standards on warrants. We cannot assure you that Pubco will be able to meet those initial listing requirements, in which case Rally will not be obligated to complete the Business Combination.
In order to continue the listing of its securities on the NYSE, ATAC prior to the Business Combination, and Pubco following the consummation of the Business Combination, must maintain certain financial, share price and, subject to change as a result of recent rule changes proposed by the NYSE, distribution levels. Generally, a listed company must maintain a minimum market capitalization (generally $50,000,000) and a minimum number of holders of its securities (currently 300 public holders). Even if Pubco’s common stock and warrants are approved for listing on the NYSE, Pubco may not meet the NYSE continued listing requirements following the Business Combination.
If the NYSE delists Pubco’s securities from trading on its exchange and Pubco is not able to list its securities on another national securities exchange, Pubco’s securities could be quoted on an over-the-counter market. If this were to occur, Pubco could face significant material adverse consequences, including:
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a limited availability of market quotations for its securities;

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reduced liquidity for its securities;

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a determination that the Pubco’s common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Pubco’s securities; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The continued eligibility for listing of Pubco’s securities may depend on, among other things, the number of Ordinary Shares that are redeemed.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because the ATAC Units, Ordinary Shares and Public Warrants are listed on the NYSE, the ATAC Units, Ordinary Shares and Public Warrants qualify as covered securities under the statute. Although the states are preempted from regulating the sale of ATAC’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While ATAC is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if ATAC was no longer listed on the NYSE, ATAC’s securities would not qualify as covered securities under the statute and ATAC would be subject to regulation in each state in which ATAC offers its securities.
The market price of the Pubco Common Shares may decline as a result of the Business Combination.
The market price of the Pubco Common Shares may decline as a result of the Business Combination for a number of reasons including if:
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investors react negatively to the prospects of Pubco’s business and the prospects of the Business Combination;

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the effect of the Business Combination on Pubco’s business and prospects is not consistent with the expectations of financial or industry analysts; or

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Pubco does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

Pubco’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.
The trading price of Pubco Common Shares is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your Pubco Common Shares at an attractive price due to a number of factors such as those listed in “— Risks Related to Operational Factors Affecting to Rally”, “— Risks Related to Regulatory, Legal and Tax Factors Affecting Rally” and the following:
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results of operations that vary from the expectations of securities analysts and investors;

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results of operations that vary from those of Pubco’s competitors;

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changes in expectations as to Pubco’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

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declines in the market prices of stocks generally;

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strategic actions by Pubco or its competitors;

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announcements by Pubco or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

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any significant change in Pubco’s management;

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changes in general economic or market conditions or trends in Pubco’s industry or markets;

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changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to Pubco’s business;

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future sales of Pubco’s common stock or other securities;

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investor perceptions of the investment opportunity associated with Pubco’s common stock relative to other investment alternatives;

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the public’s response to press releases or other public announcements by Pubco or third parties, including Pubco’s filings with the SEC;

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litigation involving Pubco, Pubco’s industry, or both, or investigations by regulators into the Pubco Board, Pubco’s operations or those of Pubco’s competitors;

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guidance, if any, that Pubco provides to the public, any changes in this guidance or Pubco’s failure to meet this guidance;

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the development and sustainability of an active trading market for Pubco’s common stock;

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actions by institutional or activist stockholders;

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changes in accounting standards, policies, guidelines, interpretations or principles; and

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other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of Pubco’s common stock, regardless of Pubco’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of Pubco’s common stock is low.
In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If the Pubco was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from Pubco’s business regardless of the outcome of such litigation.
Because there are no current plans to pay cash dividends on Pubco Common Shares for the foreseeable future, you may not receive any return on investment unless you sell your Pubco Common Shares at a price greater than what you paid for it.
Pubco intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on Pubco Common Shares will be at the sole discretion of the Pubco Board. The Pubco Board may take into account general and economic conditions, Pubco’s financial condition and results of operations, Pubco’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by Pubco to its stockholders or by its subsidiaries to it and such other factors as the Pubco Board may deem relevant. As a result, you may not receive any return on an investment in the Pubco Common Shares unless you sell your Pubco Common Shares for a price greater than that which you paid for it.
Pubco may issue additional Pubco Common Shares or other equity securities without seeking approval of the Pubco stockholders, which would dilute your ownership interests and may depress the market price of the Pubco Common Shares.
Upon consummation of the Business Combination, Pubco will have warrants outstanding to purchase up to an aggregate of 11,200,000 Pubco Common Shares. Assuming earnout targets are satisfied, Pubco will be required to issue up to an additional 4.5 million Pubco Common Shares to current Rally shareholders. Further, Pubco may choose to seek third party financing to provide additional working capital for the Pubco business, in which event Pubco may issue additional equity securities. Following the consummation of the Business Combination, Pubco may also issue additional Pubco Common Shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.
The issuance of additional Pubco Common Shares or other equity securities of equal or senior rank would have the following effects:
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Pubco’s existing stockholders’ proportionate ownership interest in Pubco will decrease;

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the amount of cash available per share, including for payment of dividends in the future, may decrease;

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the relative voting strength of each previously outstanding Pubco Common Share may be diminished; and

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the market price of the Pubco Common Shares may decline.

If securities or industry analysts do not publish research or reports about Pubco’s business, if they change their recommendations regarding the Pubco Common Shares or if Pubco’s operating results do not meet their expectations, the Pubco Common Shares price and trading volume could decline.
The trading market for Pubco Common Shares will depend in part on the research and reports that securities or industry analysts publish about Pubco or its businesses. If no securities or industry analysts commence coverage of Pubco, the trading price for Pubco Common Shares could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover Pubco downgrade its securities or publish unfavorable research about its businesses, or if Pubco’s operating results do not meet analyst expectations, the trading price of Pubco Common Shares would likely decline. If one or more of these analysts cease coverage of Pubco or fail to publish reports on Pubco regularly, demand for Pubco Common Shares could decrease, which might cause the Pubco Common Share price and trading volume to decline.
Pubco will issue Pubco Common Shares as consideration for the Business Combination, and Pubco may issue additional Pubco Common Shares or other equity or convertible debt securities without approval of the holders of Pubco Common Shares, which would dilute existing ownership interests and may depress the market price of Pubco Common Shares.
It is anticipated that, following the Business Combination, (i) former Rally stockholders are expected to own approximately 64.4% of the outstanding Pubco Common Shares), (ii) former ATAC public shareholders are expected to own approximately 20.6% of the outstanding Pubco Common Shares, and (iii) the initial shareholders are expected to own approximately 15.0% of the outstanding Pubco Common Shares. These percentages assume the “No Redemption Scenario”. If the actual facts differ from these assumptions, these percentages will differ.
Pubco may continue to require capital investment to support its business, and Pubco may issue additional Pubco Common Shares or other equity or convertible debt securities of equal or senior rank in the future without approval of the holders of Pubco Common Shares in certain circumstances.
Pubco’s issuance of additional Pubco Common Shares or other equity or convertible debt securities would have the following effects: (i) Pubco existing stockholders’ proportionate ownership interest in Pubco may decrease; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; (iii) the relative voting power of each previously outstanding Pubco Common Share may be diminished; and (iv) the market price of Pubco Common Shares may decline.
Furthermore, employees, directors and consultants of Rally hold equity awards under the Rally Equity Plan, and after Business Combination, are expected to be granted equity awards under the new Incentive Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercised, as applicable, for Pubco Common Shares. See “Management of Pubco Following the Business Combination — Compensation of Directors and Executive Officers — Equity Incentive Plans.”
There will be material differences between your current rights as a holder of ATAC Shares and the rights one will have as a holder of Pubco Common Shares, some of which may adversely affect you.
Upon completion of the Business Combination, ATAC shareholders will no longer be shareholders of ATAC, but will be stockholders of Pubco. There will be material differences between the current rights of ATAC shareholders and the rights you will have as a holder of Pubco Common Shares, some of which may adversely affect you. For a more detailed discussion of the differences in the rights of ATAC shareholders and the Pubco stockholders, see the section of this proxy statement/prospectus titled “Comparison of the Rights of Holders of Ordinary Shares and Common Stock.”
Future sales, or the perception of future sales, by Pubco or its stockholders in the public market following the Business Combination could cause the market price for Pubco Common Shares to decline.
The sale of Pubco Common Shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of Pubco Common Shares . These sales, or the possibility that these sales may occur, also might make it more difficult for Pubco to sell equity securities in the future at a time and at a price that it deems appropriate.
Upon consummation of the Business Combination, it is currently expected that Pubco will have a total of 19,667,576 Pubco Common Shares outstanding (excluding the exercise of any Options and Pubco Warrants and assuming that (i) there are no redemptions of any shares by ATAC’s public shareholders in connection with the Business Combination, and (ii) no awards are issued under the Incentive Plan). All shares currently held by ATAC public shareholders and all of the shares issued in the Business Combination to existing Rally securityholders will be freely tradable without registration under the Securities Act, and without restriction by persons other than Pubco’s “affiliates” (as defined under Rule 144 under the Securities Act, (“Rule 144”)), including Pubco’s directors, executive officers and other affiliates.
Simultaneously with the execution and delivery of the Merger Agreement, certain stockholders of Rally, who are expected to collectively own approximately 36% of the Pubco Common Shares outstanding following the Business Combination (based on the above assumptions and Rally’s current stockholdings), agreed not to, during the period commencing from the Closing and ending 365 days after the Closing (subject to early release if Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of the restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement). See “Proposal 3: The Business Combination Proposal — Related Agreements — Lock-up Agreements.”
In addition, the Pubco Common Shares reserved for future issuance under the Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. A total number of shares representing 10% of the fully diluted outstanding Pubco Common Shares immediately following consummation of the Business Combination are expected to be reserved for future issuance under the Incentive Plan. Pubco is expected to file one or more registration statements on Form S-8 under the Securities Act to register Pubco Common Shares or securities convertible into or exchangeable for Pubco Common Shares issued pursuant to the Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.
In the future, Pubco may also issue its securities in connection with investments or acquisitions. The amount of Pubco Common Shares issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding Pubco Common Shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to Pubco stockholders.
ATAC currently is, and Pubco will be, an “emerging growth company” within the meaning of the Securities Act, and if Pubco takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
ATAC is currently and, following the consummation of the Merger, Pubco will be, an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. Pubco may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, Pubco stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find securities issued by Pubco less attractive because Pubco will rely on these exemptions. If some investors find those securities less attractive as a result of its reliance on these exemptions, the trading prices of Pubco’s securities may be lower than they otherwise would be, there may be a less active trading market for Pubco’s securities and the trading prices of Pubco’s securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. ATAC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Pubco will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the closing of the IPO, (ii) the last day of the fiscal year in which Pubco has total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which Pubco is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of Pubco Common Shares held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which Pubco has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Pubco may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous for warrant holders.
Pubco will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Pubco Common Shares equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date Pubco sends the notice of redemption to the warrant holders. If and when the Public Warrants become redeemable by Pubco, Pubco may exercise its redemption right if there is a current registration statement in effect with respect to the Pubco Common Shares underlying such warrants. Redemption of the outstanding Public Warrants could force you to: (i) exercise your warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Warrants will be redeemable by Pubco for cash so long as they are held by the Sponsor or its permitted transferees.
In the event Pubco determines to redeem the Public Warrants, holders of our redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that the Company elects to redeem all of the redeemable warrants as described above, the Company will fix a Warrant Redemption Date. Notice of redemption will be mailed by first class mail, postage prepaid, by Pubco not less than 30 days prior to the Warrant Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via Pubco’s posting of the redemption notice to DTC. The closing price for the Ordinary Shares as of November 14, 2022 was $10.52 and has never exceeded the $18.00 threshold that would trigger the right to redeem the Public Warrants following the Closing.
In the event that, prior to Closing, one or more Transaction Financing(s) involving the issuance of additional Pubco securities are identified and consummated, the issuance of such additional securities to complete the Business Combination would result in dilution to future Pubco stockholders and likely present other risks.
The Merger Agreement permits and the Business Combination parties may determine to enter into other Transaction Financing(s) prior to the Closing, which Transaction Financing(s), if they occur, may involve the issuance of additional Pubco Common Shares or other Pubco securities. In addition to the Sponsor Investment, the Sponsor and the Business Combination parties continue to explore and evaluate possible Transaction Financing(s) and, while no investors or other third parties have yet entered into written commitments relating to Transaction Financing(s), if any such Transaction Financing(s) occur, the issuance of additional Pubco securities in connection with such Transaction Financing(s), if any, could cause the percentage of Pubco Common Shares owned by current ATAC shareholders, and the percentage of Pubco Common Shares that may be owned by other future Pubco security holders, to be diluted. Such issuances, if any, may have a dilutive effect on Pubco’s earnings per share, which could adversely affect the market price of the Pubco Common Shares.
Risks Related to Redemption
There is no guarantee that a Public Shareholder’s decision whether to redeem its shares of Ordinary Shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.
We cannot assure you as to the price at which a Public Shareholder may be able to sell the Pubco Common Shares in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Merger, may cause an increase in the Pubco stock price, and may result in a lower value realized now than an ATAC shareholder might realize in the future had the shareholder not elected to redeem such shareholder’s Public Shares. Similarly, if a Public Shareholder does not redeem such shareholder’s shares, such shareholder will bear the risk of ownership of Pubco Common Shares after the consummation of the Business Combination, and there can be no assurance that a Pubco stockholder can sell such stockholder’s Pubco Common Shares in the future for a greater amount than the Redemption Price set forth in this proxy statement/prospectus. An ATAC Public Shareholder should consult such shareholder’s own tax or financial advisor for assistance on how this may affect its individual situation.
If ATAC Public Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.
ATAC intends to comply with the U.S. federal proxy rules in conducting redemptions in connection with the Business Combination. However, despite ATAC’s compliance with these rules, if an ATAC shareholder fails to receive ATAC’s proxy materials, such shareholder may not become aware of the opportunity to redeem its Ordinary Shares. In addition, this proxy statement/prospectus provides the various procedures that must be complied with in order to validly tender or redeem public shares. In the event that a Public Shareholder fails to comply with these or any other procedures, its Public Shares may not be redeemed.
In order to exercise their redemption rights, Public Shareholders are required to deliver their Public Shares, either physically or electronically using The Depository Trust Company’s DWAC System, to ATAC’s transfer agent prior to the vote at the Special Meeting. If a Public Shareholder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination is consummated, ATAC will redeem these Public Shares for a pro rata portion of the funds deposited in the Trust Account and the Public Shareholder will no longer own such Public Shares following the Merger. See the section entitled “Extraordinary General Meeting of the Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.
If you or a “group” of ATAC shareholders of which you are a part is deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, or all of the members of such group in the aggregate) will lose the ability to redeem all such Public Shares in excess of 15% of the public shares.
A Public Shareholder, together with any of such shareholder’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate such shareholder’s Public Shares or, if part of such a group, the group’s public shares, in excess of 15% of the Public Shares, without the prior consent of ATAC. However, ATAC shareholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemptions. Your inability to redeem any such excess Public Shares could result in you suffering a material loss on your investment in ATAC if you sell such excess Public Shares in open market transactions. ATAC cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per share Redemption Price.
Risks Related to ATAC
Public Shareholders have limited rights or interests in funds in the Trust Account. For Public Shareholders to liquidate their investment, therefore, they may be forced to sell Public Securities, potentially at a loss.
Public Shareholders will be entitled to receive funds from the Trust Account either (a) because they hold Public Shares or (b) they hold Public Shares through ATAC Units and have elected to separate such ATAC Units into the underlying Public Shares and warrants prior to exercising redemption rights with respect to the Public Shares, only upon (i) such Public Shareholder’s exercise of redemption rights in connection with ATAC’s initial business combination (which will be the Business Combination, should it occur) and then only in connection with those Public Shares that such Public Shareholder properly elected to redeem or (ii) the redemption of Public Shares if ATAC is unable to complete an initial business combination by December 17, 2022 (unless such date is extended by ATAC’s shareholders), subject to applicable law and as further described herein. In addition, if ATAC is unable to complete an initial business combination by December 17, 2022, compliance with applicable law and the Existing Charter may result in a delay in winding up ATAC and may require ATAC submit a plan of dissolution to its then-existing shareholders for approval prior to the distribution of the proceeds held in ATAC’s Trust Account. In that case, Public Shareholders may be forced to wait beyond December 17, 2022 before they receive funds from the Trust Account. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, Public Shareholders may be forced to sell their Public Shares, potentially at a loss.
ATAC’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about its ability to continue as a “going concern.”
As of September 30, 2022, ATAC had approximately $43.3 million in cash held in trust and a working capital deficit of $3.9 million. Further, ATAC has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination. ATAC cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Business Combination, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the Business Combination or its inability to continue as a going concern.
Holders of Public Shares may be held liable for claims by third parties against ATAC to the extent of distributions received by them upon Redemption of their shares.
The Sponsor has agreed that, if ATAC liquidates the Trust Account prior to the consummation of a business combination, it will be liable to pay debts and obligations to ATAC businesses or vendors or other entities that are owed money by ATAC for services rendered or contracted for or products sold to ATAC in excess of the net proceeds of ATAC’s IPO not held in the Trust Account, and will not seek repayment for such expenses, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a waiver agreement. However, there can be no assurances that it will be able to satisfy those obligations if it is required to do so.
If ATAC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against ATAC which is not dismissed, any distributions received by Public Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as a “preferential transfer,” a “fraudulent preference, conveyance or disposition.” As a result, a bankruptcy court could seek to recover all amounts received by ATAC’s Public Shareholders. Furthermore, because ATAC intends to distribute the proceeds held in the Trust Account to ATAC’s Public Shareholders promptly after expiration of the time ATAC has to complete an initial business combination, this may be viewed or interpreted as giving preference to ATAC’s Public Shareholders over any potential creditors with respect to access to or distributions from ATAC’s assets. Furthermore, the ATAC Board may be viewed as having breached its fiduciary duties to ATAC or ATAC’s creditors and/or having acted in bad faith, thereby exposing itself and ATAC to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against ATAC for these reasons.
Although ATAC seeks to have all vendors, service providers (other than its independent auditors) or other entities with which it does business, execute agreements with ATAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of ATAC’s Public Shareholders, as well as distributions to Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Public Shareholders or claims challenging the enforceability of the waiver.
If third parties bring claims against ATAC, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Shareholders may be less than $10.55 per share.
ATAC’s placing of funds in the Trust Account may not protect those funds from third-party claims against ATAC. Although ATAC seeks to have all vendors, service providers (other than its independent registered public accounting firm), or other entities with which it does business execute agreements with ATAC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of ATAC’s Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against ATAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, ATAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to ATAC than any alternative.
Examples of possible instances where ATAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with ATAC and will not seek recourse against the Trust Account for any reason. Upon Redemption of ATAC’s Public Shares, if ATAC is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a Redemption Right in connection with the Business Combination, ATAC will be required to provide for payment of claims of creditors that were not waived that may be brought against ATAC within the ten years following Redemption. Accordingly, the Redemption Price received by Public Shareholders could be less than the $10.55 held in the Trust Account as of November 14, 2022, due to claims of such creditors. In such event, ATAC may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any Redemption of your Public Shares.
The Sponsor has agreed that, if ATAC liquidates the Trust Account prior to the consummation of a business combination, it will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to ATAC. Accordingly, if a claim brought by a target business or vendor did not exceed the amount of funds available to ATAC outside of the Trust Account or available to be released to ATAC from interest earned on the trust account balance, the Sponsor would not have any obligation to indemnify such claims as they would be paid from such available funds. However, if a claim exceeded such amounts, the only exceptions to the Sponsor’s obligations to pay such claim would be if the party executed an agreement waiving any right, title, interest or claim of any kind they have in or to any monies held in the trust account. ATAC has not asked the Sponsor to reserve any amount to satisfy any indemnification obligations that may arise and its only assets are expected to be ATAC’s securities. Accordingly, ATAC believes it is unlikely that the Sponsor will be able to satisfy these indemnification obligations if it is required to do so. Therefore, ATAC cannot assure you that the per-share distribution from the Trust Account, if we liquidate the Trust Account because ATAC has not completed a business combination within the required time period, will not be less than $10.55.

ATAC’s directors may decide not to enforce the indemnification obligations of the Sponsor under the Insider Letter Agreement, resulting in a reduction in the amount of funds in the Trust Account available for distribution to ATAC’s Public Shareholders.
The Sponsor has agreed that, if ATAC liquidates the Trust Account prior to the consummation of a business combination, it will be liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to ATAC.
In the event that the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, ATAC’s independent directors would determine whether to take legal action against Sponsor to enforce its indemnification obligations. While ATAC currently expects that its independent directors would take legal action on behalf of ATAC against Sponsor to enforce its indemnification obligations to ATAC, it is possible that ATAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. If ATAC’s independent directors choose not to enforce these indemnification obligations, there may be less funds in the Trust Account available for distribution to ATAC’s Public Shareholders.
If, after ATAC distributes the proceeds in the Trust Account to its Public Shareholders, ATAC files a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against ATAC that is not dismissed, a bankruptcy or other court may seek to recover such proceeds and the members of the ATAC Board may be viewed as having breached their fiduciary duties to ATAC’s creditors, thereby exposing the members of the ATAC Board and ATAC to claims of punitive damages.
If, after ATAC distributes the proceeds in the Trust Account to its Public Shareholders, ATAC files a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against ATAC that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a bankruptcy court could seek to recover all amounts received by ATAC’s shareholders. In addition, the ATAC Board may be viewed as having breached its fiduciary duty to ATAC’s creditors and/or having acted in bad faith, thereby exposing itself and ATAC to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the business, investments and results of operations of ATAC.
ATAC is subject to laws and regulations enacted by national, regional and local governments. In particular, ATAC is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the business, investments and results of operations of ATAC. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on ATAC’s business and results of operations.
ATAC’s outstanding Warrants may have an adverse effect on the market price of Ordinary Shares or may create dilution for Public Shareholders.
ATAC has issued Warrants that will result in the issuance of additional Ordinary Shares. Such securities, when converted or exercised, will increase the number of issued and outstanding Ordinary Shares. The sale, or even the possibility of sale, of the shares underlying the Warrants could have an adverse effect on the market price for ATAC’s securities. If and to the extent these Warrants are converted or exercised, ATAC’s Public Shareholders may experience dilution to their holdings.
ATAC’s management’s ability to require holders of ATAC’s redeemable warrants to exercise such redeemable warrants on a cashless basis will cause holders to receive fewer Ordinary Shares upon their exercise of the redeemable warrants than they would have received had they been able to exercise their redeemable warrants for cash.
If ATAC calls ATAC’s warrants for redemption after the redemption criteria described elsewhere in this report have been satisfied, ATAC’s management will have the option to require any holder that wishes to exercise his warrants (including any warrants held by ATAC’s initial shareholders or their permitted transferees) to do so on a “cashless basis.” If ATAC’s management chooses to require holders to exercise their warrants on a cashless basis, the number of Ordinary Shares received by a holder upon exercise will be fewer than it would have been had such holder exercised his warrants for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in ATAC.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for ATAC to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing an acquisition.
Section 404 of the Sarbanes-Oxley Act requires that ATAC evaluate and report on its system of internal controls. Following the initial business combination, if the Company is deemed to be a large accelerated filer or an accelerated filer, it will be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Further, for as long as the Company remains an emerging growth company, it will not be required to comply with the independent registered public accounting firm attestation requirement on its internal control over financial reporting. Following the Business Combination, the Company will be required to assure that it is in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of its internal controls. The need to develop the internal control system to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete the Business Combination as well as impose obligations of the Company following the Business Combination.
If ATAC were deemed an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete the Business Combination.
If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:
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restrictions on the nature of our investments; and

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restrictions on the issuance of securities, each of which may make it difficult for us to complete the Business Combination.

In addition, we may have imposed upon us burdensome requirements, including:
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registration as an investment company with the SEC;

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adoption of a specific form of corporate structure; and

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reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.
We do not believe that our principal activities and the Business Combination will subject us to the Investment Company Act. To this end, the proceeds held in the trust account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the trust agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. An investment in our securities is not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust

Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination (which shall be the Business Combination should it occur); (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend our amended and restated memorandum and articles of association (A) to modify the substance or timing of our obligation to provide holders of our Ordinary Shares the right to have their shares redeemed in connection with our initial business combination (which shall be the Business Combination should it occur) or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of our initial public offering or (B) with respect to any other provision relating to the rights of holders of our Class A ordinary shares; or (iii) absent an initial business combination (which shall be the Business Combination should it occur) within 24 months from the closing of our initial public offering, our return of the funds held in the trust account to our public shareholders as part of our redemption of the public shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. If we are unable to complete the Business Combination, our Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to Public Shareholders, and our warrants will expire worthless.
On March 30, 2022, the SEC issued proposed rules relating to, among other matters, the extent to which SPACs could become subject to regulation under the Investment Company Act. The SEC’s proposed rule under the Investment Company Act would provide a safe harbor for SPACs from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. The duration component of the proposed safe harbor rule would require a SPAC to file a report on Form 8-K with the Commission announcing that it has entered into an agreement with the target company (or companies) to engage in an initial business combination no later than 18 months after the effective date of the SPAC’s registration statement for its initial public offering. The SPAC would then be required to complete its initial business combination no later than 24 months after the effective date of its registration statement for its initial public offering. Although that proposed safe harbor rule has not yet been adopted, the SEC has indicated that are serious questions concerning the applicability of the Investment Company Act to a SPAC that does not complete its initial business combination within the proposed time frame set forth in the proposed safe harbor rule.
The proposed safe harbor rule has not yet been adopted, and one or more elements of the proposed safe harbor rule may not be adopted or may be adopted in a revised form. However, if we were deemed to be an investment company for purposes of the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and could increase the costs and time needed to complete a business combination or impair our ability to complete a business combination. If we have not completed our initial business combination within the required time period, our public shareholders may receive only approximately $10.55 per share, or less in certain circumstances, on the liquidation of our trust account and our warrants will expire worthless.
In connection with the Special Meeting, Public Shareholders may need to comply with specific requirements for redemption of their Public Shares that may make it more difficult for Public Shareholders to exercise their conversion rights prior to the deadline for exercising their rights.
In connection with any shareholder meeting called to approve a proposed initial business combination, each Public Shareholder will have the right, regardless of whether it is voting for or against such proposed business combination, to demand that ATAC convert its Public Shares into a share of the Trust Account. Such conversion will be effectuated under Cayman Islands law as a redemption of the Ordinary Shares, with the Redemption Price to be paid being the applicable pro rata portion of the monies held in the Trust Account. ATAC may require Public Shareholders who wish to convert their Public Shares in connection with a proposed business combination to either tender their certificates (if any) and redemption forms to the Transfer Agent or to deliver their share certificates (if any) and other redemption forms to the Transfer Agent electronically using DTC’s DWAC System. In order to obtain a physical share certificate, a Public Shareholder’s broker and/or clearing broker, DTC and the Transfer Agent will need to act to facilitate this request. It is ATAC’s understanding that Public Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because ATAC does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical share certificate. It is also ATAC’s understanding that it takes a short time to deliver shares through the DWAC System. However, this too may not be the case. Accordingly, if it takes longer than ATAC anticipates for Public Shareholders to deliver their share certificates (if any) and other redemption forms, Public Shareholders who wish to convert may be unable to meet the deadline for exercising their conversion rights and thus may be unable to convert their Public Shares.
Investors may not have sufficient time to comply with the delivery requirements for conversion.
Pursuant to ATAC’s Current Charter, ATAC is required to give a minimum of only 5 days’ notice for an extraordinary general meeting. As a result, if ATAC requires Public Shareholders who wish to convert their Public Shares into the right to receive a pro rata portion of the funds in the Trust Account to comply with specific delivery requirements for conversion, holders may not have sufficient time to receive the notice and deliver their share certificates (if any) and other redemption forms for conversion. Accordingly, investors may not be able to exercise their conversion rights and may be forced to retain ATAC’s securities when they otherwise would not want to.
If ATAC requires Public Shareholders who wish to convert their Public Shares to comply with the delivery requirements for conversion, such converting shareholders may be unable to sell their securities when they wish to in the event that the proposed business combination is not approved.
If ATAC requires Public Shareholders who wish to convert their Public Shares to comply with specific delivery requirements for conversion described above and such proposed business combination is not consummated, ATAC will promptly return such certificates to the tendering Public Shareholders. Accordingly, investors who attempted to convert their shares in such a circumstance will be unable to sell their securities after the failed acquisition until ATAC has returned their securities to them. The market price for ATAC’s shares may decline during this time and ATAC’s Public Shareholders may not be able to sell their securities when they wish to, even while other shareholders that did not seek conversion may be able to sell their securities.
Because ATAC is incorporated under the laws of the Cayman Islands and ATAC’s executive offices are located in Colombia, Public Shareholders may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. Federal courts may be limited.
Because ATAC is currently incorporated under the laws of the Cayman Islands, Public Shareholders may face difficulties in protecting their interests and their ability to protect their rights through the U.S. federal courts may be limited prior to the Domestication. ATAC is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon ATAC’s directors or officers, or enforce judgments obtained in the United States courts against ATAC’s directors or officers.
Until the Domestication is effected, ATAC’s corporate affairs are governed by the Current Charter, the Cayman Islands Companies Act and the common law of the Cayman Islands. The rights of ATAC Securityholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of its directors to ATAC under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of ATAC’s Securityholders and the fiduciary responsibilities of its directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.
ATAC has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against ATAC judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against ATAC predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the ATAC Board or controlling shareholders than they would as public stockholders of a United States company.
ATAC’s officers, directors, or any of their respective affiliates are not obligated to offer any corporate opportunity of which he or she may become aware to ATAC, except for certain limited circumstances, if the Business Combination is not consummated for any reason after the Domestication takes effect, and the Interim Charter becomes the governing charter of ATAC.
Pursuant to the Current Charter, to the fullest extent permitted by applicable law, ATAC’s directors and officers have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as ATAC. ATAC has renounced any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for ATAC’s directors and officers, on the one hand, and ATAC, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, ATAC’s directors and officers have no duty to communicate or offer any such corporate opportunity to ATAC and shall not be liable to ATAC or its shareholders for breach of any fiduciary duty solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to ATAC. Before ATAC consummates its Business Combination, ATAC will file certain documents in the Cayman Islands and the State of Delaware. At the effective time of the Domestication, ATAC will cease to be an exempted company incorporated under the laws of the Cayman Islands and will continue as a Delaware corporation. The Current Charter will be replaced by the Interim Charter and ATAC shareholders rights will cease to be governed by the laws of the Cayman Islands and will be governed by Delaware law. Although ATAC plans to consummate its initial business combination on the business day after the Domestication, in the event that the initial business combination is not consummated for any reason, the Interim Charter will become the governing charter of ATAC. Under the Interim Charter, ATAC’s officers and directors, or any of their respective affiliates may become aware of business opportunities which may be appropriate for presentation to ATAC and the other entities to which they owe certain fiduciary or contractual duties.
The inclusion of the “corporate opportunity” waiver in the Interim Charter provides ATAC with greater flexibility to attract and retain the officers and directors that ATAC feels are the best candidates. However, the personal and financial interests of ATAC’s directors and officers may influence their motivation and may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business opportunity are appropriate and are in ATAC shareholders’ best interest. The directors, officers or their respective affiliates will have no duty to communicate or offer such transaction or business opportunity to ATAC or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. ATAC’s directors, officers or their respective affiliates are only obligated to present the opportunity to ATAC when such opportunity was offered to such person solely in his or her capacity as a director or officer of ATAC and (i) such opportunity is one ATAC is legally and contractually permitted to undertake and would otherwise be reasonable for ATAC to pursue and (ii) the director or officer is permitted to refer that opportunity to ATAC without violating any legal obligation.
Risks Related to Tax
There is a risk that a U.S. Holder may recognize taxable gain with respect to its Ordinary Shares at the effective time of the Domestication.
As described more fully under the section entitled “Proposal 3: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to ATAC Shareholders” below, it is intended that the Domestication will constitute a tax-free reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Domestication so qualifies, U.S. Holders (as defined in such section) of Ordinary Shares will be subject to Section 367(b) of the Code and, as a result:
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A U.S. Holder of Ordinary Shares whose Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of ATAC’s earnings in income;

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A U.S. Holder of Ordinary Shares whose Ordinary Shares have a fair market value of $50,000 or more, but who on the date of the Domestication owns (actually and constructively) less than 10% of the total combined voting power and value of all classes of Ordinary Shares will generally recognize gain (but not loss) on the exchange of Ordinary Shares for shares in the Company (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amounts,” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Ordinary Shares, provided certain other requirements are satisfied. ATAC does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication; and

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A U.S. Holder of Ordinary Shares whose Ordinary Shares have a fair market value of $50,000 or more, and who on the date of the Domestication owns (actually and constructively) 10% or more of the total combined voting power or value of all classes of Ordinary Shares will generally be required to include in income as a dividend the “all earnings and profits amount,” (as defined in Treasury Regulation Section 1.367(b)-2(d))) attributable to its Ordinary Shares, provided certain other requirements are satisfied. ATAC does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.

Furthermore, even if the Domestication qualifies as a reorganization under Section 368(a) of the Code, a U.S. Holder of Ordinary Shares may still recognize gain (but not loss) upon the exchange of its Ordinary Shares for ATAC common stock pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code equal to the excess, if any, of the fair market value of the common stock of the Delaware corporation received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Ordinary Shares surrendered in exchange therefor. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply. In such event, the U.S. Holder’s aggregate tax basis in ATAC common stock received in connection with the Domestication should be the same as the aggregate tax basis of Ordinary Shares surrendered in the transaction, increased by any amount included in the income of such U.S. Holder under the PFIC rules. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the description in the section entitled “Proposal 3: The Business Combination Proposal — Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to ATAC Shareholders — U.S. Holders — Effect of PFIC Rules on the Domestication.”
ATAC could be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions.
ATAC could also be adversely affected by changes in applicable tax laws, regulations, or administrative interpretations thereof in the United States or other jurisdictions and changes in tax law could reduce ATAC’s after-tax income and adversely affect ATAC’s business and financial condition. For example, the U.S. federal tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”), enacted in December 2017, resulted in fundamental changes to the Code, including, among many other things, a reduction to the federal corporate income tax rate, a partial limitation on the deductibility of business interest expense, a limitation on the deductibility of certain director and officer compensation expense, limitations on net operating loss carrybacks and carryovers and changes relating to the scope and timing of U.S. taxation on earnings from international business operations. Subsequent legislation, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted on March 27, 2020, relaxed certain of the limitations imposed by the Tax Act for certain taxable years, including the limitation on the use and carryback of net operating losses and the limitation on the deductibility of business interest expense. The exact impact of the Tax Act and the CARES Act for future years is difficult to quantify, but these changes could materially affect us, Rally, Pubco, or our or their subsidiaries. In addition, other changes could be enacted in the future to increase the corporate tax rate, limit further the deductibility of interest, or effect other changes that could have a material adverse effect on ATAC’s financial condition. Such changes could also include increases in state taxes and other changes to state tax laws to replenish state and local government finances depleted by costs attributable to the COVID-19 pandemic and the reduction in tax revenues due to the accompanying economic downturn.
In addition, ATAC’s effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex and often open to interpretation. In the future, the tax authorities could challenge ATAC’s interpretation of laws, regulations and treaties, resulting in additional tax liability or adjustment to ATAC’s income tax provision that could increase ATAC’s effective tax rate. Changes to tax laws may also adversely affect ATAC’s ability to attract and retain key personnel.
Risks Related to Operational Factors Affecting Rally
Rally’s operating history and evolving business make it particularly difficult to evaluate Rally’s prospects and the risks and challenges Rally may encounter.
While Rally has primarily focused on mass transit ridesharing services since Rally launched in 2015, Rally’s business continues to evolve. Beginning in 2016, Rally has reevaluated and adjusted its pricing methodologies and expanded its business offerings to include MaaS and (in the future) SaaS. While it is difficult to evaluate the prospects and risks of any business, Rally’s relatively new and evolving business makes it particularly difficult to assess Rally’s prospects and the risks and challenges it may encounter. Risks and challenges Rally has faced or expects to face include its ability to:
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forecast its revenue and budget for and manage expenses;

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attract new riders to use its platform and have existing riders continue to use its platform in a cost-effective manner;

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comply with existing or developing and new or modified laws and regulations applicable to Rally’s business and the data it processes, including in jurisdictions where such regulations may still be developing or changing rapidly;

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manage its platform and business assets and expenses in light of the COVID-19 pandemic and related public health measures issued by various jurisdictions, including travel bans, travel restrictions, and shelter-in-place orders, as well as maintain demand for and confidence in the safety of Rally’s platform during and following the COVID-19 pandemic;

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plan for and manage expenditures for Rally’s current and future offerings, including expenses relating to Rally’s growth strategy;

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deploy and ensure utilization of the vehicles operating on Rally’s platform;

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anticipate and respond to macroeconomic changes and changes in the markets in which Rally operates;

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maintain and enhance the value of Rally’s reputation and brand;

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effectively manage Rally’s growth and business operations, including the impacts of the COVID-19 pandemic on Rally’s business;

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successfully expand Rally’s geographic reach;

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successfully expand Rally’s MaaS business and launch Rally’s SaaS business;

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hire, integrate and retain talented personnel; and

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successfully develop new platform features and offerings to enhance the experience of riders and corporate customers (as well as schools and municipalities).

If Rally fails to address the risks and difficulties that it faces, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, Rally’s business, financial condition and operating results could be adversely affected. Further, because Rally has limited historical financial data, operates in a rapidly evolving market and its growth strategy is premised on rapid international expansion, any predictions about Rally’s future revenue and expenses may not be as accurate as they would be if Rally had a longer operating history or operated in a more predictable market. If Rally’s assumptions regarding these risks and uncertainties, which Rally uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, Rally’s operating results could differ materially from its expectations and Rally’s business, financial condition and operating results could be adversely affected.
The COVID-19 pandemic and related responsive measures have disrupted and negatively impacted, and may in the future disrupt and negatively impact, Rally’s business, financial condition, and operating results. Rally cannot predict the extent to which the pandemic and related effects may in the future adversely impact its business, financial condition and operating results, and the execution of Rally’s strategic objectives.
In response to the COVID-19 pandemic, many governments around the world have implemented, and continue to implement, a variety of measures to reduce the spread of COVID-19, including travel restrictions and bans, instructions to residents to practice social distancing, quarantine advisories, shelter-in-place orders, required closures of non-essential businesses and additional restrictions on businesses as part of re-opening plans. These government mandates have had a significant negative impact on the ridesharing industry and many of the travel suppliers on which our business relies, as well as on our workforce, operations and clients. While many existing restrictions have begun to be lifted, there remains uncertainty around the impact of the new variants of COVID-19, if additional restrictions may be initiated, if there will be changes to travel behavior patterns when government restrictions are fully lifted, the continued efficacy of existing vaccines against the new variants and the timing of distribution and administration of vaccines globally.
The ongoing COVID-19 pandemic and related responsive measures have negatively impacted Rally’s business, financial condition, and operating results. The pandemic and these related responses continue to evolve and have caused, and may in the future cause, decreased demand for Rally’s platform relative to pre-COVID-19 levels and significant volatility and disruption of financial markets.
The COVID-19 pandemic has subjected Rally’s business, financial condition, and operating results to several risks, including, but not limited to the following:
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Declines in mobility due to COVID-19, including commuting, local travel, and business travel, have resulted in decreased demand for Rally’s platform. Changes in travel trends and behavior arising from COVID-19, including the impact of new variants, may develop or persist over time, which may further contribute to this adverse effect in the future.

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Rally may be required to or choose voluntarily to take additional actions for the health and safety of its workforce and users of its platform, including after the pandemic subsides, whether in response to government orders or based on Rally’s determinations. If these measures result in decreased productivity, harm Rally’s company culture, adversely affect Rally’s ability to timely and accurately report its financial statements or maintain internal controls, or otherwise negatively affect Rally’s business, Rally’s financial condition, and operating results could be adversely affected.

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Changes in driver behavior during the COVID-19 pandemic have led to reduced levels of driver availability for bus companies relative to rider demand in certain markets. This imbalance fluctuates for various reasons. To the extent that driver availability is limited, our service levels have been and may be in the future indirectly affected through increased prices or additional driver or rider incentives, which may adversely affect our business, financial condition and results of operation.

The COVID-19 pandemic and the resulting economic conditions and government orders forced many of our bus suppliers to pursue cost reduction measures and seek financing, including government financing and support, in order to reduce financial distress and continue operating, and to curtail drastically their service offerings. The COVID-19 pandemic has resulted, and may continue to result, in the restructuring or bankruptcy of certain of those bus suppliers, and renegotiation of the terms of our agreements with them. In addition, the COVID-19 pandemic resulted in a material decrease in business and consumer spending and an unprecedented decline in transaction volumes in the ridesharing industry. Our financial results and prospects are largely dependent on these transaction volumes.
Our financial results for the years ended December 31, 2021 and 2020 were significantly and negatively impacted, with a material decline in total revenues, net income, and cash flow from operations. Our revenue for the years ended December 31, 2021 and 2020 was $10.68 million and $4.02 million, respectively. Our total revenue decreased by $11.03 million or 73% for the year ended December 31, 2020. Thereafter, our total revenue increased by $6.66 million, or 166%, for the year ended December 31, 2021 compared to $4.02 million for the year ended December 31, 2020. Further, (i) we incurred a net loss of $2.61 million and $1.17 million for the years ended December 31, 2021 and 2020, respectively, and (ii) we had cash outflow from operations of $0.32 million and $1.60 million for the years ended December 31, 2021 and 2020, respectively. The initial downward trend could resurface and continue for an unpredictable period.
Starting as of the fourth quarter of 2020, many COVID-19 vaccines were approved for widespread distribution across the world. Nevertheless, notwithstanding widespread vaccine distribution across the world, new variants of COVID-19, such as the Omicron variants have been identified in the second half of 2021 and early 2022. Accordingly, there remains uncertainty around the path to full economic and travel recovery from the COVID-19 pandemic due to the challenging logistics of distributing the vaccines globally, adoption of vaccines globally, travel restrictions, as well as the unknown impact of the new variants of COVID-19. As a result, we are unable to predict accurately the impact that the COVID-19 pandemic will have on our business going forward. While travel has historically been resilient to macroeconomic events, with the continued spread of COVID-19 and other variants throughout the world, the COVID-19 pandemic and its effects could continue to have an adverse impact on our business, financial condition, results of operations and cash flows for the foreseeable future. Recent trends have shown that the widespread distribution and adoption of effective vaccines, as well as treatments, help encourage a return to travel, but the timing and further extent of those developments remains uncertain, particularly in light of the identification of new variants of COVID-19.
As the severity, magnitude, and duration of the COVID-19 pandemic, the resulting public health responses and its economic consequences remain uncertain and difficult to predict, the pandemic’s impact on Rally’s business, financial condition and operating results, as well as its impact on Rally’s ability to successfully execute its business strategies and initiatives, also remains uncertain and difficult to predict. As the cities in which Rally operates have reopened, the recovery of the economy and Rally’s business have fluctuated and varied by geography. Further, the ultimate impact of the COVID-19 pandemic on the riders and other users of Rally’s platform, as well as its employees, business, financial condition and operating results depends on many factors that are not within Rally’s control, including, but not limited, to: governmental, business and individuals’ actions that have been and continue to be taken in response to the pandemic (including restrictions on travel and transport and modified workplace activities); the impact of the pandemic and actions taken in response thereto on local or regional economies, travel and economic activity; the speed and efficacy of vaccine distribution; the availability of government funding programs; evolving laws and regulations regarding COVID-19, including those related to disclosure and notification; general economic uncertainty in key markets and financial market volatility; volatility in global economic conditions and levels of economic growth; the duration of the pandemic; the extent of any virus mutations or new variants of COVID-19; and the pace of recovery when the COVID-19 pandemic subsides.
Rally Experienced significant net losses for the years ended December 31, 2020 and 2021 as a direct result of the COVID-19 pandemic and related responsive measures. This downward trend could resurface and continue for an unpredictable period of time.
As a result of the COVID-19 pandemic, our financial results for the year ended December 31, 2020 and the results for the 2021 fiscal year were significantly and negatively impacted, with a material decline in total revenues, net income and cash flow from operations as compared to 2019. Our revenue for the years ended December 31, 2021 and 2020 was $10.68 million and $4.02 million, respectively, compared to revenue of $15.04 million for the year ended December 31, 2019. Our total revenue decreased by $11.03 million or 73%

for the year ended December 31, 2020 compared to $15.04 million for the year ended December 2019. Thereafter, our total revenue increased by $6.66 million, or 166%, for the year ended December 31, 2021 compared to $4.02 million for the year ended December 31, 2020. Further, (i) we incurred a net loss of $2.61 million and $1.17 million for the years ended December 31, 2021 and 2020, respectively, compared to a net loss of $2.5 million for the year ended December 31, 2019, and (ii) we had cash outflow from operations of $0.32 million and $1.60 million for the years ended December 31, 2021 and 2020, respectively, compared to cash outflow from operations of $0.97 million for the year ended December 31, 2019. The initial downward trend could resurface and continue for an unpredictable period of time.
A deterioration of general macroeconomic conditions could materially and adversely affect Rally’s business and financial results.
Our business and results of operations are subject to global economic conditions, including any resulting effect on spending by us or riders. A deterioration of general macroeconomic conditions, including slower growth or recession, inflation, changes to fuel and other energy costs or vehicle costs, or decreases in consumer spending power or confidence may harm our results of operations. Economic weakness or uncertainty, and constrained consumer spending have in the past resulted in, and may in the future result in, decreased revenues and earnings. Such factors could make it difficult to accurately forecast revenues and operating results and could negatively affect our ability to make decisions about future investments. In addition, economic instability or uncertainty, and other events beyond our control, such as the COVID-19 pandemic, have, and may continue to, put pressure on economic conditions, which has led, and could lead, to reduced demand for services on our platform or greater operating expenses. For example, inflation has broadly impacted the auto service industry, which has increased our insurance costs. In addition, gas prices have risen significantly and in light of these costs, we have implemented a temporary per ride fuel surcharge in most markets. If general economic conditions deteriorate in the United States or in other markets where we operate, discretionary spending may decline and demand for ridesharing may be reduced. An economic downturn resulting in a prolonged recessionary period may have a further adverse effect on our revenue.
Increases in fuel, food, labor, energy, and other costs could adversely affect our operating results.
Factors such as inflation, increased fuel prices, and increased vehicle purchase, rental, or maintenance costs may increase the costs incurred by drivers and carriers when providing services on our platform. Many of the factors affecting driver and carrier costs are beyond the control of these parties or Rally. A decreased supply of drivers, consumers, or carriers on our platform would decrease our network liquidity, which could harm our business and operating results.
Several cities in which Rally operates and plans to operate in the future have been subject to political and economic instability.
Rally currently conducts most of its business operations in the United States, and its growth strategy is premised on the rapid introduction of its platform into both emerging and developed markets. Several of the cities in which Rally operates or plans to operate its business have previously, and in the future may be, subject to instances of political instability, civil unrest, hostilities, terrorist activities and economic volatility. Any such events may lead to, among other things, declines in rider demand for Rally’s platform, whether arising from safety concerns, a drop in consumer confidence or otherwise, a general deterioration of economic conditions, currency volatility or adverse changes to the political and regulatory environment. Any such developments and any other forms of political or economic instability in Rally’s markets may harm Rally’s business, financial condition and operating results.
Rally faces competition and could lose market share to competitors, which could adversely affect Rally’s business, financial condition and operating results.
Rally believes that its principal competition for ridership is public transportation services. Rally’s business model is premised in part on promoting the safety, efficiency and convenience of its offerings to convert public transportation users into riders on Rally’s platform. While Rally has previously been successful in attracting and retaining new riders, public transportation is often available at a lower price and with a greater variety of routes than the rides Rally offers. In addition, public transportation operators in Rally’s markets may in the future make improvements or implement measures to enhance the safety, efficiency and convenience of their networks. If current and potential riders do not view the advantages of Rally’s platform as outweighing the difference in price, or if the successful introduction of such improvements or measures weakens the competitive advantages of Rally’s offerings, Rally may be unable to retain existing riders or attract new riders and its business, financial condition and operating results may be adversely affected.
Rally also faces competition from other ridesharing companies and car hire and taxi companies. The ridesharing market in particular is intensely competitive and is characterized by rapid changes in technology, shifting rider needs and preferences and frequent introductions of new services and offerings. Rally expects competition to increase, both from existing competitors and new entrants in the markets in which Rally operates or plans to operate, and such competitors may be well-established and enjoy greater resources or other strategic advantages. If Rally is unable to anticipate or successfully react to these competitive challenges in a timely manner, Rally’s competitive position could weaken, or fail to improve, and Rally could experience a decline in revenue or growth stagnation that could adversely affect Rally’s business, financial condition and operating results.
Certain of Rally’s current and potential competitors have greater financial, technical, marketing, research and development and other resources, greater name recognition, longer operating histories or a larger global user base than Rally does. Such competitors may be able to devote greater resources to the development, promotion and sale of offerings and offer lower prices in certain markets than Rally does, which could adversely affect Rally’s business, financial condition and operating results. These and other factors may allow Rally’s competitors to derive greater revenue and profits from their existing user bases, attract and retain riders at lower costs or respond more quickly to new and emerging technologies and trends. Current and potential competitors may also establish cooperative or strategic relationships, or consolidate, amongst themselves or with third parties that may further enhance their resources and offerings.
Rally believes that its ability to compete effectively depends upon many factors both within and beyond Rally’s control, including:
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the popularity, utility, ease of use, performance and reliability of Rally’s offerings;

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Rally’s reputation, including the perceived safety of Rally’s platform, and brand strength;

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Rally’s pricing models and the prices of its offerings;

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Rally’s ability to manage its business and operations during the ongoing COVID-19 pandemic and recovery as well as in response to related governmental, business and individuals’ actions that continue to evolve (including restrictions on travel and transport and modified workplace activities);

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Rally’s ability to attract and retain riders to use its platform;

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Rally’s ability to develop new offerings, including the expansion of its SaaS platform;

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Rally’s ability to continue leveraging and enhancing its data analytics capabilities;

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Rally’s ability to establish and maintain relationships with strategic partners and third-party service providers;

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Rally’s ability to deploy and ensure utilization of the vehicles operating on its platform;

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changes mandated by, or that Rally elects to make to address, legislation, regulatory authorities or litigation, including settlements, judgments, injunctions and consent decrees;

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Rally’s ability to attract, retain and motivate talented employees;

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Rally’s ability to raise additional capital as needed; and

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acquisitions or consolidation within Rally’s industry.

If Rally is unable to compete successfully, Rally’s business, financial condition and operating results could be adversely affected.

The mass transit ridesharing market is still in relatively early stages of growth and if the market does not continue to grow, grows more slowly than Rally expects or fails to grow as large as Rally expects, Rally’s business, financial condition and operating results could be adversely affected.
Prior to COVID-19, the mass transit ridesharing market was growing rapidly, but it is still relatively new, and it is uncertain to what extent market acceptance will continue to grow, if at all, particularly after the COVID-19 pandemic. Rally’s success will depend to a substantial extent on the willingness of people to widely-adopt mass transit ridesharing. If the public does not perceive Rally’s offerings as beneficial, or chooses not to adopt them as a result of concerns regarding public health or safety, affordability or for other reasons, then the market for Rally’s offerings may not further develop, may develop more slowly than Rally expects or may not achieve the growth potential Rally expects. Any of the foregoing risks and challenges could adversely affect Rally’s business, financial condition and operating results.
If Rally fails to cost-effectively attract and retain new riders or to increase utilization of its platform by existing riders, Rally’s business, financial condition and operating results could be harmed.
Rally’s success depends in part on its ability to cost-effectively attract and retain new riders and increase utilization of Rally’s platform by current riders. Riders have a wide variety of options for transportation, including public transportation, taxis and other ridesharing offerings. Rider preferences may also change from time to time with the advent of new mobility technologies, different behaviors and attitudes towards the environment and new urban planning practices (including increased focus on public transportation and public-private partnerships with respect to mobility). To expand its rider base, Rally must appeal to new riders who have historically used other forms of transportation or other ridesharing platforms. Rally believes that its paid marketing initiatives have been critical in promoting awareness of Rally’s brand and offerings, which in turn drives new rider growth and rider utilization. Further, as Rally continues to expand into new geographic areas, it will be relying in part on referrals from existing riders to attract new riders. However, Rally’s brand and ability to build trust with existing and new riders may be adversely affected by complaints and negative publicity about Rally, its offerings, its policies, including its pricing algorithms, or its competitors, even if factually incorrect or based on isolated incidents. Further, if existing and new riders do not perceive the transportation services provided by Rally’s platform to be reliable, safe and affordable, or if Rally fails to offer new and relevant offerings and features on its platform, Rally may not be able to attract or retain riders or to increase their utilization of its platform. Further, government and private business actions in response to the COVID-19 pandemic, such as travel bans, travel restrictions, shelter-in-place orders, increased reliance on work-from-home rather than working in offices, and people and businesses electing to move away from more densely populated cities, have decreased and may in the future decrease utilization of Rally’s platform by riders including longer term.
As Rally continues to expand into new geographic areas, it will be relying in part on referrals from existing riders to attract new riders, and therefore must ensure that its existing riders remain satisfied with its offerings. If Rally fails to continue to grow its rider base, retain existing riders or increase the overall utilization of its platform by existing riders, Rally’s business, financial condition and operating results could be adversely affected.
Rally depends on its key personnel and other highly skilled personnel, and if Rally fails to attract, retain, motivate or integrate its personnel, Rally’s business, financial condition and operating results could be adversely affected.
Rally’s success depends in part on the continued service of its co-founder and Chief Executive Officer, senior management team, key technical employees and other highly skilled personnel and on Rally’s ability to identify, hire, develop, motivate, retain and integrate highly qualified personnel for all areas of its organization. Rally may not be successful in attracting and retaining qualified personnel to fulfill its current or future needs, and actions Rally takes in response to the impact of the COVID-19 pandemic on Rally’s business may harm Rally’s reputation or impact its ability to recruit qualified personnel in the future. See “The COVID-19 pandemic and related responsive measures have disrupted and negatively impacted, and may in the future disrupt and negatively impact, Rally’s business, financial condition, and operating results. Rally cannot predict the extent to which the pandemic and related effects may in the future adversely impact its business, financial condition and operating results, and the execution of Rally’s strategic objectives.” Rally’s competitors may be successful in recruiting and hiring members of Rally’s management team or other key employees, and it may be difficult to find suitable replacements on a timely basis, on competitive terms, or at all. If Rally is unable to attract and retain the rideshare Personnel, particularly in critical areas of its business, Rally may not achieve its strategic goals.
Rally faces intense competition for highly skilled personnel. To attract and retain top talent, Rally has had to offer, and Rally believes it will need to continue to offer, competitive compensation and benefits packages. Job candidates and existing personnel often consider the value of the equity awards they receive in connection with their employment. If the perceived value of Rally’s equity or equity awards declines or Rally is unable to provide competitive compensation packages, Rally’s ability to attract and retain highly qualified personnel may be adversely affected and Rally may experience increased attrition. Rally may need to invest significant amounts of cash and equity to attract and retain new employees and expend significant time and resources to identify, recruit, train and integrate such employees, and Rally may never realize returns on these investments. If Rally is unable to effectively manage its hiring needs or successfully integrate new hires, Rally’s efficiency, ability to meet forecasts and employee morale, productivity and retention could suffer, which could adversely affect Rally’s business, financial condition and operating results
Rally’s reputation, brand and the network effects among the riders using Rally’s platform are important to its success, and if Rally is not able to maintain and continue developing its reputation, brand and network effects, its business, financial condition and operating results could be adversely affected.
Rally believes that building a strong reputation and brand as a safe, reliable and affordable platform and continuing to increase the strength of the network effects among the riders using Rally’s platform (i.e., the advantages that derive from having more riders using Rally’s platform) are critical to its ability to attract and retain riders. The successful development of Rally’s reputation, brand and network effects will depend on a number of factors, many of which are outside Rally’s control. Negative perception of Rally or its platform may harm Rally’s reputation, brand and network effects, including as a result of:
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complaints or negative publicity about Rally or drivers or riders on its platform, its offerings or its policies and guidelines, including Rally’s practices and policies with respect to drivers, or the ridesharing industry, even if factually incorrect or based on isolated incidents;

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illegal, negligent, reckless or otherwise inappropriate behavior by drivers, riders or third parties;

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a failure to offer riders competitive pricing and convenient service;

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a failure to provide the range of routes, dynamic routing, and ride types sought by riders;

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actual or perceived inaccuracies in demand prediction and other defects or errors in Rally’s platform;

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concerns by riders about the safety of ridesharing and Rally’s platform, including in light of the COVID-19 pandemic;

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actual or perceived disruptions in Rally’s platform, site outages, payment disruptions or other incidents that impact the reliability of Rally’s offerings;

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failure to protect Rally’s customer personal data, or other privacy or data security breaches;

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litigation involving, or investigations by regulators into, Rally’s business;

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users’ lack of awareness of, or compliance with, Rally’s policies;

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Rally’s policies or changes thereto that users or others perceive as overly restrictive, unclear or inconsistent with Rally’s values or mission or that are not clearly articulated;

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a failure to enforce Rally’s policies in a manner that users perceive as effective, fair and transparent;

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a failure to operate Rally’s business in a way that is consistent with Rally’s stated values and mission;

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inadequate or unsatisfactory user support service experiences;

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illegal or otherwise inappropriate behavior by Rally’s management team or other employees or contractors;

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negative responses by riders to new offerings on Rally’s platform;

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accidents or other negative incidents involving the use of Rally’s platform;

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perception of Rally’s treatment of employees or contractors and Rally’s response to employee sentiment related to political or social causes or actions of management;

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political or social policies or activities; or

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any of the foregoing with respect to Rally’s competitors, to the extent such resulting negative perception affects the public’s perception of Rally or its industry as a whole.

If Rally does not successfully maintain and develop its brand, reputation and network effects and successfully differentiate its offerings from the offerings of competitors, Rally’s business may not grow, Rally may not be able to compete effectively and it could lose existing riders or fail to attract new riders to use its platform, any of which could adversely affect Rally’s business, financial condition and operating results.
Rally’s company culture has contributed to its success and if Rally cannot maintain this culture as it grows, its business, financial condition and operating results could be harmed.
Rally believes that its culture, which promotes proactivity, taking ownership and putting riders first has been critical to its success. Rally faces a number of challenges that may affect its ability to sustain its corporate culture, including:
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failure to identify, attract, reward and retain people in leadership positions in Rally’s organization who share and further Rally’s culture, values and mission;

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Rally’s rapid growth strategy, which involves increasing the size and geographic dispersion of Rally’s workforce;

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shelter-in-place orders in certain jurisdictions where Rally operates that have required many of Rally’s employees to work remotely, as well as return to work arrangements and workplace strategies;

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the inability to achieve adherence to Rally’s internal policies and core values, including Rally’s diversity, equity and inclusion practices;

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competitive pressures to move in directions that may divert Rally from its mission, vision and values;

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the continued challenges of the rapidly-evolving mass-transit ridesharing industry;

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the increasing need to develop expertise in new areas of business and operate across borders;

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potential negative perception of Rally’s treatment of employees or Rally’s response to employee sentiment related to political or social causes or actions of management;

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changes to employee work arrangements in response to COVID-19; and

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the integration of new personnel and businesses from potential acquisitions.

If Rally is not able to maintain its corporate culture, Rally’s business, financial condition and operating results could be adversely affected.
Rally’s growth strategy will subject it to additional costs, compliance requirements and risks, and Rally’s plans may not be successful.
Rally intends to pursue a rapid growth strategy to expand its operations into new international markets. In 2022, Rally has expanded its offerings in Brazil, and has introduced its Rally Business offerings in Germany. Operating in a large number of cities will require significant attention of Rally’s management to oversee operations over a broad geographic area with varying legal and regulatory environments, competitive dynamics and cultural norms and customs and will place significant burdens on Rally’s operations, engineering, finance and legal and compliance functions. Rally may incur significant operating expenses as a result of its national presence and its expansion plans will be subject to a variety of challenges, including:
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recruitment and retention of talented and capable employees who uphold and maintain Rally’s company culture in each of its markets;

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competition from local incumbents with existing knowledge of local markets that may market and operate more effectively and may enjoy greater local affinity or awareness;

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the need to adapt to new markets, including the need to localize Rally’s offerings and marketing efforts to the preferences of local riders;

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public health concerns or emergencies, including the COVID-19 pandemic and other highly communicable diseases or viruses;

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compliance with varying laws and regulatory standards, including with respect to data privacy, cybersecurity, tax, trade compliance, environmental and other vehicle standards and local regulatory restrictions;

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the risk that local laws and business practices favor local competitors;

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compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and similar laws in other jurisdictions;

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obtaining any required government approvals, licenses or other authorizations;

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varying levels of Internet and mobile technology adoption and infrastructure;

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currency exchange restrictions or costs and exchange rate fluctuations;

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political, economic, or social instability, which may cause disruptions to Rally’s business;

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operating in jurisdictions with reduced, nonexistent or unenforceable protection for intellectual property rights or where Rally does not have intellectual property rights; and

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limitations on the repatriation and investment of funds as well as foreign currency exchange restrictions.

Rally’s limited experience in operating its business in multiple countries increases the risk that any potential expansion efforts that Rally may undertake will not be successful and may require Rally to terminate its operations in certain markets. Rally intends to invest substantial time and resources to expand its operations internationally. As a result, if Rally is unable to manage these risks effectively, Rally’s business, financial condition and operating results could be adversely affected.
Rally will incur significant costs as a result of operating as a public company and Rally’s management expects to devote substantial time to public company compliance programs.
As a public company, Rally will incur significant legal, accounting and other expenses due to Rally’s compliance with regulations and disclosure obligations applicable to us, including compliance with the Sarbanes-Oxley Act, as well as rules implemented by the SEC and Nasdaq. Shareholder activism, the current political environment and the current high level of government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact, in ways Rally cannot currently anticipate, the manner in which we operate our business. Rally’s management and other personnel will devote a substantial amount of time to these compliance programs and monitoring of public company reporting obligations and as a result of the new corporate governance and executive compensation related rules, regulations and guidelines prompted by the Dodd-Frank Act and further regulations and disclosure obligations expected in the future, Rally will likely need to devote additional time and costs to comply with such compliance programs and rules. These rules and regulations will cause Rally to incur significant legal and financial compliance costs and will make some activities more time-consuming and costly.
To comply with the requirements of being a public company, Rally may need to undertake various actions, including implementing new internal controls and procedures and hiring new accounting or internal audit staff. The Sarbanes-Oxley Act requires that Rally maintain effective disclosure controls and procedures and internal control over financial reporting. Rally is continuing to develop and refine Rally’s disclosure controls and other procedures that are designed to ensure that information required to be disclosed by Rally in the reports that Rally files with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, is accumulated and communicated to Rally’s principal executive and financial officers. Rally’s current controls and any new controls that Rally develops may become inadequate and weaknesses in Rally’s internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls when Rally becomes subject to this requirement could negatively impact the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of Rally’s internal control over financial reporting that Rally may be required to include in Rally’s periodic reports Rally will file with the SEC under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, harm Rally’s operating results, cause Rally to fail to meet Rally’s reporting obligations or result in a restatement of Rally’s prior period financial statements. In the event that Rally is not able to demonstrate compliance with the Sarbanes-Oxley Act, that Rally’s internal control over financial reporting is perceived as inadequate or that Rally is unable to produce timely or accurate financial statements, investors may lose confidence in Rally’s operating results and the price of the Pubco Common Shares could decline. In addition, if Rally is unable to continue to meet these requirements, Rally may not be able to remain listed on NYSE.
If Rally fails to effectively manage its growth and optimize its organizational structure, Rally’s business, financial condition and operating results could be adversely affected.
Since its launch in 2015, Rally has experienced rapid growth in its business, revenues and the number of users on its platform. Rally expects this growth to continue following the recovery of the world economy from the COVID-19 pandemic. This growth has placed, and will continue to place, significant demands on Rally’s management and Rally’s operational and financial infrastructure. The steps Rally takes to manage its business operations, including policies for employees, and to align Rally’s operations with Rally’s strategies for growth, may adversely affect Rally’s reputation and brand and its ability to recruit, retain and motivate highly skilled personnel.
Rally’s ability to manage growth and business operations effectively and to integrate new employees, technologies and acquisitions into its existing business will require Rally to continue to expand its operational and financial infrastructure and to continue to retain, attract, train, motivate and manage employees. Continued growth could strain Rally’s ability to develop and improve its operational, financial and management controls, enhance its reporting systems and procedures, recruit, train and retain highly skilled personnel and maintain user satisfaction. Additionally, if Rally does not effectively manage the growth of its business and operations, then Rally’s reputation, brand, business, financial condition and operating results could be adversely affected.
Illegal, improper or otherwise inappropriate activity of riders, drivers or other users, whether or not occurring while utilizing Rally’s platform, could expose Rally to liability and harm its business, brand, financial condition and operating results.
Illegal, improper or otherwise inappropriate activities by riders, drivers or other users, including the activities of individuals who may have previously engaged with, but are not then receiving or providing services offered through, Rally’s platform could adversely affect Rally’s brand, business, financial condition and operating results. These activities may include assault, theft, unauthorized use or sharing of rider accounts and other misconduct. Such conduct could expose Rally to liability or adversely affect Rally’s brand or reputation.
While Rally has taken measures to guard against these illegal, improper or otherwise inappropriate activities, these measures may prove inadequate to prevent such activities or Rally may not be successful in implementing them effectively.
Further, any negative publicity related to the foregoing, whether an incident occurred on Rally’s platform, on Rally’s competitors’ platforms, or on any ridesharing platform, could adversely affect Rally’s reputation and brand or public perception of the ridesharing industry as a whole, which could negatively affect demand for Rally’s platform and potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could harm Rally’s business, financial condition and operating results.
Changes to Rally’s pricing could adversely affect its ability to attract or retain riders to use its platform.
Demand for Rally’s offerings is sensitive to the price of rides. Many factors, including operating costs, legal and regulatory requirements or constraints and Rally’s current and future competitors’ pricing and marketing strategies, could significantly affect Rally’s pricing strategies. Competitors may offer, or may in the future offer, lower-priced or a broader range of offerings or use marketing strategies that enable them to attract or retain riders at a lower cost than Rally does.
Rally uses pricing algorithms to set prices depending on the route, time of day and expected rates of utilization. In the past, Rally has made pricing changes and spent significant resources on marketing rider incentives, and there can be no assurance that Rally will not be forced, through competitive pressures, regulation or otherwise, to reduce the price of rides for riders, or to increase Rally’s marketing and other expenses to attract and retain riders using its platform.
Furthermore, the economic sensitivity of riders using Rally’s platform may vary by geographic location, and as Rally expands into new markets, its pricing methodologies may not enable it to compete effectively in these locations. Local regulations may affect Rally’s pricing in certain geographic locations, which could amplify these effects. Rally has launched, and may in the future launch, new pricing strategies and initiatives, such as subscription packages and rider loyalty programs. Rally has also modified, and may in the future modify, existing pricing methodologies, such as its up-front pricing policy. Any of the foregoing actions may not ultimately be successful in attracting and retaining riders.
Any actual or perceived security or privacy breach could interrupt Rally’s operations and adversely affect its reputation, brand, business, financial condition and operating results. Rally has previously experienced a data breach that resulted in the exposure of customer information.
Rally’s business involves the collection, storage, transmission and other processing of Rally’s users’ personal and other sensitive data. An increasing number of organizations, including large online and off-line merchants and businesses, other large Internet companies, financial institutions and government institutions, have disclosed breaches of their information security systems and other information security incidents, some of which have involved sophisticated and highly targeted attacks. Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched, Rally may be unable to anticipate or prevent these attacks. In addition, users on Rally’s platform could have vulnerabilities on their own mobile devices that are entirely unrelated to Rally’s systems and platform, but could mistakenly attribute their own vulnerabilities to Rally. Further, breaches experienced by other companies may also be leveraged against Rally. For example, credential stuffing and ransomware attacks are becoming increasingly common, and sophisticated actors can mask their attacks, making them increasingly difficult to identify and prevent. Certain efforts may be state-sponsored or supported by significant financial and technological resources, making them even more difficult to detect.
Although Rally has developed systems and processes that are designed to protect users’ data, prevent data loss and prevent other privacy or security breaches, these measures cannot guarantee security. Rally’s information technology and infrastructure may be vulnerable to cyberattacks or security breaches, and third parties may be able to access Rally’s users’ payment card data and other personal information that are accessible through those systems. Rally is still a growing company and may not have sufficient dedicated personnel or internal oversight to detect, identify, and respond to all privacy or security incidents. Additionally, as Rally expands its operations, including sharing data with third parties or continuing the work-from-home practices of its employees (including increased use of video conferencing), Rally’s exposure to cyberattacks or security breaches may increase. Further, employee error, malfeasance or other errors in the storage, use or transmission of personal information could result in an actual or perceived privacy or security breach or other security incident. Although Rally has policies restricting the access to the personal information it stores, these policies may be breached or prove inadequate.
Any actual or perceived breach of privacy or security could interrupt Rally’s operations, result in Rally’s platform being unavailable, result in loss or improper disclosure of data, result in fraudulent transfer of funds, harm Rally’s reputation and brand, damage Rally’s relationships with strategic partners and third-party service providers, result in significant legal, regulatory and financial exposure and lead to loss of rider confidence in, or decreased use of, Rally’s platform, any of which could adversely affect Rally’s business, financial condition and operating results. Any breach of privacy or security impacting any entities with which Rally may share or disclose data could have similar effects. Further, any cyberattacks or security and privacy breaches directed at Rally’s competitors could reduce confidence in the ridesharing industry as a whole and, as a result, reduce confidence in Rally.

Additionally, responding to any privacy or security breach, including defending against claims, investigations or litigation in connection with any privacy or security breach, regardless of their merit, could be costly and divert management’s attention. Rally does not currently maintain any insurance to cover security breaches and incidents or losses relating to its network systems or operations. As a result, the successful assertion of one or more large claims against Rally could have an adverse effect on Rally’s reputation, brand, business, financial condition and operating results.
Cybersecurity and data privacy incidents or breaches may damage client relations and inhibit Rally’s growth.
The confidentiality and security of Rally’s information, and that of third parties, is critical to Rally’s business. Rally’s services involve the transmission, use, and storage of customers’ and their customers’ information, which may be confidential or contain personally identifiable information. Any cybersecurity or data privacy incidents could have a material adverse effect on Rally’s results of operations and financial condition. While Rally maintains a broad array of information security and privacy measures, policies and practices, its networks may be breached through a variety of means, resulting in someone obtaining unauthorized access to Rally’s information, to information of Rally’s customers or their customers, or to Rally’s intellectual property; disabling or degrading service; or sabotaging systems or information. In addition, hardware, software, systems, or applications Rally develops or procures from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. Unauthorized parties may also attempt to gain access to Rally’s systems or facilities, or those of third parties with whom Rally does business, through fraud or other forms of deceiving Rally’s employees, contractors, and vendors. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, Rally may be unable to anticipate these techniques or to implement adequate preventative measures. Rally will continue to incur significant costs to continuously enhance its information security measures to defend against the threat of cybercrime. Any cybersecurity or data privacy incident or breach may result in:
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loss of revenue resulting from the operational disruption;

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loss of revenue or increased bad debt expense due to the inability to invoice properly or to customer dissatisfaction resulting in collection issues;

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loss of revenue due to loss of customers;

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material remediation costs to recreate or restore systems;

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material investments in new or enhanced systems in order to enhance Rally’s information security posture;

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cost of incentives offered to customers to restore confidence and maintain business relationships;

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reputational damage resulting in the failure to retain or attract customers;

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costs associated with potential litigation or governmental investigations;

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costs associated with any required notices of a data breach;

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costs associated with the potential loss of critical business data;

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difficulties enhancing or creating new products due to loss of data or data integrity issues; and

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other consequences of which Rally is not currently aware but would discover through the process of remediating any cybersecurity or data privacy incidents or breaches that may occur.

Cybersecurity attacks or security breaches could adversely affect our ability to operate, could result in personal information and our proprietary information being lost, stolen, made inaccessible, improperly disclosed or misappropriated and may cause us to be held liable or subject to regulatory’ penalties and sanctions and to litigation (including class action litigation), which could have a material adverse effect on our reputation and business.
We and third party service providers on our behalf, collect, use and transmit a large volume of personal information, which pose a tempting target for malicious actors who may seek to carry out cyber-attacks against us or our suppliers or service providers. The secure transmission of client information over the internet is essential in maintaining the confidence of suppliers and travelers. Substantial or ongoing data security breaches or cyber-attacks, whether instigated internally or externally on our system or other internet-based systems, expose us to a significant risk of loss, theft, the rendering inaccessible, improper disclosure or misappropriation of this information, and resulting regulatory actions, litigation (including class action litigation) and potential liability, damages and regulatory fines and penalties, and other related costs (including in connection with our investigation and remediation efforts), which could significantly affect our reputation and harm our business. Further, some of our third party service providers, suppliers and other third parties may receive or store information, including client information provided by us. Our suppliers currently require most riders to pay for their transactions with their credit card, especially in the U.S. Increasingly sophisticated technological capabilities pose greater cybersecurity threats and could result in a cyber-attack or a compromise or breach of the technology that we use to protect client transaction data.
We incur material expense to protect against cyber-attacks and security breaches and their consequences, and we may need to increase our security-related expenditures to maintain or increase our systems’ security in the future. However, despite these efforts, our security measures may not prevent cyber-attacks or data security breaches from occurring, and we may ultimately fail to detect, or accurately assess the severity of, a cyber-attack or security breach or not respond quickly enough. In addition, to the extent we experience a cyber-attack or security breach, we may be unsuccessful in implementing remediation plans to address exposure and future harms. It is possible that computer circumvention capabilities, new discoveries or advances or other developments, which change frequently and often are not recognized until launched against a target, could result in a compromise or breach of client data, even if we take all reasonable precautions, including to the extent required by law. These risks are likely to increase as we expand our offerings, expand internationally, integrate our products and services, and store and process more data, including personal information and other sensitive data. Further, if any of our third party service providers, suppliers or other third parties with whom we share client data fail to implement adequate data-security practices or fail to comply with our terms and policies or otherwise suffer a network or other security breach, our clients’ information may be improperly accessed, used or disclosed.
If a party (whether internal, external, an affiliate or unrelated third party) is able to circumvent our data security systems or those of the third parties with whom we share client information or engage in cyber-attacks, such cyber-attacks or data breaches could result in such party obtaining our proprietary information, the loss, theft or inaccessibility of, unauthorized access to, or improper use or disclosure of, our clients’ data and/or significant interruptions in our operations. Cyber-attacks and security breaches could also result in severe damage to our IT infrastructure, including damage that could impair our ability to offer our services. In addition, cyber-attacks or security breaches could result in negative publicity, damage our reputation, divert management’s time and attention, increase our expenditure on cybersecurity measures, expose us to risk of loss or litigation and possible liability, subject us to regulatory penalties and sanctions (and lead to further enhanced regulatory oversight), or cause travelers and potential travel suppliers to lose confidence in our security and choose to use the services of our competitors, any of which would have a material adverse effect on our brands, market share, results of operations and financial condition.
Defects, errors or vulnerabilities in Rally’s applications, backend systems or other technology systems and those of third-party technology providers could harm Rally’s reputation and brand and adversely impact Rally’s business, financial condition and operating results.
The software underlying Rally’s platform is highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after the code has been released. The third-party software that Rally incorporates into its platform may also be subject to errors or vulnerability. Any errors or vulnerabilities discovered in Rally’s code or third-party software could result in negative publicity, loss of users, loss of revenue and access or other performance issues. Such vulnerabilities could also be exploited by malicious actors and result in exposure of data of users on Rally’s platform, or otherwise result in a data breach. Rally may need to expend significant financial and development resources to analyze, correct, eliminate or work around errors or defects or to address and eliminate vulnerabilities. Any failure to timely and effectively resolve any such errors, defects or vulnerabilities could adversely affect Rally’s business, financial condition and operating results as well as negatively impact Rally’s reputation or brand.

Rally relies on various third-party product and service providers and if such third parties do not perform adequately or terminate their relationships with Rally, Rally’s costs may increase and its business, financial condition and operating results could be adversely affected.
Rally’s success depends in part on its relationships with third-party product and service providers. For example, Rally relies on third-parties to fulfill various marketing, web hosting, payment, communications and data analytics services to support Rally’s platform. If any of Rally’s partners terminates its relationship with Rally, including as a result of COVID-19-related impacts to their business and operations or for competitive reasons, or refuses to renew its agreement on commercially reasonable terms, Rally would need to find an alternate provider, and may not be able to secure similar terms or replace such providers in an acceptable time frame. While Rally does not own or operate vehicles, in the event that vehicle manufacturers issue recalls or the supply of vehicles or automotive parts is interrupted, including as a result of public health crises, such as the COVID-19 pandemic, affecting the vehicles operating on Rally’s platform, the availability of vehicles on Rally’s platform could become constrained.
In addition, Rally’s business may be adversely affected to the extent the software and services used by Rally’s third-party service providers do not meet expectations, contain errors or vulnerabilities, are compromised or experience outages. Rally cannot be certain that its licensors are not infringing the intellectual property rights of others or that the suppliers and licensors have sufficient rights to the technology in all jurisdictions in which Rally may operate. If Rally is unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against suppliers, licensors or Rally itself, or if Rally is unable to continue to obtain the technology or enter into new agreements on commercially reasonable terms, Rally’s ability to develop its platform containing that technology could be severely limited and its business could be harmed. If Rally is unable to obtain necessary technology from third parties, it may be forced to acquire or develop alternate technology, which may require significant time and effort and may be of lower quality or performance standards. This would limit and delay Rally’s ability to provide new or competitive offerings and increase Rally’s costs. If alternate technology cannot be obtained or developed, Rally may not be able to offer certain functionality as part of its offerings, which could adversely affect Rally’s business, financial condition and operating results.
Any of these risks could increase Rally’s costs and adversely affect Rally’s business, financial condition and operating results. Further, any negative publicity related to any of Rally’s strategic partners and third-party service providers, including any publicity related to quality standards or safety concerns, could adversely affect Rally’s reputation and brand, and could potentially lead to increased regulatory or litigation exposure.
If Rally fails to effectively predict rider demand or to set pricing and routing accordingly, Rally’s business, financial condition and operating results could be adversely affected.
Rally relies on its proprietary technology to predict and dynamically update routing in response to changes in demand, to optimize pricing in response to such demand and to maximize per-vehicle utilization. If Rally is unable to effectively predict and meet rider demand and to update its routing and pricing accordingly, Rally may lose ridership and its revenues may decrease. In addition, riders’ price sensitivity varies by geographic location, among other factors, and if Rally is unable to effectively account for such variability in its pricing methodologies, its ability to compete effectively in these locations could be adversely affected. Any of the foregoing risks could adversely impact Rally’s business, financial condition and operating results.
If Rally is not able to successfully develop new offerings on its platform and enhance its existing offerings, Rally’s business, financial condition and operating results could be adversely affected.
Rally’s ability to attract new riders, retain existing riders and increase utilization of its offerings will depend in part on its ability to successfully create and introduce new offerings and to improve upon and enhance existing offerings. As a result, Rally may introduce significant changes to its existing offerings or develop and introduce new and unproven offerings. If any of Rally’s new or enhanced offerings are unsuccessful, including as a result of any inability to obtain and maintain required permits or authorizations or other regulatory constraints or because they fail to generate sufficient return on Rally’s investments, Rally’s business, financial condition and operating results could be adversely affected.

Furthermore, new rider demands regarding platform features, the availability of superior competitive offerings or a deterioration in the quality of Rally’s offerings or ability to bring new or enhanced offerings to market quickly and efficiently could negatively affect the attractiveness of Rally’s platform and the economics of Rally’s business, requiring it to make substantial changes to and additional investments in its offerings or business model. In addition, Rally frequently experiments with and tests different offerings and marketing strategies. If these experiments and tests are unsuccessful, or if the offerings and strategies Rally introduces based on the results of such experiments and tests do not perform as expected, Rally’s ability to attract new riders, retain existing riders and maintain or increase utilization of Rally’s offerings may be adversely affected.
Rally’s market is characterized by rapid technology change, particularly across the SaaS and MaaS offerings, which require it to develop new products and product innovations, and any delays in such development could adversely affect market adoption of Rally’s products and its financial results. Developing and launching new offerings or enhancements to the existing offerings on Rally’s platform involves significant risks and uncertainties, including risks related to the reception of such offerings by existing and potential future riders, increases in operational complexity, unanticipated delays or challenges in implementing such offerings or enhancements, increased strain on Rally’s operational and internal resources (including an impairment of Rally’s ability to accurately forecast rider demand) and negative publicity in the event such new or enhanced offerings are perceived to be unsuccessful. Rally intends to continue to scale its business rapidly, and significant new initiatives have in the past resulted in, and in the future may result in, operational challenges affecting Rally’s business.
In addition, developing and launching new offerings and enhancements to Rally’s existing offerings may involve significant up-front capital investments. Such investments may not generate a positive return on investment. Further, from time to time Rally may reevaluate, discontinue and/or reduce these investments and decide to discontinue one or more of its offerings. Any of the foregoing risks and challenges could negatively impact Rally’s ability to attract and retain riders, its ability to increase utilization of its offerings and its visibility into expected operating results, and could adversely affect Rally’s business, financial condition and operating results. Additionally, Rally’s near-term operating results may be impacted by long-term investments in the future.
Rally may require additional capital to support the growth of its business, which may not be available on terms acceptable to it, or at all.
Since commencing operations in 2015, Rally has funded its operations and capital expenditures primarily through equity issuances, convertible note issuances and cash generated from operations. To support its business, Rally must have sufficient capital to continue to make significant investments in its offerings, including potential new offerings. If Rally raises additional funds through the issuance of equity or equity-linked securities in the future, existing shareholders could experience significant dilution.
Rally’s ability to obtain financing in the future will depend upon, among other things, Rally’s development efforts, business plans and operating performance and the condition of the capital markets at the time Rally seeks such financing. Additionally, COVID-19 may impact Rally’s access to capital and make raising additional capital more difficult or available only on less favorable terms. Rally cannot be certain that additional financing will be available to it on favorable terms, or at all. If Rally is unable to obtain adequate financing or financing on terms satisfactory to it or within the timeframe it requires, its ability to continue to support its business growth and to respond to business challenges could be significantly limited, and Rally’s business, financial condition and operating results could be adversely affected.
Rally’s metrics and estimates, including the key metrics included in this proxy statement/prospectus, are subject to inherent challenges in measurement, and real or perceived inaccuracies in those metrics may harm Rally’s reputation and negatively affect Rally’s business, financial condition and operating results.
Rally regularly reviews and may adjust its processes for calculating the metrics used to evaluate growth, measure performance and make strategic decisions. These metrics, including utilization and avoided emissions, among others, which are calculated using internal company data and have not been evaluated by a third-party. Rally’s metrics may differ from estimates published by third parties or from similarly titled metrics of Rally’s competitors due to differences in methodology or the assumptions on which Rally relies, and Rally may make material adjustments to its processes for calculating its metrics in order to enhance accuracy, because better information becomes available or other reasons, which may result in changes to such metrics. The estimates and forecasts Rally discloses relating to the size and expected growth of Rally’s addressable market may prove to be inaccurate. Even if the markets in which Rally competes meet the size estimates and growth Rally has forecasted, Rally’s business could fail to grow at similar rates, if at all. Additionally, while Rally may at times create and publish metrics or other disclosures regarding ESG matters, many of the statements in those voluntary disclosures are based on expectations and assumptions that may or may not be representative of current or actual risks or events or forecasts of expected risks or events, including the costs associated therewith. Such expectations and assumptions are necessarily uncertain given the long timelines involved and the lack of an established single approach to identify, measuring, and reporting on many ESG matters. If investors or analysts do not consider Rally’s metrics to be accurate representations of its business, or if Rally discovers material inaccuracies in its metrics, then Rally’s business, financial condition and operating results could be adversely affected.
Rally’s marketing efforts to help grow its business may not be effective.
Promoting awareness of Rally’s offerings is important to Rally’s ability to grow its business and to attract new riders and can be costly. Rally believes that much of the growth in its rider base is attributable to its paid marketing initiatives. Rally’s marketing efforts currently include offline marketing (such as in-person promotional events), online marketing (such as social media and Internet-driven advertising campaigns), and partnerships with other businesses, through which Rally offers promotions and other incentives to the customers of such businesses. As Rally expands its business into new markets, its marketing initiatives may become increasingly expensive, and generating a meaningful return on those initiatives may be difficult. Even if Rally successfully increases revenue due to its paid marketing efforts, such an increase may not offset the additional marketing expenses Rally incurs.
If Rally’s marketing efforts are not successful in promoting awareness of Rally’s offerings or attracting new riders, or corporate customers, or if Rally cannot cost-effectively manage its marketing expenses, Rally’s operating results and financial condition could be adversely affected. If Rally’s marketing efforts successfully increase awareness of its offerings, this could also lead to increased public scrutiny of its business and increase the likelihood of third parties bringing legal proceedings against Rally. Any of the foregoing risks could harm Rally’s business, financial condition, and operating results.
Any failure to offer high-quality user support may harm Rally’s relationships with users and could adversely affect Rally’s reputation, brand, business, financial condition, and operating results.
Rally’s ability to attract and retain riders and corporate customers to use its platform depends partly on the ease and reliability of its offerings, including its ability to provide high-quality support. Riders and other users of Rally’s platform depend on Rally’s support services to resolve any issues relating to its offerings, such as issues relating to payments or reporting a safety incident. Rally’s ability to provide adequate and timely support is dependent on its ability to automate support services for simple issues (such as route inquiries) and, for other issues, to retain and deploy third-party service providers who are qualified to support users and sufficiently knowledgeable regarding Rally’s offerings. As Rally continues to grow its business and improve and expand its offerings, it will face challenges in providing quality support services at scale. As Rally expands its offerings into new territories, it will be required to provide support services specific to its offerings and the needs of users in the applicable market. Furthermore, the COVID-19 pandemic may impact Rally’s ability to provide adequate and timely support (such as a decrease in the availability of service providers and an increase in response time). Any failure to provide high-quality user support, or a market perception that Rally does not offer high-quality support, could adversely affect Rally’s reputation, brand, business, financial condition and operating results.
Systems failures and resulting interruptions in the availability of Rally’s website, applications, platform, or offerings could adversely affect Rally’s business, financial condition, and operating results.
Rally’s systems, or those of the third parties upon which Rally relies, may experience service interruptions or degradation because of hardware and software defects or malfunctions, distributed denial-of-service and other cyberattacks, human error, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, computer viruses, ransomware, malware or other events. Rally’s systems may also be subject to break-ins, sabotage, theft and intentional acts of vandalism, including by Rally’s employees. Some of Rally’s systems are not fully redundant, and Rally’s disaster recovery planning may not be sufficient for all eventualities. Any business interruption insurance that Rally obtains in the future may not be adequate to cover all of Rally’s losses that may result from interruptions in Rally’s service due to systems failures and similar events.
Rally may experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of Rally’s offerings. These events could result in loss of revenue. A prolonged interruption in the availability or reduction in the availability, speed, or other functionality of Rally’s offerings could adversely affect Rally’s business and reputation and could result in the loss of users. Moreover, to the extent that any system failure or similar event results in harm to the users using its platform, Rally may make voluntary payments to compensate for such harm or the affected users could seek monetary recourse or contractual remedies from Rally for their losses and such claims, even if unsuccessful, would likely be time-consuming and costly for Rally to address.
Rally’s business could be adversely impacted by changes in users’ access to the Internet and mobile devices or unfavorable changes in, or Rally’s failure to comply with, existing or future laws governing the Internet and mobile devices.
Rally’s business depends on users’ access to its platform via the Internet and mobile devices. Rally operates in and plans to expand into markets that may have low levels of Internet penetration or provide limited Internet connectivity in some areas. The price of mobile devices and Internet access may limit Rally’s potential growth in such markets. Internet infrastructure in such markets may not support, and may be disrupted by, continued growth in the number of Internet users, their frequency of use or their bandwidth requirements. Any such failure in Internet or mobile device accessibility, even for a short period, could adversely affect Rally’s business, financial condition, or operating results.
Rally is subject to several laws and regulations specifically governing the Internet and mobile devices that are constantly evolving. Existing and future laws and regulations, or changes thereto, may impede the growth and availability of the Internet and Rally’s offerings, require Rally to change its business practices, or raise compliance costs or other costs of doing business. These laws and regulations, which continue to evolve, cover taxation, privacy and data protection, pricing, copyrights, mobile and other communications, advertising practices, consumer protections, online payment services, and the characteristics and quality of offerings, among other things. Any failure, or perceived failure, by Rally to comply with any of these laws or regulations could result in damage to Rally’s reputation and brand, a loss of users, and fines or proceedings by governmental agencies, any of which could adversely affect Rally’s business, financial condition and operating results.
Rally relies on mobile operating systems and application marketplaces to make its mobile applications available to the riders using its platform. If Rally does not effectively operate with or receive favorable placements within such application marketplaces and maintain high user reviews, Rally’s usage or brand recognition could decline and Rally’s business, financial results and operating results could be adversely affected.
Rally depends in part on mobile operating systems, such as Android and iOS, and their respective application marketplaces to make its applications available to riders using its platform. Any changes in such systems and application marketplaces that degrade the functionality of Rally’s applications or give preferential treatment to competitors’ applications could adversely affect the usage of Rally’s platform. If such mobile operating systems or application marketplaces limit or prohibit Rally from making its applications available to riders, make changes that degrade the functionality of Rally’s applications, increase the cost of using its applications, impose terms of use unsatisfactory to Rally or modify their search or ratings algorithms in ways that are detrimental to it, or if the placement of competitors in such mobile operating systems’ application marketplaces is more prominent than the placement of Rally’s applications, overall growth in Rally’s rider base could slow. Rally’s applications have experienced fluctuations in number of downloads in the past, and Rally anticipates fluctuations in the future. Any of the foregoing risks could adversely affect Rally’s business, financial condition and operating results.
As new mobile devices and mobile platforms are released, there is no guarantee that certain mobile devices will continue to support Rally’s platform or effectively roll out updates to Rally’s applications. Additionally,

Rally needs to ensure that its offerings are designed to work effectively with a range of mobile technologies, systems, networks, and standards to deliver high-quality applications. Rally may not be successful in developing or maintaining relationships with key participants in the mobile industry that enhance the experience of riders. If riders on Rally’s platform encounter any difficulty accessing or using Rally’s applications on their mobile devices, or if Rally is unable to adapt to changes in popular mobile operating systems, Rally’s business, financial condition, and operating results could be adversely affected.
Rally depends on the interoperability of its platform across third-party applications and services that Rally does not control.
Rally’s platform integrates with various communications, ticketing, payment and social media vendors. As Rally’s offerings expand and evolve, its platform may have an increasing number of integrations with other third-party applications, products and services. Third-party applications, products, and services are constantly evolving, and Rally may not be able to maintain or modify its platform to ensure its compatibility with third-party offerings following development changes. In addition, some of Rally’s competitors or third parties upon which Rally relies may take actions that disrupt the interoperability of Rally’s platform with their products or services or exert strong business influence on Rally’s ability to operate and distribute its platform or the terms on which it does so. As Rally’s respective products evolve, Rally expects the types and levels of competition to increase. Should any of Rally’s competitors or other third parties modify their products, standards or terms of use in a manner that degrades the functionality or performance of Rally’s platform or is otherwise unsatisfactory to Rally or gives preferential treatment to competitive products or services, Rally’s products, platform, business, financial condition and operating results could be adversely affected.
If Rally is unable to make acquisitions and investments or successfully integrate them into its business, or if Rally enters into strategic transactions that do not achieve its objectives, Rally’s business, financial condition and operating results could be adversely affected.
As part of its business strategy, Rally may consider various potential strategic transactions, including acquisitions of businesses, new technologies, services and other assets and strategic investments that complement Rally’s business. As Rally grows, it also may explore investments in new technologies, which Rally may develop or other parties may develop. There is no assurance that such acquired businesses will be successfully integrated into Rally’s business or generate substantial revenue, or that Rally’s investments in other technologies will generate returns for its business.
Acquisitions involve numerous risks, any of which could harm Rally’s business and negatively affect Rally’s business, financial condition and operating results, including:
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intense competition for suitable acquisition targets, which could increase acquisition costs and adversely affect Rally’s ability to consummate transactions on favorable or acceptable terms;

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failure or material delay in consummating a transaction;

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transaction-related lawsuits or claims;

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Rally’s ability to successfully obtain indemnification;

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difficulties in integrating the technologies, operations, existing contracts, and personnel of an acquired company;

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difficulties in retaining key employees or business partners of an acquired company;

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diversion of financial and management resources from existing operations or alternative acquisition opportunities;

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failure to realize the anticipated benefits or synergies of a transaction;

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failure to identify the problems, liabilities, or other shortcomings or challenges of an acquired company or technology, including issues related to intellectual property, data privacy, cybersecurity, regulatory compliance practices, litigation, revenue recognition or other accounting practices, or employee or user issues;

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risks that regulatory bodies may enact new laws or promulgate new regulations that are adverse to an acquired company or business;

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theft of Rally’s trade secrets or confidential information that Rally shares with potential acquisition candidates;

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risks that an acquired company or investment in new offerings cannibalizes a portion of Rally’s existing business; and

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adverse market reaction to an acquisition.

In addition, Rally may divest businesses or assets or enter into joint ventures, strategic partnerships or other strategic transactions. These types of transactions also present certain risks. For example, Rally may not achieve the desired strategic, operational, and financial benefits of a divestiture, partnership, joint venture, or other strategic transaction. Further, during the pendency of a divestiture or the integration or separation process of any strategic transaction, Rally may be subject to risks related to a decline in business or a loss of employees, customers, or suppliers.
If Rally fails to address the foregoing risks or other problems encountered in connection with past or future acquisitions of businesses, new technologies, services and other assets, strategic investments or other transactions, or if Rally fails to integrate such acquisitions or investments successfully, or if it is unable to successfully complete other transactions or such transactions do not meet its strategic objectives, its business, financial condition and operating results could be adversely affected.
Rally’s business could be adversely affected by natural disasters, public health crises, political crises, economic downturns, or other unexpected events.
A natural disaster, such as an earthquake, fire, hurricane, tornado or flood, or significant power outage, could disrupt Rally’s operations, mobile networks, the Internet or the operations of Rally’s third-party technology providers. In addition, any public health crises, other epidemics, political crises, such as terrorist attacks, war and other political or social instability, or other catastrophic events could adversely affect Rally’s operations or the economy as a whole. Moreover, the likelihood of such events may increase as a result of climate change or other systemic impacts. The impact of such events or other disruption to Rally or its third-party providers’ abilities could result in decreased demand for Rally’s offerings or a disruption in the provision of Rally’s offerings, which could adversely affect Rally’s business, financial condition and operating results.
Rally’s business, financial condition and operating results are also subject to general economic conditions in the markets in which it operates. Any deterioration of economic conditions in such markets could lead to, among other things, increased unemployment and decreased consumer spending and commercial activity. As a result, demand for Rally’s platform by riders may decline. Rally cannot predict the timing or duration of any economic slowdown or subsequent economic recovery in the markets in which it operates or intends to operate. An economic downturn resulting in a prolonged recessionary period may adversely affect Rally’s business, financial condition and operating results.
Risks Related to Regulatory, Legal and Tax Factors Affecting Rally
Uncertainties with respect to the legal systems in the jurisdictions in which Rally operates, including changes in laws and the adoption and interpretation of new laws and regulations, could adversely affect Rally’s business, financial condition and operating results.
At present, Rally conducts the majority of its operations in the United States, but it currently has operations in India and intends to scale its currently limited Brazil and Germany operations significantly by 2025. There are, and will likely continue to be, substantial uncertainties regarding the interpretation and application of laws and regulations in the jurisdictions in which Rally operates, including the laws and regulations governing Rally’s business, the enforcement and performance of contractual arrangements and the protection of intellectual property rights. The legal systems in the cities in which Rally operates may not be as predictable or developed, and in particular, may not have developed laws and regulations relating to the ridesharing industry. As a result, existing laws and regulations may be applied inconsistently and, in certain circumstances, it may be difficult to determine what actions or omissions may be deemed to violate applicable laws and regulations. There can be no assurance that Rally’s business will not be found to violate applicable laws or regulations in these jurisdictions in the future.
In addition, the jurisdictions in which Rally has business operations may in the future enact new laws and regulations relating to the Internet, emissions and other environmental matters associated with ridesharing operations, the ridesharing industry generally and the operation of Rally’s business, and the interpretation and enforcement of such laws may involve significant uncertainties. New laws and regulations that affect Rally’s existing and proposed future businesses may also be applied retroactively.
Rally is, and will likely in the future be, required to hold multiple registrations, licenses, permits and approvals in connection with its business operations. New laws and regulations may be adopted from time to time that require Rally to obtain registrations, licenses, permits and approvals in addition to those Rally already holds. In addition, any such required registrations, licenses, permits and approvals may be difficult for Rally to obtain. If Rally fails to obtain any required registrations, licenses, permits or approvals or is otherwise found to be operating its business in a manner that is not compliant with applicable law, Rally may be subject to fines, revocation of its licenses and permits or other sanctions or be required to discontinue or restrict Rally’s operations in such jurisdictions. Rally cannot predict the effect that the interpretation of existing or new laws or regulations may have on Rally’s business.
Any of the foregoing or similar occurrences or developments could significantly disrupt Rally’s business operations and restrict Rally from conducting a substantial portion of its business operations in these jurisdictions, which could adversely affect Rally’s business, financial condition or operating results.
As Rally expands its offerings, it may become subject to additional laws and regulations, and any actual or perceived failure by Rally to comply with such laws and regulations or manage the increased costs associated with such laws and regulations could adversely affect Rally’s business, financial condition, and operating results.
As Rally continues to expand its offerings and user base, it may become subject to additional laws and regulations, which may differ or conflict from one jurisdiction to another. Many of these laws and regulations were adopted prior to the advent of Rally’s industry and related technologies and, as a result, do not contemplate or address the unique issues faced by Rally’s industry.
Despite Rally’s efforts to comply with applicable laws, regulations and other obligations relating to its offerings, it is possible that Rally’s practices, offerings or platform could be inconsistent with, or fail or be alleged to fail to meet all requirements of, such laws, regulations or obligations. Rally’s failure to comply with such laws, regulations or obligations may result in Rally being blocked from or limited in providing or operating its products and offerings in such jurisdictions, or it may be required to modify its business model in those or other jurisdictions as a result. Moreover, Rally’s failure, or the failure by Rally’s third-party service providers, to comply with applicable laws or regulations or any other obligations relating to Rally’s offerings, could harm Rally’s reputation and brand, discourage new and existing riders from using Rally’s platform, lead to refunds of rider fares or result in fines or proceedings by governmental agencies or private claims and litigation, any of which could adversely affect Rally’s business, financial condition and operating results
Rally operates as a broker within a heavily regulated industry; re-classification as a motor carrier could result in significant additional regulatory compliance requirements and/or tort liability which could adversely affect Rally.
Participants in the bus transportation industry are generally divided between motor carriers and brokers. Motor carriers are entities that provide transportation by motor vehicle. Motor carriers that transport passengers are widely referred to as bus companies. Motor carriers are liable for the transportation that they provide, be it by vehicles directly operated or by vehicles operated by a contractor. Brokers such as Rally, do not, themselves, provide transportation, but instead merely arrange for, and sell, transportation by motor vehicle. Brokers that arrange for passenger transportation are widely referred to as travel agents and tour operators. Brokers are not liable for the transportation that they arrange, although brokers may be held liable for the negligent selection of the motor carrier that provides transportation. The line separating brokers from motor carriers is the degree of control over the transportation that is arranged or provided: a person will be deemed to be a motor carrier, and not a broker, if that person exercises significant control over the transportation provided. Official guidance on the degree of control that will separate motor carriers from brokers is limited and unclear. Due to the lack of clarity, Rally has petitioned the FMCSA with a request for rulemaking on the subject. The petition, dated April 19, 2021, remains unacted upon, having been neither granted nor denied. A court or a regulatory body may find Rally to be a motor carrier and not a broker, resulting in additional regulatory requirements that could adversely impact our business.
With respect to tort liability, brokers generally have no liability for torts related to the transportation provided by a motor carrier. However, recent litigation involving brokers within the trucking industry may implicate parallel concerns for brokers within the bus industry. Frequently, the brokers that have arranged for the transportation provided by a negligent motor carrier have deep pockets. Accordingly, plaintiffs seek to impose carrier liability on the broker. Typically, this is accomplished by showing that the broker had exercised too much control over the transportation, was acting as a motor carrier itself, and should therefore share in the liability. Many courts are sympathetic to injured plaintiffs, especially when opposed by well-capitalized brokers. While many motor carriers engaged by Rally are large and well-capitalized, others are not. Notwithstanding capitalization levels, as a result of unfavorable tort litigation outcomes, there remains a risk that Rally could be found to have exercised the requisite control and direction over the transportation and be deemed a motor carrier. Such a finding could result in liability being imposed against Rally for the negligence of the bus company involved and adversely affect us. While Rally seeks to include indemnification rights in its contracts with carriers, Rally will not have a right to indemnification from the carrier in all circumstances (even in circumstances where indemnification might be expected based on the relative fault of the parties), and the carriers may be financially unable to fulfill indemnification obligations that do exist.
Rally is subject to various laws relating to anti-corruption, anti-bribery, anti-money laundering, and countering the financing of terrorism and has operations in certain countries known to experience high levels of corruption. Rally has not implemented, or has only recently implemented, certain policies and procedures for the operation of its business and compliance with applicable laws and regulations, including policies with respect to anti-bribery and anti-corruption matters and cyber protection.
Rally is subject to anti-corruption, anti-bribery, and anti-money laundering and countering the financing of terrorism laws in the jurisdictions in which Rally does business. Rally will be subject to such laws in other jurisdictions in the future, including, for example, Brazil and Germany. These laws generally prohibit Rally, its employees and agents from improperly influencing government officials or commercial parties to, among other things, obtain or retain business, direct business to any person, or gain any improper advantage. Under applicable anti-bribery and anti-corruption laws, Rally could be held liable for acts of corruption and bribery committed by third-party business partners and service providers, representatives, and agents who acted on Rally’s behalf.
Rally and its third-party business partners, representatives, and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. Rally is subject to the risk that it could be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries and its and their respective employees, representatives, contractors, and agents, even if Rally does not authorize such activities. Rally’s employees from time to time consult or engage in discussions with government officials in the jurisdictions where it operates with respect to potential changes in government policies or laws relating to the mass transit ridesharing industry, which may heighten such anti-corruption-related risks.
Rally in the process of reviewing its compliance program to identify areas for enhancements, and Rally intends to continuously update and improve its compliance program as it expands its operations into new jurisdictions and becomes subject to a larger number of anti-corruption-related laws. However, there remains no guarantee that any such expanded compliance program will be fully effective at all times.
Any violation of applicable anti-bribery, anti-corruption, anti-money laundering, and countering the financing of terrorism laws could result in whistleblower complaints, adverse media coverage, harm to Rally’s reputation and brand, investigations, imposition of significant legal fees, severe criminal or civil sanctions and disgorgement of profits, suspension or loss of required licenses and permits, exit from an important market, substantial diversion of management’s attention, a drop in Rally’s share price, or other adverse consequences, any or all of which could have a material and adverse effect on Rally’s business, financial condition and operating results.

Rally may be subject to claims, lawsuits, government investigations and other proceedings that adversely affect Rally’s business, financial condition and operating results.
Rally has been subject to claims, lawsuits, government investigations and other legal and regulatory proceedings in the ordinary course of business, including those involving labor and employment, commercial disputes and tax matters. Rally expects to continue to be subject to claims, lawsuits, government investigations and other legal or regulatory proceedings in the ordinary course of business, which may involve any of the foregoing matters as well as licensing and permits, pricing practices, competition, consumer complaints, personal injury, anti-discrimination, intellectual property disputes and other matters, and Rally may become subject to additional types of claims, lawsuits, government investigations and other legal or regulatory proceedings as Rally’s business grows and as Rally deploys new offerings. Moreover, certain liabilities may be imposed by jurisdictions where Rally operates, including tax liability, which may subject it to regulatory enforcement procedures if it does not or cannot comply.
The results of any such claims, lawsuits, government investigations or other legal or regulatory proceedings cannot be predicted. Any claims against Rally, whether meritorious or not, could be time-consuming, result in costly litigation, harm Rally’s reputation, require significant management attention and divert substantial resources. It is possible that a resolution of such proceedings could result in substantial damages, settlement costs, fines and penalties that could adversely affect Rally’s business, financial condition and operating results. These proceedings could also result in harm to Rally’s reputation and brand, sanctions, injunctions or other orders requiring a change in Rally’s business practices. Any of these consequences could adversely affect Rally’s business, financial condition and operating results. Furthermore, under certain circumstances, Rally has contractual and other legal obligations to indemnify and to incur legal expenses on behalf of Rally’s business and commercial partners, including the motorcoach carriers with whom it contracts.
A determination in, or settlement of, any legal proceeding, whether Rally is a party to such legal proceeding or not, that involves Rally’s industry could harm Rally’s business, financial condition and operating results.
In addition, Rally regularly includes arbitration provisions in Rally’s Terms of Service with riders using Rally’s platform. These provisions are intended to streamline the dispute resolution process for all parties involved, as arbitration can, in some cases, be faster and less costly than litigating disputes in court. However, arbitration may become more expensive, or the volume of arbitration may increase and become burdensome. The use of arbitration provisions may subject Rally to certain risks to its reputation and brand, as these provisions have been the subject of increasing public scrutiny in certain jurisdictions.
Further, with the potential for conflicting rules regarding the scope and enforceability of arbitration across the jurisdictions in which Rally operates and may operate in the future, there is a risk that some or all of Rally’s arbitration provisions could be subject to challenge or may need to be revised to exempt certain categories of protection. If Rally’s arbitration agreements were found to be unenforceable, in whole or in part, or particular claims are required to be exempted from arbitration, Rally could experience an increase in its costs to litigate disputes and the time involved in resolving such disputes, and Rally could face increased exposure to potentially costly lawsuits, each of which could adversely affect Rally’s business, financial condition and operating results.
Failure to protect or enforce Rally’s intellectual property rights could harm Rally’s business, financial condition and operating results.
Rally’s success is dependent in part upon protecting Rally’s intellectual property rights and technology (such as code, confidential information, data, processes and other forms of information, knowhow and technology). As Rally grows, it will continue to develop intellectual property that is important for its existing or future business. Rally relies on a combination of copyright, trademark, service mark, trade secret, know-how and confidential information laws and contractual restrictions to establish and protect Rally’s intellectual property. However, the steps Rally takes to protect its intellectual property may not be sufficient and may vary by jurisdiction. Even if Rally does detect violations, Rally may need to engage in litigation to enforce its rights. Any enforcement efforts Rally undertakes, including litigation, could be time-consuming and expensive and could divert the attention of management. While Rally takes precautions designed to protect its intellectual property, it may still be possible for competitors and other unauthorized third parties to copy Rally’s technology, reverse engineer its data and use its proprietary information to create or enhance competing solutions and services, which could adversely affect Rally’s position in the rapidly evolving and increasingly competitive mass-transit ridesharing industry.
Rally has not registered its intellectual property outside the United States and Australia. Some license provisions that protect against unauthorized use, copying, transfer and disclosure of Rally’s technology may be unenforceable under the laws of certain countries. Rally’s intellectual property protection and enforcement strategy is influenced by many considerations, including costs, where Rally has business operations, where Rally might have business operations in the future, legal protections available in a specific jurisdiction and/or other strategic considerations. As such, Rally does not have identical or analogous intellectual property protection in all jurisdictions, which could limit Rally’s freedom to operate as it expands into new jurisdictions. As Rally expands its offerings into new jurisdictions, its exposure to unauthorized use, copying, transfer and disclosure of proprietary information will likely increase. Rally may need to expend additional resources to protect, enforce or defend its intellectual property, which could harm Rally’s business, financial condition or operating results.
Rally enters into confidentiality and intellectual property assignment agreements with employees and contractors and enters into confidentiality agreements with third-party providers and corporate customers. There can be no assurance that these agreements will effectively control access to, and use and distribution of, Rally’s platform and proprietary information. Further, these agreements do not prevent Rally’s competitors from independently developing technologies that are substantially equivalent or superior to Rally’s offerings. Competitors and other third parties may also attempt to reverse engineer Rally’s data, which would compromise Rally’s trade secrets and other rights.
Rally may be required to spend significant resources monitoring and protecting its intellectual property rights, and some violations may be difficult or impossible to detect. Litigation to defend and enforce Rally’s intellectual property rights could be costly, time-consuming and distracting to management and could result in the impairment or loss of portions of Rally’s intellectual property. Rally’s efforts to enforce its intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of Rally’s intellectual property rights. Rally’s inability to protect its intellectual property and proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of Rally’s management’s attention and resources, could impair the functionality of Rally’s platform, delay introductions of enhancements to Rally’s platform, result in Rally substituting inferior or more costly technologies into its platform or harm Rally’s reputation or brand. In addition, Rally may be required to license additional technology from third parties to develop and market new offerings or platform features, which may not be on commercially reasonable terms and could adversely affect Rally’s ability to compete.
The ridesharing industry has also been subject to attempts to steal intellectual property. Although Rally takes measures to protect its property, if it is unable to prevent the theft of its intellectual property or its exploitation, the value of Rally’s investments may be undermined and Rally’s business, financial condition and operating results may be negatively impacted.
Claims by others that Rally infringed their proprietary technology or other intellectual property rights could harm Rally’s business, financial condition and operating results.
Companies in the Internet and technology industries are frequently subject to litigation based on allegations of infringement or other violations of intellectual property rights. In addition, certain companies and rights holders seek to enforce and monetize patents or other intellectual property rights they own or otherwise obtained. As Rally’s public profile grows and the number of competitors in Rally’s markets increases, and as Rally continues to develop new technologies and intellectual property, the possibility of intellectual property rights claims against Rally may grow. From time to time, third parties may assert claims of infringement of intellectual property rights against Rally. Rally does not hold any patents. Competitors of Rally and others may now and in the future have significantly larger and more mature patent portfolios than Rally has. In addition, future litigation may involve patent holding companies or other adverse patent owners who have no relevant product or service revenue and against whom Rally’s own patents (if and when acquired) may therefore provide little or no deterrence or protection. Many potential litigants, including some of Rally’s competitors and patent-holding companies, have the ability to dedicate substantial resources to assert their intellectual property rights. Any claim of infringement by a third-party, even those without merit, could cause

Rally to incur substantial costs defending against such claim, could distract management’s attention from the operation of Rally’s business and could require Rally to cease its use of certain intellectual property. Furthermore, because intellectual property litigation may involve a substantial amount of discovery, Rally may risk compromising its own confidential information in the course of any such litigation. Rally may be required to pay substantial damages, royalties or other fees in connection with a claimant securing a judgment against Rally, Rally may be subject to an injunction or other restrictions that prevent Rally from using or distributing its intellectual property, or Rally may agree to a settlement that prevents it from distributing its offerings or a portion thereof, which could adversely affect Rally’s business, financial condition and operating results.
With respect to any intellectual property rights claim, Rally may have to seek out a license to continue operations if found to be in violation of such rights, which may not be available on favorable or commercially reasonable terms and may significantly increase Rally’s operating expenses. Some licenses may be non-exclusive, and therefore Rally’s competitors may have access to the same technology licensed to Rally. If a third-party does not offer Rally a license to its intellectual property on reasonable terms, or at all, Rally may be required to develop alternative, non-infringing technology or other intellectual property, which could require significant time (during which Rally would be unable to continue to offer Rally’s affected offerings), effort and expense and may ultimately not be successful. Any of these events could adversely affect Rally’s business, financial condition and operating results.
Changes in laws or regulations relating to privacy, data protection or the protection or transfer of personal data, or any actual or perceived failure by Rally to comply with such laws and regulations or any other obligations relating to privacy, data protection or the protection or transfer of personal data, could adversely affect Rally’s business.
Rally receives, transmits and stores a large volume of personally identifiable information and other data relating to the users of Rally’s platform. Numerous national and international laws, rules and regulations applicable to the jurisdictions in which Rally operates relate to privacy, data protection and the collection, storing, sharing, use, disclosure and protection of certain types of data. These laws, rules and regulations evolve frequently and their scope may continually change, through new legislation, amendments to existing legislation and changes in enforcement, and may be inconsistent from one jurisdiction to another and may conflict with each other. For example, changes in laws or regulations relating to privacy, data protection and information security, particularly any new or modified laws or regulations that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer or disclosure, could greatly increase the cost of providing Rally’s offerings, require significant changes to Rally’s operations or even prevent Rally from providing certain offerings in jurisdictions in which it currently operates and in which it may operate in the future.
Despite Rally’s efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, it is possible that Rally’s practices, offerings or platform could be inconsistent with, or fail or be alleged to fail to meet all requirements of, such laws, regulations or obligations. Rally’s failure, or the failure by Rally’s third-party providers or partners, to comply with applicable laws or regulations or any other obligations relating to privacy, data protection or information security, or any compromise of security that results in unauthorized access to, or use or release of personally identifiable information or other rider data, or the perception that any of the foregoing types of failure or compromise has occurred, could damage Rally’s reputation, discourage new and existing riders from using Rally’s platform or result in fines or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect Rally’s business, financial condition and operating results. Even if not subject to legal challenge, the perception of privacy concerns, whether or not valid, may harm Rally’s reputation and brand and adversely affect Rally’s business, financial condition and operating results.
Rally may face particular privacy, data security, and data protection risks if it expands into the European Union or United Kingdom in connection with the GDPR and other data protection regulations.
Rally intends to introduce its Rally Business offerings in certain European Union (“EU”) member states and the United Kingdom in the future. Expansion into the EU and the United Kingdom or marketing directed to those jurisdictions will subject Rally and certain personal data it processes to the General Data Protection

Regulation (Regulation (EU) 2016/679) (“GDPR”), supplemented by national laws and further implemented through binding guidance from the European Data Protection Board, which regulates the collection, control, sharing, disclosure, use and other processing of personal data and imposes stringent data protection requirements with significant penalties, and the risk of civil litigation, for noncompliance. As described further below, if and when Rally expands its operations into the United Kingdom, it will also be subject to the U.K. General Data Protection Regulation (“U.K. GDPR”) (i.e., a version of the GDPR as implemented into U.K. law). Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have not been found to provide adequate protection to such personal data, including the United States. The enactment of the GDPR also introduced numerous privacy-related changes for companies operating in the EU, including greater control for data subjects (including, for example, the “right to be forgotten”), increased data portability for EU consumers, data breach notification requirements, and increased fines. In particular, under the GDPR, fines of up to €20 million or up to 4% of the annual global revenue of the non-compliant company, whichever is greater, could be imposed for violations of certain of the GDPR’s requirements. Such penalties are in addition to any civil litigation claims by customers and data subjects. The GDPR requirements will likely apply not only to third-party transactions, but also to transfers of information between Rally and its subsidiaries, including employee information.
As of the date of this filing Rally is in the process of bringing its operations into compliance with the GDPR. However, Rally’s efforts to bring its practices (or those of its collaborators, service providers, and contractors) into compliance with the GDPR may not succeed for a variety of reasons, including due to internal or external factors such as resource allocation limitations or a lack of vendor cooperation. Noncompliance could result in the commencement of legal proceedings against Rally by governmental and regulatory entities or others. Any inability to adequately address data privacy or security-related concerns, even if unfounded, or to comply with the GDPR or other applicable laws, regulations, standards and other obligations relating to data privacy and security, could result in litigation, breach notification obligations, regulatory or administrative sanctions, additional cost and liability to Rally, harm to Rally’s reputation and brand, damage to its relationships with riders and corporate customers and have an adverse effect on its business, financial condition and operating results.
Rally could be subject to claims from riders or third parties that are harmed whether or not Rally’s platform is in use, which could adversely affect Rally’s brand, business, financial condition and operating results.
Rally may be subject to claims, lawsuits, investigations and other legal proceedings relating to injuries to, or deaths of, riders or third-parties that may be attributed to Rally through its offerings. Rally may also be subject to claims alleging that Rally is directly or vicariously liable for harm related to the actions of drivers, riders, or third parties, or the management and safety of its platform and assets, including in light of the COVID-19 pandemic and related public health measures issued by various jurisdictions, including travel bans, restrictions, social distancing guidance, and shelter-in-place orders. Rally may also be subject to personal injury claims whether or not such injury actually occurred as a result of activity on its platform. Rally may incur expenses to settle personal injury claims, which it may choose to settle for reasons including expediency, protection of its reputation and to prevent the uncertainty of litigating, and Rally expects that such expenses may increase as its business grows and it faces increasing public scrutiny. Regardless of the outcome of any legal proceeding, any injuries to, or deaths of, any riders, drivers or third parties could result in negative publicity and harm to Rally’s brand, reputation, business, financial condition and operating results. Rally’s insurance policies and programs may not provide sufficient coverage to adequately mitigate the potential liability Rally faces, especially where any one incident, or a group of incidents, could cause disproportionate harm, and Rally may have to pay high premiums or deductibles for its coverage and, for certain situations, Rally may not be able to secure coverage at all. Any of the foregoing risks could adversely affect Rally’s business, financial condition and operating results.
Rally is subject to changing laws and regulations regarding regulatory matters, corporate governance and public disclosure that have increased, and are likely to continue to increase, both its costs and the risk of non-compliance.
Rally is subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law, including the laws of the Cayman Islands and the various cities in which it operates. Rally’s efforts to comply with new and changing laws and regulations in the jurisdictions in which it operates have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.
Moreover, because these laws, regulations and standards are subject to varying interpretations and changes due to the emerging nature of the markets in which Rally operates, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to Rally’s disclosure and governance practices. If Rally fails to address and comply with these regulations and any subsequent changes, they may be subject to penalty and the business may be harmed.
We rely on a limited number of third-party insurance service providers for our auto-related insurance claims, and if such providers fail to service insurance claims to our expectations or we do not maintain business relationships with them, our business, financial condition and results of operations could be adversely affected.
We rely on a limited number of third-party insurance service providers to service our auto-related claims. If any of our third-party insurance service providers fails to service claims to our expectations, discontinues or increases the cost of coverage or changes the terms of such coverage in a manner not favorable to drivers or to us, we cannot guarantee that we would be able to secure replacement coverage or services on reasonable terms in an acceptable time frame or at all. If we cannot find alternate third-party insurance service providers on terms acceptable to us, we may incur additional expenses related to servicing such auto-related claims using internal resources.

EXTRAORDINARY GENERAL MEETING OF THE SHAREHOLDERS
General
ATAC is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the ATAC Board for use at the Special Meeting to be held on [  ], 2022, and at any adjournments thereof. This proxy statement/prospectus is first being furnished to ATAC’s shareholders on or about, [      ], 2022 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides ATAC’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.
Date, Time and Place of Special Meeting
The Special Meeting will be held via live webcast at 10:00 a.m., Eastern Time, on [  ], 2022, at https://www.cstproxy.com/[           ], to consider and vote upon the proposals to be submitted to the Special Meeting, including if necessary or desirable, the Adjournment Proposal. For the purposes of ATAC’s Amended and Restated Memorandum and Articles of Association, the physical place of the Special Meeting will be at ATAC’s offices at 16400 Dallas Pkwy #305, Dallas, Texas 75248.
The Special Meeting can be accessed by visiting https://www.cstproxy.com/[           ], where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact the Continental, the transfer agent.
Registering for the Special Meeting
As a registered shareholder, you received a Proxy Card from Continental. The form contains instructions on how to attend the virtual annual meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at the phone number or e-mail address below. Continental support contact information is as follows: 917-262-2373, or email proxy@continentalstock.com.
You can pre-register to attend the virtual meeting starting at 9:00 a.m., Eastern Time, on [      ], 2022. Enter the URL address into your browser https://www.cstproxy.com/[           ], enter your control number, name and email address. Once you pre-register you can vote your shares. At the start of the Special Meeting you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the Special Meeting.
Beneficial investors, who own their investments through a bank or broker, will need to contact Continental to receive a control number. If you plan to vote at the Special Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the Special Meeting for processing your control number.
If you do not have internet capabilities, you can listen only to the Special Meeting by dialing [      ], within the U.S. and Canada, and [      ] outside of the U.S. and Canada (standard rates apply) when prompted enter the pin number [      ]. This is listen only, you will not be able to vote or enter questions during the meeting.
Purpose of the Special Meeting
At the Special Meeting, ATAC is asking holders of its Ordinary Shares:
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To consider and vote upon the NTA Proposal.

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To consider and vote upon the Domestication Proposal.   The form of the proposed Interim Charter to become effective upon the Domestication is attached to this proxy statement/prospectus as Annex B and the form of the ATAC Bylaws to become effective upon the Domestication is attached to this proxy statement/prospectus as Annex C;
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To consider and vote upon the Business Combination Proposal.   A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

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To consider and vote upon the Charter Proposal.   The form of Proposed Charter to become effective upon consummation of the Business Combination is attached to this proxy statement/prospectus as Annex D.

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To consider and vote upon the Organizational Documents Proposals.

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To consider and vote upon the NYSE Proposal.

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To consider and vote upon the Incentive Plan Proposal.   The form of Incentive Plan to become effective upon consummation of the Business Combination is attached to this proxy statement/prospectus as Annex F.

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To consider and vote upon the Director Election Proposal.

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To consider and vote upon the Adjournment Proposal, if presented at the Special Meeting.

Recommendation of the ATAC Board with Respect to the Proposals
The ATAC Board believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of ATAC and recommends that ATAC’s shareholders vote “FOR” the NTA Proposal, “FOR” the Domestication Proposal, “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal, and, if presented at the Special Meeting, “FOR” the Adjournment Proposal.
Record Date; Who is Entitled to Vote
ATAC has fixed the close of business on November 14, 2022, as the Record Date for determining the shareholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on the Record Date, there were 7,137,658 Ordinary Shares outstanding and entitled to vote. Each Ordinary Share is entitled to one vote per share.
Quorum
The holders of a majority of the issued and outstanding Ordinary Shares of ATAC, being individuals present in person or by proxy or if a corporation or other non-natural person, by its duly authorized representative or proxy (which would include presence at the virtual Special Meeting) shall constitute a quorum.
Abstentions and Broker Non-Votes
With respect to each proposal except The Director Election Proposal in this proxy statement/prospectus, you may vote “FOR,” “AGAINST” or “ABSTAIN.” With respect to the director nominees described in The Director Election Proposal, you may vote “FOR ALL” or “WITHHOLD ALL” or may withhold your vote with respect to particular nominee(s) named by you.
If a shareholder fails to return a proxy card or fails to instruct a broker or other nominee how to vote, and does not attend the Special Meeting in person, then the shareholder’s shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If a valid quorum is established, any such failure to vote or to provide voting instructions will have no effect on the outcome of any other proposal in this proxy statement/prospectus.
Abstentions and broker-non votes will be counted in connection with the determination of whether a valid quorum is established but will have no effect on any of the proposals.

Vote Required for Approval
The following votes are required for each proposal at the Special Meeting:
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Proposal 1: NTA Proposal:   The NTA Proposal must be approved by a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

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Proposal 2: Domestication Proposal:   The Domestication Proposal must be approved by a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

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Proposal 3: Business Combination Proposal:   The Business Combination Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

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Proposal 4: Charter Proposal:   The Charter Proposal must be approved by a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

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Proposals 5 – 10: Organizational Documents Proposals:   The Organizational Documents Proposals, each of which is a non-binding advisory vote, must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

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Proposal 11: NYSE Proposal:   The NYSE Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

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Proposal 12: Incentive Plan Proposal:   The Incentive Plan Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

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Proposal 13: Director Election Proposal:   The election of the director nominees pursuant to the Director Election Proposal must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting

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Proposal 14: Adjournment Proposal:   The Adjournment Proposal, if presented, must be approved by an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

The Required Proposals are interdependent on each other. The NTA Proposal and the Organizational Documents Proposals are conditional upon the Required Proposals. The Adjournment Proposal are not conditioned on the approval of any other proposal. If ATAC’s shareholders do not approve each of the Required Proposals at the Special Meeting, the Business Combination may not be consummated.
Voting Your Shares
Each Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your Ordinary Shares at the Special Meeting.
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You Can Vote by Signing and Returning the Enclosed Proxy Card.   If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the ATAC Board “FOR” the NTA Proposal, “FOR” the

Domestication Proposal, “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the NYSE Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal, and, if presented at the Special Meeting, “FOR” the Adjournment Proposal. Votes received after a matter has been voted upon at the Special Meeting will not be counted.
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You Can Attend the Special Meeting and Vote Online.   ATAC will be hosting the Special Meeting via live webcast and, for the purposes of ATAC’s Current Charter, physically at ATAC’s office at 16400 Dallas Pkwy #305, Dallas, Texas 75248. If you attend the Special Meeting virtually, you may submit your vote at the Special Meeting online at [      ], in which case any votes that you previously submitted will be superseded by the vote that you cast at the Special Meeting. See “— Registering for the Special Meeting” above for further details on how to attend the Special Meeting.

Revoking Your Proxy
Shareholders may send a later-dated, signed proxy card to ATAC’s Chief Executive Officer at the address set forth below so that it is received by ATAC’s Chief Executive Officer prior to the vote at the Special Meeting (which is scheduled to take place at 10:00 a.m., Eastern Time, on [  ], 2022) or attend the Special Meeting virtually or at the physical address for the Special Meeting and vote. Shareholders also may revoke their proxy by sending a notice of revocation to ATAC’s Chief Executive Officer, which must be received by ATAC’s Chief Executive Officer prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.
Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Ordinary Shares, you may call Morrow Sodali LLC (“Morrow”), the proxy solicitor for ATAC, at (800) 662-5200 (toll free) or by email at ATA.info@investor.morrowsodali.com.
Vote of ATAC’s Insiders
All of ATAC’s Insiders have previously agreed to vote all of their Public Shares in favor of the Business Combination and have waived any redemption rights in connection with the Business Combination.
Redemption rights
Public Shareholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for the proposed Business Combination, against the proposed Business Combination, or do not vote in relation to the proposed Business Combination.
Any Public Shareholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds and not previously released to ATAC to pay ATAC’s taxes, divided by the number of then-outstanding Public Shares, provided, however that such Public Shareholder must follow the procedures outlined in this proxy statement/prospectus (including, with respect to Public Shares that are part of ATAC Units, that the ATAC Units must first be separated into component Public Shares and warrants as described in this proxy statement/prospectus), in order to receive cash for any Public Shares such Public Shareholder intends to redeem. As of November 14, 2022, this would have amounted to approximately $10.55 per Public Share, based on the amount held in the Trust Account on such date.
If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with ATAC’s consent, until the consummation of the Business Combination, or such other date as determined by the ATAC Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus.

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
ATAC’s Insiders will not have redemption rights with respect to any Public Shares owned by them, directly or indirectly.
You will be entitled to receive cash for any Public Shares to be redeemed only if you:
(a) hold Public Shares or hold Public Shares through ATAC Units and you elect to separate your ATAC Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and
(b) prior to 5:00 p.m., Eastern Time, on [      ], 2022 (two business days prior to the vote at the Special Meeting):
(i) submit a written request to the transfer agent that ATAC redeem your Public Shares for cash and
(ii) deliver your share certificates (if any) and other redemption forms to the transfer agent, physically or electronically through DTC.
Holders of ATAC Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their ATAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the ATAC Units into the underlying Public Shares and Public Warrants, or if a holder holds ATAC Units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so. Public Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with ATAC’s consent, until the consummation of the Business Combination, or such other date as determined by the ATAC Board. The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement/prospectus. ATAC will be required to honor such request only if made prior to the deadline for exercising redemption requests.
If the Business Combination is not approved or completed for any reason, then the Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, ATAC will promptly return any shares previously delivered by Public Shareholders.
The closing price of shares of Public Shares on November 14, 2022 was $10.52 per share. Prior to exercising redemption rights, shareholders should verify the market price of Public Shares, as they may receive higher proceeds from the sale of their shares of Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. ATAC cannot assure Public Shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in ATAC’s securities when ATAC’s shareholders wish to sell their shares.
If a Public Shareholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares. Public Shareholders will be entitled to receive cash for their Public Shares only if they:
(a) hold Public Shares or hold Public Shares through ATAC Units and have elected to separate their ATAC Units into the underlying Public Shares and warrants prior to exercising your redemption rights with respect to the Public Shares; and
(b) prior to 5:00 p.m., Eastern Time, on [      ], 2022 (two business days prior to the vote at the Special Meeting) (i) submitted a written request to the transfer agent that ATAC redeem the holder’s

Public Shares for cash and (ii) delivered the holder’s share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC.
Appraisal Rights
Shareholders of ATAC do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation Costs
ATAC is soliciting proxies on behalf of the ATAC Board. This solicitation is being made by mail but also may be made by telephone or in person. ATAC and ATAC’s directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. ATAC will bear the cost of the solicitation.
ATAC has hired Morrow to assist in the proxy solicitation process. ATAC will pay that firm a fee of $17,500 plus out-of-pocket expenses. Such fee will be paid with funds available at the Closing.
ATAC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. ATAC will reimburse them for their reasonable expenses.
Potential Purchases of Public Shares and/or Warrants
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding ATAC or ATAC’s securities, ATAC’s initial shareholders, Insiders, directors or officers or their respective affiliates may purchase ATAC Units , Ordinary Shares or Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal, or to withdraw any request for redemption. The purpose of such share purchases and other transactions would be to increase the likelihood that the Proposals are approved at the Special Meeting or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. As of the date of this proxy statement/prospectus, none of ATAC’s initial shareholders, Insiders, directors or officers has any plans to make any such purchases. ATAC will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Proposals. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
Entering into any such incentive arrangements may have a depressive effect on outstanding Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.
The existence of financial and personal interests of ATAC’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of ATAC and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the Proposals. See the sections entitled “Risk Factors”, “Proposal 3: The Business Combination Proposal — Interests of ATAC’s Directors and Officers and Others in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

PROPOSAL 1: THE NTA PROPOSAL
Overview
As discussed elsewhere in this proxy statement/prospectus, ATAC is asking its shareholders to approve the NTA Proposal. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by ATAC shareholders. If the NTA Proposal and the Business Combination Proposal are approved at the Special Meeting, the following amendments will be made to the Current Charter, which shall be effective, if adopted and implemented by ATAC, prior to the Domestication and the consummation of the proposed Business Combination:
(a)   Article 48.2(b) of the Current Charter shall be deleted in its entirety and replaced with the following language: “provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares.”
(b)   Article 48.4 of the Current Charter shall be deleted in its entirety and replaced with the following language: “At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorized to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has achieved any net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.”
(c)   Article 48.5 of the Current Charter shall be deleted in its entirety and replaced with the following language: “Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the vote on the proposal to approve the Business Combination. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”).”
Reasons for the Amendments
ATAC shareholders are being asked to adopt the proposed amendments to the Current Charter prior to the Closing, which, in the judgment of the ATAC Board, may facilitate the consummation of the Business Combination. The Current Charter limits ATAC’s ability to consummate an initial business combination, or to redeem shares of ATAC’s ordinary shares in connection with an initial business combination, if it would cause ATAC to have less than $5,000,001 in net tangible assets. The purpose of such limitation was initially to ensure that the ordinary shares not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the ordinary shares and the Pubco Common Shares would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, including the fact that such securities will be listed on a national securities exchange, ATAC is presenting the NTA Proposal to facilitate the consummation of the Business Combination. If the NTA Proposal is not approved and there are significant requests for redemption such that ATAC’s net tangible assets would be less than $5,000,001 upon the consummation of the Business Combination, the Current Charter would prevent ATAC from being able to consummate the Business Combination even if all other conditions to Closing are met. If the NTA Proposal is approved and the Current Charter is amended to remove the net tangible asset requirement and the Minimum Cash Condition is waived, then it is possible that all of the Public Shares could be redeemed. If the Domestication is consummated, then the Current Charter, as amended by the NTA Amendments, will be replaced in its entirety by the Interim Charter upon the Domestication and all of the references in this proxy statement/prospectus to the “Current Charter” shall be deemed to mean the Current Charter as amended by amendments the contained in this NTA Proposal. The Interim Charter, which will be adopted upon Domestication, will similarly not have any net tangible asset requirements in connection with redemptions or an initial business combination of ATAC.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as a special resolution, that subject to the approval of Proposal No. 3 (the Business Combination Proposal) and with effect prior to the consummation of the Domestication and the proposed Business Combination:
(a)   Article 48.2(b) of the Current Charter shall be deleted in its entirety and replaced with the following language: “provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares.”
(b)   Article 48.4 of the Current Charter shall be deleted in its entirety and replaced with the following language: “At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has achieved any net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.”
(c)   Article 48.5 of the Current Charter shall be deleted in its entirety and replaced with the following language: “Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company. In connection with any vote held to approve a proposed Business Combination, holders of Public Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case up to two business days prior to the vote on the proposal to approve the Business Combination. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”).”
Vote Required for Approval
The approval of the NTA Proposal will require a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

The NTA Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the NTA Proposal will have no effect, even if approved by ATAC’s shareholders.
Recommendation of the ATAC Board with Respect to the NTA Proposal
THE ATAC BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE NTA PROPOSAL.

PROPOSAL 2: THE DOMESTICATION PROPOSAL
Summary of the Proposal
General
ATAC is proposing to change its corporate structure and domicile from an exempted company incorporated under the laws of the Cayman Islands to a corporation incorporated under the laws of the State of Delaware. This change will be implemented as a legal continuation of ATAC under the applicable laws of the Cayman Islands and the State of Delaware as described under “— Manner of Effecting the Domestication and the Legal Effect of the Domestication.”
The Domestication will be effected by the filing of a Certificate of Corporate Domestication and the Interim Charter with the Delaware Secretary of State and the filing of an application to de-register ATAC with the Registrar of Companies of the Cayman Islands. In connection with the Domestication, all outstanding Ordinary Shares will convert into outstanding shares of ATAC common stock, as the continuing Delaware corporation. The Interim Charter, which amends and removes the provisions of ATAC’s Current Charter that terminate or otherwise become inapplicable because of the Domestication and otherwise provides ATAC’s shareholders with the same or substantially the same rights as they have under the Current Charter, will be filed with the Secretary of State of the State of Delaware. In addition, the Interim Charter does not include limitations on redemptions in connection with an initial business combination due to any net tangible asset threshold, in a similar manner to the amendments set forth in the NTA Proposal. Simultaneously with adoption of the Interim Charter, the ATAC Board intends to also adopt the ATAC Bylaws. The Domestication will become effective immediately prior to the Closing of the Business Combination. The Interim Charter, which will become effective upon the Domestication, and the ATAC Bylaws, which will also become effective upon the Domestication, are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. All shareholders are encouraged to read each of the proposed Interim Charter and the ATAC Bylaws in their entirety for a more complete description of their terms.
Comparison of Shareholder Rights under the Applicable Organizational Documents Before and After the Domestication
When the Domestication is completed, certain rights of shareholders will be governed by the Interim Charter and the ATAC Bylaws rather than the Current Charter (which will cease to be effective) and certain rights of shareholders and the scope of the powers of the ATAC Board and management will be altered as a result. The ATAC Bylaws are identical to the Proposed Bylaws to be adopted by Pubco upon the Closing, except that the ATAC Bylaws provide for stockholders’ action by written consent following the Closing.
Shareholders should consider the following summary comparison of the Interim Charter, on the one hand, and the Current Charter, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the Current Charter and the proposed Interim Charter of ATAC. You should read the form of the Interim Charter and the ATAC Bylaws attached to this proxy statement/prospectus as Annex B and Annex C, respectively, carefully and in their entirety.
Delaware Interim Charter	Cayman Islands Current Charter
Corporate Purpose
The purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.	The objects for which ATAC is established are unrestricted and ATAC shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.
Capital Stock

The total number of shares of all classes of capital stock which ATAC shall have authority to issue is 505,000,000 shares, of which 500,000,000 shares shall be common stock, par value $0.0001 per share, and 5,000,000 shares shall be preferred stock, par value
ATAC’s authorized share capital consists of 505,000,000 shares, consisting of 500,000,000 Ordinary Shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share.

Delaware Interim Charter	Cayman Islands Current Charter
$0.0001 per share.

Preferred Stock.   The ATAC Board is expressly authorized to provide out of the unissued shares of the preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the ATAC Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL, and the ATAC Board is expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Preference Shares.   The directors of ATAC may allot, issue, grant options over or otherwise dispose of preferred shares (including fractions of a preferred share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Islands Companies Act and the Current Charter) vary such rights.

Rights and Options.   ATAC has the authority to create and issue rights, warrants and options or convertible securities entitling the holders thereof to subscribe for, purchase or receive shares of any class or series of ATAC’s capital stock or other securities, and such rights, warrants and options shall be evidenced by instrument(s) approved by the ATAC Board. The ATAC Board is expressly authorized to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares (as defined in the Current Charter) of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Common Stock.   The ATAC Board is expressly authorized to provide for the issuance of shares of common stock from time to time. Except as may otherwise be provided in the Interim Charter (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of preferred stock), each holder of common stock will be entitled to one vote for each share of common stock held of record by such holder on each matter properly submitted to the stockholders on which the holders of the common stock are entitled to vote.

Ordinary Shares.   The directors of ATAC may allot, issue, grant options over or otherwise dispose of Ordinary Shares (including fractions of an Ordinary Share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Islands Companies Act and the Current Charter) vary such rights.

Directors; Classes

The number of directors will be as set forth in the ATAC Bylaws.
The ATAC Board will be divided into two classes designated as Class I and Class II. The Class I directors shall stand elected for a term expiring at ATAC’s first annual stockholder meeting following the time of effectiveness of the Interim Charter and

The directors of ATAC are divided into three classes: Class I and Class II. The Class I Directors shall stand appointed for a term expiring at ATAC’s first annual general meeting and the Class II Directors shall stand appointed for a term expiring at ATAC’s second annual general meeting. Commencing at the first annual general meeting, and at each annual general meeting thereafter, directors appointed to succeed

Delaware Interim Charter	Cayman Islands Current Charter

the Class II directors shall stand elected for a term expiring at ATAC’s second annual stockholder meeting following the time of effectiveness of the Interim Charter. At each annual meeting of the stockholders of ATAC following the time of effectiveness of the Interim Charter, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office to expire at the second annual stockholder meeting following their election, subject to their earlier death, resignation or removal.
those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual general meeting after their appointment.
Board Vacancies; Removal

Newly created directorships resulting from an increase in the number of directors and any vacancies on the ATAC Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. Any or all of the directors may be removed from office with or without cause by the affirmative vote of holders of a majority of the then-outstanding shares of capital stock of ATAC entitled to vote generally in the election of directors, voting together as a single class.

Except as the Cayman Islands Companies Act or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, additional directors and any vacancies in the ATAC Board, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Current Charter), or by the sole remaining director. A director appointed to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

Stockholder/Shareholder Voting

Subject to the rights of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or the Interim Charter, at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.

Votes of shareholders shall be decided on a poll. Subject to any rights or restrictions attached to any ordinary share or preference share, each ordinary share and preference share shall have one vote for every share of which he is the holder.

Stockholder/Shareholder Meetings
Subject to the rights of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, special meetings of	Votes of shareholders shall be decided on a poll. The directors, the chief executive officer or the chairman of the board of directors may call general meetings,

Delaware Interim Charter	Cayman Islands Current Charter

stockholders of ATAC may be called only by the chairman of the ATAC Board, chief executive officer of ATAC, or the ATAC Board pursuant to a resolution adopted by a majority of the ATAC Board, and the stockholders of record, owning not less than 10% of the entire capital stock of ATAC issued and outstanding and entitled to vote.
Stockholders must comply with certain advance notice procedures to nominate candidates to the ATAC Board or to propose matters to be acted upon at a stockholders’ meeting, as provided in the ATAC Bylaws.
Any action required or permitted to be taken by the stockholders of ATAC may be effected by written consent of the stockholders holding the requisite number of shares required to approve such action.

and they shall on a request of shareholders holding not less than 10% in par value of the issued shares forthwith proceed to convene an extraordinary general meeting of ATAC. Any shareholder action effected by means of written consent must be unanimous.

Amendments to the Governing Documents

The ATAC Board and the stockholders have the power to adopt, amend, alter or repeal the ATAC Bylaws.
ATAC may amend any provision in the Interim Charter in the manner prescribed by the DGCL, except that amendments to Article IX of the Interim Charter (“Business Combination”) may be approved only by (x) a resolution approved at a duly convened and constituted meeting of the stockholders of ATAC by the affirmative vote of at least two-thirds of the shares entitled to vote thereon which were present at the meeting and were voted, or (y) a resolution consented to in writing by holders of all of the votes of all the shares entitled to vote thereon.

Except for certain matters set forth therein which may be amended by an ordinary resolution, the Current Charter may only be amended by a special resolution under the Cayman Islands Companies Act, being a resolution passed by at least two-thirds of such members as, being entitled to do so, vote in person or by proxy at a general meeting, and includes a unanimous written resolution.

Authority of the Directors

The directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by ATAC, subject to the provisions of the DGCL, the Interim Charter and the ATAC Bylaws or any other bylaws adopted by the stockholders.
The business shall be managed by the directors who may exercise all the powers of the company.
Liability of Directors

A director of ATAC shall not be liable to ATAC or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any amendment, modification or repeal of this provision shall not adversely affect any right or protection of a director of ATAC in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

The Cayman Islands Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Current Charter provides for indemnification of officers and directors against any liability, action, proceeding, claim, demand, costs,

Delaware Interim Charter	Cayman Islands Current Charter

damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

Indemnification of Directors, Officers, Employees and Others

To the fullest extent permitted by applicable law, ATAC shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of ATAC or, while a director or officer of ATAC, is or was serving at the request of ATAC as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to an employee benefit plan, against all liability and loss suffered and expenses reasonably incurred by such indemnitee in connection with such proceeding, provided, however, that, except in certain circumstances, ATAC shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the ATAC Board. Indemnitees shall also have the right to be paid by ATAC the expenses (including attorney’s fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition, subject to the requirements concerning an undertaking to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified as set forth in the Interim Charter.
See “Liability of Directors” above.
Exclusive Forum

Subject to certain exceptions, unless ATAC consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of ATAC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of ATAC to ATAC or ATAC’s stockholders, (iii) any action asserting a claim against ATAC, its directors, officers or employees arising pursuant to any provision of the DGCL or the Interim Charter or the ATAC Bylaws, or (iv) any action asserting a claim against ATAC, its directors,
No Similar Provision.

Delaware Interim Charter	Cayman Islands Current Charter

officers or employees governed by the internal affairs doctrine. Unless ATAC consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder.
This exclusive forum provision will not apply to (i) suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.

Business Opportunities

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to ATAC or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Interim Charter or in the future, and ATAC renounces any expectancy that any of the directors or officers of ATAC will offer any such corporate opportunity of which he or she may become aware to ATAC, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of ATAC with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of ATAC and (i) such opportunity is one ATAC is legally and contractually permitted to undertake and would otherwise be reasonable for ATAC to pursue and (ii) the director or officer is permitted to refer that opportunity to ATAC without violating any legal obligation.

To the fullest extent permitted by applicable law, no individual serving as a director or an officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as ATAC. To the fullest extent permitted by applicable law, ATAC renounces any interest or expectancy of ATAC in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and ATAC, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by applicable law, Management shall have no duty to communicate or offer any such corporate opportunity to ATAC and shall not be liable to ATAC or its Members for breach of any fiduciary duty as a Member, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to ATAC. Except as provided elsewhere

Delaware Interim Charter	Cayman Islands Current Charter

in this article, ATAC renounces any interest or expectancy of ATAC in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both ATAC and Management, about which a director and/or officer who is also a member of Management acquires knowledge. To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to ATAC or its Members, ATAC waives, to the fullest extent permitted by applicable law, any and all claims and causes of action that ATAC may have for such activities. To the fullest extent permitted by applicable law, the provisions of this article apply equally to activities conducted in the future and that have been conducted in the past.

You should note that not only will the Interim Charter preserve the existing rights of the Ordinary Shares, but also that the existing provisions of the Current Charter (including Article 48 of the Current Charter and those other provisions which cannot be amended prior to the Closing or made subject to certain restrictions or amendment) will be replicated or substantively replicated in the Interim Charter.
Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication
When the Domestication is completed, the rights of the shareholders will be governed by Delaware law, including the DGCL, rather than by the laws of the Cayman Islands, including the Cayman Islands Companies Act. Certain differences exist between the DGCL and the Cayman Islands Companies Act that will alter certain of the rights of shareholders and affect the powers of the ATAC Board and management following the Domestication.
Shareholders should consider the following summary comparison of the Cayman Islands Companies Act, on the one hand, and the DGCL, on the other. This comparison is not intended to be complete and is qualified in its entirety by reference to the DGCL and the Cayman Islands Companies Act.
The owners of a Delaware corporation’s shares are referred to as “stockholders.” For purposes of language consistency, in certain sections of this proxy statement/prospectus, ATAC may continue to refer to the share owners of ATAC as “shareholders.”
Provision	Delaware	Cayman Islands
Applicable legislation	General Corporation Law of the State of Delaware	The Cayman Islands Companies Act (As Revised)
General Vote Required for Combinations with Interested Stockholders / Shareholders
Generally, a corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the corporation opts out of the applicable statutory provision.
No Similar Provision.
Appraisal Rights	Generally a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately

Provision	Delaware	Cayman Islands

Stockholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in (a), (b) and (c) above.
be determined by the court.
Requirements for Stockholder / Shareholder Approval
Stockholder approval of mergers, a sale of all or substantially all the assets of the corporation, or dissolution require a majority of the outstanding shares entitled to vote thereon; most other stockholder approvals require a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter, provided a quorum is present.

Subject to the articles of association, matters which require shareholder approval, whether under Cayman Islands statute or the company’s articles of association, are determined (subject to quorum requirements) by simple majority of the shares present and voting at a general meeting. Where the proposed action requires approval by “Special Resolution” (such as the amendment of the company’s constitutional documents) the approval of not less than two-thirds of the shares present and voting at a general meeting is required.

Requirement for Quorum	Quorum is a majority of shares entitled to vote at the meeting unless otherwise set in the organizational documents, but cannot be less than one-third of the shares entitled to vote at the meeting.
The holders of a majority of the issued and outstanding ordinary shares of the company being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy (which would include presence at the Special Meeting) shall constitute a quorum.

Stockholder / Shareholder Consent to Action Without Meeting	Unless otherwise provided in the certificate of incorporation, stockholders may act by written consent.	Shareholder action by written resolutions (whether unanimous or otherwise) may be permitted by the articles of association. The articles of association may provide

Provision	Delaware	Cayman Islands
that shareholders may not act by written resolutions.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder / Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements.
In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Removal of Directors
Any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as follows: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation with a classified board, stockholders may effect such removal only for cause; or (2) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board.

A company’s memorandum and articles of association may provide that a director may be removed for any or no reason and that, in addition to shareholders, boards may be granted the power to remove a director.

Number of Directors
The number of directors is fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation. The bylaws may provide that the board may increase the size of the board and fill any vacancies.
Subject to the memorandum and articles of association, the board may increase the size of the board and fill any vacancies.
Classified or Staggered Boards	Classified boards are permitted.	Classified boards are permitted.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.	A director owes a fiduciary duty to exercise loyalty, honesty and good faith to the company as a whole.

Provision	Delaware	Cayman Islands
In addition to fiduciary duties, directors owe a duty of care, diligence and skill.
Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.
Indemnification of Directors and Officers
A corporation shall have the power to indemnify any person who was or is a party to any proceeding because such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the action was brought by or on behalf of the corporation, no indemnification is made when a person is adjudged liable to the corporation unless a court determines such person is fairly and reasonably entitled to indemnity for expenses the court deems proper.
A Cayman Islands exempted company generally may indemnify its directors or officers, except with regard to fraud or willful default.
Limited Liability of Directors
Permits the limiting or eliminating of the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful stock repurchases or dividends, or improper personal benefit.
Liability of directors may be limited, except with regard to their own fraud or willful default.
Reasons for the Domestication
The ATAC Board believes that it would be in the best interests of ATAC to effect the Domestication immediately prior to the completion of the Business Combination. The primary reason for the Domestication is to enable ATAC to avoid certain taxes that would be imposed on Pubco and/or ATAC if ATAC were to conduct an operating business in the United States as a foreign corporation following the Business Combination.
The ATAC Board believes that it would be in the best interests of ATAC to effect the Domestication to enable ATAC to avoid certain taxes that would be imposed if it were to conduct an operating business in the United States as a foreign corporation following the Business Combination. In addition, the ATAC Board believes Delaware provides a recognized body of corporate law that will facilitate corporate governance by its officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures ATAC is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its popularity as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to ATAC’s corporate legal affairs following the Business Combination.
Regulatory Approvals; Third Party Consents
ATAC is not required to make any filings or to obtain any approvals or clearances from any antitrust regulatory authorities in the United States or other countries in order to complete the Domestication. ATAC must comply with applicable United States federal and state securities laws in connection with the Domestication, including the filing with NYSE of a press release disclosing the Domestication, among other things.
The Domestication will not breach any covenants or agreements binding upon ATAC and will not be subject to any additional federal or state regulatory requirements, except compliance with the laws of the Cayman Islands and Delaware necessary to effect the Domestication.
Certificate of Incorporation and Bylaws
Commencing with the effective time of the Domestication under the applicable law, the Interim Charter and the ATAC Bylaws will govern the rights of ATAC’s stockholders. A chart comparing your rights as a holder of Ordinary Shares of ATAC as a Cayman Islands exempted company with your rights as a holder of ATAC common stock as a Delaware corporation can be found above in “— Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication.”
Tax Consequences to Holders of Ordinary Shares Who Receive ATAC common stock as a Result of the Domestication
If the Proposals described in this proxy statement/prospectus are approved, then holders of Ordinary Shares who do not elect to exercise their redemption rights will receive ATAC common stock as a result of the Domestication. For a description of the material U.S. federal income tax consequences of the Domestication, see the section entitled “— Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to ATAC Shareholders” included in the Business Combination Proposal.
Manner of Effecting the Domestication and the Legal Effect of the Domestication
Delaware Law
Pursuant to Section 388 of the DGCL, a non-United States entity may become domesticated as a Delaware corporation by filing with the Delaware Secretary of State a Certificate of Corporate Domestication and a Certificate of Incorporation, certifying to the matters set forth in Section 388 of the DGCL. The domestication must be approved in the manner provided for by the instrument or other writing governing the internal affairs of the non-United States entity and the conduct of its business or by applicable non-Delaware law, as appropriate, and the Certificate of Incorporation must be approved by the same authorization required to approve the domestication.
When a non-United States entity has become domesticated as a Delaware corporation, for all purposes of Delaware law, the corporation will be deemed to be the same entity as the domesticating non-United States entity and the domestication will constitute a continuation of the existence of the domesticating non-United

States entity in the form of a Delaware corporation. When any domestication will have become effective, for all purposes of Delaware law, all of the rights, privileges and powers of the non-United States entity that has been domesticated and all property, real, personal and mixed, and all debts due to such non-United States entity, as well as all other things and causes of action belonging to such non-United States entity, will remain vested in the corporation to which such non-United States entity has been domesticated (and also in the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and will be the property of such corporation (and also of the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication), and the title to any real property vested by deed or otherwise in such non-United States entity shall not revert or be in any way impaired by reason of the domestication; but all rights of creditors and all liens upon any property of such non-United States entity will be preserved unimpaired, and all debts, liabilities and duties of the non-United States entity that has been domesticated will remain attached to the corporation to which such non-United States entity has been domesticated (and also to the non-United States entity, if and for so long as the non-United States entity continues its existence in the foreign jurisdiction in which it was existing immediately prior to the domestication) and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as such corporation. The rights, privileges, powers and interests in property of the non-United States entity, as well as the debts, liabilities and duties of the non-United States entity, will not be deemed, as a consequence of the domestication, to have been transferred to the corporation to which such non-United States entity has domesticated for any purpose of the laws of the State of Delaware.
Cayman Islands Law
If the Domestication Proposal is approved, ATAC will also apply to de-register as a Cayman Islands exempted company pursuant to Section 206 of the Cayman Islands Companies Act. Upon the deregistration, ATAC will no longer be subject to the provisions of the Cayman Islands Companies Act. Except as provided in the Cayman Islands Companies Act, the deregistration will not affect the rights, powers, authorities, functions and liabilities or obligations of ATAC or any other person.
Accounting Treatment of the Domestication
The Domestication is being proposed solely for the purpose of changing the legal domicile of ATAC. There will be no accounting effect or change in the carrying amount of the assets and liabilities of ATAC as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of ATAC immediately following the Domestication will be the same as those immediately prior to the Domestication.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that Americas Technology Acquisition Corp. be de-registered in the Cayman Islands pursuant to Article 46 of the Amended and Restated Articles of Association of Americas Technology Acquisition Corp. and be registered by way of continuation as a corporation in the State of Delaware and conditional upon, and with effect from, the registration of Americas Technology Acquisition Corp. in the State of Delaware as a corporation, governed by the Interim Charter and ATAC Bylaws attached as Annex B and Annex C, respectively, to the proxy statement/prospectus in respect of the meeting, at which time the Amended and Restated Memorandum and Articles of Association will be replaced by that Interim Charter and ATAC Bylaws of the continued company as referenced in the proxy statement/prospectus in respect of the meeting.”
Vote Required for Approval
The approval of the Domestication Proposal will require a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.

The Domestication Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, the Domestication Proposal will have no effect, even if approved by ATAC’s shareholders.
Recommendation of the ATAC Board with Respect to the Domestication Proposal
THE ATAC BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE DOMESTICATION PROPOSAL.

PROPOSAL 3: THE BUSINESS COMBINATION PROPOSAL
ATAC is asking its shareholders to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. Shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Please see the subsection entitled “The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read the Merger Agreement in its entirety before voting on this proposal.
This section describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and the Related Agreements. ATAC’s shareholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in this section “Proposal 3: The Business Combination Proposal — Merger Agreement” are defined in the Merger Agreement.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. ATAC does not believe that the disclosure schedules contain information that is material to an investment decision.
The Merger Agreement
On June 1, 2022, ATAC entered into the Merger Agreement with Rally, Pubco, Purchaser Merger Sub, Company Merger Sub, the Purchaser Representative and the Seller Representative.
Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, (i) prior to the Effective Time, ATAC will transfer by way of continuation out of the Cayman Islands and into the State of Delaware to re-domicile and become a Delaware corporation (the “Domestication”), (ii) following the Domestication, Purchaser Merger Sub will merge with and into ATAC, with ATAC continuing as the surviving entity (the “Purchaser Merger”), in connection with which all of the existing securities of ATAC will be exchanged for rights to receive securities of Pubco as follows: each share of ATAC common stock; and (b) each warrant to purchase shares of ATAC shall automatically convert into a warrant to purchase Pubco Common Share on substantially the same terms and conditions; (iii) prior to the Effective Time, the holders of Rally preferred stock and instruments convertible into equity of Rally shall either exchange or convert all of their issued and outstanding shares of Rally preferred stock or Rally Convertible Instruments, as the case may be, at the applicable conversion ratio (the “Company Exchanges”); (iv) following the Company Exchanges, Company Merger Sub will merge with and into Rally, with Rally continuing as the surviving entity (the “Company Merger”, and together with the Purchaser Merger, the “Mergers”), pursuant to which (A) all shares of Rally common stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Exchanges) will be converted into the right to receive the Merger Consideration (as defined below), (B) all options exercisable for Rally common stock shall be assumed by Pubco (with equitable adjustments to the number and exercise price of such assumed options) and replaced with options exercisable into Pubco Common Share. As a result of the Mergers, ATAC and Rally will become wholly-owned subsidiaries of Pubco.
The aggregate merger consideration to be paid pursuant to the Merger Agreement to the Rally Securityholders will be an amount equal to $165,000,000, subject to adjustments for Rally’s closing debt and accrued but unpaid expenses related to the transactions contemplated by the Merger Agreement (the “Merger Consideration”). The Stockholder Merger Consideration will be allocated among the Rally Stockholders pro rata based on the number of shares of Rally common stock owned by such Rally Stockholder.

In addition to the Merger Consideration, Rally Stockholders shall have the contingent right to receive additional Pubco Common Shares as earnout consideration after the Closing (the “Earnout Consideration”) after the Closing as follows: (A) (i) 1,500,000 additional Pubco Common Shares upon the achievement of the Tier I Share Price Target and (ii) 1,500,000 additional Pubco Common Shares upon the achievement of the Tier II Share Price Target (together, the “VWAP Earnout Consideration”); and (B) (i) 500,000 additional Pubco Common Shares upon the achievement of a revenue target for calendar year 2022, (ii) 500,000 additional Pubco Common Shares upon the achievement of a revenue target for calendar year 2023, and (iii) 500,000 additional Pubco Common Shares upon the achievement of a revenue target for calendar year 2024 (together, the “Revenue Earnout Consideration”).
Conditions to the Closing of the Business Combination
The Merger Agreement contains conditions to Closing, including the following mutual conditions of the parties (unless waived): (i) approval of the shareholders of ATAC and stockholders of Rally; (ii) consent, approval, waiver, authorization or permit of, or notice to or declaration or filing with any governmental authorities or any other person and completion of any antitrust expiration periods, in each case, as applicable; (iii) no law or order preventing the Business Combination; (iv) ATAC having cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption and payment of each Party’s Expenses, including any Extension Expenses), and the aggregate amount of any Transaction Financing of at least equal to $10,000,000); (v) the five members of the Post-Closing Pubco Board having been elected or appointed as of the Closing consistent with the requirements of the Merger Agreement; (vi) the registration statement of which the proxy statement/prospectus forms a part having been declared effective by the SEC; (vii) completion of the Domestication; and (viii) the Proposed Charter having been adopted by Pubco.
In addition, unless waived by Rally, the obligations of Rally to consummate the Business Combination are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by ATAC of customary certificates and other Closing deliverables: (i) the representations and warranties of the ATAC Parties being true and correct as of the date of the Merger Agreement and the Closing, except to the extent made as of a particular date (subject to certain materiality qualifiers); (ii) the ATAC Parties having performed in all material respects all of their respective obligations and complied in all material respects with their respective covenants and agreements under the Merger Agreement required to be performed or complied with by them on or prior to the date of the Closing; (iii) the absence of any Material Adverse Effect with respect to ATAC since the date of the Merger Agreement which is continuing and uncured; and (iv)  the Pubco Common Shares comprising the Merger Consideration having been accepted for listing upon the Closing on NYSE.
Unless waived by ATAC, the obligations of the ATAC Parties to consummate the Transaction are subject to the satisfaction of the following additional Closing conditions, in addition to the delivery by Rally of customary certificates and other Closing deliverables: (i) the representations and warranties of Rally being true and correct as of the date of the Merger Agreement and the Closing, except to the extent made as of a particular date (subject to certain materiality qualifiers); (ii) Rally having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Merger Agreement required to be performed or complied with or by it on or prior to the date of the Closing; (iii) the absence of any Material Adverse Effect with respect to the Target Companies taken as a whole since the date of the Merger Agreement which is continuing and uncured; (iv) the execution of the Non-Competition Agreements and the Employment Agreements with the Key Employees; (v) the Lock-Up Agreements being in full force and effect as required under the Merger Agreement; (vi) all issued and outstanding shares of capital stock of Rally Bus UG shall have been transferred by Numaan Akram to Rally, free and clear of any liens; and (vii) Rally having caused the Indian Company to (a) deliver to ATAC the share certificates issued pursuant to the split of the share certificate no. OIPL02 pursuant to which the transfer of 4,900 equity shares from Mr. Narinder Pal Singh Chadha to OurBus Inc. is reflected; (b) transfer of 4,900 equity shares of the Indian Company from Mr. Narinder Pal Singh Chadha to OurBus Inc. shall be reported to the Reserve Bank of India/authorized dealer bank of Mr. Narinder Pal Singh Chadha in Form FC-TRS and approval for the same shall be obtained; and (c) Indian Company having delivered to ATAC the copies of all relevant tax returns for which a due date for filing has occurred prior to Closing, including audit reports as may be applicable to such tax returns in order to be materially in compliance with all applicable tax laws.

Representations and Warranties
Under the Merger Agreement, ATAC made customary representations and warranties to Rally relating to, among other things: organization and standing; authorization; binding agreement; governmental approvals; non-contravention; capitalization; SEC filings and ATAC financials; absence of certain changes; compliance with laws; actions; orders; permits; taxes and returns; employees and employee benefit plans; properties; material contracts; transactions with affiliates; Investment Company Act; finders and brokers; certain business practices; insurance; ATAC trust account; litigation; lock-up agreements; and independent investigation.
Under the Merger Agreement, ATAC, Merger Subs and Pubco, jointly and severally, made customary representations and warranties to Rally relating to, among other things: organization and standing; authorization; binding agreement; governmental approvals; non-contravention; capitalization; ownership of exchange shares; Pubco and Merger Sub activities; finders and brokers; and Investment Company Act.
Under the Merger Agreement, Rally made customary representations and warranties to the ATAC Parties relating to, among other things: organization and standing; authorization; binding agreement; capitalization; subsidiaries; governmental approvals; non-contravention; financial statements; absence of certain changes; compliance with laws; company permits; litigation; material contracts; intellectual property; taxes and returns; real property; personal property; title to and sufficiency of assets; employee matters; benefit plans; environmental matters; transactions with related persons; insurance; books and records; top suppliers; certain business practices; Investment Company Act; finders and brokers; transfer pricing; Indian Tax Report; taxable presence in India; independent investigation; information supplied; and disclosure.
Material Adverse Effect
Many of the representations and warranties are qualified by materiality or Material Adverse Effect. “Material Adverse Effect” as used in the Merger Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Merger Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such person or any of its subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such person or any of its subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such person and its subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such person and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to ATAC, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)  – (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such person or any of its subsidiaries compared to other participants in the industries in which such person or any of its subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to ATAC, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the ATAC Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to ATAC.

Survival of Representations, Warranties and Covenants
The representations, warranties, agreements and covenants in the Merger Agreement terminate at, and do not survive, the Closing, except for the covenants and agreements relevant to the Closing and any agreements or covenants which by their terms contemplate performance after the Closing.
Covenants of the Parties
Certain Covenants of Rally
Rally made certain covenants under the Merger Agreement, including, among others, the following:
Except as expressly contemplated by the Merger Agreement or any of the other Ancillary Documents, as set in Near disclosure schedules or as consented to in writing by ATAC (such consent not to be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement through the Closing or termination of the Merger Agreement (the “Interim Period”):
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Rally will, and will cause its subsidiaries to, conduct their respective businesses, in all material respects, in the ordinary course, consistent with past practice, to comply with all laws applicable to Rally and its subsidiaries and take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; and

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Rally will not, and will cause its subsidiaries not to, do any of the following:

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amend, waive or otherwise change, in any respect, its organizational documents, except as required by applicable law;

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authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities;

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split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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except for any Transaction Financing, incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $50,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any indebtedness, liability or obligation of any person in excess of $25,000 individually or $50,000 in the aggregate;

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(i) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than 5%; or (ii) make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Rally benefit plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable law, pursuant to the terms of any Rally benefit plans or in the ordinary course of business, consistent with past practice;

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make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with GAAP;

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transfer or license to any person or permit to lapse or fail to maintain any material Rally registered intellectual property, Rally licensed intellectual property, or other Rally intellectual property (excluding non-exclusive licenses of Rally intellectual property to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any person who has not entered into a confidentiality agreement or subject to confidentiality obligations any trade secrets;

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terminate, or waive or assign any material right under, any Rally material contract or enter into any contract that would be a Rally material contract, in any case outside of the ordinary course of business consistent with past practice;

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fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

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establish any subsidiary or enter into any new line of business;

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fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

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revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with Rally’s outside auditors;

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waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Merger Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its affiliates) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in Rally’s financial statements;

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acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

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make capital expenditures in excess of $50,000 (individually for any project (or set of related projects) or $100,000 in the aggregate);

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adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 individually or $50,000 in the aggregate other than pursuant to the terms of a Rally material contract or Rally benefit plan;

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sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

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enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Rally;

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take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Merger Agreement;

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accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

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enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (as defined in the Merger Agreement) (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or
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authorize or agree to do any of the foregoing actions.

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Rally will deliver certain financial statements to ATAC prior to the Closing.

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Rally will not purchase or sell any ATAC securities (other than to engage in the Mergers) while in possession of material nonpublic information of ATAC and will not communicate such information to any third party, take any other action with respect to ATAC in violation of federal securities laws, or cause or encourage any third party to do any of the foregoing.

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As promptly as practicable after the registration statement having been declared effective by the SEC, Rally will duly call for and give notice of a stockholders’ meeting or seek the written consent of its stockholders for the purposes of obtaining the requisite vote of the Rally stockholders (including any separate class or series vote that is required, whether pursuant to Rally’s organizational documents, any stockholder agreement or otherwise) shall have authorized, approving and consenting to, the execution, delivery and performance of the Merger Agreement and each of the Ancillary Documents to which Rally is or is required to be a party or bound, and the consummation of the transactions contemplated by the Merger Agreement and the Ancillary Documents, including the Company Merger (the “Rally Stockholder Approval”) and will use its reasonable best efforts to solicit from the Rally stockholders proxies in favor of the Rally Stockholder Approval prior to such meeting, and to take all other actions necessary or advisable to secure the Rally Stockholder Approval, including enforcing the Voting Agreements.

Certain Covenants of ATAC
ATAC made certain covenants under the Merger Agreement, including, among others, the following:
Except as expressly contemplated by the Merger Agreement or any of the other Ancillary Documents, as set in ATAC disclosure schedules or as consented to in writing by Rally (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period:
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ATAC will, and will cause its subsidiaries to, conduct their respective businesses, in all material respects, in the ordinary course, consistent with past practice and to comply with all laws applicable to ATAC and its subsidiaries; and take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice; provided however that nothing in the Merger Agreement shall prohibit or restrict ATAC from extending, in accordance with ATAC’s organizational documents and the IPO Prospectus, the deadline by which it must complete its business combination, and no consent of any other party shall be required in connection therewith; and

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ATAC will not, and will cause its subsidiaries not to, do any of the following:

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amend, waive or otherwise change, in any respect, its organizational documents except as required by applicable law;

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authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third person with respect to such securities; provided that nothing in the Merger Agreement shall prevent ATAC from entering into any Transaction Financing;

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split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person (provided, that this shall not prevent ATAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of the Mergers and the other transactions contemplated by the Merger Agreement (including any Transaction Financing) and the costs and expenses necessary for an Extension;

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make or rescind any material election relating to taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, file any amended tax return or claim for refund, or make any material change in its accounting or tax policies or procedures, in each case except as required by applicable law or in compliance with GAAP;

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amend, waive or otherwise change that certain Trust Agreement;

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terminate, waive or assign any material right under any ATAC material contract;

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fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

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establish any subsidiary or enter into any new line of business;

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fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

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revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting ATAC’s outside auditors;

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waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to the Merger Agreement or the transactions contemplated thereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, ATAC or its subsidiaries) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any actions, liabilities or obligations, unless such amount has been reserved in ATAC’s financial statements;

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acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

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make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Transaction Expenses (as defined in the Merger Agreement));

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adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

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voluntarily incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a contract in existence as of the date of the Merger Agreement or entered into in the ordinary course of business;

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sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

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enter into any agreement, understanding or arrangement with respect to the voting of ATAC’s securities;

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take any action that would reasonably be expected to significantly delay or impair the obtaining of any consents of any governmental authority to be obtained in connection with the Merger Agreement; or

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authorize or agree to do any of the foregoing actions.

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ATAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the ATAC Units, the Ordinary Shares and the Public Warrants on the NYSE.

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As soon as practicable following the date of the Merger Agreement, ATAC and Pubco will prepare a registration statement on Form S-4, which shall include a proxy statement relating to the ATAC Shareholder Approval and Pubco and ATAC should take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the ATAC Special Meeting and the Redemption.

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As soon as practicable following the registration statement “clearing” comments from the SEC and having been declared effective by the SEC, ATAC and Pubco shall distribute the proxy statement to ATAC’s shareholders and Rally stockholders, and, pursuant thereto, shall call the ATAC Special Meeting in accordance with the Companies Act for a date no later than 30 days following the effectiveness of this registration statement.

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Subject to certain exceptions, prior to the Closing, ATAC will be permitted to obtain tail directors’ and officers’ liability insurance coverage for the benefit of ATAC and its directors and officers with respect to matters occurring on or prior to the Effective Time and if purchased, Pubco and the Surviving Subsidiaries shall keep such policy in effect for six years from the Effective Time.

Mutual Covenants of the Parties
The parties made certain covenants under the Merger Agreement, including, among others, agreeing to:
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use commercially reasonable efforts to consummate the Business Combination;

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give prompt notice to the other parties of certain matters;

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take all necessary action such that effective as of the Closing, the Pubco Board will consist of seven individuals and that after the Closing, the Pubco Board shall consist of three (3) directors designated by Rally, prior to the Closing, one (1) director designated by ATAC prior to the Closing, who will qualify as independent under NYSE requirements, and one (1) director mutually agreed upon by each of Rally and ATAC, which approval shall not be unreasonably denied or delayed, who will qualify as independent directors under NYSE rules;

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that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by ATAC from any Transaction Financing shall first be used to pay Rally’s and ATAC’s accrued and unpaid expenses, provided that, except as otherwise agreed by Rally, such expenses attributable solely to the fees, costs and expenses incurred by ATAC shall not exceed $12,000,000;

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keep certain information confidential;

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make relevant public announcements; and

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use reasonable best efforts to cause the Business Combination to constitute a transaction treated as a “reorganization” within the meaning of Section 351 of the Code.

Covenants of Pubco
Under the Merger Agreement, Pubco agreed to maintain books and records of the Purchaser Parties and ATAC for a period of seven years following the closing and to provide notice in advance of destroying such books and records after such date.
Additionally, for a period of six (6) years after the Effective Time, Pubco agreed to cause the organizational documents of Pubco and the Surviving Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to directors and officers than are set forth in the organizational documents of the Purchaser Parties and the Merger Subs on the date of the Merger Agreement to the extent permitted by applicable Law.
Termination
The Merger Agreement may be terminated at any time prior to the Closing by either ATAC or Rally if the Closing does not occur by November 30, 2022, or such other date as may be extended pursuant to the Merger Agreement.
The Merger Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (i) by mutual written consent of ATAC and Rally; (ii) by written notice by either ATAC or Rally if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by Rally for ATAC’s uncured breach of the Merger Agreement, resulting in the failure of a representation, warranty, or covenant contained in the Merger Agreement (subject to Material Adverse Effect); (iv) by ATAC for the uncured breach of the Merger Agreement by Rally, resulting in the failure of a representation, warranty, or covenant contained in the Merger Agreement (subject to Material Adverse Effect); (v) by either ATAC or Rally, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of Merger Agreement which is uncured and continuing; (vi) by either ATAC or Rally if ATAC holds its shareholder meeting to approve the Merger Agreement and the Transactions, and such approval is not obtained; and (vii) by either ATAC or Rally if Rally holds its shareholder meeting to approve the Merger Agreement and the Transactions, and such approval is not obtained.
Additionally, the Merger Agreement may be terminated by written notice by ATAC to Rally if (a) the PCAOB Qualified Financial Statements have not been delivered to ATAC by July 15, 2022, and (b) the Interim Financial Information has not been delivered to ATAC by August 15, 2022, in each case pursuant to the terms and conditions of the Merger Agreement.
If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement (except for certain obligations related to public announcements, confidentiality, effect of termination, fees and expenses, trust fund waiver, and customary miscellaneous provisions) will terminate, no party to the Merger Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Merger Agreement prior to termination.
Trust Account Waiver
Rally and the Seller Representative agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in ATAC’s trust account held for its public shareholders, and have agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom).
Purchaser Representative and Seller Representative
Jorge E. Marcos is serving as the Purchaser Representative under the Merger Agreement, and in such capacity will represent the interests of Pubco’s shareholders after the Closing (other than the Company Stockholders) with respect to certain matters under the Merger Agreement, including with respect to the determination of any post-Closing adjustments to the Merger Consideration. Numaan Akram is serving as the Seller Representative under the Merger Agreement, and in such capacity will represent the interests of the Company Stockholders with respect to certain matters under the Merger Agreement, including with respect to the determination of any post-Closing adjustments to the Merger Consideration.
Governing Law
The Merger Agreement is governed by New York law and, subject to the required arbitration provisions, the parties are subject to exclusive jurisdiction of federal and state courts located in New York County, State of New York (and any appellate courts thereof). Any disputes under the Merger Agreement, other than claims for injunctive or temporary equitable relief or enforcement of an arbitration award, will be subject to arbitration by the American Arbitration Association, to be held in New York County, State of New York.
Amendments
On July 26, 2022, ATAC, Rally, Pubco, Purchaser Representative and Seller Representative entered into an amendment (the “Amendment”) to the Merger Agreement. The Amendment clarifies and revises certain provisions of the Merger Agreement relating to (i) the securities for which the Support Investors (as defined in the original Merger Agreement) will subscribe pursuant to the Support Subscription Agreements (as defined in the original Merger Agreement) (subject to the Second Amendment and Third Amendment described below, which further revise and then eliminate the Support Subscription Agreement condition and related definitions), (ii) the CVRs (as defined in the original Merger Agreement) to be issued by Pubco at the Closing to non-redeeming ATAC shareholders and the Support Investors (subject to the Second Amendment and Third Amendment described below, which further revise and then eliminate the Support Subscription Agreement condition and related definitions and eliminates the CVR issuance) and (iii) the expected composition of the Pubco Board immediately following consummation of the Business Combination, subject to approval of the Director Election Proposal.
The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by the full text of the Amendment attached hereto as Exhibit 2.2 to this proxy statement/prospectus, which is incorporated herein by reference.
On November 8, 2022, ATAC, Rally, Pubco, Purchaser Representative and Seller Representative entered into an additional amendment (the “Second Amendment”) to the Merger Agreement. The Second Amendment clarifies and revises certain provisions of the Merger Agreement relating to the fact that the parties to the Merger Agreement have mutually agreed that: (i) at the Closing of the Business Combination, Pubco will not issue securities previously referred to in the transaction documents as “Private CVRs” (including “Support CVRs”) and provide for various related adjustments to the terms and conditions of the Merger Agreement and other transaction documents referred to therein (including the Pubco securities for which investors, once identified, will subscribe pursuant to the agreements referred to in the Merger Agreement as Support Subscription Agreements) (subject to the Third Amendment described below, which eliminates the Support Subscription Agreement condition and related definitions and eliminates the CVR issuance), (ii) the condition to the Closing set forth in Section 7.1(h) of the Merger Agreement, waivable by ATAC and Rally that, at the Closing, ATAC and Pubco have cash and cash equivalents, including funds remaining in ATAC’s Trust Account (after giving effect to the completion and payment of redemptions by ATAC shareholders and payment of each party’s transaction expenses (to the extent due and unpaid at Closing)) and the aggregate amount of any Transaction Financing (including the Support Subscription Agreements) at least equal to $20 million and (iii) to remove from the Merger Agreement the condition to the Closing relating to net tangible assets at Closing set forth in Section 7.1(g) of the Merger Agreement.
The foregoing description of the Second Amendment does not purport to be complete and is subject to, and qualified in its entirety by the full text of the Second Amendment attached hereto as Exhibit 2.3 to this proxy statement/prospectus, which is incorporated herein by reference.
On November 16, 2022, ATAC, Rally, Pubco, Purchaser Representative and Seller Representative entered into an additional amendment (the “Third Amendment”) to the Merger Agreement. The Third Amendment clarifies and revises certain provisions of the Merger Agreement relating to the fact that the parties to the Merger Agreement have mutually agreed that: (i) at the Closing, Pubco will not issue securities previously referred to in the transaction documents as “Contingent Value Rights” or “CVRs”, resulting in various changes to definitions and terms reflected in the Merger Agreement and other transaction documents, (ii) that the size of the Pubco Board immediately after the Closing will initially consist of five (5) members, with the size of the Pubco Board to be increased as promptly as practicable to include additional directors qualifying as independent in accordance with rules of The New York Stock Exchange (or other relevant national securities exchange), (iii) the condition to Closing set forth in Section 7.2(d)(iv) the Merger Agreement, requiring that the Purchaser and certain investors have entered into Support Subscription Agreements as described in the Merger Agreement, shall be removed from the Merger Agreement, along with corresponding terms and definitions in the Merger Agreement and other transaction documents, and (iv) the condition to the Closing set forth in Section 7.1(h) of the Merger Agreement, waivable by ATAC and Rally, is revised to reflect that, at the Closing, ATAC and Pubco have cash and cash equivalents, including funds remaining in ATAC’s Trust Account (after giving effect to the completion and payment of redemptions by ATAC shareholders and payment of each party’s transaction expenses (to the extent due and unpaid at Closing)) and the aggregate amount of any Transaction Financing at least equal to $10 million.
The foregoing description of the Third Amendment does not purport to be complete and is subject to, and qualified in its entirety by the full text of the Third Amendment attached hereto as Exhibit 2.4 to this proxy statement/prospectus, which is incorporated herein by reference.
Related Agreements
This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to or in connection with the Merger Agreement (the “Ancillary Agreements”), but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Ancillary Agreements, copies of each of which are attached hereto as exhibits. Shareholders and other interested parties are urged to read such Ancillary Agreements in their entirety.
Voting Agreements
Simultaneously with the execution and delivery of the Merger Agreement, ATAC and Rally have entered into Voting Agreements (collectively, the “Voting Agreements”) with certain Rally Securityholders required to approve the Transaction. Under the Voting Agreements, each Rally Securityholder party thereto agreed to vote all of such Rally Securityholder’s shares of Rally in favor of the Merger Agreement and the Transaction, terminate certain shareholder agreements and Rally Convertible Instruments that such Rally Securityholder is party thereto, as applicable, and to otherwise take (or not take, as applicable) certain other actions in support of the Merger Agreement and the Transaction and the other matters to be submitted to the Rally Securityholders for approval in connection with the Transaction, in the manner and subject to the conditions set forth in the Voting Agreements, and provide a proxy to Rally to vote such shares accordingly. The Voting Agreements prevent transfers of the Rally shares held by such Rally Securityholder party thereto between the date of the Voting Agreement and the date of Closing, except for certain permitted transfers where the recipient also agrees to comply with the Voting Agreement.
Lock-Up Agreements
Simultaneously with the execution and delivery of the Merger Agreement, certain stockholders of Rally, holding 23,309,406 of the 40,733,483 outstanding shares of Rally common stock in the aggregate (on an as-converted basis), each entered into a Lock-Up Agreement with Pubco and the Purchaser Representative (collectively, the “Lock-Up Agreements”). Pursuant to the Lock-Up Agreements, each Rally stockholder party thereto agreed not to, during the period commencing from the Closing and ending 365 days after the Closing (subject to early release if Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such restricted securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of the restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement).
Earnout
Pursuant to the Merger Agreement, the ATAC shareholders that receive Pubco Common Shares at the Closing (the “Earnout Holders”) will have the contingent right to receive additional Pubco Common Shares as follows:

VWAP Earnout Shares
If the VWAP of the Pubco Common Stock exceeds $17.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) twenty (20) of thirty (30) consecutive trading days during the VWAP Earnout Period, then the Earnout Holders will be entitled to receive 1,500,000 Earnout Shares.
If the VWAP of the Pubco Common Stock exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for twenty (20) of thirty (30) consecutive trading days during the VWAP Earnout Period, then the Earnout Holders will be entitled to receive 1,500,000 Earnout Shares.
Revenue Earnout Shares
If Revenue for the calendar year 2022 is greater than or equal to the 2022 Revenue Target, the Earnout Holders shall be entitled to receive 500,000 Earnout Shares
If Revenue for the calendar year 2023 is greater than or equal to the 2023 Revenue Target, the Earnout Holders shall be entitled to receive 500,000 Earnout Shares.
If Revenue for the calendar year 2024 is greater than or equal to the 2024 Revenue Target, the Earnout Holders shall be entitled to receive 500,000 Earnout Shares.
Transaction Financing
During the Interim Period, ATAC may enter into one or more backstop, non-redemption or other forms of financing arrangements on such terms as ATAC and Rally shall reasonably agree (the “Transaction Financing”), and if so, each of ATAC and Rally shall use their respective commercially reasonably efforts to cooperate with each other and cause such Transaction Financing to occur.
Interests of ATAC’s Directors and Officers and Others in the Business Combination
In considering the recommendation of ATAC Board to vote in favor of the Business Combination, Public Shareholders should be aware that ATAC’s Insiders have interests in the Business Combination that are different from, or in addition to, those of ATAC’s other shareholders generally. ATAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to ATAC’s shareholders that they approve the Business Combination. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

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the fact that the Insiders paid an aggregate of $25,000 for 2,875,000 Founder Shares, and such Founder Shares will have a significantly higher value at the time of the Business Combination, if it is consummated (while the Founder Shares are not the same as the Public Shares and are subject to certain restrictions that are not applicable to the Public Shares, the aggregate value of the 2,875,000 Founder Shares owned by the Insiders is estimated to be approximately $30.2 million, assuming the per share value of the Founder Shares is the same as the $10.52 closing price of the Public Shares on the NYSE on November 14, 2022);

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the fact that the Sponsor has subscribed to purchase 100,000 Sponsor Subscription Shares, effective upon the Closing;

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the fact that the 4,905,000 Private Warrants purchased by certain of the Insiders for $1.00 per Private Warrant, which warrants will be worthless if a business combination is not consummated (although the Private Warrants have certain rights that differ from the rights of holders of the Public Warrants, the aggregate value of the 4,905,000 Private Warrants held by the Insiders is estimated to be approximately $127,530, assuming the per warrant value of the Private Warrants is the same as the $0.026 closing price of the Public Warrants on the NYSE on November 14, 2022);

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ATAC has issued the Sponsor Notes to the Sponsor. As of November 14, 2022, an aggregate of approximately $3.39 million was outstanding under the Sponsor Notes. If the Business Combination or another initial business combination is not consummated, the Sponsor Notes, may not be repaid to Sponsor, in whole or in part;

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the fact that if ATAC does not consummate the Business Combination or another initial business combination by December 17, 2022 (unless such date is extended by ATAC’s shareholders), and ATAC is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.009 per share that the Sponsor paid for the Founder Shares, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the ATAC Units in the IPO and the ATAC public shareholders experience a negative rate of return following the Closing of the Business Combination;

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the fact that ATAC’s Insiders have waived their right to redeem their Founder Shares and any other Ordinary Shares held by them, or to receive distributions from the Trust Account with respect to the Founder Shares upon ATAC’s liquidation if ATAC is unable to consummate its initial business combination;

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the fact that unless ATAC consummates an initial business combination, its directors and officers will not receive reimbursement for any out-of-pocket expenses incurred by them in connection with the Business Combination (to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account). As of November 14, 2022, no directors or officers of ATAC have incurred any expenses for which they expect to be reimbursed at the Closing; and

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the anticipated election of Jorge Marcos, CEO of ATAC, and Antonio Pontonio, director of ATAC, as directors of Pubco after the consummation of the Business Combination. As such, in the future, such directors will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to such directors.

In addition to the interests of ATAC’s Insiders in the Business Combination, ATAC shareholders should be aware that the IPO Underwriters may have financial interests that are different from, or in addition to, the interests of ATAC shareholders, including:

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the fact that EBC and its designees own (i) 125,000 Representative Shares, issued to them for nominal consideration in connection with the IPO and (ii) 545,000 Private Warrants, purchased by EBC at a price of $1.00 per Private Warrant, which warrants will be worthless if a business combination is not consummated. Although the Private Warrants have certain rights that differ from the rights of holders of the Public Warrants, the aggregate value of the 545,000 Private Warrants held by EBC or its designees is estimated to be approximately $14,170, assuming the per warrant value of the Private Warrants is the same as the $0.026 closing price of the Public Warrants on the NYSE on November 14, 2022 and the aggregate value of the Representative Shares is estimated to be approximately $1.32 million, assuming the per share value of the Representative Shares is the same as the $10.52 closing price of the Public Shares on the NYSE on November 14, 2022; and

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the fact that, pursuant to the BCMA, upon consummation of the Business Combination, the EBC Transaction Fee equal to 3.5% of the gross proceeds received by ATAC in the IPO, or $4,025,000, (up to 30% of which ($1,207,500) may be paid to investment banks or other financial advisors that did not participate in the IPO and assist ATAC in consummating a business combination), will be payable to EBC and EBC will also be reimbursed for reasonable costs and expenses associated with services performed in connection with the BCMA, up to an aggregate amount of $20,000. Accordingly, EBC has an interest in ATAC completing the Business Combination because, if the Business Combination (or another business combination) is not consummated, EBC will neither receive the EBC Transaction Fee nor have these expenses reimbursed.

Exchange Listing
The ATAC Units (each consisting of one Ordinary Share and one half of one redeemable warrant), Ordinary Shares, and warrants (each whole warrant entitling the holder thereof to purchase one share of common stock) are currently traded on NYSE under the symbols “ATA.U”, “ATA” and “ATA.WS,” respectively. Following the Closing, the ATAC Units, Ordinary Shares and Public Warrants will no longer trade. Pubco will apply for listing, to be effective upon the Closing, of the Pubco Common Shares and Pubco Warrants on the NYSE under the symbols “RLLY” and “RLLYW,” respectively. There is no assurance that

Pubco will be able to satisfy the NYSE listing criteria necessary for listing or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Pubco will not have units traded following the consummation of the Business Combination.
Background of the Business Combination
ATAC is a Cayman Islands exempted company structured as a blank check company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
Prior to entering into the Merger Agreement with Rally, ATAC conducted a thorough search for a potential business combination transaction, utilizing the network and investing and operating experience of our management team and Board. The terms of the proposed business combination with Rally were the result of thorough negotiations between the representatives of ATAC and Rally, based on diligence efforts of the ATAC management team with the support of its advisors, as further described below.
Prior to the consummation of the IPO, neither ATAC, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a proposed transaction with Rally. The following is a brief description of the background of the negotiations, the Business Combination and related transactions.
From the date of its IPO through the date of the execution of the Merger Agreement, ATAC’s management and the ATAC Board evaluated and considered a number of potential target companies as candidates for a possible business combination transaction. Representatives of ATAC contacted and were contacted by a number of individuals and entities who offered to present potential acquisition opportunities to ATAC across a wide array of technology and media sectors, including content, advertising, mobility, security, among others, with a focus on the U.S. and North American markets.
ATAC and its advisors compiled a list of high priority potential targets and updated and supplemented such list from time to time. We would make decisions on how to prioritize targets according to size, readiness, and willingness of the target to move quickly. This list of potential opportunities was periodically shared with, and reviewed in detail by, the ATAC Board.
During that period, ATAC and representatives of ATAC:
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Identified and evaluated over 110 potential acquisition target companies;

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Participated in in-person or telephonic discussions with representatives of more than 40 potential acquisition targets; and

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Signed more than 20 non-disclosure agreements and provided initial non-binding indications of interest to representatives of approximately six potential acquisition targets (other than Rally).

ATAC reviewed the potential acquisition opportunities based on criteria that were the same or similar to the criteria that the ATAC Board used in evaluating the potential Business Combination with Rally (as discussed below), which included, among other criteria, the markets in which potential target companies operate and their competitive positions and “track records” within such markets, the experience of the potential target companies’ management teams and the potential for revenue and earnings growth and strong free cash flow generation. ATAC focused on sectors and companies that its management believed would benefit from being a publicly traded company on a stock exchange in the United States.
Description of negotiation process with candidates other than Rally
Following the completion of the IPO, representatives of ATAC engaged in extensive discussions with a number of financial advisors, consulting firms and companies, mostly based in the United States, with respect to potential acquisition opportunities. Management initially focused ATAC’s search on targets operating in the digital advertising, mobile technology, and mobility sectors, headquartered in the United States.
On February 10, 2021, Mr. Jorge Marcos, ATAC’s Chief Executive Officer, Mr. Juan Pablo Visoso, ATAC’s Chief Financial Officer, and Mr. Alberto Pontonio, a member of the ATAC Board, held a conference call with a New York-based broker-dealer in order to have a discussion about Company A, an advertising technology company based out of New York, to discuss the possibility of engaging in a possible business combination transaction, which would result in the combined company being listed on the NYSE. On March 2, 2021 Messrs. Marcos, Visoso and Pontonio, held a remote management meeting with the broker, as well as the CEO and COO of Company A to discuss the prospects of a listing on the NYSE and to learn more about the strategy and growth prospects of Company A’s business. On March 5, 2021, Company A shared a management presentation with ATAC. On March 9, 2021, Messrs. Marcos, Visoso and Pontonio, along with Ed Wilson, a member of the ATAC Board, and Guillermo Rivaben, an advisor to ATAC, held a video conference with Company A’s officers, including certain members of their product and technology teams, and certain members of the broker-dealer to deliver a “product demonstration” of the technology behind Company A’s core products, which was followed by a discussion of the financial model which outlined the mechanics of engaging in a business combination transaction with a special purpose acquisition company (a “SPAC”). On March 10, 2021, representative of the largest shareholder of Company A, a New York-based private equity fund, and ATAC’s management team held a conference call to discuss the valuation of Company A, potential deal structure, and capital needs. Over the course of the next week, ATAC Management reviewed financial information provided by the broker-dealer in connection with Company A and performed analysis of publicly listed companies and ran reference checks with on Company A’s products and services through ATAC’s network within the sector. On March 16, 2021, Mr. Marcos forwarded to representatives of the broker-dealer a non-binding indication of interest which included the valuation assumptions. During a subsequent discussion, March 17, 2021, between Mr. Marcos and a representative of the broker-dealer, the broker-dealer indicated that the valuation range for Company A preliminarily discussed by the parties would not be sufficient for Company A, or its largest shareholders, to be incentivized to purpose a business combination with ATAC. Following this meeting, discussions between ATAC and Company A were terminated.
On February 19, 2021, a Florida-based broker-dealer reached out to the Chairman of the ATAC Board, Ms. Lisa Harris, regarding the prospect of a business combination with Company B, a New York-based media company with distribution channels throughout the United States. On March 1, 2021, Ms. Harris and Mr. Marcos met via videoconference with representatives from the broker dealer to discuss the target. On March 10, Ms. Harris, Mr. Marcos, Mr. Pontonio, and M. Visoso met with the officers of Company B to discuss Company B’s business model, capital requirements, and plans as a publicly-listed company on the NYSE. On March 12, 2021, a representative from the broker-dealer shared with ATAC additional information about Company B, including its financial model, balance sheet and capital structure, as well as valuation expectations based on publicly-listed comparable companies. That same day, Messrs. Marcos, Pontonio and Visoso held a call with a representative from Company B’s largest shareholder to discuss the parties’ respective roles and expectations regarding a potential business combination transaction. On March 17, 2021, Mr. Marcos verbally communicated to the lead representative from the broker-dealer the terms of a potential transaction with Company B. The representative communicated that, unless ATAC was willing to substantially raise its proposed valuation, it would not be a good use of resources to put together an indication of interest, as the company already had an offer in hand with a higher valuation range. Following this conversation, ATAC decided not to further pursue a prospective transaction with Company B.
On February 12, 2021, a business contact of Mr. Marcos called to introduce to ATAC Company C, a media company operating in digital advertising. Subsequently, on February 16, 2021, Mr. Marcos met with the Chief Executive Officer of Company C to discuss Company C’s business.
On March 2, 2021, Company C sent Mr. Marcos certain financial information about Company C and, thereafter, a Company C executive summary and management presentation.
On April 6, 2021, Mr. Marcos met Company C’s Chief Executive Officer in person to discuss the possibility of ATAC pursuing a business combination with Company C and potential avenues for raising capital in connection therewith. On May 5, 2021, Mr. Marcos and Ms. Harris met Company C’s management team in person at Company C’s offices. Discussions between representatives of ATAC and Company C management through June 2021, at which point Mr. Marcos informed the CEO of Company C that ATAC intended to pursue a potential business combination with an alternative target company (Company E).
Subsequently, in late November 2021, following termination of discussions of a potential business combination with Company E, Mr. Marcos and Company C’s CEO resumed discussion of a potential transaction between the parties.

On November 17, 2021, Mr. Marcos scheduled a meeting with Company’s CEO, COO and a candidate that Company C was considering hiring as a CFO. During the meeting, Company C’s management team updated Mr. Marcos, together with Ms. Harris and Mr. Pontonio, on recent developments with respect to Company C and the representatives of ATAC and Company C, respectively, discussed a potential timeline for a business combination.
On November 19, 2021, ATAC sent Company C a draft LOI. Between November 19 and December 8, 2021, the parties negotiated the terms of a potential transaction and discussed transaction requirements, including delivery by Company C of PCAOB audited and auditor reviewed financial statements. On December 8, 2021, the parties executed the LOI. Thereafter, ATAC’s representatives and its advisors began due diligence and Company C provided ATAC with a draft investor presentation for review and comment.
Between December 8, 2021, and February 3, 2022, representatives of ATAC, representatives of Company C, Company C’s financial advisors, as well as legal counsel for both parties discussed and negotiated the terms of draft agreements related to the proposed business combination between the parties. On December 20, 2021, Company C’s financial advisors provided representatives of ATAC and ATAC’s advisors with access to a virtual data room established to facilitate due diligence. On December 28, 2021, January 5, 2022, and January 14, 2022, respectively, representatives of ATAC, representatives of Company C, and legal counsel to both parties participated in due diligence calls with Company C management and discussed the terms of drafts of the Merger Agreement and agreements ancillary thereto and discussed allocation of responsibilities with respect to preparation of a registration/proxy statement related to the proposed business combination. The parties continued to negotiate the proposed transaction documents during February and continuing into March 2022, at which point, the LOI was terminated over the parties’ mutual concerns regarding the availability of transaction financing and the level of proceeds that Company C indicated it would require as a condition to consummating a prospective transaction.
On March 4, 2021, Edward Wilson, a member of the ATAC Board and Chairman of the ATAC Board’s Audit Committee, arranged a virtual meeting between Mr. Marcos, representatives of ATACs sponsor, and the CEO and other executives of Company D, a US-based broadband and digital services company.
On March 10, 2021, Ms. Harris, Mr. Marcos, Mr. Visoso, and Mr. Pontonio held a follow-up meeting with the CEO, the head of business development, and a representative from Company D’s largest shareholder, a U.S.-based private equity fund. During this meeting, Company D provided the meeting participants with information about Company D’s historical and forecasted financial performance and growth objectives and the meeting participants discussed a potential structure for a deSPAC transaction.
Following execution of a NDA by ATAC and Company D, on March 27, 2021, Company D granted ATAC access to additional financial information in order for ATAC to form a preliminary view of Company D’s potential valuation.
Between March 27 and April 20, 2021, ATAC evaluated comparable companies and carried out internal analyses relevant to evaluating Company D’s potential market value and on April 12, after interviewing several potential financial advisors, Company D indicated their expected valuation range.
On April 20, 2021, Mr. Marcos sent representatives of Company D an informal IOI for discussion purposes between the parties, which was followed up by a call between Mr. Marcos and Company D’s CEO on April 26, 2021. Company D returned a counter-indication of Company D management’s view of Company D’s valuation and informed ATAC that it would only be interested in a potential business combination involving a substantial cash component to the transaction consideration to Company D’s equity holders. On June 9, 2021, Mr. Marcos communicated to Company D that it was unlikely that the parties would reach agreement on valuation and the parties discontinued further discussion of a potential transaction.
On February 2, 2021, a representative the largest shareholder of Company E, a tech-enabled logistics company based in the United States, had reached out to Mr. Marcos discuss SPACs and the fact that Company E was exploring a potential merger. That same day, Mr. Marcos forwarded a Teaser of ATAC’s team and the NDA. On February 25, 2021, Mr. Marcos and Mr. Pontonio held a conference call with representatives from Company E’s sell-side advisory, after which a teaser and NDA were circulated via email and subsequently executed.

On March 5, 2021, Ms. Harris, Mr. Marcos, Mr. Visoso, and Mr. Pontonio attended a management meeting with the CEO, CTO, and the key executive team of Company E, in which the growth prospects and strategy of the company was discussed. On March 8, 2021, Mr. Marcos and the ATAC team received access to a populated data room with detailed information on Company E in order to conduct a preliminary due diligence. On March 19, 2021, Mr. Marcos held a conference call with a new advisor Company E had engaged in order to assist in the process. The advisor shared information on valuation expectations. After careful consideration and analysis amongst Mr. Marcos, Mr. Visoso, and Mr. Pontonio, the ATAC team determined that, although the business and team were attractive, the valuation expectations were too high, and communicated to the advisors and its largest shareholder that in order to proceed, the parties would need to come to an agreement on a valuation more consistent with market expectations.
After a few more weeks of due diligence and assurance from shareholders and advisors that Company E was very interested in doing a transaction with ATAC, and should submit an LOI. On April 27, 2021, ATAC submitted an IOI with a term sheet to Company E. On April 28, 2021, Mr. Marcos and Mr. Pontonio held a conference call with the CEO of Company E and its advisors to discuss the terms. Mr. Marcos reached out to Company E’s financial advisors in order to have a conference call on deal strategy, and held a conference call on May 4, 2021. After that conference call, the ATAC team decided that it would be worth meeting the entire management team in person, as there was an opportunity for a deal. Subsequently, an in-person meeting was planned for May 19, 2021.
On May 17, 2021, Company E sent ATAC an updated presentation in anticipation of the meeting. On May 19, 2021, Mr. Marcos and Mr. Pontonio flew to meet the entire executive team of Company E in its city. Mr. Marcos and Mr. Pontonio assisted the meeting in person, while Ms. Harris and Mr. Visoso assisted the meeting virtually. Over the course of four hours during the afternoon of May 19, 2021, the executive team of Company E walked ATAC through its history, financial model, strategy, as well as a product demonstration. On the morning of May 20, 2021, the executive team of Company E as well as ATAC’s management team held a follow-up meeting in order to answer and clarify questions of the meeting.
On May 24, 2021, Mr. Pontonio reached out to potential placement agents for a PIPE, which would be required to close the transaction. On May 28, 2021, Mr. Pontonio, Mr. Marcos, and Mr. Visoso held a conference call with a placement agent who had a high degree of interest in the transaction, and ATAC’s management team knew they had the ability to help. The placement agent sent drafts of engagement letters to ATAC that same day. On June 2, 2021, taking some feedback from its financial advisors and the placement agent in question, ATAC submitted a formal LOI to Company E.
Between June 2 and June 22, 2021, ATAC and Company E negotiated the terms of LOI, including valuation, minimum cash condition, and size of the PIPE. On June 22, 2021. ATAC and Company E executed the LOI for a business combination.
Between June 22 and August 3, 2021, ATAC, Company E, and their respective advisors assembled an investor presentation. On July 27, 2021, ATAC engaged one of Company E’s advisors as co-placement agent in the transaction. Between July 27, 2021 and August 3, 2021, all parties worked towards planning a roadshow, and organized meetings with dozens of institutional investors over the next several weeks. Company E also engaged an IR firm to help with the announcement and communications strategy.
By October 2021, ATAC and Company E reached a threshold in capital commitments deemed sufficient by ATAC to move forward to announce the transaction. The proposed plan forward depended heavily on working to minimize redemptions. Company E made attempts to re-negotiate the LOI in order to change the economics for the sponsor in terms of redemptions
On November 17, 2021, after several disagreements on some key aspects of the path forward (including the appropriate valuation of Company E, the treatment of certain management bonuses in the proposed transaction structure and the per share amount that should be used to determine the number of shares issuable to Company E stockholders as consideration in the proposed business combination), Company E sent a termination notice to ATAC notifying them that they were going to pursue a different path.
On December 2, 2021, Mr. Marcos received a teaser for Company F, operating in the digital security space. On December 3, 2021, Mr. Marcos held a conference call with an advisor to Company F to discuss a potential business combination and, on December 7, 2021, the parties executed an NDA. On December 8,

2021, Mr. Marcos notified Company F’s advisor of the need to suspend further discussions of a business combination with Company F because ATAC had entered into a LOI with another target.
Following termination of discussions of such alternative transaction, on February 7, 2022, Mr. Marcos reached out to Company F’s financial advisor to ask if Company F was potentially still interested in a transaction. On February 10, 2022, Mr. Marcos held a meeting with Company F’s CEO to discuss the company’s business plan and strategy. Company F provided representatives of ATAC with access to a virtual data room containing legal, financial and operational information about Company F in order for ATAC to start the due diligence process.
On February 22, 2022 Mr. Marcos and Mr. Pontonio met a representative from Company F’s largest shareholder on a video conference call to discuss the possibility of a business combination and later on that same day, Mr. Marcos, Company F’s CEO, and Company F’s advisors discussed the terms of a potential business combination and prospective timeline
On February 24, 2022, ATAC introduced Company F to its financial advisors to discuss Company F’s strategy and financial position. On February 28, 2022, representatives of ATAC sent representatives of Company F a preliminary list of due diligence requests, followed, on March 4, 2022, by a draft LOI.
Over the subsequent days, Mr. Marcos held conference calls with Company F’s CEO and Company F’s advisors, together with the company’s largest shareholder in order to agree on terms.
On March 7, 2022, the parties executed an LOI.
On March 9, 2022, ATAC’s U.S. legal counsel organized a due diligence kickoff call with Mr. Marcos, Mr. Visoso, Mr. Pontonio, as well as Company F’s counsel and its financial advisors. During the call, they discussed transaction timeline and delivery of PCAOB-compliant financial statements. The parties also discussed the necessary resource allocation from both sides for the audit, the due diligence process, and the drafting of a merger agreement and all ancillary documents.
On March 25, 2022, ATAC and Company F mutually agreed to terminate the LOI following mutual agreement that Company F was not yet prepared to pursue a transaction to go public via a transaction with a SPAC.
Description of negotiation process with Rally
From time to time, Rally’s management team and board of directors (the “Rally Board”) reviewed and evaluated potential strategic opportunities and alternatives with a view to enhancing stockholder value and accelerating its growth. Such opportunities and alternatives included, among other things, private financing transactions, capital markets transactions and possible business combination transactions. In October 2021, representatives of Rally engaged Maxim Group LLC (“Maxim; pursuant to the “Maxim Engagement Letter”) to serve as its finder in connection with identifying investors and/or parties to engage in such transactions. In exchange for its services pursuant to the Maxim Engagement Letter, upon consummation of the Business Combination, Maxim will earn a fee equal to 2.5% percent of the Enterprise Value (as defined in the Maxim Engagement Letter) when the Enterprise Value is less than $50,000,000; equal to 2% for Enterprise Value between $50,000,000 and $100,000,000; equal to 1.5% for Enterprise Value greater than $100,000,000.
At a meeting of the Rally Board held on January 26, 2022, Rally management presented certain strategic alternatives for the consideration of the Rally Board, including the possibility of pursuing a business combination transaction with a SPAC. Following this meeting, Rally management worked with Maxim to commence an active search for prospective SPAC counterparties. The Rally management team considered numerous potential SPAC counterparties introduced by Maxim and narrowed the list to potential SPAC counterparties whose management teams and Sponsor have favorable reputations and familiarity with the industry in which Rally operates or related industries. Between October 2021 and June 2022, Rally’s management team made management presentations to these prospective SPAC counterparties describing Rally’s operations, relevant industry trends, the middle mile transportation market and an overview of Rally’s business plan.
On March 7, 2022, representatives of Maxim contacted Mr. Marcos to inquire about ATAC’s interest in a potential business combination with a target operating in the mass mobility industry.

As part of the same outreach, Maxim provided Mr. Marcos with an executive summary of Rally’s business, and, on March 16, 2022, Mr. Marcos, Mr. Pontonio, and representatives of Maxim had a discussion about Rally. A brief introductory meeting between Mr. Marcos, Mr. Pontonio, Numaan Akram, Rally’s Chief Executive Officer, and Narinder Singh, Rally’s Chief Operating Officer was scheduled following Maxim’s introduction of Rally and ATAC, for March 21, 2022, following which ATAC and Rally entered into a non-disclosure agreement on that same day.
On March 22, 2022, Messrs. Marcos and Pontonio, together with representatives of Maxim, attended a Rally management presentation during which Mr. Akram and Mr. Singh described Rally’s operations in detail, including an overview of the industry, the addressable market, and Rally’s business plan. The presentation was followed by a questions and answers session. On March 21, 2022, Rally provided representatives of ATAC with access to a virtual dataroom containing certain detailed financial and legal materials of Rally. From the end of March 22, 2022, until June 1, 2022 (the date on which the Merger Agreement was signed), representatives of each of ATAC, ATAC’s US legal counsel, Ellenoff Grossman & Schole LLP (“EGS”), ATAC’s Indian counsel, Vaish Associates Advocates (“Vaish Law”), and ATAC’s advisor, EBC conducted due diligence on Rally through document review and numerous telephonic and video conferences with representatives of Rally, including Rally’s US legal counsel, Nelson Mullins Riley & Scarborough LLP (“NM”), Rally’s Indian legal counsel, Chambers of Jain and Kumar (“Chambers”) and Rally’s financial advisors, Chardan Capital Markets, LLC (“Chardan”). During this period, Rally periodically updated the virtual dataroom with additional documentation.
On March 23, 2022, after the initial discussions and after ATAC’s management team had had the opportunity to review additional information relevant to its evaluation of Rally, including publicly available research reports and research analysts’ views on a subset of public companies in the Sharing Economy, Market Software, Vertical SaaS sectors, ATAC provided Rally with an initial indication of interest containing an illustrative overview of a potential business combination with between ATAC and Rally. On March 24, 2022, ATAC provided Rally with a proposed initial form of a letter of intent (“LOI”), subject to further revision and input from legal advisors. The initial draft LOI (the “Initial LOI”) sent by ATAC to Rally included, among other terms, that the transaction consideration to be issued to security holders of Rally in the Business Combination would reflect an enterprise value for Rally of $200 million (subsequently reduced, in the terms agreed by the parties and contained in the final version of the LOI, executed on April 14, 2022 (the “Final LOI”) to $165 million), that the number of Pubco Common Shares issuable as Merger Consideration would be determined based on the Redemption Price at Closing (Rally subsequently requested that the number of Pubco Shares issuable as Merger Consideration be determined based on a value per share of $10.00, but the parties agreed in the Final LOI to use the Redemption Price) and that transaction consideration would be determined after taking into account a dollar-for-dollar adjustment based on a comparison of Rally’s working capital at the Closing to a normalized level of Rally working capital to be agreed by parties at the time the Merger Agreement is executed (following further discussion, ATAC agreed to Rally’s request to remove the initially proposed working capital adjustment from the terms agreed in the Final LOI). The Initial LOI also included an obligation on the part of Rally to seek to raise up to $5 million of financing in connection with a proposed business combination (no obligation on the part of Rally to secure financing for the transaction was reflected in the Final LOI, as subsequent to the initial distribution of the LOI, the parties agreed to collaborate with respect to efforts to identify and secure transaction financing arrangements) and reflected that a portion of Merger Consideration would, at the closing, be set aside and held in escrow to satisfy indemnification claims after the Closing (the Final LOI, by contrast, contains no set-aside from Merger Consideration to satisfy post-Closing indemnification obligations and provides that, subject to exceptions for fraud and breach of confidentiality provisions, the representations, warranties and pre-closing covenants contained in the definitive transaction agreements generally would not survive the Closing).
Between March 23, 2022 and April 5, 2022, ATAC engaged in calls with representatives of Rally and its advisors to discuss the opportunity and answer initial due diligence questions posed by representatives of ATAC covering topics that included, among others, Rally’s corporate formation and history, a high-level review of Rally’s financial model and expected timing for Rally to obtain PCAOB-audited financial statements for FY2020 and FY2021. During this period, ATAC and Rally continued to negotiate the terms of the LOI until the Final LOI was agreed upon and executed. The parties’ discussions related to the LOI focused, among other terms (including the terms described above), on the duration of the exclusivity period pursuant to the LOI, prospective timing and sources of transaction financing and related obligations and expected conditions to the closing of a potential business combination transaction. While these negotiations were ongoing, each of ATAC and Rally held meetings with its respective advisors, including EGS, NM and each of EBC and Chardan.
On April 5, 2022, ATAC and EBC arranged a meeting with Rally in order for Messrs. Akram and Singh to deliver an additional management presentation to EBC and have an in-depth discussion with ATAC and its representatives related to Rally’s business lines, capital requirements and the parties’ respective expectations with regard to the potential business combination.
On April 6, 2022, ATAC, Rally, and their respective advisors had a conference call to discuss potential modifications to the illustrative transaction terms provided by ATAC to Rally on March 23, 2022 to, among to, among other things, adjust the assumed level of redemptions by ATAC public shareholders at Closing for purposes of presenting illustrative ownership information and to reflect that, between the date that ATAC presented Rally with the Initial LOI and to reflect that the parties had commenced discussion of the possibility that a portion of the aggregate consideration to Rally stockholders in the Business Combination might take the form of contingent or so-called “earnout” consideration. Over the course of the following days, ATAC worked with its legal counsel and other advisors, and certain ATAC board members, to prepare a more fulsome draft LOI to submit to Rally.
On April 10, 2022, ATAC submitted a revised draft LOI to Rally containing an illustrative schedule of transaction sources and uses based on information provided by Rally to ATAC. On April 11, 2022, ATAC held a conference with its legal counsel, EGS, to address Rally’s feedback on ATAC’s proposed LOI and discuss further due diligence requests to Rally to be posed by ATAC.
On April 11, 2022, Messrs. Marcos, Pontonio and Visoso had a telephone call with Messrs. Akram and Singh to discuss the initial feedback from the Rally Board regarding the LOI, in addition to general commercial terms of the potential transaction, including Rally’s expectations regarding financing for, and proceeds that Rally could anticipate receiving from, the potential business combination.
On April 12, 2022, Messrs. Marcos, Pontonio and Visoso had a call with the Messrs. Akram and Singh to discuss certain the assumptions underlying Rally’s financial model, as well as the capital needed to support Rally’s continued growth and Rally management’s plans for the business. Such capital needs were discussed in the amount of approximately $30,000,000, which would eventually be addressed through a minimum cash requirement or similar mechanism in the Merger Agreement. Such assumptions underlying Rally’s financial model included typical timing to achieve predictable revenue for a newly launched stop combination; higher rider acquisition costs upon new stop launch will decrease over time; Events revenue being dependent on partnerships with sports and entertainment organizations; users of Events rides organically using same services to attend other community events; riders using one of Rally’s services will learn about and potentially use its other services through cross-promotion; creation of higher-margin products/services that take advantage of Rally’s position as a leader in intercity bus travel. On April 12, 2022, the same individuals, together with their respective legal advisors, also discussed the potential composition of a post-closing board of directors, timing for Rally to obtain PCAOB audited financial statements and due diligence questions arising from information that Rally had made provided in the virtual dataroom. That same day, ATAC’s management also convened a conference call between representatives of the Sponsor, certain ATAC board members and ATAC management team to discuss the proposed transaction with Rally and the Sponsor’s ability and willingness to either provide, or to seek potential investors to provide, financing for the Business Combination, likely in the form of a private placement of Pubco securities contingent upon the level of redemptions from the Trust Account at Closing, not to exceed $10M in the aggregate commitment amount. An additional conference call between ATAC and Rally management and their respective legal counsel took place on April 13, 2022, to continue discussion of due diligence questions and finalize certain terms contained in the LOI.
Between April 10 and April 14, 2022, the Rally management team reviewed and discussed the LOI and ultimately determined it to be advisable and in the best interests of Rally and its stockholders to enter into the Final LOI with ATAC and negotiate exclusively with ATAC the terms of a definitive agreement with respect to a business combination. Subsequently, on April 14, 2022, the Final LOI was executed by both Rally and ATAC. On or about April 14, 2022, in connection with the business combination with ATAC, Rally formally engaged Chardan (pursuant to the “Chardan Engagement Letter”) to serve as its exclusive mergers and acquisitions advisor with regard to the proposed business combination. In exchange for its services pursuant to the Chardan Engagement, upon consummation of the Business Combination, Chardan will earn a fee of $750,000.
On April 15, 2022, Messrs. Marcos and Pontonio had a call with Messrs. Akram and Singh to discuss the business combination timeline and a prospective work plan for the next several weeks, including, without limitation, efforts required by Rally to support delivery to ATAC of completed PCAOB financial statements in accordance with the terms of the Merger Agreement.
On April 18, 2022, Messrs. Marcos, Pontonio and Visoso of ATAC, representatives of Rally management, EBC, Chardan, EGS and NM held a telephonic meeting to discuss the potential business combination, including timeline and structure.
During mid-April 2022, ATAC management and each member of the ATAC Board discussed, and the ATAC Board authorized, officers of ATAC to engage a reputable third party financial advisor to provide an opinion regarding the fairness, from a financial point of view to ATAC, of the consideration to be delivered by ATAC in the proposed Business Combination. With authorization from the ATAC Board, Messrs. Marcos and Pontonio considered several potential providers of such an opinion, including, but not limited to, Vantage Point Advisors (“Vantage Point”). On April 19, 2022, having considered several possible providers of a fairness opinion in connection with the proposed transaction, ATAC contacted to discuss a potential engagement to deliver a fairness opinion to ATAC’s Board of Directors. On April 20, 2022, ATAC provided Vantage Point with certain materials relating to Rally, including the executed letter of intent. ATAC evaluated several vendors for the provision of services related to the fairness opinion, and, on April 25, 2022, determined to proceed to engage Vantage Point for this purpose. On that same day, in advance of a formal engagement letter being executed, ATAC provided Vantage Point with access to the virtual data room provided by Rally as background. Over the next few weeks, ATAC provided copies of draft transaction documents and other information regarding ATAC and Rally.
On April 21, 2022, following discussion with its advisors, Messrs. Marcos and Pontonio proposed to Messrs. Akram and Singh several adjustments to the transaction terms outlined in the LOI intended to better align incentives for existing ATAC investors, Rally management, and prospective new investors in ATAC (prior to consummation of the Business Combination) and Pubco (after the Closing) and to encourage ATAC public shareholders not to redeem from the Trust Account at the Closing. The revisions to the transaction structure included changes to the transaction consideration and earnout terms and the inclusion in the transaction of Contingent Value Rights. In connection with the parties’ desire to incorporate CVRs in the proposed Transaction, ATAC and Rally agreed that, at the Closing, a total of three million Pubco shares would be deposited into an escrow account, which CVR Escrowed Shares may be distributed to CVR holders if certain conditions set forth in CVR Agreement have occurred on the CVR Settlement Date after the Closing. In connection with negotiation of the Merger Agreement, ATAC discussed the proposed terms of the Business Combination with the Sponsor and the Sponsor reviewed and considered the proposed condition to the Company’s obligation to consummate the Business Combination that one or more investors to be identified by the Sponsor agree to subscribe for Pubco securities in a private placement of Pubco shares and CVRs, for which the Support Investors, once identified, would subscribe, contingent upon redemptions at Closing by ATAC Public Shareholders, up to an aggregate maximum commitment of $10 million (though the actual Pubco shares and CVRs that the Support Investors may purchase at Closing will only be determined at Closing). It was also agreed that the Sponsor would waive any right to receive CVRs in connection with the Business Combination.
On April 26, 2022, EGS sent NM an initial draft of the proposed Merger Agreement, and to which NM responded with comments on May 1, 2022. During April and May 2022, EGS and NM exchanged further drafts and negotiated the terms of the Merger Agreement. Regular meetings by phone call and video conference took place during this period. The terms negotiated between the parties, among others, included the representations and warranties, conditions to closing and covenants contained in the Merger Agreement. In addition, the parties negotiated the parameters of the terms regarding the earnout shares to be potentially issued to Rally stockholders. As the negotiations of the terms of the Merger Agreement were being finalized, Rally informed ATAC and EGS that Rally would be unable to deliver PCAOB-audited and PCAOB auditor-reviewed financial statements in accordance with the terms of the Merger Agreement until within the timeline during which the parties expected to be prepared to execute the Merger Agreement, subject to reaching agreement upon the terms thereof. Based on this information, the parties negotiated provisions in the Merger Agreement giving ATAC a right to terminate the Merger Agreement in the event that Rally could not deliver such financial statements within an agreed timeline. Between April 26, 2022 and the date that the Merger Agreement was ultimately executed, Messrs. Marcos, Pontonio and Visoso held near daily telephonic meetings with EGS and Messrs. Marcos and Pontonio communicated frequently with Rally management to discuss and negotiate commercial terms and organize workstreams related to the proposed Business Combination.
On April 27, 2022, ATAC retained Vaish Law as Indian counsel to (i) assist in ATAC’s legal and tax due diligence related to Rally’s operations located in India, (ii) review and update the proposed Merger Agreement from Indian law perspective and basis the findings of the legal and tax due diligence; and (iii) advise on Indian legal issues in connection with the proposed transaction with Rally.
On May 3, 2022, following consultation with, EBC, ATAC and EGS distributed a draft of the form of CVR Agreement to NM. NM responded with comments to this draft on May 4, 2022. The negotiations of the terms of the CVR Agreement were held in conjunction with the negotiations of the Merger Agreement. EBC provided input to ATAC regarding the terms contained in the CVR Agreement and representatives of ATAC and EGS discussed prospective terms of the CVR Agreement with a prospective rights agent. ATAC also reviewed and discussed with the Sponsor the prospective terms of the Support Subscription Agreement and representatives of ATAC and EGS met with NM and Rally to further clarify matters related to financing for the proposed transaction.
On May 6, 2022, the ATAC Board formally engaged Vantage Point for the provision of services related to the fairness opinion. From its engagement on May 6, 2022, Vantage Point continued its review and analysis of Rally and of the proposed Business Combination in connection with Vantage Point’s preparation of its fairness opinion. Vantage Point’s review included information provided through a virtual data room that was periodically updated with information from ATAC and Rally, including updated draft transaction documents and updated financial models, as they became available.
Between May 4, 2022 and May 27, 2022, the ATAC Board held three virtual and telephonic meetings, the physical location of which was the business address of ATAC, to review the final terms of the Merger Agreement and Ancillary Agreements. The first of these board meetings, held on May 4, was attended by representatives of Vantage Point and EGS. At this meeting, representatives from EGS provided the ATAC Board with an overview of the transaction and the fiduciary duties of directors and the resolutions to be approved in connection with entering into the Business Combination. Representatives from Vantage Point also provided the ATAC Board with a presentation and overview of the company’s its fairness opinion analysis. The ATAC Board asked questions of Vantage Point concerning the methodologies employed by the fairness opinion provider in its analysis of the fairness of the proposed Business Combination, as well as Vantage Point’s selection of public companies utilized in Vantage Point’s comparable companies analysis.
On May 24, 2022, Vantage Point held a second telephonic meeting with ATAC Board members and subsequently provided its final presentation and delivered its fairness opinion (the “Fairness Opinion”) to the ATAC Board on May 31, 2022. The summary of the Fairness Opinion in this proxy statement is qualified in its entirety by reference to the full text of the Fairness Opinion, which is attached to this proxy statement/prospectus as Annex G, and sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by Vantage Point in connection with the Fairness Opinion. For a detailed discussion of the Board, Vantage Point and the Opinion, see the section entitled “Proposal No. 3: The Business Combination Proposal  —  Opinion of Vantage Point, the ATAC Board Financial Advisor.”
On May 5, 2022, Rally Board met to consider the terms of the Merger Agreement and the transactions contemplated thereby. Following presentations from Rally Management team and NM regarding the terms of the Merger Agreement, the transactions contemplated thereby and fiduciary duties of directors when considering whether to authorize a potential business combination transaction, Rally Board unanimously approved the Merger Agreement and the transactions contemplated thereby and recommended that Rally stockholders consent to adopt and approve in all respects the Merger Agreement and the transactions contemplated thereby. During the period between May 27, 2022, and June 1, 2022, ATAC management continued to provide the ATAC Board with periodic summaries of the updated material provisions of the transaction documents and due diligence findings. On June 1, 2022 the parties executed the Merger Agreement and the applicable Ancillary Agreements, and ATAC and Rally issued a press release announcing the transaction.
Recommendation of the ATAC Board and Reasons for the Business Combination
The ATAC Board, in evaluating the Business Combination, consulted with ATAC’s management and its financial and legal advisors. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of Pubco securities in connection therewith, are advisable and in the best interests of ATAC and (ii) to recommend that the ATAC shareholders adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated by the Merger Agreement, the ATAC Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the ATAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The ATAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of ATAC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
The ATAC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:
•
Growth Prospects.   The ATAC Board believes that the business offerings of Rally, which may appeal to economically and environmentally-conscious riders during a period in which the COVID-19 pandemic may have changed transportation patterns, have significant growth potential in the transportation and mobility industry in which Rally operates;

•
Available Supply.   The ATAC Board considered the fact that there already exists a strong domestic and worldwide availability of commercial fleet and individual bus operators that could be utilized through Rally’s platform;

•
Asset-Lite Business Model.   The ATAC Board considered Rally’s asset-lite model, which does not require investment in vehicles or other hard assets and reflects an ability to employ existing unused or underutilized bus capacity to increase ridership and to generate revenues from adjacent businesses by providing transport, shipping and other services;

•
Broad and Diverse Customer Base.   Rally has a broad, diversified and growing customer base with demonstrated customer demand across a number of jurisdictions and a business model and growing technology platform with potential application and the ability to expand in scale to new geographic areas;

•
Environmental and Social Impact.   The ATAC Board considered the potential for Rally’s business to make a meaningful environmental and social impact by offering safe and affordable transportation options at economical prices. The ATAC Board also noted that Rally’s shared mobility model can contribute to reduced emissions;

•
Due Diligence.   Due diligence examinations of Rally and discussions with Rally’s management team and ATAC’s legal advisors concerning ATAC’s due diligence examination of Rally;

•
Negotiated Transaction; Merger Consideration.   The financial and other terms of the Merger Agreement, including the consideration deliverable to the security holders of Rally thereunder, and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between ATAC and Rally.

•
Fairness Opinion.   Vantage provided its Fairness Opinion to the ATAC Board that, subject to the assumptions, qualifications, limitations and other matters set forth in the opinion, the Merger

Consideration to be issued by Pubco to the Rally Securityholders in the Business Combination was fair, from a financial point of view, to ATAC;
•
Reasonableness of Consideration.   Following a review of the financial data provided to ATAC, including the financial projections of Rally, and the due diligence of Rally’s business conducted by ATAC’s management and ATAC’s advisors, and taking into account the opinion received from Vantage Point regarding the fairness of the consideration to be paid by ATAC in the Business Combination, the ATAC Board determined that the aggregate consideration to be paid in the Business Combination was fair to ATAC;

•
Stockholder Liquidity.   The obligation in the Merger Agreement to apply to list Pubco Common Shares issued as merger consideration listed on the NYSE, a major U.S. stock exchange, which the ATAC Board believes has the potential to offer stockholders enhanced liquidity;

•
Financial Condition.   The ATAC Board also considered factors such as Rally’s historical financial results, outlook, financial plan, debt structure and unit economics. In considering these factors, the ATAC Board reviewed Rally’s historical growth and its current prospects for growth if Rally achieves its business plan and various historical and current balance sheet items of Rally. In reviewing these factors, the ATAC Board noted that Rally will be well positioned to gain global market share and expand its manufacturing capabilities and software monetization while continuing to drive industry leading margins;

•
Experienced Management Team.   The ATAC Board considered Rally’s knowledgeable and committed management team that is expected to remain with the post-combination company and continue to seek to execute Rally’s strategy;

•
Lock-Up.   Certain stockholders of Rally have agreed to transfer restrictions in respect of their Pubco Common Stock subject to certain customary exceptions, which will provide important stability to the leadership and governance of Rally;

•
Other Alternatives.   The ATAC Board believes, after a thorough review of other business combination opportunities reasonably available to ATAC, that the proposed Business Combination represents the best potential business combination for ATAC and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets; and

The ATAC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:
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Macroeconomic Risks.   Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on Rally’s revenues post-Closing;

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Business Plan and Projections May Not Be Achieved.   The risk that Rally may not be able to execute on the business plan, and realize the revenue forecasts as set forth in the financial projections, in each case, presented to ATAC’s management team and the ATAC Board;

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Redemption Risk.   The potential that a significant number of ATAC shareholders elect to redeem their shares prior to the consummation of the Business Combination pursuant to the Current Charter, which would potentially make the Business Combination more difficult or impossible to complete;

•
Shareholder Vote.   The risk that ATAC’s shareholders may fail to provide the respective votes necessary to effect the Business Combination;

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Closing Conditions.   The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within ATAC’s control, including that the Merger Agreement contains a condition to the Closing, waivable by Rally and ATAC, that, at Closing, ATAC or Pubco have cash or cash equivalents at least equal to the Threshold Amount, after satisfaction of expenses due at Closing, which condition, if not satisfied, as a result of proceeds from the Transaction Financing or otherwise (including as a result of redemptions by ATAC public shareholders at Closing), or waived, may prevent consummation of the Business Combination;

•
Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

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Listing Risks.   The challenges associated with preparing Rally, a private entity, which, after the Closing, will be a wholly-owned subsidiary of Pubco, for the applicable disclosure and listing requirements to which Pubco will be subject as a publicly traded company on the NYSE , which will require additional legal, accounting and other expenses that Rally is not obligated to incur as a private company. See “Risk Factors — Risk Related to Operational Factors Affecting Rally —  Rally will incur significant costs as a result of operating as a public company and Rally’s management expects to devote substantial time to public company compliance programs”;

•
Benefits May Not Be Achieved.   The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

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Liquidation of ATAC.   The risks and costs to ATAC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in ATAC being unable to effect a business combination within the timeline required by ATAC’s Current Charter;

•
Conflicts of Interest.   The possibility that the ATAC Board may have been influenced by conflicts between what may be in ATAC’s best interests and what may be best for a director’s personal interests, including the possibility that if the Business Combination is not consummated, and ATAC is forced to liquidate because it is unable to consummate another business combination within the timeframe permitted by the Current Charter, the Founder Shares and Private Warrants owned by ATAC’s Insiders would be worthless;

•
Growth Initiatives May Not be Achieved.   The risk that Rally’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe;

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Board and Independent Committees.   The risk that Pubco’s board of directors post-Closing and independent committees do not possess adequate skills set within the context of Pubco operating as a public company;

•
ATAC shareholders Receiving a Minority Position in Pubco.   The risk that ATAC shareholders will hold a minority position in Pubco;

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Fees and Expenses.   The fees and expenses associated with completing the Business Combination;

•
Other Risks Factors.   Various other risk factors associated with the business of Rally, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/consent solicitation statement/prospectus.

In evaluating the conflicts of interest referenced above, The ATAC Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for ATAC’s IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by ATAC with any other target business or businesses, and (iii) the Sponsor will hold equity interests in Pubco with value that, after the Closing, will be based on the future performance of Pubco’s stock. In addition, ATAC’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the ATAC Board, the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.
The above discussion of the material factors considered by the ATAC Board is not intended to be exhaustive but does set forth the principal factors considered by the ATAC Board.
Certain Projected Financial Information
In connection with ATAC’s due diligence and consideration of the potential business combination with Rally and, in particular, the parties’ negotiation of the Earnout Consideration (including the 2022 Revenue Target, 2023 Revenue Target and 2024 Revenue Targets associated therewith), Rally’s management provided

ATAC with certain financial forecasts, including forecasted revenues for 2022, 2023 and 2024 (the “financial projections”), reflecting the business model that Rally expects to pursue, which were prepared by Rally management based on a number of assumptions, as further described below. The financial projections should not be viewed as public guidance. The financial projections were not prepared with a view toward public disclosure, or complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of Rally’s management, were prepared on a reasonable basis, reflecting the best estimates and judgments available to Rally’s management at the time such financial projections were prepared, and present, to the best knowledge and belief of Rally’s management, the expected course of action and revenues that Rally anticipates generating, assuming the assumptions incorporated in the financial projections are themselves realized (including that the Business Combination is consummated during the fourth quarter of 2022 and results in proceeds to Rally, after satisfaction of all unpaid ATAC and Rally expenses and taking into account any redemptions by ATAC public shareholders, of $30 million).
Rally’s management believes the assumptions included in the financial projections to be reasonable, based on currently available information and professional judgement and experience, which are inherently uncertain and difficult to predict and many of which are beyond the preparing parties’ control. Such information, professional judgment, and experience underlying the assumptions included in the financial projections must be considered in the context of the particular offering.
With respect to Rally’s Lines offering, growth projections rely on our experience in launching successful intercity scheduled service lines that meet underserved demand, such as New York, NY to Ithaca, NY. The projections use key assumptions such as average price per ride, cost per customer acquisition, and average bus fill rates from its historical and current data from other operating lines being run.
With respect to Rally’s Events offering, growth includes its experience in converting live event attendance (e.g., sporting events, concerts, and festivals) from traditional modes of transportation to intercity buses currently in select markets. Our experience in applying the business development and marketing strategy to a particular market provides historical data on conversion rates of potential customers based on a variety of factors; these include demographics, availability & variety of transportation modalities, and traffic patterns, among others.
Further, current information included in publicly available statistics show the number of middle mile intercity trips in the U.S. and the number of live event attendees (which are core use cases for Rally’s Lines and Events products) have grown since the heart of the COVID-19 pandemic. Other publicly available studies show that travelers place a priority on green forms of transportation, like Rally’s intercity bus services, as long as the price and convenience are at acceptable levels. These external factors combined with the company’s historical data are why Rally’s management believes the assumptions included in the financial projections to be reasonable.
Rally management determined 3 years (inclusive of 2022, the year in which such information was delivered to ATAC by Rally management) to be a reasonable period to forecast estimated revenues because Rally management believes that their experience allows them to project results with a reasonable degree of accuracy.
Rally management believes the accuracy within this 3-year timeframe is high because repeated executions of Rally’s strategy have proven that the development of a market is predictable and replicable. Each line launched, for example, has phases of growth from its inception to maturity. Similarly, event offerings mature in a region as seasonal cycles repeat. The length of time for these phases or cycles is dependent on a number of variables that we have identified and integrated into our projections. Rally management is confident in its projections during the 3-year timeframe because these variables input into our predictive algorithms produce robust results under statistical modeling variations. After this 3-year timeframe, externalities and changing market conditions may reduce the predictive accuracy of our algorithm.
Rally management believes our projections to be closely aligned with historic operating or marketing trends. The underlying assumptions used in the projections are either similar to or more conservative than the historical data. By using more conservative values than what is reflected in the historical data, we allow for regional variability that may introduce currently unknown factors. We do so with the understanding that there are enough known factors to reasonably predict outcomes.

There are some assumptions in our projections for which the trends deviate from historical results. We believe these changes to be appropriate primarily because of changes resulting from the operating capital available to the Company. For example, with respect to the reasonableness of such 3-year period, from 2017 to 2019 (on an unaudited basis) Rally’s revenue grew at a compound annual growth rate (CAGR) of 32.37%; from 2019 (on an unaudited basis) to 2021, revenue decreased at a CAGR of -13.79% from decreased demand due to the COVID-19 pandemic; from 2022 to 2024, we reasonably project Rally’s revenue to grow at a CAGR of 54.02%. Rally’s projected revenue CAGR is higher than historic because it will have more capital to spend on marketing to support the launch of new stop combinations and unique routes.
Additionally, from 2017 to 2019 (on an unaudited basis), the cost per customer acquisition decreased by 14% for the Lines offering as customers became more aware of existing routes; from 2019 (on an unaudited basis) to 2021, cost per customer acquisition increased by 50% for the Lines offering as COVID-19 pandemic-related lockdowns drove down demand for public transit; from 2022 to 2024, cost per customer acquisition projects to increase by 36% for the Lines offering as Rally invests marketing dollars in new stop combinations.
Lastly, from 2017 to 2019 (on an unaudited basis), the cost per customer acquisition increased by 170% for the Events offering as Rally spent marketing dollars creating new unique routes; from 2019 (on an unaudited basis) to 2021, the cost per customer acquisition increased 178% for the Events offering as the COVID-19 pandemic shut down most live sports and entertainment events for a significant portion of such time period; cost per customer acquisition in 2022 for the Events offering is 114% higher than 2019 pre-pandemic levels (on an unaudited basis), but is projected to decrease toward pre-pandemic levels in 2023 and 2024.
The financial projections are not included in this proxy statement/prospectus in order to induce any ATAC shareholders to vote in favor of any of the proposals at the ATAC Special Meeting. The assumptions incorporated in the financial projections reflect Rally’s historical performance and estimates of Rally’s management derived from management experience which are not necessarily representative of Rally or Rally’s expected business upon consummation of the Business Combination and may not be representative of Rally’s future plans or performance. The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Pubco, ATAC, ATAC management, the ATAC Board, or their respective affiliates, advisors or other representatives considered, or now considers, the financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the proposed Business Combination. None of Pubco, ATAC, Rally, nor any of their respective affiliates, intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the financial projections to reflect circumstances existing or arising after the date such financial projections were generated or to reflect the occurrence of future events, even if any or all of the assumptions underlying the financial projections are shown to be in error or any of the financial projections otherwise would not be realized. Pubco will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.
The financial projections are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The financial projections also reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market, public health and financial conditions and other future events, as well as matters specific to Rally’s business, all of which are difficult to predict and many of which are beyond Pubco, ATAC’s and Rally’s control. None of Pubco, ATAC, Rally, ATAC’s management, Rally’s management, nor any of their respective representatives has made or makes any representations to any person regarding the ultimate performance of Rally relative to the financial projections. The financial projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Rally’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Rally’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively, and risks and uncertainties inherent in the assumptions further described below. Additionally, at the time that the financial projections were prepared, Rally’s historical financial statements had not been audited. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. None of Rally’s independent registered public accounting firm, ATAC’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability. Nonetheless, the financial projections described below are included in this proxy statement/prospectus because they were made available to ATAC and the ATAC Board in connection with their review of the Merger Agreement and related transactions. The financial projections were provided to ATAC only for use as a component in its overall evaluation of Rally and should not be viewed as public guidance. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date on which the financial projections were reviewed by ATAC’s management. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year.
The Financial Projections were prepared in good faith by Rally’s management based on management’s reasonable best estimates and facts, circumstances and information available at the time. While presented with numerical specificity, the financial projections reflect numerous estimates and assumptions made by Rally’s management with respect to industry performance, competition, general business, economic, public health, market and financial conditions and matters specific to Rally’s business, all of which are difficult to predict and many of which are beyond Rally’s control. Changes in these estimates or assumptions, including assumptions regarding key relationships with bus asset owners and operators, customer preferences, new product offerings, expansion into adjacent markets and/or the ability to implement and expand Rally’s current and expected offerings could materially affect the financial projections. Specially, the material assumptions and estimates include, but are not limited to, the assumptions and estimates described below.
The table below illustrates the key elements of the financial projections that Rally’s management provided to ATAC.
in $ millions	2022E	2023E	2024E
Revenues(1)
Lines Revenues(2)	$26.3	$42.1	$79.9
Events Revenues(3)	$3.3	$10.0	$13.2
Platform Revenues(4)	$0.3	$3.3	$9.7
Network Revenues(5)	—	$4.6	$6.8
Total Revenues	$29.9	$60.0	$109.6

(1)
Projected revenues include following assumptions, in addition to the other assumptions reflected in the narrative below: that during the following years, Rally anticipates deriving revenues from the following sources: (i) during 2022, Rally’s Lines business, Events business and Platform business (each as further described below), represent 88%, 11% and 1%, respectively, of Rally’s total revenues; (ii) during 2023, Rally’s Lines business and Events business, and Rally’s Platform business and Network business (each as further described below), represent 70%, 17%, 5% and 8%, respectively, of Rally’s total projected revenues and (iii) during 2024, Rally’s Lines business, Events business Platform business and Network business, respectively, represent 73%, 12%, 9% and 6% of Rally’s total projected revenues. The financial projections also assume consummation of the Business Combination during the fourth quarter of 2022, resulting in proceeds to Rally of $30 million, as further described below (and that such efforts result successfully in Rally attracting customers and being able to offer bus rides at prices attractive to such customers).

(2)
Projected revenues from Rally’s Lines business assumes that total number of rides utilizing Lines increases from approximately one million in 2022, to 1.6 million in 2023 to 2.4 million in 2024, based on Rally continuing to expand its Lines offering to additional regions within the United States during the projected period.

(3)
Projected revenues from Rally’s Events business assumes that the total number of rides to and from Events carried out during the projected period increases from 23,500 in 2022, to 181,000 in 2023 to 245,000 in 2024

(4)
Projected “Platform” revenues assume successful “pilot programs” of Rally software currently under development and subscription for platform services by private bus operators beginning during 2022, with additional operators subscribing during each of the 2023 and 2024.

(5)
Projected “Network” revenues, which Rally expects to begin generating in 2023, assume successful development of revenue-generating partnerships with industry or industry adjacent partners to provide services such as advertising, shipping and logistics and door-to-door transport.
Revenues
Rally’s revenue projections take into account four principal projected revenue streams during the projected period: revenues from (i) rides on pre-scheduled bus trips (“Lines”), (ii) rides to and from specific event venues (“Events”), (iii) commercialization of Rally’s software platform through subscriptions by bus companies (“Platform”) and (iv) revenues generated from services that Rally expects to offer to complimentary businesses, including advertising, manufacturer commissions, shipping and door-to-door passenger services (“Network”), each as further described below.
•
Lines:   Revenues from Rally’s Lines business are expected to consist of sales of rides on pre-scheduled trips along routes developed utilizing Rally predictive algorithms taking into account customer-reported needs and preferences. Forecasts assume successful identification of routes for which Rally can coordinate buses to service in existing and additional geographic areas.

•
Events:   Anticipated revenues from Events derive from forecasted sales of rides, assuming increased penetration by Rally of Events rides in geographies where Rally operates and continued offerings of live entertainment, religious and sporting events and social gatherings during projected period.

•
Platform:   Forecasted “Platform” revenues assume that Rally software is successfully commercialized during 2022 and that private bus companies subscribe for platform services during the projected period.

•
Network:   Estimated future revenues from “Network” activities assume that Rally provides bus-related business-to-business services to adjacent industry customers during the projected period, including advertising opportunities and shipping and logistics services and that Rally derives commissions from bus manufacturers and revenues from partnerships with rideshare companies to provide multimodal door-to-door service for riders.

Ride Prices:   Rally’s financial projections assume that annualized average price per ride offered to its Lines customers during the projected period increases from $25.19, $26.18 to $32.89 during 2022, 2023 and 2024, respectively, which are reflective of management practices of incrementally increasing ride prices on pre-scheduled trips as routes attract long-term customer base. Rally’s financial projections assume that annualized average price of Events rides increase from $38.08 to $41.87 between 2022 and 2023 and then remain generally consistent (estimated at $41.87 in 2023 and $41.66 during 2024) during the projected period, reflecting variations in the Event types for which Rally may offer rides during the projected period. Projected price per ride increases do not take into account additional potential increases due to inflation or due to increases in costs resulting from changes in bus operator pricing which, to the extent applicable, may also cause ride prices to increase in the future.
Buses; Bus Operators; Bus Pricing:   Financial projections assume that private bus companies continue to make buses and drivers with capacity and ability to provide rides to Rally’s customers available during the projected period. Forecasts also assume that the prices that Rally is required to pay to private bus companies for such services remain generally stable during the projected period. Private bus companies are assumed to have drivers to service routes and excess capacity on buses to provide shipping and logistics services to corporate customers, generating “Network” revenues over time. Financial projections also assume that, during 2023 and 2024, Rally is able to connect bus manufacturers with private bus operating companies, for which Rally derives commissions from such manufacturers.
Geographic Markets:   Financial projections assume that Rally continues to operate principally in the United States during the projected period, increasing penetration of Events services in existing markets and adding new routes to its Lines offerings. Rally’s ability to grow during the projected period depends upon its ability to effectively market its services to a broader customer base, as further described below. Forecasts also assume that private bus companies in the United States and internationally subscribe for Rally’s software platform and that subscriptions grow, year over year, during each year during the projected period.
Sales and Marketing Expenses; G&A:   Historically, Rally has relied principally on word of mouth and, to a lesser extent, social media, to attract and retain customers. Rally expects, going forward, to employ a sales and marketing strategy designed to support its growth across its business lines, requiring Rally to hire additional personnel and incur associated costs, including increases in total cost of wages, during the projected period. Because Rally expects to incur significant near-term expenses associated with its expected investments in hiring, marketing and other operating expenses, Rally expects its operating results will reflect lower earnings during the projected period. Investments in software development are also expected to increase over the next year as the pilot stage of Rally’s software platform is completed and Rally continues to develop and supplement its platform over time.
Additional Information
The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that ATAC, Rally, their respective directors, officers, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. No person has made or makes any representation or warranty to any ATAC shareholder regarding the information included in these financial projections. Pubco will not refer back to the financial projections in its future periodic reports filed under the Exchange Act. The financial projections have not been audited; further, as of the date the financial projections were prepared, Rally’s historical financial statements had not been audited. Neither the independent registered public accounting firms of Rally or ATAC nor any other independent accountants have compiled, examined or performed any procedures with respect to the financial projections contained or described in this proxy statement/prospectus, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the registered independent public accounting firms of ATAC and Rally assume no responsibility for the financial projections.
The financial projections were developed in good faith by Rally’s management team based on their reasonable best estimates and taking into account the following material estimates and hypothetical assumptions, which assumptions relative to industry averages were developed based on Rally management’s experience and consultation by Rally with its advisors:
•
successful identification by Rally of customers, routes and events for which charter buses would fill “middle-mile” transportation needs;

•
brand awareness and acceptance of Rally’s services and offerings within the geographic market in which it operates and expects to operate;

•
growth of Rally’s Lines and Events businesses and successful adoption and revenue generation from Platforms and Network businesses;

•
availability of bus companies and drivers employed by those companies to carry out trips;

•
effects of the ongoing COVID-19 global health pandemic do not have materially different or greater impact on Rally’s business than currently;

•
sales and marketing efforts result in increases in sales of rides during the projected period.

The financial projections are subjective in many respects. As a result, there can be no assurance that the financial projections will be realized or that actual results will not be significantly higher or lower than estimated. Since the financial projections cover multiple years, that information by its nature becomes less predictive with each successive year. Rally has not warranted the accuracy, reliability, appropriateness or completeness of the financial projections to anyone, including ATAC. Neither Rally’s management nor its representatives has made or makes any representations to any person regarding the ultimate performance of Rally relative to the financial projections. The financial projections are not fact nor a guarantee of actual future performance. The future financial results of Rally may differ materially from those expressed in the financial projections due to factors beyond Rally’s ability to control or predict.
Opinion of Vantage Point, the ATAC Board Financial Advisor
As discussed below, the ATAC Board retained Vantage Point Advisors, Inc. (“Vantage Point”) in connection with the Business Combination to provide to the ATAC Board a fairness opinion in connection therewith. Such engagement was made pursuant to the terms of an engagement letter dated as of May 6, 2022.

The ATAC Board engaged Vantage Point based on Vantage Point’s reputation and experience rendering financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations and for other purposes.
On May 4, 2022, the ATAC Board held a telephonic meeting with several representatives from EGS and several representatives from Vantage Point for an informal meeting. On May 24, 2022, Vantage Point had a second telephonic meeting with ATAC Board members and subsequently provided its final presentation and delivered its fairness opinion (the “Fairness Opinion”) to the ATAC Board on May 31, 2022 stating that, as of the date of the Fairness Opinion and subject to and based on the assumptions made, procedures followed, matters considered, limitations of the review undertaken and qualifications contained in such Fairness Opinion, (i) the Business Combination is fair, from a financial point of view, to ATAC and (ii) Rally has a fair market value equal to at least 80% of the balance of funds in the Trust Account (excluding deferred underwriting commissions and taxes payable). The summary of the Fairness Opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Fairness Opinion, which is attached to this proxy statement/prospectus as Annex G, and sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken by Vantage Point in connection with the Fairness Opinion. For a detailed discussion of the Board, Vantage Point and the Opinion, see the section entitled “Proposal No. 3: The Business Combination Proposal  —  Opinion of Vantage Point, the ATAC Board’s Financial Advisor.”
The Fairness Opinion was furnished solely to be utilized by the ATAC Board as only one input to consider in its process of analyzing the Business Combination and the Fairness Opinion did not constitute a recommendation to any member of the ATAC Board, any shareholder of ATAC, or any other person as to how such person should vote or act with respect to the Business Combination. The Fairness Opinion was delivered to the ATAC Board subject to the conditions, scope of engagement, limitations and understanding set forth in the Fairness Opinion and subject to the understanding that the obligations of Vantage Point in connection with the Transaction are solely corporate obligations. Furthermore, no officer, director, employee or shareholder of Vantage Point shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of ATAC or its affiliates. Vantage Point was not asked to opine on, and the Fairness Opinion did not express any views with respect to, (i) any other terms of the Business Combination, (ii) ATAC’s underlying business decision to effect the Business Combination, (iii) the basic business decision to proceed with or effect the Business Combination, (iv) the merits of the Business Combination relative to any alternative transaction or business strategy that may be available to ATAC, (v) the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of ATAC or Rally in the Business Combination, or relative to or in comparison with the Merger Consideration, (vi) the fairness of the Business Combination to any particular group or class of securities, creditors, or other constituencies of ATAC, (vii) the solvency, creditworthiness or fair value of Rally or any other participant in the Business Combination under any applicable laws relating to bankruptcy, insolvency or similar matters, or (viii) the independent fair value of Rally or the fairness to ATAC independent from the Business Combination taken as a whole.
In arriving at its Fairness Opinion, Vantage Point made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances, including, without limitation:
1.
Reviewed documents and sources of information as deemed appropriate;

2.
Met or otherwise communicated electronically with certain members of ATAC and Rally’s senior and operating management and other advisors to discuss Rally’s operations, historical financial results, future prospects, and projected operations and performance;

3.
Evaluated the stock price history and reported events of ATAC and Rally;

4.
Considered publicly available data and stock market performance data of public companies Vantage Point deem comparable to Rally; and

5.
Conducted such other studies, analyses, inquiries, and investigations as deemed appropriate.

In rendering its Fairness Opinion, Vantage Point assumed and relied upon the accuracy and completeness of the unaudited draft financial statements, forecasts, projected revenues and other information provided to it by ATAC and Rally and Vantage Point further relied upon the assurances of management that they were unaware of any facts that would make the information provided to them incomplete or misleading. Vantage Point did not assume any responsibility for independent verification of such information or assurances.
Additionally, in formulating its Fairness Opinion and as noted in the Guideline Company Method, Vantage Point considered revenue projections for 2022, 2023 and 2024 as provided by Rally based on Rally’s past experience in both its Line and Events offerings. Key revenue growth assumptions in Rally’s Line offering included average price per ride and average bus fill rates, which were derived from its historical and current data from other operating lines being run. In the Events offering, key assumptions included conversion rates of potential customers based on a variety of factors, including demographics, availability and variety of transportation modalities, traffic patterns and existing strategic relationships, among others. The assumptions were deemed reasonable given the historical replication of Rally’s strategy in the development of its markets and the ultimate size of its addressable markets.
In arriving at its Fairness Opinion, Vantage Point did not perform any independent appraisal, or physical inspection, of the assets of Rally. Vantage Point’s analysis does not constitute an examination, review of, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). Vantage Point did not and does not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Further, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material. Vantage Point has also assumed that neither ATAC nor Rally were not currently involved in any material transaction other than the Business Combination, and those activities undertaken in the ordinary course of conducting their businesses.
Vantage Point’s Fairness Opinion was predicated on the assumption that the final executed form of the Merger Agreement would not differ in any material respect from the draft of the Merger Agreement they examined, that the conditions to the Business Combination as set forth in the Merger Agreement would be satisfied, and that the Business Combination would be consummated on a timely basis in the manner contemplated by the Merger Agreement. Vantage Point further assumed that all other transaction documents listed in the Fairness Opinion will be executed with no material changes from the most recent drafts supplied to, and reviewed by, Vantage Point.
In performing its analyses, Vantage Point considered business, economic, market, and other conditions as they existed on, and could be evaluated as of, the date of the Fairness Opinion. No company or business used in Vantage Point’s analyses for comparative purposes is identical to Rally, and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the revenue projections and the implied reference range values indicated by Vantage Point’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of ATAC or Rally. Much of the information used in, and accordingly the results of, Vantage Point’s analyses are inherently subject to substantial uncertainty.
The Fairness Opinion was only one of many factors considered by the ATAC Board in evaluating the proposed Business Combination. Neither Vantage Point’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the ATAC Board or management with respect to the Business Combination or the Merger Consideration. The type and amount of consideration payable in the Business Combination were determined through negotiation between ATAC and Rally, and the decision to enter into the Merger Agreement was solely that of the ATAC Board.
Financial Analyses
In preparing the Fairness Opinion, Vantage Point performed a variety of analyses, including those described below. The summary of Vantage Point’s analyses is not a complete description of the analyses underlying the Fairness Opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Vantage Point’s opinion nor its underlying analyses is readily susceptible to summary description. Vantage Point arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Vantage Point’s overall conclusion with respect to fairness, Vantage Point did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Vantage Point believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Vantage Point’s analyses and opinion.
The following is a summary of the material financial analyses performed by Vantage Point in connection with the preparation of its opinion. The order of the analyses does not represent relative importance or weight given to those analyses by Vantage Point. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Vantage Point’s analyses.
For purposes of its analyses, Vantage Point reviewed a number of financial metrics, including enterprise value, which generally is the value as of a specified date of Rally’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of Rally) plus the amount of its net debt (i.e. the amount of its outstanding indebtedness, non-convertible preferred stock, capital lease obligations and non-controlling interests less the amount of cash and cash equivalents on its balance sheet).
Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated by Vantage Point using the closing prices of the common stock of the selected companies listed below as of May 24, 2022. The estimates of the future financial performance of Rally relied upon for the financial analyses described below Vantage Point based on the revenue projections. Vantage Point based the estimates of the future financial performance of the selected companies listed below on publicly available research analyst estimates for those companies.
Assumed Value.   For purposes of its financial analyses, with ATAC’s consent, Vantage Point assumed that the Merger Consideration had a value equal to $165,000,000, adjusted for net debt and transaction expenses.
Guideline Public Company Method
Vantage Point reviewed certain financial data for guideline public companies (GPCs) with publicly traded equity securities that Vantage Point deemed relevant. The list of GPCs were deemed relevant because they were reviewed by Vantage Point in connection with Vantage Point’s guideline public company analysis. Vantage Point selected these GPCs because they were deemed to have similar characteristics in terms of industry and business model, including the targeting of excess capacity in the travel/leisure market as well as digital marketplaces and vertical software as a service. The GPCs included:
1.
Airbnb, Inc.

2.
Booking Holdings Inc.

3.
Expedia Group, Inc.

4.
Uber Technologies, Inc.

5.
Lyft, Inc.

6.
Grab Holdings Limited

7.
DoorDash, Inc.

8.
Manhattan Associates, Inc.

9.
PowerFleet, Inc.

10.
SP Plus Corporation

11.
Swvl Holdings Corp.

12.
Trimble Inc.

In addition to the above companies, Vantage Point also considered certain “vertical software as a service” (SaaS) and “marketplace software” companies, including the following:
Additional Companies Considered — Vertical SaaS
1.
Olo Inc.

2.
Veeva Systems Inc.

3.
Alkami Technology, Inc.

4.
nCino, Inc.

5.
Tyler Technologies, Inc.

6.
Duck Creek Technologies, Inc.

Additional Companies Considered — Marketplace Software
1.
ACV Auctions Inc.

2.
BigCommerce Holdings, Inc.

3.
Guidewire Software, Inc.

4.
Bentley Systems, Inc.

5.
Verra Mobility Corp.

The financial data reviewed included:
•
Enterprise value as a multiple of estimated revenue for the 2022 fiscal year, or “FY 2022E” revenue;

•
Enterprise value as a multiple of estimated revenue for the 2023 fiscal year, or “FY 2023E” revenue; and

•
Enterprise value as a multiple of estimated revenue for the 2024 fiscal year, or “FY 2024E” revenue.

The selected companies and resulting Minimum, Lower (First) Quartile, Median, Upper (Third) Quartile and Maximum financial data included the following:
GPC Multiples
	Minimum	Lower (First) Quartile	Median	Upper (Third) Quartile	Maximum
EV / 2022E Revenue	1.05x	1.62x	2.98x	4.57x	9.71x
EV / 2023E Revenue	0.89x	1.41x	2.43x	4.08x	8.73x
EV / 2024E Revenue	0.74x	1.31x	1.92x	3.62x	5.13x
Multiples — Vertical SaaS Companies
	Minimum	Lower (First) Quartile	Median	Upper (Third) Quartile	Maximum
EV / 2022E Revenue	4.22x	6.21x	7.31x	8.16x	10.22x
EV / 2023E Revenue	3.33x	4.98x	6.10x	7.11x	8.73x
EV / 2024E Revenue	2.71x	4.99x	5.02x	6.58x	7.44x

Multiples — Marketplace Software Companies
	Minimum	Lower (First) Quartile	Median	Upper (Third) Quartile	Maximum
EV / 2022E Revenue	1.51x	4.10x	4.99x	7.59x	10.08x
EV / 2023E Revenue	1.17x	3.38x	4.78x	6.86x	9.10x
EV / 2024E Revenue	0.87x	2.78x	4.48x	6.06x	8.35x
Taking into account the results of the GPC analysis, Vantage Point applied selected enterprise value multiple ranges of 4.50x to 5.50x FY 2022E revenue, 2.75x to 3.25x FY 2023E revenue and 1.75x to 2.00x FY 2024E revenue to corresponding financial data for Rally. The GPC analysis indicated total equity value reference ranges for Rally of approximately $132 million to $162 million based on FY 2022E revenue, approximately $163 million to $193 million based on FY 2023E revenue and approximately $189 million to $217 million based on FY 2024E revenue, in each case as compared to the assumed aggregate value of the Merger Consideration to be issued in the Business Combination of $165.0 million, adjusted for net debt and transaction expenses.
Other Matters
Vantage Point was engaged by ATAC to provide an opinion to the ATAC Board as to the fairness, from a financial point of view, to ATAC of the Merger Consideration to be issued by ATAC in the Business Combination pursuant to the Merger Agreement. ATAC engaged Vantage Point based on Vantage Point’s experience and reputation. Vantage Point is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement by ATAC, Vantage Point became entitled to an aggregate fee of $125,000 for its services, of which $75,000 had been paid as of the delivery of its opinion, and $50,000 was earned by Vantage Point upon the delivery of its opinion and payable upon the first to occur of (a) the consummation of the Business Combination or (b) the termination of the Business Combination. ATAC has also agreed to reimburse Vantage Point for certain expenses and to indemnify Vantage Point, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Vantage Point’s engagement. Furthermore, no officer, director, employee or shareholder of Vantage Point shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of ATAC or its affiliates.
Comparable Company Considerations
Comparable Company Selection
The ATAC Board reviewed benchmarking analyses based on the business profile and prospective financial results of Rally relative to existing publicly traded companies across the following categories: Sharing Economy, Marketplace Software, and Vertical SaaS. In determining the appropriateness of comparability for each category we considered growth rates, nature of revenues, research and development expenditures, the nature of proprietary technology, target markets, as well as platform similarities. Companies in each of the three categories used in the benchmarking analysis have some business model similarity to Rally which make them relevant for comparison and valuation purposes. None of the selected companies in each category have characteristics identical to Rally.
The benchmarking analysis considered by the ATAC Board for the three categories of public companies can be summarized as follows:
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Sharing Economy:   These companies are generally involved in the business of taking existing capital assets that are provided, owned and operated by a fragmented cohort and using technology to give said cohort of providers, owners, and operators the ability to reach consumers individually in order to provide a product or service while improving the user experience. They tend to be focused on services-heavy businesses such as lodging, transport or restaurants and benefit by both improving capacity utilization for assets in question and driving demand as the network grows. They capture value by increasing economic activity through the reduction of friction in the ecosystem for consumers to access those services. Rally’s business model has similarities to the companies in this category because Rally’s business model is also premised on using technology to organize and amalgamate the resources of a currently-fragmented network of bus providers, owners and operators and facilitate making their assets available to customers. Similar to Rally, these companies capture better economics as their business scales, and have the ability to throttle throughput given the asset-light nature of the business. Companies in this category include: Airbnb, Uber, Grab, Lyft, DoorDash, Booking.com, and Swvl.
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Marketplace Software:   These companies are generally involved in creating multi-sided marketplaces at scale. These are platforms where owners, operators, customers, advertisers and other businesses associated with the sectors in which they operate can interact and transact. In the case of Rally, the company is creating one of the first large-scale digital marketplaces in the mass mobility, freight, and transport sector. There are many examples of companies that have set out to create marketplaces of this kind, aiming to reduce transaction costs for multiple constituencies while also increasing visibility on economic activity. This allows relevant participants to better allocate resources and capital to match to customer demand, thus improving the value of the network. Similarly, Rally’s platform creates a marketplace for bus operators, riders, advertisers, shipping and transport company and other industry-adjacent businesses to interact and transact (which is a main component of the “platform” aspect of Rally’s business, expected to generate additional revenues for the company over time, as expected “network effects” kick in). The metrics that many of the companies in this category tend to use for internal and other analyses are similar to or overlap with the types of benchmarks that Rally management appears to use to measure its own development as a business, including, for example, the number of transactions on Rally’s software platform, number of users, number of providers, and the creation of advertiser and affiliate ecosystems with the ability to interact with the network. Technology infrastructure and user experience is important to Rally’s business and important to the businesses of other companies in this category. Companies in this category include: Bentley System, Guidewire Software., Verra Mobility, ACV Auctions, and BigCommerce.

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Vertical SaaS:   The ATAC Board also looked at more traditional providers of Software-as-a-Service (“SaaS”) with a focus on specific industries. These are companies that focus on a certain vertical and address the needs of the participants in the sector in a new way. In the case of Rally, the company’s focus is on addressing the needs of market participants in the mass

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mobility, freight, and transport ecosystems. Vertical SaaS companies build custom solutions that have the characteristic of easily becoming entrenched in customers’ business models. Rally enables independent operators to manage their buses, their customers, and the rides. Based on the information provided by Rally management, Rally appears to have the potential to become an operating system for bus operators, which Rally expects will result in the generation of recurring revenue for Rally. Companies in this category include: Veeva Systems, Trimble, Tyler Technologies, Manhattan Associates, nCino, Duck Creek Technologies, Olo, and Alkami Technology.

Comparable Company Valuation Approach
ATAC evaluated expected revenue growth rates and the ratio of enterprise value (“EV”) to expected future revenues for the three categories of comparable companies as displayed below:
	Rally(1)	Shared Economy	Vertical SaaS	Marketplace Software
Average 2023E EV/Revenue	3.46x	2.35x	6.93x	4.98x
Average 2024E EV/Revenue	1.89x	1.80x	5.68x	4.78x
Sources: Public company SEC filings accessed via SEC website, publicly-available investor presentations, FactSet, and SNL. Market data as of 5/27/2022.
The ATAC Board considered the financial profile of Rally, including Rally management’s revenue projections provided to ATAC, which incorporated assumptions which include that: (i) Rally receives at least $30 million in proceeds from the Business Combination during 2022, which proceeds Rally is able to continue to grow its business during the projected period, (ii) there is ample spare capacity of motor coaches in the United States to fulfill demand and (iii) beginning in 2022, Rally is able to generate revenues from its

“Platform” business and beginning in 2023, Rally is able to generate revenues from its “Network” business. The forecasted 2024E business growth profile of Rally was compared to the average long-term growth rates and implied future revenue multiples for comparable companies in the selected categories. The ATAC Board observed that Vertical SaaS companies trade at the high end of a range of 5.68x future revenue while Sharing Economy companies trade at 1.80x future revenue. Vertical SaaS businesses generally have high proportion of recurring revenue and command a higher trading multiple. Comparable companies in the Shared Economy category generally have very little recurring revenue and require scale for profitability — based on the forecasted information provided to ATAC by Rally management, Rally appears to have an advantage relative to some of the companies considered in ATAC’s analysis, that Rally’s largest current business segment, its “Lines” business, as well as its “Network” and “Platform” businesses, have a favorable projected recurring revenue profile relative to the companies included in the analysis. Marketplace Software comparable companies straddle Vertical SaaS and Shared Economy multiples and trade at 4.78x future revenues.
A range of future total EV/revenue multiples of 2.0x – 4.0x were applied to Rally’s FY2024 estimated revenue of approximately $110 million. These multiples were chosen as they represent the low and high EV / revenue multiples of the comparable groups of companies. Rally’s 2024E revenue was used as that was considered the year in which Rally would have a considerably larger revenue base across all its business lines, including recurring revenue from Network and Platform businesses. This methodology produced an implied EV of $220 – $440 million.
The mid-point of the EV range produced by the comparable company analysis of $330 million (based on the range of $220 – $440 million), was compared to Rally’s enterprise value of $208 million, implying a 37% discount for the transaction value of the Business Combination. The $208 million transaction value represents a 3.46x multiple of Rally’s 2023E revenue of approximately $60.0 million and 1.89x multiple of Rally’s 2024E revenue of approximately $110 million.
Satisfaction of 80% Test
It is a requirement under the NYSE listing rules that any business acquired by ATAC have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discount held in, and taxes payable on the income earned on, the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. After consideration of the factors identified and discussed in the section of this proxy statement/prospectus titled “Recommendations of ATAC Board and Reasons for Approval of the Business Combination,” including the financial analysis of Rally conducted by ATAC and considered in approving the transaction, primarily including a comparison of comparable companies, as well as its review of the Fairness Opinion, the ATAC Board determined that Rally had a fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting discount held in, and taxes payable on the income earned on, the Trust Account) as of the date that the Merger Agreement was executed.
Redemption rights
In connection with any shareholder meeting called to approve a proposed initial business combination, each Public Shareholder will have the right, regardless of whether he is voting for or against such proposed business combination, to demand that ATAC convert his Public Share into a pro rata share of the Trust Account upon consummation of the business combination.
ATAC may also require Public Shareholders wishing to exercise redemption rights, whether they are a record holder or hold their shares in “street name,” to either tender the certificates they are seeking to redeem to ATAC’s transfer agent or to deliver the share certificates (if any) and other redemption forms they are seeking to convert to the transfer agent electronically using DTC’s DWAC System, at the holder’s option, at any time at or prior to the vote on the business combination. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC System. The transfer agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming holder. The foregoing is different from the procedures used by traditional blank check companies. In order to perfect redemption rights in connection with their business combinations, many traditional blank check companies would distribute proxy materials for the shareholders’ vote on an initial business combination, and a holder could simply vote against a proposed business combination and check a box on the proxy card indicating such holder was seeking to exercise its redemption rights. After the business combination was approved, the company would contact such shareholder to arrange for it to deliver its certificate to verify ownership. As a result, the shareholder then had an “option window” after the consummation of the business combination during which it could monitor the price of the company’s stock in the market. If the price rose above the Redemption Price, it could sell its shares in the open market before actually delivering his certificates (if any) and other redemption forms to the company for cancellation. As a result, the redemption rights, to which shareholders were aware they needed to commit before the shareholder meeting, would become an “option” right surviving past the consummation of the business combination until the redeeming holder delivered its certificate. The requirement for physical or electronic delivery prior to the closing of the shareholder meeting ensures that a holder’s election to redeem is irrevocable once the business combination is completed.
Pursuant to its Current Charter, ATAC is required to give a minimum of only five clear days’ notice for each general meeting. As a result, if ATAC requires Public Shareholders who wish to redeem their Ordinary Shares into the right to receive a pro rata portion of the funds in the Trust Account to comply with the foregoing delivery requirements, holders may not have sufficient time to receive the notice and deliver their certificates (if any) and other redemption forms for redemption. Accordingly, investors may not be able to exercise their redemption rights and may be forced to retain ATAC’s securities when they otherwise would not want to.
If ATAC requires Public Shareholders who wish to redeem their Ordinary Shares to comply with specific delivery requirements for redemption described above and such proposed business combination is not consummated, ATAC will promptly return such certificates to the tendering Public Shareholders.
Please see the risk factors titled “In connection with any shareholder meeting called to approve a proposed initial business combination, ATAC may require shareholders who wish to convert their Public Shares to comply with specific requirements for conversion that may make it more difficult for them to exercise their conversion rights prior to the deadline for exercising their rights” and “If ATAC require Public Shareholders who wish to redeem their Public Share to comply with the delivery requirements for redemption, such redeeming shareholders may be unable to sell their securities when they wish to in the event that the proposed business combination is not approved.”
Once the shares are redeemed by the beneficial holder, and effectively redeemed by ATAC under Cayman Islands law, the transfer agent will then update ATAC’s Register of Shareholders to reflect all redemptions.
Material U.S. Federal Income Tax Consequences of the Domestication and the Business Combination to ATAC Shareholders
The following description sets forth the material U.S. federal income tax consequences of the Domestication to the U.S. Holders (as defined below) of Ordinary Shares and the Business Combination following Domestication. It does not address U.S. federal income tax consequences of the Domestication or Business Combination on other ATAC securities. The following description addresses the U.S. federal income tax consequences to (i) U.S. Holders and Non-U.S. Holders (as defined below) of Ordinary Shares that elect to have their Ordinary Shares redeemed for cash if the Business Combination is completed, (ii) U.S. Holders that participate in the Business Combination, and (iii) Non-U.S. Holders of owning and disposing of ATAC common stock after the Domestication. For purpose of the following description relating to U.S. federal income tax consequences of the Domestication to the U.S. Holders of Ordinary Shares, the term “Company” refers to the Delaware corporation into which ATAC will be transferred by way of continuation in the Domestication and the combined company immediately following the Business Combination. The following description is the opinion of Ellenoff Grossman & Schole LLP. The information set forth in this section is based on the Code, its legislative history, final, temporary and proposed treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.
For purposes of this description, a “U.S. Holder” means a beneficial owner of Ordinary Shares that is for U.S. federal income tax purposes:
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an individual citizen or resident of the United States;

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a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of Ordinary Shares that, for U.S. federal income tax purposes, is not a U.S. Holder or a partnership or other entity classified as a partnership for U.S. federal income tax purposes.
This description does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this description considers only holders that hold Ordinary Shares as capital assets within the meaning of Section 1221 of the Code. This description does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special rules, including:
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financial institutions or financial services entities;

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broker-dealers;

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persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

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tax-exempt entities;

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governments or agencies or instrumentalities thereof;

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insurance companies;

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regulated investment companies;

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real estate investment trusts;

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specified expatriates or former long-term residents of the United States;

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persons that acquired Ordinary Shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

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persons that hold Ordinary Shares as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

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persons whose functional currency is not the U.S. dollar;

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controlled foreign corporations;

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passive foreign investment companies;

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partnerships (or other entities classified as partnership for U.S. federal income tax purposes) or partners in such partnerships or entities classified for U.S. federal income tax purposes as a “disregarded entity”;

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persons required to accelerate the recognition of any item of gross income with respect to ATAC Shares as a result of such income being recognized on an applicable financial statement;

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persons who actually or constructively own 5 % or more of Ordinary Shares by vote or value (except as specifically provided below); or

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the Sponsor or its affiliates.

This description does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as described herein, any tax reporting obligations of a holder of Ordinary Shares. Additionally, this description does not address the tax treatment of partnerships or other pass-through entities or entities classified for U.S. federal income tax purposes as a “disregarded entity” or persons who hold Ordinary Shares through such entities. If a partnership (or other entity classified as a partnership or treated as a disregarded entity for U.S. federal income tax purposes) is the beneficial owner of Ordinary Shares, the U.S. federal income tax treatment of a partner in the partnership or owner of the disregarded entity will generally depend on the status of the partner or owner and the activities of the partnership or disregarded entity. This description also assumes that any distribution made (or deemed made) on Ordinary Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Ordinary Shares is made in U.S. dollars.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF ORDINARY SHARES MAY BE AFFECTED BY MATTERS NOT DESCRIBED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ATAC URGES BENEFICIAL OWNERS OF ORDINARY SHARES WHO CHOOSE TO EXERCISE THEIR CONVERSION RIGHTS OR WHO CHOOSE TO PARTICIPATE IN THE DOMESTICATION TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION AND OWNING AND DISPOSING OF ORDINARY SHARES AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.
U.S. Holders
Tax Consequences of the Domestication to U.S. Holders of Ordinary Shares
The Domestication will qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.
Consequently, except as otherwise provided below in the section entitled “— PFIC Considerations,” and “— Effects of Section 367 to U.S. Holders of Ordinary Shares,” a U.S. Holder of Ordinary Shares will not recognize gain or loss upon the exchange of its Ordinary Shares solely for ATAC common stock pursuant to the Domestication. A U.S. Holder’s aggregate tax basis in the ATAC common stock received in connection with the Domestication will generally be the same as its aggregate tax basis in the Ordinary Shares surrendered in the transaction. In addition, the holding period of ATAC common stock received in the Domestication generally should include the holding period of Ordinary Shares surrendered in the Domestication.
Tax Consequences of the Business Combination to U.S. Holders of ATAC Common Shares after the Domestication
It is intended that the Business Combination qualifies as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not successfully challenge this position, and if so then the exchange of ATAC common stock for Pubco common stock will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351 of the Code. Assuming such qualification, a U.S. Holder that receives Pubco Common Shares in exchange for ATAC common stock in the Business Combination generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Common Shares received in the Business Combination by a U.S. Holder should be equal to the adjusted tax basis of the ATAC common stock exchange there for. The holding period of the Pubco Common Shares should include the holding period during which the ATAC common stock exchanged therefor were held by such U.S. Holder (which, as discussed above, should include the holding period of any Ordinary Shares surrendered in the Domestication).
The Receipt of Pubco Warrants in the Business Combination
If the Business Combination qualifies as an exchange pursuant to Section 351(a) of the Code, a U.S. Holder of only ATAC Warrants would realize and recognize gain or loss in such exchange in an amount equal to the difference between the fair market value of Pubco Warrants received by such U.S. Holder in the Business Combination and the adjusted tax basis of ATAC Warrants surrendered by such U.S. Holder in the Business Combination. If such U.S. Holder surrenders both ATAC Common Shares and ATAC Warrants in the

Business Combination in exchange for both Pubco Common Shares and Pubco Warrants, such U.S. Holder of ATAC Common Shares and ATAC Warrants should be required to recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such U.S. Holder (generally, the excess of (x) the sum of the fair market value of the ATAC Common Shares and ATAC Warrants over (y) such U.S. Holder’s aggregate adjusted tax basis in the ATAC Common Shares and ATAC Warrants) and (ii) the fair market value of the Pubco Warrants received by such U.S. Holder in such exchange. As a result of such an exchange, such U.S. Holder should have a tax basis in the Pubco Common Shares equal to the tax basis in the ATAC Common Shares and ATAC Warrants surrendered, plus any gain recognized in the exchange, less the fair market value of the Pubco Warrants received. In addition, such U.S. Holder’s tax basis in the Pubco Warrants should be fair market value determined on the date of the Business Combination. In addition, the holding period for the Pubco Common Shares should include the period during which the U.S. Holder held its ATAC Common Shares, and the holding period for the Pubco Warrants should start on the day after the Business Combination.
In the event that the Business Combination does not qualify as a non-recognition transaction pursuant to Section 351 of the Code, generally, the Business Combination will be treated as a taxable sale or exchange of ATAC Warrants or ATAC Warrants and ATAC Common Shares, as may be applicable to any particular U.S. Holder, by U.S. Holders in exchange for Pubco Warrants or Pubco Warrants and Pubco Common Shares, as may be applicable.
U.S. Holders of ATAC Warrants are urged to consult with their tax advisors regarding the treatment of their warrants in connection with the Business Combination.
PFIC Considerations
Even if the Domestication qualifies as a reorganization within the meaning of Section 368(a) of the Code, the Domestication may still be a taxable event to U.S. Holders of Ordinary Shares under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies, as described below.
Effect of PFIC Rules on the Domestication
Even if the Domestication qualifies as a reorganization for U.S. federal income tax purposes under Section 368(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC must recognize gain notwithstanding any other provision of the Code. No final Treasury regulations are in effect under Section 1291(f). Proposed Treasury Regulations under Section 1291(f) were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, those regulations would require taxable gain recognition by a U.S. Holder with respect to its exchange of Ordinary Shares for ATAC common stock in the Domestication if ATAC were classified as a PFIC at any time during such U.S. Holder’s holding period in the Ordinary Shares. Any such gain would be treated as an “excess distribution” made in the year of the Domestication and subject to the special tax and interest charge rules described below under “Definition and General Taxation of a PFIC.” The proposed Treasury Regulations under Section 1291(f) should not apply to an Electing Shareholder (as defined below) with respect to its Ordinary Shares for which a timely QEF election, QEF election with a purging election, or MTM election is made, as each such election is described below.
Definition and General Taxation of a PFIC
A non-U.S. corporation will be a PFIC if either (a) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least 25% of the shares by value, is passive income (the “gross income test”) or (b) at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income (the “asset test”). Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.

Pursuant to a “start-up exception”, a corporation will not be a PFIC for the first taxable year the corporation has gross income if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Taking into account all relevant facts and circumstances, however, there is a material risk that ATAC will not be eligible for the “start-up exception.” If ATAC is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Ordinary Shares and the U.S. Holder did not make either (a) a timely “qualified election fund” (QEF) election for ATAC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, (b) a QEF election along with a “purging election,” or (c) a “mark-to-market” (MTM) election, all of which are described further below, such U.S. Holder generally will be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares.
Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares. The amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of ATAC’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income. The amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder. The interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.
In general, if ATAC is determined to be a PFIC, a U.S. Holder may avoid the tax consequences described above with respect to its Ordinary Shares by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below.
Impact of PFIC Rules on Certain U.S. Holders
The impact of the PFIC rules on a U.S. Holder of Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat ATAC as a QEF, under Section 1295 of the Code, for ATAC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as described below. A U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election, or an MTM election is hereinafter referred to as an “Electing Shareholder.”
A U.S. Holder’s ability to make a QEF election with respect to its Ordinary Shares is contingent upon, among other things, the provision by ATAC of certain information that would enable the U.S. Holder to make and maintain a QEF election. ATAC will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there can be no assurance that ATAC will timely provide such information that is required to make and maintain the QEF election.
As indicated above, if a U.S. Holder of Ordinary Shares has not made a timely and effective QEF election with respect to ATAC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Ordinary Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Ordinary Shares for their fair market value on the “qualification date.” The qualification date is the first day of ATAC’s tax year in which ATAC qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Ordinary Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Ordinary Shares by the amount of the gain recognized and will also have a new holding period in the Ordinary Shares for purposes of the PFIC rules.
Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Ordinary Shares and for which ATAC is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Ordinary Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Ordinary Shares at the end of its taxable year over the adjusted basis in its Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the Ordinary Shares will be treated as ordinary income. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisers regarding the availability and tax consequences of an MTM election in respect to Ordinary Shares under their particular circumstances.
The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Ordinary Shares should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.
Effects of Section 367 to U.S. Holders of Ordinary Shares
Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including a domestication of a foreign corporation in a reorganization within the meaning of Section 368(a) of the Code. Section 367 of the Code imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of Ordinary Shares on the date of the Domestication.
A.
U.S. Holders Whose Ordinary Shares Have a Fair Market Value of $50,000 or More and Who Own More Than 10% of the Voting Power or Value of ATAC

A U.S. Holder who, on the date of the Domestication beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power or value of ATAC (a “10% U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to the Ordinary Shares it directly owns. A U.S. Holder’s ownership of Warrants will be taken into account in determining whether such U.S. Holder owns 10% or more of the total combined voting power or value of ATAC. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power or value of ATAC and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Ordinary Shares is the net positive earnings and profits of ATAC attributable to its shares (as determined under Treasury Regulation Section 1.367(b)-2) but without regard to any gain that would be realized on a sale or exchange of such shares.
B.
U.S. Holders Whose Ordinary Shares Have a Fair Market Value of $50,000 or More But Who Own Less Than 10% of the Voting Power and Value of ATAC

A U.S. Holder who, on the date of the Domestication, beneficially owns (directly, indirectly or constructively) Ordinary Shares with a fair market value of $50,000 or more but owns less than 10% of the total combined voting power and value of ATAC will recognize gain (but not loss) with respect to the Domestication unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below.

Unless such a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to ATAC common stock received in the Domestication in an amount equal to the excess of the fair market value of ATAC common stock received over the U.S. Holder’s adjusted tax basis in the Ordinary Shares deemed surrendered in the Domestication.
As an alternative to recognizing any gain as described in the preceding paragraph, such a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)
a statement that the Domestication is a Section 367(b) exchange;

(ii)
a complete description of the Domestication;

(iii)
a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)
a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)
a statement that the U.S. Holder is making the election and that includes (A) a copy of the information that the U.S. Holder received from ATAC establishing and substantiating the “all earnings and profits amount” with respect to the U.S. Holder’s Ordinary Shares, and (B) a representation that the U.S. Holder has notified ATAC that the U.S. Holder is making the election; and

(vi)
certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the taxable year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to ATAC no later than the date such tax return is filed. In connection with this election, ATAC may in its discretion provide each U.S. Holder eligible to make such an election with information regarding ATAC’s earnings and profits upon request.
U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.
C.   U.S. Holders that Own Ordinary Shares with a Fair Market Value of Less Than $50,000
A U.S. Holder who, on the date of the Domestication, beneficially owns (directly, indirectly, or constructively) Ordinary Shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication and generally should not be required to include any part of the “all earnings and profits amount” in income.
All U.S. Holders of Ordinary Shares are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.
Material U.S. Federal Income Tax Consequences to Redemption
Tax Consequences to U.S. Holders That Elect to Have Their Ordinary Shares Converted for Cash
This section makes references to holders of Ordinary Shares that elect to have their Ordinary Shares “converted” for cash. For purposes of this description, “conversion” refers to the process of requesting that a holder’s Ordinary Shares be redeemed for cash in accordance with the terms of the Current Charter and with applicable Cayman Islands law.
This section is addressed to U.S. Holders of Ordinary Shares that elect to have their Ordinary Shares redeemed for cash and is subject in its entirety to the description of the “passive foreign investment company”

or “PFIC” rules as discussed above under the section entitled “— Tax Consequences of the Domestication to U.S. Holders of ATAC Shares  —  U.S. Holders  —  PFIC Considerations.” For purposes of this description, a “Converting U.S. Holder” is a U.S. Holder that so converts its Ordinary Shares into cash.
Except as described in the following paragraph and as described in the PFIC rules above, a Converting U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of cash received on the conversion and such shareholder’s adjusted basis in the Ordinary Shares exchanged if the conversion completely terminates the Converting U.S. Holder’s interest in ATAC (taking into account certain constructive ownership rules). A U.S. Holder’s adjusted tax basis in its Ordinary Shares will generally be equal to the cost of such Ordinary Shares. A U.S. Holder who purchased Ordinary Shares in the IPO generally will have a tax basis in the Ordinary Shares that were part of the units equal to the portion of the purchase price of such units allocated to the Ordinary Shares (such allocation based on the relative fair market value of the Ordinary Shares and the Warrants at the time). This gain or loss will be long-term capital gain or loss if the holding period of such stock is more than one year at the time of the exchange. It is possible that because of the conversion rights associated with the Ordinary Shares, the holding period of such shares may not be considered to begin until the date of such conversion (and thus it is possible that long-term capital gain or loss treatment may not apply). The deductibility of capital losses is subject to limitations. Shareholders who hold different blocks of Ordinary Shares (generally, shares of ATAC purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Cash received upon conversion that does not completely terminate the Converting U.S. Holder’s interest will still give rise to capital gain or loss, if the conversion is either (i) “substantially disproportionate” or (ii) “not essentially equivalent to a dividend.” In determining whether the conversion is substantially disproportionate or not essentially equivalent to a dividend with respect to a Converting U.S. Holder, that Converting U.S. Holder is deemed to own not only shares actually owned, but also, in some cases, shares such holder may acquire pursuant to options (including shares that may be acquired pursuant to the Warrants) and shares owned by certain family members, certain estates and trusts of which the Converting U.S. Holder is a beneficiary and certain corporations and partnerships.
Generally, the conversion will be “substantially disproportionate” with respect to the Converting U.S. Holder if (i) the Converting U.S. Holder’s percentage ownership of the outstanding voting shares (including all classes that carry voting rights) of ATAC is reduced immediately after the conversion to less than 80% of the Converting U.S. Holder’s percentage interest (including constructive ownership) in such shares immediately before the conversion; (ii) the Converting U.S. Holder’s percentage ownership of the outstanding Ordinary Shares (both voting and nonvoting) immediately after the conversion is reduced to less than 80% of such percentage ownership (including constructive ownership) immediately before the conversion; and (iii) the Converting U.S. Holder owns (including constructive ownership), immediately after the conversion, less than 50% of the total combined voting power of all classes of shares of ATAC entitled to vote. Whether the conversion will be considered “not essentially equivalent to a dividend” with respect to a Converting U.S. Shareholder will depend upon the particular circumstances of that U.S. Holder. At a minimum, however, the conversion must result in a meaningful reduction in the Converting U.S. Holder’s actual or constructive percentage ownership of ATAC. If the shareholder’s relative interest in the corporation is minimal and the shareholder does not have meaningful control over the corporation, and taking into account the effect of Redemptions by other shareholder’s, its percentage ownership (including constructive ownership) is reduced as a result of the Redemption, such U.S. Holder should generally be regarded as having a meaningful reduction in its interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences to it of any Redemption of its Ordinary Shares.
If none of the tests described above applies and subject to the PFIC rules described above, the consideration paid to the Converting U.S. Holder will be treated as dividend income for U.S. federal income tax purposes to the extent of ATAC’s current or accumulated earnings and profits. Any distribution in excess of earnings and profits will reduce the Converting U.S. Holder’s basis in the Ordinary Shares (but not below zero) and any remaining excess will be treated as gain realized on the sale or other disposition of the Ordinary Shares. U.S. Holders of Ordinary Shares considering exercising their conversion rights should consult their own tax advisors as to whether the conversion will be treated as a sale or as a distribution under the Code.

Non-U.S. Holders
Tax Consequences for Non-U.S. Holders of Owning and Disposing of ATAC common stock
Distributions on ATAC common stock
Distributions of cash or property to a Non-U.S. Holder in respect of ATAC common stock received in the Domestication will constitute dividends for U.S. federal income tax purposes to the extent paid from ATAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds ATAC’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in ATAC common stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Gain on Disposition of ATAC common stock.”
Dividends paid to a Non-U.S. Holder of ATAC common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A Non-U.S. Holder of ATAC common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as described below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if ATAC common stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.
A Non-U.S. Holder of ATAC common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim or refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.
Gain on Disposition of ATAC common stock
Subject to the description of backup withholding below, any gain realized by a Non-U.S. Holder on the taxable disposition of ATAC common stock generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder);

•
the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•
The Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and, generally, in the case where shares of ATAC common stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5% of such Shares, as applicable, at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the Shares disposed of. There can be no assurance that shares of ATAC common stock will be treated as regularly traded on an established securities market for this purpose.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.
The Company does not believe it is and does not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. However, the determination as to whether the Company is or will become a “United States real property holding corporation” will not be made until a future tax year, and there can be no assurance that the Company will not become such a corporation in the future.
Tax Consequences to Non-U.S. Holders That Elect to Have Their Ordinary Shares Converted for Cash
This section is addressed to Non-U.S. Holders of Ordinary Shares that elect to have their Ordinary Shares converted for cash. For purposes of this section of this proxy statement/prospectus, “conversion” of shares for cash means the process of exercising a holder’s right to redeem its shares for cash as further described in this proxy statement/prospectus. For purposes of this description, a “Converting Non-U.S. Holder” is a Non-U.S. Holder that so converts its Ordinary Shares.
Except as otherwise described in this section, a Converting Non-U.S. Holder who elects to have its Ordinary Shares converted for cash will generally be treated in the same manner as a Converting U.S. Holder for U.S. federal income tax purposes. See the description above under “— U.S. Holders  —  Tax Consequences to U.S. Holders That Elect to Have Their Ordinary Shares Converted for Cash.”
A Converting Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized as a result of the exchange unless:
•
such Converting Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the Redemption takes place and certain other conditions are met; or

•
such Converting Non-U.S. Holder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a United States permanent establishment of such Non-U.S. Holder), in which case the Converting Non-U.S. Holder will generally be subject to the same treatment as a Converting U.S. Holder with respect to the exchange, and a Converting Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

With respect to any Redemption of Ordinary Shares for cash that is treated as a distribution rather than a sale, any amount treated as dividend income to a Converting Non-U.S. Holder will generally be subject to U.S. withholding tax at a rate of 30%, unless the Converting Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable income tax treaty. However, dividends received by a Converting Non-U.S. Holder that are effectively connected with such holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, such dividends are attributable to a United States permanent establishment of the Converting Non-U.S. Holder), will be taxed as described above under “— U.S. Holders  —  Tax Consequences to U.S. Holders That Elect to Have Their Ordinary Shares Converted for Cash.” In addition, dividends received by a Converting Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Converting Non-U.S. Holders of Ordinary Shares considering exercising their redemption rights should consult their own tax advisors as to whether the Redemption of their shares will be treated as a sale or as a distribution under the Code.
This section makes references to holders of Ordinary Shares that elect to have their Ordinary Shares “converted” for cash as described in the section entitled “Special Meeting — redemption rights.” For purposes of this description, “conversion” refers to the process of requesting that a holder’s Ordinary Shares be redeemed for cash in accordance with the terms of the Current Charter and with applicable Cayman Islands law.
Information Reporting and Backup Withholding
ATAC must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.
A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of ATAC common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including ATAC common stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which shares of ATAC common stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of ATAC common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their ownership of ATAC common stock.
Anticipated Accounting Treatment
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, ATAC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Rally issuing stock for the net assets of ATAC, accompanied by a recapitalization. The net assets of ATAC are stated at historical cost, with no goodwill or other intangible assets recorded.
Regulatory Matters
The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirement or approval, (i) except for filings with the Cayman Islands and Delaware necessary to effectuate the Domestication, and (ii) the Business Combination and filings required of solicitation materials pursuant to Rule 14a-12 of the Exchange Act.
Appraisal Rights
Shareholders of ATAC do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that ATAC’s entry into the Merger Agreement, the consummation of the transactions contemplated by the Merger Agreement, including the issuance of the consideration thereunder, and the performance by ATAC of its obligations thereunder thereby be ratified, approved, adopted and confirmed in all respects.”
Vote Required for Approval
The approval of the Business Combination Proposal will require an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
If any of the Domestication Proposal, the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal or the Director Election Proposal fails to receive the required shareholder approval, the Business Combination will not be completed.
Recommendation of ATAC Board with Respect to the Business Combination Proposal
THE ATAC BOARD RECOMMENDS THAT THE ATAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL 4: THE CHARTER PROPOSAL
Overview
In connection with the Business Combination, ATAC is asking ATAC’s shareholders to consider and vote upon and to approve a proposal to replace the Interim Charter with the Amended and Restated Certificate of Incorporation (the “Proposed Charter”), substantially in the form attached to this proxy statement/prospectus as Annex D, to be effective upon the consummation of the Business Combination (the “Charter Proposal”). The Charter Proposal is conditioned on the approval of the Business Combination Proposal and the Domestication Proposal. Therefore, if either of the Business Combination Proposal or the Domestication Proposal is not approved, then the Charter Proposal will have no effect, even if approved by ATAC’s shareholders. The Charter Proposal is not conditioned on the separate approval of the Organizational Documents Proposals.
Proposed Amended and Restated Certificate of Incorporation of the Company
The following table sets forth a summary of the principal changes proposed to be made between the Interim Charter and the Proposed Charter. This summary is qualified by reference to the complete text of the proposed Interim Charter, a copy of which is attached to this proxy statement/prospectus as Annex B, the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex D, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex E. All stockholders are encouraged to read each of the proposed Interim Charter, the Proposed Charter, and the Bylaws in their entirety for a more complete description of their terms.
Provision	Interim Charter	Proposed Charter
Removal of Directors
Subject to Section 5.05 of the Interim Charter, any or all of the directors may be removed from office with or without cause by the affirmative vote of holders of a majority of the then-outstanding shares of capital stock of ATAC entitled to vote generally in the election of directors, voting together as a single class.
See Article V, Section 5.04 of the Interim Charter.

Any director or the entire board may be removed from office, only for cause, by the affirmative vote of the holders of 2/3 of the voting power of the outstanding shares of capital stock of Pubco entitled to vote generally in the election of directors, voting together as a single class.
See Article V, Section 5.04 of the Proposed Charter.

Stockholder Actions
The annual meeting of stockholders of ATAC shall be held at such date and time as shall be designated from time to time by the ATAC Board. Subject to the rights of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, special meetings of stockholders of ATAC may be called only by the chairman of the ATAC Board chief executive officer of ATAC, or the ATAC Board pursuant to a resolution adopted by a majority of the ATAC Board, and the stockholders of record, owning not less than 10% of the entire

The Proposed Charter will provide that subject to the rights, if any, of the holders of any outstanding series of the preferred stock, and to the requirements of applicable law, special meetings of stockholders of the Company may be called only by the Pubco Board pursuant to a resolution adopted by a majority of the Company Board or the Secretary of Pubco, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of Pubco then

Provision	Interim Charter	Proposed Charter

capital stock of ATAC issued and outstanding and entitled to vote. Any action required or permitted to be taken by the stockholders of ATAC may be effected by written consent of the stockholders holding the requisite number of shares required to approve such action.
See Article VII of the Interim Charter.

entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the Proposed Bylaws. Except as may be otherwise provided for or fixed pursuant to the Proposed Charter relating to the rights of the holders of any outstanding series of preferred stock, any action required or permitted to be taken by the stockholders of the Company must be effected by a duly called annual or special meeting of such stockholders.
See Article VII of the Proposed Charter.

Charter Amendments
The Interim Charter provides that an amendment of such Interim Charter shall be in accordance with the DGCL, which generally requires (1) the approval of the board of directors, (2) the approval of the holders of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the outstanding stock of any class entitled to vote thereon as a class, if any. Generally, the DGCL standard used for amendment to ATAC’s Interim Charter described above will apply. However, an amendment to Article IX of the Interim Charter relating to a “business combination” cannot be made without the affirmative vote of at least two-thirds of the votes of the shares entitled to vote thereon which were present at the meeting and were voted, or a resolution consented to in writing by holders of all of the votes of all of the shares entitled to vote thereon.
See Article XI of the Interim Charter.

The Proposed Charter provides that an amendment shall be in accordance with the DGCL, which generally requires (1) the approval of the Company Board, (2) the approval of the holders of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the outstanding stock of any class entitled to vote thereon as a class, if any. Generally, the DGCL standard used for amendment to the Proposed Charter described above will apply. However, an amendment to certain provisions of the Proposed Charter relating to number of directors and director terms and to Bylaw amendments cannot be made without the affirmative vote of holders of at least 66 2∕3% of the voting power of the then outstanding shares of capital stock entitled to vote on such amendment and stockholder amendments to the Bylaws cannot be made without the affirmative vote of holders of at least 66 2∕3% of the voting power of the then outstanding shares of capital stock

Provision	Interim Charter	Proposed Charter
entitled to vote generally in the election of directors, voting together as a single class. See Article IX of the Proposed Charter.
Name of the Company	Americas Technology Acquisition Corp. See Article I, Section 1.01 of the Interim Charter.	Rally Mobility Co See Article I of the Proposed Charter.
Provisions Specific to a Blank Check Company and Variation of Rights of Shares Prior to a Business Combination
The Interim Charter contains provisions in Article IX in connection with the mechanics and logistics relating to a Business Combination, and such provisions cannot be amended without a resolution approved at a duly convened and constituted meeting of the stockholders of ATAC by the affirmative vote of at least two-thirds of the votes of the shares entitled to vote thereon which were present at the meeting and were voted, or a resolution consented to in writing by holders of all of the votes of all the shares entitled to vote thereon.
The Interim Charter also contains provisions in Article IV, Section 4.05 designed to provide certain rights and protections to ATAC’s common stockholders. Where all or any of the rights of a class of shares are varied by a division into different classes of shares, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.
See Article IX and Article IV, Section 4.05 of the Interim Charter.

The Proposed Charter does not include blank check company provisions or other provisions applicable prior to a Business Combination, such as Article IX of the Interim Charter, because, upon consummation of the Business Combination, Pubco will not to be a blank check company.
No corresponding provisions in the Proposed Charter.

Provision	Interim Charter	Proposed Charter
Common Stock; Preferred Stock	ATAC’s Interim Charter authorizes 505,000,000 shares consisting of (i) 500,000,000 shares of common stock and (ii) 5,000,000 shares of preferred stock. See Article IV of the Interim Charter.
The Proposed Charter will provide for, upon completion of the Business Combination, an increase of the authorized capital stock from 505,000,000 shares, consisting of (i) 500,000,000 shares of common stock and (ii) 5,000,000 shares of preferred to stock, to 275,000,000 shares, consisting of (1) 250,000,000 shares of common stock and (2) 250,000,000 shares of preferred stock.
See Article IV of the Proposed Charter.

Bylaws of Pubco
In addition, below is a summary of the Proposed Bylaws. This summary is qualified by reference to the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex E. All shareholders are encouraged to read the Bylaws in its entirety for a more complete description of its terms.
Pursuant to the Proposed Bylaws, Pubco shall maintain a registered office as set forth in the Proposed Charter. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Pubco Board and stated in the notice of the meeting.
Except as otherwise provided by applicable law, the Proposed Charter or the Proposed Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Company representing a majority of the voting power of all outstanding shares of capital stock of the Company entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting. Any meeting of stockholders, annual or special, if a quorum shall not be presented or represented, may be adjourned by the chair of the meeting or a majority in voting power, from time to time, to reconvene at the same or some other place. At the adjourned meeting the stockholders, Pubco may transact any business which might have been transacted at the original meeting.
At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Unless otherwise required by law, the Proposed Charter, or the Proposed Bylaws, the election of directors shall be decided by a majority of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election; provided, however, that, if Pubco’s secretary determines that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes properly cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless otherwise provided by applicable law, the Proposed Charter or the Proposed Bylaws. No business may be transacted at an annual meeting of stockholders, other than business that is either specified in the notice of meeting given by or at the direction of the Pubco Board, otherwise properly brought before the annual meeting by or at the direction of the Pubco Board or otherwise properly brought before the annual meeting by any stockholder of Pubco who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice and who complies with the notice procedures set forth in the Proposed Bylaws. Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request;

provided, however, that nothing herein shall prohibit the Pubco Board from submitting matters to the stockholders at any special meeting requested by stockholders.
The business and affairs of the Company shall be managed by or under the direction of the Pubco Board, which may exercise all such powers of the Company except as otherwise provided by law, by the Proposed Charter or by the Proposed Bylaws. Directors need not be stockholders or residents of the State of Delaware. The number of directors shall consist of not less than five (5) and not more than fifteen (15) directors as fixed from time to time solely by resolution of a majority of the total number of directors that Pubco would have if there were no vacancies.
Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company, except as may be otherwise provided by the terms of one or more series of preferred stock with respect to the rights of holders of one or more series of preferred stock to elect directors. In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice of nomination to the Secretary must be received by the Secretary at the principal executive offices of the Company (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (A) the close of business on the 90th day before the meeting or (B) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company.
A majority of the Pubco Board shall constitute a quorum for the transaction of business at any meeting of the Pubco Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Pubco Board, except as may be otherwise specifically provided by applicable law, the Proposed Charter or the Proposed Bylaws. A majority of the directors present at any meeting of the Pubco Board, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place.
The Pubco Board may, by resolution of the Pubco Board, designate one or more committees, each committee to consist of one or more of the directors of the Company. Each committee shall keep regular minutes of its meetings. Any committee established shall have and may exercise all of the powers and authority of the Pubco Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it. At meetings of a committee, unless the Pubco Board provides otherwise, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. Unless the Pubco Board otherwise provides and except as provided in the Proposed Bylaws, each committee designated by the Pubco Board may make, alter, amend and repeal rules for the conduct of its business.
The officers of Pubco shall by chosen by the Pubco Board and shall include a Chief Executive Officer, a President, a Chief Financial Officer, a Treasurer and a Secretary. The Pubco Board, in its discretion, may also elect one or more vice presidents, assistant treasurers, assistant secretaries, and other officers in accordance with the Bylaws. Any two or more offices may be held by the same person.. The Chairman of the Pubco Board shall preside when present at all meetings of the stockholders and the Pubco Board, or in his or her absence or inability to act, the Chief Executive Officer, or, in his or her absence or inability to act, the officer or director whom the Pubco Board shall appoint. The Chief Executive Officer shall have general supervision, direction and control of the business of Pubco and over its officers. The Chief Executive Officer shall perform all duties incident to the office of the Chief Executive Officer, and any other duties as may be from time to time assigned to the Chief Executive Officer by the Pubco Board, in each case subject to the control of the Pubco Board. The elected officers of the Company shall be appointed by the Pubco Board and shall hold office until their successors are duly elected and qualified by the Pubco Board or until their earlier death, resignation, or removal from office. Any officer elected by the Pubco Board may be removed, with or without cause, at any time by the Pubco Board.
The shares of stock of Pubco shall be represented by certificates; provided that the Pubco Board may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock.
To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, Pubco shall indemnify and hold harmless such persons, and advance such expenses, on such terms as set forth in the Proposed Charter and the Bylaws. The rights to indemnification and advancement of expenses conferred on any indemnitee by the Proposed Charter shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under applicable law, the Proposed Charter, the Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise. Pubco may purchase and maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss, whether or not the Company would have the power to indemnify such person against such expense, liability, or loss under the DGCL.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the Interim Charter, attached as Annex B to the proxy statement/prospectus in respect of the meeting which is in effect from consummation of the Domestication, be amended and restated and replaced in its entirety by the Proposed Charter, in the form appended to the accompanying proxy statement/prospectus as Annex D, to be effective upon the consummation of the Business Combination and after the consummation of the Domestication.”
Vote Required for Approval
The approval of the Charter Proposal will require a special resolution under Cayman Islands law, being a resolution passed by the holders of at least two-thirds of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
Recommendation of the Board
THE BOARD RECOMMENDS THAT ATAC’s SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSALS 5 – 10: THE ORGANIZATIONAL DOCUMENTS PROPOSALS
Overview
As required by SEC guidance requiring that stockholders have the opportunity to present their views on important corporate governance provisions, ATAC is requesting that ATAC’s shareholders vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions in the Proposed Charter, which are separately being presented. These separate votes are not otherwise required by Cayman Islands law or Delaware law separate and apart from the Charter Proposal. Accordingly, the votes regarding the Advisory Charter Proposals are advisory votes, and are not binding on ATAC or the ATAC Board (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Organizational Documents Proposals, ATAC intends that the Proposed Charter will take effect upon the Closing (assuming approval of the Charter Proposal).
Proposal 5
ATAC’s shareholders are being asked to approve provisions to be included in the Proposed Charter providing that directors may only be removed for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class.
Proposal 6
ATAC’s shareholders are being asked to approve provisions to be included in the Proposed Charter providing that (i) stockholder special meetings may only be called by the Pubco Board pursuant to a resolution adopted by a majority of the Pubco Board or the Secretary of Pubco, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of Pubco and (ii) stockholders may only act at annual and special meetings and not by written consent.
Proposal 7
ATAC’s shareholders are being asked to approve provisions to be included in the Proposed Charter providing that the amendment of certain provisions of the Proposed Charter related to the number of directors and director terms and that any amendment of the Proposed Bylaws requires the affirmative vote of the holders of at least 66 2∕3% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote on such amendment.
Proposal 8
ATAC’s shareholders are being asked to approve provisions to be included in the Proposed Charter changing the post-Business Combination company’s corporate name to “Rally Mobility Co”.
Proposal 9
ATAC’s shareholders are being asked to approve provisions to be included in the Proposed Charter to remove certain provisions related to ATAC’s status as a blank check company that will no longer apply upon consummation of the Business Combination.
Proposal 10
ATAC’s shareholders are being asked to approve provisions to be included in the Proposed Charter increasing the total number of authorized shares of all classes of stock to 275,000,000 shares, each with a par value of $.0001 per share, consisting of (i) 250,000,000 shares of Common Stock and (ii) 25,000,000 shares of preferred stock.

Reasons for the Approvals of the Organizational Documents Proposals
Director Removal
The Interim Charter provides for a classified board of directors, such that only a specified portion of the directors is to be elected each year. In contrast, the Proposed Charter does not include a classified Board. However, the Proposed Charter provides that a director may only be removed for cause by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors. The ATAC Board believes that the supermajority vote requirement will (i) increase board continuity and the likelihood that experienced board members with familiarity of the Company’s business operations would serve on the board at any given time and (ii) make it more difficult for a potential acquiror or other person, group or entity to gain control of the Pubco Board.
Calling of Stockholder Meetings; Stockholder Action by Written Consent
The ATAC Board believes that special meetings of stockholders should be called by the Pubco Board or certain officers to make it more difficult for a potential acquirer or other person, group or entity to gain control of the Pubco Board. The ATAC Board further believes that each decision of the stockholders should be made by all stockholders and only after thoughtful consideration of complete information. Information will be provided to stockholders through a proxy statement, and the period between delivery of the proxy statement and the stockholder meeting provides time for consideration of stockholder proposals. The ATAC Board believes that all stockholders, not just stockholders executing a written consent, should have the opportunity to participate in the decision-making process. This allows minority stockholders to take whatever action they deem appropriate to protect their interests, including seeking to persuade majority stockholders to follow a different course, or selling their shares.
Charter Amendments
Requiring (i) the affirmative vote of holders of at least 66 2∕3% of the voting power of the Company’s then outstanding shares of capital stock entitled to vote on such amendment to amend certain provisions of the Proposed Charter relating to number of directors and director terms and to Bylaw amendments and (ii) the affirmative vote of the holders of at least 66 2∕3% of the voting power of all then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, for stockholders to amend the Bylaws is intended to protect key provisions of the Proposed Charter and Bylaws from arbitrary amendment and to prevent a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.
Corporate Name
The ATAC Board believes that changing Pubco’s post-business combination corporate name to “Rally Mobility Co” is desirable to reflect the Business Combination and to clearly identify Pubco as the publicly traded entity.
Blank Check Company
The ATAC Board has determined it is in the best interest of Pubco to eliminate provisions, including the specific provisions highlighted as being removed in the Charter Proposal, specific to ATAC’s status as a blank check company. This elimination is desirable because these provisions will serve no purpose following consummation of the Business Combination.
Authorized Capital Stock
The ATAC Board believes that it is important for Pubco to have available for issuance a number of authorized shares of Common Stock and preferred stock sufficient to facilitate the transactions contemplated by the Business Combination to support Pubco’s growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions).

Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, on an advisory and non-binding basis, to approve each of the following proposals (Proposals 5 – 10):
Proposal 5
To approve provisions in the Proposed Charter, which will amend and replace the Interim Charter if the Charter Proposal is approved, providing that directors may only be removed for cause and only by the affirmative vote of the holders of at least 66 2∕3% of the voting power of all the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class;
Proposal 6
To approve provisions in the Proposed Charter, which will amend and replace the Interim Charter if the Charter Proposal is approved, providing that (i) stockholder special meetings may only be called by the Pubco Board pursuant to a resolution adopted by a majority of the Pubco Board or the Secretary of Pubco, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of Pubco and (ii) stockholders may only act at annual and special meetings and not by written consent;
Proposal 7
To approve provisions to be included in the Proposed Charter providing that the amendment of certain provisions of the Proposed Charter related to the number of directors and director terms and that any amendment of the Proposed Bylaws requires the affirmative vote of the holders of at least 66 2∕3% of the voting power of the then outstanding shares of capital stock of the Company entitled to vote on such amendment.
Proposal 8
To approve provisions to be included in the Proposed Charter changing the post-Business Combination company’s corporate name to “Rally Mobility Co”;
Proposal 9
To approve provisions in the Proposed Charter to remove certain provisions related to ATAC’s status as a blank check company that will no longer apply upon consummation of the Business Combination; and
Proposal 10
To approve provisions in the Proposed Charter, which will amend and replace the Interim Charter if the Charter Proposal is approved, increasing the total number of authorized shares of all classes of stock to 275,000,000 shares, each with a par value of $0.0001 per share, consisting of (i) 250,000,000 shares of Common Stock and 25,000,000 shares of preferred stock.”
Vote Required for Approval
The approval of the Organizational Documents Proposals will require an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
As discussed above, the Organizational Documents Proposals are advisory votes and therefore are not binding on ATAC or the ATAC Board. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory votes on the Organizational Documents Proposals, the Company intends that the Proposed Charter will take effect upon consummation of the Business Combination (assuming approval of the Charter Proposal).
Recommendation of the Board
THE BOARD RECOMMENDS THAT ATAC’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

PROPOSAL 11: THE NYSE PROPOSAL
Overview
The NYSE Proposal — to consider and vote upon a proposal to approve, by ordinary resolution and for the purposes of complying with the applicable provisions of the NYSE Listing Rule 312.03, the issuance of Pubco Common Shares in connection with the Business Combination and the additional Pubco Common Shares that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan, to the extent such issuance would require shareholder approval under NYSE Listing Rule 312.03.
Reasons for the Approval for Purposes of NYSE Listing Rule 312.03
Pursuant to NYSE Listing Rule 312.03, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (1) the common stock has, or will have upon issuance, voting power equal to or in excess of 20 % of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (2) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20 % of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under NYSE Listing Rule 312.03, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Upon the consummation of the Business Combination, Pubco expects to issue, in the aggregate, up to an estimated [  ] Pubco Common Shares in connection with the Business Combination and the additional Pubco Common Shares that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan). For further details, see “Proposal 3: The Business Combination Proposal — The Merger Agreement — Merger Consideration.”
Accordingly, the aggregate number of Pubco Common Shares will issue in connection with the Business Combination will exceed 20% of both the voting power and the shares of Pubco Common Shares outstanding before such issuance and may result in a change of control of the registrant under NYSE Listing Rule 312.03(d), and for these reasons, ATAC is seeking the approval of ATAC shareholders for the issuance of Pubco Common Shares in connection with the Business Combination. In addition, in the future, Pubco will issue additional Pubco Common Shares reserved for issuance under the Incentive Plan (assuming the approval of the Incentive Plan Proposal by the ATAC shareholders). For further details, see “Proposal 3: Business Combination Proposal — Merger Consideration,” and “Proposal 11: Incentive Plan Proposal.”
Effect of the Proposal on Current Shareholders
In the event that this Proposal is not approved by ATAC shareholders, the Business Combination cannot be consummated. In the event that this Proposal is approved by ATAC shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of Pubco Common Shares pursuant to the Merger Agreement, Pubco will not issue such Pubco Common Shares.
Resolution to be Voted Upon
The full text of the resolution to be proposed is as follows:
“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of up to [  ] Pubco Common Shares in connection with the Business Combination and the additional Pubco Common Shares that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan, be approved.”
Vote Required for Approval
The approval of the NYSE Proposal requires an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the holders of Ordinary Shares who, being present and entitled to vote at the Meeting, vote at the Special Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Special Meeting, and otherwise will have no effect on the Proposal.

The NYSE Proposal is conditioned on the approval and adoption of each of the Required Proposals.
Recommendation of the ATAC Board
THE ATAC BOARD UNANIMOUSLY RECOMMENDS THAT ATAC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.
The existence of financial and personal interests of one or more of ATAC’s directors may result in a conflict of interest on the part of such director(s) between what he, she, or they may believe is in the best interests of ATAC and ATAC shareholders and what he, she, or they may believe is best for himself, herself, or themselves in determining to recommend that shareholders vote for the Proposals. In addition, ATAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “Proposal 3: The Business Combination Proposal — Interests of ATAC’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

PROPOSAL 12: THE INCENTIVE PLAN PROPOSAL
Overview
To consider and vote upon a proposal to approve and adopt the Rally Mobility Co 2022 Equity Incentive Plan, which is referred to herein as the “Incentive Plan,” a copy of which is attached to this proxy statement/prospectus as Annex F (such proposal, the “Incentive Plan Proposal”).
The Pubco Board intends to adopt the Incentive Plan, subject to approval by ATAC’s shareholders.
If the Incentive Plan is approved by ATAC shareholders, then the Incentive Plan will be effective upon the consummation of the Business Combination and no additional stock awards will be granted under the Rally Equity Plan as in effect immediately prior to the consummation of the Business Combination. All outstanding Rally Options granted under the Rally Equity Plan as in effect immediately prior to the consummation of the Business Combination shall be assumed by Pubco and converted into an option for Pubco Common Shares. The assumed Rally Options will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the Rally Equity Plan upon the assumption and conversion of such awards under the Incentive Plan pursuant to the Merger Agreement.
If the Incentive Plan is not approved by ATAC shareholders, it will not become effective and no awards will be granted thereunder.
Summary of the Incentive Plan
The following is a summary of the material features of the Incentive Plan. This summary is qualified in its entirety by the full text of the Incentive Plan, a copy of which is included as Annex F to this proxy statement/prospectus.
Eligibility
Persons eligible to participate in the Incentive Plan will be officers, employees, non-employee directors, consultants, and advisors of Pubco and its subsidiaries as selected from time to time by the plan administrator in its discretion. As of the date of this proxy statement/prospectus, approximately 137 individuals will be eligible to participate in the Incentive Plan, which includes approximately 3 officers, 100 employees who are not officers, 4 non-employee directors, 20 consultants, and 10 advisors.
Administration
The Incentive Plan will be administered by the compensation committee of the Pubco Board, the Pubco Board or such other similar committee pursuant to the terms of the Incentive Plan. The plan administrator, which initially will be the compensation committee of the Pubco Board, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Incentive Plan. The plan administrator may delegate to one or more officers of Pubco, the authority to grant awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.
Types of Awards
The Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance compensation awards, or collectively, awards.
Share Reserve
The number of Pubco Common Shares that may be issued under the Incentive Plan is equal to 10% of the aggregate number of Pubco Common Shares issued and outstanding immediately after the Business Combination (after giving effect to the Redemption). All of the shares available under the Incentive Plan may be issued upon the exercise of incentive stock options.

Shares underlying any awards under the Incentive Plan that are forfeited, cancelled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the Incentive Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options.
Annual Limitation on Awards to Non-Employee Directors
The Incentive Plan contains a limitation whereby the value of all awards under the Incentive Plan and all other cash compensation paid by Pubco to any non-employee director may not exceed $1,000,000 for the first calendar year a non-employee director is initially appointed to the Pubco Board, and $750,000 in any other calendar year.
Stock Options
The Incentive Plan permits the granting of both options to purchase Pubco Common Shares intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the Incentive Plan will be nonqualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of Pubco and its subsidiaries. Nonqualified options may be granted to any persons eligible to receive awards under the Incentive Plan.
The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of the common stock of Pubco on the date of grant or, in the case of an incentive stock option granted to a 10% stockholder, 110% of such share’s fair market value. The term of each option will be fixed by the plan administrator and may not exceed ten (10) years from the date of grant (or five years for an incentive stock option granted to a 10% stockholder). The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.
Upon exercise of options, the option exercise price must be paid in full either in cash, check, cash equivalent, or by delivery (or attestation to the ownership) of Pubco Common Shares that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be made by means of a broker-assisted cashless exercise. In addition, the plan administrator may permit nonqualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.
Stock Appreciation Rights
The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to Pubco Common Shares, or cash, equal to the value of the appreciation in Pubco’s stock price over the strike price. The price generally may not be less than 100% of the fair market value of common stock of Pubco on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each stock appreciation right may be exercised, including the ability to accelerate the vesting of such stock appreciation rights.
Restricted Stock and Restricted Stock Units
The plan administrator may award restricted shares of common stock of Pubco and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with Pubco through a specified vesting period. Unless otherwise provided in the applicable award agreement, the participant generally shall have the rights and privileges of a shareholder as to such restricted shares, including without limitation the right to vote such restricted shares and the right to receive dividends, if applicable. A participant holding restricted stock units will have no voting rights as the Company’s shareholders. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of Pubco Common Shares. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions as the restricted stock units to which they attach.
Stock Bonus Awards
The plan administrator may also grant stock bonus awards that are free from any restrictions under the Incentive Plan or other awards denominated in Common Shares. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.
Performance Compensation Awards
The plan administrator may designate any award under the Incentive Plan as a performance compensation award and may grant cash-based awards under the Incentive Plan to participants, subject to the achievement of certain performance goals, including continued employment with Pubco.
Changes in Capital Structure
The Incentive Plan requires the plan administrator to make appropriate adjustments to the number of shares of common stock that are subject to the Incentive Plan, to certain limits in the Incentive Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.
Change in Control
Except as set forth in an award agreement issued under the Incentive Plan, in the event of a change in control (as defined in the Incentive Plan) each outstanding stock award (vested or unvested) will be treated as the plan administrator determines, which may include (a) Pubco’s continuation of such outstanding stock awards (if Pubco is the surviving corporation); (b) the assumption of such outstanding stock awards by the surviving corporation or its parent; (c) the substitution by the surviving corporation or its parent of new stock options or other equity awards for such stock awards; (d) the cancellation of such stock awards in exchange for a payment to the participants equal to the excess of (1) the fair market value of the shares subject to such stock awards as of the closing date of such corporate transaction over (2) the exercise price or purchase price paid or to be paid (if any) for the shares subject to the stock awards (which payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction, subject to applicable law); or I the opportunity for participants to exercise the stock options prior to the occurrence of the corporate transaction and the termination (for no consideration) upon the consummation of such corporate transaction of any stock options not exercised prior thereto.
The Incentive Plan provides that a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control as may be provided in the award agreement for such stock award or as may be provided in any other written agreement between Pubco or any affiliate and the participant, but in the absence of such provision, no such acceleration will occur.
Tax Withholding
Participants in the Incentive Plan are responsible for the payment of any federal, state or local taxes that Pubco or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of Pubco or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from Pubco Common Shares to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of Pubco or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to Pubco or its subsidiaries in an amount that would satisfy the withholding amount due.
Transferability of Awards
The Incentive Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution; however, the plan administrator has the discretion to permit awards

(other than incentive stock options) to be transferred by a participant, without consideration, to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.
Amendment and Termination
The plan administrator may amend or discontinue the Incentive Plan and the plan administrator may amend or cancel outstanding awards, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the Incentive Plan will require the approval of Pubco’s stockholders. Generally, without shareholder approval, (i) no amendment or modification of the Incentive Plan may reduce the exercise price of any stock option or the strike price of any stock appreciation right, (ii) the plan administrator may not cancel any outstanding stock option or stock appreciation right where the fair market value of the common stock underlying such stock option or stock appreciation right is less than its exercise price and replace it with a new option or stock appreciation right, another award or cash and (iii) the plan administrator may not take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange.
All stock awards granted under the Incentive Plan will be subject to recoupment in accordance with any clawback policy that Pubco is required to adopt pursuant to the listing standards of any national securities exchange or association on which Pubco securities are listed or as is otherwise required by the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, Pubco board may impose such other clawback, recovery or recoupment provisions in a stock award agreement as Pubco board determines necessary or appropriate.
No awards may be granted under the Incentive Plan after the date that is ten years from the Incentive Plan Effective Date. No awards under the Incentive Plan have been made prior to the date of this proxy statement/prospectus.
Form S-8
Following the consummation of the Business Combination, when permitted by SEC rules, Pubco intends to file with the SEC a registration statement on Form S-8 covering the Pubco Common Shares issuable under the Incentive Plan.
Certain United States Federal Income Tax Aspects
The following is a summary of the principal U.S. federal income tax consequences of certain awards under the Incentive Plan, based upon the current provisions of the Code and regulations promulgated thereunder. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not describe all federal tax consequences under the Incentive Plan, nor does it describe state or local tax consequences.
The Incentive Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Pubco’s ability to realize the benefit of any tax deductions described below depends on Pubco’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of Pubco’s tax reporting obligations.
Incentive Stock Options.   No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If Pubco Common Shares issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither Pubco nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If Pubco Common Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the Pubco Common Shares at exercise (or, if less, the amount realized on a sale of such Pubco Common Shares) over the option exercise price thereof, and (ii) Pubco or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering Pubco Common Shares.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonqualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Nonqualified Options.   No income is generally realized by the optionee at the time a nonqualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the Pubco Common Shares on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the Pubco Common Shares have been held. Special rules will apply where all or a portion of the exercise price of the nonqualified option is paid by tendering Pubco Common Shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards, and Performance Compensation Awards.   For all other awards under the Incentive Plan, either Pubco or its subsidiaries generally will be entitled to a tax deduction in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.
The participant’s basis for the determination of gain or loss upon the subsequent disposition of Common Shares acquired from a stock appreciation right, restricted stock, restricted stock unit, stock bonus, or performance compensation award will be the amount paid for such shares plus any ordinary income recognized when the Common Shares were originally delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
Parachute Payments.   The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either Pubco or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
Section 409A.   The foregoing description assumes that Section 409A of the Code does not apply to an award under the Incentive Plan. In general, stock options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. Restricted stock awards are not generally subject to Section 409A. Restricted stock units are subject to Section 409A unless they are settled within two and one half months after the end of the later of (1) the end of the Company’s fiscal year in which vesting occurs or (2) the end of the calendar year in which vesting occurs. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% U.S. federal tax and premium interest in addition to the U.S. federal income tax at the participant’s usual marginal rate for ordinary income.

New Plan Benefits
No awards have been previously granted under the Incentive Plan and no awards have been granted that are contingent on stockholder approval of the Incentive Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the Incentive Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Rally Mobility Co 2022 Equity Incentive Plan, a copy of which is appended to the proxy statement/prospectus in respect of the Special Meeting as Annex F be approved and adopted in all respects.”
Vote Required for Approval
The approval of the Incentive Plan Proposal will require an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
Recommendation of the ATAC Board with Respect to the Incentive Plan Proposal
THE ATAC BOARD RECOMMENDS THAT THE ATAC SHAREHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL 13: THE DIRECTOR ELECTION PROPOSAL
Upon the closing of the Business Combination, the Pubco Board will consist of five (5) directors. The election of the five (5) director nominees is contingent upon the Closing of the Business Combination.
Nominees
Effective upon the Closing, the Pubco Board will consist of five (5) directors, including three (3) directors designated by Rally, prior to the Closing, one (1) director designated by ATAC prior to the Closing, who will qualify as independent under NYSE requirements, and one (1) director mutually agreed upon by each of Rally and ATAC, which approval shall not be unreasonably denied or delayed, who will qualify as independent directors under NYSE rules. ATAC is proposing that its shareholders approve the election of the five (5) director nominees to serve on the Pubco Board following the Closing of the Business Combination. Pursuant to the Merger Agreement, as promptly as practicable following the Closing, the size of the Pubco Board shall be expanded such that the Pubco Board will also include at least two (2) directors mutually agreed upon by each of the ATAC and Rally, which approval shall not be unreasonably denied or delayed, each of whom shall be required to qualify as independent directors under NYSE rules.
For more information on the experience of each of these director nominees, see the section entitled “Pubco’s Management After the Business Combination” in this proxy statement/prospectus.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the five (5) persons listed below be appointed as directors of Pubco, effective upon the Closing of the Business Combination, to serve on the Pubco Board until the 2024 annual meeting of stockholders, as applicable, or until their respective successors are duly elected and qualified or until their earlier death, resignation, retirement or removal for cause:
•
Numaan Akram

•
Narinder Singh

•
Siheun Song

•
Jorge Marcos

•
Alberto Pontonio”

Vote Required for Approval
The approval of the Director Election Proposal will require an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
Following consummation of the Business Combination, the election of directors of the Company will be governed by its charter documents and the laws of the State of Delaware.
Recommendation of the Board
THE ATAC BOARD RECOMMENDS THAT ATAC SHAREHOLDERS VOTE “FOR” THE DIRECTOR ELECTION PROPOSAL AND THE ELECTION OF EACH OF THE NOMINEES NAMED THEREIN.

PROPOSAL 14: THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will allow the ATAC Board to adjourn the Special Meeting to a later date or dates, at the determination of the ATAC Board. In no event will the ATAC Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter and Cayman Islands law.
Consequences if the Adjournment Proposal is not Approved
If the Adjournment Proposal is not approved by ATAC shareholders, the ATAC Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Proposal.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the meeting to a later date or dates, if necessary or desirable, be determined by the ATAC Board.”
Vote Required
The approval of the Adjournment Proposal will require an ordinary resolution under Cayman Islands law, being a resolution passed by the holders of a majority of the Ordinary Shares who, being present and entitled to vote at the Special Meeting, vote at the Special Meeting.
Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.
Recommendation of the Board
THE ATAC BOARD RECOMMENDS THAT ATAC SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information presents the combination of the financial information of ATAC and Rally adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
The historical financial information of ATAC was derived from the unaudited financial statements of ATAC as of and for nine months ended September 30, 2022 and the audited financial statements for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus. The historical financial information of Rally was derived from the unaudited financial statements of Rally as of and for the nine months ended September 30, 2022 and the audited financial statements for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus. This information should be read together with ATAC’s and Rally’s audited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ATAC,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rally” and other financial information included elsewhere in this proxy statement/prospectus.
The Business Combination will be accounted for as a reverse recapitalization, in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Under this method of accounting, ATAC will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Rally issuing stock for the net assets of ATAC, accompanied by a recapitalization. The net assets of ATAC will be stated at historical cost, with no goodwill or other intangible assets recorded. There will be no accounting effect or change in the carrying amount of the assets and liabilities as a result of the Domestication.
Rally has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances with regard to Pubco immediately after the Closing, applicable to both the minimum and contractual maximum redemption scenarios:

•
Effective upon the Closing, Pubco’s Board will consist of five (5) directors, including three (3) directors designated by Rally, prior to the Closing, one (1) director designated by ATAC prior to the Closing, who will qualify as independent under NYSE requirements, and one (1) person mutually agreed upon by each of Rally and ATAC, which approval shall not be unreasonably denied or delayed, who will qualify as independent directors under NYSE rules;

•
The executive officers of Rally will become the initial executive officers of Pubco;

•
The assets of Rally will represent a significant majority of the assets of Pubco (excluding cash formerly held in the Trust Account); and

•
After the Closing, the business of Pubco will be the continued business of Rally. The business of Pubco will continue to focus on Rally’s core offerings in regional transportation through technology and business model innovations.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 assumes that the Business Combination and related transactions occurred on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 gives pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2021. ATAC and Rally have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes.

Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.
I.
The Business Combination and Related Transactions

On June 1, 2022, ATAC entered into the Merger Agreement with Rally, Pubco, Purchaser Merger Sub, Company Merger Sub, the Purchaser Representative and the Seller Representative (all of the transactions contemplated by the Merger Agreement, including the issuances of securities thereunder, the “Business Combination”). Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein (i) prior to the effective time of the Purchaser Merger (as defined below), ATAC will transfer by way of continuation out of the Cayman Islands and into the State of Delaware to re-domicile and become a Delaware corporation (the “Domestication”), (ii) following the Domestication, Purchaser Merger Sub will merge with and into ATAC, with ATAC continuing as the surviving entity and wholly-owned subsidiary of Pubco (the “Purchaser Merger”), in connection with which all of the existing securities of ATAC will be exchanged for rights to receive securities of Pubco as follows: (a) each share of ATAC common stock, par value $0.0001 (“ATAC Common Share”) outstanding immediately prior to the Effective Time shall automatically convert into one Pubco Common Share and (b) each warrant to purchase shares of ATAC shall automatically convert into one Pubco Warrant on substantially the same terms and conditions; (iii) prior to the Effective Time, the holders of all outstanding shares of Rally preferred stock and instruments convertible into equity of Rally will exchange or convert such shares and convertible instruments into Rally Common Shares in accordance with their terms (the “Company Exchanges”); (iv) following the Company Exchanges, Company Merger Sub will merge with and into Rally, with Rally continuing as the surviving entity and wholly-owned subsidiary of Pubco (the “Company Merger”, and together with the Purchaser Merger, the “Mergers”), pursuant to which (A) all Rally Common Shares issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Exchanges) will be converted into the right to receive the applicable portion of the Merger Consideration (as defined below), (B) all options exercisable for Rally Common Shares will be assumed by Pubco (with adjustments to the number and exercise price of such assumed options in accordance with the terms of the Merger Agreement) and replaced with options exercisable into Pubco Common Shares (“Assumed Options”).
Pursuant to the terms of the Merger Agreement, the Merger Consideration to be delivered to Rally Securityholders will be a number of newly-issued securities of Pubco with a value to $165,000,000, subject to adjustments for Rally’s closing debt (net of cash) and accrued but unpaid expenses of Rally related to the transactions contemplated by the Merger Agreement. Based on the number of Rally Common Shares outstanding as of September 30, 2022 (together, solely for the purposes of this calculation, with additional Rally Common Shares issued upon exercise of Rally convertible securities between the end of the first quarter and October 31, 2022, which were not material, individually or in the aggregate) on a fully-diluted and as-converted basis, taking into account the assumptions further described below, Rally’s stockholders will receive an estimated 12,889,918 Pubco Common Shares based on an assumed Conversion Ratio of 0.30 reflecting an assumed Redemption Price of $10.40, a Per Share Price of $3.14 and a number of Fully-Diluted Rally Shares determined as of October 31, 2022.
In addition to the Pubco Common Shares deliverable as Stockholder Merger Consideration at the Closing, after the Closing, Rally Stockholders (as of the Closing Date) will have the contingent right to receive the Earnout Consideration, if the following conditions (the “Earnout Terms”) set forth in the Merger Agreement occur: (A) (i) 1,500,000 additional Pubco Common Shares upon the achievement of the Tier I Share Price Target and (ii) 1,500,000 additional Pubco Common Shares upon the achievement of the Tier II Share Price Target (together, the “VWAP Earnout Consideration”); and (B) (i) 500,000 additional Pubco Common Shares upon the achievement of the 2022 Revenue Target, (ii) 500,000 additional Pubco Common Shares upon the achievement of 2023 Revenue Target, and (iii) 500,000 additional Pubco Common Shares upon the achievement of 2024 Revenue Target (together, the “Revenue Earnout Consideration”), in each case as determined and set forth in accordance with the terms of the Merger Agreement
The accounting treatment of the Earnout Shares subject to the Earnout Terms is expected to be recognized at fair value upon the closing of the Business Combination and classified in stockholders’ equity. The unaudited pro forma condensed combined financial information does not reflect pro forma adjustments related to the recognition of the Earnout Shares because there is no net impact on additional paid-in capital on a pro forma combined basis. We expect to finalize our assessment of the accounting treatment prior to the Closing.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Common Stock:
•
Assuming No Redemptions:   This presentation assumes that no shareholders of ATAC exercise redemption rights with respect to their Ordinary Shares.

Assuming contractual Maximum Redemptions:   This presentation assumes that 2,396,950 Public Shares are redeemed for aggregate redemption payments of $25,061,353, assuming a $10.45 per share redemption price. The Merger Agreement includes a condition to the Closing, waivable by ATAC and Rally, that, at the Closing, ATAC or Pubco have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of Redemptions and payment of ATAC and Rally’s expenses) and the proceeds of any Transaction Financing of at least equal to ten million dollars ($10,000,000). As all of ATAC’s Insiders waived their redemption rights, only redemptions by Public Shareholders are reflected in this presentation. This scenario includes all adjustments contained in the “minimum redemptions” scenario and presents additional adjustments to reflect the effect of the contractual maximum redemptions. The “contractual maximum redemption scenario” (i) assumes that the NTA Proposal is approved and (ii) represents the maximum number of Public Shares that may be redeemed while satisfying Minimum Cash Condition; provided, however, that the Minimum Cash Condition is a contractual condition in the Merger Agreement that may be modified or waived by ATAC and Rally and if the parties agree to reduce or waive such condition, an additional 1,740,708 Public Shares than are reflected in the “contractual maximum redemption scenario” may be redeemed. Further, if the NTA Proposal is approved by ATAC shareholders at the Special Meeting and ATAC amends the Current Charter to remove the net asset test that is the subject of such proposal prior to the Domestication, then the number of redemptions by ATAC Public Shareholders will not be limited to such number of redemptions as would cause ATAC’s net assets at Closing not to be less than $5,000,001. In the event cash available at Closing is insufficient to meet the Minimum Cash Condition, a condition to Closing would not be met and the Business Combination may not be consummated.
The following summarizes the pro forma Pubco Common Shares outstanding under the two scenarios (excluding any Earnout Shares):
	No Redemptions		Contractual Maximum Redemptions(4)
Pro Forma Ownership	Number of Shares	OS	Number of Shares	OS
Former ATAC non-redeeming Public Shareholders(1)	4,137,658	21.0%	1,740,708	10.8%
Sponsor(1)	2,415,000	12.3%	2,415,000	14.0%
Sponsor Subscription Shares(2)	100,000	0.5%	100,000	0.6%
Representative Shares	125,000	0.6%	125,000	0.7%
Former Rally Stockholders(3)	12,889,918	65.6%	12,889,918	74.6%
Total shares outstanding*	19,667,576		17,270,626

(1)
The following presents the calculation of basic and diluted weighted average shares outstanding. The computation of diluted income (loss) per share excludes the effect of public and private warrants to purchase 11,200,000 shares to be issued because the inclusion of any of these securities would be anti-dilutive and Earnout Shares, as the Earnout Terms have not yet been met.

(2)
The Sponsor Subscription Shares will be purchased by the Sponsor contingent upon the Closing.

(3)
This number excludes 2,783,398 Pubco Common Shares issuable upon the exercise of Assumed Options.

(4)
The contractual maximum redemption scenario presented is based upon a contractual condition in the Merger Agreement that is waivable by ATAC and Rally and, if such condition is waived (or expenses payable at Closing are reduced from the estimated expenses reflected in the pro forma financial statements), additional Public Shares may be redeemed. In the event cash available at closing is insufficient to meet the Minimum Cash Condition, a condition to closing would not be met and the Business Combination may not be consummated.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2022, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022, and for the year ended December 31, 2021, are based on the historical financial statements of ATAC and Rally. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2022
	Rally (Historical)	ATAC (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption		Pro Forma Combined (Assuming Contractual Maximum Redemption)
ASSETS
Current assets:
Cash and cash equivalents	$232,109	$4,126	$43,261,353	A	$35,297,588	$(25,061,353)	B	$10,236,235
			(9,200,000)	C		—
			1,000,000	E		—
Settlement receivable	661,785	—	—		661,785	—		661,785
Advances to vendors	209,850	—	—		209,850	—		209,850
Security deposits	40,874	—	—		40,874	—		40,874
Other current assets	64,131	76,775	—		140,906	—		140,906
Total current assets	1,208,749	80,901	35,061,353		36,351,003	(25,061,353)		11,289,650
Cash and marketable securities held in Trust Account	—	43,261,353	(43,261,353)	A	—	—		—
Property and equipment, net	9,938	—	—		9,938	—		9,938
Intangible assets, net	3,400,000	—	—		3,400,000	—		3,400,000
Goodwill	9,310,841	—	—		9,310,841	—		9,310,841
Trademarks	2,336,021	—	—		2,336,021	—		2,336,021
Deferred tax assets	10,673	—	—		10,673	—		10,673
Total assets	$16,276,222	$43,342,254	$(8,200,000)		$51,418,476	$(25,061,353)		$26,357,123
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Short-term debt	$205,521	$—	$—		$205,521	$—		$205,521
Short-term debt – related party	1,100,000	2,983,766	(2,983,766)	E	1,100,000	—		1,100,000
Convertible note	908,333	—	(908,333)	D	—	—		—
Accounts payable	4,643,154	948,521	(268,521)	C	5,323,154	—		5,323,154
Unearned revenue	3,223,633	—	—		3,223,633	—		3,223,633
Accrued expenses	245,028	—	—		245,028	—		245,028
Other current liabilities	700,282	—	—		700,282	—		700,282
Deferred tax liability	459,441	—	—		459,441	—		459,441
Total current liabilities	11,485,392	3,932,287	(4,160,620)		11,257,059	—		11,257,059
Long-term debt	716,967	—	—		716,967	—		716,967
Long-term debt – related party	759,811	—	—		759,811	—		759,811
Convertible note	75,000	—	(75,000)	D	—	—		—
Warrant liabilities	—	163,500	—		163,500	—		163,500
SAFE Agreement	372,818	—	(372,818)	D	—	—		—
Total long-term liabilities	1,924,596	163,500	(447,818)		1,640,278	—		1,640,278
Total liabilities	13,409,988	4,095,787	(4,608,438)		12,897,337	—		12,897,337
Ordinary Shares subject to possible redemption	—	43,261,353	(43,261,353)	B	—	—		—
Preferred stock	7,836,180	—	(7,836,180)	D	—	—		—
Total mezzanine	7,836,180	43,261,353	(51,097,533)		—	—		—
Stockholders’ equity (deficit)
Common stock	2,274	—	(2,274)	D	—	—		—
Ordinary shares	—	300	414	B	1,967	(240)	B	1,727
			1,289	D
			(36)	E
Additional paid-in capital	11,105,590	—	43,260,939	B	63,528,461	(25,061,113)	B	38,467,348
			5,178,130	D
			3,983,802	E
Accumulated deficit	(15,676,354)	(4,015,186)	(8,931,479)	C	(24,607,833)	—		(24,607,833)
			4,015,186	D
Stock subscription receivable	(401,456)	—	—		(401,456)	—		(401,456)
Total stockholders’ equity (deficit)	(4,969,946)	(4,014,886)	47,505,971		38,521,139	(25,061,353)		13,459,786
Total liabilities, mezzanine equity and stockholders’ equity (deficit)	$16,276,222	$43,342,254	$(8,200,000)		$51,418,476	$(25,061,353)		$26,357,123

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022
	Rally (Historical)	ATAC (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Contractual Maximum Redemption)	Pro Forma Combined (Assuming Contractual Maximum Redemption)
Net Sales	$16,097,725	$—	$—		$16,097,725	$—	$16,097,725
Operating expenses
Cost of sales (exclusive of items shown below)	15,724,228	—	—		15,724,228	—	15,724,228
Sales, marketing and operations expense	3,717,159	—	—		3,717,159	—	3,717,159
Depreciation and amortization expense	482,865	—	—		482,865	—	482,865
General and administrative expense	975,343	—	—		975,343	—	975,343
Technology and development expense	482,745	—	—		482,745	—	482,745
Operating expenses	—	1,597,724	—		1,597,724	—	1,597,724
Total operating expenses	21,382,340	1,597,724	—		22,980,064	—	22,980,064
Loss from operations	(5,284,615)	(1,597,724)	—		(6,882,339)	—	(6,882,339)
Other income (expense):
Interest earned on marketable securities held in Trust Account	—	271,551	(271,551)	AA	—	—	—
Interest expense	(94,400)	—	—		(94,400)	—	(94,400)
Change in fair value of derivative instrument	(13,171)	2,229,050	13,171	CC	2,229,050	—	2,229,050
Other income, net	96,026	—	—		96,026	—	96,026
Total other income (expense), net	(11,545)	2,500,601	(258,380)		2,230,676	—	2,230,676
Income (loss) before income tax benefit	(5,296,160)	902,877	(258,380)		(4,651,663)	—	(4,651,663)
Income tax benefit	2,058	—	—		2,058	—	2,058
Net income (loss)	$(5,294,102)	$902,877	$(258,380)		$(4,649,605)	$—	$(4,649,605)
Net income (loss) per share (Note 4):
Weighted average shares outstanding of ordinary / common shares – basic and diluted	22,740,373	11,587,425			19,667,576		17,270,626
Basic and diluted net income (loss) per ordinary / common share	$(0.23)	$0.08			$(0.24)		$(0.27)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
	Rally (Historical)	ATAC (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Contractual Maximum Redemption)	Pro Forma Combined (Assuming Contractual Maximum Redemption)
Net Sales	$10,675,903	$—	$—		$10,675,903	$—	$10,675,903
Operating expenses
Cost of sales (exclusive of items shown below)	9,510,545	—	—		9,510,545	—	9,510,545
Sales, marketing and operations expense	1,912,469	—	—		1,912,469	—	1,912,469
Depreciation and amortization expense	948,328	—	—		948,328	—	948,328
General and administrative expense	492,967	—	—		492,967	—	492,967
Technology and development expense	261,206	—	—		261,206	—	261,206
Operating expenses	—	1,116,669	8,913,479	BB	10,048,148	—	10,048,148
Total operating expenses	13,125,515	1,116,669	8,913,479		23,173,663	—	23,173,663
Loss from operations	(2,449,612)	(1,116,669)	(8,913,479)		(12,497,760)	—	(12,497,760)
Other income (expense):
Interest earned on marketable securities held in Trust Account	—	21,899	(21,899)	AA	—	—	—
Interest expense	(98,074)	—	—		(98,074)	—	(98,074)
Change in fair value of derivative instrument	(59,647)	3,057,450	59,647	CC	3,057,450	—	3,057,450
Other income, net	4,032	—	—		4,032	—	4,032
Total other income (expense), net	(153,689)	3,079,349	(37,748)		2,963,408	—	2,963,408
Income (loss) before income tax benefit	(2,603,301)	1,962,680	(8,893,731)		(9,534,352)	—	(9,534,352)
Income tax benefit	(6,121)	—	—		(6,121)	—	(6,121)
Net income (loss)	$(2,609,422)	$1,962,680	$(8,893,731)		$(9,540,473)	$—	$(9,540,473)
Net income (loss) per share (Note 4):
Weighted average shares outstanding of ordinary / common shares – basic	22,740,373	14,500,000			19,667,576		17,270,626
Basic net income (loss) per ordinary / common share	$(0.11)	$0.14			$(0.49)		$(0.55)
Weighted average shares outstanding ordinary / common shares – diluted		14,500,000
Diluted net income per ordinary / common share, non-redeemable		$0.14

Section 1.01 Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, ATAC will be treated as the “accounting acquiree” and Rally as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Rally issuing shares for the net assets of ATAC, followed by a recapitalization. The net assets of Rally will be stated at historical cost. Operations prior to the Business Combination will be those of Rally.
The unaudited pro forma condensed combined balance sheet as of September 30, 2022 assumes that the Business Combination occurred on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 give pro forma effect to the Business Combination as if it had been completed on January 1, 2021. These periods are presented on the basis of Rally as the accounting acquirer.
The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that Rally believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Rally believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Pubco. They should be read in conjunction with the historical financial statements and notes thereto of ATAC and Rally.
Article II. Note 2. Accounting Policies
Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
Article III. Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Pubco has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that Pubco will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Pubco filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Pubco’s shares outstanding, assuming the Business Combination occurred on January 1, 2021.
1)
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2022 are as follows:
A.
Reflects the reclassification of marketable securities held in the Trust Account to cash and cash equivalents.

B.
Represents in Scenario 1, which assumes no ATAC shareholders exercise their redemption rights, the Ordinary Shares subject to redemption for cash amounting to $43.3 million would be transferred to permanent equity. In Scenario 2, which assumes the same facts as described in Item 1 above, but also assumes the maximum number of shares are redeemed for cash by the ATAC shareholders, $25.1 million would be paid out in cash. The $25.1 million, or 2,396,950 shares, represents the permitted amount of redemptions while still satisfying the Minimum Cash Condition. The maximum redemption scenario (i) assumes that the NTA Proposal is approved and (ii) represents the maximum number of Public Shares that may be redeemed while satisfying Minimum Cash Condition; provided, however, that the Minimum Cash Condition is a contractual condition in the Merger Agreement that may be modified or waived by ATAC and Rally and if the parties agree to reduce or waive such condition, an additional 1,740,708 Public Shares than are reflected in the “contractual maximum redemption scenario” may be redeemed. Further, if the NTA Proposal is approved by ATAC shareholders at the Special Meeting and ATAC amends the Current Charter to remove the net asset test that is the subject of such proposal prior to the Domestication, then the number of redemptions by ATAC Public Shareholders will not be limited to such number of redemptions as would cause ATAC’s net assets at Closing not to be less than $5,000,001. In the event cash available at Closing is insufficient to meet the Minimum Cash Condition, a condition to Closing would not be met and the Business Combination may not be consummated.

C.
To record an aggregate of $9.2 million of estimated legal, financial advisory and other professional fees related to the Business Combination, of which $8.9 million represents the payment of estimated legal, financial advisory and other professional fees related to the Business Combination, and $0.3 million represents the payment of accounts payable and accrued expenses. The direct, incremental costs of the Business Combination related to the legal, financial advisory, accounting and other professional fees of approximately $8.9 million is reflected as an adjustment to accumulated deficit.

D.
To reflect the recapitalization of Rally through (a) the contribution of all the Rally Stock (consisting of redeemable preferred shares and common stock) to Pubco Common Shares (b) the issuance of 12,889,918 Pubco Common Shares and (c) the elimination of the historical accumulated deficit of ATAC of $4.0 million, the legal acquiree (d) the elimination of the SAFE Agreement and Convertible Notes which will be converted to Rally shares prior to the business combination and will receive Pubco Common Shares included in 12,889,918 Pubco Common Shares stated above.

E.
To reflect the Sponsor Forfeiture Agreement, pursuant to which, contingent upon and concurrent with the Closing, the Sponsor will, effective immediately prior to the effective time, (i) surrender for cancellation for no consideration 460,000 Founder Shares and (ii) take any actions required to cancel the amounts outstanding through the Closing under all promissory notes issued by ATAC to the Sponsor (including, for the avoidance of doubt, the Sponsor Notes and any Additional Sponsor Notes) as of September 30, 2022 the amount being $2.9 million. This entry also reflects Sponsor Subscription Agreement, pursuant to which, among other things, the Sponsor agreed to subscribe for and purchase, and Pubco has agreed to issue and sell to the Sponsor, 100,000 Pubco Common Shares, at a purchase price of $10 per share for an aggregate purchase price of $1,000,000.
2)
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 are as follows:
AA.
Reflects elimination of investment income on the Trust Account.

BB.
Reflects the accrual of additional transaction costs incurred subsequent to September 30, 2022. These costs are in addition to transaction costs incurred by ATAC and Rally’s previously recognized in the respective historical statement of operations for the three months ended September 30, 2022 and for the year ended December 31, 2021. Additional transaction costs are reflected as if incurred on January 1, 2021, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

CC.
Reflects the elimination of the change in fair value of the SAFE convertible notes as they are presumed to be converted into shares at the closing as these are non recurring in nature.

Article IV. Note 4. Net Loss per Share
Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable in the Business Combination have been outstanding for the entirety of all periods presented. If the number of shares of Public Shares described under the “Assuming Contractual Maximum Redemptions” scenario described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.
The unaudited pro forma condensed combined financial information has been prepared to present two alternative scenarios with respect to redemption of ordinary shares by Public Shareholders at the time of the Business Combination for the nine months ended September 30, 2022 and for the year ended December 31, 2021:
	For the nine Months Ended September 30, 2022		For the Year Ended December 31, 2021
	Assuming No Redemptions	Assuming Contractual Maximum Redemptions	Assuming No Redemptions	Assuming Contractual Maximum Redemptions
Pro forma net income (loss)	$(4,649,605)	$(4,649,605)	$(9,540,473)	$(9,540,473)
Weighted average shares outstanding of common stock-basic and diluted	19,667,576	17,270,626	19,667,576	17,270,626
Weighted average shares outstanding of
Net loss per share – basic and diluted	$(0.24)	$(0.27)	$(0.49)	$(0.55)
Excluded securities:(1)
Rally Options	—	—	2,783,398	2,783,398
Public Warrants	5,750,000	5,750,000	5,750,000	5,750,000
Private Warrants	5,450,000	5,450,000	5,450,000	5,450,000

(1)
The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive, issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

INFORMATION ABOUT ATAC
Introduction
ATAC is a blank check company incorporated on September 8, 2020 as a Cayman Islands exempted company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses. ATAC has generated no operating revenues to date and will not generate operating revenues until consummating an initial business combination. ATAC has implemented two automatic extensions of its deadline to complete an initial business combination in accordance with the procedures set forth in the IPO Prospectus. Additionally, on June 14, 2022, ATAC’s shareholders voted to extend ATAC’s deadline to complete an initial business combination. ATAC’s current deadline to complete an initial business combination is December 17, 2022 (unless such date is extended by ATAC’s shareholders). On November 16, 2022, ATAC filed a preliminary proxy statement in connection with an annual meeting of its shareholders pursuant to which ATAC will seek the approval of its shareholders to extend the expiration of the period in which it must complete a business combination from December 17, 2022 to March 17, 2023.
Significant Activities Since Inception
On December 17, 2020, ATAC consummated its IPO of 11,500,000 ATAC Units, which included an exercise by the underwriters of their over-allotment option in the amount of 1,500,000 ATAC Units, at $10.00 per Unit, generating gross proceeds of $115,000,000.
In connection with ATAC’s organization, a total of 2,875,000 Ordinary Shares were sold to ATAC’s initial shareholders for an aggregate purchase price of $25,000. The 2,875,000 shares included an aggregate of up to 375,000 Ordinary Shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part so that ATAC’s initial shareholders would own 20% of the issued and outstanding shares after the IPO.
Simultaneously with the closing of the IPO, the Company consummated the sale of an aggregate of 5,450,000 Private Warrants at a price of $1.00 per Private Warrant in a private placement to the Sponsor and EBC, generating aggregate gross proceeds of $5,450,000.
Following the closing of the IPO on December 17, 2020, an amount of $116,150,000 ($10.00 per Unit) from the net proceeds of the sale of the ATAC Units in the IPO and the sale of the Private Warrants was placed in the Trust Account, until the earlier of: (i) the consummation of a business combination or (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Current Charter to modify the substance or timing of ATAC’s obligation to redeem 100% of the Public Shares if the Company does not complete its initial business combination within the required time period or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity and (iii) the redemption of the Public Shares if the Company is unable to complete an initial business combination within the required time period, subject to applicable law.
After the payment of underwriting discounts and commissions and approximately $800,000 in expenses relating to the IPO, approximately $1,200,000 of the net proceeds of the IPO and private placement was not deposited into the Trust Account and was retained by ATAC for working capital purposes. On June 14, 2022, ATAC’s shareholders voted to extend ATAC’s deadline to complete an initial business combination to December 17, 2022. In connection with such extension, shareholders holding 7,362,342 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $75,897,771.73 ($10.30 per share) was removed from the Trust Account to pay such holders. As of November 14, 2022, there was approximately $43.68 million held in the Trust Account and as of September 30, 2022, approximately $4,126 of cash held outside the Trust Account available for working capital purposes.
On November 16, 2022, ATAC filed a preliminary proxy statement in connection with an annual meeting of its shareholders pursuant to which ATAC will seek the approval of its shareholders to extend the expiration of the period in which it must complete a business combination from December 17, 2022 to March 17, 2023.

Fair Market Value of Rally Business
Pursuant to NYSE listing rules, the Rally business that ATAC is acquiring must have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for the Business Combination. The fair market value of Rally was determined by the ATAC Board based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). ATAC was not required to obtain an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, as to the fair market value, as the ATAC Board independently determined that the Rally business complies with the 80% threshold. The Public Shareholders will be relying on the business judgment of the ATAC Board, which had significant discretion in choosing the standard used to establish the fair market value of Rally, and different methods of valuation may have varied greatly in outcome from one another. As discussed in the Section entitled “Proposal 3: The Business Combination Proposal — Satisfaction of 80% Test,” the ATAC Board determined that this test was met in connection with the Business Combination.
If NYSE delists ATAC’s securities from trading on its exchange, ATAC would not be required to satisfy the fair market value requirement described above and could complete a business combination with the Rally business having a fair market value substantially below 80% of the balance in the Trust Account.
Shareholder Approval of the Business Combination
ATAC is seeking shareholder approval of the Business Combination at the Special Meeting and, in connection with such meeting, Public Shareholders may redeem their Ordinary Shares for cash in accordance with the procedures described in this proxy statement/prospectus. ATAC’s Insiders have agreed in the Insider Letter Agreement (i) to vote the Founder Shares and any other Ordinary Shares owned by the Insiders, or ATAC’s directors and officers, in favor of the Business Combination; and (ii) not to redeem any Ordinary Shares in connection with a shareholder vote to approve a proposed initial business combination, including the Business Combination. Insiders own approximately 40.3% of ATAC’s total outstanding Ordinary Shares.
Unless the NTA Proposal is approved, ATAC will not complete the Business Combination (or any other proposed initial business combination, if the Business Combination is not completed) if ATAC does not have net tangible assets of at least $5,000,001 either before or after such consummation. Additionally, the Business Combination will only be completed if ATAC obtains approval from a majority of the issued and outstanding Ordinary Shares. Further, it is a condition to the parties’ obligation to close the Business Combination, waivable by ATAC and Rally, that ATAC or Pubco shall have cash or cash equivalents equal to at least $10,000,000 (after giving effect to the completion and payment of the Redemption and payment of transaction expenses, including any Extension Expenses and the aggregate amount of any Transaction Financing). For more information related to this condition, please refer to the section entitled “Risk Factors — Risks Related to ATAC” for more information. If the condition above is (1) not waived by Rally; (2) ATAC is unable to satisfy such condition, including with funds any Transaction Financing, and (3) ATAC is not able to secure additional third-party financing in order to meet the condition, ATAC may not be able to consummate the Business Combination with Rally and it may not be able to locate another suitable target prior to December 17, 2022, if at all. Public Shareholders may therefore have to wait until after December 17, 2022 in order to be able to receive a pro rata share of the Trust Account.
Redemption Rights
In connection with the Special Meeting, Public Shareholders (but not ATAC’s Insiders) may seek to exercise redemption rights with respect to their Public Shares, regardless of whether they vote for or against the Business Combination, for the Redemption Price. Notwithstanding the foregoing, ATAC’s Insiders have agreed, pursuant to the Insider Letter Agreement with us, not to exercise their rights to redeem any Public Shares held by them for the Redemption Price. Redemption rights of Public Shareholders, if properly exercised in the manner described in this proxy statement/prospectus will be effected under the Current Charter and Cayman Islands law. At the Special Meeting, Public Shareholders have the ability to vote for or against the Business Combination and still seek redemption of their Public Shares.
ATAC’s Insiders, directors and officers will not have redemption rights with respect to any Ordinary Shares owned by them, directly or indirectly, whether acquired prior to the IPO or purchased by them in the

IPO or in the aftermarket. Additionally, the purchasers of the Private Warrants will not have redemption rights with respect to any Private Warrants owned by them.
Pursuant to ATAC’s Current Charter, a Public Shareholder may request that ATAC redeem all or a portion of its Public Shares for cash if the Business Combination is consummated, subject to certain limitations, for cash equal to the applicable Redemption Price; provided, however, that unless the NTA Proposal is approved, ATAC may not redeem such shares if such redemption would result in ATAC not having net tangible assets (as determined under the Exchange Act) of at least $5,000,001 either prior to or following the completion of the Business Combination.
A Public Shareholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Shareholder:
(a)
holds Public Shares or holds Public Shares through ATAC Units and elects to separate such ATAC Units into the underlying Public Shares and warrants prior to exercising redemption rights with respect to the Public Shares; and

(b)
prior to 5:00 p.m., Eastern Time, on [  ] (two business days prior to the vote at the Special Meeting), (i) submit a written request to Continental, ATAC’s Transfer Agent, that ATAC redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through The Depository Trust Company.

Holders of ATAC Units must elect to separate the underlying Public Shares and Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their ATAC Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the ATAC Units into the underlying Public Shares and Warrants, or if a holder holds ATAC Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. Public Shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they vote for or against the Business Combination Proposal.
Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with ATAC’s consent, until the consummation of the Business Combination, or such other date as determined by the ATAC Board.
Any corrected or changed written demand of redemption rights must be received by ATAC’s Chief Executive Officer two business days prior to the vote taken on the Business Combination at the Special Meeting. No demand for Redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Special Meeting.
Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is ATAC’s understanding that Public Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, ATAC does not have any control over this process and it may take longer than two weeks. Public Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.
If a Public Shareholder properly demands redemption as described above, then, if the Business Combination is completed, ATAC will redeem the shares subject to the redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your redemption rights, then you will be exchanging your ATAC shares for cash and will no longer own these shares following the Business Combination.
If you are a Public Shareholder and you exercise your redemption rights, it will not result in either the exercise or loss of any Warrants. Your Warrants will continue to be outstanding following a Redemption of your Public Shares and will become exercisable in connection with the completion of the Business Combination. Holders of Private Warrants do not have redemption rights in connection with the Business Combination.
If the initial business combination is not approved or completed for any reason, then Public Shareholders who elected to exercise their redemption rights would not be entitled to exercise their rights to redeem their Ordinary Shares for the applicable pro rata share of the Trust Account. In such case, ATAC will promptly return any share certificates (if any) and other redemption forms delivered by Public Shareholders.
Limitation on Redemption Rights
In connection with the Business Combination a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking conversion of its shares with respect to more than an aggregate of 15% of the shares sold in the IPO. ATAC believes the restriction described above will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to convert their shares as a means to force us or ATAC’s management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Shareholder holding more than an aggregate of 15% of the shares sold in the IPO could threaten to exercise its conversion rights against an initial business combination if such holder’s shares are not purchased by us or ATAC’s management at a premium to the then-current market price or on other undesirable terms. By limiting ATAC’s shareholders’ ability to convert no more than 15% of the shares sold in the IPO, ATAC believes that it will limit the ability of a small group of shareholders to unreasonably attempt to block ATAC’s ability to complete ATAC’s initial business combination, particularly in connection with an initial business combination with Rally that requires as a closing condition that ATAC has a minimum net worth or a certain amount of cash, such as the Business Combination. However, we would not be restricting ATAC’s shareholders’ ability to vote all of their shares (including all shares held by those shareholders that hold more than 15% of the shares sold in the IPO) for or against ATAC’s initial business combination.
Redemption of Public Shares if No Business Combination
If ATAC does not complete a business combination by December 17, 2022 (unless such date is extended by ATAC’s shareholders), ATAC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account not previously released to us to pay ATAC’s tax obligations and less up to $100,000 of interest we may use for ATAC’s dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of ATAC’s remaining shareholders and the ATAC Board, liquidate and dissolve, subject (in the case of (ii) and (iii) above) to ATAC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Prior to such redemption of Public Shares, ATAC would be required to assess all claims that may be potentially brought against us by ATAC’s creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over the Public Shareholders with respect to amounts that are owed to them. There can be no assurances that ATAC will properly assess all claims that may be potentially brought against us. As such, ATAC’s shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event we enter an insolvent liquidation. Furthermore, while we will seek to have all vendors and service providers (which would include any third parties we engaged to assist us in any way in connection with ATAC’s search for Rally) and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with us, they will not seek recourse against the Trust Account or that a court would conclude that such agreements are legally enforceable.

Each of ATAC’s initial shareholders and the purchasers of the Private Warrants have agreed to waive its rights to participate in any liquidation of ATAC’s Trust Account with respect to the Founder Shares and Private Warrants. There will be no distribution from the Trust Account with respect to Warrants which will expire worthless.
If we are unable to complete an initial business combination and expend all of the net proceeds of ATAC’s IPO, other than the proceeds deposited in the Trust Account, the per-share distribution from the Trust Account would be approximately $10.55 (based on the Trust Account balance as of November 14, 2022). On November 16, 2022, ATAC filed a preliminary proxy statement in connection with an annual meeting of its shareholders pursuant to which ATAC will seek the approval of its shareholders to extend the expiration of the period in which it must complete a business combination from December 17, 2022 to March 17, 2023.
The proceeds deposited in the Trust Account could, however, become subject to the claims of ATAC’s creditors which would be prior to the claims of the Public Shareholders. Although ATAC will seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against ATAC’s assets, including the funds held in the Trust Account. If any third party refused to execute an agreement waiving such claims to the monies held in the Trust Account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of the Public Shareholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, ATAC’s management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason.
The Sponsor has agreed that, if we liquidate the Trust Account prior to the consummation of a business combination, it will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us in excess of the net proceeds of the IPO not held in the Trust Account, but only to the extent necessary to ensure that such debts or obligations do not reduce the amounts in the Trust Account and only if such parties have not executed a waiver agreement. However, there can be no assurances that it will be able to satisfy those obligations if it is required to do so. Accordingly, the actual per-share distribution could be less than $10.55 (based on the Trust Account balance as of November 14, 2022) due to claims of creditors. Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in ATAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Public Shareholders. To the extent any bankruptcy claims deplete the Trust Account, there can be no assurances that we will be able to return to the Public Shareholders at least $10.55 (based on the Trust Account balance as of November 14, 2022).
Employees
ATAC has two executive officers. These individuals are not obligated to devote any specific number of hours to ATAC matters and devote only as much time as they deem necessary to ATAC’s affairs. ATAC does not intend to have any full-time employees prior to the completion of a business combination.

Legal Proceedings
To the knowledge of ATAC’s management, there is no litigation currently pending or contemplated against ATAC, any of ATAC’s officers or directors in their capacity as such or against any of ATAC’s property.

DIRECTORS, OFFICERS, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE OF ATAC PRIOR TO THE BUSINESS COMBINATION
Directors and Executive Officers
ATAC’s current directors and executive officers are as follows:
Name	Age	Position
Lisa Harris	61	Director and Chairman
Jorge Marcos	37	Chief Executive Officer
Juan Pablo Visoso	44	Chief Financial Officer
Alberto Pontonio	55	Director
Maurizio Angelone	56	Director
Royce “Ed” Wilson	65	Director
Antonio Garza	63	Director
The experience of our directors and executive officers is as follows:
Lisa Harris, a director and Chairman since November 2020, has over 35 years of experience in banking, investments, real estate, energy and private equity. She founded Align Capital, LLC in May 2016 and serves as its Managing Partner. Align Capital has investments in technology, energy, banking and financial services, franchise, operating companies, and distressed debt. She currently serves on the boards of several privately held companies, including Worlds.io and ClearBlade, Inc. From December 2013 to May 2016, Ms. Harris was Managing Partner in Cielo Private Equity where she led the firm through a successful investment in and subsequent sale of Gravitant, Inc. to IBM. Ms. Harris also managed and participated as an investor in technology, energy and real estate debt funds for Cielo Private Equity. In addition, since 2000, she has managed the family office investment portfolio of ARH Family Partnership, which holds commercial real estate, early stage capital in young companies, and numerous other investments in the U.S., Canada, and the U.K. She began her career with Bank One in the Corporate Banking division, in which she spent nearly two decades successfully managing a team of commercial lenders, working in transactions across several industries, including technology, real estate, energy and corporate lending. In 2018, Ms. Harris joined the Advisory Council to The Elders, an organization founded by Nelson Mandela to bring together independent global leaders working together for peace and human rights. Ms. Harris received her B.B.A. degree from the University of Texas at Austin. Ms. Harris is well-qualified to serve on our Board due to her extensive experience in the banking, investments, real estate, energy and private equity.
Jorge Marcos, our Chief Executive Officer since inception, has spent more than ten years in various operational, investing and capital markets roles including investment banking, risk management, corporate development and capital allocation at public and private companies. He has been serving as a Partner at Fifth Partners, LLC (“Fifth Partners”) since January 2016. While at Fifth Partners, he led a rollup of US onshore oilfield services companies after the 2016 oil downturn, acquiring and integrating several companies with operations across four states from 2016 through 2019, and served as Principal at Arch Energy Partners, LLC from August 2019 through December 2020. He also assists Fifth’s network companies in various capacities in order to fulfill business development, merger and acquisition and operational needs. Mr. Marcos was an investor at Arias Resource Capital Management, a natural resource investment firm that deployed institutional and sovereign capital in natural resource projects throughout the Americas, and led the development functions within several portfolio companies and operations, mainly in project finance and strategic planning. Mr. Marcos began his finance career as an investment banking analyst at J.P. Morgan’s Latin America Merger and Acquisition group in New York in September 2008, working in transactions across several industries, including telecom, financials, energy, natural resources, and real estate in Brazil, Mexico, Chile, Venezuela and Argentina. From October 2010 to October 2011, he worked at J.P. Morgan’s derivatives desk, where he structured and sold derivatives to corporate clients to help them manage financing, operational, and investment exposure to interest rate, commodity and financial exchange risks. Mr. Marcos earned a B.S. degree and an M.S. degree in Mechanical Engineering from Stanford University, and an MBA from the Stanford Graduate School of Business.

Juan Pablo Visoso, our Chief Financial Officer since inception, has over 20 years of experience in private equity, finance and corporate law, primarily in mergers and acquisitions, portfolio management, banking and securities. He has been serving as a Managing Director of Riverstone Holdings since November 2021. Prior to that, he was a Partner to SMPS Legal, a Mexico based law firm. From March 2008 to July 2019, he served as general counsel, partner, and then managing director at Nexxus Capital, a Mexican-based private equity manager. During his time at Nexxus, he played a leading role raising a $550 million private equity fund in Mexico and the US, led the sourcing, negotiation and/or closing of over 15 mid-market transactions, led investment team assessing value through an in-depth due diligence process, refinanced debt to reduce cost of financing through bank negotiation, developed value creation plan and helped select management team to run the operation, conducted business reviews with senior management to track business performance and make strategic and operational adjustments as needed, and was member of Nexxus Board of Directors participating in the direction of its strategic decisions. While at Nexxus, Mr. Visoso had an active participation on multiple initial public offerings. Mr. Visoso’s work has also significantly impacted the wider private equity community, having participated in a lobbying group to the Mexican Treasury that led to the establishment of a framework allowing for private equity to accept pension investment. Prior to joining Nexxus, Mr. Visoso worked at the Mexican office of White & Case from 1999 to 2004 and from 2006 to 2008 specializing in merger and acquisitions and securities law. Mr. Visoso has a degree in law from the Escuela Libre de Derecho and an MBA from Austin McCombs School of Business at the University of Texas at Austin.
Alberto Pontonio, one of our directors since December 14, 2020, has over 25 years of experience in the financial services industry in both the US and European markets. He has been serving as a director of Galileo Acquisition Corp., a special purpose acquisition company that is searching for an initial business combination, since October 2019. In January 2019, he joined Raymond James as a financial advisor, based in Miami. Prior to this, from 2015 to December 2018, he traded Equity Index futures. In 2009, he co-founded Censible, an automated investment platform that allows individual investors to align their investments with their personal interests and social values. Previously, Mr. Pontonio worked for Espirito Santo Investment Banking, was a Managing Director at Bear Stearns in London, and worked at Merrill Lynch, in New York and then in London, as a Director in the Institutional Equity department. Mr. Pontonio started his career in New York at Cowen & Co. He holds a B.A. in economics from the Catholic University in Milan, Italy. Mr. Pontonio is well-qualified to serve on our Board due to his extensive experience in the financial services industry in both the US and European markets.
Maurizio Angelone, one of our directors since December 14, 2020, has spent more than 20 years in senior executive roles. He has been serving as Vice President for Americas Region at HMD Global since December 2016, where he helped HMD establish its newly launched smartphone business unit in North America and Latin America. Prior to that, from January 2012 to November 2012, Mr. Angelone served as Vice President & General Manager for Europe Middle East & Africa Region at Motorola Corporate. He led Motorola’s Latin American division as Senior Vice President form September 2010 to December 2011 and Nokia’s Latin American division as Senior Vice President from June 2003 to June 2008, where he was responsible for managing the entire P&L for Latin America markets in the Caribbean, Central America, Mexico and South America. While at Nokia, Mr. Angelone served as Global Account Executive to manage one of Nokia’s largest customers, Telefónica S.A., which has extensive operations in Europe and Latin America and served as the Country Manager & General Manager for Nokia Italy from April 2000 to May 2003. Mr. Angelone served as Chief Executive Officer for My Screen Mobile Inc. (Pink Sheets: MYSL, Frankfurt: WICI), provider of a unique mobile advertising solution for mobile network operators, media companies and advertising partners globally, from April 2009 to September 2010. In 2014, he co-founded Imagination Unwired, a mobile communication and advertising company and currently a technology provider for various mobile network operators in the Latin America region. Mr. Angelone earned a bachelor’s degree in Electronic Engineering from Universita’ La Sapienza (Rome/Italy). Mr. Angelone is well-qualified to serve on our Board due to his extensive experience in the telecommunication industry.
Royce “Ed” Wilson, one of our directors since December 14, 2020, is a modern media executive who has been serving as the Executive Chairman and CEO of Dreamcatcher Media, LLC since January 2011. Dreamcatcher Media owns Dreamcatcher Broadcasting, a television group comprised of several stations: WNEP, an affiliate of ABC serving Wilkes Barre, PA; WTKR, a CBS affiliate serving Norfolk, VA; and previously WGNT, an affiliate of CW serving Norfolk, VA., which was sold to Nexstar Broadcasting in 2019. In March 2020, Mr. Wilson was named Executive Chairman of CoxReps and Gamut which is owned by the

Apollo Investment Corp. Mr. Wilson has also been serving as an active partner at Whisper Advisors, a strategic advisory firm that counsels companies from early stage startups to established global firms in media, e-commerce, technology, and consumer products since 2017. Prior to that, from January 2014 to December 2018, Mr. Wilson was a partner at New Form Digital, a studio that develops and produces scripted content for global digital platforms and linear networks, and which was created in partnership with Brian Grazer, Ron Howard, Craig Jacobson, Jim Wiatt and Discovery Communications. New Form Digital was sold to Team Whistle in 2018 where Mr. Wilson serves as a Board Observer. He served as Executive Chairman of Timeline Labs, a big-data social intelligence network from 2011 to 2015) and successfully guided the company to an acquisition by SeaChange International, Inc. (Nasdaq: SEAC), a TV software-services company. Prior to these recent endeavors, Mr. Wilson was President of Tribune Broadcasting and Chief Revenue Officer of The Tribune Company from 2008 to 2011. Earlier in his career, Mr. Wilson held top-level executive roles with various media and entertainment companies, including as the President of FOX Television Network from 2004 to 2008, founder and President of NBC Enterprises from 2000 to 2004, and founder, President and Chief Operating Officer of CBS Enterprises from 1996 to 2000. Mr. Wilson received a Bachelor’s Degree in Business Administration and Finance from the University of Arkansas at Fayetteville. He currently serves as member of the Advisory Board at Walton Business School at The University of Arkansas. He also served on the Boards of the USO and San Diego Zoo; and as a member of the Board of Trustees for Southern Methodist University, the Executive Board of the Cox School of Business and Meadows School of the Arts at Southern Methodist University. He received a distinguished Alum recognition from the University of Arkansas and was inducted into the Arkansas Entertainment Hall of Fame. Mr. Wilson is well-qualified to serve on our Board due to his extensive experience in the media industry.
Antonio Garza, one of our directors since December 14, 2020, has served as Counsel in the Mexico City office of White & Case LLP since June of 2009 and previously as US Ambassador to Mexico from 2002 to 2009. Mr. Garza has acted as a director to both publicly traded and privately held companies in both the US and Mexico and is acknowledged as one of the top experts on U.S.-Mexico relations and the business and political environments of both nations. Garza holds a BBA degree from The University of Texas at Austin and a JD degree from Southern Methodist University School of Law. He is a member of the State Bar of Texas, the District of Columbia Bar and is admitted to practice before the United States Supreme Court. Mr. Garza is well-qualified to serve on our Board due to his extensive experience in cross-border corporate transactions. Mr. Garza has been serving as a member of the board of directors of Kansas City Southern (NYSE: KSU), a transportation holding company, and Chairman to its subsidiary, Kansas City Southern de Mexico, a rail-based transportation company, since May 2010. He has also been serving on the board of directors of MoneyGram (NYSE: MGI), a global money transfer company, since May 2012.
Number and Terms of Office of Officers and Directors
Our board of directors is divided into two classes with only one class of directors being appointed in each year and each class (except for those directors appointed prior to our first annual general meeting) serving a two-year term. The term of office of the first class of directors, consisting of Messrs. Angelone, Wilson and Garza, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Ms. Harris and Mr. Pontonio, will expire at the second annual general meeting. In accordance with NYSE corporate governance requirements, we are not required to hold an annual general meeting until one full year after our first fiscal year end following our listing on the NYSE.
Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our memorandum and articles of association as it deems appropriate. Our memorandum and articles of association provide that our officers may consist of a Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.
Director Independence
The ATAC Board has determined that each of Alberto Pontonio, Maurizio Angelone, Ed Wilson and Antonio Garza is an “independent director” under the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Any affiliated transactions will be on terms no less favorable to us than could be obtained from independent parties. The ATAC Board will review and approve all affiliated transactions with any interested director abstaining from such review and approval.
Committees of the Board of Directors
Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, NYSE rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and NYSE rules require that the compensation committee and nominating and corporate governance committee of a listed company each be comprised solely of independent directors.
Audit Committee
We have established an Audit Committee of the board of directors. Messrs. Angelone, Wilson and Garza serve as members of our Audit Committee, and Mr. Wilson chairs the Audit Committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Messrs. Angelone, Wilson and Garza meet the independent director standard under NYSE listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.
We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including:
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the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

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pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

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obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

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reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Financial Experts on Audit Committee
The Audit Committee will at all times be composed exclusively of ”independent directors” who are “financially literate” as defined under the NYSE listing standards. The NYSE listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to the NYSE that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that Messrs. Angelone, Wilson and Garza each qualify as an “audit committee financial expert,” as defined under rules and regulations of the SEC and has accounting or related financial management expertise.
Compensation Committee
We have established a compensation committee of the board of directors. Messrs. Pontonio, Angelone and Wilson serve as members of our compensation committee. Under the NYSE listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Messrs. Pontonio, Angelone and Wilson are independent and Mr. Angelone chairs the compensation committee.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

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reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

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reviewing on an annual basis our executive compensation policies and plans;

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implementing and administering our incentive compensation equity-based remuneration plans;

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assisting management in complying with our proxy statement and annual report disclosure requirements;

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approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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if required, producing a report on executive compensation to be included in our annual proxy statement; and

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reviewing, evaluating and recommending changes, if appropriate, to the remuneration for director

Notwithstanding the foregoing, as indicated above, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Nominating and Corporate Governance Committee
We have established a nominating and corporate governance committee. The members of our nominating and corporate governance are Messrs. Pontonio, Angelone and Wilson. Mr. Pontonio serves as chair of the nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee will be to assist the board in:
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identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual general meeting or to fill vacancies on the board of directors;

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developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;

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coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and

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reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee will be governed by a charter that complies with the rules of the NYSE.
Code of Ethics
We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit, compensation and nominating and corporate governance committee charters as exhibits to the registration statement filed in connection with our initial public offering. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION OF ATAC
The following discussion and analysis of ATAC’s financial condition and results of operations should be read in conjunction with ATAC’s audited financial statements and the notes related thereto included elsewhere in this proxy statement/prospectus.
Overview
We are a blank check company incorporated in the Cayman Islands on September 8, 2020 formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”). We intend to effectuate our Business Combination using cash derived from the proceeds of the Initial Public Offering and the sale of the private warrants, our shares, debt or a combination of cash, shares and debt.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities from September 8, 2020 (inception) through September 30, 2022 were organizational activities, those necessary to prepare for the initial public offering (“Initial Public Offering”), described below, and identifying a target company for a Business Combination and entering into the Merger Agreement. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the trust account (“Trust Account”). We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended September 30, 2022, we had a net loss of $183,170, which consisted of general and administrative expenses of $527,172, offset by interest earned on cash and marketable securities held in the Trust Account of $168,710, unrealized gain on investments of $11,792 and change in fair value of warrant liabilities of $163,500.
For the nine months ended September 30, 2022, we had a net income of $902,877, which consisted of interest earned on cash and marketable securities held in the Trust Account of $271,551 and change in fair value of warrant liabilities of $2,229,050, offset by general and administrative expenses of $1,597,724.
For the three months ended September 30, 2021, we had net income of $615,201, which consists of change in fair value of warrant liability gain of $872,000 and interest earned on marketable securities held in Trust Account of $2,419, offset by formation and operational costs of $259,218.
For the nine months ended September 30, 2021, we had a net income of $2,141,624, which consists of change in fair value of warrant liability gain of $2,779,500 and interest earned on marketable securities held in Trust Account of $17,841, offset by formation and operational costs of $655,717.
For the year ended December 31, 2021, we had a net income of $1,962,680, which consisted of interest earned on marketable securities held in the Trust Account of $21,899 and change in fair value of warrant liabilities of $3,057,450, offset by general and administrative expenses of $1,116,669.
For the period from September 8, 2020 (inception) through December 31, 2020, we had a net loss of $1,248,847, which consisted of general and administrative expenses of $36,378, transaction costs allocable to warrant liabilities of $15,378 and change in fair value of warrant liabilities of $1,199,000, offset by interest earned on marketable securities held in the Trust Account of $1,909.
Liquidity and Capital Resources
On December 17, 2020, we consummated the Initial Public Offering of 11,500,000 ATAC Units, at a price of $10.00 per Unit, which included the full exercise by the underwriter of its over-allotment option in the amount of 1,500,000 ATAC Units, generating gross proceeds of $115,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 5,450,000 private warrants to the Sponsor at a price of $1.00 per private warrant generating gross proceeds of $5,450,000.
Following the Initial Public Offering, the full exercise by the underwriters of their over-allotment option and sale of the private warrants, a total of $116,150,000 was placed in the Trust Account. We incurred $2,712,986 in transaction costs, including $2,300,000 of cash underwriting fees, and $412,986 of other offering costs.
For the nine months ended September 30, 2022, net cash used in operating activities was $901,043. Net income of $902,877 was affected by interest earned on cash and marketable securities held in the Trust Account of $271,551, and change in fair value of warrant liabilities of $2,229,050. Changes in operating assets and liabilities provided $696,681 of cash from operating activities.
For the nine months ended September 30, 2021, cash used in operating activities was $473,045. Net income of $2,141,624 was affected by change in fair value of warrant liability of $2,779,500, interest earned on marketable securities held in Trust Account of $17,841. Changes in operating assets and liabilities provided $182,672 of cash for operating activities.
For the year ended December 31, 2021, net cash used in operating activities was $618,033. Net income of $1,962,680 was affected by interest earned on marketable securities of $21,899 and change in fair value of warrant liabilities of $3,057,450. Changes in operating assets and liabilities generated $498,636 of cash from operating activities.
For the period from September 8, 2020 (inception) through December 31, 2020, net cash used in operating activities was $354,949. Net loss of $1,248,847 was affected by formation costs paid by Sponsor in exchange for issuance of Founder Shares of $5,000, change in fair value of warrant liabilities of $1,199,000, transaction costs associated with the IPO of $15,378, and interest earned on marketable securities held in the Trust Account of $1,909. Changes in operating assets and liabilities used $323,571 of cash from operating activities.
As of September 30, 2022, we had cash and marketable securities held in the Trust Account of $43,261,353 (including $271,551 of interest income) consisting of U.S. treasury bills with a maturity of 185 days or less. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of September 30, 2022, we had cash of $4,126. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the private warrants.
We will need to raise additional capital through loans or additional investments from our Sponsor, shareholders, officers, directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern through December 17, 2022, the date that we will be required to cease all operations, except for the purpose of winding up, if a Business Combination is not consummated. These conditions raise substantial doubt about our ability to continue as a going concern.
Warrant Liabilities
We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to Accounting Standards Codification (“ASC”) 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is reassessed at the end of each reporting period.
We issued an aggregate of 5,450,000 private warrants in connection with our Initial Public Offering and private placement, which are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrants as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of the private placement warrants has been estimated using a Binomial Lattice Model at each measurement date.
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until December 17, 2022 to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these financial statements. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 17, 2022. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any Business Combination by December 17, 2022.
Off-Balance Sheet Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of our Sponsor and our Chief Executive Officer approximately $7,000 per month for office space and advisory services relating to our search for, and consummation of, an initial Business Combination. We also pay Alberto Pontonio, one of our directors, a fee of approximately $3,000 per month for certain general and administrative services, including office space, utilities and secretarial support, as we may require from time to time.

ATAC has engaged EBC, under the BCMA, as an advisor in connection with its Business Combination to assist in holding meetings with ATAC shareholders to discuss a potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with its initial Business Combination and assist with press releases and public filings in connection with a Business Combination. ATAC will pay EBC a cash fee for such services upon the consummation of its initial Business Combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering (exclusive of any applicable finder’s fees which might become payable). ATAC is also obligated to pay EBC a cash fee of 1.0% of the total consideration payable in a proposed business combination if EBC introduces ATAC to the target business with which we complete a business combination.
Critical Accounting Policies
The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Ordinary Shares Subject to Possible Redemption
We account for our ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Ordinary Shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ deficit section of our condensed balance sheets.
Warrant Liabilities
We account for the private warrants issued in connection with our Initial Public Offering in accordance with the guidance contained in ASC 815-40-15-7D under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the private warrants as liabilities at their fair value and adjust the private warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The fair value of the private warrants was estimated using a Binomial Lattice Model.
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has one class of shares, which are referred to ordinary shares. Income and losses are shared pro rata between the ordinary shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.
Recent Accounting Pronouncements
In August 2020, the FASB issued ASU No. 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current the accounting principles generally accepted in the United States of America (“GAAP”). ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.
Factors That May Adversely Affect Our Results of Operations
Our results of operations and our ability to complete an initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in the Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial Business Combination.

INFORMATION ABOUT RALLY
Unless the context otherwise requires, all references in this section to “we”, “us” or “our” refer to Rally Communitas Corp. and its subsidiaries prior to the Business Combination.
Mission
Create regional transportation networks that dynamically interconnect cities with robust, safe, cost-effective, and environmentally responsible mobility solutions.
Overview
Rally Communitas Corp was formed as a holding company for Rally Bus Corp and OurBus Inc, the operating companies for Rally (“Events”) and OurBus (“Lines”) brands, respectively. The operating companies were founded by Numaan Akram and Narinder Singh independently, but with similar visions and products. The founders decided to merge the companies in 2020 and formally began operations under the holding company on January 1, 2021.
Rally is a technology company that addresses the challenges of regional transportation. Our “bus rideshare” innovation aggregates the intercity transportation demand of individuals and matches it with high-capacity buses supplied by third party operators.
We are an asset-lite mobility company that plans bus trips and markets rides to individuals seeking transportation to events and cities. Our software then dispatches buses from the private bus industry to fulfill the demand we create. We do not own buses; rather, we network together the fleets of the existing businesses that own and operate buses. In this process, we empower entrepreneurs to grow their existing businesses by joining the Rally network. We believe Rally offers a unique combination of services with an innovative dynamic transportation network model. To date, we have facilitated more than 1.8 million rides.
Our first offering is ridesharing to events, which we refer to as our “Events” business. To address the unique challenges of surge demand around venues, our applications crowdsource and crowdfund shared bus transportation to large events such as concerts, festivals, rallies, and sporting competitions. Our algorithms connect passionate individuals seeking transportation, which we then match to the transportation capacity available from our network of local bus companies. The model reduces our risk by crowdfunding bus trips, requiring a minimum number of event-goers to book a ride along a route before we incur supply procurement costs. Riders can choose to join one of our predetermined locations or create their own preferred stop; others may create their own private trips. Thereafter, our technology sequences stops together to create the most efficient and safe routes. Many such routes may form around each venue which effectively creates a popup hub and spoke transportation network that efficiently moves people into and out of venues. We anticipate the demand for our Event offerings will continue to grow as more people discover the convenience, experience, and safety of Rally’s bus rideshare.
Rally’s next offering creates a dynamic intercity mobility network for regularly scheduled trips, which we refer to as our “Lines” business. We entered the scheduled service market under the “OurBus” brand with the intention of redefining the intercity travel experience by raising consumer expectations throughout the user journey. Our technology predicts transportation demand between any two cities, which we then market to potential riders. Using data science, we set prices and schedules to maximize ridership on trips. Our algorithms then match the demand to transportation capacity procured from local bus companies. We have focused our initial Lines efforts in the northeast region of the U.S. where we have more than 100 locations from which we offer regular service. Legacy bus lines like Greyhound have dominated intercity travel for decades, but as reported in September 2021 by Government Technology (governing.com), Greyhound’s intercity service has been in steady decline, having reduced its operations by 16% between early 2016 and February 2020. From 2017-2019, our Lines business grew at a compound annual growth rate of 157%. We attribute this growth in part to our dynamic network that regularly adapts our services to both cyclical and sporadic consumer needs. Our innovations make our Lines offering well suited to capture increasing demand as people consider travel options other than the status quo of the personal car.
Our Events and Lines services are complementary. Each is designed to address one of the two primary use-cases for private buses, also known as motorcoaches or coach buses, by considering the unique needs of demand for 25-250 mile intercity transportation. According to the U.S. DOT Bureau of Transportation Statistics, the number of “middle mile” trips within this range has increased at a compound monthly growth rate of 3.5% between April 2020 and February 2022. Through the power of a well-designed user experience powered by sophisticated algorithms, Rally provides an affordable and convenient way for the modern mobility consumer to get to their destination. While simultaneously allowing bus operators to maximize their asset utilization. In other words, we convert wholesale bus capacity into revenue-generating retail rides.
Rally creates a layer of brand, technology, and services around the existing, commoditized private bus industry. By establishing a scaled network of consumers and suppliers that is brought together by our robust technology platform, we deliver value by providing industry-leading customer centric experiences and by connecting underutilized supply with consumer demand. We meet this consumer demand with simple solutions focused on improving user experience while also promoting safety, trust, community engagement, and affordability. We have created a mobility-as-a-service (MaaS) company for the specific requirements of regional transportation.
Our Business Model
Rally has built a “managed marketplace,” as defined in November 2018 by Andrew Chen of the venture capital firm a16z. This managed model is an innovation that changes the way buses are utilized. It does so by creating and/or capturing demand for transportation, and then dispatching the supply of vehicles of disparate bus operators from Rally’s network in a coordinated manner to fulfill that demand.
Our primary customer for our Events and Lines offerings is the rider who pays us directly for transportation services through our web and mobile apps. Our business model solves for the individual’s mobility needs by pooling sufficient ridership density to make shared transportation cost-efficient. We operate our marketplace under our brand and seek to create a long-standing relationship with the consumer. Whether through rideshare coordination to events or scheduled intercity services, we ascertain the demand, price the trips, market our services, and acquire the customer in need of transportation. We provide customer service and handle all end-user facing interactions.
Having acquired these customers, we fulfill our obligation and responsibility to the consumer by paying vendor bus operators to execute the trips on a contract-basis. Our marketplace adds value by identifying high-quality buses, standardizing experience, ensuring service standards, conducting checks to utilize safe bus operators and automating matching between demand and supply. Our tech-enabled operations contract with charter bus companies to fulfill the demand and oversee the logistical execution in accordance with our service level agreements (“SLAs”), by which all of our operators are measured. Our SLAs ensure high-quality service and safety standards that the contracted bus operators are required to provide and against which they are measured.
In the Events and Lines offerings, Rally’s gross profit is the difference between our retail revenue from selling rides and the cost of contracting buses to fulfill those rides. Our profit margins are variable and primarily depend on the percentage of seats filled with paying riders on a per bus basis; this margin is directly correlated to our occupancy rate. As a result of these business, technology and marketplace innovations, we believe it is possible for us to earn significantly higher profit margins over time than the traditional business model of charter bus companies.
Rally’s “Platform” and “Network” offerings are considered secondary revenue generation models and are described in more detail herein. The “Platform” is a software solution for bus operators that vertically integrates Rally with bus operators. Our “Network” offerings, which we plan to bring to the market in 2023, will unlock the network value of our rider and supplier marketplace. We intend to do so with a number of products and services, such as advertising, bus distribution, and multimodal integrations, to name a few.
Our Product and Service Offerings
Rally “Events” — Bus Rideshare to Venues
Utilizing the power of the social web, Rally aggregates individuals and small groups along a route to reach a minimum demand threshold before confirming a trip. Riders purchase a tentative ride from a “Rally

Point”, or popup bus stop, to the event they will be attending. Early adopters become stakeholders of the model by spreading word of the service and “rallying” others, introducing them to a better way to enjoy their event experience. Upon reaching the demand threshold, Rally confirms a trip that has met our cost of goods sold, primarily the contracting for the bus itself from an operator in our network. Deferral of confirmation minimizes Rally’s operational risk until we achieve critical mass that ensures we reach our target margin.
Utilizing purpose-built, internally developed software solutions, Rally continually communicates to both riders and drivers in an efficient and scalable manner. On the day of the event, riders’ check-in at their Rally Points and start their event experience by meeting other like-minded individuals. Professional drivers greet them as they board the bus and riders may enjoy audio and visual entertainment during their comfortable ride. Riders arrive at their destinations without the stress of navigating through the traffic and parking challenges traditionally associated with event travel. Fans can then maximize the event experience, knowing that their ride home will be a restful and carefree one.
Despite the joy fan communities experience in seeing their favorite teams or entertainers perform live, getting to the event can be cumbersome. Consumers have grown accustomed to the convenience and immediacy of the on-demand economy and expect event travel experiences to be simple and enjoyable, yet existing event transportation options have failed to meet this shift in consumer demand. Our apps help riders self-organize and come together using our robust technology platform, creating a better solution to meet this market need.
Figure 1: Graphical representation of Rally’s Event-based “hub & spoke” mobility solution
Rally has proven the viability of its Events services across more than 40 states and provinces in the US and Canada, having transported riders to dozens of different types of events.
OurBus “Lines” — Modern Intercity Transportation
OurBus was created to provide easy, safe, and modern intercity transportation. We have developed a network of regional mobility services that connect a growing list of locations across the U.S. by identifying areas in need of better transportation options, then creating custom schedules and services to meet those needs.
Our regional transportation services aim to serve leisure travelers, students, and professionals. These demographic groups seek to connect with friends, family, significant others and business opportunities. Customers choose an origin and destination city and are provided with various options of schedules, locations, and prices. Once the destinations are selected, riders can book with ease, speed, and peace of mind as OurBus rides offer industry-leading customer-centric experiences. We ensure that customer demand is met with satisfaction while building an affinity for our brand and service. True to our mission, our policies also emphasize corporate social responsibility through sustainable mobility.
We continue to build our software and services with the characteristics that are critical to winning and maintaining strong user relationships at scale: size, marketplace density, brand affinity, trust, affordability, reliability, expertise, and scaled networks. Our riders experience these characteristics as either modal converts that have decided to try buses instead of traditional choices, or they are existing bus riders looking for a better option. Either way, they are able to ride in high-end motorcoaches, most of which include modern amenities such as free wifi, individual power outlets, bucket seats, A/V entertainment options, and an onboard restroom.

Figure 2: Graphical representation of Rally’s Line intercity mobility solution
Rally has proven the viability of its Lines services across hundreds of stops, some of which are shared in Figure 3 that shows our Northeast map included in the section entitled “— Regional Approach & Expansion”. We have moved well over one million riders on scheduled intercity trips.
Platform — SaaS for the Bus Industry
To truly disrupt the bus industry, Rally believes it is important to increase coordination with the supply side of our marketplace for collaborative success. Our subsequent “Platform” innovation is a software solution for bus operators that vertically integrates Rally with the bus operators in our network.
Rally’s Platform consists of a suite of applications for various roles in the bus industry: riders, drivers, buses, operators, and other supporting actors that each have their place on the platform. Rally offers this application suite to operators utilizing a high-margin Software as a Service (SaaS) model. Revenue is generated by selling our technology to bus operators through licenses priced on usage, and/or period subscription fees. In either case, we leverage the existing cloud infrastructure developed by us for our own service offerings to deliver our Platform product, making the cost of sales extremely low.
The Platform offering’s underlying technology was originally developed for Rally to fulfill our primary consumer-oriented Events and Lines services. We envision a future where this same technology allows individual bus companies to run their existing charter bus businesses much more efficiently. It provides them with purpose-built resource planning software to manage their assets. Additionally, the Platform unlocks access to the larger Rally network, connecting bus operators to each other. In addition to providing individual bus companies with the tools they need to operate more efficiently, we create a symbiotic relationship with the operators on our Platform. Our primary services are strengthened by the direct and privileged access to the individual bus companies’ assets, while these companies’ operations are facilitated by our software tools. Ultimately, we intend to market the Platform as the “operating system of the bus industry” to automate their labor-intensive processes.
The Platform offering has a limited number of early bus company customers using the system regularly. Rally will be developing this offering further through a phased plan that regularly increases the number of our early Platform users: bus operators and their respective drivers and customers. We will seek feedback from these users on the effectiveness of the Platform to fulfill their business objectives. Rally will use this feedback to iterate on its software technology, working closely with its early stakeholders. In each such arrangement with a customer, Rally enters into an agreement with participating companies whereby each company licenses Rally’s software technology. During this time we also collect data to assure that our pricing is reflective of the value generated by the offering, as we generate revenue for each ride on the Platform. With these initiatives executed, we believe we will be in a sound strategic position to scale our sales efforts in 2023 to meet our projected goals.
Network — Monetize the Marketplace
With our primary Events and Lines services in place, and the Platform vertically integrating Rally with the industry, we aim to increase the enterprise value of the company through network effects. Rally has already proven it can generate revenue through a variety of these services, which we categorize under our “Network” offering.
One of our most innovative Network offerings connects middle-mile bus riders to first and last-mile taxi services, providing our customers with a true door-to-door service. We are able to do so by connecting with third party private taxi & limo companies that utilize our intermodal software. We plan to generate revenue by charging our riders a price for their last-mile transportation, paying our taxi vendors to fulfill that service and collecting the difference as our profit. We believe offering true door-to-door service is a key differentiating feature that will help us stand out amongst our competitors. We are unaware of any other company in the U.S. that allows users to book a bus and taxi ride in a single transaction for a seamless intermodal mobility solution.
Another developing Network offering is advertising, where as a result of recent activity we are confident that we can significantly increase our revenue per rider. Consumer packaged goods companies have paid Rally for product distribution onboard our buses; sporting events have paid Rally for digital advertising within our buses, and “out-of-home” advertising bus wraps have been paid for by sports leagues seeking views outside our buses. Product distribution, digital advertising, and “out-of-home” advertising bus wraps are all examples of how we have already tapped into its potential as a new marketing channel. Each trip represents a community of people that are self-identified for targeted marketing; and each bus represents a highly visible marketing asset that advertisers may use to target specific regions. We seek to generate revenue by charging advertisers seeking to reach our riders a price for the marketing assets, pay any vendors necessary to activate the campaign, and keep the difference as our profit.
Our current investors include bus manufacturers who share our vision of the increasing integration of mass mobility paradigm/services for individuals. With our demand-creating services and platform data, we know where a bus is needed and when. Our unique vantage point allows us to effectively match the assets to the demand and will increasingly allow for new buses to be deployed as needed. Rally seeks to monetize this distribution power in the future and has not yet created a revenue model for this offering. We intend to scale our sales efforts in 2023 to meet our projected goals for this business line.
Our Growth Strategy
We believe our success heretofore can largely be attributed to our cost-effective marketing strategy. This strategy consists of a proprietary mix of tech-enabled marketing tactics that have been proven to acquire customers. Generally speaking, we utilize direct-to-consumer marketing through our owned sales channels, partnerships to access affiliates’ sales channels, on-the-ground business development that raises awareness of our offerings in the localities in which we offer service, and supply-side integration to ensure preferential access to buses. The success of this growth strategy is best represented by our return on investment on advertising, where we have historically generated $12.07 in revenue on every $1 spent in marketing. New capital provided by the Business Combination will allow for new investment to support the growth tactics proven thus far, and others that will complement our primary acquisition strategy.
Regional Approach & Expansion
All transportation has an inherently local component. Our ridership lives, works, visits, or is somehow directly related to a specific locality. We speak to our customers in a way that connects us to their locations. This is done by listening to our customers and understanding their regions’ particular needs. Our software utilizes user feedback as one of its many inputs to solve these local challenges, creating bespoke services for the region, in an automated fashion. Finally, our marketing reflects back our superior understanding of their needs, which in turn makes them feel heard and more likely to purchase our services.
Rally will target regions, or designated market areas (“DMA”), with tailored advertising strategies. Our proprietary analytical models have identified the DMAs where we have had the most historical traction. Our strategy is to increase our penetration in these markets first as there is already momentum and service-awareness in these areas. Our existing customer base allows us to grow these markets quickly by encouraging loyalty and referrals.
Each DMA may be serviced by a team that knows the region intimately and is dedicated to the community. Our strategy requires presenting ourselves as a modern, tech-enabled service which immediately differentiates us from legacy bus lines. We believe it is important to demonstrate our benefits to the community quickly and repeatedly, to all the beneficial stakeholders. Each successful bus trip helps to produce “converts” that spread the message of the new mobility option. We encourage this by creating features in our apps that make it easy to share and incentivize users to do so.

Figure 3: Visualization of Rally’s Line regional transportation network in the Northeast U.S. as of July 2022
Success Stories
Rally has proven the viability of its business model across numerous demographics and regions. The highlights can be separated across its Events and Lines offerings. Some case studies are provided here to demonstrate the successes of the services.
Rally may have transported more people to a single event than any other mobility-focused company ever has — completing 80,000 rides from locations throughout the country to Washington DC, and back, for the “Women’s March on Washington” in January 2017 — enabling individuals to express their first amendment rights to peacefully assemble. We did so by networking together 130 different bus operators and collectively dispatching almost 900 buses. Riders came from 28 states and 250 cities across the USA, arriving in Washington, D.C. for a historic march. To our knowledge, no other company has ever mobilized as many buses to a single-day event. Since this high-water mark was reached, Rally has successfully transported thousands every year to political marches, including March for Our Lives, March for Life, and Poor People’s Campaign.
While political marches occur sporadically, Rally has proven that the model is applicable to seasonal events. We have done so most successfully for National Football League (“NFL”) games. For example, we mobilize up to 2,000 fans per game to Green Bay, Wisconsin for Green Bay Packers games. They hail from dozens of Rally Points around the region where we have partnered with local bars, restaurants, and hotels. This event-based model has been replicated in various NFL markets with Rally moving up to 5% of a specific game’s attendance. Most recently, we partnered with the 2022 Super Bowl Champion Los Angeles Rams to provide fans more transportation options to SoFi Stadium in Inglewood, CA. Following the partnership with the Rams, the National Football League itself promoted Rally’s services to the Super Bowl.
Whereas Events address temporary surges in demand by definition, our Lines business successes are measured over longer periods of time. One of the best examples of our Lines service is Ithaca, NY. This city exemplifies many of the ideal characteristics of a city on our mobility network. Ithaca and the surrounding region is growing fast with an upwardly mobile, highly educated populace; it lies between New York State’s two largest cities, New York City and Buffalo; and it is home to Cornell University, an Ivy League school that draws students from across the Northeast. These factors have combined to create a central hub on our transportation network. We regularly deploy an average of 5 buses per day on this route, facilitating approximately 150 rides. These figures grow to 30 buses and over 1,000 rides per day during holiday periods. Our dynamic routing and dispatching greatly increase the number of cities to which we connect Ithaca with express services during these periods of peak demand. We are able to service this fluctuating demand thanks to our underlying technology and business model.
Another great case study for the Lines business is the popular destination of Atlantic City, NJ. We believe the entertainment hub to be one of the largest bus markets by passenger volume in the country prior to Hurricane Sandy in 2012. While the city’s recovery took some time, OurBus took advantage of the changing market conditions to capture the transportation demand to the city. We partnered with numerous casinos, hotels, and attractions, utilizing their sales channels to reach our mutual customers. These partners often provide incentives to our mutual customers upon arrival. We offer service from many locations within New York City alone. We have also expanded the service to and from numerous cities to the south and west of Atlantic City.
These successes represent some of the best examples of the potential of our services. We have replicated these proven strategies many times over and have documented the many factors that go into capturing and creating intercity transportation demand. This enables Rally to create industry-leading predictive algorithms that we believe will bolster competitive advantages as we seek to expand to new markets.
Our Technology
Product-oriented Company
Our technology is a critical component of our business proposition and is represented by various mobility-related products and services. Our data analysis, modeling and algorithms help provide a seamless experience for our riders and bus operators, by effectively predicting rider demand, creating efficient, high-utilization route plans and pricing our offerings accordingly. We will continue to iterate on our products and services to maximize our capabilities.
Our technology and business model also depend, in part, on our relationships with third party product and service providers. For example, we rely on third parties to fulfill various marketing, web hosting, payment, communications and data analytics services to support our platform. We also incorporate third party software into our platform. When selecting third party technology providers, we focus on affordability, reliability, efficiency, optimization and cohesion with our platform, and believe our existing relationships with such providers are critical to our ability to execute our business strategy.
Product Differentiation
Rally’s primary competitive advantage is its technology itself, which we believe to be unique and industry-leading. The software developed underlies our business model, without which Rally could not operate at its scale and efficiency.
Traditional bus operators, such as Greyhound, rely on the ownership of their assets as their competitive advantage. Founded in 1914, Greyhound’s business model has not changed much in the past century. They have used their market dominance in various ways over the years, including buying out major competitors and creating barriers to entry with a real estate portfolio of bus stations in city centers.
However, we believe this asset-heavy approach has now become a liability when compared to the asset-lite business models of modern managed marketplaces like Rally’s. With the advent of the smartphone and the maturity of the “Internet of Things,” Rally’s technology proves that there are much greater efficiencies in connectivity via software than the consolidation of depreciating vehicle fleets.
Purpose-built Applications for Stakeholders
Each stakeholder on our multifaceted marketplace has a unique role in our software. Specific features have been developed for each type of user.

Riders are our customers and the stakeholder that most utilizes Rally technology. Riders use our web and mobile applications to access available trips, select pick-up & drop-off locations, schedule trips in advance, and to book rides. Once booked, riders utilize our applications to change their bookings using self-service features. Additionally, riders can use the application to track their vehicle in real time and interact with customer service on the day-of their trip.
Drivers use our mobile application to access upcoming and past trips, board riders, access training modules, and contact Rally operations support. The software seeks to gamify the daily tasks and may provide kudos, awards, and badges to drivers based on usage. This encourages compliance and incentivizes performance from drivers, who have access to their performance ratings and reviews by riders. Rally also enables riders to pay tips directly to drivers, which further incentivizes drivers to go above and beyond. The aggregate gratuities of 50 or more riders from a single trip may result in drivers’ total compensation increasing by a considerable percentage over their standard wages.
Figure 4: Representative screenshots of Rally’s driver application
Demand Identification and Prediction
Transportation demand exists between any two given cities. Rally has developed proprietary software to identify and predict this regional transportation demand. We do so by analyzing data from numerous sources. This may include publicly available datasets from various departments of transportation as well as proprietary data generated from our many applications, some of which are mentioned herein. Other data sources may include publicly available transportation data from non-governmental sources and purchased location-based data. These various sources help determine whether one of our service offerings could be productive for a region, and if so, how long it would take to achieve profitability.
Route Creation and Optimization
Our demand identification and predictive modeling sequences multiple stops together to create routes. These routes are constantly analyzed and optimized by our software to make recommendations on how many buses to run, at what price point, and when they should arrive & depart.
Routes may be created with one particular sequence of stops, but dynamic routing means that we change the stops depending on the demand of any given day. Traditional operators run fixed routes continuously, making the same stops regularly without consideration of changing demand patterns, or at least changing them less frequently than Rally. Because of our technology, our customers may have a better experience as we do not stop at locations unnecessarily. This approach lends itself well to creating more profitable bus trips by ensuring maximum utilization of the vehicle.
Pricing
Our pricing model is algorithmic and optimized for early adoption to reach profitability quickly. Many variables are considered when pricing a trip. These variables may include the date of the booking of the trip, the booking date in relation to the trip date, how full the vehicle is at the time of booking, customer loyalty, and supply side availability. Pricing is optimized for yield management.
Through the first nine months of 2022, the average price of a ride was approximately $40 with the average transaction being for 1.3 riders. The average ride cost is dependent on the region, the length of the trip, and the amount of demand for the route. We have continually increased prices throughout our history as we push on what the market will bear for better services. We maintain the ability to control our pricing algorithm inputs with cost multipliers based on city, venue, and/or event. We utilize this generally increasing price to reward early adopters as well as motivate the price conscious.
Our Supply — the Bus Industry
State of the Bus Industry
Pursuant to a July 2020 Washington Post article, the U.S. private bus industry executes almost 600 million rides annually, which is about 86% of the U.S. airline passenger volume. The industry is generally divided into charters and scheduled services, which correspond to Rally Events and Lines, respectively. The total rides are split roughly equally, with smaller operators servicing charters, while larger operators dominating scheduled services.
According to recent motorcoach censuses performed by the American Bus Association, there are thousands of private bus companies in the U.S. alone. Greyhound’s website notes that Greyhound is the largest, owning 1,700 coach buses. Yet, this is a small percentage of the total number of buses available according to industry census figures, with each company owning approximately sixteen (16) buses. These smaller operators are often family-run multigenerational businesses who are pillars of their community, striving to serve the needs of their customers. Using a B2B sales model, these operators charter their buses on a wholesale basis to regular customers like schools, businesses, religious institutions, and other pre-formed groups of people that require transportation sporadically. But they have been unable to grow their customer base and maximize the utilization of their buses. Rally’s ability to use technology to pool individual riders to a common destination creates new demand for bus operators. We meet the changing expectations of modern mobility users without individual bus operators having to invest further to create these innovative offerings.
Rally’s Relationships with Bus Operators
Rally’s managed marketplace model works with bus operators on their own terms. Operators charter their buses wholesale to Rally as a customer within their existing B2B sales model. Working with their standard contracts, they are vendors that service the bus trips that Rally creates.
However, for a bus operator vendor to work with Rally, they are required to meet the minimum requirements of the marketplace. This includes a Rally-defined SLA that sets minimum standards across a variety of aspects, including the quality and amenities of the buses, technology utilization, and other standards. Our exact SLA is itself a trade secret which we improve upon through regular iterations.
Historically, once Rally has established itself in a specific market with some regularity on trips, it may choose to engage a bus operator on a contract of Rally’s creation. This provides Rally with additional rights and privileges to the bus inventory of the operator. From the operator’s perspective, they are provided greater confidence in a minimum demand for their product, allowing them to make asset allocation decisions strategically. Our contracts also raise the switching costs and build barriers to entry for Rally against competitors who may seek access to operator assets.
Branding the buses under the Rally or OurBus moniker is one of the most important aspects of a deeper relationship with the operator. This becomes a requirement for operators who seek more business from Rally’s marketplace. For Rally, this means that we have a significant marketing asset that gets daily out-of-home impressions in the very markets in which we offer our services. These buses are 50-foot, 4-sided, moving billboards that are highly visible. They are seen both in the towns they service as well as on the highways they utilize.

Selection Criteria
To participate in Rally’s marketplace an operator must meet predetermined criteria. This includes minimum ratings on the Federal Motor Carrier Safety Administration’s (“FMCSA”) systems of record. Each operator must be registered with this agency, their vehicles inspected, and their service records reported regularly. This layer of regulation provides Rally a minimum quality standard within the industry. By working with operators that are better rated, we ensure a competitive advantage against those businesses that may choose to sacrifice maintenance for short-term profits.
In addition to this regulator-provided data, Rally collects data on each operator on the platform. This includes tracking of the vehicle, driving patterns of the drivers, and feedback from customers who ride the operators’ buses. This and other data are inputs into quality rating systems that assess operators’ suitability for a Rally trip.
The number one factor in Rally’s selection is safety. All operators’ safety records are recorded by the FMCSA and Rally has Application Program Interface (“API”) integrations with the FMCSA, ensuring that any issues or problems are identified and acted upon quickly. Safety is continuously monitored and tested by the operators themselves who are required to have their drivers pass minimum certifications. Furthermore, Rally’s driver and bus apps have the ability to further monitor driving behavior.
Independence via Fragmentation
Rally remains independent from its operators, choosing not to rely on any single bus company in any given market. This strategy relies on the fragmented market dynamics of the bus industry, where the typical operator owns approximately ten buses. We start this process by allowing operators in an area to bid on a particular Rally trip. After an initial selection of an operator based on the criteria discussed herein, we continue to maintain a competitive environment between operators on the marketplace through a combination of incentives and deterrents.
Both a Mature and Growth Industry
Much of the industry’s growth over the past decade can be attributed to curbside pickup gaining traction. Originally started by ethnically focused entrepreneurs, aka “Chinatown Buses,” these innovators chose to offer service directly from within their communities rather than fight with the legacy incumbents for access to bus stations. Since then, other companies have entered the market by embracing the curbside pickup model. Megabus, owned by Stagecoach and operated in the U.S. by Coach USA, and BoltBus, owned and operated by Greyhound and Peter Pan, are among the top participants in this sector. It is worth noting that Greyhound recently ceased operations under its subsidiary brand of BoltBus due to various factors.
With curbside pickup garnering favor and the quality of buses increasing, the general perception of buses has been trending positively according to a July 2020 study out of Norway focused on hybrid electric buses and published in Travel Behaviour and Society entitled “Young people’s perceived service quality and environmental performance of hybrid electric bus service.” The results of a 2015 study of riders in China titled “Impact of perceptions of bus service performance on mode choice preference” from the journal Advances in Mechanical Engineering show that perceptions of the reliability and comfort of bus services have a more significant impact on passengers’ mode choice preference than perceptions of availability and safety do. This implies that improving bus service reliability and comfort can increase bus ridership. Rally is furthering this newfound appreciation of the mode of travel. Rather than an intercity fixed route model, Rally’s algorithms create routes that are better matched to demand. In other words, we are a privatized mass transportation network that is demand responsive.
Rally is building our technology to marry these market trends with the mature and local charter bus industry. Thousands of small bus companies located around the country have been in business for decades with intimate knowledge of their respective regions. We believe professional bus drivers provide for the safest form of ground transportation. We currently utilize these companies as vendors for fulfillment. Further, many of these vendor bus companies are Rally equity holders. We have demonstrated our ability to capitalize on these relationships in order to generate additional revenue streams by offering technology solutions to an industry that is behind the technology adoption curve.

A May 2022 article by The American Bus Association Foundation entitled ABA Foundation Motorcoach Sales Report Shows Huge Drop in Sales Because of COVID-19, found that the private commercial bus industry is the most cost-effective mode of publicly-available transportation in the United States. The motorcoach industry takes travelers on hundreds of millions of passenger trips a year, according to a 2008 study by Nathan Associates Inc., and does so with practically no federal subsidy.
Traditional Bus Businesses
Bus companies own and operate buses. They can generally be categorized by the number of buses they operate. Operators who have fewer buses generally service private charters, while larger operators dominate scheduled intercity services. There are only approximately 30 bus companies operating more than 100 buses in the U.S. The vast majority of these operators own fewer than 25 buses. It is this small-to-medium enterprise (“SME”) bus company that Rally primarily works with.
The typical local SME bus company’s customer is a preformed group. They primarily charter their buses using inbound B2B sales. They charter their buses wholesale to these institutional clients that have groups of people and singularly planned transportation needs. They do so on an ad hoc basis for weddings and corporate events, or on a long-term contractual basis with sports teams and educational institutions. Rally is another institutional customer to these companies, albeit a unique one, and may often become the largest customer for many of our operators.
Regulated Industry
The operators own the primary asset: the bus. A new motorcoach costs approximately $500,000 and is a significant investment. This asset is heavily regulated by the government on multiple levels in all markets. In the U.S., the FMCSA oversees the industry at the federal level, while the states oversee additional requirements as set forth by their local Departments of Transportation. These regulatory costs are carried by the operator and consequently ensure a government-mandated standard and quality of product and service for our platform.
These bus companies also employ the drivers and train them to drive buses. These drivers require commercial driver’s licenses and specialized training. They are certified regularly, and the operators provide for their recruitment, retainment, and benefits.
Vehicles and Drivers
Rally primarily utilizes the vehicles of the existing private bus industry. These vehicles are sometimes called “motorcoaches” and are made by a number of manufacturers. They are made to maximize transportation capacity with seating configurations that can seat 60 on a full-sized bus. The vehicles also have ample storage for passengers’ belongings both in overhead racks as well as cavernous storage under the passenger compartment.
Variant vehicles have been used and include double-decker motorcoaches with seating capacities of 100 people. On the other end of the spectrum, Rally has utilized 15 passenger vans, 20-30 passenger minibuses, and 40 passenger minicoaches.
Our Competitive Advantage
Rally’s unique business model represents a competitive advantage. We represent an intervention for the bus industry, proving how it can be digitized to improve connectivity, ease of use, and reliability; all merits to support the transition to a more sustainable mobility paradigm. We believe we are the market leader as a digital-first, asset-lite regional transportation provider, and we seek to maintain this dominant position through continued innovation.
Why the World Needs Rally
Rally’s services address an enduring need for better middle-mile transportation, while at the same time building on the trends of the trip economy.

Riders benefit from Rally’s services for intercity transportation, whether it be for everyday intercity travel, or event-specific on-demand transport. Not having to drive oneself saves time while reducing the stresses of operating a personal vehicle. Taxis offer those benefits but are only reasonable for short trips, whereas Rally provides cost-effective ways to achieve similar benefits at longer distances.
Bus operators have invested in fixed assets that are almost always underutilized. They appreciate Rally’s services for creating additional demand for their vehicles. Their drivers also benefit from additional work and the extra gratuities that our applications encourage.
More holistically, society is benefitted by Rally’s services to meet our environmental commitments to the planet and successive generations. Should individual car ownership and personal mobility continue unabated at the similar levels we have seen for the past century, we will not be able to meet those commitments.
Competitive Landscape
Rally’s primary competition is the car-ownership-based culture that dominates in the United States. Simply put, consumers avoid forming new habits and have preference for ease over difficulty and complexity. In addition, owned vehicles include sunk costs, as they have already been purchased. Given these factors, there is a cognitive bias towards the status quo, which avoids considering new options over more familiar solutions. As we are still early in the growth of our company, we have relied on those consumers that have a psychographic profile of stronger affinity to trying new things, also known as “innovators” and “early adopters”, as named in the technology adoption lifecycle.
As we grow to offer our services to the majority of consumers, we will face more direct competition from existing mobility providers. Legacy incumbents such as Greyhound (acquired by FlixBus), Peter Pan, and other large bus operators are currently the most direct potential competitors, but only in the markets in which we both offer services. However, Rally has often chosen to service the overlooked markets where these companies did not have sufficient assets to deploy, or had simply abandoned in favor of higher-volume regions. By concentrating our services on these underserved markets, we have built a unique and valuable transportation network.
Established first/last mile ridehailing companies concentrate on first and last mile transportation challenges. Should they seek to expand into new modalities, they may have an advantage over Rally due to their large demand side customer base. But with Rally’s deep integration with our suppliers, we believe it will be more cost effective for these companies to partner with Rally to achieve scale quickly. Uber and Lyft have shown a preference for partnerships and acquisitions when entering new modalities, as they did with scooters and bikes. With Rally’s growing presence and market share, we believe that we will be complementary rather than competitive to these companies’ offerings, as it will be easier to work with us rather than compete.
Network Viability
Transportation infrastructure benefits from network effects: the value of the network grows as its size increases. Each new Rally Point we add to our network of stops increases our enterprise value. While we know this as an inherent rule of networks, we are working to quantify this value and report it as one of our investor metrics.
Experiential Travel
Consumers’ experiential spending is trending upward according to data from the NPD Group presented in a March 2022 article. Rally’s Event services exemplify and facilitate this trend, which we believe is an enduring one.
Rally Events service offers a social experience. We start online with innovative rider aggregation through social media. The experience then moves offline with the bus trip itself. Our services bring together like-minded individuals to meet each other and extend their event experience through the travel time. What once was a burdensome task of necessity that involved directions, gas, traffic, and parking, now is simplified with an easy reservation at a familiar local stop. Boarding luxury motorcoaches with full A/V entertainment as well as restroom facilities replaces the stressful portion of the day with an enjoyable experience.

Decentralized Workforce
A significant portion of Rally’s team resides in India. These are direct employees of our local subsidiary, not outsourced agency labor. This fact is substantial to Rally’s business model in that it keeps operational costs lower than its competitors who utilize more expensive labor in the U.S. Rally’s software was purpose-built with this globally distributed talent in mind, utilizing the most cost-effective resources available to do the job, irrespective of where Rally offers its services to customers.
Rally’s back office and administrative operations are based in India to support the U.S. service offerings. Operations include a rider-facing customer service department. This distributed team works on a ticketing system and answers customer questions on multiple channels, including text, email, voice, chat, and many social media platforms. Interactive voice response systems answer calls through an automated system and chatbots answer real time queries from our site and apps. Most of the customer requests can be handled through self-service features or through these automated systems, each of which are a competitive differentiator by providing fast times to resolutions. Still, our personnel are also there to handle escalated customer needs and are appreciated by our riders.
Similarly, Rally’s bus operations department handles relationships with bus operators and their drivers. While a much smaller number of users exist on the supply side of the marketplace as compared to the demand, the operators and drivers are participants and their queries and concerns are no less important. We have built complementary systems to meet the needs of this user base and are constantly improving the intelligence of these systems.
Platform Solutions for Industry via Software as a Service (SaaS)
Rally software is also offered to the motorcoach industry directly on a licensing and/or subscription basis, as described in the section titled “— Platform — SaaS for the Bus Industry.” By establishing working partnerships with charter companies, we intend to vertically integrate with an industry that is behind the technology adoption curve of adjacent transportation sectors.
We have begun to vertically integrate with the charter bus industry by offering purpose-built software to run their businesses. The software that the Company uses internally has been repurposed and sold in a SaaS model directly to charter bus operators. The industry is slow on technological adoption and will benefit greatly from better resource planning and automation. Existing software for the bus industry is dated, with the leading provider, Distinctive Systems, operating for 40 years. Current technologies are generally built on antiquated principles such as on-premise installation and closed architectures. We believe our modern, open software architecture, and cloud-based solutions, combined with a unique position as a revenue producer, will be seen positively during the scaling of this offering.
We have also created what we believe to be the most complete database of operators within the U.S. by compiling data from various sources. Along with the basic contact and demographic information on each operator, we have built a valuable set of metadata on them that lends itself to a reputation score that is used during the fulfillment selection process. Each company also has the ability to log into our operator portal and update its own information, enter their responses for existing requests for quotes, and bid on other prospective trips in their area. By viewing the trips that are not yet confirmed, they are incentivized to offer Rally a discounted charter rate. By doing so, operators are able to change the unit economics of a Rally trip, creating additional market opportunities while they get their unused equipment on the road.
With all these operators working within our platform, it was a natural step to have them interact with each other. Finding that most regional companies are friendly competitors, this framework has been extended to network together the charter bus industry. A common occurrence is for one operator to subcontract another when they do not have a sufficient number of buses to fulfill a request. This subcontracting process will be streamlined and monetized via the Rally platform.
We also actively seek local partners to extend our reach. Existing trip planners have been successfully creating custom trips on our platform for years. They have established local businesses with dedicated customer bases on our platform. The platform enables entrepreneurs to build their businesses by concentrating on building demand, while Rally operations handle the logistics of fulfillment. We empower trip planners by reducing costs through productivity tools and improving product quality to the levels that the savvy online consumer expects.
Public-Private Partnerships
The size of the regular and sporadic intercity transportation market is tremendous. However, we also see additional opportunities to leverage its network of resources and logistical capabilities into new areas of business.
Our first partnership with a public transportation authority is with the LA Metro of Los Angeles, CA. They cross-promote our services to extend the range of their network. We have aligned many of our Rally Points to their station locations, providing our mutual customers with multimodal transportation options to reach their ultimate destinations.
Commuter services represent the highest repetition in travel. We have deliberately stayed away from this use-case in the United States so as to avoid competing against subsidized government offerings. But this may be revisited as our public-private partnerships develop, especially in other geographies where the conditions are more favorable.
As mobility and regulations continue to evolve, we will seek out and seize opportunities in public-private partnerships that may apply to our business model and technology innovations to other transit use-cases such as commutes.
Sales & Marketing
Rally intends to accelerate the rate of adoption in existing markets while stimulating new adoption in expansion markets. We have gained valuable insights on the demographic and psychographic profiles of our customers from our operational success thus far. These insights will inform hypotheses and directions for the further refinement of our brand, identity materials, message strategy, and the marketing tactics we will utilize to reach present and future audiences.
We believe a customer is more likely to share their discovery of Rally with their social networks because of the crowd-powered nature of our services. Social media sites such as Facebook and Twitter act as an additional communication medium between Rally and its riders. Traditional phone and email support is available, but the aggregation model lends itself well to the discussion and customer acquisition occurring in an open forum. Community members benefit from meeting fellow riders before their trips and by sharing questions which are answered openly and are available readily. Participating in discussions through Twitter and other such forums allows us to reach qualified potential riders cost effectively.
A service such as Kickstarter is synonymous with crowdfunding and users are witnesses to the power of aggregation. Each bus rideshare trip is a mini campaign that requires event-goer participation to fund the costs of the trip which encourages referrals, and Rally riders get the fulfillment of knowing they made the trip happen
Our sales & marketing strategy includes partnering with local stakeholders who are interested in better mobility options for their communities. Some of these partners may include municipalities that are looking to provide better access to their citizens. Others may include venues that believe accessibility is an important component of maximizing their event attendance. There are many potential partners who mutually benefit from our services.
Demographics Served
Transportation is one of the few services that cuts across all demographics. Furthermore, as evidenced by, for example, our customer testimonials and increase in Events business revenue, Rally has shown that the demographics of mass mobility can be expanded to include those that were not traditionally consumers of shared services on buses.
Buses are often the most cost-effective intercity transportation and so will always appeal to economically conscious consumers. The OurBus business builds on the basics of bus transportation by significantly improving the user experience over legacy incumbents, as can be demonstrated by their industry-leading consumer ratings on TrustPilot, an independent rater of such services. By utilizing technology to improve the experience of booking, payments and onboard travel, we are able to expand the demographics that consider buses as a viable option.
Rally’s event-focused model expands on this further by offering services to events of all kinds, including concerts, festivals and sporting events. These events are often ticketed and require significant disposable income to attend. These event-goers are already spending on transportation to venues, usually on cars; gas, tolls, and parking make up most of this spend. Rally seeks to convert personal vehicle spend to shared transportation by offering a better mobility experience. The underlying promise to extend the event experience resonates with the event-goer who is seeking just that. These passionate communities are not your typical bus riders, but rather, they are modern mobility consumers who choose the best mode of transportation for the use-case at hand.
Community-driven Success
We have grown in large part because thousands of riders have given positive reviews, encouraging others to consider and use our services. Therefore, our marketing plan is to scale proven ways to support and encourage this approach.
Our services require community involvement to be successful. If riders do not choose to participate by sharing our services, Event trips may not happen or Lines schedules may be discontinued. We speak to our customers about this openly, encouraging them to share the responsibility with us to create better mobility options. Each potential rider uses their personal networks to spread the word. Some do so because they want to travel with their friends, others do so because they know how important green transportation is to their communities. Whatever the reason, we incentivize riders to share by providing them discounts, credits, and other incentives.
We have also developed a regional strategy to recruit marketing “ambassadors” — influencers with large social networks, people with many friends, professional connections, and followers within the region. These ambassadors are semi-professionals whose reach is significantly larger than the typical customer. We incentivize these influencers with performance marketing bounties on the trips and rides they originate.
Search Engine Optimization (SEO)
Our SEO strategy has ensured that riders are able to find their Rally trips just by searching for a “bus to…” almost any city pair, event, or venue that we service. Therefore, our marketing plan is to protect and capitalize upon this competitive advantage.
Some search examples include “bus from nyc to Ithaca”. Google results may show advertisers competing for the search term, but OurBus most often ranks amongst the top organic results.
Similarly, a Google search for “bus to super bowl” will show Rally’s event page as the top result. The efficacy of these rankings has been proven for Rally by having transported thousands of riders to multiple Super Bowls over many years through these directly attributable organic acquisitions.
Ranking highly on search engines such as Google requires high quality, relevant results. And as the number one factor in search engine ranking is inbound links, it is a significant indicator that our sharing strategy is working well. Furthermore, by creating and optimizing for content that is helpful to users, we further improve our ranking. These placements are difficult to replicate and displace as the seniority of pages is another factor in search engine ranking algorithms, making our SEO strategy a significant competitive advantage.
B2B2C Partnerships
Partnering with communities produces results for Rally. This includes working with event-stakeholders for our Events services, or municipalities and institutions for our Lines services. And since both services are offered in many of our markets, working with one type of organization lends itself well to creating parallel partnerships with others.

Rally has partnered with many different types of community organizations to promote its services. We have found that our most effective promoters are event stakeholders, as they are able to target known event participants at very little additional cost. These organizations are often happy to promote our services at no cost because we solve their logistics problems. While others sell access to their consumers who we convert to riders, they often provide Rally performance marketing agreements at discounted rates.
There are many examples of these organizations that can be broadly classified into two tactical categories: bottom-up and top-down.
Utilizing the bottom-up tactic, Rally works with small organizations that represent the riders themselves. These include communities organized around passions: fan clubs, alumni groups and others. These groups offer us their marketing channels to convert their members into Rally riders, including, email lists, social media posts and speaking engagements at their get togethers. Additionally, brick and mortar locations such as bars, restaurants and hotels all exist around event venues. They are stakeholders that already benefit from the business of events, often serving as congregation points around the events. Rally partners with these locations by setting up Rally Points (bus stops) at their locations, which provides valuable foot traffic before and after an event. They promote our services by distributing our marketing collateral to their patrons. Similarly, we partner with physical locations near existing Lines bus stops. Stores like coffee shops and other informal community gathering places exchange promotional offers with Rally, where we offer each of our respective customers discounted services, which helps raise awareness in the community.
Top-down tactics mean partnering with larger organizations such as municipalities, event producers, and venues. These organizations are well-organized and require business development efforts which Rally has proven to be successful. Some examples of this include working with the Buffalo Bills and Los Angeles Rams to promote shared fan transportation to their games. In both of these cases, the organization used its significant marketing reach to inform their customers about Rally services. Emails, social media posts, and other digital channels resulted in direct traffic to Rally’s web and mobile apps. From there, we proved that we are able to acquire customers by converting their transportation spend from private to shared modes. Feedback from riders available on our web properties demonstrably proves our hypothesis that people will pay for a better experience.
Ideally, we have bottom-up and top-down tactics performing simultaneously in any given market for maximum effectiveness. Our data shows that this strategy improves conversion rates better than either tactic individually, and we intend to replicate it. We can further scale this approach to a national level by working with state governments and sports leagues, not just regional organizations.
Business Development
Business development has been at the core of the Company’s growth. Our principal team members are actively working to expand our partnerships. We seek to expand by hiring a team of local business development specialists. Incentivizing these hires with performance-based commissions and bonuses, the Company intends to scale its network of associates to continually expand its reach.
Promotion is best done for Rally by the community organizers as they are able to reach their communities in an organic way. We have created a replicable and scalable plan to recruit, train, and incentivize these organizers as business development associates for Rally. These organizers help Rally grow through a combination of partnership creation and by working with our marketing team to deploy assets to match their efforts.
Furthermore, our business development efforts may concentrate on partnering with venues. By enabling venues to add Rally Events services to their accessibility options in a self-service fashion, they will be empowered to customize the offering in the ways they know work best for their customers. Partners will login to a customized web portal that will allow them to monitor their progress and make adjustments as necessary.
Markets Served
Rally primarily operates in the United States, with the vast majority of its revenues derived from trips that begin or end there.

The company also operates in a number of international markets, choosing to expand opportunistically. The first such market was Canada, whose charter bus market shares many of the same characteristics as the United States. We have run both cross-border trips as well as trips that begin and end within Canada.
Separately, Rally has expanded to Brazil by working with Grupo Aguia Branca (“GAB”), one of the largest transportation companies in the country. GAB operates the business as “Squad” in the local market. This represents the largest use-case of Rally’s Platform business yet. The agreement is a SaaS license providing GAB use of Rally’s software in its entirety for an initial term of 5 years with an additional 5 year renewal term. This license provides them the rights to operate Rally’s services within the country.
Rally has a direct expansion launched in Germany as the first step towards a larger European market expansion. The country was chosen as Rally received financial support from EvoBus GmbH, a wholly owned subsidiary of Daimler Truck AG. EvoBus is interested in bringing the benefits of the Rally business model to its home country. We mutually believe that this will be beneficial to EvoBus’s customers, which is exemplified through our relationship with a local bus operator, Autobus Oberbayern, who is an equity investor and local operating partner.
We have plans to expand into several other international markets in the coming years, but all projections assume historically similar proportions of revenue originating from the United States.
Our History
The Events business was conceived by Numaan Akram to help support a political rally for a cause that he cared about. As any event is judged by the number of attendees, Mr. Akram sought to maximize participation. But he soon realized the expense of chartering buses and the risk of procuring supply without demand. Rather than incur this risk, Mr. Akram wrote an app through which rides were sold on potential bus trips and began marketing it to the community. Individual riders began purchasing tentative rides and spreading the word on social media to their friends. The app quickly went “viral.” Thereafter Numaan Akram met Siheun Song, a creative who became a cofounder. They then incubated the company at Yale University where Siheun was a graduate student. The company received its first outside funding from the Yale Innovation Fund and raised a round of capital from angel investors. They went on to raise multiple subsequent rounds of venture capital. This included support from strategic investors such as Techstars, 43North, Elemental Excelerator, and Daimler Trucks & Buses.
Narinder Singh founded the Lines business in 2016 under the “OurBus” brand after a long career in the logistics business. Born into a multi-generational family of transportation entrepreneurs, Mr. Singh worked in many related sectors beginning as a teenager. His first personal success was converting his family’s asset-heavy shipping company into a 3PL asset-lite logistics company. OurBus represents the culmination of Narinder’s decades of experience in transportation. The founding vision was always to make the best bus experience for riders and is still incorporated into our values today.
Narinder recruited Axel Hellman, a master transportation planner, as his cofounder for OurBus. Together, they set out to build the business after raising capital from angel investors. The pair immediately set out to define the parameters of how to predict bus demand between cities, creating rules that they refined along the way, and which would ultimately become the specifications of our current predictive algorithms. Mr. Singh and Mr. Hellman then scaled the business very cost-effectively by building a team in India, where Mr. Singh has deep roots. Whereas other U.S. companies were outsourcing to consulting agencies, Narinder was able to build a founding team and back office in New Delhi, including some who continue to be employed today.
Key Stakeholders in Our User Network
Rally’s marketplace is multifaceted. In the simplest terms, our demand side is riders seeking regional transportation, and on the supply side are bus operators. Yet as we delve deeper into the nuances of the intercity segment of mobility, we can find many other users, some of which are discussed here.
Key Benefits to Riders
Our riders are as diverse and dynamic as the communities we serve. They represent all adult age groups and backgrounds and use Rally to travel to many destinations for many purposes. For our managed marketplace, riders are passengers who seek regional transportation.

Rally was founded to solve the demand side challenges of regional transportation. From inception, we offered something unique to riders, including:
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Ease.   We created a modern user interface to facilitate the entire rider journey. Our ease of discovery has users finding potential trips quickly and efficiently. Our booking process is simple and encourages brand loyalty. Payment options are varied and increasing regularly.

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Tracking.   The number one question in the bus industry is: “where’s the bus?!” Rally solves this basic question in much the same way that personal rideshare companies did through the usage of smartphones to facilitate transparency between the rider and the vehicle.

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Options.   Very few options existed for intercity regional transportation or event-based venue transportation. Rally offers solutions to both these use-cases and does so at a national scale.

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Reliability.   Individual operators work with their own fleets, whereas Rally has networked together the fleets of the many fragmented operators within the industry. Though this is usually not visible to the rider, when an operator has an issue with their bus that prevents them from servicing our trip, we are quickly able to swap in a vehicle from another operator.

Key Benefits to Operators
The operators on our platform are often long-standing community businesses. They are entrepreneurs that service their local institutions, such as companies seeking transportation for their employees, and churches moving their congregants. The vast majority of these operators own fewer than 25 buses.
We rely on a network of bus operators to fulfill the demand we create by aggregating our riders. Without their stewardship of their high-capacity vehicles, we would not be able to meet our obligations to our customers. As such, we ensure that we create a mutually beneficial relationship with these bus operators, offering them the following benefits:
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Utilization.   Rally creates new demand for charter bus operators that they never would have been able to capture otherwise. As a managed marketplace, the creation of demand is a key differentiating factor for Rally versus online travel agencies and traditional broker business. Rally is not disintermediating the relationships between operators and their existing customers, we are viewed as a true value-add.

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Revenue.   Utilization is inherently tied to revenue as Rally charters buses from operators. But we have shown how we can generate further revenue through network effects.

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Consistency.   Rally often engages an operator on an ad hoc basis, chartering buses as the demand is created in their territory. Once sufficient demand has been recognized by Rally, we may enter into long-term contracts with the operator. This provides them with long-term predictability of consistent business such that they can plan their resources.

Figure 5: Conceptual designs of Rally’s operator application dashboard

Key Benefits to Municipalities and Institutions
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Economic opportunities.   Cities are economic engines because they bring people into close proximity, increasing the velocity of interactions and therefore productivity. The strength of a city in creating opportunity is correlated to its level of connectivity, which Rally directly affects through increased mobility options.

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Quality of life improvements.   In addition to negatively impacting the global climate, the gasses that vehicles emit also harm the quality of air around these vehicles. In a May 2016 report titled “Ambient air pollution: A global assessment of exposure and burden of disease,” the World Health Organization attributes approximately 3 million deaths each year solely to ambient air pollution, more than double the number killed in road accidents. According to a May 2022 article by the American Bus Association foundation entitled ABA Foundation Motorcoach Sales Report Shows Huge Drop in Sales Because of COVID-19, buses are the “greenest” mode of transportation. Rally can improve the quality of life by reducing air pollution and reducing congestion.

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Accessibility.   Rally expands access beyond existing public transit solutions which municipalities subsidize to improve equity for their communities. Targeted subsidies for Rally trips can have a similar effect but can be more precise in providing these benefits to the people that need them. Rally’s can also work in concert with established transit networks as it has proven.

Key Benefits to Event Stakeholders
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Accessibility.   Our value proposition to event stakeholders is simple: make it easier for people to get to your event and more people will come. This benefits the event promoter with additional attendance. They may also choose to enter into (See section entitled “B2B2C Partnerships”) performance marketing agreements with us and generate revenue from transportation that they would not have otherwise. There are many stakeholders, however, and each of them benefit. For example, hotels, restaurants, and bars around venues act as Rally points (popup bus stops) which provides them additional foot traffic before and after the particular event.

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Safety.   Entertainment events often involve alcohol consumption, and damages for driving while intoxicated have become increasingly punitive. Rally provides safe transportation to and from events. Crucially, the bus waits in the parking lot for the return trip. As event stakeholders have learned, even mass transit trains are not able to meet the needs of a venue egress. One example of this was the “mass transit fiasco” which followed the 2014 Super Bowl, as reported in a 2014 USA Today article. Even modern ride hailing services who tout their efficiencies are not able to meet the surge demand and have suggested customers leave the event early to get transportation, according to a 2022 CBS article.

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Environmental responsibility.   Based on statistics about vehicle usage from the “Personal Transportation Factsheet” created by the University of Michigan’s Center for Sustainable Systems, every bus trip Rally creates to an event has the potential to remove up to 30+ personal cars from the road. Events and venues that integrate Rally services within their transportation plans immediately reduce their carbon footprint. We also know that consumers are willing to pay more for sustainability as demand grows for environmentally-friendly alternatives, according to a July 2021 survey conducted by First Insight and Wharton’s Baker Retailing Center.

Figure 6: Rally.co website call to action for search, alongside a representative model of the Events service and its benefits
Key Benefits to Creators
Just as user-created content has revolutionized the Internet as part of Web 2.0, we believe that empowering individuals to create and organize bus trips is the mobility equivalent of this trend. Individuals living within communities know their particular local needs best. Rally’s software has creator-specific tools and user journeys that allow users to utilize the same strategies that we use for planning our own trips. We believe in decentralizing the decision-making process by bringing it closer to the people in the communities that we serve.
Wedding planners, office managers, best men & maids of honor, team coaches and other similar organizers are repetitive customers of buses who we encourage to work with Rally. We provide these users a modern user experience for planning bus trips for their personal networks. Sometimes they pay for their riders as a single-payer, or they can use Rally to split the cost of the trip across their riders. Rally changes the way these traditional users of buses procure, pay for, and ultimately utilize the bus on the day of their trip.
Tour companies and travel agents who organize trips for tourists book Rally rides on their customers’ behalf. They bundle our services alongside their own bespoke offerings which may include tickets for events and sightseeing tours. These organizers are like creators, but they usually seek to profit in an entrepreneurial manner and will markup the prices of Rally transportation by bundling it within their offerings.
Figure 7: Representative screenshots of Rally’s rider application
Market Opportunity & Mobility Context
We believe that mass car ownership in the twentieth century brought unprecedented freedom to individuals and spurred significant economic growth. However, in the process, infrastructure became overwhelmingly devoted to cars. Mass car ownership strains our cities and reduces the very freedom that cars once provided.
We believe that we are in the midst of a mobility revolution. Whether taxis, rental cars, or scooters & bikes, we’ve seen what small changes in technology and business models can do to entire industries. Rally is further increasing mobility options for the modern transportation consumer. Individuals are now empowered to choose the best transportation option when planning their trips, not just default to the car. The Mobility Disruption Framework names this the “trip economy” on their website www.mobilitydisruptionframework.com.
The trip economy has two critical factors: trip pricing and trip unbundling. Understanding these concepts and all the factors feeding into them is important to understand the context within which Rally is operating.
Mass Mobility as a Service (MMaaS)
MaaS is a concept that describes a shift away from personally-owned modes of transportation and towards mobility provided as a service. Rally is pioneering the “mass” variant of the concept. This qualifier describes moving many people simultaneously. Mass MaaS (“MmaaS”) is needed to address the two major challenges that existing mobility services do not handle well: peak & surge demand as well as middle-distance travel.
The first MMaaS use-case is medium-distance travel that ranges between 40-400 miles. Personal mobility options like cars may work at these distances, but at great expense to the individual in terms of time and vehicle costs, and to the detriment of the environment at large. High-capacity mobility options will always be more efficient than individual mobility, even with alternative fuel sources.
MMaaS also addresses peak and surge demand. Early in the rise of ridehailing companies, such companies promised solutions to these problems through pricing alone. However, according to a 2021 study from the journal Nature Sustainability title “Impacts of Transportation Network Companies on Urban Mobility”, companies like Uber actually worsened urban congestion caused by peak demand. Similarly, surge demand in particular localities may never be solved by individual cars, even if they are autonomously driven in platoon fashion. This is simply because infrastructure is designed to deal with average throughput, not moments of maximum usage. Buses are designed to address these problems, and we believe Rally is more effectively deploying them to do so.
Transportation is a Massive Market Opportunity
Transportation is a massive market. According to recent data provided by the U.S. Bureau of Labor Statistics, transportation was the second largest household expenditure after housing in 2017, and was almost twice as large as healthcare and three times as large as entertainment. We believe we are still in the very early phases of capturing this massive opportunity. According to a January 2022 article by Car Insurance, about 25% of the entire US population will use ridesharing services at least once a month.
In the United States alone, consumer expenditures on transportation were approximately $1.2 trillion in 2017 according to a 2018 a U.S. Department of Transportation (“DOT”) study titled “6 Household Spending on Transportation”. We believe that Rally will address an increasing portion of this massive market as rider habits continue to evolve and they seek new options. We intend to further extend our offerings to capture more of this opportunity in the future. We also believe that we have a significant incremental opportunity to address transportation spend by businesses and organizations.
In the transportation ecosystem, we believe Rally is the only company with an asset-lite intercity mobility network at scale across the United States. This scale positions us to be a leader in the transportation revolution. Across industries, companies that have established trusted user relationships at scale are able to drive change and create substantial value in the process. We believe this is especially true in transportation. We are focused on continuing to build our marketplace with characteristics that are critical to maintaining competitive strength: supply/demand balance, brand affinity, affordability, reliability, and expertise in building and scaling networks.
Powerful Trends are Enabling Change to the Mass Mobility Industry
The societal and industry changes impacting transportation are catalyzing a complete transformation of the massive transportation market. Rally exists at a time of the maturity of the social web and at the confluence of a number of successful business models and trends. Each of these has been proven in its own right, and Rally has successfully integrated these into a hybrid model with all the benefits.

The concept of delaying action until reaching a threshold has been pioneered online by Groupon and further proven by other such demand aggregation sites. By transparently communicating the tentative nature of the deal, they encourage others to share so that everyone may benefit. This crowdsources promotion and rewards the trend-setters with discounts. Rally’s “Events” line empowers riders with this participatory satisfaction. Each rider is incentivized and encouraged to book early and share broadly to reach tipping points that ensure their bus service will run. This community involvement makes trips more reactive to consumer demand and has completely changed the way bus assets are allocated.
Rally Lines also crowdsource routes, stops, and schedules. We solicit ideas and feedback from our riders, drivers, and bus operators, who understand their local markets. These requests and further data for our demand prediction algorithms which we then use to adapt our services to the needs of our customers.
Consumers increasingly value accessibility and experiences over ownership. Across industries, Internet-enabled businesses have delivered value by connecting underutilized supply with consumer demand. In transportation we believe that consumer sentiment is shifting away from car ownership to mass mobility. Further, Boston Consulting Group’s 2020 study titled “Solving the Mobility Challenge in Megacities” discovered that consumers want transportation solutions that enable them to multitask, allow them to use their time more productively, and are consistent with their values.
We believe consumers, especially younger ones, are gravitating towards brands that value community engagement and embrace social and environmental responsibility. Pursuant to a 2017 Cone Communications study, 88% of millennials expect companies to produce and communicate the results of corporate responsibility efforts, and 89% of consumers are likely to switch brands to one that is associated with a good cause, given similar price and quality. In addition, millennials constitute the largest demographic group in the United States according to a 2020 article from Pew Research Center, which could further amplify this trend. Rising energy prices and societal conscientiousness of carbon footprints are changing individual behavior in a way that will further encourage efficiency through social action.
As discussed above, according to a 2019 study conducted by the American Bus Association, buses are the greenest mode of transportation. As shown in our graphic representation of this fact, motorcoaches on average used 575 Btu/pass-mi and produced 43 g/pass-mi of carbon dioxide. On average, motorcoaches use the least amount of energy and produce the lowest carbon dioxide emissions per passenger mile of any of the transportation modes analyzed.
Figure 8: A Rally-designed infographic based on research about the relative cleanliness of various modes of transportation
Every Rally bus trip has the potential to take up to 30+ cars off the road. The number of passenger miles per gallon of fuel is more than 6 times that of the average car. The vehicle footprint of a bus is approximately 1/10th that of the cars needed to move the same amount of people. Moreover, with higher capacity and more fuel-efficient buses on the rise, these numbers will only continue to eclipse the competition. Our service offerings inherently epitomize the Environmental, Social, & Governance (“ESG”) movement and will continue to benefit from the long-term consumer focus on sustainability.
The number 1 stated policy goal of the DOT is “Green House Gas (GHG) Reduction and Maintenance of Agency Comprehensive GHG Inventory”. Encouraging intercity bus travel via motorcoaches could significantly reduce greenhouse gas emissions should the DOT choose to promote such modes of transportation. Rally may seek to promote such policies at all levels of government in the future.
The trends cited here are each individually indicative of change, and when weighed in aggregate, we believe they necessitate increased shared transportation at a mass scale. We seek to capture this predicted increased demand as these markets and ideas propagate.
Trip Economy — Pricing and Unbundling
Trips connect people and places. Individuals are able to navigate a variety of trip options in a world of increasing choice. There isn’t always a single “correct” travel solution, but individuals respond to choices. The options available to individuals are a consequence of consumer choices playing out over time. For developed countries, the individual automobile has become a default transportation choice for regional travel. We believe consumers’ ability unbundle travel choices and to price individual trips, a core part of the Rally business model, is a driver of what is referred to as the trip economy.
Cars perform well across various use cases: commuting to work, picking up kids, going on a road trip. While not generally designed to meet the specific need of a single use, individual automobiles are flexible and can be used for many tasks. Since people have a wide variety of mobility needs across their lives, cars have become the catch-all answer to transportation for most consumers. But this requires a customer to make a large capital investment into the acquisition of a personal vehicle, creating a fixed cost on a depreciating asset. Leasing also creates fixed monthly costs. In addition, consumers have recurring costs of owning a vehicle such as fuel, repairs and maintenance, insurance and the hidden cost of time spent driving.
When the transportation model shifts from a general vehicle ownership to selling individual trips in the trip economy (i.e. Lyft, Bird, and Rally), consumer decisions changes dramatically. When options exist, every transportation decision becomes one where many substitutes to the car are readily available. In this scenario, consumers care more about the marginal cost of a particular mode of travel. Crucially this “trip price” includes all the costs of operating the vehicle along with the driver’s time.
Figure 9: Mobility Disruption Framework’s comparison of personal car ownership costs compared to “trip economy” options, branded to include buses
Changing consumer psychology in the trip economy encourages companies like Rally to optimize on each input they control the cost and benefit provided to the rider and the bus operator to create an attractive offering. For instance:
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Vehicles:   generating demand for a fleet of privately owned buses whose costs have already been sunk. The fundamental value proposition is to take a bus that is used 50% of the time and increase that utilization to the benefit of the bus owner.

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Seats:   build on this utilization by increasing the average number of passengers traveling in a vehicle in a given direction thus increasing the utilization of the vehicle (in technical terms, increasing passenger miles traveled while decreasing vehicle miles traveled).

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Assignment and Routing:   technology optimizes the use of assets so they are effectively allocated and routed to maximize utilization.

Trip pricing rewards the reduction of car utilization in many cases. This shift is primarily tied to business models like Rally’s: if consumers can evaluate prices every time they make a trip, rather than once every few years when they buy a car, they may experience market dynamics that encourage the optimal use of vehicles. A key aspect of MaaS is the idea that a trip can be service by a vehicle specialized or “right-sized” for the required journey, and buses can increasingly be part of the right size for certain trips because of innovations like Rally’s.
Taxi ridehailing companies leverage smartphones to dispatch a car on demand even if, in many cases, a car is not the best solution. Depending on the circumstances, bicycles, scooters, or buses are a more effective way to complete a particular trip. Especially as road infrastructure capacity reaches maximum utilization and traffic becomes worse, ridesharing in larger vehicles like buses becomes socially and environmentally preferable.
Trips connect people and places. Individuals navigate a variety of trip options in a world of increasing choice. There isn’t always a single “correct” solution, but individuals respond to choices. The options available to them are a consequence of those choices playing out over time. A key aspect of MaaS is the idea of a vehicle specialized or “right-sized” for the required trip, and buses are increasingly part of the right size because of innovations like Rally’s.
Declining Car Ownership
Car ownership has also economically burdened consumers. U.S. households spend more on transportation than on any expenditure other than housing pursuant to the above-referenced 2018 DOT study. Further, the same study states that in the United States alone, consumers spend over $1.2 trillion annually on personal transportation. On a per household basis, the average annual spend on transportation is over $9,500, with the substantial majority spent on car ownership and operation pursuant to a 2019 Business Insider article. Yet, the average car is utilized only five percent of the time and remains parked and unused the other 95% as discussed in a March 2016 Fortune article.
We believe consumers are seeking better ways to travel. They are growing accustomed to the convenience and immediacy of the trip economy — where a person chooses the best mode of transport and expect their experiences to be simpler and more enjoyable. Existing transportation options have failed to meet this shift in consumer demand, creating the opportunity for better solutions.
We believe that the world is shifting away from car ownership to MaaS. Rally benefits from this massive societal change. Many of our riders share with us that Rally has reduced their reliance on cars. As this evolution continues, we believe there is a massive opportunity for us to improve the lives of our riders by connecting them to more affordable and convenient transportation options.
The context in which Rally is growing is transformative compared to the prevailing paradigm: carmakers have never had to consider the systematic utilization of the vehicles they produce. Traditionally, provided their vehicles meet national regulatory standards, automakers interact with their customers at the time they buy or service a vehicle.
As a mobility disruptor, Rally sells trips differently, with efficiency and sustainability as a key part of our business model along with direct accountability to local regulators. This shift not only helps address the rampant inefficiencies of our prevailing transportation system, but it also increases consumer choice and gives more effective tools to regulators for improving societal outcomes.
Autonomous Buses
While Rally is a software and services company working with the existing supply of high-capacity vehicles, we are actively tracking the development of autonomous buses and are working closely with the manufacturers who are developing this technology. We believe that buses will reach commercially viable autonomy before similar features are available on passenger vehicles for the mass market. This is due to the repetitive nature of bus trips that ply the same paths regularly. The software that enables autonomous driving requires sufficient training and because of the predetermined routes that buses use, there are fewer variables to account for.
According to a September 2020 article by Alex Ramon, titled “CTDOT, Partners to Test Autonomous Buses on BRT Service” available at metro-magazine.com, the Connecticut Department of Transportation is introducing the first automated heavy-duty buses in revenue service in North America; the project is planned for 2022 with the buses demonstrating Society of Automotive Engineers J3016 Level 4 autonomous technology. This project exemplifies Rally’s stated premise and we believe there will be many more such services deployed across the United States in the coming years. And as these subsidized public transit services prove the viability of the autonomous bus, the technology will be adapted to private motorcoaches soon thereafter. At which point, Rally’s economics can significantly change and we will be well-positioned to capture that additional value.
Greater Throughput is Needed for Maxed-out Infrastructure
According to Texas A&M’s Urban Mobility Report, over the five-year period from 2012 to 2017, individual congestion delays increased 15% and associated costs increased 11%, bringing them above $1,000 a year for the average American. On a national level, congestion delays cost America $179 billion and increased by 19% between 2012 and 2017.
Congestion can be partially solved by trip pricing and unbundling. Those policies that reduce throughput (such as traffic at rush hour) should be priced and the things that increase it (like high-capacity buses) should be subsidized. Pricing within the trip economy is the easier part; charging private cars is harder to do dynamically and in a way that is enforceable, transparent to drivers and minimizes unnecessary friction, but improving technology helps. Reprioritizing infrastructure budgets to favor mass mobility incentivizes improving routes. Rally sees itself as demonstrating the viability of this model without the need for subsidies or public intervention, but it may choose to influence public policy to greater effect in the future.
Changing Modes of Transportation to Increase Safety
A 2013 study from the journal Research in Transportation Economics titled “Comparing the Fatality Risks in the United States Transportation Across Modes and Over Time” found that buses are the safest form of ground transportation. Bus travel is a broad category that includes everything from classic yellow school buses and charter motorcoaches to airport shuttles and municipal bus fleets, but altogether they account for only 10 percent of yearly road fatalities. Bus travel is four times safer than passenger rail travel (another one of the safest modes of transportation), and it is a staggering 50 times safer than private car travel. The excellent safety record of buses in recent years stems from increasingly certified and licensed professional drivers, improved roadway infrastructure, advances in bus manufacturing technology, and strict DOT safety standards.
Buses offer the safest form of road travel as measured by any indicator. Further, safety is inherent to the mature industry of local charter operators that have been in business for decades. Each charter operator has local knowledge of their region, professional drivers, and is insured at DOT mandated levels. More conscientious generations are on the ascent and are making informed decisions with their purchasing power. With these tidal changes one can more easily understand the reason behind the bus industry’s remarkable resurgence.
Brand
Brand Identity and Position
“Let’s get there together” is Rally’s tagline. It exemplifies our brand and ethos, equally applicable to all our users.
Our success thus far has proven that there is a widespread demand for the services we provide. We have built a thriving business on the basis of this demand — without historically investing considerable money or organizational resources in brand awareness. We believe that we have reached a stage in our growth where it’s beneficial to significantly increase investment in our brand and public relations communication program. We are confident that by doing so we can further accelerate our growth.
Our branding efforts are designed to educate people about Rally in creative and memorable ways, generating awareness among new riders. As detailed, we operate the Rally and Ourbus brands for our Events and Lines services, respectively, each catering to different audiences, customers, and communities. We aspire to integrate these brands into a unified brand architecture. Below are representative examples of our marketing efforts:

Figure 10: Selected marketing materials with sample messaging reflecting our brands and identity positioning
Message Strategy and Marketing Data
We assess our audience’s priorities and develop messages to optimize the riders’ attention and needs. And we have learned that every region and community has its own character and profile. The Rally rider in Boston is different from the rider in Birmingham, for example. We investigate the needs and priorities of each of these audience segments and develops targeted messages to encourage new and returning users.
Our robust technology platform powers the millions of rides and connections that we facilitate and provides insights into our consumers that we assess continuously. We will leverage historical data to continuously improve travel experiences for and messaging to our many users. Utilizing machine learning capabilities to predict future behavior based on many years of historical data and use cases, we will employ various levers to balance supply and demand in the marketplace, maintaining strong service levels for riders that focus on each audience’s specific needs. We aspire to use a variety of channels to drive adoption of our services. In addition to the marketing channels discussed previously, we aspire to attract new riders via display advertising, affiliate programs, partnerships, radio, video, in-app notifications, audience need-specific promotions.
Our regional messaging strategy is best exemplified in our marketing campaigns for buses. An example of this is provided with a design for a bus that operates on our New York City to Ithaca line. We have connected this bus to its place, which in turn connects it to the communities it services and the members of that community. Rally intends to scale this bus design strategy across its many markets, raising awareness through physical visibility, very cost-effectively.

Figure 11: Custom bus wrap graphics designed by Rally for a bus servicing our NYC to Ithaca line
Effects of Covid
In March of 2020 the vast majority of the United States went into various states of lockdown due to the onset of the COVID-19 pandemic. Like other transportation businesses, Rally’s operations were materially and adversely impacted. The management had to make some difficult decisions, which it acted on promptly. We decided soon thereafter on our core thesis: mobility is essential. With this certainty, we knew it was only a matter of time before demand returned and that the business must survive until then.
Being an asset-lite company, we didn’t face the fixed cost challenges of the legacy bus companies that owned the buses. Being a distributed, remote-first company, the switch to videoconferencing was a non-issue. Rather, we were able to eliminate most of our expenses. This included ride-related marketing spend and new technology development. By choosing not to run buses, we had no operational costs other than maintaining a minimal staff.
The company began offering Lines services by May 2020 and continued to do so throughout the pandemic. We implemented COVID-19-specific safety protocols and changed our SLAs to only work with operators who would implement these additional safety measures and agree to monitor rider compliance. While our Events business took longer to return, we were mobilizing buses to venues by early 2021.
The second wave of the pandemic in early 2021 coincided with the normal seasonal low for regional travel. As we entered the Spring of that year, Rally raised additional capital investment and chose to restart and scale its marketing efforts. With an aggressive strategy we were able to launch new lines that had been abandoned by traditional operators who were more conservative, capturing market share as the demand returned. Growth continued steadily with Rally Lines having a compound monthly growth rate of 19.2% between March and December 2021. In the Fall, Rally also re-entered the events space with a partnership with the Los Angeles Rams, an NFL team that would go on to win the championship that same season, with Rally having moved thousands of fans to their games.
License Agreement
We have entered into a Software License Agreement dated August 5, 2019, with GAB. Under the License Agreement, GAB is required to pay Rally SaaS fees as part of our Platform offering; however, as a result of the COVID-19 pandemic, Rally has deferred collection of these fees and will resume fee collections prior to the end of 2022.
Intellectual Property
Our intellectual property is an integral part of our business strategy and practice. In accordance with industry practice, we protect our proprietary products, technology and competitive advantage through a combination of contractual provisions and trade secrets, copyright and trademark laws in the United States and other jurisdictions where business is conducted.
As of July 15, 2022, our trademark portfolio comprises four trademark registrations or active trademark applications worldwide. Such portfolio includes three U.S. trademark registrations, one non-U.S. trademark registrations.

Government Regulation
We are subject to a wide variety of laws and regulations in the United States and other jurisdictions. These laws, regulations and standards govern issues such as TNCs, ridesharing, worker classification, labor and employment, anti-discrimination, payments, gift cards, whistleblowing and worker confidentiality obligations, product liability, personal injury, text messaging, subscription services, intellectual property, consumer protection, taxation, privacy, data security, competition, unionizing and collective action, arbitration agreements and class action waiver provisions, terms of service, mobile application accessibility, bike and scooter sharing, money transmittal, non-emergency medical transportation, autonomous vehicles and background checks. These regulations are often complex and subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state and local administrative agencies.
The ridesharing industry and our business model are rapidly evolving. New laws and regulations and changes to existing laws and regulations continue to be adopted, implemented and interpreted in response to our industry and related technologies. As we expand our business into new markets or introduce new offerings into existing markets, regulatory bodies or courts may claim that we, drivers or riders, are subject to additional requirements, or that we are prohibited from conducting our business in certain jurisdictions, or that drivers or riders on our platform are prohibited from using our platform, either generally or with respect to certain offerings. Certain jurisdictions and governmental entities, including airports, require us to obtain permits or pay fees to operate our ridesharing offering, and may reject our applications, deny renewals or increase fees.
Additionally, because we receive, use, transmit, disclose and store personally identifiable information and other data relating to drivers and riders on our platform, we are subject to numerous local, municipal, state, federal and international laws and regulations that address privacy, data protection and the collection, storing, sharing, use, transfer, disclosure and protection of certain types of data. Such regulations include the CAN-SPAM Act, CASL, the Telephone Consumer Protection Act of 1991, the HIPAA, Section 5(a) of the Federal Trade Commission Act, and, effective as of January 1, 2020, the CCPA. As the Company expands into additional markets, it will be subject to additional laws and regulations.
See the sections titled “Risk Factors,” including the subsections titled “Risks Related to Regulatory, Legal and Tax Factors Affecting Rally — Changes in laws or regulations relating to privacy, data protection or the protection or transfer of personal data, or any actual or perceived failure by us to comply with such laws and regulations or any other obligations relating to privacy, data protection or the protection or transfer of personal data, could adversely affect our business,” and “Risks Related to Regulatory, Legal and Tax Factors Affecting Rally — Claims by others that Rally infringed their proprietary technology or other intellectual property rights could harm Rally’s business, financial condition and operating results.”
Litigation
We are currently involved in, and may in the future be involved in, legal proceedings, claims, and government investigations in the ordinary course of business. These include proceedings, claims, and investigations relating to, among other things, regulatory matters, commercial matters, intellectual property, competition, tax, employment, pricing, discrimination, consumer rights, personal injury, and property rights.
Depending on the nature of the proceeding, claim, or investigation, we may be subject to settlement awards, monetary damage awards, fines, penalties, or injunctive orders. Furthermore, the outcome of these matters could materially adversely affect Rally’s business, results of operations, and financial condition. The outcomes of legal proceedings, claims, and government investigations are inherently unpredictable and subject to significant judgment to determine the likelihood and amount of loss related to such matters. While it is not possible to determine the outcomes, the Company believes based on its current knowledge that the resolution of the sole pending matter will not, either individually or in the aggregate, have a material adverse effect on the business, results of operations, cash flows or financial condition.
See the sections titled “Risk Factors,” including the subsections titled, “Risks Related to Operational Factors Affecting Rally — Illegal, improper or otherwise inappropriate activity of riders, drivers or other users, whether or not occurring while utilizing Rally’s platform, could expose Rally to liability and harm its business, brand, financial condition and operating results,” and “Risks Related to Regulatory, Legal and Tax Factors Affecting Rally — Cybersecurity attacks or security breaches could adversely affect our ability to operate, could result in personal information and our proprietary information being lost, stolen, made inaccessible, improperly disclosed or misappropriated and may cause us to be held liable or subject to regulatory’ penalties and sanctions and to litigation (including class action litigation), which could have a material adverse effect on our reputation and business.”
Insurance
The company maintains general liability insurance in amounts it believes appropriate.
Facilities
We currently maintain our principal executive offices at 79 Madison Avenue, 8th Floor, New York, NY 10016. We also maintain an office at E-3, Rani Jhansi Road, Block E 4, Jhandewalan Extension, Jhandewalan, New Delhi, Delhi, India 110055. We consider our current office space adequate for our current operations. We entered into an office lease agreement with WW 79 Madison Avenue LLC on November 1, 2021. If we require additional space or expand geographically, we may seek additional facilities on commercially reasonable terms at such time. Even before COVID-19 outbreaks, our personnel often worked on a distributed and remote basis. We expect to continue using a hybrid in-person and remote work approach as such for the foreseeable future, subject to COVID-19 developments.
Employees
We currently have 120 full time employees and consultants, primarily software developers, engineers, creatives, marketers and supporting functions like Bus Operations and Customer Experience. The vast majority are based in the US, India, Mexico, and Canada.
Corporate Information
Rally Communitas Corp. was originally incorporated in the State of Delaware on September 22, 2020. Our principal business address is 79 Madison Avenue, 8th Floor, New York, NY 10016.
Information contained on our websites, including rally.co and www.ourbus.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by prospective investors for the purposes of determining whether to purchase the units offered hereunder.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RALLY
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes and other financial information included elsewhere in this proxy statement/prospectus and the section of this proxy statement/prospectus entitled “Information about Rally.” In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section titled “Risk Factors” and elsewhere in this prospectus/proxy statement. Unless the context otherwise requires, for the purposes of this section, “Rally”, “we”, “us”, “our”, or the “Company” refer to Rally Communitas Corp. and its subsidiaries.
Overview
Rally’s mission is to create regional transportation networks that dynamically interconnect cities with robust, safe, cost-effective and environmentally responsible mobility solutions. We seek to fulfill that mission by developing technology that addresses the specific challenges of regional transportation.
Rally plans bus trips to events and cities using technology and business innovations. We market these rides to individuals seeking transportation. Our applications then dispatch the fleets of the fragmented private bus industry to fulfill the demand we create. Today, we believe we are the fastest-growing bus transportation network in the United States. To date, we have facilitated more than 1.7 million rides.
As an asset-lite mobility company, Rally creates a layer of brand, technology, and services around the existing private bus industry. The company and its subsidiaries do not own buses; rather, we network together the fleets of existing businesses that own and operate buses.
Trends
Rally’s management believes that the growing interest in rideshare and transport demand-matching platforms represents an enduring shift in consumer behavior. Rally offers solutions to all the participants of our managed marketplace who collectively benefit from trends that we track closely, some of the most important of which are highlighted here.
A Market Poised for Growth
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A large and deeply rooted market of intercity transportation demand;

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Increasing and changing cultural norms for environmental consciousness and responsibility; and

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Opportunities to generate additional revenue streams as critical mass is achieved.

Increasing Mobility as a Service Options and Demand
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With the MaaS model established by technology-enabled ridehailing platforms, Rally is addressing new use-cases not serviced by individual vehicles;

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Changing car ownership rates that create a need for new regional transportation options; and

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Cultural shift to the trip economy, where those seeking transportation will choose the best option and not default to the status quo of the car.

First Mover Advantage
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Unique market position applying the MaaS model to intercity regional transportation;

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Advantages reflected in search engine ranking, with Rally as a top result in searches for bus travel to many venues and city pairs; and

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A distinct name and service that leverages established trends in the marketplace.

Dynamic Delivery with Reduced Business Risk
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Developing software that predicts and aggregates demand to maximize trip profitability;

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Popup bus stops and dynamic routing to maximize yields; and

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Asset-lite model of zero bus supply ownership means low fixed costs.

Leveraging Excess Capacity
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Leveraging underutilized resources of local charter bus operators to unlock the value of their assets;

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Providing local bus companies additional revenue by creating new demand for their buses, not disintermediation of existing client relationships; and

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Improving existing road infrastructure productivity by maximizing throughput with high-capacity vehicles.

Proven, Replicable, and Scalable
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Established and growing bookings or expressed interest identified in thousands of cities;

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Partnerships have resulted in significantly higher acquisition conversion rates versus direct consumer acquisition; and

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Applying technology-enabled expansion to reduce the cost of regional and global growth.

COVID-19
In March 2020, the World Health Organization declared the outbreak of coronavirus (“COVID-19”) a pandemic. The COVID-19 pandemic has rapidly changed market and economic conditions globally, impacting drivers, merchants, consumers and business partners, as well as our business, results of operations, financial position, and cash flows. Various governmental restrictions, including the declaration of a federal National Emergency, multiple cities’ and states’ declarations of states of emergency, school and business closings, quarantines, restrictions on travel, limitations on social or public gatherings, as well as other measures have, and, if re-instituted, may continue to have, an adverse impact on our business and operations, including, for example, by reducing the nation-wide and global demand for mobility rides.
Furthermore, we are experiencing and expect to continue to experience reduced consumer demand for travel and charter bus operator supply constraints. We continue to closely monitor the recent developments surrounding the ongoing spread and potential resurgences of COVID-19. Demand for our business may shift over time, as the impacts of the COVID-19 pandemic may go through several phases of varying severity and duration.
Beginning in the middle of March 2020, the pandemic and responses thereto contributed to a severe decrease in the number of rides and revenue. This impact continued through the second quarter of 2020 and into the third quarter of 2020. We have adopted several measures in response to the COVID-19 pandemic, including providing most employees with the option to work from home, required our bus operators to implement additional cleaning and safety protocols aligned with the then applicable CDC guidance, requiring face coverings in all rideshare trips, making adjustments to our expenses and cash flow to correlate with declines in revenues, restricting non-critical business travel by our employees, and pausing our Lines and Events offerings in March 2020 for seven (7) weeks ending on May 2020. As certain markets eased travel restrictions in the latter portion of the second quarter of 2020, we saw an increase in demand for our Lines offerings as compared to the beginning of the quarter.
In the second quarter of 2020, in an effort to reduce operating expenses and adjust cash flows in light of the ongoing economic challenges resulting from the pandemic, we announced the following actions:
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We decreased the number of trips being offered on our Lines and Event offerings;

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We decreased our management and support staff team;

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We suspended all non-essential hiring;

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We implemented new health and safety terms in our service level agreements with bus operators; and

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We implemented reductions in marketing, contractor, and technology development expenses.

After the “second wave” in winter of 2021 – 22, we saw continuously increasing demand throughout the year, culminating in a strong Q4 2021 revenue performance reaching 92.5% Q4 2019 revenue, the most relevant pre-pandemic comparison quarter. Our total revenue increased by $4.31 million, or 171%, for the three months ended September 30, 2022 compared to the three months ended March 31, 2021. Our total revenue increased by $11.34 million, or 239%, for the nine months ended September 30, 2022 compared to the Nine months ended September 30, 2021 Our total revenue increased by $6.66 million, or 166%, for the year ended December 31, 2021 compared to $4.02 million for the year ended December 31, 2020. The scale of this increase in our total revenue is due to the increase in demand for transportation as the COVID-19 restrictions were lifted and vaccines became available.
Please refer to the section entitled “Risk Factors” included elsewhere in this proxy statement/prospectus for more information. We are unable to predict the full impact that the COVID-19 pandemic will have on our future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic and actions that may be taken by government authorities across the United States. We will continue to monitor the performance of our business and reassess the impacts COVID-19.
Key Factors Affecting Results of Operations
We believe that our future success and financial performance depend on several factors that present significant opportunities for our business, but also pose risks and challenges, including those discussed below and in the section titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus.
Creating and Capturing Customer Demand
We grow our business by attracting and retaining new riders to our Events and Lines business offerings. Our ability to cost-effectively attract new riders and retain and increase the use of our offerings by existing riders is critical to scaling our business. We anticipate our increased investment in Rally software will attract customers by improving their user experience, increasing the quality of service, and providing new features to differentiate our offerings from competitors.
We offer incentives for first time riders to try Rally as well as incentives for existing riders to refer new riders to Rally. We plan to further invest in our current referral program as it is our best performing marketing channel. We also plan to increase investments in brand and growth marketing initiatives in an effort to attract new riders and retain them as customers. As discussed below, we also intend to expand into new geographical markets in the U.S., which we believe will also increase the number of riders. To the extent we fail to continue to attract riders to Rally and grow our rider base, expand riders’ usage of our business offerings over time or increase our share of riders’ transportation spend, our revenues, margins, and other results of operations could be negatively impacted.
Availability of Bus Operator Supply
Our ability to onboard bus operators that have high-quality buses and drivers is critical to fulfilling our rider demand and delivering a quality and satisfying user experience. The more dedicated and able bus operators that decide to participate on Rally’s managed marketplace, the more trips and rides we are able to provide.
An increased demand for charter buses during certain periods may result in the decrease of supply for our business. In anticipation of this market reality, we may provide incentives to vendors to fulfill our trips, in addition to any of our standard incentives offered in our service level contracts with vendors. If we fail to continue to contract with dedicated and able bus operators and grow the number of trips we offer, riders’ usage of Rally may decrease and our results of operations would be harmed.
In addition, when we enter new geographical markets, we typically need to make significant upfront investments to drive sufficient scale of drivers in order to establish a functioning marketplace for our riders, which could adversely affect our results of operations in the periods in which such investments are made and delay our efforts to achieve profitability.
Live Event Characteristics, Attendance Fluctuations, and Other Extraneous Factors Affect Events Growth Rates
Certain factors outside of our control may cause fluctuations in our occupancy rates resulting in occupancy growth not being linear. For example, if Dave Matthews Band decides to not tour in a given year, their fans will not use us to travel to the band’s concerts, despite Rally’s high awareness level within this passionate community. Conversely, if the Buffalo Bills succeed and host additional postseason games, each additional event represents another opportunity for an additional 71,608 (average Bills home stadium attendance as of 2022) fans to consider Rally services. Another example is the “Women’s March on Washington” in January 2017, which generated significant revenue for Rally, which may not recur in subsequent periods. Though these event characteristics and attendance fluctuations will always exist, Rally will seek to diversify our relationships with these communities of these types in order to reduce the impacts of such extraneous factors.
Launching New Lines and Stop Combinations
Revenue from our Lines business offering is directly impacted by the number of stop combinations for which we offer service. While existing stop combinations generate higher margins over time, newly launched stop combinations may initially operate at a negative gross margin. As the new stop combination gains awareness and more rides are sold, the stop combination may become profitable, or we may choose to discontinue service. Because Rally does not own buses, these changes are easy to make and significantly mitigate the risk of offering new Line services. As we launch new lines and stop combinations, average Lines gross margins may be suppressed below historical averages. For example, in 2018, we launched an intercity route between New York City and various stops in upstate New York. For the first four months of the route, we operated trips at a loss. Beginning in month five, the route became profitable, ultimately resulting in a 245% return on investment in the first year after launch. If we fail to launch profitable lines and stop combinations, it may have an adverse impact on our finances.
Geographic Expansion
Our capacity for continued growth and ability to achieve and maintain profitability depends in part on our ability to operate and compete effectively in different geographic markets. We offered our Event services throughout the United States in 2015 and launched our Lines offering in 2016. Our core Events and Lines offerings are now available in the United States and Canada; Events offering is available in Germany, and our Platform offering is live in Brazil.
Each market is subject to distinct competitive and operational dynamics. These factors include our ability to offer more attractive transportation offerings than alternative options, to efficiently onboard bus operator vendors, to sufficiently train operators’ drivers on our software, to maintain a sufficient occupancy rate on our trip buses, and to increase the number of stop combinations available, all of which affect our performance. As a result, we may experience fluctuations in our results of operations due to the changing dynamics in the geographic markets where we operate.
Ability to Maintain Service Level Agreements
To be part of our platform, bus operators agree to our service level agreements (“SLA”). SLAs are minimum sets of standard requirements designed to ensure that Rally is providing a consistent, high-quality offering to its riders. SLAs may include a variety of metrics such as the age of the bus, the cleanliness of the vehicle, and the behavior of the driver. Rally contracts with operators in ways that provide incentives to fulfill our SLAs. Furthermore, violations of the SLAs result in penalties or even exclusions from the approved vendor list.
For bus operators to fulfill the SLAs as defined, riders, operators, and drivers must use Rally’s software to deliver our services. Should any of these users, or other users in supporting roles, fail to utilize our technology, the quality of our services may suffer, and the results of operations could be negatively impacted. For this reason, Rally continuously strives to improve the features and functions of our applications in order to give our users every incentive to use the software and for operators to comply with and work to exceed the minimum service levels of our SLAs.
Continuously Innovate Through Technology
We have made, and will continue to make, significant investments in our technology to acquire and retain riders, vertically integrate with vendor bus operators, and expand the capabilities and scope of our services to enhance the user experience. In addition, we may invest in new and existing businesses that may lower our margins temporarily but enhance our capabilities, deliver revenue growth, and enable us to achieve and maintain long-term profitability. In the short-term, our finances may be impacted negatively.
Ability to Successfully Develop and Launch New Offerings
We continuously evaluate and expand service offerings through development of new features.
In addition, we are in the preliminary stages of developing our Platform and Network Offerings to maintain our competitive advantage and unique position in the regional transportation sector of MaaS. There is no assurance that these new offerings will be successfully integrated into our business or generate substantial revenue, and operating costs and integration risks from these and any other future offerings may negatively affect our financial performance.
Fuel Prices
A sustained increase in fuel prices may result in higher bus supply costs. Rally may choose to offset this increased cost of sales by increasing the price we charge our riders for our services, thereby keeping margins relatively stable, or the higher costs may reduce our margins. Furthermore, rising fuel costs may increase the demand for our services as customers look for more cost-effective shared transportation options.
Components of Results of Operations
Below are general definitions of the income statement line items set forth in Rally’s period over period changes in results of operations.
Revenues
Our primary revenue streams consist of our Lines and our Events business offerings. Revenues primarily include the proceeds from selling bus rides to individual passengers on a retail basis in our Lines and Events businesses. Revenues from bus rides sales are recorded at the time when the ride has been completed.
Our Lines business offering, which we brought to the market in 2016, earns revenue by selling individual bus rides to passengers taking intercity trips. The ride price we charge is determined by considering the location, distance traveled, timing, and projected demand for the trip. For example, an intercity trip between Ithaca, NY and New York City will be priced higher during the high-demand winter holiday as opposed to a low-demand day in the middle of summer. Revenues from bus rides sales are recorded at the time when the trip is started.
Our Events business offering, launched in 2015, earns revenue by selling individual bus rides to passengers attending live sports and entertainment or other special events. For pricing, we consider the location, distance traveled, timing, and projected demand for the trip, as well as the average ticket prices for the event riders are attending. For example, the price for a ride to the Super Bowl may be higher than the price of a concert at the same venue, given that the former attracts an affluent audience with a higher willingness to pay.
Our secondary revenue streams consist of our Platform and Network business offerings. Our Platform business offering, which we brought to the market in 2019, earns revenue using a software-as-a-service (SaaS) model. We earn revenue by licensing our technology to bus operators, or having customers subscribe to our software. Platform revenues include the fees from subscriptions and licenses of our technology to bus operators.

Our Network business offering revenue has not yet been reported on separately. Our projections begin reporting on this offering in 2024 when we expect it to merit separate reporting, and at which time we will report on revenue recognition.
Cost of Sales
Cost of sales for our Events and Lines business consists primarily of paying a bus operating company to “charter” a bus for a specific trip. The cost is for the bus to be run in accordance with our service level agreements for a given time, distance, and route of a specified bus trip. The charter price we pay to the bus operator includes the underlying cost of the driver wages, insurance coverage as required by law, and variable costs such as parking, gas, tolls, and any other fees or costs of operations as required by our contract specifications.
The charter price we pay for a bus is fixed regardless of the amount of bus rides Rally sells to its individual customers. The number of individual rides sold on any bus trip, divided by the total number of seats available on the same bus, is our “occupancy rate.” The higher the occupancy rate, the greater the profit margin on the trip.
Cost of sales for Platform includes our hosting costs and any associated labor needed to set up a customer for a subscription or licensing agreement.
Cost of sales for Network offerings are not being described as we project it to start producing substantial revenue in 2023.
Sales, Marketing and Operations Expense
Sales, marketing and operations expenses include advertising, commissions, personnel-related compensation costs, rent and professional fees. Rally recognizes these costs in the period they are incurred.
Depreciation and amortization Expenses
Depreciation and amortization expenses primarily consist of depreciation of our fixed assets and amortization of our intangible assets including proprietary technology and license agreements. Rally recognizes these costs on a straight-line basis over the estimated useful lives of the assets.
General and Administrative Expense
General and administrative expenses consist of corporate and marketing overhead expenses such as personnel-related compensation costs (including an allocated portion of provision for employee share-based payments), professional services fees, technology costs, office costs, travel costs, depreciation, insurance, rent, bank fees, utilities, communication and other corporate costs. Rally recognizes these costs in the period they are incurred. Following the completion of the Business Combination, we expect that general and administrative expenses will increase in absolute dollars as a result of operating as a public company.
Technology and development
Technology and development costs consist of software production costs for our various business offerings. Consulting expenses are related to technology and development activities as well as regulatory activities and certain third-party engineering costs. Costs incurred during the preliminary planning and evaluation stage of the application are expensed as incurred. Costs incurred during the application development stage of the project are capitalized.
Provision for income taxes
We account for income taxes under an asset and liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax reporting purposes as well as net operating loss carryforwards and tax credit carryforwards. Valuation allowances are provided when necessary to reduce deferred tax assets to an amount that is more likely than not to be realized.

Significant judgment may be required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, we consider all available evidence, including past operating results, estimates of future taxable income and the feasibility of tax planning strategies. In the event that we change our determination as to the amount of deferred tax assets that is more likely than not to be realized, we will adjust our valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made. We recorded a full valuation allowance as of December 31, 2021, and December 31, 2020. Based on available evidence, we believe that it is more-likely-than-not that we will be unable to utilize all our deferred tax assets in the future.
Results of Operations
The following is a discussion of our results of operations for the periods shown below, and our accounting policies are described in Note 1 in our audited consolidated financial statements for the years ended December 31, 2021, and 2020 and our unaudited consolidated financial statements for the three and six months ended September 30, 2022 and September 30, 2021 included elsewhere in this proxy statement/prospectus.
RALLY COMMUNITAS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the three months ended September 30,				For the nine months ended September 30,				For the year ended December 31,
	2022	2021	CHANGE		2022	2021	CHANGE		2021	2020	CHANGE
			$	%			$	%			$	%
Net Sales	$6,826,347	$2,516,141	4,310,206	171%	$16,097,725	$4,754,026	11,343,699	239%	$10,675,903	$4,016,841	6,659,062	166%
Operating expenses:
Cost of sales (exclusive of items shown separately below)	6,706,108	2,065,459	4,640,649	225%	15,724,228	3,838,322	11,885,906	310%	9,510,545	3,410,528	6,100,017	179%
Sales, marketing and operations expense	1,666,394	503,904	1,162,490	231%	3,717,159	1,002,307	2,714,852	271%	1,912,469	954,321	958,148	100%
Depreciation and amortization expense	159,571	160,779	(1,208)	(1)%	482,865	789,690	(306,825)	(39)%	948,328	255,151	693,177	272%
General and administrative expenses	433,865	100,065	333,800	334%	975,343	177,273	798,070	450%	492,967	254,956	238,010	93%
Technology and development expense	156,767	48,995	107,772	220%	482,745	130,646	352,099	270%	261,206	262,007	(800)	0%
Total operating expenses	9,122,705	2,879,202	6,243,503	217%	21,382,340	5,938,238	15,444,102	260%	13,125,515	5,136,963	7,988,552	156%
Loss from operations	(2,296,358)	(363,061)	(1,933,297)	532%	(5,284,615)	(1,184,212)	(4,100,403)	346%	(2,449,612)	(1,120,122)	(1,329,490)	119%
Other income (expense):
Interest expense	(33,773)	(2,676)	(31,097)	1,162%	(94,400)	(15,389)	(79,011)	513%	-98,074	(56,174)	(41,900)	75%
Fair Value in Excess of Stated Value of Derivative Instrument	(24,501)	—	(24,501)	100%	(13,171)	—	(13,171)	100%	(59,647)	—	(59,647)	100%
Other income, net	3,293	—	3,293	100%	96,026	3,786	92,240	2,436%	4,032	7,069	(3,037)	-43%
Other income, net	54,981	(2,676)	52,305	1,955%	(11,545)	(11,603)	58	0%	(153,689)	(49,105)	(104,584)	213%
Net loss before income taxes	(2,351,339)	(365,737)	(1,985,602)	543%	(5,296,160)	(1,195,815)	(4,100,345)	343%	(2,603,301)	(1,169,227)	(1,434,074)	123%
Income tax expense	(6,000)	7,943	—	(176)%	(2,058)	7,815	(9,873)	(126)%	6,121	2,493	3,628	146%
Net loss	$(2,345,339)	$(373,680)	(1,971,659)	528%	$(5,294,102)	$(1,203,630)	(4,090,472)	340%	$(2,609,422)	$(1,171,720)	(1,437,702)	123%
Comparison of the Consolidated Results of Operations for the Three and Nine Months ended September 30, 2022, and September 30, 2021
Revenues.   Revenues for our Lines business offering for the three months ended September 30, 2022, was $6.37 million compared to $2.34 million for the three months ended September 30, 2021. Revenues for our Events business offering for the three months ended September 30, 2022, was $0.44 million compared to $0.16 million for the three months ended September 30, 2021. Revenue generated via our Platform and Network business offerings was immaterial for the three months ended September 30, 2022, and September 30,

2021. Our total Revenue increased by $4.31 million, or 171%, for the three months ended September 30, 2022 compared to the three months ended September 30, 2021. The increase in revenue for our Lines and Events business offerings is attributable to continued growth in the business; however, the scale of the increase is due to the increase in demand for transportation as the COVID-19 restrictions were lifted and vaccines became available.
Revenues for our Lines business offering for the nine months ended June 30, 2022, was $13.95 million compared to $4.42 million for the nine months ended September 30, 2021. Revenues for our Events business offering for the nine months ended September 30, 2022, was $2.12 million compared to $0.29 million for the six months ended September 30, 2021. Revenue generated via our Platform and Network business offerings was immaterial for the nine months ended September 30, 2022, and September 30, 2021. Our total Revenue increased by $11.34 million, or 239%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. The increase in revenue for our Lines and Events business offerings is attributable to continued growth in the business; however, the scale of the increase is due to the increase in demand for transportation as the COVID-19 restrictions were lifted and vaccines became available.
Cost of Sales and Gross Margin.   Total cost of sales increased by $4.64 million, or 225%, for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. The increase was primarily due to increased payments to charter bus companies to accommodate for the increasing demand to travel and attend events. Gross profit decreased by $0.33 million, or 73% for the three months ended September 30, 2022 compared to the three months ended September 30, 2021. The decrease in gross profit is attributable to the Company’s efforts to capture additional market share. They were running several new routes at lower prices to create awareness.
Total cost of sales increased by $11.89 million, or 310%, for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021. The increase was primarily due to increased payments to charter bus companies to accommodate for the increasing demand to travel and attend events. Gross profit decreased by $0.54 million, or 59% for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. The decrease in gross profit is attributable to the Company’s efforts to capture additional market share. They were running several new routes at lower prices to create awareness.
Sales, Marketing, and Operations Expense.   Sales, marketing, and operations expenses increased by $1.16 million, or 231%, for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. Sales, marketing, and operations expenses increased by $2.71 million, or 271%, for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021. These increases were primarily driven by an increase in operating costs that are directly attributable to the servicing of the demand increases as described above. Marketing costs increased in anticipation of projected increases in demand and the attempts to acquire such demand.
Depreciation and amortization Expenses.   Depreciation and amortization expenses decreased by $1 thousand, or 1%, for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. Depreciation and amortization expenses decreased by $0.31 million, or 39%, for the nine months ended September 30, 2022, compared to the nine months ended September 30, 2021. These decreases were driven primarily by a change in useful life of our proprietary technology. The useful life of proprietary technology was shortened from seven years to five years, because of this change, amortization expenses was $0.30 million higher than it would have been using a seven year useful life.
General and Administrative Expenses.   General and administrative expenses increased by $0.33 million, or 334%, for the three months ended September 30, 2022 compared to the three months ended September 30, 2021. General and administrative expenses increased by $0.80 million, or 450%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. These increases were driven primarily by the need to service our increased demand. Audit and advisory services increased as the Company prepared for public company readiness.
Technology and development.   Technology and development expenses increased by $0.11 million, or 220%, for the three months ended September 30, 2022, compared to the three months ended September 30, 2021. Technology and development expenses increased by $0.35 million, or 270%, for the nine months ended September 30, 2022, compared to the nine months September 30, 2021. These increases were primarily driven by Rally increasing the rate of development of its software; the atypically large percentage increase related to the low of the 2021 pandemic period where software development was deliberately slowed.
Comparison of the Consolidated Results of Operations for the years ended December 31, 2021, and December 31, 2020
Revenues.   Revenues for our Lines business offering for the year ended December 31, 2021, was $9.19 million compared to $4.2 million for the year ended December 31, 2020. Revenues for our Events business offering for the year ended December 31, 2021 was $1.40 million whereas there was no Events revenue in the audited financial statements for the year ended December 31, 2020. The Events business was not consolidated until January 1, 2021. Revenue generated via our Platform and Network business offerings was immaterial for the years ended December 31, 2021 and December 31, 2020. Our total revenue increased by $6.66 million, or 166%, to $10.68 million for the year ended December 31, 2021 compared to $4.02 million for the year ended December 31, 2020. The total increase in revenue for our Lines and Events business offerings is primarily attributable to continued organic and marketing-driven growth in the business; however, the scale of the increase is due to the increase in demand for transportation as the COVID-19 restrictions were lifted and vaccines became available.
Cost of Sales and Gross Margin.   Total cost of sales increased by $6.10 million, or 179%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase was primarily due to the additional bus supply required to service the increasing demand for our Events and Lines services. Gross profit increased by $0.56 million, or 92% for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was attributable to an increase in total revenues of $6.66 million as discussed above, partially offset by an increase in cost of sales of $6.10 million.
Sales, Marketing and Operations Expense.   Sales, marketing, and operations expenses increased by $0.96 million, or 100%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was driven by an increase in marketing activities to generate and capture demand. The personnel costs are directly attributable to the servicing of the increased demand as described above, and include costs for customer care, supporting supply-side logistics, and increasing advertising costs.
Depreciation and amortization Expenses.   Depreciation and amortization expenses increased by $0.69 million, or 272%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. This increase was driven primarily by a change in useful life of our proprietary technology which caused a $0.30 million acceleration of amortization for the year ended December 31, 2021, as well as an increase in amortization related to our acquired intangibles from our internal corporate restructuring in December 2020.
General and Administrative Expenses.   General and administrative expenses increased by $0.24 million, or 93%, for the year ended December 31, 2021, compared to the year ended December 31, 2020. This amount was driven primarily by an increase in payment gateway fees of $0.12 million which was a direct result of additional revenue generated. Additionally, audit, advisory fees, and other office expenses increased as the Company prepared for public company readiness. General and administrative expenses are expensed as incurred. Following the completion of the Business Combination, we expect that general and administrative expenses will increase in absolute dollars as a result of operating as a public company.
Technology and Development Expenses.   Technology and development expenses remained consistent for the year ended December 31, 2021, compared to the year ended December 31, 2020, at $0.26 million.
Off-Balance Sheet Arrangements
As of September 30, 2022, and December 31, 2021, Rally did not have any off-balance sheet arrangements or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Critical Accounting Policies and Estimates
Use of Estimates
Preparations of Consolidated Financial Statements in conformity with GAAP require us to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could materially differ from these estimates. On an ongoing basis we evaluate our estimates including those relating to fair values, intangible assets, useful lives of intangible assets, income tax, contingent liability among others. We base our estimates on assumptions both historical and forward looking that are believed to be reasonable, the results of which form the basis for making judgements about the carrying values of assets and liabilities.
Share-Based Compensation
We account for equity-based compensation arrangements granted to employees in accordance with ASC 718, “Compensation: Stock Compensation”, by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. We account for forfeitures when they occur.
Proprietary Technology
Costs incurred to develop software and our platform for internal use consist primarily of direct employee related and third-party contractor costs and are accounted for pursuant to ASC 350-40, Internal Use Software. Costs incurred during the preliminary planning and evaluation stage of the project are expensed as incurred. Costs incurred during the application development stage of the project are capitalized. We develop software that is used in providing services to customers. Capitalization of internal-use software primarily associated with operating platforms. Intangible assets are stated at the lower of cost or fair value. Proprietary technology is amortized on a straight-line basis over the period of five years, representing the period over which we expect to receive future economic benefits from these assets. Prior to January 1 2021, proprietary technology was amortized over seven years. In connection with the Rally acquisition, in order to conform accounting policies, we reduced the lives for all proprietary technology to five years.
Long-lived Assets Including Goodwill and Other Acquired Intangibles Assets
We evaluate the recoverability of property and equipment and acquired finite-lived intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. The evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate from the use and eventual disposition. If such review indicates that the carrying amount of property and equipment and intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value. We have not recorded any significant impairment charges during the years presented.
We review goodwill and trademarks for impairment at least annually or more frequently if events or changes in circumstances would more likely than not reduce the fair value of our single reporting unit below its carrying value. The fair value of our reporting unit exceeded its carrying value. Accordingly, as of December 31, 2021, no impairment of goodwill and trademarks has been identified.
Goodwill and trademarks are a significant component of our consolidated assets. We believe our estimates and assumptions are reasonable and represent appropriate marketplace considerations as of the valuation date. We do not believe that there are any adverse changes in our assumptions and estimates that are reasonably likely to occur that would result in an impairment charge as of our latest impairment testing date. However, if there is a substantial and sustained adverse decline in our operating results, we may have impairment charges in future years. Any such impairment charge could be material to our results of operations and financial condition.
Acquired finite-lived intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets. We routinely review the remaining estimated useful lives of property and equipment and finite-lived intangible assets. If we change the estimated useful life assumption for any asset, the remaining unamortized balance is amortized or depreciated over the revised estimated useful life.

Preferred Stock
The Company accounts for its preferred stock in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Given the predominantly Equity-Like characteristics of the Preferred Stock, such transactions will be recognized on its settlement date (i.e., the date the proceeds are received, and the shares are issued) and recorded at the amount of cash proceeds received (which also approximates fair value). Based on the fact that the agreements contain a redemption and change-in-control feature, such transactions will be classified as mezzanine equity in accordance with ASC 480-10-S99-3A. As a result of the mezzanine equity classification, any Issuance costs will be recorded as a reduction of the share balance. If the preferred shares become probable of being redeemed at the option of the preference shareholders at a future date, the Company will accrete the carrying amount of its redeemable convertible preferred shares to equal the redemption value at the end of each reporting period using the interest method.
Revenue Recognition
The Company generates its revenue from offering bus transportation through its technology platform. Substantially all of the Company’s revenue is generated from sales of bus rides and is recognized in accordance with Accounting Standards Codification Topic 606 (“ASC 606”). In addition, the Company generates revenue in accordance with ASC 606 from licensing and data access, primarily with third-party companies.
We adopted Accounting Standards Update 2014-09, “Revenues from Contracts with Customers” as well as other clarifications and technical guidance issued by the Financial Accounting Standards Board related to this new revenue standard. We apply judgment in the determination of performance obligations in accordance with ASC 606, Performance obligations in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. In addition, a single performance obligation may comprise a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. This principle is achieved through applying the following five-step approach:
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Step 1 — Identification of the contract, or contracts, with a client.

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Step 2 — Identification of the performance obligations in the contract.

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Step 3 — Determination of the transaction price.

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Step 4 — Allocation of the transaction price to the performance obligations in the contract

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Step 5 — Recognition of revenue when, or as, we satisfy a performance obligation.

For ticket sales revenue, the Company’s single performance obligation in the transaction is to connect drivers with riders to facilitate the completion of a successful bus transportation service for riders. The Company recognizes revenue upon completion of a ride as its performance obligation is satisfied upon the completion of the ride. The Company collects the fare and related charges from riders on behalf of drivers using the rider’s pre-authorized credit card or other payment mechanism and retains its fees before making the remaining disbursement to drivers. The Company has determined they are the principal in the customer arrangement as the Company has the primary responsibility for fulfillment and acceptability, inventory risk and the Company has discretion in setting the price for each ride.
The Company generates revenue from licensing and data access agreements. The Company is primarily responsible for fulfilling its promise to keep the platform live 24/7 over the license period. The Company recognizes revenue ratably over time as the performance obligation is satisfied.
Recently Issued Accounting Pronouncements
A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 1 to our consolidated financial statements and notes thereto for the years ended December 31, 2021, and 2020 included elsewhere in this proxy statement/prospectus.

Cash and Cash equivalents
As of September 30, 2022, we had cash and cash equivalents of $0.23 million. Our future capital requirements will depend on many factors, including, but not limited to our growth, our ability to attract riders to our service offerings, our ability to attract operators to our platform offerings, and our ability to attract customers to the offerings created via network effects; they also depend on the continuing market acceptance of our offerings, the timing and extent of spending to support our efforts to develop our platform and the expansion of sales and marketing activities. Further, we may in the future enter into arrangements to acquire or invest in businesses, products, services and technologies. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations could be adversely affected.
The following table summarizes our cash flows for the periods indicated:
	For the nine months ended September 30,		For the year ended December 31,
	2022	2021	2021	2020
Net cash (used in) provided by operating activities	$(1,175,899)	$328,288	$(318,925)	$(1,603,034)
Net cash used in investing activities	(172,921)	158,494	124,690	(174,149)
Net cash provided by financing activities	708,943	869,772	762,238	1,995,278
Net change in cash, cash equivalents and restricted cash	(639,877)	1,356,554	568,003	218,095
Consolidated Statement of Cash Flows
Cash Flows Used in Operating Activities
For the nine months ended September 30, 2022, net cash used in operating activities of $1.18 million was due primarily to a net loss of $5.29 million, offset by non-cash items of $0.53 million and changes in operating assets and liabilities of $3.58 million.
For the nine months ended September 30, 2021, net cash provided by operating activities of $0.33 million was due primarily to a net loss of $1.20 million, offset by non-cash items of $0.82 million and changes in operating assets and liabilities of $0.71 million.
For year ended December 31, 2021, net cash used in operating activities of $0.32 million was due primarily to a net loss of $2.61 million, offset by non-cash items of $1.07 million and changes in operating assets and liabilities of $1.22 million.
For the year ended December 31, 2020, net cash used in operating activities of $1.60 million was due primarily to a net loss of $1.17 million and changes in operating assets and liabilities of $0.97 million, offset by non-cash items of $0.54 million.
Cash Flows Used in Investing Activities
For the nine months ended September 30, 2022, net cash used in investing activities of $0.17 million was due to software development costs.
For the nine months ended September 30, 2021, net cash provided by investing activities of $0.16 million was due to cash acquired as part of the acquisition of $0.18 offset by $0.02 due to software development costs.
For the year ended December 31, 2021, net cash provided by investing activities of $0.12 million was due to cash acquired as part of the acquisition of $0.18 million offset by software development costs of $0.06 million.
For the year ended December 31, 2020, net cash used in investing activities of $0.17 million was due to software development costs.

Cash Flows Provided By Financing Activities
For the nine months ended September 30, 2022, cash flows provided by financing activities was $0.71 million as a result of proceeds from the SAFE agreement of $0.25 million, proceeds from the issuance of debt of $0.35 million and proceeds from issuance of related party debt of $0.30 offset by repayments of debt of $0.18 million and repayment of related party debt of $0.01.
For the nine months ended September 30, 2021, cash flows provided by financing activities was $0.87 million as a result of $1.02 million proceeds from the issuance of debt and convertible notes offset by repayments of debt of $0.15 million.
For the year ended December 31, 2021, cash flows provided by financing activities was $0.76 million as a result of proceeds from the SAFE agreement of $0.05 million, proceeds from the issuance of convertible notes of $0.98 million and proceeds from the issuance of debt of $0.20 million offset by repayments of debt of $0.47.
For the year ended December 31, 2020, cash flows provided by financing activities was $2.00 million as a result of proceeds from the issuance of convertible notes of $1.00 and preferred stock of $0.10 million and proceeds from the issuance of debt of $1.10 million offset by repayments of debt of $0.20 million.
Going Concern
Rally officially commenced operations on January 1, 2015, with its first round of outside financing having been completed. We have raised multiple rounds of capital since, including a series of convertible notes and SAFEs in 2021 and 2022 totaling $1,333,333. The business operations from January, 2015 (inception) through December 31, 2021 have been funded by $14,000,000 of proceeds from the issuance of convertible promissory notes, equity financings, SAFEs, and related-party notes. The majority of our loans mature between one year and 5 years. Our SBA loan matures in 30 years and our SAFEs and certain related-party note do not have a maturity date. Interest on majority of our loans will be accrued between 0% and 3.75% annually based on the simple interest method (365 days per year).
On June 1, 2022, Rally entered into the Merger Agreement with ATAC, Pubco, Purchaser Merger Sub, Company Merger Sub, the Purchaser Representative and the Seller Representative (all of the transactions contemplated by the Merger Agreement, including the issuances of securities thereunder, the “Business Combination”).
Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, (i) prior to the effective time of the Purchaser Merger (as defined below), ATAC will transfer by way of continuation out of the Cayman Islands and into the State of Delaware to re-domicile and become a Delaware corporation (the “Domestication”), (ii) following the Domestication, Purchaser Merger Sub will merge with and into ATAC, with ATAC continuing as the surviving entity and wholly-owned subsidiary of Pubco (the “Purchaser Merger”), in connection with which all of the existing securities of ATAC will be exchanged for rights to receive securities of Pubco as follows: (a) and (b) each warrant to purchase shares of ATAC shall automatically convert into one warrant to purchase Pubco Common Shares (“Pubco Warrant”) on substantially the same terms and conditions; (iii) prior to the Effective Time, the holders of all outstanding shares of Rally preferred stock and instruments convertible into equity of Rally will exchange or convert such shares and convertible instruments into shares of Rally common stock (“Rally Common Shares”) in accordance with their terms (the “Company Exchanges”); (iv) following the Company Exchanges, Company Merger Sub will merge with and into Rally, with Rally continuing as the surviving entity and wholly-owned subsidiary of Pubco (the “Company Merger”, and together with the Purchaser Merger, the “Mergers”), pursuant to which (A) all Rally Common Shares issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Exchanges) will be converted into the right to receive the applicable portion of the Merger Consideration (as defined below), (B) all options exercisable for Rally Common Shares will be assumed by Pubco (with adjustments to the number and exercise price of such assumed options in accordance with the terms of the Merger Agreement) and replaced with options exercisable into Pubco Common Shares (“Assumed Options”).
Pursuant to the terms of the Merger Agreement, the consideration to be delivered to security holders of Rally (“Rally Securityholders”) in connection with the Business Combination (the “Merger Consideration”) will be a number of newly-issued securities of Pubco with a value to $165,000,000, subject to adjustments for

Rally’s closing debt (net of cash) and accrued but unpaid expenses of Rally related to the transactions contemplated by the Merger Agreement.
In addition to the Pubco Common Shares deliverable at the Closing, Rally Stockholders will have the contingent right to receive additional Pubco Common Shares as earnout consideration after the Closing (the “Earnout Consideration”), issuable by Pubco to Rally Stockholders (as of the Closing Date) if the following conditions occur: (A) (i) 1,500,000 additional Pubco Common Shares upon the achievement of a share price target of $17.00 during the period of six (6) months after the Closing until the third (3rd) anniversary of the Closing and (ii) 1,500,000 additional Pubco Common Shares upon the achievement of a share price target of $20.00 during the period of six (6) months after the Closing until the third (3rd) anniversary of the Closing (together, the “VWAP Earnout Consideration”); and (B) (i) 500,000 additional Pubco Common Shares upon the achievement of a revenue target for calendar year 2022, (ii) 500,000 additional Pubco Common Shares upon the achievement of a revenue target for calendar year 2023, and (iii) 500,000 additional Pubco Common Shares upon the achievement of a revenue target for calendar year 2024 (together, the “Revenue Earnout Consideration”).
To fund the development and scaling of the technology platform and acquisition of customers, Rally initially incurs losses with the expectations that they will generate a high margin revenue stream in the future. Rally has incurred losses to date approximating $15.7 million and as of September 30, 2022 has a working capital deficit of approximately $10.3 million. While there can be no assurances, management and the Rally’s board of directors anticipate that the Company will eventually reach a scale where the revenues from existing customers will offset the platform development and acquisition costs for new customers to reach profitability, and they believe that the size and nascent stage of Rally’s target market justify continuing to invest in growth even at the expense of short-term profitability.
Rally’s growth strategy will require additional external investment in the form of either equity or debt. Rally has successfully funded its losses to-date through several rounds of equity financing and issuing debt. To-date, Rally has raised over $7 million in financing to fund its operations. If the maximum redemption occurs, or redemptions in an amount that would leave the Company with cash or cash equivalents in an amount less than the Company’s working capital deficit, or the merger with ATAC does not close and the Rally is unable to raise additional capital moving forward, its ability to operate in the normal course and continue to invest in its products may be negatively impacted and Rally may be forced to scale back operations or divest some or all of its products.
These factors raise substantial doubt about Rally’s ability to continue as a going concern. Unless management is able to obtain additional financing, either through the merger with ATA or other sources, it is unlikely that Rally will be able to meet its funding requirements during the next 12 months.
General Economic Trends, Quarterly Results of Operations and Seasonality
Rally anticipates that its business will be affected by general economic and other consumer trends. The business may be subject to fluctuations in future operating periods due to a variety of factors, many of which may be outside of Rally’s control.
Qualitative and Quantitative Disclosures about Market Risk
Rally may have operations both within the United States and internationally and will be exposed to market risks in the ordinary course of our business. These risks include primarily interest rate and foreign currency exchange risks amongst other risks.
Interest rate risk
Our cash equivalents as of June 30, 2022, consisted of $399,965 in bank accounts. We believe that we do not have any material exposure to changes in the fair value of these assets. We do not believe that a hypothetical 10% change in interest rates would have a material effect on our consolidated cash flows or operating results.
Effects of Inflation
Inflation generally affects us by increasing our cost of labor and research and development expenses. We do not believe inflation has had a material effect on our results of operations during the periods presented in this proxy statement/prospectus/information statement.

Foreign Currency Exchange Risk
Rally may transact business in various foreign currencies and have international revenue, as well as costs denominated in foreign currencies. This exposes us to the risk of fluctuations in foreign currency exchange rates. Accordingly, changes in exchange rates, and in particular a strengthening of the U.S. dollar, would negatively affect our revenue and other operating results as expressed in U.S. dollars.

MANAGEMENT OF PUBCO FOLLOWING THE BUSINESS COMBINATION
Executive Officers and Directors After the Business Combination
Effective immediately following the Business Combination, the business and affairs of Pubco will be managed by or under the direction of the Pubco Board. The following table lists the names, ages as of November 14, 2022, and positions of the individuals who are expected to serve as directors, executive officers and/or key employees of Pubco upon consummation of the Business Combination:
Name	Age	Position(s)
Numaan Akram	43	Chief Executive Officer; Director
[ ]	48	Chief Financial Officer
Narinder Singh	50	Chief Operating Officer; Director
Siheun Song	37	Senior Vice President of Events; Director
Axel Hellman	28	Senior Vice President of Lines
Jorge Marcos	37	Independent Director
Alberto Pontonio	55	Independent Director
Executive Officers
Numaan Akram, our founder, Chief Executive Officer and director since 2015, has over 20 years of experience in technology, with the last decade dedicated to transportation. Under Mr. Akram’s leadership, Rally has facilitated more than 1.7 million rides to date and expanded its offerings to include Lines, Platform, and Network in addition to Events. His dedication and commitment to Rally’s mission to create regional transportation networks that dynamically interconnect cities with robust, safe, cost-effective, and environmentally responsible mobility solutions is evident from the expanded offerings and the increased consumer demand for Rally rideshare since its inception. Notably, in 2017, under his supervision, Rally helped facilitate 80,000 rides to and from Washington D.C. for a single event. Mr. Akram has been instrumental in leading the financing efforts of Rally raising capital from various sources, including venture funds, strategics and angel investors. Prior to founding Rally, from 2007 to 2014, Mr. Akram served as the founder and CEO of Psyography, a technology consulting company. While there, he built international teams to deliver web and mobile based applications for various clients. Prior to Psyography, from 2001 to 2006, Mr. Akram served as Solutions Architect at Univision, a global media company. While at Univision, he helped launch their online division Univision.com, seeing multiple projects from concept through product/service deployment. From 1997 through 1999 Mr. Akram studied Computer Science at Rensselaer Polytechnic Institute. As a result of his professional and academic experiences, Mr. Akram brings extensive breadth, depth and expertise in the digital transformation transportation services combined with a dedication to Rally’s mission to our management team and board of directors.
Narinder Pal Singh Chadha, our Chief Operating Officer and director, is a technology entrepreneur and pioneer in the logistics and transportation industries. Mr. Singh has over 30 years of experience and a demonstrated passion in solving SMB operational challenges present in global business operations, new products and service launches, acquisitions, business integrations, and personnel developments. Mr. Singh originally co-founded OurBus in 2016, one of the predecessors of what is now Rally, as an asset-lite regional mobility company. Mr. Singh served as OurBus’ CEO until the merger with Rally in 2021, after which Mr. Singh has served as COO of the combined companies. Mr. Singh’s supports Rally’s administrative, strategic, and overall operations. Under Mr. Singh’s transformative leadership, he built Rally up to over 100 employees, created significant operational efficiencies, and further facilitated matching high-quality bus operator supply. Since 2011, Mr. Singh also served as President of Mount Pocono Transportation, a trucking and logistics company. Simultaneously, Mr. Singh successfully founded AppAlert Inc, which developed apps for tracking school buses, solving a fundamental problem of the industry. In 1991 Mr. Singh received Bachelor of Commerce degree from Sri Ram College of Commerce. Mr. Singh’s extensive experience and knowledge in logistics and technological innovation makes him a valuable addition to our management team and board of directors.

Key Employees
Siheun Song, our cofounder, Senior Vice President of Events and director, is a classically trained musician and entrepreneur. Ms. Song took the position of Senior Vice President of Events in 2021 following Rally’s internal corporate restructuring at the end of 2020. Ms. Song plays a key role in the Events offering business development by establishing new business opportunities and partnerships integrating transportation technology with event stakeholders across the U.S. Prior to founding Rally, from 2007 to 2013, Ms. Song served as a consultant at AXA Financial (now Equity Financial), a multinational insurance company, where she assisted families and businesses navigate the great recession through financial planning. From 2001 to 2003 Ms. Song studied the organ at The Juilliard School Pre-College. In June 2007, Ms. Song graduated with a Bachelor of Arts degree in Comparative Literature & Society from Columbia University. She also holds a Master of Arts, Religion degree from the Yale Divinity School in June of 2015. In 2006 Ms. Song completed a 12 month study abroad program focused on Korean-Argentine culture from the University of Buenos Aires. We believe Rally will continue to draw upon Ms. Song’s creative background, her understanding of finance, and her intuitive connection to talent qualifies Ms. Song for her positions within Rally.
Axel James Hellman cofounded OurBus in 2016, leading the strategy through years of high growth. In January 2021, Mr. Hellman took on the role of Senior Vice President of Lines, as OurBus merged with Rally. Since then, he has played an integral role in expanding the Lines services by developing a strong network of intercity bus services that connect over 100 cities nationwide. Specifically, Mr. Hellman led the strategy of Rally’s Lines offering and implemented a data-driven approach to planning trip schedules and prices, which generated new demand for the offering. He leads the Lines division, overseeing the heads of all the departments to execute his strategy. In 2016, Mr. Hellman received a Bachelor of Science degree in Public Policy and Development with a concentration in Sustainable Planning from the University of Southern California. In 2017, Mr. Hellman received a master’s degree in Planning, Transportation and Infrastructure Planning from the University of Southern California. During this time, he worked with NJ Transit and the Port Authority of New York & New Jersey to understand public transit. Mr. Hellman brings his extensive academic background and professional transit experience to our management team.
Independent Directors
The description of the experiences of the expected independent directors of Pubco, Jorge Marcos and Alberto Pontonio, are included in the section of this proxy statement/prospectus entitled “Directors, Officers, Executive Compensation And Corporate Governance Of ATAC Prior To The Business Combination.”
Board Composition
If the Proposed Charter is approved, upon the consummation of the Business Combination, the Pubco Board will be comprised of five (5) directors, each serving on the Pubco Board for one (1)-year terms or until the election and qualification of his or her successor, or the earlier of his or her death, resignation or removal.
The Proposed Charter that will be in effect upon the consummation of the Business Combination provide that only the Pubco Board can fill vacant directorships, including newly-created seats. Pursuant to the Merger Agreement, as promptly as practicable following the Closing, the size of the Pubco Board shall be expanded such that the Pubco Board will also include at least two (2) directors mutually agreed upon by each of the ATAC and Rally, which approval shall not be unreasonably denied or delayed, each of whom shall be required to qualify as independent directors under NYSE rules.
Director Independence
Under the listing requirements and rules of NYSE, independent directors must comprise a majority of a listed company’s board of directors and of certain board committees. Upon the consummation of the Business Combination, Pubco anticipates that each member of the Pubco Board, other than Mr. Akram, Mr. Narinder Singh and Ms. Song, will qualify as independent, as defined under the listing rules of NYSE
Director Independence
Under the listing requirements and rules of NYSE, independent directors must comprise a majority of a listed company’s board of directors and of certain board committees. Upon the consummation of the Business

Combination, Pubco anticipates that each member of the Pubco Board, other than Numaan Akram, Narinder Singh and Siheun Song, will qualify as independent, as defined under the listing rules of NYSE.
Board Oversight of Risk
Upon the consummation of the Business Combination, one of the key functions of the Pubco Board will be informed oversight of Pubco’s risk management process. The Pubco Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Pubco Board as a whole, as well as through various standing committees of the Pubco Board that address risks inherent in their respective areas of oversight. For example, the Pubco audit committee will be responsible for overseeing the management of risks associated with Pubco’s financial reporting, accounting and auditing matters, and Pubco’s compensation committee will oversee the management of risks associated with Pubco’s compensation policies and programs.
Board Committees
Upon the consummation of the Business Combination, the Pubco Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The Pubco Board may establish other committees to facilitate the management of Pubco’s business. The Pubco Board and its committees will set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The Pubco Board will delegate various responsibilities and authority to its committees as generally described below. The committees will regularly report on their activities and actions to the full Pubco Board. Each member of each committee of the Pubco Board is expected to qualify as an independent director in accordance with the listing standards of NYSE. Each committee of the Pubco Board will have a written charter approved by the Pubco Board. Upon the consummation of the Business Combination, copies of each charter will be posted on Pubco’s website at https://rally.co. The inclusion of Pubco’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on Rally’s website into this proxy statement/prospectus. Members will serve on these committees until their resignation or until otherwise determined by the Pubco Board.
Audit Committee
Upon the consummation of the Business Combination, the members of Pubco’s audit committee will be Messrs. [      ], and [      ], each of whom can read and understand fundamental financial statements. Each of Messrs. [      ], and [      ] is independent under the rules and regulations of the SEC and the listing rules of NYSE applicable to audit committee members. [      ] will be the chair of the audit committee. [      ] qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of NYSE. Pubco’s audit committee will assist the Pubco Board with its oversight of the following: the integrity of Pubco’s financial statements; Pubco’s compliance with legal and regulatory requirements; the qualifications, independence and performance of the independent registered public accounting firm; and the design and implementation of Pubco’s internal audit function and risk assessment and risk management. Among other things, Pubco’s audit committee will be responsible for reviewing and discussing with Pubco’s management the adequacy and effectiveness of Pubco’s disclosure controls and procedures. The audit committee will also discuss with Pubco’s management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of Pubco’s financial statements, and the results of the audit, quarterly reviews of Pubco’s financial statements and, as appropriate, will initiate inquiries into certain aspects of Pubco’s financial affairs. Pubco’s audit committee will be responsible for establishing and overseeing procedures for the receipt, retention and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by Pubco’s employees of concerns regarding questionable accounting or auditing matters. In addition, Pubco’s audit committee will have direct responsibility for the appointment, compensation, retention and oversight of the work of Pubco’s independent registered public accounting firm. Pubco’s audit committee will have sole authority to approve the hiring and discharging of Pubco’s independent registered public accounting firm, all audit engagement terms and fees and all permissible non-audit engagements with the independent auditor. Pubco’s audit committee will review and oversee all related person transactions in accordance with Pubco’s policies and procedures.

Compensation Committee
Upon the consummation of the Business Combination, the members of Pubco’s compensation committee will be Messrs. [      ], and [      ]. [      ] will be the chair of the compensation committee. Each member of Pubco’s compensation committee will be considered independent under the rules and regulations of the SEC and the listing rules of NYSE applicable to compensation committee members. Pubco’s compensation committee will assist the Pubco Board in discharging certain of Pubco’s responsibilities with respect to compensating its executive officers, and the administration and review of its incentive plans for employees and other service providers, including its equity incentive plans, and certain other matters related to Pubco’s compensation programs.
Nominating and Corporate Governance Committee
Upon the consummation of the Business Combination, the members of Pubco’s nominating and corporate governance committee will be Messrs. [      ], and [      ]. [      ] will be the chair of the nominating and corporate governance committee. Pubco’s nominating and corporate governance committee will assist the Pubco Board with its oversight of and identification of individuals qualified to become members of the Pubco Board, consistent with criteria approved by the Pubco Board, and selects, or recommends that the Pubco Board selects, director nominees, develops and recommends to the Pubco Board a set of corporate governance guidelines and oversees the evaluation of the Pubco Board.
Code of Conduct
Upon the consummation of the Business Combination, the Pubco Board will adopt a Code of Conduct. The Code of Conduct will apply to all of Pubco’s employees, officers and directors, as well as all of Pubco’s contractors, consultants, suppliers and agents in connection with their work for Pubco. Upon the consummation of the Business Combination, the full text of Pubco’s Code of Conduct will be posted on Pubco’s website at Rally.co. Pubco intends to disclose future amendments to, or waivers of, Pubco’s Code of Conduct, as and to the extent required by SEC regulations, at the same location on the post-combination company’s website identified above or in public filings. Information contained on Pubco’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on Pubco’s website to be part of this proxy statement/prospectus.
Compensation Committee Interlocks and Insider Participation
None of the intended members of Pubco’s compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Pubco Board or compensation committee.

EXECUTIVE COMPENSATION
ATAC Executive Compensation
No executive officer has received any cash compensation for services rendered to us. Commencing on the date of the IPO Prospectus through the consummation of ATAC’s initial business combination, we are obligated to pay Alberto Pontonio, a member of the ATAC Board, an aggregate fee of approximately $3,000 per month for providing ATAC with office space, utilities and secretarial services. In addition, we have entered Advisory Agreement with Fifth Partners, an affiliate of our sponsor and our Chief Executive Officer, pursuant to which we are obligated pay a total of $7,000 per month for office space and advisory services relating to our search for, and consummation of, an initial business combination. Fifth Partners will also be entitled to be reimbursed for any out-of-pocket expenses.
Other than the approximately $3,000 per month administrative fee, the approximately $7,000 per month advisory fee and the repayment of any loans made by our sponsor to us, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, including our directors, or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. However, such individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.
Rally Executive Officer Compensation
This section discusses the material components of the executive compensation program in fiscal year 2021 for the individuals who are named in the “Summary Compensation Table” below. Our principal executive officers and the next two most highly compensated officers, were as follows:
•
Numaan Akram, our Chief Executive Officer, co-founder and member of our board of directors;

•
Narinder Singh, our Chief Operating Officer, co-founder and member of our board of directors;

•
Siheun Song, our Senior Vice President of Events; and

•
Axel Hellman, our Senior Vice President of Lines.

Summary Compensation Table
The amounts below represent the compensation awarded to or earned by or paid to our principal executive officers and the next two most highly compensated officers for the year ended December 31, 2021:
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Numaan Akram Chief Executive Officer	2021	85,000	—	—	20,000	105,000
	2020	85,000	—	—	20,000	105,000
Narinder Singh Chief Operating Officer	2021	—	—	—	—	0
	2020	—	—	—	—	0
Siheun Song Vice President of Events	2021	85,000	—	$6,000	—	91,000
	2020	85,000	—	$9,854	—	94,854
Axel Hellman Vice President of Lines	2021	85,000	—	$45,697	—	130,697
	2020	85,000	—	—	—	85,000

(1)
The fair values of option grants are estimated on the date of grant using the Black-Scholes option-pricing model. The weighted-average fair value of options granted was $0.03 per share for the year ended December 31, 2021. With respect to the options for Ms. Song and Mr. Hellman granted on August 1, 2021, 50% of such options vested at the time of grant, with the time-based vesting conditions satisfied as to 1/16th (on a quarterly basis) of the total number of shares of our common stock underlying the remaining unvested options. All options for Mr. Hellman granted on January 1, 2021 are fully vested. With respect to the 2020 options for Ms. Song, the time-based vesting condition is satisfied as to 1/48th (on a monthly basis) of the total number of shares of our common stock underlying the remaining unvested options. All options for Ms. Song granted on February 2, 2015 are fully vested. The assumptions used in calculating the grant-date fair value of the options reported in this column are set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates.” These amounts do not reflect the actual economic value that may be realized by the named individual.
(2)
Additional compensation of Mr. Akram is for housing allowance.

Outstanding Equity Awards at 2021 Year-End
As of December 31, 2021, our principal executive officers do not hold any outstanding equity awards.
Agreements with Rally’s Named Executive Officers and Potential Payments Upon Termination or Change of Control
As a part of the Business Combination, Pubco is entering into new executive employee agreements that will be effective upon the Closing of the Business Combination. Details of the current arrangements are outlined below, which will be replaced with the new agreements described “Agreements with the Company’s Named Executive Officers Following the Business Combination”.
Executive Employment Arrangement with Numaan Akram.   To date, we have not entered into a formal executive employment agreement with Mr. Akram. Mr. Akram’s annual salary and housing allowance are set forth in the compensation table above and, as with all our employees, he is eligible to participate in our corporate health and welfare benefit plans. Mr. Akram has no term of employment and is an at-will employee.
Executive Employment Arrangement with Narinder Singh.   To date, we have not entered into a formal executive employment agreement with Mr. Singh. Mr. Singh’s compensation is approved annually by the Rally Board. Mr. Singh currently earns no annual salary and has never received any option or other equity incentive grants. As with all of our employees, Mr. Singh is eligible to participate in our corporate health and welfare benefit plans. Mr. Singh has no term of employment and is an at-will employee.
Agreements with the Company’s Named Executive Officers Following the Business Combination
In connection with the Business Combination, Pubco expects to enter into new employment agreements with each of the Company’s named executive officers, which will govern the terms of their continuing employment with Pubco. Pubco is still in the process of negotiating, approving and implementing these agreements.
Director Compensation
In 2021, no director received cash, equity or other non-equity compensation for service on Rally’s board of directors. Rally currently has no formal arrangements under which directors receive compensation for their service on Rally’s board of directors or its committees. Rally’s policy is to reimburse directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as directors. None of Mr. Akram, Mr. Singh or Mr. Song receive additional compensation for their services as directors. Following the Business Combination, Pubco expects to design and implement a non-employee director equity compensation program consisting of (i) an amount of equity awards equal to $10,000 granted on a one-time basis for new directors who do not already own shares of Pubco, (ii) on an annual basis to each director, an amount of equity awards equal to $100,000, (iii) on an annual basis to the chairman of the Post-Closing Pubco Board, an amount of equity awards equal to $15,000, (iv) on an annual basis to the chairman of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, an amount of equity awards equal to $20,000, $10,000 and $10,000, respectively, (v) on an annual basis to the non-chairman members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, an amount of equity awards equal to $10,000, $5,000 and $5,000, respectively. The foregoing equity awards will be comprised of RSUs, granted on a quarterly basis, subject to a 12-month vesting schedule, with the number of equity awards calculated using a 30-day rolling average of the market stock price.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
ATAC Related Party Transactions
In September 2020, the Sponsor paid $25,000 to cover certain offering costs in consideration for 2,875,000 Ordinary Shares The Founder Shares included an aggregate of up to 375,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of founder shares would equal, on an as-converted basis, approximately 20% of our issued and outstanding Ordinary Shares after the IPO (assuming the initial shareholders do not purchase any Public Shares in the IPO and excluding the representative shares). As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares were forfeited by the Sponsor.
Since December 2020, we have paid Fifth Partners, an affiliate of our sponsor and our Chief Executive Officer, approximately $7,000 per month for office space, and advisory services relating to our search for, and consummation of, an initial business combination. In addition, we have paid Alberto Pontonio, one of our directors, approximately $3,000 for certain general and administrative services, including office space, utilities and secretarial support, as we may require from time to time. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.
Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers and directors, or any affiliate of our sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. We do not have a policy that prohibits our sponsor, executive officers or directors, or any of their respective affiliates, from negotiating for the reimbursement of out-of-pocket expenses by a target business. Our Audit Committee will review on a quarterly basis all payments that were made to our sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
Prior to the closing of our IPO, our sponsor loaned us $122,465 under an unsecured promissory note, which were used for a portion of the expenses of our IPO. The loans were fully repaid upon the closing of our IPO.
In addition, in order to finance transaction costs in connection with an intended initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds on a non-interest bearing basis as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. The warrants would be identical to the private warrants, including as to exercise price, exercisability and exercise period. We do not expect to seek loans from parties other than our sponsor or an affiliate of our sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.
After our IPO, members of our management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a shareholder meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.
We have entered into a registration and shareholder rights agreement with respect to the private warrants, the warrants issuable upon conversion of working capital loans (if any) and the Ordinary Shares issuable upon exercise of the foregoing and upon conversion of the founder shares.

On December 15, 2021, we issued a press release announcing that our sponsor has requested that we extend the date by which we have to consummate our initial business combination to March 17, 2022. In connection with this extension, on December 13, 2021, we issued an unsecured promissory note to the sponsor having a principal amount equal to the amount the sponsor will deposit into our trust account. On January 10, 2022, an aggregate of $1,150,000 was deposited by our sponsor into the trust account, representing $0.10 per public share, which enabled us to extend the period of time we have to consummate our initial business combination by three months from December 17, 2021 to March 17, 2022. On March 11, 2022, an aggregate of $1,150,000 was deposited by our sponsor into the Trust Account, representing $0.10 per public share, which enabled us to extend the period of time we have to consummate our initial business combination by three months from March 17, 2022 to June 17, 2022. In connection with this payment, we issued an additional unsecured promissory note to the sponsor having a principal amount equal to the amount the sponsor deposited into our Trust Account. Each of the notes bears no interest and will be due and payable (subject to the waiver against trust provisions) on the earlier of (i) the date on which our initial business combination is consummated and (ii) the date of our liquidation. In the event an initial business combination is consummated, the note may be repaid, at the sponsor’s discretion, (i) in cash or (ii) for up to $1,150,000 of the notes in warrants exercisable for our ordinary shares, based on a conversion price of $1.00 per warrant. The terms of any such warrants shall be identical to the terms of the private placement warrants, and the holder of any such warrants shall be entitled to certain demand and piggyback registration rights. On June 14, 2022, our shareholder approved an amendment to our Amended and Restated Memorandum and Articles of Association to extend the date by which we have to consummate our initial business combination to December 17, 2022. In connection with such extension, we issued the June 2022 Note in the principal amount of up to $830,000 to the Sponsor, pursuant to which the Sponsor agreed to loan the Company up to $830,000 to be deposited into the Trust Account for the benefit of shareholders who did not redeem their Public Shares in connection with such extension.
Rally Related Party Transactions
On January 1, 2021, Atul Sharma, a director and shareholder of Rally, funded a shareholder loan to Rally in the principal amount of $100,000, with an interest rate of 0.5% per annum. The current outstanding balance of Mr. Sharma’s loan is $100,000. On May 5, 2022, Sharma Family Holdings LLC, an entity controlled by Mr. Sharma, entered into that certain Second Amended and Restated Promissory Note in the principal amount and current outstanding balance of $1,000,000, with an interest rate of 0.5% per annum; such principal amount and interest to be converted into shares of Rally common stock on or prior to the Closing. On January 1, 2021, Narinder Singh, a director, officer and shareholder of Rally, funded a shareholder loan to Rally in the principal amount of $303,959, with an interest rate of 0% per annum. The current outstanding balance of Mr. Singh’s loan is $300,000. On July 25, 2022, Mr. Singh funded an additional loan to Rally pursuant to a promissory note in the principal amount of $300,000, with an interest rate of 7% per annum. The current outstanding balance of Mr. Singh’s note is $300,000. On January 1, 2021, Kirti Tandon Khanna, Mr. Singh’s spouse and shareholder of Rally, funded a shareholder loan to Rally in the principal amount of $69,350, with an interest rate of 0% per annum. The current outstanding balance of Ms. Khanna’s loan is $69,350. On January 1, 2021, Quick Logistics Solution Inc., an entity wholly-owned by Mr.  Singh, funded a loan to Rally in the principal amount of $90,461, with an interest rate of 0% per annum. The current outstanding balance of this loan is $90,461. The funds underlying each of the aforementioned loans and promissory note were used solely for Rally’s capital expenses and operational costs. The outstanding balance of each such loan will be repaid in full (or converted to Rally common stock, as applicable) on or prior to the Closing.
Simultaneously with the execution of the Business Combination Agreement certain Rally Securityholders entered into a voting agreement with ATAC and Rally. For more information, please see “Proposal 3: — The Business Combination Proposal — Voting Agreement” of this proxy statement/prospectus.
Simultaneously with the execution of the Business Combination Agreement or in connection with the Closing, (i) stockholders of Rally who own more than 10% of the issued and outstanding shares of Rally stock immediately prior to the Effective Time entered into a lock-up agreement with Pubco and the Purchaser Representative. For more information, please see “Proposal 3: The Business Combination Proposal — Lock-Up Agreements” of this proxy statement/prospectus.

Related Person Transactions Policy Following the Business Combination
Effective upon the consummation of the Business Combination, the Pubco Board will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions.
A “related person transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•
any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of the Company’s directors;

•
any person who is known by the Company to be the beneficial owner of more than 5% of the Company’s voting shares;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the Company’s voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Company’s voting shares; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

The Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to the Company’s audit committee charter, the audit committee will have the responsibility to review related party transactions.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table and accompanying footnotes sets forth information with respect to the beneficial ownership of (i) ATAC, as of October 31, 2022, prior to the Business Combination, and (ii) Pubco, immediately following the completion of the Business Combination, assuming that no Ordinary Shares are redeemed (“no redemption”) and, alternatively, that 2,396,950 Ordinary Shares are redeemed in connection with the Business Combination (“contractual maximum redemption”):
•
each person known by ATAC to be the beneficial owner of more than 5% of outstanding Ordinary Shares or Pubco Common Shares on such dates;

•
each current executive officer of ATAC and each member of ATAC’s board of directors, and all executive officers and directors of ATAC as a group;

•
each person who will become an executive officer or director of Pubco upon consummation of the Transactions and all of such executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.
Beneficial ownership of Ordinary Shares pre-Business Combination is based on 7,137,658 Ordinary Shares issued and outstanding as of October 31, 2022.
The expected beneficial ownership of Pubco Common Shares immediately following completion of the Business Combination assumes two scenarios:
•
Assuming No Redemptions:   This presentation assumes that no Public Shareholders of ATAC exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•
Assuming Contractual Maximum Redemptions:   This presentation assumes that 2,396,950 Public Shares are redeemed upon consummation of the Business Combination for aggregate redemption payments of $25,061,353, assuming a $10.45 per share redemption price upon consummation of the Business Combination. The Merger Agreement includes a condition to the Closing, waivable by ATAC and Rally, that, at the Closing, ATAC or Pubco have cash or cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of Redemptions and payment of ATAC and Rally’s expenses) and the proceeds of any Transaction Financing of at least equal to ten million dollars ($10,000,000). As all of ATAC’s Insiders waived their redemption rights, only redemptions by Public Shareholders are reflected in this presentation. This scenario includes all adjustments contained in the “no redemptions” scenario and presents additional adjustments to reflect the effect of the contractual maximum redemptions. The “contractual maximum redemption scenario” presents the maximum number of Public Shares that can be redeemed while still satisfying the contractual condition contained in the Merger Agreement that, at Closing, ATAC and Pubco have cash or cash equivalents of at least $10 million, after satisfaction of payments associated with Redemptions and other expenses of ATAC and Rally due and payable at the Closing. In the event cash available at closing is insufficient to meet the Minimum Cash Condition, a condition to closing would not be met and the Business Combination may not be consummated.

If the Minimum Cash Condition, which is waivable by ATAC and Rally, is reduced or waived, or if ATAC or Rally’s expenses payable at Closing are reduced from the estimated expenses reflected in the pro forma financial statements, more Public Shares than are reflected in the “contractual maximum redemption scenario” may be redeemed in connection with the Business Combination. Further, if the NTA Proposal is approved by ATAC shareholders at the Special Meeting and ATAC amends the Current Charter to remove the net asset test that is the subject of such proposal prior to the Domestication, then the number of redemptions by ATAC Public Shareholders will not be limited to such number of redemptions as would cause ATAC’s net assets at Closing not to be less than $5,000,001.

Both scenarios assume that there will be an aggregate of 7,137,658 Ordinary Shares issued and outstanding immediately prior to the completion of the Business Combination, which shares will have been exchanged for Pubco Common Shares upon completion of the Business Combination, including the Domestication.
Both scenarios assume that, at the Closing, an estimated 12,889,918 Pubco Common Shares will be issued to the Rally Stockholders, based on the number of shares of Rally outstanding on a fully-diluted and as-converted basis as of October 31, 2022 and assume that, on or prior to the Closing, the Company Exchanges have taken place.
The beneficial ownership information below: (i) excludes the shares underlying the Public Warrants and the Private Warrants; (ii) excludes the Pubco Common Shares expected to be reserved for issuance or grant pursuant to the Incentive Plan; and (iii) includes Pubco Common Shares underlying securities to be issued to holders of Assumed Options at the Closing, in each case, subject to the terms of the Merger Agreement to the extent such securities are exercisable within 60 days of October 31, 2022 and (iv) assumes that the number of outstanding securities and securities convertible or exercisable within 60 days of each of Rally, ATAC and Pubco are the same, upon consummation of the Business Combination, as the number of such securities outstanding and convertible or exercisable within 60 days as of October 31, 2022. Based on the foregoing assumptions, we estimate that there would be 19,667,576 Pubco Common Shares issued and outstanding immediately following the consummation of the business combination in the “no redemption” scenario, and 17,270,626 Pubco Common Shares issued and outstanding immediately following the consummation of the business combination in the “contractual maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in Pubco and the columns under “Assuming No Redemption” and “Assuming Contractual Maximum Redemption” in the table that follows will be different.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Except as indicated in the footnotes to the table, each of the security holders listed below has sole voting and investment power with respect to Ordinary Shares or Pubco Common Shares owned by such shareholders.

Name and Address of Beneficial Owners	Prior to the Business Combination		Assuming No Redemption		Assuming Contractual Maximum Redemption
	Number of Shares	Percentage	Number of Shares	Percentage	Number of Shares	Percentage
Officers and Directors Prior to the Transactions:(1)
Lisa Harris	—	—%	—	—%	—	—%
Juan Pablo Visoso	—	—%	—	—%	—	—%
Alberto Pontonio	—	—%	—	—%	—	—%
Maurizio Angelone	—	—%	—	—%	—	—%
Antonio Garza	—	—%	—	—%	—	—%
All Directors and Officers as a group (6 Individuals)	—	—%	—	—%	—	—%
Officers and Directors After the Transactions:(2)
Numaan Akram(3)		%	1,371,420	6.13%	1,371,420	6.87%
Jorge Marcos	—	—%	—	—%	—	—%
Alberto Pontonio
Narinder Singh	—	—%	3,160,946	14.13%	3,160,946	15.82%
Siheun Song	—	—%	150,955	*%	150,955	*%
Axel Hellman	—	—%	60,823	*%	60,823	*%
All Directors and Officers as a group (9 Individuals)	—	—%	4,744,144	21.20%	4,744,144	23.75%
Greater than 5% Holders:
ATAC Limited Partnership(4)	2,875,000	40.28%	2,415,000	10.79%	2,415,000	12.09%
Shaolin Capital Management LLC(5)	979,314	13.72%	979,314	4.38%	979,314	4.90%
Feis Equities LLC(6)	746,836	10.46%	746,836	3.34%	746,836	3.74%
Numaan Incorporated(3)	—	—	1,371,420	6.13%	1,371,420	6.87%

*
Less than 1.0%.

(1)
Unless otherwise indicated, the business address of each of the individual is 16400 Dallas Pkwy #305, Dallas, TX 75248.

(2)
Unless otherwise indicated, the business address of each of the individual is 79 Madison Avenue, 8th Floor, New York, NY 10016.

(3)
Numaan Incorporated is a corporation formed under the laws of the State of New York by Mr. Akram on April 10, 2000. Mr. Akram individually owns 100% of the issued and outstanding capital stock of Numaan Incorporated.

(4)
ATAC Holdings LLC is the general partner of the Sponsor. ATAC Holdings LLC is controlled by Matthew Mathison, Joseph Drysdale and Jeffrey Brownlow, each of whom is a Managing Partner of Fifth Partners. Consequently, such persons may be deemed the beneficial owner of the shares held by the Sponsor and have voting and dispositive control over such securities. Such persons disclaim beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly. Each of our officers and directors and certain of our strategic advisors are members of our sponsor.

(5)
According to Schedule 13G filed on February 11, 2022, Shaolin Capital Management LLC acquired 979,314 Ordinary Shares. The business address for the reporting person is 7610 NE 4th Court, Suite 104 Miami FL. The beneficial ownership reported herein does not reflect potential redemptions in connection with the Extension Amendment.

(6)
According to Schedule 13G filed on May 19, 2022, Feis Equities LLC and Lawrence M. Feis acquired 746,836 Ordinary Shares. The business address for the reporting persons is 20 North Wacker Drive, Suite 2115, Chicago, Illinois 60606. The beneficial ownership reported herein does not reflect potential redemptions in connection with the Extension Amendment.

DESCRIPTION OF SECURITIES
Description of Pubco Securities upon consummation of the Business Combination
The following summary of the material terms of Pubco’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Charter in its entirety for a complete description of the rights and preferences of Pubco’s securities following the Business Combination. The Proposed Charter is described in “Proposal 4: The Charter Proposal,” and the full text of the Proposed Charter is attached as Annex D to this proxy statement/prospectus.
Following the Business Combination, pursuant to the Proposed Charter, the authorized capital stock of Pubco will consist of 250,000,000 shares of common stock, $0.0001 par value, and 25,000,000 shares of undesignated preferred stock, $0.0001 par value. The following description summarizes the material terms of the capital stock of Pubco after the Business Combination. Because it is only a summary, it may not contain all the information that is important to you.
Common Stock
Upon the Closing, the outstanding shares of Rally common stock and Rally Preferred Stock that are converted into shares of Rally common stock, and ATAC common stock, each in accordance with the Merger Agreement, will be converted into Pubco Common Shares.
It is anticipated that, immediately after the Closing, Pubco will have a total of 19,863,565 Pubco Common Shares issued and outstanding. The foregoing excludes any outstanding Pubco Warrants and assumes that (i) there are no redemptions of any shares by ATAC’s public stockholders in connection with the Business Combination and (ii) no awards are issued under the Incentive Plan. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by Rally and ATAC’s existing stockholders in Pubco will be different. Upon consummation of the Business Combination, and subject to approval of the Incentive Plan Proposal, Pubco’s executive officers are expected to receive grants of stock options and restricted stock units under the Incentive Plan from time to time as determined by the Compensation Committee.
Holders of record of Pubco Common Shares are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the Proposed Charter or Bylaws, or as required by applicable provisions of the DGCL or applicable stock exchange rules, the affirmative vote of a majority of Pubco Common Shares that are voted is required to approve any such matter voted on by our stockholders. Our board of directors will serve annual terms with all directors being elected in each year at the general annual meeting of the stockholders of Pubco. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.
Preferred Stock
The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the shares of common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued or registered in the Business Combination.
Warrants
Each Pubco Warrant entitles the registered holder to purchase one Pubco Common Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing thirty (30) days following of the completion of an initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole share of common stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. Except as set forth below, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the common stock issuable upon exercise of the warrants and a current prospectus relating to such common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective within ninety (90) days from the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five (5) years from the consummation of our initial business combination at 5:00 p.m., New York City time.
We may call the warrants for redemption (excluding the private warrants), in whole and not in part, at a price of $0.01 per warrant:
•
at any time while the warrants are exercisable,

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•
if, and only if, the reported last sale price of the Pubco Common Shares equals or exceeds $18.00 per share, for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to warrant holders, and

•
if, and only if, there is a current registration statement in effect with respect to the Pubco Common Shares underlying such warrants at the time of redemption and for the entire 30-day trading period commencing once the warrants become exercisable and referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the Warrant Redemption Date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.
If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock which equal the quotient obtained by dividing (x) the product of the number of Pubco Common Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the volume weighted average price of the shares of the Pubco Common Shares for the 20 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the Pubco Common Shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive stock issuances.
The warrants will be issued in registered form under a warrant agreement between Continental, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Public Warrants in order to make any change that adversely affects the interests of the registered holders.
The exercise price and number of Pubco Common Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a capitalization of shares, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Pubco Common Shares at a price below their respective exercise prices.
In addition, if we issue additional Pubco Common Shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share, the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and the Market Value is below $9.20 per share, then the exercise price of each warrant will be adjusted such that the effective exercise price per full share will be equal to 115% of the higher of the Market Value and the price at which we issue the additional Pubco Common Shares or equity-linked securities. This may make it more difficult for us to consummate an initial business combination with a target business.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Pubco Common Shares and any voting rights until they exercise their warrants and receive Pubco Common Shares. After the issuance of Pubco Common Shares upon exercise of the warrants, each holder will be entitled to one vote for each Pubco Common Share held of record on all matters to be voted on by shareholders.
Except as described above, no warrants will be exercisable and we will not be obligated to issue Pubco Common Shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to Pubco Common Shares issuable upon exercise of the warrants is current and Pubco Common Shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to Pubco Common Shares issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to Pubco Common Shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to Pubco Common Shares issuable upon the exercise of the warrants is not current or if the Pubco Common Shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.
Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder (and his, her or its affiliates) would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.8% of Pubco Common Shares issued and outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Pubco Common Shares and not be able to take advantage of this provision.
No fractional shares of Pubco Common Shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a Pubco Common Share (as a result of a subsequent capitalization of shares payable in common stock, or by a split up of the Pubco Common Shares or other similar event), we will, upon exercise, round up or down to the nearest whole number the number of Pubco Common Shares to be issued to the warrant holder.
Our Transfer Agent and Warrant Agent
The transfer agent for Pubco Common Shares and warrant agent for the Pubco Warrants is Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, New York 10004.

Listing of Securities
It is currently expected that after the Closing, our Pubco Common Shares and Pubco Warrants will be listed on NYSE under the symbols “RLLY,” and “RLLYW” respectively.
Description of ATAC Securities Prior to the Domestication and the Business Combination
Overview
We are currently authorized to issue 500,000,000 ordinary shares, par value $0.0001, and 5,000,000 preferred shares, par value $0.0001. As of the date of this prospectus, 7,137,658 ordinary shares are issued and outstanding. No preferred shares are issued or outstanding.
ATAC Units
Each ATAC Unit consists of one ordinary share and one half of one redeemable warrant. Each whole redeemable warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as described in this prospectus. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. The ordinary shares and warrants began trading separately on January 28, 2021.
Ordinary Shares
Our shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. In connection with any vote held to approve our initial business combination, all of our initial shareholders, as well as all of our officers and directors, have agreed to vote their respective ordinary shares owned by them immediately prior to this offering and any shares purchased in the IPO or following the IPO in the open market in favor of the proposed business combination.
Unless the NTA Proposal is approved, we will only proceed with the business combination if we have net tangible assets (after redemption) of at least $5,000,001 either immediately prior to or upon consummation of such business combination and a majority of the ordinary shares voted are voted in favor of the business combination. At least five days’ notice must be given for each general meeting (although we will provide whatever minimum number of days are required under Federal securities laws). Shareholders may vote at meetings in person or by proxy.
The members of our Board of Directors serve until the next annual general meeting. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.
Pursuant to our amended and restated memorandum and articles of association, if we do not consummate a business combination by December 17, 2022, it will trigger our automatic winding up, liquidation and dissolution. Our initial shareholders have agreed to waive their rights to share in any distribution from the trust account with respect to their Founder Shares upon our winding up, liquidation and dissolution. Our shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares, except that public shareholders have the right to have their public shares converted to cash equal to their pro rata share of the trust account if they vote on the proposed business combination and the business combination is completed. Public shareholders who convert their public shares into their portion of the trust account still have the right to exercise the redeemable warrants that they received as part of the ATAC Units.
If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our amended and restated memorandum and articles of association will provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the ordinary shares sold in this offering, which we refer to as the “Excess Shares.” However, we would not be restricting our shareholders’ ability to vote all of their shares

(including Excess Shares) for or against our initial business combination. Our shareholders’ inability to redeem the Excess Shares will reduce their influence over our ability to complete our initial business combination, and such shareholders could suffer a material loss in their investment if they sell such Excess Shares on the open market. Additionally, such shareholders will not receive redemption distributions with respect to the Excess Shares if we complete the business combination. And, as a result, such shareholders will continue to hold that number of shares exceeding 15% and, in order to dispose such shares would be required to sell their shares in open market transactions, potentially at a loss.
Representative Shares
In October 2020, we issued to EBC and its designees the 125,000 representative shares for nominal consideration. The holders of the representative shares have agreed not to transfer, assign or sell any such shares without our prior consent until the completion of our initial business combination. In addition, the holders of the representative shares have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of our initial business combination and (ii) to waive their rights to liquidating distributions from the trust account with respect to such shares if we fail to complete our initial business combination by December 17, 2022.
Register of Members
Under Cayman Islands law, we must keep a register of members and there shall be entered therein:
•
the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

•
whether voting rights are attached to the share in issue

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the date on which the name of any person was entered on the register as a member; and

•
the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members.
However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
Preferred Shares
Our amended and restated memorandum and articles of association authorizes the issuance of 5,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by our board of directors. No preferred shares are being issued or registered in this offering. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. However, the underwriting agreement prohibits us, prior to a business combination, from issuing preferred shares which participate in any manner in the proceeds of the trust account, or which votes as a class with the ordinary shares on a business combination. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.
Redeemable Warrants
Each redeemable warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days following of the completion of an initial business combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of Ordinary Shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. Except as set forth below, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the Ordinary Shares issuable upon exercise of the warrants is not effective within 90 days from the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire 5 years from the consummation of our initial business combination at 5:00 p.m., New York City time.
We may call the warrants for redemption (excluding the private warrants), in whole and not in part, at a price of $0.01 per warrant:
•
at any time while the warrants are exercisable,

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•
if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders, and

•
if, and only if, there is a current registration statement in effect with respect to the Ordinary Shares underlying such warrants at the time of redemption and for the entire 30-day trading period commencing once the warrants become exercisable and referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the Warrant Redemption Date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.
The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.
If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the volume weighted average price of the Ordinary Shares for the 20 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our Ordinary Shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.
The warrants will be issued in registered form under a warrant agreement between Continental, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding Public Warrants in order to make any change that adversely affects the interests of the registered holders.
The exercise price and number of Ordinary Shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a capitalization of shares, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Ordinary Shares at a price below their respective exercise prices.
In addition, if we issue additional Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at an issue price or effective issue price of less than $9.20 per share, the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination on the date of the consummation of our initial business combination (net of redemptions), and the Market Value is below $9.20 per share, then the exercise price of each warrant will be adjusted such that the effective exercise price per full share will be equal to 115% of the higher of the Market Value and the price at which we issue the additional Ordinary Shares or equity-linked securities. This may make it more difficult for us to consummate an initial business combination with a target business.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Except as described above, no warrants will be exercisable and we will not be obligated to issue Ordinary Shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the Ordinary Shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the Ordinary Shares issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the Ordinary Shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the Ordinary Shares issuable upon the exercise of the warrants is not current or if the ordinary shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.
Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder (and his, her or its affiliates) would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (and his, her or its affiliates) would beneficially own in excess of 9.8% of the Ordinary Shares issued and outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Ordinary Shares and not be able to take advantage of this provision.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share (as a result of a subsequent capitalization of shares payable in Ordinary Shares, or by a split up of the ordinary shares or other similar event), we will, upon exercise, round up or down to the nearest whole number the number of Ordinary Shares to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Contractual Arrangements with respect to Certain Warrants
We have agreed that so long as the private warrants are still held by the initial purchasers or their affiliates, we will not redeem such warrants and we will allow the holders to exercise such warrants on a cashless basis (even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective). However, once any of the foregoing warrants are transferred from the initial purchasers or their affiliates, these arrangements will no longer apply. Furthermore, because the private warrants will be issued in a private transaction, the holders and their transferees will be allowed to exercise the private warrants for cash even if a registration statement covering the ordinary shares issuable upon exercise of such warrants is not effective and receive unregistered Ordinary Shares.
Dividends
We have not paid any cash dividends on our Ordinary Shares to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of the ATAC Board retain all earnings, if any, for use in our business operations and, accordingly, the ATAC Board does not anticipate declaring any dividends in the foreseeable future.
Our Transfer Agent and Warrant Agent
The transfer agent for our Ordinary Shares and warrant agent for our warrants is Continental Stock Transfer & Trust Company, One State Street, 30th Floor, New York, New York 10004.

COMPARISON OF THE RIGHTS OF HOLDERS OF ORDINARY SHARES AND
COMMON STOCK
Certain Differences in Corporate Law
Companies incorporated in the Cayman Islands are governed by the Cayman Islands Companies Act. The Cayman Islands Companies Act differs from laws applicable to U.S. corporations and their shareholders. A description of the differences between the laws of the Cayman Islands and Delaware law are set forth in the section entitled “Proposal 2: The Domestication Proposal — Comparison of Shareholder Rights under Applicable Corporate Law Before and After the Domestication.”
Memorandum and Articles of Association
ATAC’s Current Charter contains provisions designed to provide certain rights and protections to its shareholders prior to the completion of a Business Combination. The following are the material rights and protections contained in the Current Charter:
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the right of Public Shareholders to exercise redemption rights and redeem or have repurchased their shares in lieu of participating in a proposed business combination;

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a prohibition against completing a business combination unless ATAC has net tangible assets of at least $5,000,001 upon completion of such business combination, which will be removed if the NTA Proposal is approved at the Special Meeting;

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that directors, the chief executive officer or the chairman of the board of directors may call general meetings on their own accord and are required to call a general meeting if holders of not less than 10% in par value of the issued shares request such a meeting;

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a prohibition, prior to a business combination, against ATAC issuing (i) any Ordinary Shares or (ii) any other securities which participate in or are otherwise entitled in any manner to any of the proceeds in the Trust Account or which vote as a class with the Public Shares on a business combination;

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a requirement that ATAC’s management take all actions necessary to liquidate the Trust Account in the event ATAC does not complete a business combination by December 17, 2022; and

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a limitation on shareholders’ rights to receive a portion of the Trust Account.

Cayman Islands law permits a company incorporated in the Cayman Islands to amend its memorandum and articles of association with the approval of a special resolution, in the case of ATAC being the approval of the holders of a majority of at least two-thirds of the Ordinary Shares as of the applicable record date that are present and vote at a general meeting. A company’s memorandum and articles of association may specify that the approval of a higher majority is required but, provided the approval of the required majority is obtained, any Cayman Islands company may amend its memorandum and articles of association regardless of whether its memorandum and articles of association provides otherwise. Accordingly, although ATAC could amend any of the provisions relating to its structure and business plan which are contained in its Current Charter, ATAC views all of these provisions as binding obligations to its shareholders and neither ATAC, nor its officers or directors, will take any action to amend or waive any of these provisions prior to the completion of an initial business combination.
Capital Stock of the Company after the Business Combination
The following summary sets forth the material terms of Pubco’s securities following the completion of the Business Combination. The following summary of the material terms of Pubco’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter and Proposed Bylaws are attached as Annex D and Annex E, respectively, to this proxy statement/prospectus. You are encouraged to read the applicable provisions of DGCL, the Proposed Charter and Proposed Bylaws in their entirety for a complete description of the rights and preferences of Pubco’s securities following the Business Combination.

Authorized and Outstanding Stock
The Proposed Charter authorizes the issuance of 275,000,000 shares, of which 250,000,000 shares will be shares of Common Stock, par value $0.0001 per share, and 25,000,000 shares will be shares of preferred stock, par value $0.0001 per share.
After giving effect to the Business Combination and based on the number of Ordinary Shares and warrants issued and outstanding as of the record date, assuming no redemptions, Pubco will have issued and outstanding approximately 19,863,565 shares of Common Stock
Common Stock
Voting.   Pursuant to Proposed Charter, holders of Common Stock are entitled to one vote per share on all matters submitted to the stockholders for their vote or approval. Directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote.
Dividends.   The holders of Common Stock are entitled to receive dividends, as and if declared by the Pubco Board out of legally available funds.
Liquidation Rights.   Upon Pubco’s liquidation or dissolution, the holders of common stock are entitled to their respective par value, and will then be entitled to share in those of Pubco’s assets that are legally available for distribution to stockholders after payment of liabilities and subject to the prior rights of any holders of preferred stock then outstanding.
Other Provisions.   None of the Common Stock has any pre-emptive or other subscription rights.
Preferred Stock
Pubco will be authorized to issue up to 25,000,000 shares of preferred stock, par value $0.0001 per share. The Pubco Board will be authorized, subject to limitations prescribed by DGCL and the Proposed Charter, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including the voting power), designations, preferences and rights of the shares. The Pubco Board also will be authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Pubco and may adversely affect the voting and other rights of the holders of Common Stock, which could have a negative impact on the market price of the Common Stock. Pubco has no current plan to issue any shares of preferred stock.
Warrants
Upon completion of the Business Combination, all of the warrants to purchase Ordinary Shares will pursuant to their terms be automatically adjusted to represent the right to purchase an equal number of shares of Pubco Common Stock on the same terms and conditions as the original warrants. See the section titled “Description of Securities  —  Description of ATAC Capital Stock Prior to the Domestication and Business Combination  —   Warrants” and “Description of Securities  —  Description of ATAC Share Capital Prior to the Domestication and Business Combination  —   Contractual Arrangements with respect to the Certain Warrants” for terms and conditions of the warrants.
Exclusive Forum
The Proposed Charter provides that, to the fullest extent permitted by law, and unless Pubco consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Pubco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Pubco to Pubco or Pubco’s stockholders, (iii) any action asserting a claim against Pubco, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Charter or the Bylaws, or (iv) any action asserting a claim against Pubco, its directors, officers or employees governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.
This exclusive forum provision will not apply to claims under the Exchange Act, but will apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.
Anti-Takeover Effects of Provisions of the Proposed Charter and Bylaws
The provisions of the Proposed Charter and Bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Common Stock.
The Proposed Charter and Bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Pubco Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of Pubco unless such takeover or change in control is approved by Pubco Board.
These provisions include:
Action by Written Consent; Special Meetings of Stockholders.   The Proposed Charter provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Proposed Charter and Bylaws also provide that, subject to any special rights of the holders of any series of preferred stock and except as otherwise required by applicable law, special meetings of the stockholders can only be called by the Chairman of the Board, Pubco’s Chief Executive Officer or by the Pubco Board. Except as described above, stockholders are not permitted to call a special meeting or to require the Pubco Board to call a special meeting.
Advance Notice Procedures.   The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, and for stockholder nominations of persons for election to the Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Pubco’s Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the Bylaws will not give the Pubco’s Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Pubco.
Authorized but Unissued Shares.   Pubco’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to rules of the securities exchange on which the Common Stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of Pubco’s common stock by means of a proxy contest, tender offer, merger or otherwise.
Business Combinations.   Pubco is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the following prescribed manner:

•
prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•
on or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.
Such provisions may encourage companies interested in acquiring Pubco to negotiate in advance with the Pubco Board because the stockholder approval requirement would be avoided if the Pubco Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Limitations on Liability and Indemnification of Officers and Directors
The Bylaws will limit the liability of Pubco’s directors and officers to the fullest extent permitted by the DGCL and provides that Pubco will provide them with customary indemnification and advancement and prepayment of expenses. Pubco expects to enter into customary indemnification agreements with each of its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to Pubco or on its behalf.
Transfer Agent and Registrar
The transfer agent will be Continental Stock Transfer & Trust Company.
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
APPRAISAL RIGHTS
Public Shareholders do not have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
HOUSEHOLDING INFORMATION
Unless ATAC has received contrary instructions, ATAC may send a single copy of this proxy statement/prospectus to any household at which two or more stockholders reside if ATAC believes the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce ATAC’s expenses. However, if stockholders prefer to receive multiple sets of ATAC’s disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of ATAC’s disclosure documents, the stockholders should follow these instructions:

If the Ordinary Shares are registered in the name of the shareholder, the shareholder should contact ATAC’s offices at Americas Technology Acquisition Corp., 16400 Dallas Parkway #305, Dallas TX 75248. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.
TRANSFER AGENT AND REGISTRAR
The transfer agent for ATAC’s Securities is the Continental Stock Transfer & Trust Company
SUBMISSION OF PROPOSALS
The ATAC Board is aware of no other matter that may be brought before the extraordinary general meeting.
FUTURE PROPOSALS
For any proposal to be considered for inclusion in Pubco’s proxy statement and form of proxy for submission to the stockholders at Pubco’s 2023 annual meeting of stockholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Bylaws. Since the 2023 annual meeting would be Pubco’s first annual meeting of stockholders, such proposals must be received by Pubco at its offices at c/o Rally Bus Corporation, 79 Madison Avenue, 8th Floor, New York, New York 10016, a reasonable time before Pubco begins to print and mail the 2023 annual meeting proxy materials in order to be considered for inclusion in Pubco’s proxy materials for the 2023 annual meeting.
In addition, if the Business Combination is consummated, the Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to the Company at 16400 Dallas Pkwy #305, Dallas, Texas 75248, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders. Nominations and proposals also must satisfy other requirements set forth in the Bylaws. The Company’s Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures
WHERE YOU CAN FIND MORE INFORMATION
Pubco files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on ATAC at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.
As of the date of this proxy statement/prospectus, Pubco has filed a registration statement on Form S-4 to register with the SEC securities that Pubco will issue in connection with the transactions contemplated by the Merger Agreement. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Pubco, as well as a proxy statement of ATAC for the Special Meeting.
Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.
All information contained in this document relating to ATAC has been supplied by ATAC, and all such information relating to Rally has been supplied by Rally. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact ATAC via phone or in writing (at least five (5) business days prior to the Special Meeting):
Jorge Marcos
Chief Executive Officer
Americas Technology Acquisition Corp.
16400 Dallas Parkway #305
Dallas, TX 75248
LEGAL MATTERS
Ellenoff Grossman & Schole LLP, New York, New York, has passed upon the validity of the securities offered in this proxy statement/prospectus.
EXPERTS
The consolidated financial statements of Rally Communitas Corp as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 included in this proxy statement/prospectus have been so included in reliance on the report of UHY LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of ATAC as of and for the year ended December 31, 2021 and as of December 31, 2020 and for the period from September 8, 2020 (Inception) through December 31, 2020, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Americas Technology Acquisition Corp. to continue as a going concern), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AMERICAS TECHNOLOGY ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current Assets
Cash	$4,126	$635,169
Prepaid expenses	61,250	170,000
Due from Sponsor – reimbursable expenses	15,525	4,175
Total Current Assets	80,901	809,344
Cash and marketable securities held in Trust Account	43,261,353	116,173,808
TOTAL ASSETS	$43,342,254	$116,983,152
LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accrued expenses	$948,521	$349,240
Promissory note – related party	2,983,766	—
Total Current Liabilities	3,932,287	349,240
Warrant liabilities	163,500	2,392,550
TOTAL LIABILITIES	4,095,787	2,741,790
Commitments and Contingencies
Ordinary shares subject to possible redemption, $0.0001 par value; 4,137,658 and 11,500,000 shares at a redemption value of $10.46 and $10.10 per share as of September 30, 2022 and December 31, 2021, respectively.	43,261,353	116,150,000
SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 3,000,000 shares issued and outstanding (excluding 4,137,658 and 11,500,000 shares subject to possible redemption) as of September 30, 2022 and December 31, 2021, respectively.	300	300
Additional paid-in capital	—	—
Accumulated deficit	(4,015,186)	(1,908,938)
TOTAL SHAREHOLDERS’ DEFICIT	(4,014,886)	(1,908,638)
TOTAL LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$43,342,254	$116,983,152
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

AMERICAS TECHNOLOGY ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
General and administrative expenses	$527,172	$259,218	$1,597,724	$655,717
Loss from operations	(527,172)	(259,218)	(1,597,724)	(655,717)
Other income:
Change in fair value of derivative warrant liabilities	163,500	872,000	2,229,050	2,779,500
Interest earned on investments held in Trust Account	168,710	2,419	271,551	17,841
Unrealized gain on investments	11,792	—	—	—
Total other income	344,002	874,419	2,500,601	2,797,341
Net income (loss)	$(183,170)	$615,201	$902,877	$2,141,624
Weighted average shares outstanding, ordinary shares	7,137,658	14,500,000	11,587,425	14,500,000
Basic and diluted net (loss) income per share, ordinary shares	$(0.03)	$0.04	$0.08	$0.15
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

AMERICAS TECHNOLOGY ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022
			Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Ordinary Shares
	Shares	Amount
Balance – January 1, 2022	3,000,000	$300	$—	$(1,908,938)	$(1,908,638)
Accretion of Ordinary Shares to redemption value	—	—	—	(2,300,000)	(2,300,000)
Net income	—	—	—	1,437,283	1,437,283
Balance – March 31, 2022	3,000,000	300	—	(2,771,655)	(2,771,355)
Accretion of Ordinary Shares to redemption value	—	—	—	(528,623)	(528,623)
Net loss	—	—	—	(351,236)	(351,236)
Balance – June 30, 2022	3,000,000	300	—	(3,651,514)	(3,651,214)
Accretion of Ordinary Shares to redemption value	—	—	—	(180,502)	(180,502)
Net loss	—	—	—	(183,170)	(183,170)
Balance – September 30, 2022	3,000,000	$300	$—	$(4,015,186)	$(4,014,886)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021
			Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Ordinary Shares
	Shares	Amount
Balance – January 1, 2021	3,000,000	$300	$—	$(3,871,618)	$(3,871,318)
Net income	—	—	—	2,341,980	2,341,980
Balance – March 31, 2021	3,000,000	300	—	(1,529,638)	(1,529,338)
Net loss	—	—	—	(815,557)	(815,557)
Balance – June 30, 2021	3,000,000	300	—	(2,345,195)	(2,344,895)
Net income	—	—	—	615,201	615,201
Balance – September 30, 2021	3,000,000	$300	$—	$(1,729,994)	$(1,729,694)
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

AMERICAS TECHNOLOGY ACQUISITION CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Nine Months Ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$902,877	$2,141,624
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(2,229,050)	(2,779,500)
Interest earned on cash and marketable securities held in Trust Account	(271,551)	(17,841)
Changes in operating assets and liabilities:
Prepaid expenses	108,750	88,669
Accounts payable and accrued expenses	599,281	94,003
Due from Sponsor	(11,350)	—
Net cash used in operating activities	(901,043)	(473,045)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(2,713,766)	—
Cash withdrawn from Trust Account in connection with redemption	75,897,772	—
Net cash provided by investing activities	73,184,006	—
Cash Flows from Financing Activities:
Proceeds from promissory note – related party	2,983,766	—
Redemption of ordinary shares	(75,897,772)	—
Net cash used in financing activities	(72,914,006)	—
Net Change in Cash	(631,043)	(473,045)
Cash – Beginning of period	635,169	1,253,202
Cash – End of period	$4,126	$780,157
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Americas Technology Acquisition Corp. (the “Company” or “ATAC”) is a blank check company incorporated as a Cayman Islands exempted company on September 8, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company has three subsidiaries: Americas Technology Acquisition Holdings Inc, a direct, wholly owned subsidiary of the Company incorporated in Delaware on May 2, 2022 (“Pubco”), Americas Technology Company Merger Sub, Inc., an indirect, wholly owned subsidiary of the Company incorporated in Delaware on May 2, 2022 (“Company Merger Sub”) and Americas Technology Company Purchaser Merger Sub, Inc., an indirect, wholly owned subsidiary of the Company incorporated in Delaware on May 2, 2022 (“Purchaser Merger Sub,” and together with Company Merger Sub, the “Merger Subs”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of September 30, 2022, the Company had not commenced any operations. All activity for the period from September 8, 2020 (inception) through September 30, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the cash and marketable securities held in the Trust Account (as defined below).
The registration statement for the Company’s Initial Public Offering was declared effective on December 14, 2020. On December 17, 2020, the Company consummated the Initial Public Offering of 11,500,000 Units (the “Units” and, with respect to the ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $115,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,450,000 warrants (the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to ATAC Limited Partnership, (the “Sponsor”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), generating gross proceeds of $5,450,000, which is described in Note 4.
Transaction costs amounted to $2,712,986, consisting of $2,300,000 in cash underwriting fees, net of reimbursement, and $412,986 of other offering costs, of which $2,697,608 was charged to equity and $15,378 was expensed through the statements of operations.
Following the closing of the Initial Public Offering on December 17, 2020, an amount of $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”), invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (less any taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.10 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by any cash fees the Company will pay to the underwriters (as discussed in Note 6).
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Company’s shares prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote its Founder Shares (as defined in Note 5), Representative Shares (as defined in Note 8) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Initial Shareholders have agreed (a) to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares.
The Company initially had until December 17, 2021 to complete a Business Combination. However, if the Company anticipated that it would not be able to consummate a Business Combination by December 17, 2021, the Company could extend the period of time to consummate a Business Combination up to two times, each by an additional three months (until June 17, 2022, to complete a Business Combination (the “Combination Period”)). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $1,150,000 ($0.10 per Public Share), on or prior to the date of the applicable deadline, for each three-month extension. On December 13, 2021, the Company extended the period of time it had to consummate a Business Combination by three months from December 17, 2021 to March 17, 2022. An additional three-month extension was granted on March 11, 2022, further extending the Combination Period to June 17, 2022.
On June 14, 2022, the Company held a shareholder meeting to extend the Combination Period from June 17, 2022 to December 17, 2022. As part of the meeting, shareholders exercised their right to redeem 7,362,342 ordinary shares for an aggregate cash balance of $75,897,772 and approved the extension amendment extending the date by which the Company must consummate its initial Business Combination from June 17, 2022 to December 17, 2022. Pursuant to the extension amendment and the Third Note (as defined below in Note 5), on June 16, 2022, the Sponsor deposited $413,766 (or $0.10 per Public Share that was not redeemed) into the Company’s Trust Account and thereby extended the Combination Period from June 17, 2022 to September 17, 2022. In order to further extend the Combination Period from September 17, 2022, an additional $137,922 (or $0.033 per Public Share that was not redeemed) will be deposited into the Company’s Trust account for each month. The Sponsor or its designees will have the sole discretion whether to continue extending for additional calendar months until December 17, 2022 and if the Sponsor determines not to continue extending for additional calendar months, no additional funds will be deposited into the Trust Account. On June 1, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) which was further amended on July 26, 2022 (see Note 6).
If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Initial Shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of their respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than amount of funds deposited into the Trust Account ($10.10 per share).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.10 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern
As of September 30, 2022, the Company had $4,126 in operating cash, $43,261,353 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital of $597,494. Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company may need to raise additional capital through loans or additional investments from its Sponsor or third parties as discussed in Note 5.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until December 17, 2022 to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these financial statements. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 17, 2022. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any Business Combination by December 17, 2022.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed consolidated or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations,

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SEPTEMBER 30, 2022
or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2021, as filed with the SEC on March 31, 2022. The interim results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.
Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these unaudited condensed consolidated financial statements is the determination of the fair value of the

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warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $4,126 and $635,169 of cash as of September 30, 2022 and December 31, 2021, respectively, and no cash equivalents.
Cash and Marketable Securities Held in Trust Account
The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with Accounting Standards Codification (“ASC”) Topic 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts. When the Company’s investments held in the Trust Account are comprised of money market securities, the investments are classified as trading securities. Gains and losses resulting from the change in fair value of these securities is included in interest earn on investments held in the Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Ordinary Shares Subject to Possible Redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2022 and December 31, 2021, ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.
In connection with the approval of an extension of the Combination Period at a meeting of Company shareholders on June 14, 2021, certain shareholders exercised their right to redeem 7,362,342 ordinary shares for an aggregate cash balance of $75,897,772. As a result, $75,897,772 was paid out of the Trust in connection with the redemptions. On June 16, 2022, the Company’s Sponsor deposited $413,766 into the Trust Account to extend the Combination Period from June 17, 2022 to September 17, 2022.
On August 30, 2022, the Company entered into an agreement to extend the Combination Period from September 17, 2022 to December 17, 2022.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period.

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
At September 30, 2022 and December 31, 2021, the ordinary shares reflected in the condensed consolidated balance sheets are reconciled in the following table:
Gross proceeds	$115,000,000
Less:
Fair Value of Public Warrants at issuance	(4,427,500)
Ordinary shares issuance costs	(2,697,608)
Plus:
Accretion of carrying value to redemption value	8,275,108
Ordinary shares subject to possible redemption, December 31, 2021	116,150,000
Plus:
Accretion of carrying value to redemption value	3,009,125
Less:
Public shares redeemed	(75,897,772)
Ordinary shares subject to possible redemption, September 30, 2022	$43,261,353
Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued ordinary shares purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Company accounts for the Private Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Private Warrants as liabilities at their fair value and adjusts the Private Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations. The Private Warrants for periods where no observable traded price was available are valued using a binomial lattice model.
Offering Costs
Offering costs consisted of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the condensed consolidated statements of operations. Offering costs associated with the ordinary shares issued were charged to shareholders’ equity upon the completion of the Initial Public Offering. Offering costs amounting to $2,712,986 were incurred, of which $2,697,608 were charged to shareholders’ equity upon the completion of the Initial Public Offering and $15,378 of the offering costs were immediately expensed through the Statements of operations in connection with the warrant liability.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2022 and December 31, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that that total amount of unrecognized tax benefits will materially change over the next twelve months.
Net income (loss) Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Income and losses are shared pro rata to the shares. Net income (loss) per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable ordinary shares is excluded from income per ordinary share as the redemption value approximates fair value.
The calculation of diluted income per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Warrants, since the average share price of the Company’s ordinary shares for the period ended September 30, 2022 was less than the exercise price and therefore, the inclusion of such warrants under the treasury stock method would be anti-dilutive and the exercise is contingent upon the occurrence of future events. The warrants are exercisable to purchase 12,350,000 shares of ordinary shares in the aggregate. As of September 30, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net (loss) income per ordinary share is the same as basic net (loss) income per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net (loss) income per ordinary share:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	Ordinary Shares	Ordinary Shares	Ordinary Shares	Ordinary Shares
Basic and diluted Income (loss) income per ordinary share
Numerator:
Allocation of Income (loss) income, as adjusted	$(183,170)	$615,201	$902,877	$2,141,624
Denominator:
Basic and diluted weighted average shares outstanding	7,137,658	14,500,000	11,587,425	14,500,000
Basic and diluted Income (loss) income per ordinary share	$(0.03)	$0.04	$0.08	$0.15
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature other than the warrant liabilities (see Note 9).
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Convertible Promissory Note
The Company accounts for its convertible promissory note under ASC 815, Derivatives and Hedging (“ASC 815”). Under 815-15- 25, the election can be made at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825, Financial Instruments (“ASC 825”). The Company has made such election for its convertible promissory note. Using the fair value option, the convertible promissory note is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Differences between the face value of the convertible promissory note and fair value at issuance are recognized as either an expense in the statement of operations (if issued at a premium) or

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
as a capital contribution (if issued at a discount). Any material changes in the estimated fair value of the convertible promissory note are recognized as non-cash gains or losses in the condensed statements of operations.
Recent Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows. The Company has not adopted this guidance as of September 30, 2022.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.
NOTE 3 — PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 11,500,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one-half ordinary share and one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share (see Note 8).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and EarlyBirdCapital purchased an aggregate of 5,450,000 Private Warrants, at a price of $1.00 per Private Warrant, for an aggregate purchase price of $5,450,000, in a private placement. Each Private Warrant is exercisable to purchase one ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
In September 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 2,875,000 ordinary shares of the Company (the “Founder Shares”). The Founder Shares included an aggregate of up to 375,000 shares that were subject to forfeiture. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until, with respect to 50% of the Founder Shares, the earlier of one year after the consummation of a Business Combination and the date on which the closing price of the ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
Business Combination and, with respect to the remaining 50% of the Founder Shares, until the one year after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of September 30, 2022 and December 31, 2021, the Company had no outstanding borrowings under the Working Capital Loans.
Related Party Extension Loans — Promissory Notes
As discussed in Note 1, the Company may extend the Combination Period up to two times, each by an additional three months (until December 17, 2022 to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $1,150,000 ($0.10 per Public Share), on or prior to the date of the applicable deadline, for each three-month extension. Any such payments would be made in the form of a non-interest bearing, unsecured promissory note. Such notes would either be paid upon consummation of a Business Combination, or, at the relevant insider’s discretion, converted upon consummation of a Business Combination into additional Private Warrants at a price of $1.00 per Private Warrant. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination. On December 13, 2021, convertible promissory note (the “New Note”) related to the deposit in Trust of $1,150,000 required to satisfy the extension to March 17, 2022 was issued and an aggregate of $1,150,000 was deposited into the Trust Account on January 10, 2022. The New Note is non-interest bearing and payable upon consummation of the Company’s initial Business Combination. At the lender’s discretion, the New Note may be repayable in warrants upon closing of the Business Combination at a price of $1.00 per warrant. At September 30, 2022 and December 31, 2021, there were $1,150,000 and $0 outstanding under the New Note, respectively. Management has determined the par value of the New Note approximates fair value since the conversion price is significantly higher than the value of the warrants into which the balance may be converted. No arms-length transaction by a note holder would result in a conversion with this fact pattern, thus par value is deemed to approximate fair value. As such no fair value change was booked to the statement of operations.
On March 14, 2022, an aggregate of $1,150,000 was deposited by the Sponsor into the Trust Account, representing $0.10 per Public Share, which enabled the Company to extend the period of time it has to consummate a Business Combination by three months from March 17, 2022 to June 17, 2022. In connection with this payment, the Company issued an unsecured promissory note (the “Second Note”) to the Sponsor having a principal amount equal to the amount the Sponsor deposited into the Trust Account of $1,150,000. The Second Note is not convertible. At September 30, 2022, there were $1,150,000 outstanding under the Second Note.
On June 14, 2022, the Company entered into a promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of up to $830,000 (the “Third Note”) in connection with the extension of the Company’s Combination Period from June 17, 2022 to

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
December 17, 2022. The Third Note is non-interest bearing and payable on the earlier of the date on which the Company consummates a Business Combination or the date that the winding up of the Company is effective. The Third Note is not convertible. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Third Note; however, no proceeds from the Trust Account may be used for such repayment. On June 17, 2022, the Sponsor deposited $413,766 of such funds in the Trust Account, therefore extending the Company’s Combination Period from June 17, 2022 to September 17, 2022. As of September 30, 2022, the outstanding principal balance under the Third Note amounted to an aggregate of $413,766.
On August 25, 2022, the Company entered into a promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of up to $500,000 (the “Fourth Note”) in connection with the extension of the Company’s Combination Period from June 17, 2022, to December 17, 2022 for working capital purposes. The Third Note is non-interest bearing and payable on the earlier of the date on which the Company consummates a Business Combination or the date that the winding up of the Company is effective. The Fourth Note is not convertible. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Fourth Note; however, no proceeds from the Trust Account may be used for such repayment. On August 25, 2022, the Sponsor deposited $270,000 of such funds in the Company’s operating account. As of September 30, 2022, the outstanding principal balance under the Fourth Noted amounted to an aggregate of $270,000.
Administrative Fees
The Company pays an affiliate of its Sponsor and its Chief Executive Officer approximately $7,000 per month for office space and advisory services relating to our search for, and consummation of, an initial Business Combination. Until January 31, 2022, the Company also paid Alberto Pontonio, one of its directors, a fee of approximately $3,000 per month for certain general and administrative services, including office space, utilities and secretarial support, as may be required from time to time. This payment was subsequently made to the affiliate of its Sponsor. For the three and nine months ended September 30, 2022, management fees incurred and paid to an affiliate of our Sponsor were $21,000 and $63,000, respectively, and administrative fees incurred were $9,000 and $27,000, respectively. For the three and nine months ended September 30, 2021, management fees incurred and paid to an affiliate of our Sponsor were $21,000 and $63,000, respectively, and administrative fees paid to Alberto Pontonio were $9,000 and $24,000, respectively. At September 30, 2022 and December 31, 2021, there were no management fees and administrative fees included in accrued expenses in the accompanying balance sheet.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management is continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States of America, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
Registration Rights
Pursuant to a registration rights agreement entered into on December 17, 2020, the holders of the Founder Shares (as defined in Note 8), Representative Shares, Private Warrants and underlying ordinary shares and any securities issued upon conversion of Working Capital Loans or extension loans will be entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the Representative Shares, the Private Warrants (and underlying securities) and securities issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding anything herein to the contrary, EarlyBirdCapital and/or its designees may only make a demand registration (i) on one occasion and (ii) during the five year period beginning on the effective date of the registration statement for our Initial Public Offering. The holders of the majority of the Founders’ Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares are to be released from escrow. The holders of a majority of the Private Warrants or warrants issued to the Sponsor, officers, directors or their affiliates in payment of Working Capital Loans or extension loans made to the Company (in each case, including the underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything herein to the contrary, EarlyBirdCapital and/or its designees may participate in a “piggy-back” registration only during the seven year period beginning on the effective date of the registration statement, which incorporates the prospectus. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters, and the underwriters exercised the option to purchase up to 1,500,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions.
Upon the closing of the Initial Public Offering, the underwriters were paid a cash underwriting discount of $0.20 per Unit, or $2,300,000 in the aggregate.
Business Combination Marketing Agreement
The Company has engaged EarlyBirdCapital, the underwriter in the Initial Public Offering, as an advisor in connection with its Business Combination to assist in holding meetings with the Company shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with its initial Business Combination, assist in obtaining shareholder approval for the Business Combination and assist with press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of its initial Business Combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering (exclusive of any applicable finder’s fees which might become payable).
Legal Fees
As of September 30, 2022, the Company incurred legal fees of $1,140,511. These fees will only become due and payable upon the consummation of a Business Combination. These fees are not accrued as of September 30, 2022.

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
Merger Agreement
On June 1, 2022, the Company, entered into Merger Agreement with Rally Communitas Corp., a Delaware corporation (“Rally”), Pubco, Purchaser Merger Sub, Company Merger Sub, Jorge E. Marcos, in the capacity as the representative from and after the effective time of the Merger (as defined below) (the “Effective Time”) of the shareholders of Pubco (other than the Rally Security Holders and their successors and assignees) (the “Purchaser Representative”), and Numaan Akram, in the capacity as the representative of the Rally Security Holders from and after the Effective Time (the “Seller Representative”).
On July 26, 2022, ATAC, Rally, Pubco, the Seller Representative and the Purchaser Representative entered into an amendment (the “Amendment”) to the Merger Agreement. The Amendment clarifies and revises certain provisions of the Merger Agreement relating to (i) the securities for which the investors (the “Support Investors”) that enter into support subscription agreements to purchase securities of Pubco immediately prior to the Closing as a condition to the consummation of ATAC’s initial Business Combination under the Merger Agreement will subscribe pursuant to such agreements, (ii) the contingent value rights to be issued by Pubco at the Closing to non-redeeming ATAC shareholders and the Support Investors and (iii) the expected composition of the board of directors of Pubco (the “Pubco Board”) immediately following consummation of the Business Combination, subject to approval of the proposal related to the election of directors to the Pubco Board that is contained in a registration statement on Form S-4 (as amended, the “Merger Registration Statement”) that Pubco initially filed with the SEC in connection with the Business Combination on July 29, 2022, as amended.
For further information and discussion regarding the proposed Business Combination, please see the Merger Registration Statement and the Current Reports on Form 8-K filed by the Company on June 7, 2022, July 26, 2022 and November 8, 2022.
Voting Agreements
Simultaneously with the execution and delivery of the Merger Agreement, ATAC and Rally have entered into voting agreements (collectively, the “Voting Agreements”) with certain Rally Security Holders required to approve the Transaction. Under the Voting Agreements, each Rally Security Holder party thereto agreed to vote all of such Rally Security Holder’s shares of Rally in favor of the Merger Agreement and the Transaction, terminate certain shareholder agreements and Rally Convertible Instruments that such Rally Security Holder is party thereto, as applicable, and to otherwise take (or not take, as applicable) certain other actions in support of the Merger Agreement and the Transaction and the other matters to be submitted to the Rally Security Holders for approval in connection with the Transaction, in the manner and subject to the conditions set forth in the Voting Agreements, and provide a proxy to Rally to vote such shares accordingly. The Voting Agreements prevent transfers of the Rally shares held by such Rally Security Holder party thereto between the date of the Voting Agreement and the date of Closing, except for certain permitted transfers where the recipient also agrees to comply with the Voting Agreement.
Lock-Up Agreements
Simultaneously with the execution and delivery of the Merger Agreement, certain shareholders of Rally each entered into a Lock-Up Agreement with Pubco and the Purchaser Representative (collectively, the “Lock-Up Agreements”). Pursuant to the Lock-Up Agreements, each Rally shareholder party thereto agreed not to, during the period commencing from the Closing and ending 365 days after the Closing (subject to early release if Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any restricted securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such restricted securities, or (iii) publicly disclose the intention to do any of the foregoing,

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of the restricted securities or other securities, in cash or otherwise (in each case, subject to certain limited permitted transfers where the recipient takes the shares subject to the restrictions in the Lock-Up Agreement).
CVRs
At the Closing, each Public Shareholder that did not redeem their Ordinary Shares in connection with the consummation of the business combination (the “Initial CVR Holders” and, together with any other holders of Contingent Value Rights (“CVRs”) upon the occurrence of certain events on or about the eighteen (18)- month anniversary of the Closing (the “CVR Settlement Date”), the “CVR Holders”) will receive CVRs with the rights and terms set forth in the CVR Agreement. Pursuant to the CVR Agreement, at the Closing, Pubco will issue CVRs, each representing the contingent right to receive a pro rata portion of the CVR Escrow Shares if certain events set forth in the CVR Agreements occur, to be determined as of the CVR Settlement Date (or earlier, if a qualifying Change of Control (as that term is defined in the CVR Agreements) should occur), with each CVR Holder as of such CVR Settlement Date to receive a number of CVR Escrow Shares determined as a function of the dollar volume-weighted average price for the Pubco Ordinary Shares during the thirty (30) trading days immediately preceding such date, the amount of the preferred return and the number of shares of held by ATAC shareholders that elect not to redeem their ordinary shares in connection with the Redemption. The parties intend for the CVRs to be registered securities listed for trading on a national exchange, subject to applicable listing requirements, such that such CVRs may be traded and exchanged prior to the CVR Settlement Date.
Filing of Merger Registration Statement/Prospectus
On August 1, 2022, ATAC and Rally issued a joint press release announcing the filing by Pubco of the Merger Registration Statement on Form S-4 in connection with the previously disclosed proposed Merger between ATAC and Rally.
NOTE 7 — SHAREHOLDERS’ DEFICIT
Preference shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2022 and December 31, 2021, there were no preference shares issued and outstanding.
Ordinary shares — The Company is authorized to issue 500,000,000 ordinary shares, with a par value of $0.0001 per share. Holders of the ordinary shares are entitled to one vote for each share. At September 30, 2022 and December 31, 2021, there were 3,000,000 ordinary shares issued and outstanding, excluding 4,137,658 and 11,500,000 ordinary shares subject to possible redemption which are presented as temporary equity, respectively.
NOTE 8 — WARRANTS
As of September 30, 2022 and December 31, 2021, the Company has 5,750,000 and 5,450,000 Public Warrants and Private Warrants outstanding, respectively. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the issuance of the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the issuance of the ordinary shares issuable upon exercise of the Public Warrants is not

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
effective within 90 days from the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company may redeem the Public Warrants:

•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
at any time while the warrants become exercisable;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•
if, and only if, the reported last sale price of the Company’s ordinary shares equals or exceeds $18.00 per share (subject to adjustment) for any 20 trading days within a 30-trading day period commencing after the warrants become exercisable and ending on the third trading business day prior to the notice of redemption to the warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the issuance of the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price. The Company has agreed to use its best efforts to have declared effective a prospectus relating to the ordinary shares issuable upon exercise of the warrants and keep such prospectus current until the expiration of the warrants. However, if the Company does not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants for cash and the Company will not be required to net cash settle or cash settle the warrant exercise. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) such that the effective

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
exercise price per full share will be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issue additional ordinary shares or equity-linked securities.
The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants will be exercisable for cash (even if a registration statement covering the issuance of the ordinary shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option and will not be redeemable by the Company, in each case so long as they are held by the initial purchasers or their affiliates.
Representative Shares
In October 2020, the Company issued to the designees of EarlyBirdCapital 125,000 ordinary shares (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the Initial Public Offering, with a corresponding credit to shareholders’ equity. The Company estimated the fair value of Representative Shares to be $1,137 based upon the price of the Founder Shares issued to the Initial Shareholders. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.
The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.
NOTE 9 — FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
At September 30, 2022, assets held in the Trust Account were comprised of $43,261,353 in money market securities. At December 31, 2021, assets held in the Trust Account were comprised of $116,173,808 in money market securities. From September 8, 2020 (inception) through September 30, 2022, the Company did not withdraw any interest income from the Trust Account.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	September 30, 2022	December 31, 2021
Assets:
Cash and marketable securities held in Trust Account	1	$43,261,353	$116,173,808
Liabilities:
Warrant Liabilities – Private Placement Warrants	3	$163,500	$2,392,550
The Private Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within derivative warrant liabilities on the balance sheets. The derivative warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statements of operations.
Level 3 financial liabilities consist of the Private Warrant liability and convertible promissory note for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.
The fair value of the Private Warrants was estimated at September 30, 2022 and December 31, 2021 to be $0.03 and $0.44, respectively, using the Binomial Lattice Model option pricing model and the following assumptions:
Input	September 30, 2022	December 31, 2021
Risk-free interest rate	4.15%	1.14%
Dividend yield	0.00%	0.00%
Implied volatility	0.00%	9.10%
Exercise price	$11.50	$11.50
Market share Price	$10.40	$10.13
The Warrants are measured at fair value on a recurring basis using the Binomial Lattice Model.
As of September 30, 2022, the aggregate value of the Private Warrants was approximately $0.2 million.
The following table presents the change in the fair value of warrant liabilities for the three and nine months ended September 30, 2022:
Private Placement Warrants
Fair value as of January 1, 2022	$2,392,550
Change in valuation inputs or other assumptions	(1,795,775)
Fair Value as at March 31, 2022	596,775

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2022
Private Placement Warrants
Change in valuation inputs or other assumptions	(269,775)
Fair value as of June 30, 2022	327,000
Change in valuation inputs or other assumptions	(163,500)
Fair value as of September 30, 2022	$163,500

The following table presents the change in the fair value of warrant liabilities for the three and nine months ended September 30, 2021:
Private Placement Warrants
Fair value as of January 1, 2021	$5,450,000
Change in valuation inputs or other assumptions	(2,452,500)
Fair Value as at March 31, 2021	2,997,500
Change in valuation inputs or other assumptions	545,000
Fair value as of June 30, 2021	3,542,500
Change in valuation inputs or other assumptions	(872,000)
Fair value as of September 30, 2021	$2,670,500
Transfers to or from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three and nine months ended September 30, 2022 and 2021.
NOTE 10 — SUBSEQUENT EVENTS
On November 8, 2022, ATAC, Rally, Pubco, the Seller Representative and the Purchaser Representative entered into an amendment (the “Second Amendment”) to the Merger Agreement. The Second Amendment clarifies and revises certain provisions of the Merger
Agreement relating to the fact that the parties to the Merger Agreement have mutually agreed that: (i) at the Closing of the transactions contemplated by the Merger Agreement, Pubco will not issue securities previously referred to in the transaction documents as “Private CVRs” (including “Support CVRs”) and provide for various related adjustments to the terms and conditions of the Merger Agreement and other transaction documents referred to therein (including the Pubco securities for which investors, once identified, will subscribe pursuant to the agreements referred to in the Merger Agreement as Support Subscription Agreements), (ii) the condition to the Closing set forth in Section 7.1(h) of the Merger Agreement, waivable by ATAC and Rally that, at the Closing, ATAC and Pubco have cash and cash equivalents, including funds remaining in ATAC’s Trust Account established at the time of its initial public offering (after giving effect to the completion and payment of redemptions by ATAC shareholders and payment of each party’s transaction expenses (to the extent due and unpaid at Closing)) and the aggregate amount of any Purchaser Transaction Financing (including the Support Subscription Agreements) at least equal to $20 million and (iii) to remove from the Merger Agreement the condition to the Closing relating to net tangible assets at Closing set forth in Section 7.1(g) of the Merger Agreement.
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
Americas Technology Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Americas Technology Acquisition Corp. as of December 31, 2021 and 2020, the related statements of operations, changes in shareholders’ deficit and cash flows for year ended December 31, 2021 and the period from September 8, 2020 (Inception) through December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020 and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from September 8, 2020 (inception) through December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by June 17, 2022 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 30, 2022
PCAOB ID Number 100

AMERICAS TECHNOLOGY ACQUISITION CORP.
BALANCE SHEETS
	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash	$635,169	$1,253,202
Prepaid expenses	170,000	331,863
Due from Sponsor – reimbursable expenses	4,175	—
Total Current Assets	809,344	1,585,065
Marketable securities held in Trust Account	116,173,808	116,151,909
TOTAL ASSETS	$116,983,152	$117,736,974
LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$349,240	$8,292
Total Current Liabilities	349,240	8,292
Warrant liabilities	2,392,550	5,450,000
Total Liabilities	2,741,790	5,458,292
Commitments and Contingencies
Ordinary Shares subject to possible redemption, $0.0001 par value; 11,500,000 shares at a redemption value of $10.10 per share as of December 31, 2021 and 2020	116,150,000	116,150,000
Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; 3,000,000 shares issued and outstanding (excluding 11,500,000 shares subject to possible redemption) as of December 31, 2021 and 2020	300	300
Additional paid-in capital	—	—
Accumulated deficit	(1,908,938)	(3,871,618)
Total Shareholders’ Deficit	(1,908,638)	(3,871,318)
TOTAL LIABILITIES, ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$116,983,152	$117,736,974
The accompanying notes are an integral part of the financial statements.

AMERICAS TECHNOLOGY ACQUISITION CORP
STATEMENTS OF OPERATIONS
	Year Ended December 31, 2021	For the Period from September 8, 2020 (inception) through December 31, 2020
General and administrative expenses	$1,116,669	$36,378
Loss from operations	(1,116,669)	(36,378)
Other income (expense):
Change in fair value of warrant liabilities	3,057,450	(1,199,000)
Transaction costs allocable to warrant liabilities	—	(15,378)
Interest earned on marketable securities held in Trust Account	21,899	1,909
Total other income (expense), net	3,079,349	(1,212,469)
Net income (loss)	$1,962,680	$(1,248,847)
Weighted average shares outstanding, ordinary shares	14,500,000	13,806,452
Basic and diluted net income (loss) per share, ordinary shares	$0.14	$(0.09)
The accompanying notes are an integral part of these financial statements.

AMERICAS TECHNOLOGY ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2021 AND THE PERIOD FROM SEPTEMBER 8, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
	Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – September 8, 2020 (inception)	—	$—	$—	$—	$—
Ordinary shares issued to Sponsor	2,875,000	287	24,713	—	25,000
Accretion of ordinary shares to redemption value	—	—	(5,652,337)	(2,622,771)	(8,275,108)
Sale of Private Placement Warrants in excess of fair value	—	—	4,427,500	—	4,427,500
Sale of 5,450,000 Private Placement Warrants in excess of fair value	—	—	1,199,000	—	1,199,000
Issuance of Representative Shares	125,000	13	1,124	—	1,137
Net loss	—	—	—	(1,248,847)	(1,248,847)
Balance – December 31, 2020	3,000,000	300	$—	(3,871,618)	(3,871,318)
Net income	—	—	—	1,962,680	1,962,680
Balance – December 31, 2021	3,000,000	$300	$—	$(1,908,938)	$(1,908,638)
The accompanying notes are an integral part of these financial statements.

AMERICAS TECHNOLOGY ACQUISITION CORP.
STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2021	For the Period from September 8, 2020 (inception) Through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$1,962,680	$(1,248,847)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Formation cost paid by Sponsor in exchange for issuance of founder shares	—	5,000
Change in fair value of warrant liabilities	(3,057,450)	1,199,000
Transaction costs allocable to warrant liabilities	—	15,378
Interest earned on investments held in Trust Account	(21,899)	(1,909)
Changes in operating assets and liabilities:
Prepaid expenses	161,863	(331,863)
Due from Sponsor	(4,175)	—
Accrued expenses	340,948	8,292
Net cash used in operating activities	(618,033)	(354,949)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(116,150,000)
Net cash used in investing activities	—	(116,150,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	112,700,000
Proceeds from sale of Private Warrants	—	5,450,000
Proceeds from promissory note – related party	—	38,496
Repayment of promissory note – related party	—	(122,465)
Payments of offering costs	—	(307,880)
Net cash provided by financing activities	—	117,758,151
Net Change in Cash	(618,033)	1,253,202
Cash – Beginning of period	1,253,202	—
Cash – End of period	$635,169	$1,253,202
Non-Cash Investing and Financing Activities:
Offering costs paid by Sponsor in exchange for issuance of Founder Shares	$—	$25,000
Issuance of Representative Shares	$—	$1,137
Offering costs paid through promissory note – related party	$—	$78,969
The accompanying notes are an integral part of these financial statements.

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Americas Technology Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on September 8, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2021, the Company had not commenced any operations. All activity for the period from September 8, 2020 (inception) through December 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the marketable securities held in the Trust Account (as defined below).
The registration statement for the Company’s Initial Public Offering was declared effective on December 14, 2020. On December 17, 2020, the Company consummated the Initial Public Offering of 11,500,000 Units (the “Units” and, with respect to the ordinary shares included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $115,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,450,000 warrants (the “Private Warrants”) at a price of $1.00 per Private Warrant in a private placement to ATAC Limited Partnership, (the “Sponsor”) and EarlyBirdCapital, Inc. (“EarlyBirdCapital”), generating gross proceeds of $5,450,000, which is described in Note 4.
Transaction costs amounted to $2,712,986, consisting of $2,300,000 in cash underwriting fees, net of reimbursement, and $412,986 of other offering costs, of which $2,697,608 was charged to equity and $15,378 was expensed through the statements of operations.
Following the closing of the Initial Public Offering on December 17, 2020, an amount of $116,150,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Warrants was placed in a Trust Account (the “Trust Account”), invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (less any taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.10 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by any cash fees the Company will pay to the underwriters (as discussed in Note 6).
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Company’s shares prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote its Founder Shares (as defined in Note 5), Representative Shares (as defined in Note 8) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Initial Shareholders have agreed (a) to waive their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares.
The Company initially had until December 17, 2021 to complete a Business Combination. However, if the Company anticipated that it would not be able to consummate a Business Combination by December 17, 2021, the Company could extend the period of time to consummate a Business Combination up to two times, each by an additional three months (until June 17, 2022, to complete a Business Combination (the “Combination Period”)). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliate or designees must deposit into the Trust Account $1,150,000 ($0.10 per Public Share), on or prior to the date of the applicable deadline, for each three-month extension. On December 13, 2021, the Company extended the period of time it had to consummate a Business

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Combination by three months from December 17, 2021 to March 17, 2022. A further three-month extension was granted on March 11, 2022, resulting in a liquidation date of June 17, 2022.
If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Initial Shareholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of their respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than amount of funds deposited into the Trust Account ($10.10 per share).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.10 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until June 17, 2022 to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. Additionally, the Company may not have sufficient liquidity to fund the working capital needs of the Company through one year from the issuance of these financial statements. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a business combination not occur, and potential

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 17, 2022. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by June 17, 2022.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.
Marketable Securities Held in Trust Account
The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with Accounting Standards Codification (“ASC”) Topic 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts. When the Company’s investments held in the Trust Account are comprised of money market securities, the investments are classified as trading securities. Gains and losses resulting from the change in fair value of these securities is included in interest earn on investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Ordinary Shares Subject to Possible Redemption
The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021 and 2020, ordinary shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period.
At December 31, 2021 and 2020, the ordinary shares reflected in the balance sheets are reconciled in the following table:
Gross proceeds	$115,000,000
Less:
Fair Value of Public Warrants at issuance	(4,427,500)
Class A ordinary shares issuance costs	(2,697,608)
Plus:
Accretion of carrying value to redemption value	8,275,108
Ordinary shares subject to possible redemption	$116,150,000
Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Company accounts for the Private Placement Warrants in accordance with the guidance contained in

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Private Placement Warrants as liabilities at their fair value and adjusts the Private Placement Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the statements of operations. The Private Placement Warrants for periods where no observable traded price was available are valued using a binomial lattice model.
Offering Costs
Offering costs consisted of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A ordinary shares issued were charged to shareholders’ equity upon the completion of the Initial Public Offering. Offering costs amounting to $2,712,986 were incurred, of which $2,697,608 were charged to shareholders’ equity upon the completion of the Initial Public Offering and $15,378 of the offering costs were immediately expensed through the Statements of operations in connection with the warrant liability.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2021 and 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that that total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (Loss) Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Income and losses are shared pro rata to the shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable ordinary shares is excluded from income (loss) per ordinary share as the redemption value approximates fair value.
The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Warrants, since the average stock price of the Company’s ordinary shares for the year ended December 31, 2021 was less than the exercise price and therefore, the inclusion of such warrants under the treasury stock method would be anti-dilutive and the exercise is contingent upon the occurrence of future events. The warrants are exercisable to purchase 12,350,000 shares of ordinary shares in the aggregate. As of December 31, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share:
	Year Ended December 31, 2021	For the Period from September 8, 2020 (inception) through December 31, 2020
	Ordinary Shares	Ordinary Shares
Numerator:
Allocation of net income (loss), as adjusted	$1,962,680	$(1,248,847)
Denominator:
Basic and diluted weighted average shares outstanding	14,500,000	13,806,452
Basic and diluted net income (loss) per ordinary share	$0.14	$(0.09)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheets, primarily due to their short-term nature other than the warrant liabilities (see Note 9).
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recent Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3 — PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 11,500,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 1,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one ordinary share and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share (see Note 8).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and EarlyBirdCapital purchased an aggregate of 5,450,000 Private Warrants, at a price of $1.00 per Private Warrant, for an aggregate purchase price of $5,450,000, in a private placement. Each Private Warrant is exercisable to purchase one ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants will expire worthless.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
In September 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 2,875,000 of the Company’s ordinary shares (the “Founder Shares”). The Founder Shares included an aggregate of up to 375,000 shares that were subject to forfeiture. As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until, with respect to 50% of the Founder Shares, the earlier of one year after the consummation of a Business Combination and the date on which the closing price of the ordinary shares equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations,

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing after a Business Combination and, with respect to the remaining 50% of the Founder Shares, until the one year after the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of notes may be converted upon completion of a Business Combination into warrants at a price of $1.00 per warrant. Such warrants would be identical to the Private Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2021 and 2020, the Company had no outstanding borrowings under the Working Capital Loans.
Related Party Extension Loans
As discussed in Note 1, the Company may extend the period of time to consummate a Business Combination up to two times, each by an additional three months (until June 17, 2022 to complete a Business Combination). In order to extend the time available for the Company to consummate a Business Combination, the Sponsor or its affiliates or designees must deposit into the Trust Account $1,150,000 ($0.10 per Public Share), on or prior to the date of the applicable deadline, for each three-month extension. Any such payments would be made in the form of a non-interest bearing, unsecured promissory note. Such notes would either be paid upon consummation of a Business Combination, or, at the relevant insider’s discretion, converted upon consummation of a Business Combination into additional Private Warrants at a price of $1.00 per Private Warrant. The Sponsor and its affiliates or designees are not obligated to fund the Trust Account to extend the time for the Company to complete a Business Combination. On December 13, 2021, promissory note (the “New Note”) related to the deposit in Trust of $1,150,000 required to satisfy the extension to March 17, 2022 was issued and an aggregate of $1,150,000 was deposited into the Trust Account on January 10, 2022. The New Note is non-interest bearing and payable upon consummation of the Company’s initial Business Combination. At the lender’s discretion, the New Note may be repayable in warrants of the post Business Combination entity at a price of $1.00 per warrant. At December 31, 2021, there were no amounts outstanding under the New Note.
On March 11, 2022, an aggregate of $1,150,000 was deposited by the Sponsor into the Trust Account, representing $0.10 per Public Share, which enabled the Company to extend the period of time it has to consummate a Business Combination by three months from March 17, 2022 to June 17, 2022. In connection with this payment, the Company issued an unsecured promissory note to the Sponsor having a principal amount equal to the amount the Sponsor deposited into the Trust Account of $1,150,000.
Administrative Fees
The Company pays an affiliate of its sponsor and its Chief Executive Officer approximately $7,000 per month for office space and advisory services relating to our search for, and consummation of, an initial Business Combination. The Company also pays Alberto Pontonio, one of its directors, a fee of approximately $3,000 per month for certain general and administrative services, including office space, utilities and secretarial support, as may be required from time to time. For the year ended December 31, 2021, management fees incurred and paid to an affiliate of our Sponsor were $77,000 and administrative fees paid to Alberto Pontonio

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
were $33,000. For the period from September 8, 2020 (inception) through December 31, 2020, there were no management fees nor administrative fees incurred under these agreements.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management is continuing to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States of America, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.
Registration Rights
Pursuant to a registration rights agreement entered into on December 17, 2020, the holders of the Founder Shares, Representative Shares, Private Warrants and underlying ordinary shares and any securities issued upon conversion of Working Capital Loans or extension loans will be entitled to registration rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the Representative Shares, the Private Warrants (and underlying securities) and securities issued in payment of Working Capital Loans (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Notwithstanding anything herein to the contrary, EarlyBirdCapital and/or its designees may only make a demand registration (i) on one occasion and (ii) during the five year period beginning on the effective date of the registration statement for our IPO. The holders of the majority of the Founders’ Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares are to be released from escrow. The holders of a majority of the Private Warrants or warrants issued to the Sponsor, officers, directors or their affiliates in payment of Working Capital Loans or extension loans made to the Company (in each case, including the underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. Notwithstanding anything herein to the contrary, EarlyBirdCapital and/or its designees may participate in a “piggy-back” registration only during the seven year period beginning on the effective date of the registration statement, which incorporates the prospectus. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters and the underwriters exercised the option to purchase up to 1,500,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions.

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Upon the closing of the Initial Public Offering, the underwriters were paid a cash underwriting discount of $0.20 per Unit, or $2,300,000 in the aggregate.
Business Combination Marketing Agreement
The Company has engaged EarlyBirdCapital, the underwriter in the Initial Public Offering, as an advisor in connection with its Business Combination to assist in holding meetings with the Company shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing its securities in connection with its initial Business Combination, assist in obtaining shareholder approval for the Business Combination and assist with press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of its initial business combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering (exclusive of any applicable finder’s fees which might become payable).
Legal Fees
As of December 31, 2021, the Company incurred legal fees of $446,686. These fees will only become due and payable upon the consummation of a Business Combination.
NOTE 7 — SHAREHOLDERS’ DEFICIT
Preference shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31,2021 and 2020, there were no preference shares issued or outstanding.
Ordinary shares — The Company is authorized to issue 500,000,000 ordinary shares, with a par value of $0.0001 per share. Holders of the ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 3,000,000 ordinary shares of issued and outstanding, excluding 11,500,000 ordinary shares subject to possible redemption which are presented as temporary equity.
NOTE 8 — WARRANTS
As of December 31, 2021 and 2020, the Company has 5,750,000 and 5,450,000 Public Warrants and Private Placement Warrants outstanding, respectively. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the issuance of the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the issuance of the ordinary shares issuable upon exercise of the Public Warrants is not effective within 90 days from the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company may redeem the Public Warrants:
•
in whole and not in part;

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
•
at a price of $0.01 per warrant;

•
at any time while the warrants become exercisable;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•
if, and only if, the reported last sale price of the Company’s ordinary shares equals or exceeds $18.00 per share (subject to adjustment) for any 20 trading days within a 30-trading day period commencing after the warrants become exercisable and ending on the third trading business day prior to the notice of redemption to the warrant holders; and

•
if, and only if, there is a current registration statement in effect with respect to the issuance of the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price. The Company has agreed to use its best efforts to have declared effective a prospectus relating to the ordinary shares issuable upon exercise of the warrants and keep such prospectus current until the expiration of the warrants. However, if the Company does not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants for cash and the Company will not be required to net cash settle or cash settle the warrant exercise. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issue additional ordinary shares or equity-linked securities.
The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants will be exercisable for cash (even if a registration statement covering the issuance of the ordinary shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option and will not be redeemable by the Company, in each case so long as they are held by the initial purchasers or their affiliates.
Representative Shares
In October 2020, the Company issued to the designees of EarlyBirdCapital 125,000 ordinary shares (the “Representative Shares”). The Company accounted for the Representative Shares as an offering cost of the

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Initial Public Offering, with a corresponding credit to shareholders’ equity. The Company estimated the fair value of Representative Shares to be $1,137 based upon the price of the Founder Shares issued to the Initial Shareholders. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their conversion rights (or right to participate in any tender offer) with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.
The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to Rule 5110(g)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(g)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners.
NOTE 9 — FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.
At December 31, 2021, assets held in the Trust Account were comprised of $116,173,808 in money market securities. At December 31, 2020, assets held in the Trust Account were comprised of $611 in cash and $116,149,737 in U.S. Treasury securities. From the date of inception through December 31, 2021, the Company did not withdraw any interest income from the Trust Account.

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2021
Assets:
Marketable securities held in Trust Account	1	$116,173,808
Liabilities:
Warrant Liabilities – Private Placement Warrants	3	$2,392,550
The gross holding loss and fair value of held-to-maturity securities at December 31, 2020 are as follows:
		Level	Amortized Cost	Gross Holding Loss	Fair Value
Assets:
Held-To-Maturity Investments	U.S. Treasury Securities (Mature on 3/18/2021)	1	$116,151,298	$(1,562)	$116,149,737
Liabilities:
Private Placement Warrants	Private Placement Warrants	3	$—	$—	$5,450,000
The Private Placement Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within derivative warrant liabilities on the balance sheets. The derivative warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statements of operations.
Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.
The fair value of the Private Placement Warrants was estimated at December 31, 2021 and 2020 to be $0.44 and $1.00, respectively, using the Binomial Lattice Model option pricing model and the following assumptions:
Input	December 31, 2021	December 31, 2020
Risk-free interest rate	1.14%	0.41%
Dividend yield	0.00%	0.00%
Implied volatility	9.1%	17.00%
Exercise price	$11.50	$11.50
Market Stock Price	$10.13	$9.78
The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the private warrants are performed using the Binomial Lattice Model.
As of December 31, 2021, the aggregate value of the Private Placement Warrants was approximately $2.4 million.

AMERICAS TECHNOLOGY ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
The following table presents the change in the fair value of warrant liabilities:
Private Placement Warrants
Fair value as of September 8, 2020 (inception)	$—
Initial measurement on December 17, 2020 (IPO)	4,251,000
Change in valuation inputs or other assumptions	1,199,000
Fair value as of December 31, 2020	5,450,000
Change in valuation inputs or other assumptions	(3,057,450)
Fair value as of December 31, 2021	$2,392,550
Transfers to or from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the years ended December 31, 2021 and 2020.
NOTE 10 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than noted below, that would have required adjustment or disclosure in the financial statements.
On January 10, 2022, in connection with the New Note issued on December 13, 2021, an aggregate of $1,150,000 was deposited by the Sponsor into the Trust Account, representing $0.10 per Public Share, which enabled the Company to extend the period of time it has to consummate a Business Combination by three months from December 17, 2021 to March 17, 2022.
On March 11, 2022, an aggregate of $1,150,000 was deposited by the Sponsor into the Trust Account, representing $0.10 per Public Share, which enabled the Company to extend the period of time it has to consummate a Business Combination by three months from March 17, 2022 to June 17, 2022. In connection with this payment, the Company issued an unsecured promissory note to the Sponsor having a principal amount equal to the amount the Sponsor deposited into the Trust Account of $1,150,000.

RALLY COMMUNITAS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In US Dollars, except share data)
	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$232,109	$871,986
Settlements receivable	661,785	109,987
Advances to vendors	209,850	23,521
Security deposits	40,874	60,660
Other current assets	64,131	49,139
Total current assets	1,208,749	1,115,293
Property and equipment, net	9,938	3,471
Intangible assets, net	2,336,021	2,652,434
Goodwill	9,310,841	9,310,841
Trademarks	3,400,000	3,400,000
Deferred tax asset	10,673	—
	15,067,473	15,366,746
Total assets	$16,276,222	$16,482,039
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Short-term debt	$205,521	$207,193
Short-term debt – related party	1,100,000	1,102,609
Current portion of convertible notes	908,333	—
Accounts payable	4,643,154	2,942,692
Unearned revenue	3,223,633	1,250,910
Deferred tax liability	459,441	459,441
Accrued expenses	700,282	144,953
Other current liabilities	245,028	145,978
Total current liabilities	11,485,392	6,253,776
Long-term liabilities:
Long-term debt	716,967	643,777
Long-term debt – related party	759,811	459,811
Convertible notes	75,000	983,333
SAFE agreement	372,818	109,647
Total long-term liabilities	1,924,596	2,196,568
Total liabilities	13,409,988	8,450,344
Commitments and contingencies (Note 14)
Preferred stock, $0.0001 par value; 17,993,110 shares authorized; 17,993,110 shares issued and outstanding as of September 30, 2022 and December 31, 2021	7,836,180	7,836,180
Stockholders’ (deficit) equity
Common stock, $0.0001 par value; 50,000,000 shares authorized; 22,740,373 shares issued and outstanding as of September 30, 2022 and December 31, 2021	2,274	2,274
Additional paid-in capital	11,105,590	11,089,138
Stock subscription receivable	(401,456)	(513,645)
Accumulated deficit	(15,676,354)	(10,382,252)
Total stockholders’ (deficit) equity	(4,969,946)	195,515
Total liabilities, mezzanine equity and stockholders’ (deficit) equity	$16,276,222	$16,482,039
The accompanying notes are an integral part of these condensed consolidated financial statements.

RALLY COMMUNITAS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In US Dollars, except share and per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net Sales	$6,826,347	$2,516,141	$16,097,725	$4,754,026
Operating expenses:
Cost of sales (exclusive of items shown separately below)	6,706,108	2,065,459	15,724,228	3,838,322
Sales, marketing and operations expense	1,666,394	503,904	3,717,159	1,002,307
Depreciation and amortization expense	159,571	160,779	482,865	789,690
General and administrative expense	433,865	100,065	975,343	177,273
Technology and development expense	156,767	48,995	482,745	130,646
Total operating expenses	9,122,705	2,879,202	21,382,340	5,938,238
Loss from operations	(2,296,358)	(363,061)	(5,284,615)	(1,184,212)
Other expense:
Interest expense	(33,773)	(2,676)	(94,400)	(15,389)
Fair value in excess of stated value of derivative instrument	(24,501)	—	(13,171)	—
Other income, net	3,293	—	96,026	3,786
Total other expense	(54,981)	(2,676)	(11,545)	(11,603)
Net loss before income taxes	(2,351,339)	(365,737)	(5,296,160)	(1,195,815)
Income tax expense (benefit)	(6,000)	7,943	(2,058)	7,815
Net loss	$(2,345,339)	$(373,680)	$(5,294,102)	$(1,203,630)
Weighted average common stock outstanding, basic and diluted	22,740,373	22,740,373	22,740,373	22,740,373
Basic and diluted net loss per share attributable to common stockholders	$(0.10)	$(0.02)	$(0.23)	$(0.05)
The accompanying notes are an integral part of these condensed consolidated financial statements.

RALLY COMMUNITAS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ (DEFICIT) EQUITY (UNAUDITED)
(In US Dollars, except share data)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022
	Preferred Stock		Common Stock		Additional Paid-In Capital	Stock Subscription Receivable	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, January 1, 2022	17,993,110	$7,836,180	22,740,373	$2,274	$11,089,138	$(513,645)	$(10,382,252)	$195,515
Share-based compensation	—	—	—	—	3,262	—	—	3,262
Amount recovered from a shareholder against stock subscription receivable	—	—	—	—	—	32,135	—	32,135
Net loss	—	—	—	—	—	—	(962,280)	(962,280)
Balance, March 31, 2022	17,993,110	$7,836,180	22,740,373	2,274	11,092,400	(481,510)	(11,344,532)	(731,368)
Share-based compensation	—	—	—	—	7,672	—	—	7,672
Amount recovered from a shareholder against stock subscription receivable	—	—	—	—	—	40,676	—	40,676
Net loss	—	—	—	—	—	—	(1,986,483)	(1,986,483)
Balance, June 30, 2022	17,993,110	$7,836,180	22,740,373	2,274	11,100,072	(440,834)	(13,331,015)	(2,669,503)
Share-based compensation	—	—	—	—	5,518	—	—	5,518
Amount recovered from a shareholder against stock subscription receivable	—	—	—	—	—	39,378	—	39,378
Net loss	—	—	—	—	—	—	(2,345,339)	(2,345,339)
Balance, September 30, 2022	17,993,110	$7,836,180	22,740,373	2,274	11,105,590	(401,456)	(15,676,354)	(4,969,946)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021
	Preferred Stock		Common Stock		Additional Paid-In Capital	Stock Subscription Receivable	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance, January 1, 2021	10,927,246	$3,516,180	16,519,804	$1,652	$865,807	$(544,855)	$(7,772,830)	$(7,450,226)
Issuance of preferred stock and common stock in connection with Rally acquisition	7,065,864	4,320,000	6,220,569	622	10,195,897	—	—	10,196,519
Share-based compensation	—	—	—	—	4,610	—	—	4,610
Net loss	—	—	—	—	—	—	(576,683)	(576,683)
Balance, March 31, 2021	17,993,110	$7,836,180	22,740,373	$2,274	$11,066,314	$(544,855)	(8,349,513)	2,174,220
Share-based compensation	—	—	—	—	5,885	—	—	5,885
Net loss	—	—	—	—	—	—	(253,264)	(253,264)
Balance, June 30, 2021	17,993,110	$7,836,180	22,740,373	2,274	11,072,199	(544,855)	(8,602,777)	1,926,841
Share-based compensation	—	—	—	—	15,078	—	—	15,078
Amount recovered from a shareholder against stock subscription receivable	—	—	—	—	—	3,250	—	3,250
Net loss	—	—	—	—	—	—	(373,681)	(373,681)
Balance, September 30, 2021	17,993,110	$7,836,180	22,740,373	2,274	11,087,277	(541,605)	(8,976,458)	1,571,488
The accompanying notes are an integral part of these condensed consolidated financial statements.

RALLY COMMUNITAS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In US Dollars)
	For the nine months ended September 30,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(5,294,102)	$(1,203,630)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	482,865	789,690
Share issued in exchange for services	112,189	3,250
Stock Based compensation	16,452	25,573
Fair value in excess of stated value of derivative instrument	13,171	—
Income from loan forgiveness	(90,034)	—
Changes in operating assets and liabilities:
Settlements receivable	(551,798)	(16,794)
Advances to vendors	(186,329)	(23,521)
Other current assets	4,797	117,643
Accounts payable	1,700,462	(233,531)
Accrued expenses	555,329	—
Other current and non-current liabilities	99,049	202,426
Deferred taxes	(10,673)	(3,475)
Unearned revenue	1,972,723	670,657
Net cash (used in) provided by operating activities	(1,175,899)	328,288
Cash Flows from Investing Activities:
Cash acquired as part of acquisition (see Note 3)	—	185,375
Purchases of property and equipment	(7,584)	—
Software development costs	(165,337)	(26,881)
Net cash (used in) provided by investing activities	(172,921)	158,494
Cash Flows from Financing Activities:
Proceeds from issuance of convertible notes	—	908,333
Proceeds from issuance of SAFE agreement	250,000	—
Proceeds from the issuance of debt	350,000	108,340
Repayments of debt	(188,448)	(151,901)
Proceeds from the issuance of related party debt	309,100	5,000
Repayments of related party debt	(11,709)	—
Net cash provided by financing activities	708,943	869,772
Net change in cash and cash equivalents	(639,877)	1,356,554
Cash and cash equivalents – Beginning	871,986	303,983
Cash and cash equivalents – Ending	$232,109	1,660,537
Non-cash investing and financing activities:
Interest paid	$9,384	$15,389
Reduction of debt from loan forgiveness	$90,034	$—
Common stock issued in exchange for acquisition of Rally	$—	$10,198,509
Preferred stock issued in exchange for acquisition of Rally	$—	$4,320,000
The accompanying notes are an integral part of these condensed consolidated financial statements.

RALLY COMMUNITAS CORP
Notes to condensed consolidated financial statements
(In US Dollars, except per share data)
Note 1. Organization and Description of Business
Prior to January 1, 2021, the Company, as defined below, was operated under OurBus Inc. (“OurBus”), a Delaware Corporation. On September 22, 2020, in connection with the pending acquisition of Rally Bus Corp, Rally Communitas Corp. (the “Company”, or “RCC”), a Delaware corporation was formed. On January 1, 2021, the Company engaged in a reorganization in which owners of Ourbus contributed their equity interests to the Company in exchange for equity in the Company. At the same time, the owners of Rally Bus Corp (“Rally”) contributed their equity interests to the Company in exchange for equity in the Company. Each share/option holder of OurBus was issued 2,686.147 shares of Rally Communitas Corp and each share/option holder of Rally Bus Corp was issued 0.6569 shares of Rally Communitas Corp. (see Note 3).
On January 14, 2022, the Company decided to constitute a new subsidiary Rally Bus CA, Inc. in Canada for expanding business. On January 25, 2022, the Company decided to constitute a new subsidiary, Rally Bus UG in Grundung, Germany for expanding business.
RCC bills itself as “Mass Mobility as a Service”. The Company provides transportation for two primary use-cases: event-based surge demand and regularly scheduled intercity travel. The Company operates two products under its two subsidiaries, Ourbus Inc. and Rally Bus Corp. The services are provided under the Rally product for on-demand events and the OurBus product for scheduled services.
In either use case, the Company plans, prices, and schedules bus trips which are then marketed to customers who buy individual rides. The Company then has a competitive bidding process wherein bus operators seek to fulfill the demand. The Company chooses an operator based on a proprietary selection criteria and monitors their performance throughout the process.
This is accomplished through a technology platform that includes rider, driver, and bus software, as well as other components for the various aspects of the business. There are web and mobile applications for most of these components. There are also automated processes that run in the background to monitor and react to various business occurrences.
In June 2022, Americas Technology Acquisition Corp. (“ATA”), a Delaware corporation listed with NYSE in the United States, and the Company announced the signing of a definitive merger agreement. Under the terms of the proposed transaction, a new publicly traded holding company will be formed under the name “Rally” (“Pubco”) which will have two wholly owned subsidiaries, one of which, prior to closing, will merge with and into Rally, with Rally surviving, and one of which will merge with and into ATA, with ATA surviving. As of September 30th 2022 the ATA SPAC has $43.3 million cash held in trust from the public listing entered into in January 2021. This transaction reflects an implied pro-forma enterprise value at closing of approximately $208 million excluding earnout consideration and without taking into account escrow/release of shares to holders of contingent value rights (“CVRs”). Transaction consideration to security holders of Rally will take the form of newly issued Pubco securities, with the total number of issued shares to be determined in accordance with the terms of the Merger Agreement, taking into account potential adjustments for debt and transaction expenses as of the closing date. Assuming no adjustments to transaction consideration (and without taking into account the shares to be held back from distribution at closing and deposited into escrow to satisfy obligations to CVR holders after the closing), the aggregate value of shares to be issued to Rally stockholders at the closing is expected to be approximately $165 million. Rally stockholders may also receive up to an additional 4.5 million shares of Pubco common stock upon the achievement of certain revenue and share price targets during the post-closing earnout period.
On July 26. 2022, ATA, the Company, Pubco, Purchaser Representative and Seller Representative entered into an amendment (the “Amendment”) to the Merger Agreement. The Amendment clarifies and revises certain provisions of the Merger Agreement relating to (i) the securities for which the Support Investors will subscribe pursuant to the Support Subscription Agreements, (ii) the CVRs to be issued by Pubco at the Closing to non-redeeming ATA shareholders and the Support Investors (subject to the Second Amendment described below) and (iii) the expected composition of the Pubco Board immediately following consummation of the Business Combination, subject to approval of the Director Election Proposal.
On November 8, 2022, ATA, the Company, Pubco, Purchaser Representative and Seller Representative entered into an additional amendment (the “Second Amendment”) to the Merger Agreement. The Second Amendment clarifies and revises certain provisions of the Merger Agreement relating to the fact that the parties to the Merger Agreement have mutually agreed that: (i) at the Closing of the Business Combination, Pubco will not issue securities previously referred to in the transaction documents as “Private CVRs” (including “Support CVRs”) and provide for various related adjustments to the terms and conditions of the Merger Agreement and other transaction documents referred to therein (including the Pubco securities for which investors, once identified, will subscribe pursuant to the agreements referred to in the Merger Agreement as Support Subscription Agreements), (ii) the condition to the Closing set forth in Section 7.1(h) of the Merger Agreement, waivable by ATA and the Company that, at the Closing, ATA and Pubco have cash and cash equivalents, including funds remaining in ATA’s Trust Account established at the time of its initial public offering (after giving effect to the completion and payment of redemptions by ATA shareholders and payment of each party’s transaction expenses (to the extent due and unpaid at Closing)) and the aggregate amount of any Transaction Financing (including the Support Subscription Agreements) at least equal to $20 million and (iii) to remove from the Merger Agreement the condition to the Closing relating to net tangible assets at Closing set forth in Section 7.1(g) of the Merger Agreement.
On November 16, 2022, ATA, the Company, Pubco, Purchaser Representative and Seller Representative entered into an additional amendment (the “Third Amendment”) to the Merger Agreement. The Third Amendment clarifies and revises certain provisions of the Merger Agreement relating to the fact that the parties to the Merger Agreement have mutually agreed that: (i) at the Closing, Pubco will not issue securities previously referred to in the transaction documents as “Contingent Value Rights” or “CVRs”, resulting in various changes to definitions and terms reflected in the Merger Agreement and other transaction documents, (ii) that the size of the Pubco Board immediately after the Closing will initially include five (5) members, with the size of the Pubco Board to be increased as promptly as practicable to include additional directors qualifying as independent in accordance with rules of The New York Stock Exchange (or other relevant national securities exchange), (iii) the condition to Closing set forth in Section 7.2(d)(iv) the Merger Agreement, requiring that the Purchaser and certain investors have entered into Support Subscription Agreements as described in the Merger Agreement, shall be removed from the Merger Agreement, along with corresponding terms and definitions in the Merger Agreement and other transaction documents, and (iv) the condition to the Closing set forth in Section 7.1(h) of the Merger Agreement, waivable by ATA and the Company, is revised to reflect that, at the Closing, ATA and Pubco have cash and cash equivalents, including funds remaining in ATA’s Trust Account established at the time of its initial public offering (after giving effect to the completion and payment of redemptions by ATA shareholders and payment of each party’s transaction expenses (to the extent due and unpaid at Closing)) and the aggregate amount of any Transaction Financing at least equal to $10 million.
COVID-19 Impact
The COVID-19 pandemic has impacted the business of the Ourbus Inc. and Rally Bus Corp significantly in fiscal 2020 and 2021 and is continuing to impact these companies very differently by business and function. The scope and nature of these impacts continue to evolve, sometimes rapidly, including through the resurgence of COVID-19 due to variant strains of the virus and related government actions. It was difficult to quantify the complete impact the pandemic had for the fiscal year 2021, but the actions being undertaken to reduce the severity and spread of COVID-19 were creating disruptions, and are likely to continue to create significant disruptions, with respect to consumer demand, the Company’s ability to continue to provide services, and the reliability and sufficiency of its supply chain.
While the pandemic had an impact on all transportation-related businesses, Ourbus Inc. and Rally Bus Corp was able to quickly adjust to the changing conditions in the market due to a number of factors. Most importantly, they were asset-light companies that did not have the capital expenses of traditional bus operators. Therefore the Company was able to reduce its staff and operating expenditures as demand ceased.
Management also continues to monitor the effects of the global macroeconomic environment, including increasing inflationary pressures; social and political issues; regulatory matters, geopolitical tensions; and

global security issues. The Company is also mindful of inflationary pressures on its cost base and is monitoring the impact on customer preferences.
Going Concern
The Company is an early-stage growth company operating in the technology and software market. As typical of these businesses, the Company invests in research and development to build a scalable platform aligned with capturing the market opportunity. Further, the Company invests in sales and marketing to acquire customers. To fund the development and scaling of the technology platform and acquisition of customers, the Company initially incurs losses with the expectations that they will generate a high margin revenue stream in the future. The Company has incurred losses to date approximating $15.7 million and as of September 30, 2022 has a working capital deficit of approximately $10.3 million. While there can be no assurances, management and the Company’s board of directors anticipate that the Company will eventually reach a scale where the revenues from existing customers will offset the platform development and acquisition costs for new customers to reach profitability, and they believe that the size and nascent stage of the Company’s target market justify continuing to invest in growth even at the expense of short-term profitability.
The Company’s growth strategy will require additional external investment in the form of either equity or debt. The Company has successfully funded its losses to-date through several rounds of equity financing and issuing debt. To-date, the Company has raised over $7 million in financing to fund its operations. As previously noted, in June 2022, the Company announced the signing of a definitive merger agreement with Americas Technology Acquisition Corp. (“ATA”), a Delaware corporation listed with NYSE in the United States. On November 8, 2022 ATA filed a preliminary proxy statement/prospectus, which disclosed in a Pro Forma that assuming maximum redemption from ATA’s shareholders the Company would be left with approximately $5 Million in cash and cash equivalents post-merger. If the maximum redemption occurs, or redemptions in an amount that would leave the Company with cash or cash equivalents in an amount less than the Company’s working capital deficit, or the merger with ATA does not close and the Company is unable to raise additional capital moving forward, its ability to operate in the normal course and continue to invest in its products may be negatively impacted and the Company may be forced to scale back operations or divest some or all of its products.
These factors raise substantial doubt about the ability of the Company to continue as a going concern. Unless management is able to obtain additional financing, either through the merger with ATA or other sources, it is unlikely that the Company will be able to meet its funding requirements during the next 12 months. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Summary of Significant Accounting Policies
Basis of Preparation and Principles of Consolidation
The condensed consolidated financial statements include the accounts of Rally Communitas Corp. and its wholly-owned subsidiaries, Ourbus Inc., Rally Bus Corp (by virtue of the merger held in 2021), Rally Bus CA, Inc, and Rally Bus UG. Intercompany accounts and transactions have been eliminated. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of the Company’s management, the condensed consolidated financial statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation. The preparation of these condensed consolidated financial statements and accompanying notes are in conformity with the U.S. Generally Accepted Accounting Principles (GAAP). The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s December 31, 2021 audited consolidated financial statements. Operating results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected through December 31, 2022 or any future periods.

Emerging Growth Company Status
The Company is expected to be an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Startups Act of 2021 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Reclassifications
Certain prior year amounts have been reclassified for comparative purposes to conform to the current-period financial statement presentation. These reclassifications had no effect on previously reported results of operations.
Use of Estimates
Preparation of consolidated financial statements in conformity with GAAP require us to make estimates and assumptions that affect the amounts reported and disclosed in the condensed consolidated financial statements and the accompanying notes. Actual results could materially differ from these estimates. On an ongoing basis the Company evaluates its estimates including those relating to fair values, intangible assets, useful lives of intangible assets, income taxes, contingent liabilities among others. The Company bases its estimates on assumptions both historical and forward looking that are believed to be reasonable, the results of which form the basis for making judgements about the carrying values of assets and liabilities.
Functional Currency
The local currency is the functional currency for Rally Communitas Corp’s operations outside the United States. Assets and liabilities of these operations are translated into U.S. Dollars at the exchange rate in effect at the end of each period. Income statement accounts are translated at the average exchange rate prevailing during the period. Gains and losses from foreign currency transactions are included in net loss for the period. Translation adjustments were immaterial.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents. Bank deposits are held by accredited financial institutions and these deposits may at times be in excess of federally insured limits. The Company limits its credit risk associated with cash and cash equivalents by placing them with financial institutions that it believes are of high quality. The Company has not experienced any losses on its deposits of cash or cash equivalents.
Cash and cash equivalents
The Company considers all highly liquid investments purchased with original maturities of 90 days or less from the purchase date to be cash equivalents. The Company maintains its cash in checking and savings accounts. Income generated from cash held in savings accounts is recorded as interest income. The carrying value of the Company’s savings accounts is included in cash and approximates the fair value.
Settlements Receivable
Settlements receivable represents amounts due from third-party payment processors for customer transactions. Settlements receivable are typically received within one or two business days of the transaction date. No valuation allowances have been established, as funds are due from large, well-established financial institutions with no historical collections issue.

Advances to Vendors
Advances to vendors are prepayments made for future services in advance from vendors and will be expensed when the service is received from the vendor.
Advertising Costs
The Company recognizes advertising expenses as they are incurred, and such costs are included in as incurred in sales, marketing and operations expense in the condensed consolidated statements of operations. For the nine months ended September 30, 2022 and 2021, advertising expenses were $528,395 and $202,329, respectively.
Share-Based Compensation
The Company accounts for equity-based compensation arrangements granted to employees in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation: Stock Compensation”, by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. The Company accounts for forfeitures when they occur. Further information regarding share-based compensation can be found in Note 11, “Share Based Compensation”.
Segment Reporting
Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources in assessing performance. The Company has determined it has one operating segment. The Company’s chief operating decision maker, its Chief Executive Officer, manages the Company’s operations for the purposes of allocating resources and evaluating financial performance.
Income Taxes
Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or loss in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. Interest and penalties related to unrecognized tax benefits are included within the provision of income tax. To date, there have been no unrecognized tax benefits balances.
Fair Value Measurements
Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The categorization of financial assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels:

•
Level 1: Inputs are quoted prices in active markets for identical assets or liabilities.

•
Level 2: Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

•
Level 3: Inputs are unobservable for the asset or liability.

The carrying amounts of certain financial instruments, such as cash equivalents, settlements receivable, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities. The fair value of debt instruments for which the Company has not elected fair value accounting is based on the present value of expected future cash flows and assumptions about the then-current market interest rates as of the reporting period and the creditworthiness of the Company. Most of the Company’s debt is carried on the consolidated balance sheet on a historical cost basis net of unamortized discounts and premiums because the Company has not elected the fair value option of accounting.
Leases
The Company did not have any leases as of September 30, 2022 with an initial term greater than 12 months. The Company determines if an arrangement is a lease at inception. Lease right -of-use assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. For operating leases with an initial term greater than 12 months, the Company would recognize operating lease liabilities based on the present value of lease payments over the lease term at the commencement date. Operating lease right -of-use assets are comprised of the lease liability plus any lease payments made and excludes lease incentives. Lease terms include options to renew or terminate the lease when the Company is reasonably certain that the renewal option will be exercised or when it is reasonably certain that the termination option will not be exercised. For an operating lease, if the interest rate used to determine the present value of future lease payments is not readily determinable, the Company estimates the incremental borrowing rate as the discount rate for the lease. The Company’s incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in similar economic environments. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
Property, Plant and Equipment
Property, Plant and Equipment includes only one category — Computer Hardware assets. Computer Hardware assets include computers, laptops and related items. The Company accounts for property and equipment at cost less accumulated depreciation. The Company computes depreciation using the straight-line method over the useful lives of the assets. The Company has estimated useful life of Computer Hardware assets to be five years.
Proprietary Technology
Costs incurred to develop software and the platform for internal use consist primarily of direct employee related and third-party contractor costs and are accounted for pursuant to ASC 350-40, Internal Use Software. Costs incurred during the preliminary planning and evaluation stage of the project are expensed as incurred. Costs incurred during the application development stage of the project are capitalized. The Company develops software that is used in providing services to customers. Capitalization of internal-use software primarily associated with operating platforms. Intangible assets are stated at the lower of cost or fair value. Proprietary technology is amortized on a straight-line basis over the period of five years, representing the period over which the Company expects to receive future economic benefits from these assets.
Change in Accounting Estimate
During the period ended June 30, 2021, the Company recorded an increase to its amortization expense and corresponding accumulated amortization of $292,562, or $0.01 loss per diluted share, as a result of a change in its accounting estimate of the useful lives of its propriety technology from seven years to five years. In connection with the Rally acquisition, the Company evaluated the useful lives of both entities and determined a change was appropriate in order to align the useful lives with the estimated lifespan and rate of refresh of the combined propriety technologies. The Company’s change in the useful lives of these assets is considered a change in accounting estimate in accordance with ASC 250-10 “Accounting Changes and Error Corrections.”

Long-lived Assets Including Goodwill and Other Acquired Intangibles Assets
The Company evaluates the recoverability of property and equipment and acquired finite-lived intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. The evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate from the use and eventual disposition. If such review indicates that the carrying amount of property and equipment and intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value. The Company has not recorded any significant impairment charges during the periods presented.
The Company reviews goodwill and trademarks for impairment at least annually or more frequently if events or changes in circumstances would more likely than not reduce the fair value of the single reporting unit below its carrying value. As of September 30, 2022 and December 31, 2021, no impairment of goodwill or trademarks has been identified.
Acquired finite-lived intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets. The Company routinely reviews the remaining estimated useful lives of property and equipment and finite-lived intangible assets. If the Company changes the estimated useful life assumption for any asset, the remaining unamortized balance is amortized or depreciated over the revised estimated useful life.
Preferred Stock
The Company accounts for its preferred stock in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Given the predominantly Equity-Like characteristics of the Preferred Stock, such transactions will be recognized on its settlement date (i.e., the date the proceeds are received, and the shares are issued) and recorded at the amount of cash proceeds received (which also approximates fair value). Based on the fact that the agreements contain a redemption and change-in-control feature, such transactions will be classified as mezzanine equity in accordance with ASC 480-10-S99-3A. As a result of the mezzanine equity classification, any issuance costs will be recorded as a reduction of the share balance. If the preferred stock become probable of being redeemed at the option of the preference shareholders at a future date, the Company will accrete the carrying amount of its redeemable convertible preferred stock to equal the redemption value at the end of each reporting period using the interest method. Accordingly, at September 30, 2022 and December 31, 2021, preferred stock is presented as mezzanine equity, outside of the stockholders’ (deficit) equity section of the Company’s consolidated balance sheets.
Revenue Recognition
The Company generates its revenue from offering bus transportation through its technology platform. Substantially all of the Company’s revenue is generated from bus ticket sales and is recognized in accordance with ASC Topic 606 (“ASC 606”). In addition, the Company generates revenue in accordance with ASC 606 from licensing and data access, primarily with third-party companies.
The table below presents the Company’s revenues as included on the condensed consolidated statements of operations:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Line Ticket Sales revenue, net of returns and allowances	$6,373,115	$2,341,684	$13,945,789	$4,418,791
Event Ticket Sales revenue, net of returns and allowances	437,232	156,152	2,115,936	291,965
SAAS Revenue	16,000	18,305	36,000	43,270
Total net sales	$6,826,347	$2,516,141	$16,097,725	$4,754,026

The Company applies judgment in the determination of performance obligations in accordance with ASC 606, Performance obligations in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. In addition, a single performance obligation may comprise a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. This principle is achieved through applying the following five-step approach:

•
Step 1 — Identification of the contract, or contracts, with a client.

•
Step 2 — Identification of the performance obligations in the contract.

•
Step 3 — Determination of the transaction price.

•
Step 4 — Allocation of the transaction price to the performance obligations in the contract

•
Step 5 — Recognition of revenue when, or as, the Company satisfies a performance obligation.

For ticket sales revenue, the Company’s single performance obligation in the transaction is to connect drivers with riders to facilitate the completion of a successful bus transportation service for riders. The Company recognizes revenue upon completion of a ride as its performance obligation is satisfied upon the completion of the ride. The Company collects the fare and related charges from riders on behalf of drivers using the rider’s pre-authorized credit card or other payment mechanism and retains its fees before making the remaining disbursement to drivers. The Company has determined they are the principal in the customer arrangement as the Company has the primary responsibility for fulfillment and acceptability, inventory risk and the Company has discretion in setting the price for each ride.
The Company also generates revenue from licensing and data access agreements. The Company is primarily responsible for fulfilling its promise to keep the platform live 24/7 over the license period. The Company recognizes revenue ratably over time as the performance obligation is satisfied.
Unearned Revenue
As of September 30, 2022 and December 31, 2021, the Company had total unearned revenue of $3,223,633 and $1,250,910, respectively. As of September 30, 2022 and December 31, 2021, the Company expects 100% of total unearned revenue to be realized in less than a year.
Research and development costs
Costs related to preliminary research and development of internal use software are expensed as incurred as a component of operating expenses and were $156,767 and $482,745, and $48,995 and $130,646 for the three and nine months ended September 30, 2022 and 2021, respectively.
Interest Expense
Interest expense relates to the Company’s long-term debt, long-term debt — related parties and convertible notes. Interest expense for the three and nine months ended September 30, 2022 and 2021, were $33,773 and $94,400, and $2,676 and $15,389, respectively.
Net loss Per Share
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including outstanding stock options and convertible notes, to the extent dilutive. Since the Company was in a loss position for the three and nine months period ended September 30, 2022 and 2021, basic net loss per share was the same as diluted net loss per share for the period presented. The potentially dilutive vested employee stock options, representing approximately 8,709,889 and 7,716,643 shares at September 30, 2022 and 2021, respectively, were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive for the period presented, and the issuance of such shares is contingent upon the satisfaction of certain conditions which were not yet satisfied as of September 30, 2022 and 2021.
The following table shows the computation of basic and diluted earnings per share:
	For the three months ended September 30,
	2022	2021
Numerator:
Net Income (Loss)	$(2,345,339)	$(373,680)
Denominator:
Weighted average shares outstanding – basic	22,740,373	22,740,373
Effect of dilutive stock options and unvested time-based -restricted stock	—	—
Weighted average shares outstanding – diluted	22,740,373	22,740,373
Earnings (Loss) per share – basic	$(0.10)	$(0.02)
Earnings (Loss) per share – diluted	$(0.10)	$(0.02)
	For the nine months ended September 30,
	2022	2021
Numerator:
Net Income (Loss)	$(5,294,102)	$(1,203,630)
Denominator:
Weighted average shares outstanding – basic	22,740,373	22,740,373
Effect of dilutive stock options and unvested time-based -restricted stock	—	—
Weighted average shares outstanding – diluted	22,740,373	22,740,373
Earnings (Loss) per share – basic	$(0.23)	$(0.05)
Earnings (Loss) per share – diluted	$(0.23)	$(0.05)
Recently Adopted Accounting Standards
In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 clarifies and simplifies accounting for income taxes by eliminating certain exceptions for intra period tax allocation principles, and recognition of deferred taxes for outside basis differences in an investment, among other updates. The adoption of ASU 2019-12 did not have a material impact on the Condensed Consolidated Financial Statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which modifies lease accounting for lessees to increase transparency and comparability by recording lease assets and liabilities for operating leases and disclosing key information about leasing arrangements. In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, and ASU No. 2018-11, Leases (Topic 842), Targeted Improvements, which affect certain aspects of the previously issued guidance. In December 2018, the FASB issued ASU No. 2018-20, Narrow-Scope Improvements for Lessor, Leases (Topic 842), which provides guidance on sales tax and other taxes collected from lessees. In December 2019, the FASB issued ASU No. 2019-01, Codification Improvements to Topic 842, Leases, which affect certain aspects of the previously issued guidance. Amendments include an additional transition method that allows entities to apply the new standard on the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings, as well as a new practical expedient for lessors. The Company did not have any long-term leasing arrangements as of September 30, 2022 therefore, the announcement related to this standard did not have a material impact on its Condensed Consolidated Financial Statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815- 40). The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. The FASB reduced the number of accounting models for convertible debt and convertible preferred stock instruments and made certain disclosure amendments to improve the information provided to users. In addition, the FASB amended the derivative guidance for the “own stock” scope exception and certain aspects of the EPS guidance. The Company has elected to early adopt ASU 2020-06 as of January 1, 2021.
Recently Issued Accounting Standards
In June 2016, The FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This ASU changes the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022. The standard is effective for the Company on January 1, 2023. The Company is currently assessing the impact of ASU 2016-13 on its Condensed Consolidated Financial Statements.
In March 2020, the FASB issued authoritative guidance to provide optional relief for companies preparing for the discontinuation of interest rates such as the London Interbank Offered Rate (“LIBOR”) and applies to lease and other contracts, hedging instruments, held-to-maturity debt securities and debt arrangements that reference LIBOR or another rate that is expected to be discontinued as a result of reference rate reform. In January 2021, the FASB issued authoritative guidance that makes amendments to the new rules on accounting for reference rate reform. The amendments clarify that for all derivative instruments affected by the changes to interest rates used for discounting, margining or contract price alignment, regardless of whether they reference LIBOR or another rate expected to be discontinued as a result of reference rate reform, an entity may apply certain practical expedients in ASC 848. This guidance is effective upon the ASUs issuance on March 12, 2020 and companies may elect to apply the amendments prospectively through December 31, 2022. The Company is currently evaluating the potential effects of this guidance on its condensed consolidated financial statements. The Company is currently evaluating the potential impact of modifying treasury related arrangements and applying the relevant ASC 848 optional practical expedients, as needed. For existing lease, debt arrangements and other contracts, the Company does not expect any qualifying contract modifications related to reference rate reform and therefore does not expect that the optional guidance in ASC 848 will need to be applied through December 31, 2022. The Company will continue to monitor new contracts that could potentially be eligible for contract modification relief through December 31, 2022.
Note 3 — Acquisitions
Rally and Ourbus were operating as independent companies in similar space — asset-lite mass mobility technology companies in the business of passenger transportation. Rally caters to the requirements of passengers attending various events like Concerts, Games, Political Rallies etc. OurBus caters to regular intercity transportation needs. Events and Scheduled services represent the two sides of the private bus industry, and the respective companies had built complementary software and services to cater to each use-case. Seeing the synergy, the companies decided to merge the businesses. They did so by consummating a business combination through a Newco named Rally Communitas Corp (“RCC”) on January 1, 2021. RCC has no pre-combination activities and was formed specifically to swap shares with Rally and OurBus shareholders, who approved the merger. Each share/option holder of OurBus was issued 2,686.147 shares of Rally Communitas Corp and each share/option holder of Rally was issued 0.6569 shares of Rally Communitas Corp.
All business combinations require the identification of the acquiring entity, which is the entity that obtains control of the acquiree. As control is a prerequisite to determining the accounting acquirer, the first step in determining if a business combination has occurred is to determine if control of another entity has been obtained. A business combination may be consummated by forming a new entity that has no significant pre-combination activities other than to issue shares to the shareholders of the combining companies. In such situations, regardless of the number of entities involved in the combination, ASC 805 precludes the new entity from being identified as the acquirer. Based on this guidance, as RCC was newly formed to the effect the merger and had limited activity prior to the merger, The Company considered RCC as a new entity and evaluated the guidance under ASC 805 to determine the accounting acquirer as either Rally Bus Corp or Ourbus Inc. Based on the relative voting power of OurBus shareholders, having approximately 66% ownership, Ourbus was determined to be the accounting acquirer. The Company followed the guidance for reverse acquisition and historical results of Ourbus are included at pre-combination carrying amounts except for equity which has been restated using the exchange ratio established in the acquisition agreement. For the nine months ended September 30, 2022 and 2021, the statement of operations includes all activities related to both entities, Ourbus Inc. and Rally Bus Corp.
The Company determined the acquisition-date fair value of consideration transferred by Ourbus for its interest in Rally based on the number of equity interests issued to Rally in order to give them the ownership percentage in RCC as agreed upon in the acquisition agreement.
The following table summarizes the fair value of assets acquired and the liabilities assumed as of the date of acquisition:
Assets acquired:
Cash	$189,801
Other assets	136,812
Fixed assets	3,657
Trademark	3,400,000
Proprietary Technology (5 year life)	1,060,000
License Agreement (8.6 year life)	1,500,000
Goodwill	9,310,841
Total Assets acquired	15,601,111
Liabilities assumed:
Accounts payable and accrued expenses	428,255
Deferred tax liability	464,382
Debt	181,434
Other current liabilities	6,095
Total Liabilities assumed	1,080,166
Net Assets acquired	$14,520,945
The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill and is primarily attributed to the synergies expected from expanded market opportunities when integrating the acquired developed technologies with the Company’s offerings. The goodwill balance is not deductible for income tax purposes.
In the Company’s determination of the fair value of intangible assets, it considers, among other factors, the best use of acquired assets, analysis of historical financial performance and estimates of future performance of the acquired business’ services. These fair value measurements of the intangible assets are based on significant inputs not observable in the market, and thus represent Level 3 measurements. The estimated fair values of identified intangible assets are calculated considering both market participant expectations, using an income approach, as well as estimates and assumptions provided by RCC management. Assumptions include, but are not limited to, expected revenue growth (10% – 75%), weighted-average terminal growth rate (4%), risk adjusted discount rate (12 – 13%) and royalty rate (2 – 3%).
Acquisition-related costs of $20,857 associated with the business combination were included in general and administrative expenses in the condensed consolidated statement of operations for the nine months ended September 30, 2021.

Note 4 — Other Current Assets
	As of September 30, 2022	As of December 31, 2021
Prepaid expenses	$32,544	$36,054
Employee advance	1,340	1,467
Undeposited funds	8,841	—
Input tax credit	21,406	11,618
Total other current assets	$64,131	$49,139
Note 5 — Property, Plant and Equipment, net
	As of September 30, 2022	As of December 31, 2021
Computer Hardware	$12,980	$5,397
Accumulated depreciation	(3,042)	(1,926)
Total Property Plant and Equipment, net	$9,938	$3,471
Depreciation expense on property and equipment was $401 and $1,116, and $400 and $1,199 for the three and nine months ended September 30, 2022 and 2021, respectively.
Note 6 — Intangible Assets, Net
Intangible assets and goodwill consists of the following:
	Useful Life	As of September 30, 2022	As of December 31, 2021
Trademarks	Indefinite	$3,400,000	$3,400,000
Proprietary Technology	5 years	3,141,104	2,975,767
License Agreement	8.6 years	1,500,000	1,500,000
Goodwill	Indefinite	9,310,841	9,310,841
		17,351,945	17,186,608
Less: accumulated amortization		(2,305,083)	(1,823,333)
		$15,046,862	$15,363,275
Amortization expense relating to the intangible assets for the three and nine months ended September 30, 2022 and 2021 was approximately $159,170 and $481,749 and $160,379 and $788,491, respectively. The useful life of proprietary technology was shortened from seven years to five years, because of this change amortization expense for the nine month period ending September 30, 2021 was $292,562 higher than it would have been using a seven year life.
Estimated future amortization of intangibles is as follows:
Years Ending December 31,	Amount
Remainder of 2022	$165,888
2023	549,462
2024	494,710
2025	441,876
2026	215,298
Thereafter	468,787
$2,336,021

Note 7 — Accrued Expenses
Accrued Expenses at September 30, 2022 and December 31, 2021 consists of the following:
	As of September 30, 2022	As of December 31, 2021
Legal and professional fees	$555,085	$49,900
Accrued interest	70,615	77,181
Accrued salaries	13,098	10,500
Accrued audit fees	45,000	—
Accrued rent	6,000	—
Other	10,484	7,372
Total accrued expenses	$700,282	$144,953
Note 8 — Other Current Liabilities
Other current liabilities at September 30, 2022 and December 31, 2021 consists of the following:
	As of September 30, 2022	As of December 31, 2021
Expenses payable	$210,958	$135,390
Payroll taxes	9,760	8,265
Salary payable	24,310	2,323
Total other current liabilities	$245,028	$145,978
Note 9 — Debt
The Company had outstanding term loans with varying maturities for an aggregate principal amount as of September 30, 2022 of $2,782,299 (including related party debt).
	Maturities (Calendar year)	September 30, 2022	As of December 31, 2021	Effective Interest Rate
Related Party Notes Fixed-rate 0.50% (see Note 13)	2022	$1,000,000	$1,000,000	0.50%
Related Party Notes Fixed-rate 0.50% (see Note 13)	2022	100,000	100,000	0.50%
Related Party Notes Fixed-rate 0.50% (see Note 13)	2023	459,811	462,420	0.50%
Related Party Notes Fixed-rate 7.00% (see Note 13)	2023	300,000	—	7.00%
Paycheck Protection Loan I	2023	—	64,367	1.00%
Paycheck Protection Loan II	2026	98,045	108,000	1.00%
Paycheck Protection Loan III	2026	—	90,034	1.00%
Economic Injury Disaster Loan I	2050	500,000	150,000	3.75%
Economic Injury Disaster Loan II	2050	150,000	150,000	3.75%
PayPal working capital loan	2024	67,255	101,275	N/A
Amex loans I	2023	27,073	49,859	3.00%
Amex loans II	2023	80,115	137,434	4.20%
Total Debt		$2,782,299	$2,413,389
Less: Short-term debt		1,305,521	1,309,802
Long-term debt		$1,476,778	$1,103,587

SBA Loans
In April 2020, OurBus, Inc. (wholly owned subsidiary of RCC) secured a Paycheck Protection Program Loan from the U.S. Small Business Administration (“SBA”) of $117,033. The loan carries interest of 1% and is due on April 30, 2022. In 2021, the Company repaid $52,666 of this PPP Loan. As of December 31, 2021, $64,367 was outstanding under this loan. In 2022, the Company paid the remaining balance.
In May 2020, Rally Bus Corp (wholly owned subsidiary of RCC) secured a Economic Injury Disaster Loan from the SBA of $150,000. The loan carries interest of 3.75% and is repayable over a period of 30 years. In February 2022, this loan was amended and increased to $500,000. Interest rate and maturity date remained the same.
In May 2020, OurBus, Inc. (wholly owned subsidiary of RCC) secured a Economic Injury Disaster Loan from the SBA of $150,000. The loan carries interest of 3.75% and is repayable over a period of 30 years.
In February 2021, Ourbus, Inc (wholly owned subsidiary of RCC) secured a second Paycheck Protection Program Loan from the SBA of $108,000. The loan carries interest of 1% and is due 60 months from the date of issuance. In 2022, the Company repaid $2,238 of this PPP Loan. As of September 30, 2022 and December 31, 2021, $98,045 and $108,000 amounts were outstanding under this loan, respectively.
In March 2021, Rally Bus Corp (wholly owned subsidiary of RCC) secured a Paycheck Protection Program Loan from the SBA of $90,034. The loan carries interest of 1% and is due 60 months from the date of issuance. On July 1, 2022, the Company was notified that this loan was forgiven.
Convertible Notes
During the second half of 2021, the Company issued convertible notes amounting to $983,333. The Convertible Promissory Note bears interest of 8% per annum. During the three- and nine-months period ended September 30, 2022, interest expense of $20,667 and $62,001, respectively was incurred related to these convertible notes. Each Note will be convertible into Conversion Shares pursuant to following events:

•
Next Equity Financing Conversion.   The principal balance and unpaid accrued interest on each Note will automatically convert into Conversion Shares upon the closing of the Next Equity Financing. Notwithstanding the foregoing, the Company may, at its option, pay any unpaid accrued interest on each Note in cash at the time of conversion. The number of Conversion Shares the Company issues upon such conversion will equal the quotient (rounded down to the nearest whole share) obtained by dividing (x) the outstanding principal balance and unpaid accrued interest under each converting Note on a date that is no more than five (5) days prior to the date of conversion by (y) the applicable Conversion Price. At least five (5) days prior to the closing of the Next Equity Financing, the Company will notify the holder of each Note in writing of the terms of the Equity Securities that are expected to be issued in such financing. The issuance of Conversion Shares pursuant to the conversion of each Note will be on, and subject to, the same terms and conditions applicable to the Equity Securities issued in the Next Equity Financing. Conversion price means the lesser of (i) the product of (x) 100% less the Discount and (y) the lowest per share purchase price of the Equity Securities issued in the Next Equity Financing; and (ii) the quotient resulting from dividing (x) the Valuation Cap by (y) the fully diluted capitalization immediately prior to the closing of the Next Equity Financing. Discount means (i) 20% if the Next Equity Financing occurs within 12 months of the date of issuance of the Note; and (ii) 25% if the Next Equity Financing occurs at any time thereafter. Valuation Cap means (i) US$30,000,000 for the first US$1,000,000 in Notes sold by the Company, (ii) US$45,000,000 for the second US$1,000,000 in Notes sold by the Company, and (iii) US$60,000,000 when aggregate Notes sold by the Company are equal to or in excess of US$2,000,000.

•
Corporate Transaction Conversion.   In the event of a Corporate Transaction prior to the conversion of a Note pursuant to Next Equity Financing Conversion or Maturity Conversion or the repayment of such Note, at the closing of such Corporate Transaction, the holder of each Note may elect that either: (a) the Company will pay the holder of such Note an amount equal to the sum of (x) all accrued and unpaid interest due on such Note and (y) the outstanding principal balance of such Note; or (b) such Note will convert into that number of Conversion Shares equal to the quotient (rounded down to the nearest whole share) obtained by dividing (x) the outstanding principal balance and unpaid accrued interest of such Note on a date that is no more than five (5) days prior to the date of conversion by (y) the applicable Conversion Price. Conversion price means the quotient resulting from dividing (x) the Valuation Cap by (y) the fully diluted capitalization immediately prior to the closing of the Corporate Transaction. Valuation Cap means (i) US$30,000,000 for the first US$1,000,000 in Notes sold by the Company, (ii) US$45,000,000 for the second US$1,000,000 in Notes sold by the Company, and (iii) US$60,000,000 when aggregate Notes sold by the Company are equal to or in excess of US$2,000,000.

•
Maturity Conversion.   At any time on or after the Maturity Date, at the election of the Requisite Noteholders, each Note will convert into that number of Conversion Shares equal to the quotient (rounded down to the nearest whole share) obtained by dividing (x) the outstanding principal balance and unpaid accrued interest of such Note on the date of such conversion by (y) the applicable Conversion Price. Conversion price means the quotient resulting from dividing (x) the Valuation Cap by (y) the fully diluted capitalization immediately prior to such conversion. Valuation Cap means (i) US$30,000,000 for the first US$1,000,000 in Notes sold by the Company, (ii) US$45,000,000 for the second US$1,000,000 in Notes sold by the Company, and (iii) US$60,000,000 when aggregate Notes sold by the Company are equal to or in excess of US$2,000,000.

The convertible promissory notes meet the Variable-Share Obligations requirements for classification under ASC 480 and as a result are required to be classified as a liability and carried at amortized cost as the Company has not made an election pursuant to one of the fair value options provided within ASC 815 and ASC 825.
SAFE Agreement
During 2022, the Company issued $250,000 in Simple Agreement for Future Equity (“SAFE Agreement” or “SAFE”). During 2021, the Company issued $50,000 in Simple Agreement for Future Equity (“SAFE Agreement” or “SAFE”). The SAFE include a provision allowing for cash redemption upon the occurrence of a change of control, the occurrence of which is outside the control of the Company. The SAFE requires or may require the issuer to settle the obligation by transferring assets (i.e., cash). If there is a Liquidity Event before the termination of this SAFE, this SAFE will automatically be entitled to receive a portion of Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consummation of such Liquidity Event, equal to the greater of (i) a cash payment equal to 120% of the Purchase Amount (subject to the following paragraph) (the “Cash Amount”) or (ii) the amount payable on the number of shares of Common Stock equal to the Purchase Amount multiplied by the Discount Rate divided by the Liquidity Price (rounded down to the nearest whole share) (the “Conversion Amount”). If any of the Company’s securityholders are given a choice as to the form and amount of Proceeds to be received in a Liquidity Event, the Investor will be given the same choice, provided that the Investor may not choose to receive a form of consideration that the Investor would be ineligible to receive as a result of the Investor’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable law. The SAFE Agreement is considered a mandatorily redeemable financial instrument under ASC 480-10-15-8. Because the SAFE may require the issuer to redeem the instrument for cash upon a change of control, the agreement should be classified and recorded as a liability under ASC 480-10-25-8 because a change of control is an event that is considered not under the sole control of the issuer. Therefore, the SAFEs are classified as marked-to-market liabilities pursuant to ASC 480 in other long-term liabilities. See Note 9 for Fair Value related disclosures.
As of September 30, 2022, the aggregate maturities of long-term borrowings are as follows:
Remainder of 2022	2,060,787
2023	257,828
2024	93,185
2025	68,455
2026 and beyond	1,658,195
Total: aggregate maturities of long-term borrowings	4,138,450
Less: current portion of long-term borrowings	2,213,854
Long-term borrowings	1,924,596

Note 10 — Investments and Fair Value Measurement
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table presents financial assets and liabilities measured at fair value on a recurring basis based on the three-tier fair value hierarchy:
	As of September 30, 2022				As of December 31, 2021
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
SAFE Agreement	$—	$—	$372,818	$—	$—	$—	$109,647	$—
Total financial liabilities	$—	$—	$372,818	$—	$—	$—	$109,647	$—
The fair value of the SAFE agreements were calculated using a discount rate of 2.84% and 0.13% as of September 30, 2022 and December 31, 2021, respectively, over the expected term.
The Company did not make any transfers between the levels of the fair value hierarchy during the nine months ended September 30, 2022 and the year ended December 31, 2021.
Assets Measured at Fair Value on a Non-Recurring Basis
Non-Financial Assets
The Company’s non-financial assets, such as goodwill, intangible assets and property and equipment are adjusted to fair value when an impairment charge is recognized. Such fair value measurements are based predominately on Level 3 inputs.
Note 11 — Equity
Common Stock
As of September 30, 2022 and December 31, 2021, the Company authorized the issuance of up to 50,000,000 shares of common stock, par value $0.0001 per share. As of September 30, 2022 and December 31, 2021, the Company has 22,740,373 of Common Stock issued and outstanding. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set below.
Preferred Stock
As of September 30, 2022 and December 31, 2021, the Company authorized the sale and issuance of up to 17,993,110 shares of preferred stock, par value $0.0001 per share. As of September 30, 2022 and December 31, 2021, the Company has 17,993,110 of Preferred Stock issued and outstanding. Each share of Preferred stock shall be convertible, at the option of the holder thereof into such number of fully paid and non-assessable shares of common stock by applying appropriate conversion price. Given the predominantly Equity-Like characteristics of the Preferred Stock, transactions have been recognized on the settlement date (i.e., the date the proceeds were received, and the shares are issued) and recorded at fair value. The redemption and change-in-control feature included in the Preferred Stock, results in them being classified as mezzanine equity.
As of September 30, 2022 and December 31, 2021, the Company’s redeemable convertible preferred stock consisted of the following:

As of September 30, 2022 and December 31, 2021
	Share issued and outstanding	Issue Price	Per share conversion price	Carrying value
Series Seed-1	201,196	0.5338	0.5338	123,009
Series Seed-2	1,437,798	0.8541	0.8541	879,055
Series Seed-3	1,365,492	0.9619	0.9619	834,848
Series Seed-4	3,282,045	1.2024	1.2024	2,006,610
Series Seed-5	779,333	0.6416	0.6416	476,476
Series Seed-6	671,537	0.3723	0.3723	250,000
Series Seed-7	6,782,521	0.1548	0.1548	1,070,000
Series Seed-8	1,257,117	0.7955	0.7955	1,074,337
Series Seed-9	2,216,071	0.4910	0.4910	1,121,845
	17,993,110			7,836,180
The characteristics of the Company’s redeemable convertible preferred stock are as follows:
Dividend
The holders of Preferred Stock outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount of least equal (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividends per share of Preferred Stock as would equal the product of (A) the dividends payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividends or (ii) in the case of a dividends on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividends payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by the amount equal to the applicable Original Issues Price (as summarized above); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class of series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.
Voting rights
On any matter presented to the stockholders of the Corporation each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holders are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by Law or by the other provision of the certificate of Incorporation — holders of Preferred stock shall vote together with the holders of Common stock as a single class.
Conversion rights
The holders of Preferred Stock have conversion rights. Each share of Preferred Stock is convertible, at the option of the holder without the payment of additional consideration by the holder, into such number of fully paid and non assessable share of common stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price. The Conversion Price shall initially be equal to the applicable Original Issue Price and subject to adjustments. Certain events can trigger automatic conversion of preferred stock into common stock at conversion price determined as per formula prescribed in the constitution document.

Mandatory conversion
Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, valuing the Company at no less than $100,000,000 and resulting in at least $50,000,000 of proceeds, net of the underwriting discount and commissions, to the Corporation or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Majority (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant conversion rights above and (ii) such shares may not be reissued by the Corporation.
Liquidation preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation or deemed liquidation event, the holders of shares of each series of preferred stock then outstanding shall be entitled to be paid out of the assets of the corporation available for distribution to its stockholders before any payment shall be made to the holders of common stock.
Note 12 — Share Based Compensation
The Company has share-based compensation plans under which 9,266,516 shares are reserved. As of September 30, 2022, there were 9,239,273 options outstanding under these plans and 27,243 options available for future issuance. The primary plan, the Rally Communitas Corp Stock Incentive Plan (the “Stock Incentive Plan”), provides for long-term performance compensation for management and members of the Board of Directors. Under the Stock Incentive Plan, a variety of discretionary awards for employees and non-employee directors are authorized, including incentive or non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, and bonus stock. These programs are administered by the Board of Directors and its Compensation and Management Development Committee.
The Stock Option Plan issued by Ourbus Inc. and Rally Bus Corp prior to the year 2021 has been cancelled by virtue of merger and new ESOPs have been provided to the option holders of Ourbus Inc. and Rally Bus Corp. under the Rally Communitas Corp Stock Incentive Plan.
Stock Options — The fair values of option grants are estimated on the date of grant using the Black-Scholes option-pricing model. The grants are contingent upon continued employment and generally vest over a three-year period. Expense is recognized on a straight-line basis over the applicable vesting periods. Option terms generally do not exceed 10 years. The weighted-average fair value of options granted was $0.03 and $0.03 per share for the three and nine months ended September 30, 2022 and 2021, respectively. The weighted-average fair value of options granted was $0.03 per share for the year ended December 31, 2021.
The following assumptions were used in the determination of fair value:
	As of September 30, 2022	As of December 31, 2021
Risk-free interest rate	0.35%	0.35%
Weighted average dividend yield	0.00%	0.00%
Weighted average volatility factor	42.32%	42.32%
Expected life (years)	3 years	3 years
The risk-free interest rate is based upon observed interest rates appropriate for the term of the employee stock options. The remaining assumptions require significant judgment utilizing historical information, peer data, and future expectations. The dividend yield is based on the history of dividend pay-outs and the computation of expected volatility is based on historical stock volatility. The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding based on historical exercise activity.

Compensation costs for restricted stock awards subject only to service conditions are measured at the closing stock price on the dates of grant and are recognized as expense on a straight-line basis over the requisite service periods for the awards. The Company recorded $3,549 and $15,078 of share-based compensation expense related to the Company’s vested stock options during the quarter ended September 30, 2022 and 2021, respectively, and $16,452 and $25,573 during the nine months ended September 30, 2022 and 2021, respectively, which were included in sales, marketing and operations expense.
A summary of outstanding stock option awards as of September 30, 2022 and changes during the year is presented below:
Stock Options
Outstanding at December 31, 2021	8,962,159
Vested and Exercisable at December 31, 2021	8,340,149
Granted	310,534
Exercised	—
Forfeited	—
Expired/Cancelled	(33,379)
Outstanding at September 30, 2022	9,239,314
Vested and Exercisable at September 30, 2022	8,822,918
The options granted and cancelled in 2021 include the options issued and outstanding at December 31, 2020 for Ourbus Inc. of 5,186,950 as they were cancelled and reissued under the Rally Communitas Corp Stock Incentive Plan. The remaining granted balance includes the Options granted as part of the option replaced in the merger transaction which includes 3,079,566 options of Rally Bus Corp. The company granted an additional 290,534 and cancelled 33,379 during the nine month period ended September 30, 2022 under the Rally Communitas Corp Stock Incentive Plan in 2021.
Activity related to options during the three and nine months ended September 30, 2021 and 2022 is set forth below:
Unvested Stock Options
Unvested as of December 31, 2021	622,010
Granted	310,534
Vested	(482,769)
Cancelled/Forfeited	(33,379)
Unvested as of September 30, 2022	416,396
Note 13 — Related Party Transactions
List of related parties:
Name of related party	Relationship
Narinder Pal Singh Chadha	Management
Numaan Akram	Management
Axel Hellman	Management
Vipul Mittal	Management
Siheun Song	Management
Atul Sharma	Director
Kirti Tandon	Immediate Family Member of management/Director/shareholder
Quick Logistics Solution Inc.	Entity under the control of Narinder Pal Singh Chadha
Numaan Inc	Entity under the control of Numaan Akram

Transactions with related parties:
		For the three months ended September 30,
Name of Party	Nature of transactions	2022	2021
Numaan Akram	Salary	$30,685	$28,962
Vipul Mittal	Salary	$21,593	$23,333
Siheun Song	Salary	$13,117	$1,968
Narinder Chadha	Insurance	$1,735	$1,604
Axel Hellman	Insurance	$2,302	$1,481
Numaan Akram	Insurance	$3,475	$1,761
Kirti Khanna	Insurance	$3,510	$3,248
Siheun Song	Insurance	$3,400	$1,678
		For the nine months ended September 30,
Name of Party	Nature of transactions	2022	2021
Numaan Akram	Salary	$92,697	$87,499
Vipul Mittal	Salary	$67,140	$49,729
Siheun Song	Salary	$37,307	$5,659
Narinder Chadha	Insurance	$5,206	$5,341
Axel Hellman	Insurance	$6,907	$3,452
Numaan Akram	Insurance	$10,426	$5,313
Kirti Khanna	Insurance	$10,529	$5,408
Siheun Song	Insurance	$10,189	$5,004
Balance outstanding of related parties:
Name of Party	Receivable / Payable	As of September 30, 2022	As of December 31, 2021
Narinder Pal Singh Chadha	Loan Payable	$600,000	$300,000
Kirti Tandon Khanna	Loan Payable	$69,350	$69,350
Quick Logistics Solution Inc.	Loan Payable	$90,461	$90,461
Atul Sharma	Loan Payable	$100,000	$100,000
Sharma Family	Loan Payable	$1,000,000	$1,000,000
Note 14 — Commitments and Contingencies
To assist its customers with the hardship of the COVID-19 pandemic, the Company made a policy decision to refund 100% of their ticket price up to 24 hours before departure. This affected the Company’s ability to pay the bus operators. When business resumed, the Company created an arrangement with its bus operators whereby the Company would pay amounts currently due plus 20% on every invoice to reduce the outstanding payables relating to the COVID-19 pandemic. One of the bus operators filed a lawsuit in September 2020 which has had limited activity since filed. As of September 30, 2022 and December 31, 2021, the Company has $1.3 million and $1.5 million, respectively of over 90 days outstanding payables and of that $0.6 million relates to the litigation.
From time to time, the Company may become subject to claims and litigation arising in the ordinary course of business. The Company is not a party to any material legal proceedings, nor is it aware of any material pending or threatened litigation.

The Company does not have any pending litigations which would impact its financial position. The Company enters into contracts in the normal course of business with third party service providers and vendors. These contracts generally provide for termination on notice and, therefore, are cancellable contracts and not considered contractual obligations and commitments.
Note 15 — Subsequent Events
The financial statements and related disclosures include evaluation of events up through and including November 23, 2022, which is the date the financial statements were available to be issued. Based upon this evaluation, other than the amendments to the Merger Agreement described in Note 1 above, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements..

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
Rally Communitas Corp
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Rally Communitas Corp (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the years ended December 31, 2021 and 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ UHY LLP
We have served as the Company’s auditor since 2022.
Melville, New York
July 21, 2022, except for Notes 2 and 9 as to which the date is September 13, 2022

RALLY COMMUNITAS CORP.
CONSOLIDATED BALANCE SHEETS
(In US Dollars, except per share data)
	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$871,986	$303,983
Settlements receivable	109,987	12,999
Security deposits	60,660	40,911
Other current assets	72,660	8,301
Total current assets	1,115,293	366,194
Property and equipment, net	3,471	1,411
Intangible assets, net	2,652,434	974,731
Goodwill	9,310,841	—
Trademarks	3,400,000	—
Deferred tax asset	—	1,467
	15,366,746	977,609
Total assets	$16,482,039	$1,343,803
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Short-term debt	$207,193	$269,686
Short-term debt – related party	1,102,609	—
Accounts payable	2,942,692	2,047,418
Unearned revenue	1,250,910	649,868
Deferred tax liability	459,441	—
Other current liabilities	290,931	77,079
Total current liabilities	6,253,776	3,044,051
Long-term liabilities:
Long-term debt	643,777	675,028
Long-term debt – related party	459,811	1,558,770
Convertible note	983,333	—
SAFE agreement	109,647	—
Total long-term liabilities	2,196,568	2,233,798
Total liabilities	8,450,344	5,277,849
Commitments and contingencies (Note 14)
Preferred stock, $0.0001 par value; 17,993,110 shares authorized; 17,993,110 and 10,927,246 shares issued and outstanding as of December 31, 2021 and 2020, respectively	7,836,180	3,516,180
Stockholders’ equity (deficit)
Common stock, $0.0001 par value; 50,000,000 shares authorized; 22,740,373 and 16,519,804 shares issued and outstanding as of December 31, 2021 and 2020, respectively	2,274	1,652
Additional paid-in capital	11,089,138	865,807
Stock subscription receivable	(513,645)	(544,855)
Accumulated deficit	(10,382,252)	(7,772,830)
Total stockholders’ equity (deficit)	195,515	(7,450,226)
Total liabilities, mezzanine equity and stockholders’ equity (deficit)	$16,482,039	$1,343,803
The accompanying notes are an integral part of these consolidated financial statements.

RALLY COMMUNITAS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In US Dollars, except per share data)
	Year ended December 31,
	2021	2020
Net Sales	$10,675,903	$4,016,841
Operating expenses:
Cost of sales (exclusive of items shown separately below)	9,510,545	3,410,528
Sales, marketing and operations expense	1,912,469	954,321
Depreciation and amortization expense	948,328	255,151
General and administrative expense	492,967	254,956
Technology and development expense	261,206	262,007
Total operating expenses	13,125,515	5,136,963
Loss from operations	(2,449,612)	(1,120,122)
Other income (expense):
Interest expense	(98,074)	(56,174)
Fair value in excess of stated value of derivative instrument	(59,647)	—
Other income, net	4,032	7,069
Total other income (expense)	(153,689)	(49,105)
Net loss before income taxes	(2,603,301)	(1,169,227)
Income tax expense	6,121	2,493
Net loss	$(2,609,422)	$(1,171,720)
Weighted average common stock outstanding, basic and diluted	22,740,373	16,519,804
Basic and diluted net loss per share attributable to common stockholders	$(0.11)	$(0.07)
The accompanying notes are an integral part of these consolidated financial statements.

RALLY COMMUNITAS CORP.
CONSOLIDATED STATEMENT OF MEZZANINE EQUITY AND
STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2021 and 2020
(In US Dollars, except per share data)
	Preferred Stock		Common Stock		Additional Paid-In Capital	Stock Subscription Receivable	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, January 1, 2020	8,711,175	$2,394,337	16,519,804	$1,652	$749,913	$(716,885)	$(6,601,110)	$(6,566,430)
Share-based compensation	—	—	—	—	115,894	—	—	115,894
Amount recovered from a shareholder against stock subscription receivable	—	—	—	—	—	172,030	—	172,030
Conversion of note payable to preferred stock	2,081,764	1,021,843	—	—	—	—	—	—
Issuance of Preferred stock	134,307	100,000	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	(1,171,720)	(1,171,720)
Balance, December 31, 2020	10,927,246	$3,516,180	16,519,804	$1,652	$865,807	$(544,855)	$(7,772,830)	$(7,450,226)
Issuance of preferred stock and common stock in connection with Rally acquisition	7,065,864	4,320,000	6,220,569	622	10,195,897	—	—	10,196,519
Share-based compensation	—	—	—	—	27,434	—	—	27,434
Amount recovered from a shareholder against stock subscription receivable	—	—	—	—	—	31,210	—	31,210
Net loss	—	—	—	—	—	—	(2,609,422)	(2,609,422)
Balance, December 31, 2021	17,993,110	7,836,180	22,740,373	$2,274	$11,089,138	$(513,645)	$(10,382,252)	$195,515
The accompanying notes are an integral part of these consolidated financial statements.

RALLY COMMUNITAS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In US Dollars)
	Year ended December 31,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(2,609,422)	$(1,171,720)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	948,328	255,151
Share-based compensation expense	31,210	172,030
Stock issued in exchange for services	27,434	115,892
Fair value in excess of stated value of derivative instrument	59,647	—
Changes in operating assets and liabilities:
Settlements receivable	(96,988)	38,026
Other current assets	52,948	24,170
Accounts payable	462,593	(342,803)
Other current and non-current liabilities	207,757	(866,581)
Deferred taxes	(3,474)	(1,467)
Unearned revenue	601,042	174,268
Net cash used in operating activities	(318,925)	(1,603,034)
Cash Flows from Investing Activities:
Cash acquired as part of acquisition (see Note 3)	189,801	—
Software development costs	(65,111)	(174,149)
Net cash provided by (used in) investing activities	124,690	(174,149)
Cash Flows from Financing Activities:
Proceeds from the issuance of preferred stock	—	100,000
Proceeds from the issuance of convertible notes	983,333	1,000,000
Proceeds from SAFE agreement	50,000	—
Proceeds from related party notes	3,650	—
Proceeds from the issuance of long-term debt	196,156	1,100,128
Repayments of related party notes	—	(49,436)
Repayments of short-term debt	(470,901)	(155,414)
Net cash provided by financing activities	762,238	1,995,278
Net change in cash and cash equivalents	568,003	218,095
Cash and cash equivalents – Beginning	303,983	85,888
Cash and cash equivalents – Ending	$871,986	$303,983
Non-cash investing and financing activities:
Conversion of note to preferred stock	—	1,021,843
Common stock issued in exchange for acquisition of Rally	10,198,509	—
Preferred stock issued in exchange for acquisition of Rally	4,320,000	—
The accompanying notes are an integral part of these consolidated financial statements.

RALLY COMMUNITAS CORP
Consolidated Notes to the financial statements
(In US Dollars, except per share data)
Note 1. Organization and Description of Business
Prior to January 1, 2021, the company was operated under OurBus Inc. (“OurBus”), a Delaware Corporation, on September 22, 2020, in connection with the pending acquisition of Rally Bus Corp, Rally Communitas Corp. (the “Company”, or “RCC”), a Delaware corporation was formed. On January 1, 2021, the Company engaged in a reorganization in which owners of Ourbus contributed their equity interests to the Company in exchange for equity in the Company. At the same time, the owners of Rally Bus Corp (“Rally”) contributed their equity interests to the Company in exchange for equity in the Company. Each share/option holder of OurBus was issued 2,686.147 shares of Rally Communitas Corp and each share/option holder of Rally Bus Corp was issued 0.6569 shares of Rally Communitas Corp. (see Note 3).
RCC bills itself as “Mass Mobility as a Service”. The Company provides transportation for two primary use-cases: event-based surge demand and regularly scheduled intercity travel. The Company operates two products under its two subsidiaries, Ourbus Inc. and Rally Bus Corp. The services are provided under the Rally product for on-demand events and the OurBus product for scheduled services.
In either use case, the Company plans, prices, and schedules bus trips which are then marketed to customers who buy individual rides. The Company then has a competitive bidding process wherein bus operators seek to fulfill the demand. The Company chooses an operator based on a proprietary selection criteria and monitors their performance throughout the process.
This is accomplished through a technology platform that includes rider, driver, and bus software, as well as other components for the various aspects of the business. There are web and mobile applications for most of these components. There are also automated processes that run in the background to monitor and react to various business occurrences.
COVID-19 Impact
The COVID-19 pandemic has impacted the business of the Ourbus Inc. and Rally Bus Corp significantly in fiscal 2020 and 2021 and is continuing to impact these companies very differently by business and function. The scope and nature of these impacts continue to evolve, sometimes rapidly, including through the resurgence of COVID-19 due to variant strains of the virus and related government actions. It was difficult to quantify the complete impact the pandemic had for the fiscal year 2021, but the actions being undertaken to reduce the severity and spread of COVID-19 were creating disruptions, and are likely to continue to create significant disruptions, with respect to consumer demand, the Company’s ability to continue to provide services, and the reliability and sufficiency of its supply chain.
While the pandemic had an impact on all transportation-related businesses, Ourbus Inc. and Rally Bus Corp was able to quickly adjust to the changing conditions in the market due to a number of factors. Most importantly, they were asset-light companies that did not have the capital expenses of traditional bus operators. Therefore the Company was able to reduce its staff and operating expenditures as demand ceased.
Liquidity
The Company is an early-stage growth company operating in the technology and software market. As typical of these businesses, the Company invests in research and development to build a scalable platform aligned with capturing the market opportunity. Further, the Company invests in sales and marketing to acquire customers. To fund the development and scaling of the technology platform and acquisition of customers, the Company initially incurs losses with the expectations that they will generate a high margin revenue stream in the future. The Company has incurred losses to date approximating $10.4 million and as of December 31, 2021 has a working capital deficit of approximately $5.1 million. While management and the Company’s board of directors anticipate that the Company will eventually reach a scale where the revenues from existing customers will offset the platform development and acquisition costs for new customers to reach profitability, they believe that the size and nascent stage of the Company’s target market justify continuing to invest in growth even at the expense of short-term profitability.
The Company’s growth strategy will require additional external investment in the form of either equity or debt. The Company has successfully funded its losses to-date through several rounds of equity financing and issuing debt. To-date, the Company has raised over $7,000,000 in financing to fund its operations. As further explained in Note 15, in June 2022, the Company announced the signing of a definitive merger agreement with Americas Technology Acquisition Corp. (“ATA”), a Delaware corporation listed with NYSE in the United States. The Company believes it will be able to support its operations through additional debt and equity offerings for the next 12 months from the date these financials are available to be issued.
Note 2 — Summary of Significant Accounting Policies
Basis of Preparation and Principles of Consolidation
The consolidated financial statements include the accounts of Rally Communitas Corp. and its wholly-owned subsidiary, Ourbus Inc., and Rally Bus Corp by virtue of the merger held in 2021. Intercompany accounts and transactions have been eliminated. In the opinion of the Company’s management, the consolidated financial statements reflect all adjustments, which are normal and recurring in nature, necessary for fair financial statement presentation. The preparation of these consolidated financial statements and accompanying notes are in conformity with the U.S. Generally Accepted Accounting Principles (GAAP).
Emerging Growth Company Status
The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Use of Estimates
Preparation of Consolidated Financial Statements in conformity with GAAP require us to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could materially differ from these estimates. On an ongoing basis the Company evaluates its estimates including those relating to fair values, intangible assets, useful lives of intangible assets, income tax, contingent liability among others. The Company bases its estimates on assumptions both historical and forward looking that are believed to be reasonable, the results of which form the basis for making judgements about the carrying values of assets and liabilities.
Functional Currency
The local currency is the functional currency for Rally Communitas Corp’s operations outside the United States. The Company has one subsidiary, OurBus India who’s local currency is Indian Rupees (INR). Assets and liabilities of these operations are translated into U.S. Dollars at the exchange rate in effect at the end of each period. Income statement accounts are translated at the average exchange rate prevailing during the period. Gains and losses from foreign currency transactions are included in net loss for the period. Translation adjustments were immaterial.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and cash equivalents. Bank deposits are held by accredited financial institutions and these deposits may at times be in excess of federally insured limits. The Company limits its credit risk associated with cash and cash equivalents by placing them with financial institutions that it believes are of high quality. The Company has not experienced any losses on its deposits of cash or cash equivalents.
In addition, one vendor represented 24.0% and 32.9% of our consolidated cost of sales as of December 31, 2021 and 2020, respectively.
Cash and cash equivalents
The Company considers all highly liquid investments purchased with original maturities of three months or less from the purchase date to be cash equivalents. The Company maintains its cash in checking and savings accounts. Income generated from cash held in savings accounts is recorded as interest income. The carrying value of the Company’s savings accounts is included in cash and approximates the fair value.
Settlements Receivable
Settlements receivable represents amounts due from third-party payment processors for customer transactions. Settlements receivable are typically received within one or two business days of the transaction date. No valuation allowances have been established, as funds are due from large, well-established financial institutions with no historical collections issue.
Advertising Costs
The Company recognizes advertising expenses as they are incurred, and such costs are included in as incurred and included in selling, general and administrative expenses in the statements of operations. For the year ended December 31, 2021 and 2020, advertising expenses were $420,876 and $166,815, respectively.
Share-Based Compensation
The Company accounts for equity-based compensation arrangements granted to employees in accordance with ASC 718, “Compensation: Stock Compensation”, by measuring the grant date fair value of the award and recognizing the resulting expense over the period during which the employee is required to perform service in exchange for the award. Equity-based compensation expense is only recognized for awards subject to performance conditions if it is probable that the performance condition will be achieved. The Company accounts for forfeitures when they occur. Further information regarding share-based compensation can be found in Note 12, “Share Based Compensation”.
Segment Reporting
Operating segments are defined as components of an entity about which separate discrete information is available for evaluation by the chief operating decision maker (CODM), or decision-making group, in deciding how to allocate resources in assessing performance. The Company has determined it has one operating segment. The Company’s CODM, its Chief Executive Officer, manages the Company’s operations for the purposes of allocating resources and evaluating financial performance.
Income Taxes
Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income in the years in which those temporary differences are expected to be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or loss in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. Interest and penalties related to unrecognized tax benefits are included within the provision of income tax. To date, there have been no unrecognized tax benefits balances.
Fair Value Measurements
Fair value is defined as the exit price, or the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The authoritative guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the factors market participants would use in valuing the asset or liability developed based upon the best information available in the circumstances. The categorization of financial assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The hierarchy is broken down into three levels:
•
Level 1: Inputs are quoted prices in active markets for identical assets or liabilities.

•
Level 2: Inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly.

•
Level 3: Inputs are unobservable for the asset or liability.

The carrying amounts of certain financial instruments, such as cash equivalents, settlement receivable, accounts payable and accrued liabilities, approximate fair value due to their relatively short maturities. The fair value of debt instruments for which the Company has not elected fair value accounting is based on the present value of expected future cash flows and assumptions about the then-current market interest rates as of the reporting period and the creditworthiness of the Company. Most of the Company’s debt is carried on the consolidated balance sheet on a historical cost basis net of unamortized discounts and premiums because the Company has not elected the fair value option of accounting.
Leases
The Company did not have any leases as of December 31, 2021. The Company determines if an arrangement is a lease at inception. Lease right -of-use assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. For operating leases with an initial term greater than 12 months, the Company would recognize operating lease right -of-use assets and operating lease liabilities based on the present value of lease payments over the lease term at the commencement date. Operating lease right -of-use assets are comprised of the lease liability plus any lease payments made and excludes lease incentives. Lease terms include options to renew or terminate the lease when the Company is reasonably certain that the renewal option will be exercised or when it is reasonably certain that the termination option will not be exercised. For an operating lease, if the interest rate used to determine the present value of future lease payments is not readily determinable, the Company estimates the incremental borrowing rate as the discount rate for the lease. The Company’s incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, and in similar economic environments. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
Property, Plant and Equipment
Property, Plant and Equipment includes only one category — Computer Hardware assets. Computer Hardware assets include computers, laptops and related items. The Company accounts for property and equipment at cost less accumulated depreciation. The Company computes depreciation using the straight-line method over the useful lives of the assets. The Company has estimated useful life of Computer Hardware assets to be five years.
Proprietary Technology
Costs incurred to develop software and the platform for internal use consist primarily of direct employee related and third-party contractor costs and are accounted for pursuant to ASC 350-40, Internal Use Software. Costs incurred during the preliminary planning and evaluation stage of the project are expensed as incurred. Costs incurred during the application development stage of the project are capitalized. The Company develops software that is used in providing services to customers. Capitalization of internal-use software primarily associated with operating platforms. Intangible assets are stated at the lower of cost or fair value. Proprietary technology is amortized on a straight-line basis over the period of five years, representing the period over which the Company expects to receive future economic benefits from these assets.

Change in Accounting Estimate
During the year ended December 31, 2021, the Company recorded an increase to its amortization expense and corresponding accumulated amortization of $292,562, or $0.01 loss per diluted share, as a result of a change in its accounting estimate of the useful lives of its propriety technology from seven years to five years. In connection with the Rally acquisition, the Company evaluated the useful lives of both entities and determined a change was appropriate in order to align the useful lives with the estimated lifespan and rate of refresh of the combined propriety technologies. The Company’s change in the useful lives of these assets is considered a change in accounting estimate in accordance with ASC 250-10 “Accounting Changes and Error Corrections.”
Long-lived Assets Including Goodwill and Other Acquired Intangibles Assets
The Company evaluates the recoverability of property and equipment and acquired finite-lived intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. The evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate from the use and eventual disposition. If such review indicates that the carrying amount of property and equipment and intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value. The Company has not recorded any significant impairment charges during the years presented.
The Company reviews goodwill and trademarks for impairment at least annually or more frequently if events or changes in circumstances would more likely than not reduce the fair value of the single reporting unit below its carrying value. As of December 31, 2021, no impairment of goodwill or trademarks has been identified.
Acquired finite-lived intangible assets are amortized on a straight-line basis over the estimated useful lives of the assets. The Company routinely reviews the remaining estimated useful lives of property and equipment and finite-lived intangible assets. If the Company changes the estimated useful life assumption for any asset, the remaining unamortized balance is amortized or depreciated over the revised estimated useful life.
Preferred Stock
The Company accounts for its preferred stock in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Given the predominantly Equity-Like characteristics of the Preferred Stock, such transactions will be recognized on its settlement date (i.e., the date the proceeds are received, and the shares are issued) and recorded at the amount of cash proceeds received (which also approximates fair value). Based on the fact that the agreements contain a redemption and change-in-control feature, such transactions will be classified as mezzanine equity in accordance with ASC 480-10-S99-3A. As a result of the mezzanine equity classification, any Issuance costs will be recorded as a reduction of the share balance. If the preferred stock become probable of being redeemed at the option of the preference shareholders at a future date, the Company will accrete the carrying amount of its redeemable convertible preferred stock to equal the redemption value at the end of each reporting period using the interest method. Accordingly, at December 31, 2021 and 2020, preferred stock is presented as mezzanine equity, outside of the stockholders’ equity (deficit) section of the Company’s balance sheets.
Revenue Recognition
The Company generates its revenue from offering bus transportation through its technology platform. Substantially all of the Company’s revenue is generated from bus ticket sales and is recognized in accordance with Accounting Standards Codification Topic 606 (“ASC 606”). In addition, the Company generates revenue in accordance with ASC 606 from licensing and data access, primarily with third-party companies.

The table below presents the Company’s revenues as included on the consolidated statements of operations:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Lines Ticket Sales revenue, net of returns and allowances	$9,189,223	$4,016,841
Events Ticket Sales revenue, net of returns and allowances	1,423,197	—
SAAS Revenue	63,483	—
Total net sales	$10,675,903	$4,016,841
The Company adopted Accounting Standards Update 2014-09, “Revenues from Contracts with Customers” as well as other clarifications and technical guidance issued by the Financial Accounting Standards Board related to ASC 606. The Company applies judgment in the determination of performance obligations in accordance with ASC 606, Performance obligations in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract. In addition, a single performance obligation may comprise a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer. This principle is achieved through applying the following five-step approach:
•
Step 1 — Identification of the contract, or contracts, with a client.

•
Step 2 — Identification of the performance obligations in the contract.

•
Step 3 — Determination of the transaction price.

•
Step 4 — Allocation of the transaction price to the performance obligations in the contract

•
Step 5 — Recognition of revenue when, or as, the Company satisfies a performance obligation.

For ticket sales revenue, the Company’s single performance obligation in the transaction is to connect drivers with riders to facilitate the completion of a successful bus transportation service for riders. The Company recognizes revenue upon completion of a ride as its performance obligation is satisfied upon the completion of the ride. The Company collects the fare and related charges from riders on behalf of drivers using the rider’s pre-authorized credit card or other payment mechanism and retains its fees before making the remaining disbursement to drivers. The Company has determined they are the principal in the customer arrangement as the Company has the primary responsibility for fulfillment and acceptability, inventory risk and the Company has discretion in setting the price for each ride.
The Company also generates revenue from licensing and data access agreements. The Company is primarily responsible for fulfilling its promise to keep the platform live 24/7 over the license period. The Company recognizes revenue ratably over time as the performance obligation is satisfied.
Unearned Revenue
As of December 31, 2021 and 2020, the Company had total unearned revenue of $1,250,910 and $649,868, respectively. As of December 31, 2021 and 2020, the Company expects 100% of total unearned revenue to be realized in less than a year.
Research and development costs
Costs related to preliminary research and development of internal use software are expensed as incurred as a component of operating expenses and were $258,643 and $255,985 for the year ended December 31, 2021 and 2020, respectively.
Interest Expense
Interest expense relates to the Company’s long-term debt, long-term debt — related parties and convertible notes. Interest expense for the years ended December 31, 2021, 2020, were $98,074 and $56,174, respectively.

Net loss Per Share
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock of the Company outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including outstanding stock options and convertible notes, to the extent dilutive. Since the Company was in a loss position for the year ended December 31, 2021, basic net loss per share was the same as diluted net loss per share for the period presented. The potentially dilutive vested employee stock options, representing approximately 8,962,159 shares at December 31, 2021, were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive for the period presented, and the issuance of such shares is contingent upon the satisfaction of certain conditions which were not yet satisfied as of December 31, 2021.
The following table shows the computation of basic and diluted earnings per share:
	For the year ended December 31, 2021	For the year ended December 31, 2020
Numerator:
Net Loss	$(2,609,422)	$(1,171,720)
Denominator:
Weighted average shares outstanding – basic	22,740,373	16,519,804
Effect of dilutive stock options and unvested time-based -restricted stock	—	—
Weighted average shares outstanding – diluted	22,740,373	16,519,804
Earnings per share – basic	$(0.11)	$(0.07)
Earnings per share – diluted	$(0.11)	$(0.07)
Recently Adopted Accounting Standards
In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 clarifies and simplifies accounting for income taxes by eliminating certain exceptions for intra period tax allocation principles, and recognition of deferred taxes for outside basis differences in an investment, among other updates. The adoption of ASU 2019-12 did not have a material impact on the Consolidated Financial Statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which modifies lease accounting for lessees to increase transparency and comparability by recording lease assets and liabilities for operating leases and disclosing key information about leasing arrangements. In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, and ASU No. 2018-11, Leases (Topic 842), Targeted Improvements, which affect certain aspects of the previously issued guidance. In December 2018, the FASB issued ASU No. 2018-20, Narrow-Scope Improvements for Lessor, Leases (Topic 842), which provides guidance on sales tax and other taxes collected from lessees. In December 2019, the FASB issued ASU No. 2019-01, Codification Improvements to Topic 842, Leases, which affect certain aspects of the previously issued guidance. Amendments include an additional transition method that allows entities to apply the new standard on the adoption date and recognize a cumulative effect adjustment to the opening balance of retained earnings, as well as a new practical expedient for lessors. The Company did not have any long-term leasing arrangements as of December 31, 2021 therefore, the announcement related to this standard did not have impact on its Consolidated Financial Statements.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815- 40). The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity. The FASB reduced the number of accounting models for convertible debt and convertible preferred stock instruments and made certain disclosure amendments to improve the information provided to users. In addition, the FASB amended the derivative guidance for the “own stock” scope exception and certain aspects of the EPS guidance. The Company has elected to early adopt ASU 2020-06 as of January 1, 2021.

Recently Issued Accounting Standards
In June 2016, The FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This ASU changes the methodology for measuring credit losses on financial instruments and the timing of when such losses are recorded. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022. The standard is effective for the Company on January 1, 2023. The Company is currently assessing the impact of ASU 2016-13 on its consolidated financial statements.
Note 3 — Acquisitions
Rally and Ourbus were operating as independent companies in similar space — asset-lite mass mobility technology companies in the business of passenger transportation. Rally caters to the requirements of passengers attending various events like Concerts, Games, Political Rallies etc. OurBus caters to regular intercity transportation needs. Events and Scheduled services represent the two sides of the private bus industry, and the respective companies had built complementary software and services to cater to each use-case. Seeing the synergy, the companies decided to merge the businesses. They did so by consummating a business combination through a Newco named Rally Communitas Corp (‘“RCC”) on January 1, 2021. RCC has no pre-combination activities and was formed specifically to swap shares with Rally and OurBus shareholders, who approved the merger. End each share/option holder of OurBus was issued 2,686.147 shares of Rally Communitas Corp and each share/option holder of Rally was issued 0.6569 shares of Rally Communitas Corp.
All business combinations require the identification of the acquiring entity, which is the entity that obtains control of the acquiree. As control is a prerequisite to determining the accounting acquirer, the first step in determining if a business combination has occurred is to determine if control of another entity has been obtained. A business combination may be consummated by forming a new entity that has no significant pre-combination activities other than to issue shares to the shareholders of the combining companies. In such situations, regardless of the number of entities involved in the combination, ASC 805 precludes the new entity from being identified as the acquirer. Based on this guidance, as RCC was newly formed to the effect the merger and had limited activity prior to the merger, The Company considered RCC as a new entity and evaluated the guidance under ASC 805 to determine the accounting acquirer as either Rally Bus Corp or Ourbus Inc. Based on the relative voting power of OurBus shareholders, having approximately 66% ownership, Ourbus was determined to be the accounting acquirer. The Company followed the guidance for reverse acquisition and historical results of Ourbus are included at pre-combination carrying amounts except for equity which has been restated using the exchange ratio established in the acquisition agreement. For the year ended December 31, 2021, the statement of operations includes all activities related to both entities, Ourbus Inc. and Rally Bus Corp.
The Company determined the acquisition-date fair value of consideration transferred by Ourbus for its interest in Rally based on the number of equity interests issued to Rally in order to give them the ownership percentage in RCC as agreed upon in the acquisition agreement.
The following table summarizes the fair value of assets acquired and the liabilities assumed as of the date of acquisition:
Assets acquired:
Cash	$189,801
Other assets	136,812
Fixed assets	3,657
Trademark	3,400,000
Proprietary Technology (5 year life)	1,060,000
License Agreement (8.6 year life)	1,500,000
Goodwill	9,310,841
Total Assets acquired	15,601,111

Liabilities assumed:
Accounts payable and accrued expenses	428,255
Deferred tax liability	464,382
Debt	181,434
Other current liabilities	6,095
Total Liabilities assumed	1,080,266
Net Assets acquired	$14,520,945

The excess of purchase consideration over the fair value of net tangible and identifiable intangible assets acquired was recorded as goodwill and is primarily attributed to the synergies expected from expanded market opportunities when integrating the acquired developed technologies with the Company’s offerings. The goodwill balance is not deductible for income tax purposes.
In the Company’s determination of the fair value of intangible assets, it considers, among other factors, the best use of acquired assets, analysis of historical financial performance and estimates of future performance of the acquired business’ services. These fair value measurements of the intangible assets are based on significant inputs not observable in the market, and thus represent Level 3 measurements. The estimated fair values of identified intangible assets are calculated considering both market participant expectations, using an income approach, as well as estimates and assumptions provided by RCC management. Assumptions include, but are not limited to, expected revenue growth (10% – 75%), weighted-average terminal growth rate (4%), risk adjusted discount rate (12 – 13%) and royalty rate (2 – 3%).
Acquisition-related costs of $20,857 associated with the business combination were included in general and administrative expenses in the consolidated statement of operations.
Since the acquisition date, $1,479,410 of revenue and $834,301 of net loss have been included in the consolidated statements of operations for the year ended December 31, 2021.
The following unaudited supplemental pro forma combined financial information presents the Company’s combined results of operations for the fiscal year ended December 31, 2020 as if the acquisition of Rally had occurred on January 1, 2020. The pro forma financial information is presented for comparative purposes only and is not necessarily indicative of the Company’s operating results that may have occurred had the acquisition of Rally been completed on January 1, 2020. In addition, the unaudited pro forma financial information does not give effect to any anticipated cost savings, operating efficiencies or other synergies that may be associated with the acquisition, or any estimated costs that have been or will be incurred by the Company to integrate the assets and operations of Rally.
Year ended December 31, 2020
Revenues	4,590,247
Net loss	(1,847,792)
Note 4 — Other Current Assets
	As of December 31, 2021	As of December 31, 2020
Prepaid expenses	$36,054	$—
Advances to vendors	23,521	—
Employee advance	1,467	301
Input tax credit	11,618	8,000
Total other current assets	$72,660	$8,301

Note 5 — Property, Plant and Equipment, net
	As of December 31, 2021	As of December 31, 2020
Computer Hardware	$5,397	$2,417
Accumulated depreciation	(1,926)	(1,006)
Total Property Plant and Equipment, net	$3,471	$1,411
Depreciation expense on property and equipment was $920 and $346 for the year ended December 31, 2021 and 2020, respectively.
Note 6 — Intangible Assets, Net
Intangible assets and goodwill at December 31, 2021 and 2020 consists of the following:
	Useful Life	2021	2020
Trademarks	Indefinite	$3,400,000	$—
Proprietary Technology	5 years	2,975,767	1,850,656
License Agreement	8.6 years	1,500,000	—
Goodwill	Indefinite	9,310,841	—
		17,186,608	1,850,656
Less: accumulated amortization		(1,823,333)	(875,925)
		$15,363,275	$974,731
Amortization expense relating to the intangible assets for the years ended December 31, 2021 and 2020 was approximately $947,408 and $254,805, respectively. The useful life of proprietary technology was shortened from seven years to five years, because of this change amortization expense for the year ended December 31, 2021 was $292,562 higher than it would have been using a seven year life.
Estimated future amortization of intangibles is as follows:
Years Ending December 31,	Amount
2022	$630,412
2023	516,259
2024	461,507
2025	408,673
2026	182,095
Thereafter	453,488
$2,652,434
Goodwill:
2021
Balance January 1, 2021	$—
Acquisitions	9,310,841
Balance December 31, 2021	$9,310,841

Note 7 — Other Current Liabilities
Other current liabilities at December 31, 2021 and 2020 consists of the following:
	As of December 31, 2021	As of December 31, 2020
Expenses payable	$135,390	$28,165
Payroll taxes	8,265	3,896
Salary payable	2,323	8,578
Accrued expenses	144,953	36,440
Total other current liabilities	$290,931	$77,079
Note 8 — Income Taxes
Tax expense (benefit) for the year ended December 31, 2021 is shown on the table below:
	Current	Deferred	Total
Federal	$—	$—	$—
State and Local	—	—	—
Foreign	7,669	(1,549)	6,120
Total	7,669	(1,549)	6,120
Tax expense (benefit) for the year ended December 31, 2020 is shown on the table below:
	Current	Deferred	Total
Federal	$—	$—	$—
State and Local	—	—	—
Foreign	2,493	—	2,493
Total	$2,493	$—	$2,493
A reconciliation of the statutory Federal income tax rate and effective tax rate of the provision for income taxes is as follows:
	Year ended
	December 31, 2021	December 31, 2020
Federal statutory rate	21.00%	21.00%
Foreign rate differential	0.01%	(0.04)%
Other Permanent Items	(1.08)%	(1.31)%
State Taxes	7.85%	(1.26)%
Change in valuation allowance	(28.01)%	(18.61)%
Effective tax rate	(0.24)%	(0.21)%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities recognized for financial reporting, and the amount recognized for income tax purposes. The significant components of deferred tax assets and liabilities as of December 31, 2021 and 2020 are as follows:
	December 31, 2021	December 31, 2020
Deferred tax assets:
Fixed Assets	142,929	79,743
Net Operating Loss	4,513,816	1,233,405
Stock Compensation	138,779	69,072
Miscellaneous Other	3,825	1,442
Less:Valuation allowance	(3,697,374)	(1,382,220)
Net deferred tax assets	1,101,976	1,442
Deferred Tax Liabilities:
Trademark	(985,662)	—
Other Intangible Assets	(575,755)	—
Total deferred tax liabilities	(1,561,417)	—
Net Deferred Income Tax Asset/(Liability)	(459,441)	1,442
The Company has a net operating loss carry-forwards of $13.9 million for Federal and $23.6 million for state tax purposes at December 31, 2021, that is potentially available to offset future taxable income. NOLS generated prior to 2018 will begin to expire in 2034 and the 20 year carryover limitation was eliminated for losses generated after January 1, 2018, giving the taxpayer the ability to carry forward losses indefinitely. However, NOL carry forward arising after January 1, 2018, will now be limited to 80 percent of taxable income.
In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, net operating loss carryback potential and tax planning strategies in making these assessments.
Based upon the above criteria, the Company believes that it is more likely than not that the remaining net deferred tax assets will not be realized. Accordingly, as of December 31, 2021 and 2020 the Company has recorded a valuation allowance of $3.7 million and $1.4 million, respectively against the net deferred tax asset that is not realizable.
Section 382 of the Internal Revenue Code (“Section 382”) imposes limitations on a corporation’s ability to utilize net operating losses if it experiences an “ownership change.” In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percentage points over a three-year period. Any unused annual limitation may be carried over to later years, and the amount of the limitation may under certain circumstances be increased by the built-in gains in assets held by the Company at the time of the change that are recognized in the five-year period after the change.
The company has not performed a study to assess whether an ownership change for purposes of Section 382 has occurred, or whether there have been multiple ownership change since the Company’s inception, due to the significant costs and complexities associated with such study. If the company has experienced a change in control, as defined by Section 382, at any time since its public offering, utilization of net operating loss carryforwards would be subject to an annual limitation under Section 382. Any limitation may result in expiration of a portion of the net operating losses before utilization.
The Company files tax returns as prescribed by the tax laws of the jurisdiction in which they operate. In the normal course of business, the Company is subject to examination of Federal and state jurisdiction where applicable based on the statute of limitations that apply in each jurisdiction. As of December 31, 2021, open years related to the federal and state jurisdictions are 2020, 2019, & 2018. The company has no open tax audits with any taxing authority as of December 31, 2021.
Note 9 — Debt
The Company had outstanding term loans with varying maturities for an aggregate principal amount of $2,413,390 (including related party debt).
	Maturities (Calendar year)	As of December 31, 2021	As of December 31, 2020	Effective Interest Rate
Related Party Notes Fixed-rate 0.50% (see Note 13)	2022	$1,000,000	$995,000	0.50%
Related Party Notes Fixed-rate 0.50% (see Note 13)	2022	100,000	100,000	0.50%
Related Party Notes Fixed-rate 0.50% (see Note 13)	2023	462,420	466,379	0.50%
Payroll Paycheck Protection Loan I	2022	64,367	117,033	1.00%
Payroll Paycheck Protection Loan II	2026	108,000	—	1.00%
Payroll Paycheck Protection Loan III	2026	90,034	—	1.00%
Economic Injury Disaster Loan I	2050	150,000	—	3.75%
Economic Injury Disaster Loan II	2050	150,000	150,000	3.75%
PayPal working capital loan	2024	101,275	124,224	N/A
Amex loans I	2023	49,859	75,852	3.00%
Amex loans II	2023	137,434	207,920	4.20%
Amex loans III	2021	—	267,033	4.20%
Total Debt		$2,413,390	$2,503,441
Less: Short-term debt		1,309,802	269,642
Long-term debt		$1,103,588	$2,233,798
SBA Loans
In April 2020, OurBus, Inc. (wholly owned subsidiary of RCC) secured a Paycheck Protection Program Loan from the U.S. Small Business Administration (“SBA”) of $117,033. The loan carries interest of 1% and is due on April 30, 2022. In 2021, the Company repaid $52,666 of this PPP Loan. As of December 31, 2021 and 2020, $64,367 and $117,033 amounts were outstanding under this loan, respectively.
In May 2020, Rally Bus Corp (wholly owned subsidiary of RCC) secured a Economic Injury Disaster Loan from the SBA of $150,000. The loan carries interest of 3.75% and is repayable over a period of 30 years.
In May 2020, OurBus, Inc. (wholly owned subsidiary of RCC) secured a Economic Injury Disaster Loan from the SBA of $150,000. The loan carries interest of 3.75% and is repayable over a period of 30 years.
In February 2021, Ourbus, Inc (wholly owned subsidiary of RCC) secured a second Paycheck Protection Program Loan from the SBA of $108,000. The loan carries interest of 1% and is due 60 months from the date of issuance.
In March 2021, Rally Bus Corp (wholly owned subsidiary of RCC) secured a Paycheck Protection Program Loan from the SBA of $90,034. The loan carries interest of 1% and is due 60 months from the date of issuance. On July 1, 2022, the Company was notified that this loan was forgiven.
Convertible Notes
During the year ended December 31, 2021, the Company issued convertible notes amounting to $983,333. The Convertible Promissory Note bears interest of 8% per annum. During the year ended December 31, 2021, interest expense of $34,679 was incurred related to these convertible notes. Each Note will be convertible into Conversion Shares pursuant to following events:
•
Next Equity Financing Conversion.   The principal balance and unpaid accrued interest on each Note will automatically convert into Conversion Shares upon the closing of the Next Equity Financing. Notwithstanding the foregoing, the Company may, at its option, pay any unpaid accrued interest on each Note in cash at the time of conversion. The number of Conversion Shares the Company issues upon such conversion will equal the quotient (rounded down to the nearest whole share) obtained by dividing (x) the outstanding principal balance and unpaid accrued interest under each converting Note on a date that is no more than five (5) days prior to the date of conversion by (y) the applicable Conversion Price. At least five (5) days prior to the closing of the Next Equity Financing, the Company will notify the holder of each Note in writing of the terms of the Equity Securities that are expected to be issued in such financing. The issuance of Conversion Shares pursuant to the conversion of each Note will be on, and subject to, the same terms and conditions applicable to the Equity Securities issued in the Next Equity Financing. Conversion price means the lesser of (i) the product of (x) 100% less the Discount and (y) the lowest per share purchase price of the Equity Securities issued in the Next Equity Financing; and (ii) the quotient resulting from dividing (x) the Valuation Cap by (y) the fully diluted capitalization immediately prior to the closing of the Next Equity Financing. Discount means (i) 20% if the Next Equity Financing occurs within 12 months of the date of issuance of the Note; and (ii) 25% if the Next Equity Financing occurs at any time thereafter. Valuation Cap means (i) US$30,000,000 for the first US$1,000,000 in Notes sold by the Company, (ii) US$45,000,000 for the second US$1,000,000 in Notes sold by the Company, and (iii) US$60,000,000 when aggregate Notes sold by the Company are equal to or in excess of US$2,000,000.

•
Corporate Transaction Conversion.   In the event of a Corporate Transaction prior to the conversion of a Note pursuant to Next Equity Financing Conversion or Maturity Conversion or the repayment of such Note, at the closing of such Corporate Transaction, the holder of each Note may elect that either: (a) the Company will pay the holder of such Note an amount equal to the sum of (x) all accrued and unpaid interest due on such Note and (y) the outstanding principal balance of such Note; or (b) such Note will convert into that number of Conversion Shares equal to the quotient (rounded down to the nearest whole share) obtained by dividing (x) the outstanding principal balance and unpaid accrued interest of such Note on a date that is no more than five (5) days prior to the date of conversion by (y) the applicable Conversion Price. Conversion price means the quotient resulting from dividing (x) the Valuation Cap by (y) the fully diluted capitalization immediately prior to the closing of the Corporate Transaction. Valuation Cap means (i) US$30,000,000 for the first US$1,000,000 in Notes sold by the Company, (ii) US$45,000,000 for the second US$1,000,000 in Notes sold by the Company, and (iii) US$60,000,000 when aggregate Notes sold by the Company are equal to or in excess of US$2,000,000.

•
Maturity Conversion.   At any time on or after the Maturity Date, at the election of the Requisite Noteholders, each Note will convert into that number of Conversion Shares equal to the quotient (rounded down to the nearest whole share) obtained by dividing (x) the outstanding principal balance and unpaid accrued interest of such Note on the date of such conversion by (y) the applicable Conversion Price. Conversion price means the quotient resulting from dividing (x) the Valuation Cap by (y) the fully diluted capitalization immediately prior to such conversion. Valuation Cap means (i) US$30,000,000 for the first US$1,000,000 in Notes sold by the Company, (ii) US$45,000,000 for the second US$1,000,000 in Notes sold by the Company, and (iii) US$60,000,000 when aggregate Notes sold by the Company are equal to or in excess of US$2,000,000.

The convertible promissory notes meet the Variable-Share Obligations requirements for classification under ASC 480 and as a result are required to be classified as a liability and carried at amortized cost as the Company has not made an election pursuant to one of the fair value options provided within ASC 815 and ASC 825.
SAFE Agreement
During the year, the Company issued $ 50,000 in Simple Agreement for Future Equity (“SAFE Agreement” or “SAFE”). The SAFE include a provision allowing for cash redemption upon the occurrence of a change of control, the occurrence of which is outside the control of the Company. The SAFE requires or may require the issuer to settle the obligation by transferring assets (i.e., cash). If there is a Liquidity Event before the termination of this SAFE, this SAFE will automatically be entitled to receive a portion of Proceeds, due and payable to the Investor immediately prior to, or concurrent with, the consummation of such Liquidity Event, equal to the greater of (i) a cash payment equal to 120% of the Purchase Amount (subject to the following paragraph) (the “Cash Amount”) or (ii) the amount payable on the number of shares of Common Stock equal to the Purchase Amount multiplied by the Discount Rate divided by the Liquidity Price (rounded down to the nearest whole share) (the “Conversion Amount”). If any of the Company’s securityholders are given a choice as to the form and amount of Proceeds to be received in a Liquidity Event, the Investor will be given the same choice, provided that the Investor may not choose to receive a form of consideration that the Investor would be ineligible to receive as a result of the Investor’s failure to satisfy any requirement or limitation generally applicable to the Company’s securityholders, or under any applicable law. The SAFE Agreement is considered a mandatorily redeemable financial instrument under ASC 480-10-15-8. Because the SAFE may require the issuer to redeem the instrument for cash upon a change of control, the agreement should be classified and recorded as a liability under ASC 480-10-25-8 because a change of control is an event that is considered not under the sole control of the issuer. Therefore, the SAFEs are classified as marked-to-market liabilities pursuant to ASC 480 in other long-term liabilities. See Note 9 for Fair Value related disclosures.
As of December 31, 2021, the aggregate maturities of long-term borrowings are as follows:
2022	1,309,802
2023	1,606,745
2024	80,594
2025	47,539
2026 and beyond	461,869
Total: aggregate maturities of long-term borrowings	3,506,549
Less: current portion of long-term borrowings	(1,309,802)
Long-term borrowings	2,196,747
Note 10 — Investments and Fair Value Measurement
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The following table presents financial assets and liabilities measured at fair value on a recurring basis based on the three-tier fair value hierarchy:
	As of December 31, 2021				As of December 31, 2020
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
SAFE Agreement	$—	$—	$109,647	$—	$—	$—	$—	$—
Total financial liabilities	$—	$—	$109,647	$—	$—	$—	$—	$—
The fair value of the SAFE agreement was calculated using a discount rate of 0.13% over the expected term.
The Company did not make any transfers between the levels of the fair value hierarchy during the year ended December 31, 2021 and 2020.
Assets Measured at Fair Value on a Non-Recurring Basis
Non-Financial Assets
The Company’s non-financial assets, such as goodwill, intangible assets and property and equipment are adjusted to fair value when an impairment charge is recognized. Such fair value measurements are based predominately on Level 3 inputs.

Note 11 — Equity
Common Stock
As of December 31, 2021 and 2020, the Company authorized the issuance of up to 50,000,000 shares of common stock, par value $0.0001 per share. As of December 31, 2021 and 2020, the Company has 22,740,373 and 16,519,804, respectively of Common Stock issued and outstanding. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set below.
Preferred Stock
As of December 31, 2021 and 2020, the Company authorized the sale and issuance of up to 17,993,110 shares of preferred stock, par value $0.0001 per share. As of December 31, 2021 and 2020, the Company has 17,993,110 and 10,927,246, respectively of Preferred Stock issued and outstanding. Each share of Preferred stock shall be convertible, at the option of the holder thereof into such number of fully paid and non-assessable shares of common stock by applying appropriate conversion price. Given the predominantly Equity-Like characteristics of the Preferred Stock, transactions have been recognized on the settlement date (i.e., the date the proceeds were received, and the shares are issued) and recorded at fair value. The redemption and change-in-control feature included in the Preferred Stock, results in them being classified as mezzanine equity.
As of December 31, 2021 and 2020, the Company’s redeemable convertible preferred stock consisted of the following:
As of December 31, 2021
	Share issued and outstanding	Issue Price	Per share conversion price	Carrying value
Series Seed-1	201,196	0.5338	0.5338	123,009
Series Seed-2	1,437,798	0.8541	0.8541	879,055
Series Seed-3	1,365,492	0.9619	0.9619	834,848
Series Seed-4	3,282,045	1.2024	1.2024	2,006,610
Series Seed-5	779,333	0.6416	0.6416	476,476
Series Seed-6	671,537	0.3723	0.3723	250,000
Series Seed-7	6,782,521	0.1548	0.1548	1,070,000
Series Seed-8	1,257,117	0.7955	0.7955	1,074,337
Series Seed-9	2,216,071	0.4910	0.4910	1,121,843
	17,993,110			7,836,180
As of December 31, 2020
	Share issued and outstanding	Issue Price	Per share conversion price	Carrying value
Series Seed-6	671,537	0.3723	0.3723	250,000
Series Seed-7	6,782,521	0.1548	0.1548	1,070,000
Series Seed-8	1,257,117	0.7955	0.7955	1,074,337
Series Seed-9	2,216,071	0.4910	0.4910	1,121,843
	10,927,246			3,516,180

The characteristics of the Company’s redeemable convertible preferred stock are as follows:
Dividend
The holders of Preferred Stock outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount of least equal (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividends per share of Preferred Stock as would equal the product of (A) the dividends payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividends or (ii) in the case of a dividends on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (A) dividing the amount of the dividends payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by the amount equal to the applicable Original Issues Price (as summarized above); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class of series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.
Voting rights
On any matter presented to the stockholders of the Corporation each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holders are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by Law or by the other provision of the certificate of Incorporation — holders of Preferred stock shall vote together with the holders of Common stock as a single class.
Conversion rights
The holders of Preferred Stock have conversion rights. Each share of Preferred Stock is convertible, at the option of the holder without the payment of additional consideration by the holder, into such number of fully paid and non assessable share of common stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price. The Conversion Price shall initially be equal to the applicable Original Issue Price and subject to adjustments. Certain events can trigger automatic conversion of preferred stock into common stock at conversion price determined as per formula prescribed in the constitution document.
Mandatory conversion
Upon either (a) the closing of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, valuing the Company at no less than $100,000,000 and resulting in at least $50,000,000 of proceeds, net of the underwriting discount and commissions, to the Corporation or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Majority (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant conversion rights above and (ii) such shares may not be reissued by the Corporation.
Liquidation preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation or deemed liquidation event, the holders of shares of each series of preferred stock then outstanding shall be entitled to be paid out of the assets of the corporation available for distribution to its stockholders before any payment shall be made to the holders of common stock.

Note 12 — Share Based Compensation
The Company has share-based compensation plans under which 9,266,516 shares are reserved. As of December 31, 2021, there were 8,962,159 options outstanding under these plans and 304,357 options available for future issuance. Our primary plan, the Rally Communitas Corp Stock Incentive Plan (the “Stock Incentive Plan”), provides for long-term performance compensation for management and members of the Board of Directors. Under the Stock Incentive Plan, a variety of discretionary awards for employees and non-employee directors are authorized, including incentive or non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, and bonus stock. These programs are administered by the Board of Directors and its Compensation and Management Development Committee.
The Stock Option Plan issued by Ourbus Inc. and Rally Bus Corp prior to the year 2021 has been cancelled by virtue of merger and new ESOPs have been provided to the option holders of Ourbus Inc. and Rally Bus Corp. under the Rally Communitas Corp Stock Incentive Plan.
Stock Options — The fair values of option grants are estimated on the date of grant using the Black-Scholes option-pricing model. The grants are contingent upon continued employment and generally vest over a three-year period. Expense is recognized on a straight-line basis over the applicable vesting periods. Option terms generally do not exceed 10 years. The weighted-average fair value of options granted was $0.03 per share for the year ended December 31, 2021.
The following assumptions were used in the determination of fair value:
	As of December 31, 2021	As of December 31, 2020
Risk-free interest rate	0.35%	0.21%
Weighted average dividend yield	0.00%	0.00%
Weighted average volatility factor	42.32%	70.00%
Expected life (years)	3 years	5 years
The risk-free interest rate is based upon observed interest rates appropriate for the term of the employee stock options. The remaining assumptions require significant judgment utilizing historical information, peer data, and future expectations. The dividend yield is based on the history of dividend pay-outs and the computation of expected volatility is based on historical stock volatility. The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding based on historical exercise activity.
Compensation costs for restricted stock awards subject only to service conditions are measured at the closing stock price on the dates of grant and are recognized as expense on a straight-line basis over the requisite service periods for the awards. The Company recorded $27,434 and $115,894 of share-based compensation expense related to the Company’s vested stock options during the year ended December 31, 2021 and 2020, respectively, which were included in sales, marketing and operations expense.

A summary of outstanding stock option awards as of December 31, 2021 and 2020 and changes during the year is presented below:
Stock Options
Outstanding at January 1, 2020	3,180,398
Granted	2,006,552
Exercised	—
Forfeited	—
Expired/Cancelled	—
Outstanding at December 31, 2020	5,186,950
Vested and Exercisable at December 31, 2020	4,346,186
Granted	9,264,628
Exercised	—
Forfeited	—
Expired/Cancelled	(5,489,419)
Outstanding at December 31, 2021	8,962,159
Vested and Exercisable at December 31, 2021	8,340,149
The options granted and cancelled in 2021 include the options issued and outstanding at December 31, 2020 for Ourbus Inc. of 5,186,950 as they were cancelled and reissued under the Rally Communitas Corp Stock Incentive Plan. The remaining granted balance includes the Options granted as part of the option replaced in the merger transaction which includes 3,079,566 options of Rally Bus Corp. The Company thus granted an additional 998,112 under the Rally Communitas Corp Stock Incentive Plan in 2021 and cancelled 302,469.
The Company granted options under the Stock Option Plan issued by Ourbus Inc. during 2020 as summarized below and under the Rally Communitas Corp Stock Incentive Plan during 2021, which typically vest over a term of three years.
Activity related to options during the year ended December 31, 2020 and 2021 is set forth below:
Unvested Stock Options
Unvested as of December 31, 2019	—
Granted	2,006,552
Vested	(1,165,788)
Forfeited	—
Unvested as of December 31, 2020	840,764
Granted	9,264,628
Vested	(8,340,149)
Cancelled/Forfeited	(1,143,233)
Unvested as of December 31, 2021	622,010

Note 13 — Related Party Transactions
List of related parties:
Name of related party	Relationship
Narinder Pal Singh Chadha	Management
Numaan Akram	Management
Axel Hellman	Management
Vipul Mittal	Management
Siheun Song	Management
Atul Sharma	Director
Kirti Tandon	Family
Quick Logistics Solution Inc.	Entity under the control of Narinder Pal Singh Chadha
Numaan Inc	Entity under the control of Numaan Akram
Transactions with related parties:
Name of Party	Nature of transactions	As of December 31, 2021	As of December 31, 2020
Numaan Akram	Salary	$100,000	$
Vipul Mittal	Salary	$73,041		$25,395
Axel Hellman	Salary	$—		$8,739
Siheun Song	Salary	$6,707	$
Vipul Mittal	Stock Compensation	—		242,911
Axel Hellman	Stock Compensation	$7,500		69,536
Balance outstanding of related parties:
Name of Party	Receivable / Payable	As of December 31, 2021	As of December 31, 2020
Narinder Pal Singh Chadha	Loan Payable	$300,000	$303,959
Kirti Tandon Khanna	Loan Payable	$69,350	$69,350
Quick Logistics Solution Inc.	Loan Payable	$90,461	$90,461
Atul Sharma	Loan Payable	$100,000	$100,000
Sharma Family	Loan Payable	$1,000,000	$995,000
Note 14 — Commitments and Contingencies
To assist its customers with the hardship of the COVID-19 pandemic, the Company made a policy decision to refund 100% of their ticket price up to 24 hours before departure. This affected the Company’s ability to pay the bus operators. When business resumed, the Company created an arrangement with its bus operators whereby the Company would pay amounts currently due plus 20% on every invoice to reduce the outstanding payables relating to the COVID-19 pandemic. One of the bus operators filed a lawsuit in September 2020 which has had limited activity since filed. As of December 31, 2021 and 2020, the Company has $1.5 million and $1.9 million, respectively of over 90 days outstanding payables and of that $0.6 million relates to the litigation.
From time to time, the Company may become subject to claims and litigation arising in the ordinary course of business. The Company is not a party to any material legal proceedings, nor is it aware of any material pending or threatened litigation.
The Company does not have any pending litigations which would impact its financial position. The Company enters into contracts in the normal course of business with third party service providers and vendors.

These contracts generally provide for termination on notice and, therefore, are cancellable contracts and not considered contractual obligations and commitments.
Note 15 — Subsequent Events
The financial statements and related disclosures include evaluation of events up through and including July 21, 2022, which is the date the financial statements were available to be issued.
In January 14, 2022, Company decided to constitute a new subsidiary Rally Bus CA, Inc. in Canada for expanding business. On January 25, 2022, the Company decided to constitute a new subsidiary, Rally Bus UG in Grundung, Germany for expanding business.
In February 2022, OurBus Inc. (wholly owned subsidiary of RCC) applied for and secured a second Economic Injury Disaster Loan of $350,000 from the Small Business Administration. The loan carries interest of 3.75% and is repayable over a period of 30 years.
In June 2022, Americas Technology Acquisition Corp. (“ATA”), a Delaware corporation listed with NYSE in the United States, and the Company announced the signing of a definitive merger agreement. Under the terms of the proposed transaction, a new publicly traded holding company will be formed under the name “Rally” (“Pubco”) which will have two wholly owned subsidiaries, one of which, prior to closing, will merge with and into Rally, with Rally surviving, and one of which will merge with and into ATA, with ATA surviving. ATA SPAC currently has $118.5 million cash held in trust from the public listing entered into in January 2021. This transaction reflects an implied pro-forma enterprise value at closing of approximately $208 million excluding earnout consideration and without taking into account escrow/release of shares to holders of contingent value rights (“CVRs”). Transaction consideration to security holders of Rally will take the form of newly issued Pubco securities, with the total number of issued shares to be determined in accordance with the terms of the Merger Agreement, taking into account potential adjustments for debt and transaction expenses as of the closing date. Assuming no adjustments to transaction consideration (and without taking into account the shares to be held back from distribution at closing and deposited into escrow to satisfy obligations to CVR holders after the closing), the aggregate value of shares to be issued to Rally stockholders at the closing is expected to be approximately $165 million. Rally stockholders may also receive up to an additional 4.5 million shares of Pubco common stock upon the achievement of certain revenue and share price targets during the post-closing earnout period.

Annex A
AGREEMENT AND PLAN OF MERGER
by and among
Americas Technology Acquisition Corp.,
as the Purchaser,
Americas Technology Acquisition Holdings Inc.,
as Pubco,
Americas Technology Purchaser Merger Sub Inc.,
as Purchaser Merger Sub,
Americas Technology Company Merger Sub Inc.,
as Company Merger Sub,
Jorge E. Marcos,
in the capacity as the Purchaser Representative,
Numaan Akram,
in the capacity as the Seller Representative,
and
Rally Communitas Corp.,
as the Company
Dated as of June 1, 2022

i

INDEX OF EXHIBITS
Exhibit	Description
Exhibit A	Form of Voting Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of CVR Agreement

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of June 1, 2022 by and among (i) Americas Technology Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability (together with its successors, including after the Domestication (as defined below), the “Purchaser”), (ii) Americas Technology Acquisition Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Pubco”), (iii) Americas Technology Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Purchaser Merger Sub”), (iv) Americas Technology Company Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Company Merger Sub” and together with Purchaser Merger Sub, the “Merger Subs”, and the Merger Subs collectively with Purchaser and Pubco, the “Purchaser Parties”), (v) Jorge E. Marcos, in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of Pubco (other than the Company Stockholders (as defined below) and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (vi) Numaan Akram, in the capacity as the representative from and after the Effective Time for the Company Stockholders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”), and (vii) Rally Communitas Corp., a Delaware corporation (together with its successors, the “Company”). The Purchaser, Pubco, Purchaser Merger Sub, Company Merger Sub, the Purchaser Representative, the Seller Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.
RECITALS:
A.   The Company, directly and indirectly through its subsidiaries, is a technology company engaged in the business of marketplace operation for mass mobility in the United States and globally through multimodal transportation networks;
B.   Pubco is a newly incorporated Delaware corporation that is owned entirely by Purchaser, and Pubco owns all of the issued and outstanding equity interests of Purchaser Merger Sub and Company Merger Sub, each of which is a newly organized entity formed for the sole purpose of effecting the Mergers (as defined below);
C.   Upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction pursuant to which (i) Purchaser Merger Sub will merge with and into Purchaser, with Purchaser continuing as the surviving entity (the “Purchaser Merger”), and with security holders of Purchaser receiving substantially equivalent securities of Pubco and CVRs (as defined and further set forth below), and (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”, and together with the Purchaser Merger, the “Mergers”), and with security holders of the Company receiving shares of common stock of Pubco and holders of Company Options (as defined below) receiving Assumed Options (as defined below), and as a result of which Mergers, Purchaser and the Company will become wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company;
D.   Prior to the consummation of the Mergers, the Purchaser shall transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to Cayman Islands Companies Act (As Revised) (as amended, the “Act”) and the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”);
E.   The board of directors of the Company has (i) determined that the Company Merger is fair, advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Company Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Company Merger;
F.   The boards of directors of Pubco, the Purchaser and the Merger Subs have each (i) determined that the Mergers are fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Domestication and the Mergers, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Domestication and the Merger;
G.   The Purchaser has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company, the holders of Company Stock (as defined herein), and the holders of Company Convertible Instruments (as defined herein) sufficient to approve the Company Merger and the other transactions contemplated by this Agreement (including any separate class or series votes of Company Preferred Stock (as defined herein));
H.   Simultaneously with the execution and delivery of this Agreement, the Significant Company Holders have each entered into (a) a Lock-Up Agreement with Pubco and the Purchaser Representative, the form of which is attached as Exhibit B hereto (each, a “Lock-Up Agreement”);
I.   The Parties intend that the Mergers will qualify as tax-free “reorganizations” within the meaning of Section 351 of the Code (as defined herein); and
J.   Certain capitalized terms used herein are defined in Article XI hereof.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:
ARTICLE I
MERGER
1.1   The Purchaser Merger.   At the Effective Time and subject to and upon the terms and conditions of this Agreement, and following the Domestication (as described in Section 1.8), and in accordance with the applicable provisions of the DGCL, Purchaser Merger Sub and Purchaser shall consummate the Purchaser Merger, pursuant to which Purchaser Merger Sub shall be merged with and into Purchaser, following which the separate corporate existence of Purchaser Merger Sub shall cease and Purchaser shall continue as the surviving corporation in the Purchaser Merger. The Purchaser as the surviving corporation after the Purchaser Merger is hereinafter sometimes referred to as “Purchaser Surviving Subsidiary” (provided, that references to Purchaser for periods after the Effective Time shall include Purchaser Surviving Subsidiary).
1.2   The Company Merger.   At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Company Merger Sub and the Company shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving corporation in the Company Merger. The Company as the surviving corporation after the Company Merger is hereinafter sometimes referred to as “Company Surviving Subsidiary” (provided, that references to the Company for periods after the Effective Time shall include Company Surviving Subsidiary), and together with Purchaser Surviving Subsidiary, the “Surviving Subsidiaries” (provided, that notwithstanding the Company Merger, the Company will not be included within the meaning of the term Purchaser Parties for purposes of this Agreement).
1.3   Effective Time.   Subject to the conditions of this Agreement, the Parties shall (i) cause the Purchaser Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Purchaser (the “Purchaser Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, and (ii) cause the Company Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and Purchaser (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, with each of the Mergers to be consummated and effective simultaneously at 5:00 p.m. New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and Purchaser and specified in each of the Purchaser Certificate of Merger and the Company Certificate of Merger (the “Effective Time”).
1.4   Effect of the Mergers.   At the Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the DGCL and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, agreements, privileges, powers and franchises of Purchaser Merger Sub and Company Merger Sub shall vest in Purchaser Surviving Subsidiary and Company Surviving Subsidiary, respectively, and all debts, liabilities, obligations and duties of Purchaser Merger Sub and Company Merger Sub shall become the debts, liabilities, obligations and duties of Purchaser Surviving Subsidiary and Company Surviving Subsidiary, respectively, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the Effective Time.
1.5   Governing Documents.   At the Effective Time, (i) each of the certificate of incorporation and bylaws of Purchaser Merger Sub shall become the certificate of incorporation and bylaws of Purchaser Surviving Subsidiary, respectively, and (ii) each of the certificate of incorporation and bylaws of Company Merger Sub shall become the certificate of incorporation and the bylaws of Company Surviving Subsidiary, respectively, except that the name of Company Surviving Subsidiary in such certificate of incorporation and bylaws shall be “Rally Co.”
1.6   Directors and Officers of the Surviving Subsidiaries.   At the Effective Time, the board of directors and executive officers of each Surviving Subsidiary shall be the board of directors and executive officers of the Purchaser, after giving effect to Section 6.17, each to hold office in accordance with the respective certificates of incorporation and bylaws of the Surviving Subsidiaries until their respective successors are duly elected or appointed and qualified or their earlier death, resignation, or removal.
1.7   Pre-Closing Company Exchanges.   On or prior to the Closing Date, the holders of Company Preferred Stock and Company Convertible Instruments shall either exchange or convert all of their issued and outstanding shares of Company Preferred Stock and Company Convertible Instruments, as applicable, for shares of Company Common Stock at the applicable conversion ratio (including any accrued or declared but unpaid dividends) as set forth in the Company Charter or the Company Convertible Instruments (the “Company Exchanges”).
1.8   Domestication of the Purchaser.   Prior to the Effective Time, the Purchaser shall transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to the Act and the applicable provisions of the DGCL, and subject to the receipt of the approval of the shareholders of the Purchaser to the Domestication and its terms, the Purchaser shall adopt Delaware Organizational Documents in a form satisfactory to Purchaser (the “Domestication Organizational Documents”) (with such changes as may be agreed in writing by the Purchaser and the Company), including providing that the name of the Purchaser shall be amended to be “Rally Communitas Corp.”. In connection with the Domestication, all of the issued and outstanding Purchaser Securities shall remain outstanding and become substantially identical securities of the Purchaser as a Delaware corporation.
1.9   Merger Consideration.
(a)   The aggregate consideration to be paid to Company Security Holders pursuant to the Merger (the “Merger Consideration”) shall be an amount equal to: (x) $165,000,000, minus (y) to the extent applicable and as determined based on the Closing Statement delivered pursuant to Section 1.17, (i) the amount of Closing Net Debt and (ii) the aggregate amount of any accrued but unpaid Transaction Expenses of the Company ((i) and (ii), together, the “Purchase Price Adjustments”), plus (z) the aggregate value of the Earnout Consideration Shares issued to the Company Stockholders pursuant to Section 1.10. The Merger Consideration will be determined based on the Closing Statement delivered, with each Company Stockholder receiving for each share of Company Common Stock held (after giving effect to the Company Exchanges or otherwise treating shares of Company Preferred Stock on an as-converted to Company Common Stock basis, but excluding any Company Securities described in Section 1.12(b)) a number of shares of Pubco Common Stock equal to (i) the Per Share Price, divided by (ii) the Redemption Price (the “Conversion Ratio”) (the total portion of the Merger Consideration amount payable to all Company Stockholders (but excluding holders of Company Options) in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”). The holders of Company Options that are outstanding immediately prior to the Effective Time shall receive such number of Assumed Options as described in Section 1.12(c) with such terms and conditions as described in Section 1.12(c). A portion of the Merger Consideration (2,250,000 shares of Pubco Common Stock) otherwise deliverable to Company Stockholders at the Closing shall be set aside and deposited into escrow in accordance with Section 1.19 to satisfy obligations, if any, that may come due to CVR holders under the terms of the CVR Agreements.

1.10   Earnout.   After the Closing, subject to the terms and conditions set forth herein, the Company Stockholders issued shares of Pubco Common Stock at the Closing shall have the contingent right to receive additional shares of Pubco Common Stock (the VWAP Earnout Shares and the Revenue Earnout Shares (each as defined below), together, the “Earnout Consideration Shares”) as additional Merger Consideration as follows:
(a)   VWAP Earnout Shares.   During the period from the date that is six (6) months after the Closing until the third (3rd) anniversary of the Closing (the “VWAP Earnout Period”), the Company Stockholders shall be eligible to receive Earnout Consideration Shares (the “VWAP Earnout Shares”) based on the performance of the Pubco Common Stock, which VWAP Earnout Shares shall vest and be issued only upon the first occurrence of each of the following as set forth in Section 1.10(a)(i) and (ii). In the event that any Share Price Target is not met during the VWAP Earnout Period, the Company Stockholders shall not be entitled to receive the corresponding portion of the VWAP Earnout Shares. For the avoidance of doubt, VWAP Earnout Shares shall be issued only in connection with the first achievement of any Share Price Target during the VWAP Earnout Period, and the Company Stockholders shall not be entitled to VWAP Earnout Shares for any subsequent achievement of such Share Price Target under this Section 1.10. The achievement of any Share Price Target shall be deemed to include the achievement of any lower Share Price Target, and Pubco shall issue the VWAP Earnout Shares attributable to each Share Price Target together (upon which such lower included Share Price Targets shall be deemed achieved and no further VWAP Earnout Shares shall become payable upon subsequent achievements of such lower included Share Price Targets).
(i)   In the event that the VWAP of the Pubco Common Stock on NYSE exceeds $17.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Tier I Share Price Target”) for twenty (20) of thirty (30) consecutive Trading Days during the VWAP Earnout Period, then, subject to the terms and conditions of this Agreement, the Company Stockholders shall be entitled to receive 1,500,000 VWAP Earnout Shares.
(ii)   In the event that the VWAP of the Pubco Common Stock on NYSE exceeds $20.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Tier II Share Price Target” and, together with the Tier I Share Price Target, the “Share Price Targets”) for twenty (20) of thirty (30) consecutive Trading Days during the VWAP Earnout Period, then, subject to the terms and conditions of this Agreement, the Company Stockholders shall be entitled to receive 1,500,000 VWAP Earnout Shares.
(iii)   The Chief Financial Officer of Pubco (the “CFO”) shall monitor the VWAP of Pubco Common Stock on NYSE on each Trading Day during the VWAP Earnout Period and, as soon as practicable (and in any event within ten (10) Business Days) after the end of each annual anniversary of the Closing, continuing until the earlier of the expiration of the VWAP Earnout Period or the achievement of the Tier II Share Price Target, the CFO will prepare and deliver to the Post-Closing Pubco Board for approval a written statement (each, an “VWAP Earnout Statement”) that sets forth (x) the closing price of Pubco Common Stock on NYSE on each Trading Day for such anniversary period and (y) whether a Share Price Target has been achieved during such period. A VWAP Earnout Statement shall be deemed final if it is approved by a majority of the disinterested independent directors of the Post-Closing Pubco Board, upon which, if there is such a final determination in accordance with this Section 1.10 that the Company Stockholders are entitled to receive VWAP Earnout Shares for having achieved a Share Price Target, the applicable number of VWAP Earnout Shares will be due upon such final determination and Pubco will deliver such VWAP Earnout Shares within ten (10) Business Days thereafter.
(b)   Revenue Earnout Shares.   In addition to the VWAP Earnout Shares, if any, issuable in accordance with Section 1.10(a), the Company Stockholders issued shares of Pubco Common Stock at the Closing shall be eligible to receive Earnout Consideration Shares (the “Revenue Earnout Shares”) as follows:
(i)   If Revenue for the calendar year 2022 is greater than or equal to the 2022 Revenue Target, the Company Stockholders shall be entitled to receive 500,000 Earnout Consideration Shares.
(ii)   If Revenue for the calendar year 2023 is greater than or equal to the 2023 Revenue Target, the Company Stockholders shall be entitled to receive 500,000 Earnout Consideration Shares.

(iii)   If Revenue for the calendar year 2024 is greater than or equal to the 2024 Revenue Target (together with the 2022 Revenue Target and the 2023 Revenue Target, the “Revenue Targets”), the Company Stockholders shall be entitled to receive 500,000 Earnout Consideration Shares.
(iv)   The CFO shall cause Pubco to prepare audited consolidated financial statements of Pubco and its Subsidiaries within ninety (90) days after each of December 31, 2022, December 31, 2023, and December 31, 2024, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Post-Closing Financial Statements”) as of the end of, and for the calendar years then ended 2022, 2023, and 2024. Within ten (10) Business Days after the preparation of each Post-Closing Financial Statement, the CFO will prepare and deliver to the Post-Closing Pubco Board for approval a written statement (each, an “Revenue Earnout Statement”) that sets forth the Revenue for such calendar year as set forth on the corresponding Post-Closing Financial Statements and whether a Revenue Target has been achieved during such period. A Revenue Earnout Statement shall be deemed final if it is approved by a majority of the disinterested independent directors of the Post-Closing Pubco Board, upon which, if there is a final determination pursuant to a Post-Closing Pubco Board-approved Revenue Earnout Statement in accordance with this Section 1.10 that the Company Stockholders are entitled to receive Revenue Earnout Shares for having achieved a Revenue Target, the applicable number of Revenue Earnout Shares will be due upon such final determination and Pubco will deliver such Revenue Earnout Shares within ten (10) Business Days thereafter.
(c)   The number of Earnout Consideration Shares (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) issued to each Company Stockholder pursuant to this Section 1.10 shall be equal to the Pro Rata Share for such Company Stockholder.
(d)   Following the Closing, Pubco and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon the business requirements of Pubco and its Subsidiaries. Each of Pubco and its Subsidiaries, including the Target Companies will be permitted, following the Closing, to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on, the share price of Pubco Common Stock, the Revenue, and the ability of the Company Stockholders to earn the Earnout Consideration Shares, and the Company Stockholders will not have any right to claim the loss of all or any portion of any Earnout Consideration Shares or other damages as a result of such decisions. Notwithstanding the foregoing, Pubco shall not, and shall cause its Subsidiaries, including the Target Companies, not to, take or omit to take any action that is in bad faith and has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Share Price Targets and the Revenue Targets.
(e)   Any Earnout Consideration Shares issued hereunder to the Company Stockholders shall be subject to the same restrictions and lock-up period(s) applicable to the Merger Consideration issued pursuant to Section 1.9.
(f)   Notwithstanding anything to the contrary in this Agreement or any Ancillary Document, following the Closing, in the event any Company Stockholder (a “Transferring Stockholder”) sells, transfers or otherwise disposes of any shares of Pubco Common Stock held by such Transferring Stockholder as of the Closing (“Transferred Pubco Stock”), other than to a Permitted Transferee (as defined in the Lock-Up Agreements), then, upon any issuance of Earnout Consideration Shares to the Company Stockholders in accordance with this Section 1.10 (including, for the avoidance of doubt, VWAP Earnout Shares and/or Revenue Earnout Shares), the number of Earnout Consideration Shares issuable to such Transferring Stockholder, if any, shall be reduced by a percentage equal to (i) the total number of shares of such Transferred Pubco Stock sold, transferred, or otherwise disposed of by such Transferring Stockholder as of the date of the applicable payment of Earnout Consideration Shares, divided by (ii) the total number of shares of Pubco Common Stock held by the Transferring Stockholder as of the Closing (such deducted shares, the “Deducted Earnout Consideration Shares”). By way of example, if a Transferring Stockholder was entitled to ten (10) Earnout Consideration Shares in accordance with this Section 1.10, held one hundred (100) shares of Pubco Common Stock as of the Closing, and sold or transferred thirty (30) shares of Pubco Common Stock following the Closing, the Deducted Earnout Consideration Shares would equal three (3) with such Transferring Stockholder being issued seven (7) Earnout Consideration Shares ((30 ÷ 100 = 30%) x 10 = 7). For each issuance of Earnout Consideration Shares to the Company Stockholders in accordance with this Section 1.10, if any, the aggregate amount of all Deducted Earnout Consideration Shares, if any, shall be issued to the remaining non-Transferring Stockholders in accordance with their Pro Rata Share.
1.11   Effect of Purchaser Merger on Issued and Outstanding Securities of Purchaser and Purchaser Merger Sub.   At the Effective Time, by virtue of the Purchaser Merger and following the Domestication, and without any action on the part of any Party or the holders of securities of any Purchaser Party or the Company:
(a)   Purchaser Units.   At the Effective Time, every issued and outstanding Purchaser Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of Purchaser Common Stock and one-half of one (1/2) Purchaser Warrant in accordance with the terms of the applicable Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.11 below.
(b)   Purchaser Common Stock.   At the Effective Time, each issued and outstanding share of Purchaser Common Stock (other than those described in Section 1.11(d) below, but including those described in Section 1.11(a) above) shall be converted automatically into and thereafter represent the right to receive (i) one share of Pubco Common Stock and (ii) one CVR for each one whole share of Pubco Common Stock issued pursuant to Section 1.11(b)(i); provided, however, that each share of Purchaser Common Stock held by the Sponsor shall convert solely into one share of Pubco Common Stock; following which, all shares of Purchaser Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist.
(c)   Purchaser Warrants.   At the Effective Time, each issued and outstanding Purchaser Public Warrant shall be converted into one Pubco Public Warrant and each issued and outstanding Purchaser Private Warrant shall be converted into one Pubco Private Warrant. At the Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire shares of Pubco Common Stock in lieu of shares of Purchaser Common Stock. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Public Warrants or Pubco Private Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Pubco Public Warrants or Pubco Private Warrants, as applicable.
(d)   Treasury Stock.   At the Effective Time, if there are any shares of capital stock of Purchaser that are owned by Purchaser as treasury shares or by any direct or indirect Subsidiary of Purchaser, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.
(e)   Purchaser Merger Sub Stock.   At the Effective Time, each share of common stock of Purchaser Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of Purchaser Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of Purchaser Surviving Subsidiary.
1.12   Effect of Company Merger on Issued Securities of the Company and Company Merger Sub.   At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Purchaser Party or the Company:
(a)   Company Stock.   Subject to clause (b) below, all shares of Company Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Exchanges) will automatically be cancelled and cease to exist in exchange for the right to receive the Stockholder Merger Consideration, with each Company Stockholder being entitled to receive its Pro Rata Share of the Stockholder Merger Consideration. All shares of Company Preferred Stock will be treated on an as-converted to Company Common Stock basis. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Company Subsidiary (other than the rights set forth in Section 1.12(e) below).

(b)   Treasury Stock.   Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares or any Company Securities owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.
(c)   Company Options.   Each outstanding Company Option (whether vested or unvested) shall be assumed by Pubco and automatically converted into an option for shares of Pubco Common Stock (each, an “Assumed Option”). Subject to the subsequent sentence, each Assumed Option will be subject to the terms and conditions set forth in the Company Equity Plan (except any references therein to the Company or Company Common Stock will instead mean Pubco and Pubco Common Stock, respectively). Each Assumed Option shall: (i) have the right to acquire a number of shares of Pubco Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock which the Company Option had the right to acquire immediately prior to the Effective Time, multiplied by (B) the Conversion Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Option (in U.S. Dollars), divided by (B) the Conversion Ratio; and (iii) be subject to the same vesting schedule as the applicable Company Option. Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Options remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Assumed Option. From and after the Closing, the Company and Pubco shall not issue any new awards under the Company Equity Plan.
(d)   Other Company Convertible Securities.   Any other Company Convertible Security other than a Company Option, if not exercised or converted prior to the Effective Time, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Stock.
(e)   Dissenting Shares.   Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.18 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.18.
(f)   Company Merger Sub Shares.   At the Effective Time, all shares of common stock of Company Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal amount of shares of common stock of Company Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only shares of capital stock in Company Surviving Subsidiary.
1.13   Effect of Mergers on Issued and Outstanding Securities of Pubco.   At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Purchaser Party or the Company, all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.
1.14   Exchange Procedures.
(a)   At the Effective Time, (i) the holders of the Purchaser Common Stock will surrender their stock certificates or other instruments representing the Purchaser Common Stock (collectively, the “Purchaser Certificates”) and (ii) the holders of the Company Common Stock will surrender their stock certificates or other instruments representing the Company Common Stock, if any, and written acknowledgement of the termination of their rights to such Company Common Stock (collectively, the “Company Certificates”), or in the case of a lost, stolen or destroyed Purchaser Certificate or Company Certificate, upon delivery of Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 1.14(f), to Pubco for cancellation together with any related documentation reasonably requested by Pubco in connection therewith.
(b)   Certificates representing the shares of Pubco Common Stock shall be issued to the holders of Company Common Stock and Purchaser Common Stock (subject in each case to the withholding of the Escrow Shares) upon surrender of the Company Certificates and Purchaser Certificates as provided for herein or otherwise agreed by the Parties. Upon surrender of the Company Certificates and Purchaser Certificates (or in the case of a lost, stolen or destroyed Company Certificate or Purchaser Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 1.14(f)) for cancellation to Pubco or to such other agent or agents as may be appointed by Pubco, Pubco shall issue, or cause to be issued, to each holder of the Company Certificates and Purchaser Certificates (i) such certificates representing the number of shares of Pubco Common Stock for which their Company Common Stock and Purchaser Common Stock, respectively, are exchangeable at the Effective Time, and the Company Certificates and Purchaser Certificates so surrendered shall forthwith be canceled, and (ii) a corresponding number of CVRs, as applicable (which CVRs shall be in book-entry form only, as evidenced by the CVR Register (as defined in the Contingent Value Rights Agreement) maintained pursuant to the Contingent Value Rights Agreement). Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Merger Consideration pursuant to this Article I.
(c)   If certificates representing the shares of Pubco Common Stock are to be issued in a name other than that in which the Company Certificates or Purchaser Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates or Purchaser Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Pubco or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing the shares of Pubco Common Stock in any name other than that of the registered holder of the Company Certificates or Purchaser Certificates surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.
(d)   Promptly after the date hereof, the Company shall send to each holder of Company Common Stock a letter of transmittal for use in exchanging Company Certificates for the applicable portion of the Merger Consideration in a form satisfactory to Purchaser (a “Letter of Transmittal”) (which shall specify that the delivery of share certificates in respect of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to Pubco (or a Lost Certificate Affidavit)) for use in such exchange. Each Company Stockholder shall be entitled to receive its Pro Rata Share of the Merger Consideration in respect of the Company Common Stock represented by the Company Certificate(s) (excluding any equity securities described in Section 1.10), as soon as reasonably practicable after the Effective Time, but subject to the delivery to Pubco of the Company Certificate(s) for its Company Common Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal such other documents as may be reasonably requested by Pubco (collectively, the “Transmittal Documents”). Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate.
(e)   Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Common Stock will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Common Stock (after aggregating all fractional shares of Pubco Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Common Stock issued to such Person rounded up in the aggregate to the nearest whole share of Pubco Common Stock.
(f)   In the event any Company Certificate or Purchaser Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Company Certificate or Purchaser Certificate to be lost, stolen or destroyed and, if required by Pubco, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Pubco as indemnity against any claim that may be made against it with respect to such Company Certificate or Purchaser Certificate, Pubco will issue or cause to be issued the number of shares of Pubco Common Stock for which such lost, stolen or destroyed Company Certificates or Purchaser Certificates are exchangeable at the Effective Time.
1.15   Tax Consequences.   It is intended by the Parties that the Mergers shall, collectively, constitute a transaction described in Section 351 of the Code.
1.16   Taking of Necessary Action; Further Action.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser Surviving Subsidiary and Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of Purchaser Merger Sub and Company Merger Sub, respectively, the then current officers and directors of Purchaser Surviving Subsidiary, Company Surviving Subsidiary and Pubco shall take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
1.17   Closing Calculations.   At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer (the “Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Purchase Price Adjustments as of the Reference Time, and the resulting Merger Consideration and Per Share Price based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of any of the Target Companies, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivering the Closing Statement to the Purchaser, if requested by the Purchaser, the Company will meet with the Purchaser to review and discuss the Closing Statement and the Company will consider in good faith the Purchaser’s comments to the Closing Statement and make any appropriate adjustments to the Closing Statement prior to the Closing, which adjusted Closing Statement, as mutually approved by the Company and the Purchaser both acting reasonably and in good faith, shall thereafter become the Closing Statement for all purposes of this Agreement. The Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.
1.18   Appraisal and Dissenter’s Rights.   No Company Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL (a “Dissenting Stockholder”) with respect to its Company Stock (such shares, “Dissenting Shares”) shall be entitled to receive any portion of the Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder. The Company shall give Pubco and the Purchaser Representative (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Pubco, Purchaser and the Purchaser Representative, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Merger Consideration shall be reduced by the Pro Rata Share of any Dissenting Stockholders attributable to any Dissenting Shares and the Dissenting Stockholders shall have no rights to any portion of the Merger Consideration with respect to any Dissenting Shares.
1.19   Escrow.   At or prior to the Closing, Pubco, the Purchaser Representative, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to Purchaser and the Company), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to Purchaser (the “Escrow Agreement”), pursuant to which Pubco shall deposit with the Escrow Agent 3,000,000 shares of Pubco Common Stock, of which 2,250,000 shares shall be withheld from the Merger Consideration, and 750,000 shares shall be solely withheld from the shares of Pubco Common Stock issuable to Sponsor pursuant to Section1.11(b) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (other than regular ordinary dividends) (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed in accordance with the terms of the Contingent Value Rights Agreement and the Escrow Agreement. With respect to the 2,250,000 Escrow Shares withheld from the Merger Consideration, each Company Stockholder shall be deemed to have their Pro Rata Share of such Escrow Shares withheld.
ARTICLE II
CLOSING
2.1   Closing.   Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), counsel to the Purchaser, 1345 Avenue of the Americas, New York, NY 10105, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:
3.1   Organization and Standing.   The Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.
3.2   Authorization; Binding Agreement.   The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).
3.3   Governmental Approvals.   Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with NYSE or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4   Non-Contravention.   Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to the Purchaser, (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b), (c) or (d) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.
3.5   Capitalization.
(a)   Purchaser is authorized to issue an unlimited number of shares of Purchaser Ordinary Shares and Purchaser Preferred Shares. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding Purchaser Preferred Shares. All outstanding shares of Purchaser Securities are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Act, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.
(b)   Except as set forth in Schedule 3.5(a) or Schedule 3.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.
(c)   All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.
(d)   Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

3.6   SEC Filings and Purchaser Financials.
(a)   The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and the Purchaser has not taken any action prohibited by Section 402 of SOX regarding this Section 3.6(a). Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The Purchaser continues to review the SEC April Warrant Statement and SEC SPAC Accounting Changes (each as defined below), as they may arise from time to time, and their implications, including on the Purchaser’s financial statements and other information included in the Purchaser’s filings with the SEC, and any restatement, revision or other modification of or delay in such filings arising from such review, any subsequent related agreements or other guidance from the SEC staff shall be deemed not material for purposes of this Agreement. Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to (A) the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that may be required as a result of the as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies that was issued by the SEC on April 12, 2021, and related guidance by the SEC (the “SEC April Warrant Statement”), (B) the Purchaser’s accounting or classification of the Purchaser’s outstanding redeemable Ordinary Shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of the Purchaser’s auditors, or (C) the Purchaser’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A)-(C), collectively, the “SEC SPAC Accounting Changes”), and except for any delays in the filing of the Company’s periodic reports as they come due, as of their respective dates, the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (except to the extent of the restatement of the Purchaser’s financial statements initially included in the Form 10-K for the fiscal year ended December 31, 2020, as filed on March 31, 2021, as reflected in the unaudited financial statements included in the Amendments to the Purchaser’s Form 10-K for the year ended December 31, 2020, as filed with the SEC on July 1 and July 8, 2021, respectively, the revisions to the Purchaser’s financial statements reflected in the Company’s Form 10-Q for the nine (9)-month period ended September 30, 2021, as filed with the SEC on November 16, 2021, and any other revision or restatement of the Company’s financial statements as may be required in connection with SEC SPAC Accounting Changes). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Ordinary Shares, and the Purchaser Warrants are listed on NYSE, (B) the Purchaser has not received any written deficiency notice from NYSE relating to the continued listing requirements of such Purchaser Securities, (C) there are no

Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on NYSE and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of NYSE.
(b)   The Purchaser maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Purchaser and other material information required to be disclosed by the Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Purchaser’s SEC filings and other public disclosure documents.
(c)   Except for any SEC SPAC Accounting Changes, the financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).
(d)   Except for any SEC SPAC Accounting Changes, and except as to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business. The Purchaser has no off-sheet balance sheet arrangements.
(e)   There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser.
3.7   Absence of Certain Changes.   As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since January 1, 2021, not been subject to a Material Adverse Effect on the Purchaser.
3.8   Compliance with Laws.   The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.
3.9   Actions; Orders; Permits.   There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.
3.10   Taxes and Returns.
(a)   The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
(b)   Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.
(c)   To the Knowledge of Purchaser, there are no facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 351 of the Code.
(d)   There is no Action currently pending or, to the Knowledge of the Purchaser, threatened against Purchaser or the Merger Sub by a Governmental Authority in a jurisdiction where the Purchaser or Merger Sub does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(e)   Neither the Purchaser or Merger Sub is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Purchaser or Merger Sub, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Purchaser or Merger Sub in respect of any Tax, and neither the Purchaser nor Merger Sub has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established).
(f)   The Purchaser and Merger Sub have collected or withheld all Taxes currently required to be collected or withheld by them, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.
(g)   Neither the Purchaser nor Merger Sub has any Liability for the Taxes of another Person that is not adequately reflected in the Purchaser Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract or indemnity (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). Neither the Purchaser nor Merger Sub is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements, arrangements or practices entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including an advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Purchaser or Merger Sub with respect to any period following the Closing Date.
3.11   Employees and Employee Benefit Plans.   The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.
3.12   Properties.   The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.
3.13   Material Contracts.
(a)   Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.
(b)   With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.
3.14   Transactions with Affiliates.    Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.
3.15   Investment Company Act.    The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.
3.16   Finders and Brokers.    Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.
3.17   Certain Business Practices.
(a)   Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.
(b)   The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.
(c)   None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Sudan, Syria, the Crimean Region of Ukraine, Myanmar, or any

other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.
3.18   Insurance.   Schedule 3.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.
3.19   Purchaser Trust Account.   As of May 26, 2022, the Trust Account has a balance of no less than $118,505,736.92. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Continental Stock Transfer & Trust Company pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. The Purchaser has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by the Purchaser or, to the Knowledge of the Purchaser, by the Trustee. There are no separate agreements, side letters or other agreements that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Stockholders who shall have elected to redeem their Purchaser Common Stock pursuant to the Purchaser Organizational Documents (or in connection with an extension of Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement. There are no Actions pending or, to the knowledge of Purchaser, threatened with respect to the Trust Account.
3.20   Litigation.   Except as set forth in Schedule 3.20, there is no Action pending, or to the Knowledge of the Purchaser, threatened against the Purchaser or Merger Sub of any of their respective properties or rights. There are no Actions (at Law or in equity) or investigations pending or, to the Knowledge of the Purchaser, threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.
3.21   Lock-Up Agreements.   All existing lock-up agreements between the Purchaser and any of its stockholders or holders of any Purchaser Securities entered into in connection with the initial public offering of the Purchaser provide for a lock-up period that is in full force and effect.
3.22   Independent Investigation.   The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PURCHASER, PUBCO AND THE MERGER SUBS
Each of Purchaser, Pubco and the Merger Subs, jointly and severally, represents and warrants to Purchaser and the Company, as of the date hereof and as of the Closing, as follows:
4.1   Organization and Standing.   Pubco, Company Merger Sub and Purchaser Merger Sub are each corporations duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Pubco and the Merger Subs has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and the Merger Subs is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate reasonably be expected to have a material impact on the ability of Pubco or any Merger Sub on a timely basis to consummate the transactions contemplated by this Agreement. Pubco has heretofore made available to Purchaser and the Company accurate and complete copies of the Organizational Documents of Pubco and the Merger Subs, each as currently in effect. Neither Pubco nor any Merger Sub is in violation of any provision of its Organizational Documents in any material respect.
4.2   Authorization; Binding Agreement.   Subject to the adoption of the Amended Pubco Charter, each of Pubco and the Merger Subs has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and the Merger Subs and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the adoption of the Amended Pubco Charter), on the part of Pubco or the Merger Subs are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or the Merger Subs is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.
4.3   Governmental Approvals.   Except as otherwise set forth on Schedule 4.3, no Consent of or with any Governmental Authority, on the part of Pubco or the Merger Subs is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with NYSE or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not , individually or in the aggregate, reasonably be expected to have a material impact on the ability of Pubco on a timely basis to consummate the transactions contemplated by this Agreement.
4.4   Non-Contravention.   The execution and delivery by Pubco and the Merger Subs of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the adoption of the Amended Pubco Charter, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a material impact on the ability of Pubco on a timely basis to consummate the transactions contemplated by this Agreement.
4.5   Capitalization.   As of the Closing Date, Pubco and the Merger Subs will have the capitalization stated in their respective Organizational Documents. Prior to giving effect to the transactions contemplated by this Agreement, other than the Merger Subs, Pubco does not have any Subsidiaries or own any equity interests in any other Person.
4.6   Ownership of Exchange Shares.   (i) All shares of Pubco Common Stock to be issued and delivered in accordance with Article I to the Company Stockholders shall be, upon issuance and delivery of such shares, duly authorized, validly issued, fully paid, non-assessable and free and clear of all Liens, and (ii) upon issuance and delivery of such shares to the Company Stockholders, each Company Stockholder shall have good and valid title to its portion of such shares, in each case of clauses (i) and (ii), other than restrictions arising from applicable securities Laws, the Lock-Up Agreements, the Amended Pubco Charter, the provisions of this Agreement and any Liens incurred by the Company Stockholders, and (iii) the issuance and sale of such shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.
4.7   Pubco and Merger Sub Activities.   Since their formation, Pubco and the Merger Subs have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s one hundred percent (100%) ownership of the Merger Subs) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the transactions contemplated by this Agreement, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and the Merger Subs are not party to or bound by any Contract.
4.8   Finders and Brokers.   Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or the Merger Subs.
4.9   Investment Company Act.   Pubco is not an “investment company”, a Person directly or indirectly controlled by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meanings of the Investment Company Act.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser Parties, as of the date hereof and as of the Closing, as follows:
5.1   Organization and Standing.   The Company is a corporation duly incorporated, validly existing and in good standing under the DGCL and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 5.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.
5.2   Authorization; Binding Agreement.   The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the DGCL, any other applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Mergers and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Mergers and the other transactions contemplated by this Agreement in accordance with the DGCL, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement. The Voting Agreements delivered by the Company include holders of Company Stock representing at least the Required Company Stockholder Approval, and such Voting Agreements are in full force and effect.
5.3   Capitalization.
(a) (a)    The Company is authorized to issue (i) 50,000,000 shares of Company Common Stock, 22,740,373 of which shares are issued and outstanding, and (ii) 17,993,110 shares of Company Preferred Stock, 17,614,224 of which shares are issued and outstanding. With respect to the Company Preferred Stock, the Company has designated (A) 201,196 shares as Series Seed-1 Preferred Stock, all of which is currently issued and outstanding, (B) 1,437,798 shares as Series Seed-2 Preferred Stock, 1,437,797 shares of which is currently issued and outstanding, (C) 1,365,492 shares as Series Seed-3 Preferred Stock, 1,365,491 shares of which is currently issued and outstanding, (D) 3,282,045 shares as Series Seed-4 Preferred Stock, all of which is currently issued and outstanding, (E) 779,333 shares as Series Seed-5 Preferred Stock, all of which is currently issued and outstanding, (F) 671,537 shares as Series Seed-6 Preferred Stock, all of which is currently issued and outstanding, (G) 6,782,521 shares as Series Seed-7 Preferred Stock, all of which is currently issued and outstanding, (H) 1,257,117 shares as Series Seed-8 Preferred Stock, all of which is currently issued and outstanding, and (I) 2,216,071 shares as Series Seed-9 Preferred Stock, all of which is currently issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Stock and other equity interests of the Company are set forth on Schedule 5.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws. The rights, privileges and preferences of the Company Preferred Stock are as stated in the Company Charter and as provided by the DGCL.
(b)   The Company has reserved 9,266,516 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors and approved by the Company’s stockholders. Of such shares of Company Common Stock reserved for issuance under the Company Equity Plan, 9,172,652 of such shares are reserved for issuance upon exercise of currently outstanding Company Options, zero (0) of such shares are currently issued and outstanding that were issued upon exercise of Company Options previously granted under the Company Equity Plan, and 93,864 shares remain available for future awards permitted under the Company Equity Plan. The Company has furnished to the Purchaser complete and accurate copies of the Company Equity Plan and forms of agreements used thereunder. Schedule 5.3(b) sets forth the beneficial and record owners of all outstanding Company Options (including the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule). Other than as set forth on Schedule 5.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 5.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
(c)   Except as set forth in Schedule 5.3(c), none of the Company’s stock option documents contain a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or terms of such agreement upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.
(d)   Each Company Option intended to qualify as an “incentive stock option” under the Code so qualifies. Each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, and: (i) the stock option agreement governing such grant was duly executed and delivered by each party thereto (including electronic execution and delivery); (ii) each such grant was made in accordance with the terms of the Company Equity Plan and all other applicable Laws; (iii) the per share exercise price of each Company Option was equal or greater than the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock on the applicable grant date; and (iv) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.
(e)   Except as disclosed in the Company Financials, since January 1, 2020, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.
5.4   Subsidiaries.   Schedule 5.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). Further, the issuance and transfer of the outstanding equity securities of each Target Company does not violate any Law with respect to foreign direct investment in the relevant jurisdiction and requisite filings have been made under the applicable foreign direct investment Laws and the same have been taken on record by the relevant Governmental Authority. There are no beneficial owners of the Indian Company pursuant to the transactions contemplated hereby, including the Mergers who are either situated or a citizen of the countries sharing land borders with India. There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 5.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
5.5   Governmental Approvals.   Except as otherwise described in Schedule 5.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.
5.6   Non-Contravention.   Except as otherwise described in Schedule 5.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under (other than Permitted Liens), (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.
5.7   Financial Statements.
(a)   The Company has provided to the Purchaser true and correct copies of (i) the Company-prepared financial statements, consisting of (x) the consolidated balance sheet of the Target Companies as of December 31, 2021 and the related consolidated income statement, changes in stockholder equity and statement of cash flows for the twelve (12) months then ended (the “2021 Target Companies Financial Statements”); (y) the balance sheet of Ourbus, Inc. as of December 31, 2020 and the related consolidated income statement, changes in stockholder equity and statement of cash flows for the twelve (12) months then ended (the “2020 Ourbus Financial Statements”); and (z) the pro forma balance sheet of the Target Companies

(including Ourbus, Inc.) as of December 31, 2020, and the related consolidated income statement, changes in stockholder equity and statement of cash flows for the twelve (12) months then ended (the “Pro Forma Financial Statements”); and (ii) the Company-prepared financial statements consisting of the consolidated balance sheet of the Target Companies as of March 31, 2022 and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the three (3) months then ended (the “Q1 Financial Statements” and together with the 2021 Target Companies Financial Statements, the 2020 Ourbus Financial Statements, and the Pro Forma Financial Statements, the “Draft Financial Statements”, and the Draft Financial Statements and the PCAOB Qualified Financial Statements delivered in accordance with Section 6.4(a), collectively, the “Company Financials”). The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except with respect to footnote disclosures and other presentation items required for GAAP in the Draft Financial Statements and the exclusion of year-end adjustments therein), (iii) comply in all material respects with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. When provided pursuant to Section 6.4(a), the PCAOB Qualified Financial Statements (as defined in Section 6.4(a)) shall not be inconsistent in any material respect with the Draft Financial Statements.
(b)   Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past five (5) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.
(c)   The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 5.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 5.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien (other than Permitted Liens) on their respective properties or assets.
(d)   Except as set forth on Schedule 5.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2022 and contained in the Company Financials or (ii) not material and that were incurred after March 31, 2022 in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).
(e)   All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f)   All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.
5.8   Absence of Certain Changes.   Except as set forth on Schedule 5.8, since December 31, 2020, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of the Purchaser.
5.9   Compliance with Laws.   Since January 1, 2018, no Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2018, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.
5.10   Company Permits.   Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 5.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.
5.11   Litigation.   Except as described on Schedule 5.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 5.11, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past five (5) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.
5.12   Material Contracts.
(a)   Schedule 5.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 5.12(a), a “Company Material Contract”) that:
(i)   contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)   involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;
(iii)   involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;
(iv)   evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $25,000;
(v)   involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $50,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;
(vi)   relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;
(vii)   by its terms, individually or with all related Contracts, resulted, during the twelve (12)-month period prior to the date hereof, in aggregate payments or receipts to or by the Target Companies under such Contract or Contracts of at least $25,000 or $50,000 in the aggregate;
(viii)   is with any Top Supplier;
(ix)   obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $50,000;
(x)   is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;
(xi)   obligates the Target Companies to make any capital commitment or expenditure in excess of $50,000 (including pursuant to any joint venture);
(xii)   relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);
(xiii)   provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;
(xiv)   relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software;
(xv)   that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or
(xvi)   is otherwise material to the Target Companies taken as a whole and not described in clauses (i) through (xv) above.
(b)   Except as disclosed in Schedule 5.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.
5.13   Intellectual Property.
(a)   Schedule 5.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 5.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), and has the right to sell, license, transfer or assign, all Company Registered IP. Except as set forth on Schedule 5.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP with any applicable Intellectual Property offices or Governmental Authorities.
(b)   Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid, in force and in good standing with all required fees and maintenance and/or renewal fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind other than office actions that may be issued by the applicable Intellectual Property office or governmental agency in the ordinary course of filing and prosecuting such applications. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.
(c)   Schedule 5.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”). Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d)   No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned by the Target Companies, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Knowledge of the Company, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.
(e)   All officers, directors, employees and independent contractors of a Target Company (and each of their respective Affiliates) have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons and, where applicable, all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.
(f)   To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.
(g)   The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

5.14   Taxes and Returns.
(a)   Each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied in all material respects with all applicable Laws relating to Tax.
(b)   There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
(c)   No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).
(d)   There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.
(e)   Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.
(f)   No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
(g)   No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.
(h)   No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.
(i)   No Target Company has any Liability for the Taxes of another Person (other than another Target Company) that is not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.
(j)   No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.
(k)   No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the

Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.
(l)   To the Knowledge of the Company, no fact or circumstance exists that would reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 351 of the Code.
5.15   Real Property.   Schedule 5.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).
5.16   Personal Property.   Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than $25,000 is set forth on Schedule 5.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 5.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.
5.17   Title to and Sufficiency of Assets.   Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the most recent balance sheet included in the Company Financials and (d) Liens set forth on Schedule 5.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.
5.18   Employee Matters
(a)   Except as set forth in Schedule 5.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 5.18(a) sets forth all unresolved labor controversies (including unresolved employee, consultant or independent contractor claims, grievances and/or disputes, whether raised internally with the Company or through a representative, including any harassment, age or other discrimination, or retaliation claims, wage and hour claims, and any other claims arising under local, state or federal labor and employment laws), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.
(b)   Except as set forth in Schedule 5.18(b), each Target Company (i) is and for the last six (6) years has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, legally-required trainings and notices, health and safety and wages and hours, and other Laws relating to discrimination, harassment, retaliation, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(c)   Schedule 5.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ending December 31, 2021, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ending December 31, 2021. Except as set forth on Schedule 5.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 5.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.
(d)   Schedule 5.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration for each such Person. Except as set forth on Schedule 5.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 5.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company.

Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.
(e)   To the Knowledge of the Company, since January 1, 2019, the Company has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims, if any, relating to current and/or former employees of the Company or third parties who interacted with current and/or former employees of the Company. With respect to each such written claim with potential merit, the Company has taken corrective action. Further, to the Knowledge of the Company, since January 1, 2019 no allegations of sexual harassment have been made to the Company against any individual in his or her capacity as director or an executive officer of the Company.
(f)   The Company has complied in all material respects with all applicable Laws regarding the COVID-19 pandemic, including all applicable federal, state and local Orders issued by any Governmental Authority (whether in the United States or any other jurisdiction) regarding shelters-in-place, or similar Orders in effect as of the date hereof and have taken appropriate precautions regarding its employees. The Company has promptly and thoroughly investigated all occupational safety and health complaints, issues, or inquiries brought by employees related to the COVID-19 pandemic. With respect to each material occupational safety and health complaint, issue, or inquiry related to the COVID-19 pandemic, the Company has taken prompt corrective action that is reasonably calculated to prevent the further spread of COVID-19 within the Company’s workplace.
5.19   Benefit Plans.
(a)   Set forth on Schedule 5.19(a) is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. No statement, either written or oral, has been made by any Target Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan in any material respect.
(b)   Except as set forth in Schedule 5.19(b), each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.
(c)   With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority.
(d)   Except as set forth in Schedule 5.19(d), with respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty that could reasonably be expected to result in liability to any Target Company has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred that could reasonably be likely to result in liability to any Target Company, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.
(e)   During the six (6) year period preceding the Effective Time, no Target Company or any of their ERISA Affiliates has maintained, contributed to, or had an obligation to contribute to (i) a “defined benefit plan” (as defined in Section 414(j) of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iii) a “multiple employer plan” (as described in Section 413(c) of the Code). No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and neither the Target Company nor any ERISA Affiliate has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to any Target Company immediately after the Closing Date. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.
(f)   There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Target Companies and no arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.
(g)   With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. Each Target Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.
(h)   Except as set forth in Schedule 5.19(h), the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.
(i)   Except to the extent required by Section 4980B of the Code or similar state Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.
(j)   All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to the Surviving Subsidiaries or Pubco, or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.
(k)   Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 5.19(k). No Company Options or other equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Except as set forth in Schedule 5.19(k), (i) each Section 409A Plan has been administered in compliance, and is in documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder; (ii) no Target Company has any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code; and (iii) no payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no

Contract or plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for any Taxes or interest imposed pursuant to Section 409A of the Code.
(l)   Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of all applicable Laws and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. No Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Target Company’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.
5.20   Environmental Matters.   Except as set forth in Schedule 5.20:
(a)   Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.
(b)   No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.
(c)   No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.
(d)   No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.
(e)   There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.
(f)   To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.
(g)   The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.
5.21   Transactions with Related Persons.   Except as set forth on Schedule 5.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 5.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.
5.22   Insurance.
(a)   Schedule 5.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past five (5) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.
(b)   Schedule 5.22(b) identifies each individual insurance claim in excess of $25,000 made by a Target Company in the past five (5) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.
5.23   Books and Records.   All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.
5.24   Top Suppliers.   All customers of the Target Companies are retail-facing individual Persons or groups thereof procuring transportation services and are therefore unable to be itemized or aggregated by dollar volumes or other ranking methodology. Schedule 5.24 lists, by dollar volume received or paid, as applicable, for the twelve (12) months ended on December 31, 2021, the fifteen (15) largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers are good commercial working relationships and (i) no Top Supplier within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Supplier.

5.25   Certain Business Practices.
(a)   No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.
(b)   The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.
(c)   No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Sudan, Syria, the Crimean Region of Ukraine, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.
5.26   Investment Company Act.   No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.
5.27   Finders and Brokers.   Except as set forth in Schedule 5.27, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.
5.28   Transfer Pricing.   The transactions between the Target Companies are in compliance with the applicable transfer pricing provisions prescribed under the applicable laws of India relating to Taxes.
5.29   Indian Tax Report.   To the Knowledge of the Company, (i) the Company has not materially misstated any factual statements provided to the appraisal firm conducting a valuation in connection with the Indian Tax Report and (ii) on the date that the Indian Tax Report is delivered to the Company none of the assumptions relating to the business of any Target Company set forth in the Indian Tax Report are incorrect.
5.30   Taxable Presence in India.   Each Target Company (outside India) (i) does not have a permanent establishment, significant economic presence or business connection in the Republic of India for purposes of Indian Tax Laws, (ii) is not liable to pay income Taxes in the Republic of India, (iii) is not liable to file any Tax Return in the Republic of India (and therefore has not sought to make any requisite Tax registration in the Republic of India), (iv) has not received any letter, intimation, notice or order from a Tax Authority in the Republic of India requiring such Company Stockholder or such Target Company (outside India) to file any Tax Return or make any disclosure with respect to a transaction undertaken with any Indian party, (v) does not have a place of effective management (POEM) in the Republic of India and (vi) is not subject to any assessment, audit, investigation, or similar proceeding in the Republic of India. No proceeding related to income Tax in the Republic of India has ever been initiated with respect to such Target Company.
5.31   Independent Investigation.   The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.
5.32   Information Supplied.   None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.
5.33   Disclosure.   No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading. Except for the representations and warranties expressly made by the Company in this Article V (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, no Target Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Target Companies, the Company Security Holders, the Company Stock, the business of the Target Companies, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by any Target Company or any of its Representatives.
ARTICLE VI
COVENANTS
6.1   Access and Information.
(a)   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 6.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.
(b)   During the Interim Period, subject to Section 6.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.
6.2   Conduct of Business of the Company.
(a)   Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 6.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.
(b)   Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:
(i)   amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;
(ii)   authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities; except as set forth on Schedule 6.2(b)(ii);
(iii)   split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;
(iv)   except for any Purchaser Transaction Financing entered into in accordance with Section 6.20, incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $25,000 individually or $50,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $25,000 individually or $50,000 in the aggregate;
(v)   increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan (except for the Post-Closing Equity Plan) with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;
(vi)   make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;
(vii)   transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP (excluding non-exclusive licenses of Company IP to Target Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;
(viii)   terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;
(ix)   fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
(x)   establish any Subsidiary or enter into any new line of business;
(xi)   fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;
(xii)   revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;
(xiii)   waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, a Target Company or its Affiliates) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;
(xiv)   close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;
(xv)   acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;
(xvi)   make capital expenditures in excess of $50,000 (individually for any project (or set of related projects) or $100,000 in the aggregate);
(xvii)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii)   voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $25,000 individually or $50,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;
(xix)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;
(xx)   enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;
(xxi)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;
(xxii)   accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;
(xxiii)   enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or
(xxiv)   authorize or agree to do any of the foregoing actions.
6.3   Conduct of Business of the Purchaser.
(a)   Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 6.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.
(b)   Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Domestication) or as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:
(i)   amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;
(ii)   authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, restricted stock units, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities; provided that nothing herein shall prevent the Purchaser from entering into any Purchaser Transaction Financing pursuant to Section 6.20;
(iii)   split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)   incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement (including any Purchaser Transaction Financing) and the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”));
(v)   make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;
(vi)   amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;
(vii)   terminate, waive or assign any material right under any Purchaser Material Contract;
(viii)   fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
(ix)   establish any Subsidiary or enter into any new line of business;
(x)   fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;
(xi)   revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;
(xii)   waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;
(xiii)   acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;
(xiv)   make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);
(xv)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);
(xvi)   voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 6.3 during the Interim Period;
(xvii)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii)   enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;
(xix)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or
(xx)   authorize or agree to do any of the foregoing actions.
6.4   Additional Financial Information.
(a)   The Company shall provide by July 15, 2022 to the Purchaser (i) the audited 2021 Target Companies Financial Statements; (ii) the audited 2020 Ourbus Financial Statements; (iii) the unaudited auditor-reviewed Q1 Financial Statements; and (iv) the unaudited auditor-reviewed Pro Forma Financial Statements, in each case audited or reviewed, as the case may be, by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (collectively, the “PCAOB Qualified Financial Statements”). For the avoidance of doubt, the PCAOB Qualified Financial Statements shall include footnote disclosures in accordance with GAAP.
(b)   During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from December 31, 2021 through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the CFO to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes (collectively, the “Interim Financial Information”). From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.
6.5   Purchaser Public Filings.   During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the Purchaser Ordinary Shares, and the Purchaser Public Warrants on NYSE; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on NYSE only the Pubco Common Stock and the Pubco Public Warrants.
6.6   No Solicitation.
(a)   For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.
(b)   During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.
(c)   Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.
6.7   No Trading.   The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Mergers in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.
6.8   Notification of Certain Matters.   During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.
6.9   Efforts.
(a)   Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b)   In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.
(c)   As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)   Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.
6.10   Tax Matters.
(a)   Each of the Parties shall use its reasonable best efforts to cause the Mergers to qualify as a “reorganization” within the meaning of Section 351 of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Mergers to fail to qualify as a “reorganization” within the meaning of Section 351 of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Mergers as a “reorganization” within the meaning of Section 351 of the Code.
(b)   Any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the Mergers will be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.
6.11   Further Assurances.   The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.
6.12   The Registration Statement.
(a)   As promptly as practicable after the date hereof, the Purchaser and Pubco shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of (x) the Pubco Common Stock to be issued to the holders of Purchaser Common Stock and the Company Stockholders pursuant to the Mergers, (y) the Pubco Public Warrants, and (z) the CVRs, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Shareholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Mergers and the Domestication (and, to the extent required, the issuance of any shares in connection with the Purchaser Transaction Financing, if any), by the holders of Purchaser Ordinary Shares in accordance with the Purchaser’s Organizational Documents, the Act, the DCGL and the rules and regulations of the SEC and NYSE, (ii) the effecting of the Domestication, (iii) the change of name of Pubco and the adoption and approval of the Organizational Documents, (iv) adoption and approval of a new equity incentive plan for Pubco in a form satisfactory to Purchaser (the “Incentive Plan” or “Post-Closing Equity Plan”), and which will provide for awards for a number of shares of Pubco Common Stock equal to ten percent (10%) of the aggregate number of shares of Pubco Common Stock issued and outstanding immediately after the Closing (after giving effect to the Redemption), as further set forth in the Incentive Plan, (v) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 6.17 hereof, (vi) the amendment of the Stock Escrow Agreement to shorten the lock-up period applicable to securities of the Purchaser issued at the time of the IPO as Founder Shares thereunder and join Pubco as a party thereto; (vii) such other matters (or, to the extent applicable, excluding such approval matters) as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (vii), collectively, the “Purchaser Shareholder Approval Matters”), and (viii) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Act, the DGCL and the rules and regulations of the SEC and NYSE. Purchaser and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC, and the Purchaser shall consider in good faith any such comments timely made. The Company shall promptly provide Purchaser and Pubco with such information concerning the Target Companies and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to statements made or incorporated by reference therein based on information supplied by Purchaser, Merger Subs or Sponsor for inclusion or incorporation by reference in the Registration Statement of any SEC filings of the Purchaser or the Proxy Statement provided to the Purchaser’s stockholders.
(b)   Purchaser and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser, Pubco and, after the Closing, the Purchaser Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents, provided, however, that the Purchaser shall not amend or supplement the Registration Statement without providing the Company with reasonably opportunity to comment or supplement.
(c)   Each of Pubco and Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser, Pubco, or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser shall consider in good faith any such comments timely made under the circumstances.
(d)   As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to Purchaser’s shareholders and the Company Stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement.
(e)   Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of NYSE, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.
6.13   Company Stockholder Meeting.   As promptly as practicable after the Registration Statement has become effective, the Company will call a meeting of its stockholders or otherwise solicit written consents in order to obtain the Required Company Stockholder Approval (the “Company Special Meeting”), and the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Voting Agreements.
6.14   Public Announcements.
(a)   The Parties agree that during the Interim Period no public release, statement, filing, announcement or other public communication concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, including the existence or status thereof, shall be issued by any Party or any of its Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonably efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.
(b)   The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.
6.15   Confidential Information.
(a)   The Company and the Seller Representative hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 6.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.
(b)   Each Purchaser Party hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that a Purchaser Party or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, each Purchaser Party shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at such Purchaser Party’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser Parties and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.
6.16   Documents and Information.   After the Closing Date, Pubco shall, and shall cause its respective Subsidiaries (including the Company) to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Purchaser Parties and the Company in existence on the Closing Date and make the same available for inspection and copying by the Purchaser Representative during normal business hours of Pubco and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh

(7th) anniversary of the Closing Date by Pubco or its Subsidiaries (including any Target Company) without first advising the Purchaser Representative in writing and giving the Purchaser Representative a reasonable opportunity to obtain possession thereof.
6.17   Post-Closing Board of Directors and Executive Officers.
(a)   The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) one (1) person designated by the Purchaser prior to the Closing (the “Purchaser Directors”), which individual (or such successor designated by the Purchaser in its sole discretion) shall qualify as an independent director under NYSE rules, (ii) three (3) persons that are designated by the Company prior to the Closing (the “Company Directors”), at least one (1) of whom shall be required to qualify as an independent director under NYSE rules, and (iii) three (3) persons mutually agreed upon by each of the Company and the Purchaser, which approval shall not be unreasonably denied or delayed, all of whom shall be required to qualify as independent directors under NYSE rules. Subject to resignations provided by the Company’s directors, the board of directors of the Company Surviving Subsidiary immediately after the Closing shall be the same as the board of directors of the Company immediately prior to the Closing. At or prior to the Closing, the Purchaser will provide each Purchaser Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Purchaser Director. As long as the Purchaser has the right to designate the Purchaser Director, Purchaser shall also be permitted to designate one (1) individual (the “Observer”) in writing from time to time to attend all meetings of the Post-Closing Pubco Board and of any committee thereof as a non-voting observer, and such individual shall be provided notice of all Post-Closing Pubco Board meetings at the same time and in the same manner as notice to the directors. The Observer shall be entitled to concurrent receipt of any materials provided to the Post-Closing Pubco Board or any committee thereof, subject to restrictions under applicable Laws or obligations of confidentiality.
(b)   The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).
6.18   Indemnification of Directors and Officers; Tail Insurance.
(a)   The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of any Purchaser Party or the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser, Pubco, any Merger Sub or the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco and the Surviving Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser Parties and the Merger Subs to the extent permitted by applicable Law. The provisions of this Section 6.18 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.
(b)   For the benefit of each Purchaser Party’s and the Company’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than, as applicable, the Purchaser’s or the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and the Surviving Subsidiaries shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and the Surviving Subsidiaries shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.
6.19   Trust Account Proceeds.   The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Purchaser from any Purchaser Transaction Financing shall first be used to pay the Company’s and the Purchaser’s accrued and unpaid Expenses, provided that, except as otherwise agreed by the Company, such Expenses attributable solely to the fees, costs and expenses incurred by Purchaser shall not exceed $12,000,000. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of Pubco and the Surviving Subsidiaries.
6.20   Financing Transaction.
(a)   Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may, but shall not be required to, enter into additional financing agreements on such terms as the Purchaser and the Company shall reasonably agree (with the Company’s agreement thereto not to be unreasonably withheld, conditioned or delayed), including but not limited to the Support Subscription Agreement. Purchaser may also, but shall not be required to, enter into agreements and consummate other backstop, non-redemption or similar agreements to effect a Purchaser Transaction Financing, as defined herein.
(b)   If Purchaser elects to seek Purchaser Transaction Financing in any form, Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such Purchaser Transaction Financing and use their respective commercially reasonable efforts to cause such Purchaser Transaction Financing to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser).
(c)   Without limiting anything to the contrary contained herein, subject to the consent of Purchaser, during the Interim Period, the Company may, but shall not be required to, enter into and consummate (in each case subject to the approval of the Purchaser in accordance herewith) additional financing arrangements, including any debt or convertible equity financing transaction; provided that any such financing shall be on terms mutually agreeable to the Company and Purchaser, each acting reasonably.
ARTICLE VII
CLOSING CONDITIONS
7.1   Conditions to Each Party’s Obligations.   The obligations of each Party to consummate the Mergers and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:
(a)   Required Purchaser Shareholder Approval.   The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).
(b)   Required Company Stockholder Approval.   The Company Special Meeting shall have been held in accordance with the DGCL and the Company’s Organizational Documents, and at such meeting, the requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Company Merger (the “Required Company Stockholder Approval”).

(c)   Antitrust Laws.   Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.
(d)   Requisite Regulatory Approvals.   All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.
(e)   Requisite Consents.   The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(e) shall have each been obtained or made.
(f)   No Adverse Law or Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.
(g)   Net Tangible Assets Test.   Upon the Closing, after giving effect to the Redemption and any Purchaser Transaction Financing, the Purchaser shall have net tangible assets of at least $5,000,001.
(h)   Minimum Cash Condition.   Upon the Closing, the Purchaser shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption and payment of each Party’s Expenses, including any Extension Expenses), and the aggregate amount of any Purchaser Transaction Financing (including the Support Subscription Agreement) of at least equal to $30,000,000).
(i)   Appointment to the Board.   The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.17.
(j)   Registration Statement.   The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.
(k)   Purchaser Domestication.   The Domestication shall have been consummated in accordance with Section 1.8.
(l)   Escrow Agreement.   The Parties shall have received a copy of the Escrow Agreement, duly executed by Pubco, the Seller Representative, the Sponsor, and the Escrow Agent.
(m)   Contingent Value Rights Agreement.   The Parties shall have received copies of the Contingent Value Rights Agreements, duly executed by Pubco, the Seller Representative, the Sponsor, and Continental Stock Transfer & Trust Company, in its capacity as the rights agent.
(n)   Pubco Charter Amendment.   Prior to the Closing, Pubco shall have amended and restated its certificate of incorporation in a form satisfactory to Purchaser and the Company (the “Amended Pubco Charter”).
7.2   Conditions to Obligations of the Company.   In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:
(a)   Representations and Warranties.   All of the representations and warranties of the Purchaser Parties set forth in this Agreement and in any certificate delivered by or on behalf of a Purchaser Party pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.
(b)   Agreements and Covenants.   The Purchaser Parties shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c)   No Purchaser Material Adverse Effect.   No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.
(d)   Closing Deliveries.
(i)   Officer Certificate.    The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).
(ii)   Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of each Purchaser Party’s Organizational Documents as in effect as of the Closing Date (after giving effect to the Domestication), (B) the resolutions of the board of directors of each of Purchaser, Pubco, and Purchaser Merger Sub authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which a Purchaser Party is or is required to be a party or otherwise bound.
(iii)   Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.
(iv)   Support Subscription Agreement.   The Purchaser and the Support Investor shall have entered into a subscription agreement (the “Support Subscription Agreement”) pursuant to which the Support Investor shall agree, on a contingent basis, upon the occurrence of certain events set forth therein, to purchase the Subscription Shares at a price of $10 per share.
(v)   NYSE Listing. The Pubco Common Stock comprising the Merger Consideration issuable at the Closing shall have been accepted for listing upon the Closing on NYSE.
7.3   Conditions to Obligations of the Purchaser Parties.   In addition to the conditions specified in Section 7.1, the obligations of the Purchaser Parties to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:
(a)   Representations and Warranties.   All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.
(b)   Agreements and Covenants.   The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)   No Material Adverse Effect.   No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.
(d)   Non-Competition Agreements.   The Company and each Key Employee shall have entered into new Non-Competition and Non-Solicitation Agreements in favor of Pubco, the Company and each of the other Covered Parties (as defined therein), in a form satisfactory to Purchaser (each, a “Non-Competition Agreement”), each of which shall be in full force and effect as of the Closing.

(e)   Key Employee Employment Agreements.   The Company and each Key Employee shall have entered into new employment agreements in a form satisfactory to Purchaser (each, a “Key Employee Employment Agreement”), each of which shall be in full force and effect as of the Closing.
(f)   Lock-Up Agreements.   Each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.
(g)   Rally Bus UG.   All issued and outstanding shares of capital stock of Rally Bus UG shall have been transferred by Numaan Akram to the Company, free and clear of any Liens.
(h)   Conditions Precedent relating to the Indian Company.   The Company shall cause the Indian Company to satisfy each of the following conditions:
(i)   The Indian Company shall have delivered to the Purchaser the share certificates issued pursuant to the split of the share certificate no. OIPL02 pursuant to which the transfer of 4,900 equity shares from Mr. Narinder Pal Singh Chadha to OurBus Inc. is reflected.
(ii)   The transfer of 4,900 equity shares of the Indian Company from Mr. Narinder Pal Singh Chadha to OurBus Inc. shall be reported to the Reserve Bank of India/ authorized dealer bank of Mr. Narinder Pal Singh Chadha in Form FC-TRS and approval for the same shall be obtained.
(iii)   The Indian Company shall have delivered to the Purchaser the copies of all relevant Tax Returns for which a due date for filing has occurred prior to Closing, including audit reports as may be applicable to such Tax Returns in order to be materially in compliance with all applicable Tax Laws.
(i) Closing Deliveries.
(i)   Officer Certificate.   The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c)
(ii)   Secretary Certificate.   The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Mergers and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Company Subsidiary Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders at a duly called meeting of stockholders, (C) evidence that the Required Company Stockholder Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.
(iii)   Good Standing.   The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.
(iv)   Certified Charter.   The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of immediately prior to the Effective Time, certified by the Secretary of State of the State of Delaware as of a date no more than ten (10) Business Days prior to the Closing Date.
(v)   Transmittal Documents.   Pubco shall have received from each Company Stockholder the Transmittal Documents, each in form reasonably acceptable for transfer on the books of the Company.

(vi)   Company Convertible Securities.   The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Company has terminated, extinguished and cancelled in full any outstanding Company Convertible Securities (other than the Company Options) and has consummated the Company Exchanges.
(vii)   Resignations.   Subject to the requirements of Section 5.18, the Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.
(viii)   Registered Agent Letter.   The Purchaser shall receive a copy of the letter, executed by all parties thereto, in the agreed form, to the Delaware registered agent of the Company from the client of record of such registered agent instructing it to take instruction from the Purchaser (or its nominees) from Closing.
(ix)   Non-Competition Agreements.   The Purchaser shall have received Non-Competition Agreements from the Significant Company Holders, duly executed by each such Significant Company Holder in favor of and for the benefit of Pubco and the Company.
(x)   Lock-Up Agreements.   The Purchaser shall have received a Lock-Up Agreement for each Significant Company Holder, duly executed by such Significant Company Holder.
(xi)   Termination of Certain Contracts.   The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Contracts involving the Target Companies and/or Company Security Holders or other Related Persons set forth on Schedule 7.3(i)(xi) shall have been terminated with no further obligation or Liability of the Target Companies thereunder.
7.4   Frustration of Conditions.   Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.
ARTICLE VIII
TERMINATION AND EXPENSES
8.1   Termination.   This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:
(a)   by mutual written consent of the Purchaser and the Company;
(b)   by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by the date that is November 30, 2022 from the date of this Agreement (the “Original Outside Date”, as such date may be extended pursuant to clause (A) or clause (B) below, as applicable, the “Outside Date”); provided, that (A) if Purchaser seeks and obtains one or more Extensions, Purchaser shall have the right by providing written notice thereof to the Company to extend the Original Outside Date for additional periods equal to the shortest of (i) five (5) additional months in the aggregate, (ii) the period ending on the last date for Purchaser to consummate its Business Combination (as that term is defined in the IPO Prospectus) pursuant to the latest of any such Extensions, and (iii) such period as determined by Purchaser; provided, further, that (B) if, on or prior to the Outside Date, the SEC has not declared the Registration Statement effective or any Consents required to be obtained from or made with any Governmental Authority have not been obtained, the Outside Date shall be automatically extended to the later of one (1) month from the Outside Date or one (1) month from the date of most recent submission to the SEC or relevant Governmental Authority, as applicable); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;
(c)   by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;
(d)   by written notice by the Company to Purchaser, if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, the IPO Prospectus or any filings with the SEC or NYSE, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material uncured breach of this Agreement;
(e)   by written notice by the Purchaser to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;
(f)   by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured and continuing;
(g)   by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained; or
(h)   by written notice by either the Purchaser or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Stockholders have duly voted, and the Required Company Stockholder Approval was not obtained.
(i)   by written notice by Purchaser to the Company (x) if the PCAOB Qualified Financial Statements have not been delivered to Purchaser by July 15, 2022 pursuant to Section 6.4(a); or (y) if, by August 15, 2022, the Company fails to deliver the Interim Financial Information for the three (3) and six (6) month periods ended June 30, 2022.
8.2   Effect of Termination.   This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.14, 6.15, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3   Fees and Expenses.   Subject Sections 9.1, 10.14 and 10.15, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, subject to Section 6.19.
8.4   Survival.   The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties or their respective Representatives pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties and their respective Representatives in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).
ARTICLE IX
WAIVERS AND RELEASES
9.1   Waiver of Claims Against Trust.   Reference is made to the IPO Prospectus. The Company and the Seller Representative each hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within twelve (12) months after the closing of the IPO, subject to extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Seller Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, the Seller Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.
ARTICLE X
MISCELLANEOUS
10.1   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by other electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to any Purchaser Party at or prior to the Closing, to:
Americas Technology Acquisition Corp.
16500 Dallas Parkway #305
Dallas, Texas 75248
Attn: Jorge E. Marcos
Telephone No.: (214) 396-5927
Email: jmarcos@atacspac.com

with a copy (which will not constitute notice) to:
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Matthew A. Gray, Esq.
Telephone No.: (212) 370-1300
Email: mgray@egsllp.com

If to the Purchaser Representative, to: Jorge E. Marcos Americas Technology Acquisition Corp. 16500 Dallas Parkway #305 Dallas, Texas 75248 Telephone No.: (214) 396-5927 Email: jmarcos@atacspac.com with a copy (which will not constitute notice) to:
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Matthew A. Gray, Esq.
Telephone No.: (212) 370-1300
Email: mgray@egsllp.com

If to the Company or the Company Surviving Subsidiary, to: Rally Co. P.O. Box 216 East Meadow, NY 11554 Attn: Numaan Akram Telephone No.: (917) 657-8109 Email: numaan@rally.co with a copy (which will not constitute notice) to:
Nelson Mullins Riley & Scarborough
100 South Charles Street, Suite 1600
Baltimore, Maryland 21201
Attn: Matthew G. Huddle, Esq.
Telephone No.: (443) 392-9457
Email: matthew.huddle@nelsonmullins.com

If to the Seller Representative to: Numaan Akram P.O. Box 216 East Meadow, NY 11554 Telephone No.: (917) 657-8109 Email: numaan@rally.co with a copy (which will not constitute notice) to:
Nelson Mullins Riley & Scarborough
100 South Charles Street, Suite 1600
Baltimore, Maryland 21201
Attn: Matthew G. Huddle, Esq.
Telephone No.: (443) 392-9457
Email: matthew.huddle@nelsonmullins.com

If to Pubco after the Closing, to: Rally Inc. 79 Madison Avenue New York, NY 10016 Attn: Numaan Akram Telephone No.: (917)-657-8109 Email: numaan@rally.co and the Purchaser Representative with a copy (which will not constitute notice) to:
Nelson Mullins Riley & Scarborough
100 South Charles Street, Suite 1600
Baltimore, Maryland 21201
Attn: Matthew G. Huddle, Esq.
Telephone No.: (443) 392-9457
Email: matthew.huddle@nelsonmullins.com
and
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Matthew A. Gray, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: mgray@egsllp.com

10.2   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Purchaser Representative and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.
10.3   Third Parties.   Except for the rights of the D&O Indemnified Persons set forth in Section 6.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.
10.4   Arbitration.   Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.4, arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.
10.5   Governing Law; Jurisdiction.   This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 10.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 10.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Courts. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.
10.6   WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.
10.7   Specific Performance.   Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.
10.8   Severability.   In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
10.9   Amendment.   This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, Pubco, the Purchaser Representative and the Seller Representative.

10.10   Waiver.   The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Stockholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.
10.11   Entire Agreement.   This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.
10.12   Interpretation.   The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its shareholders or stockholders under the Act or DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the

Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.
10.13   Counterparts.   This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
10.14   Purchaser Representative.
(a)   Each of Purchaser and Pubco, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Jorge E. Marcos, in the capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (v) otherwise enforcing the rights and obligations of any such Persons under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Company Stockholders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the Purchaser Representative, including any agreement between the Purchaser Representative and Pubco, Purchaser, the Company and the Seller Representative, shall be binding upon the Purchaser, Pubco, and their respective Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.14 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.
(b)   The Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Pubco and the Purchaser shall jointly and severally indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable under or in connection with any Purchaser Representative Document for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Pubco and Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 10.14 shall survive the Closing and continue indefinitely.
(c)   The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to Pubco, the Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.
10.15   Seller Representative.
(a)   Each Company Stockholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Numaan Akram in the capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature); (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (v) receiving all or any portion of the consideration provided to the Company Stockholders under this Agreement and to distribute the same to the Company Stockholders in accordance with their Pro Rata Share; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the Purchaser Representative, Pubco and the Purchaser, shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.15 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.
(b)   Any other Person, including the Purchaser Representative, Pubco, the Purchaser, the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders under any Seller Representative Documents. The Purchaser Representative, Pubco, the Purchaser, and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (ii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company Stockholder nor any Indemnifying Party shall have any cause of action against the Purchaser Representative, the Purchaser, or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser Representative, Pubco, the Purchaser, and the Company shall not have any Liability to any Company Stockholder for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Stockholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by a Company Stockholder shall be made by the Seller Representative (except for a notice under Section 10.15(d) of the replacement of the Seller Representative).
(c)   The Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible to the Company Stockholders for any Losses that any Company Stockholder or any Indemnifying Party may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 10.15 shall survive the Closing and continue indefinitely.
(d)   If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Stockholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative, Pubco and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.
10.16   Legal Representation.   The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented the Purchaser, Merger Sub, the Purchaser Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor, the Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor, the Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Purchaser, Merger Sub, any Sponsor, the Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the Purchaser Representative shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the Purchaser Representative, shall be controlled by the Sponsor and the Purchaser Representative and shall not pass to or be claimed by Pubco or the Surviving Subsidiaries; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, Pubco, the Surviving Subsidiaries, and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.
ARTICLE XI
DEFINITIONS
11.1   Certain Definitions.   For purpose of this Agreement, the following capitalized terms have the following meanings:
“2022 Revenue Target” means $30,000,000.
“2023 Revenue Target” means $60,100,000.
“2024 Revenue Target” means $109,600,000.
“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.
“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the Company Financials.
“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or the Purchaser prior to the Closing
“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.
“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or former employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.
“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and Delaware are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York and Delaware are generally open for use by customers on such day.
“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time.
“Closing Net Debt” means, as of the Reference Time, (i) the aggregate amount of all Indebtedness of the Target Companies, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.
“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended and effective under the DGCL, prior to the Effective Time.
“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.
“Company Convertible Instrument Agreements” means (i) that certain Amended and Restated Convertible Note Purchase Agreement dated November 30, 2020, by and among the Company and the investors a party thereto; (ii) that certain Convertible Promissory Note dated July 13, 2021, by and between the Company and Alpana Ventures Investments II SCSp; (iii) that certain Convertible Promissory Note dated June 9, 2021, by and between the Company and Asymmetry Ventures Fund 2, a series of Asymmetry Ventures, LP; (iv) that certain Convertible Promissory Note dated June 24, 2021, by and between the Company and DK Ventures I., Ltd.; (v) that certain Convertible Promissory Note dated October 12, 2021, by and between the Company and Hadley Bos-Fisher; (vi) that certain Convertible Promissory Note dated August 25, 2021, by and between the Company and John Fontein; (vii) that certain Convertible Promissory Note dated August 12, 2021, by and between the Company and Nithin Krishna; (viii) that certain Convertible Promissory Note dated July 26, 2021, by and between the Company and Tethered LLC; (ix) that certain Convertible Note Purchase Agreement, dated as of March 25, 2021, by and among the Company and 43North LLC; (x) that certain Convertible Note Purchase Agreement, dated as of April 26, 2021, by and among the Company and John Greco; (xi) that certain Simple Agreement for Future Equity dated November 1, 2021, by and between the Company and Elemental Excelerator, Inc.; (xii) that certain Simple Agreement for Future Equity dated February 7, 2022, by and between the Company and Elemental Excelerator, Inc.; and (xiii) that certain Simple Agreement for Future Equity, dated May 4, 2022, by and between the Company and Elemental Excelerator, Inc.
“Company Convertible Instruments” means the outstanding obligations of the Target Companies under the Company Convertible Instrument Agreements.
“Company Convertible Securities” means, collectively, the Company Options, the Company Convertible Instruments, and any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.
“Company Equity Plan” means the Rally Communitas Corp 2021 Equity Incentive Plan as adopted by the Board of Directors of the Company on January 26, 2022.

“Company Option” means an option to purchase Company Stock that was granted pursuant to the Company Equity Plan.
“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company, including classes of preferred stock designated and defined in the Company Charter as Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series Seed-3 Preferred Stock, Series Seed-4 Preferred Stock, Series Seed-5 Preferred Stock, Series Seed-6 Preferred Stock, Series Seed-7 Preferred Stock, Series Seed-8 Preferred Stock and Series Seed-9 Preferred.
“Company Securities” means, collectively, the Company Stock, the Company Options and any other Company Convertible Securities.
“Company Security Holders” means, collectively, the holders of Company Securities.
“Company Stock” means any shares of the Company Common Stock and the Company Preferred Stock.
“Company Stockholders” means, collectively, the holders of Company Stock.
“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.
“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).
“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.
“Copyrights” means any works of authorship, including but not limited to mask works, textual works, visual, pictorial, or graphical works, or compilations of data or other information and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.
“Contingent Value Rights Agreement” means that certain Contingent Value Rights Agreement, to be entered into prior to or in connection with the Closing, by and among the Seller Representative, Pubco, Sponsor and Continental Stock Transfer & Trust Company, in the form attached hereto as Exhibit C.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.
“CVR” means a CVR (as such term is defined in the Contingent Value Rights Agreement), which is a contractual contingent value right (which shall not be evidenced by a certificate or other instrument) representing the right of qualifying holders of CVRs to receive, in certain circumstances, a contingent payment in the form of Pubco Common Stock (or such other form as is provided for therein) pursuant to the terms and conditions of the Contingent Value Rights Agreement.
“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.
“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with any Target Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Expenses” shall mean all fees, costs and expenses, including all out-of-pocket expenses (including all such fees, costs and expenses with respect to counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates, exchange listings, SEC filings, compliance with the Hart Scott Rodino Antitrust Improvements Act of 1976 and obtaining the D&O Tail Insurance), incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of the transactions contemplated hereby and thereby. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses. With respect to the Company, Expenses shall include any payments relating to the Employment Agreements due at or prior to the Closing.
“Founder Shares” means those certain Purchaser Ordinary Shares held by the Sponsor that were initially purchased by the Sponsor in a private placement prior to the IPO.
“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.
“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program (other than social security or social insurance) established or maintained outside of the United States by any Target Company or any one or more of its Affiliates primarily for the benefit of employees of a Target Company or one or more of its Affiliates residing outside the United States, which plan, fund or other program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.
“Fully-Diluted Company Shares” means the total number of issued and outstanding shares of Company Common Stock, (a) after giving effect to the Company Preferred Stock and Convertible Debt Exchange or otherwise treating shares of Company Preferred Stock on an as-converted to Company Common Stock basis and (b) treating all outstanding Company Convertible Securities as fully vested and as if the Company Convertible Security had been exercised as of the Effective Time, but excluding any Company Securities described in Section 1.12(b).
“GAAP” means generally accepted accounting principles as in effect in the United States of America.
“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument (including without limitation, with respect to the Company, any Convertible Debt Agreements that are not converted for shares of Company Common Stock prior to the Closing Date), (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.
“Indian Company” means Ourbus India Private Limited.
“Indian Income Tax Act” means the Indian Income-tax Act, 1961, enacted in the Republic of India and read with the corresponding rules thereunder.
“Indian Income Tax Rules” means the Indian Income Tax Rules, 1962, enacted in the Republic of India.
“Indian Tax Report” means a report of a qualified valuation expert setting forth the fair market value of the shares of Indian Company as per provisions of Section 9(1)(i) of the Indian Income Tax Act. “Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.
“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.
“IPO” means the initial public offering of Purchaser Public Units (and any successor equity thereto) pursuant to the IPO Prospectus.
“IPO Prospectus” means the final prospectus of the Purchaser, dated as of December 14, 2020, and filed with the SEC on December 16 (File No. 333-250841).
“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).
“Key Employee” means Numaan Akram, Narinder Singh, Siheun Song, Axel Hellman, Vipul Mittal and Christopher DeVoe.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of any Target Company, after reasonable inquiry consistent with their respective job duties and functions or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry consistent with their respective job duties and functions, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry consistent with their respective job duties and functions.
“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.
“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.
“Loss” means any and all losses, obligations, penalties, amounts paid in settlement, damages (including consequential damages), amounts paid in settlement, costs and expenses (including reasonable expenses of investigation, court costs and attorneys’ fees and expenses), diminution in value, Taxes, Liens and interest, in each case arising out of or related to any Action, Order or other Liability.
“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i)  — (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any)

or the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.
“NYSE” means The New York Stock Exchange.
“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.
“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.
“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, reexamined patents or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, divided, continued, abandoned, withdrawn, or refiled).
“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).
“Per Share Price” means an amount equal to (i) the Merger Consideration, divided by (ii) the Fully-Diluted Company Shares.
“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.
“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit or operational expenses, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.
“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.
“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed a percentage equal to (i) the portion of the Stockholder Merger Consideration payable by the Purchaser to such Company Stockholder in accordance with the terms of this Agreement, divided by (ii) the total Stockholder Merger Consideration payable by the Purchaser to all Company Stockholders in accordance with the terms of this Agreement.
“Pubco Common Stock” means the shares of common stock, par value $0.0001 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.
“Pubco Private Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share.

“Pubco Public Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share.
“Purchaser Common Stock” means the shares of common stock, par value $0.0001 per share, of the Purchaser following the consummation of the Domestication.
“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.
“Purchaser Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Purchaser prior to the Domestication.
“Purchaser Preferred Shares” means preference shares, par value $0.0001 per share, of Purchaser prior to the Domestication.
“Purchaser Private Warrants” means one whole warrant entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a purchase price of $0.0001 per share (other than the Representative Warrants”).
“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one Purchaser Ordinary Share and one half of one (0.50) Purchaser Public Warrant.
“Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Public Unit, entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a purchase price of $11.50 per share.
“Purchaser Securities” means the Purchaser Units, the Purchaser Ordinary Shares, the Purchaser Preferred Shares and the Purchaser Warrants, collectively.
“Purchaser Transaction Financing” means any private placement of Pubco Common Stock pursuant to a subscription agreement with investors, backstop or non-redemption agreement or arrangement entered into between Purchaser and any current holder of Purchaser Public Units or Purchaser Ordinary Shares or any potential investor.
“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.
“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.
“Redemption Price” means an amount equal to the price at which each share of Purchaser Common Stock is redeemed or converted pursuant to the Redemption (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).
“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser and Pubco hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.
“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.
“Representative Warrants” means the Purchaser Private Warrants issued to the EarlyBirdCapital, Inc. at the time of the IPO with an exercise price of $1.00 per Ordinary Share.
“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.
“Revenue” means the revenue of Pubco and its Subsidiaries on a consolidated basis as reflected in the Post-Closing Financial Statements, but excluding (i) any revenue derived from business-generating pursuits by a business acquired by Pubco or its Subsidiaries after the Closing, (ii) for 2022 shall exclude all interest income earned on the funds deposited in the Trust Account.
“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).
“Securities Act” means the Securities Act of 1933, as amended.
“Shortfall” means the difference between (i) the Threshold Amount and (ii) the aggregate value of the Trust Account as of the Closing, minus (a) the aggregate value of any Redemptions, minus (b) the aggregate value of all Expenses of the Parties accrued and not paid as of Closing, plus (c) the aggregate value of any Purchaser Transaction Financing (including proceeds from any Purchaser Transaction Financings). If the Shortfall is a negative number, the Shortfall shall be deemed to be zero (0).
“Significant Company Holder” means any Company Stockholder who owns more than five percent (5%) of the issued and outstanding shares of the Company (treating any Company Preferred Stock on an as-converted to Company Common Stock basis).
“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, libraries, repositories, tools and databases.
“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.
“Sponsor” means ATAC Limited Partnership, a Delaware limited partnership.
“Stock Escrow Agreement” means the Agreement between the Purchaser, the Sponsor and Continental Stock Transfer & Trust Company, as Escrow Agent thereunder, dated as of December 14, 2020.
“Subscription Shares” shall mean (i) a number of shares of Pubco Common Stock equal to the Shortfall divided by (ii) the purchase price of $10.00 per share; provided that the Subscription Shares shall not exceed $10,000,000 in aggregate value.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.
“Support Investor” means the Sponsor, one or more affiliates thereof, and/or other investor(s) identified by the Sponsor or an affiliate thereof and reasonably acceptable to the Company.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.
“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.
“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, tax collected at source, equalization levy, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.
“Threshold Amount” means $30,000,000.
“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).
“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.
“Trading Day” means any day on which shares of Pubco Common Stock are actually traded on the principal securities exchange or securities market on which the Pubco Common Stock are then traded.
“Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any Target Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Target Company at or after the Closing pursuant to any agreement to which any Target Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Purchaser, Merger Sub or any Target Company in connection with the Merger or the other transactions contemplated by this Agreement.
“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.
“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of December 14, 2020, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.
“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.
“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.
11.2   Section References.   The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:
Term	Section
2021 Target Companies Financial Statements	5.7(a)
2020 Ourbus Financial Statements	5.7(a)
AAA Procedures	10.4
Accounts Receivable	5.7(f)
Acquisition Proposal	6.6(a)
Act	Recitals
Agreement	Preamble
Alternative Transaction	6.6(a)
Amended Pubco Charter	7.2(d)
Antitrust Laws	6.9(b)
Assumed Option	1.12(c)
Business Combination	9.1
CFO	1.10(b)(iv)
Closing	2.1
Closing Date	2.1
Closing Filing	6.14(b)
Closing Press Release	6.14(b)
Closing Statement	1.17
Company	Preamble
Company Benefit Plan	5.19(a)
Company Certificate of Merger	1.3
Company Certificates	1.14(a)
Company Directors	6.17(a)
Company Disclosure Schedules	Article IV
Company Exchanges	1.7
Company Financials	5.7(a)
Company IP	5.13(d)
Company IP Licenses	5.13(a)
Company Material Contracts	5.12(a)
Company Merger	Recitals
Company Merger Sub	Preamble

Term	Section
Company Permits	5.10
Company Personal Property Leases	5.16
Company Real Property Leases	5.15
Company Registered IP	5.13(a)
Company Special Meeting	6.13
Company Surviving Subsidiary	1.2
Conversion	1.8
Conversion Ratio	1.9
D&O Indemnified Persons	6.18(a)
D&O Tail Insurance	6.18(b)
Deducted Earnout Consideration Shares	1.10(f)
DGCL	Recitals
Dispute	10.4
Dissenting Shares	1.18
Dissenting Stockholder	1.18
Domestication	Recitals
Domestication Organizational Documents	1.8
Earnout Consideration Shares	1.10
Effective Time	1.3
EGS	2.1
Enforceability Exceptions	3.2
Environmental Permits	5.20(a)
Escrow Account	1.19
Escrow Agent	1.19
Escrow Agreement	1.19
Escrow Property	1.19
Escrow Shares	1.19
Extension	6.3(a)
Extension Expenses	6.3(a)(iv)
Federal Securities Laws	6.7
Incentive Plan	6.12(a)
Interim Period	6.1(a)
Key Employee Employment Agreement	7.3(e)
Letter of Transmittal	1.14(d)
Lock-Up Agreement	Recitals
Lost Certificate Affidavit	1.14(f)
Merger Consideration	1.9
Merger Subs	Preamble
Mergers	Recitals
Non-Competition Agreement	Recitals
Observer	6.17(a)
OFAC	3.17(c)
Off-the-Shelf Software	5.13(a)

Term	Section
Original Outside Date	8.1(b)
Outbound IP License	5.13(c)
Outside Date	8.1(b)
Party(ies)	Preamble
Post-Closing Equity Plan	6.12(a)
Post-Closing Financial Statements	1.10(b)(iv)
Post-Closing Pubco Board	6.17(a)
Pro Forma Financial Statements	5.7(a)
Proxy Statement	6.12(a)
Pubco	Preamble
Public Certifications	3.6(a)
Public Shareholders	9.1
Purchase Price Adjustments	1.9
Purchaser	Preamble
Purchaser Certificate of Merger	1.3
Purchaser Directors	6.17(a)
Purchaser Disclosure Schedules	Article III
Purchaser Financials	3.6(b)
Purchaser Material Contract	3.13(a)
Purchaser Merger	Recitals
Purchaser Merger Sub	Preamble
Purchaser Parties	Preamble
Purchaser Representative	Preamble
Purchaser Representative Documents	10.14(a)
Purchaser Shareholder Approval Matters	6.12(a)
Purchaser Special Meeting	6.12(a)
Purchaser Surviving Subsidiary	1.1
Redemption	6.12(a)
Registration Statement	6.12(a)
Related Person	5.21
Released Claims	9.1
Required Company Stockholder Approval	7.1(b)
Required Purchaser Shareholder Approval	7.1(a)
Resolution Period	10.4
Revenue Earnout Shares	1.10(b)
Revenue Earnout Statement	1.10(b)(iv)
Revenue Targets	1.10(b)(iii)
SEC April Warrant Statement	3.6(a)
SEC Reports	3.6(a)
SEC SPAC Accounting Changes	3.6(a)
Section 409A Plan	5.19(k)
Seller Representative	Preamble
Seller Representative Documents	10.15(a)

Term	Section
Share Price Targets	1.10(a)(ii)
Signing Filing	6.14(b)
Signing Press Release	6.14(b)
Specified Courts	10.5
Support Subscription Agreement	7.2(e)(iv)
Surviving Subsidiaries	1.2
Stockholder Merger Consideration	1.9(a)
Tier I Share Price Target	1.10(a)(i)
Tier II Share Price Target	1.10(a)(ii)
Top Suppliers	5.24
Transferred Pubco Stock	1.10(f)
Transferring Stockholder	1.10(f)
Transmittal Documents	1.14(d)
Voting Agreements	Recitals
VWAP Earnout Period	1.10(a)
VWAP Earnout Shares	1.10(a)
VWAP Earnout Statement	1.10(a)(iii)

IN WITNESS WHEREOF, each Party hereto has caused this Agreement and Plan of Merger to be signed and delivered as of the date first written above.
The Purchaser:
AMERICAS TECHNOLOGY ACQUISITION CORP.
By:
/s/ Jorge E. Marcos

Name: Jorge E. Marcos
Title: Chief Executive Officer
Pubco:
AMERICAS TECHNOLOGY ACQUISITION HOLDINGS INC.
By:
/s/ Jorge E. Marcos

Name: Jorge E. Marcos
Title: Chief Executive Officer
The Purchaser Representative:
JORGE E. MARCOS
/s/ Jorge E. Marcos

Purchaser Merger Sub:
AMERICAS TECHNOLOGY PURCHASER MERGER SUB INC.
By:
/s/ Jorge E. Marcos

Name: Jorge E. Marcos
Title: Chief Executive Officer
Company Merger Sub:
AMERICAS TECHNOLOGY COMPANY MERGER SUB INC.
By:
/s/ Jorge E. Marcos

Name: Jorge E. Marcos
Title: Chief Executive Officer
[Signature Page to Merger Agreement]

The Company:
RALLY COMMUNITAS CORP.
By:
/s/ Numann Akram

Name: Numaan Akram
Title: CEO
The Seller Representative:
NUMAAN AKRAM
By:
/s/ Numann Akram

Name: Numaan Akram
Title: CEO
[Signature Page to Merger Agreement]

Execution Copy
FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER is entered into as of July 26, 2022 (this “Amendment”), by and among Americas Technology Acquisition Corp. (the “Purchaser”), Jorge E. Marcos (the “Purchaser Representative”), Rally Communitas Corp. (the “Company”), Numaan Akram (the “Seller Representative”), and Americas Technology Acquisition Holdings Inc. (“Pubco”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).
WHEREAS, the Purchaser, the Purchaser Representative, the Company, the Seller Representative, Pubco and the other parties thereto entered into an Agreement and Plan of Merger, dated as of June 1, 2022 (the “Merger Agreement”);
WHEREAS, Section 10.9 of the Merger Agreement provides that the Merger Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, Pubco, the Purchaser Representative and the Seller Representative; and
WHEREAS, the Purchaser, the Company, Pubco, the Purchaser Representative and the Seller Representative desire to amend the Merger Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:
1.
Defined Terms. All uses of the following defined terms throughout the Agreement shall be considered amended and replaced as follows:

a.
All uses of the defined term “Subscription Shares” throughout the Agreement shall be deleted each time it appears therein and replaced by inserting in lieu thereof the defined term “Pubco Units”; and

b.
All uses of the defined term “CVRs” in each of Recital C, Section 1.14(b) and Section 6.12(a) of the Agreement shall be deleted each time such term appears therein and replaced by inserting in lieu thereof the defined term “Public CVRs.”

c.
All uses of the defined terms “Escrow Agent,” “Escrow Agreement,” “Escrow Property” and “Escrow Shares,” respectively, shall be deleted each time such terms appear therein and replaced by inserting in lieu thereof the defined terms “CVR Escrow Agent,” “CVR Escrow Agreement,” “CVR Escrow Property” and “CVR Escrow Shares,” respectively.

2.
Amendment to Definitions. The definitions of the following terms contained within the Agreement shall be struck in their entirety and replaced with the following definitions:

“Contingent Value Rights Agreement” or “CVR Agreements” means, collectively, the Contingent Value Rights Agreements to be entered into prior to or in connection with the Closing, by and among the Seller Representative, Pubco, Sponsor and Continental Stock Transfer & Trust Company (or such other rights agent reasonably acceptable to the Parties), , in its capacity as the rights agent, and the other applicable parties thereto, in substantially the forms attached hereto as Exhibit C; provided, that prior to the Closing, there shall be executed and adopted by applicable parties, one form of CVR Agreement containing rights and terms applicable to the Public CVRs (each, a “Public CVR Agreement”) and one form of CVR Agreement containing rights and terms applicable to the Support CVRs (each, a “Support CVR Agreement”).
“CVR” including, collectively, Public CVRs and Support CVRs, means a contractual contingent value right (which shall not be evidenced by a certificate or other instrument) representing the right of qualifying holders thereof to receive, upon the occurrence of certain circumstances set forth the applicable CVR Agreement, on or following the CVR Settlement Date, a contingent payment in the form of shares of Pubco Common Stock (or such other form as is provided for therein), which shall be Escrow Shares distributable from the Escrow Account described in Section 1.19, pursuant and subject to the terms and conditions of the applicable Contingent Value Rights Agreement.
“Public CVRs” shall mean the CVRs issuable in accordance with Section 1.11(b) pursuant to the terms of the Public CVR Agreements.
“Pubco Unit” shall mean a unit of securities issued by Pubco, each consisting of one (1) share of Pubco Common Stock and one (1) CVR (the “Support CVR”), with the rights and terms set forth in a Support CVR Agreement, containing terms and rights substantially similar to the terms contained in the Public CVR Agreement, except that such Support CVR shall not be registered or tradable. The number of Pubco Units issuable to the Support Investors pursuant to the Support Subscription Agreements, if any, subject to the terms and conditions thereof, shall be equal to the quotient obtained by dividing the Shortfall by the price per Pubco Unit of $10.00, subject to a maximum total of 1,000,000 Pubco Units (or $10,000,000 in aggregate value).
“Purchaser Transaction Financing” means any private placement of Purchaser securities or Pubco securities to be consummated at or prior to the Closing and any agreement between Purchaser and Public Shareholders pursuant to which such Public Shareholders agree to hold (after acquiring, to the extent applicable) and not redeem their Purchaser Ordinary Shares in connection with the Business Combination and any other transaction.
3.
Other Revision to Agreement. The terms contained in the following sections of the Agreement shall be stricken in their entirety and replaced with the following terms and provisions:

Section 1.11(b). Purchaser Common Stock. At the Effective Time, each issued and outstanding share of Purchaser Common Stock (other than those described in Section 1.11(d) below, but including those described in Section 1.11(a) above), shall be converted automatically into and thereafter represent the right to receive, in respect of each share of Purchaser Common Stock, (i) one (1) share of Pubco Common Stock and (ii) one (1) Public CVR (except with respect to the Sponsor and the Representative of the Purchaser’s IPO underwriters, which shall have waived their respective rights to Public CVRs otherwise issuable to them as a result of the Purchaser Merger); following which, all shares of Purchaser Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist.
Section 1.19 CVR Escrow. At or prior to the Closing, Pubco, the Purchaser Representative, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to Purchaser and the Company), as escrow agent (the “CVR Escrow Agent”), shall enter into an CVR Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Purchaser (the “CVR Escrow Agreement”), pursuant to which Pubco shall deposit with the CVR Escrow Agent 3,000,000 shares of Pubco Common Stock, of which 2,250,000 shares shall be withheld from the Stockholder Merger Consideration, and 750,000 shares shall be withheld from the shares of Pubco Common Stock issuable to Sponsor pursuant to Section 1.11(b) (or otherwise contributed by the Sponsor to the CVR Escrow Account in accordance herewith)(such shares of Pubco Common Stock, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “CVR Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (other than regular ordinary dividends) (together with the CVR Escrow Shares, the “CVR Escrow Property”), in a segregated escrow account (the “CVR Escrow Account”) and disbursed in accordance with the terms of the Contingent Value Rights Agreements to the holders of qualifying Public CVRs and Support CVRs, if certain conditions set forth in the CVR Agreements are met as of the CVR Settlement Date (as defined therein) or, if such conditions are not satisfied, to the Rally Stockholders and the Sponsor, in each case in accordance with the CVR Agreements and the CVR Escrow Agreement. With respect to the 2,250,000 Escrow Shares withheld from the Stockholder Merger Consideration, each Company Stockholder shall be deemed to have their Pro Rata Share of such Escrow Shares withheld.

Section 6.17(a). Post-Closing Board of Directors and Executive Officers.
(a)
The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) one (1) person designated by the Purchaser prior to the Closing (the “Purchaser Directors”), which individual (or such successor designated by the Purchaser in its sole discretion) shall qualify as an independent director under NYSE rules, (ii) three (3) persons that are designated by the Company prior to the Closing (the “Company Directors”), and (iii) three (3) persons mutually agreed upon by each of the Company and the Purchaser, which approval shall not be unreasonably denied or delayed, all of whom shall be required to qualify as independent directors under NYSE rules. Subject to resignations provided by the Company’s directors, the board of directors of the Company Surviving Subsidiary immediately after the Closing shall be the same as the board of directors of the Company immediately prior to the Closing. At or prior to the Closing, the Purchaser will provide each Purchaser Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Purchaser Director. As long as the Purchaser has the right to designate the Purchaser Director, Purchaser shall also be permitted to designate one (1) individual (the “Observer”) in writing from time to time to attend all meetings of the Post-Closing Pubco Board and of any committee thereof as a non-voting observer, and such individual shall be provided notice of all Post-Closing Pubco Board meetings at the same time and in the same manner as notice to the directors. The Observer shall be entitled to concurrent receipt of any materials provided to the Post-Closing Pubco Board or any committee thereof, subject to restrictions under applicable Laws or obligations of confidentiality.

Section 7.1(h). Minimum Cash Condition. Upon the Closing, the Purchaser and Pubco, collectively, shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption and payment of each Party’s Expenses (to the extent due and unpaid at Closing), including any Extension Expenses), and the aggregate amount of any Purchaser Transaction Financing (including the Support Subscription Agreement) of at least equal to $30,000,000).
Section 7.1(m). Contingent Value Rights Agreements. The Parties shall have received copies of each CVR Agreement, duly executed by Pubco, the Seller Representative, the Sponsor, and Continental Stock Transfer & Trust Company, in its capacity as the rights agent (or such other rights agent reasonably acceptable to the Parties) and the other applicable parties thereto.
4.
No Other Amendments; Conflicts. Unless expressly amended by this Amendment, the terms and provisions of the Merger Agreement shall remain in full force and effect. Wherever the terms and conditions of this Amendment and the terms and conditions of the Merger Agreement are in conflict, the terms of this Amendment shall be deemed to supersede the conflicting terms of the Merger Agreement.

5.
Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience and reference only and are not to be considered in construing this Amendment.

6.
Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without regard to the choice of law principles thereof.

7.
Counterparts. This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.
The Purchaser:
AMERICAS TECHNOLOGY ACQUISITION CORP.
By:	/s/ Jorge E. Marcos
Name: Jorge E. Marcos
Title: Chief Executive Officer
Pubco:
AMERICAS TECHNOLOGY ACQUISITION HOLDINGS INC.
By:	/s/ Jorge E. Marcos
Name: Jorge E. Marcos
Title: Chief Executive Officer
The Purchaser Representative:
JORGE E. MARCOS
/s/ Jorge E. Marcos
The Company:
RALLY COMMUNITAS CORP.
By:	/s/ Numaan Akram
Name: Numaan Akram
Title: CEO
The Seller Representative:
NUMAAN AKRAM
/s/ Numaan Akram

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER is entered into as of November 8, 2022 (this “Amendment”), by and among Americas Technology Acquisition Corp. (the “Purchaser”), Jorge E. Marcos (the “Purchaser Representative”), Rally Communitas Corp. (the “Company”), Numaan Akram (the “Seller Representative”), and Americas Technology Acquisition Holdings Inc. (“Pubco”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).
WHEREAS, the Purchaser, the Purchaser Representative, the Company, the Seller Representative, Pubco and the other parties thereto entered into an Agreement and Plan of Merger, dated as of June 1, 2022, as amended pursuant to that certain First Amendment to Agreement and Plan of Merger, dated July 26, 2022 (the “Merger Agreement”);
WHEREAS, Section 10.9 of the Merger Agreement provides that the Merger Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, Pubco, the Purchaser Representative and the Seller Representative; and
WHEREAS, the Purchaser, the Company, Pubco, the Purchaser Representative and the Seller Representative desire to amend the Merger Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1.
Defined Terms.   All uses of the following defined terms throughout the Agreement shall be considered amended and replaced as follows:

a.
All uses of the defined term “Pubco Units” throughout the Agreement shall be deleted each time it appears therein and replaced by inserting in lieu thereof the defined term “Subscription Shares”.

b.
All uses of the defined term “Public CVRs” throughout the Agreement shall be deleted each time it appears therein and replaced by inserting in lieu thereof “CVRs.”

c.
All uses of the defined terms “Contingent Value Rights Agreements” or “CVR Agreements” throughout the Agreement shall be deleted each time either such term appears therein and replaced by inserting in lieu thereof the defined terms “Contingent Value Rights Agreement” or “CVR Agreement,” respectively, as applicable (with each such term having the revised definitions set forth in Section 2 of this Amendment.

2.
Amendment to Definitions.   The definitions of the following terms contained within the Agreement shall be struck in their entirety and replaced with the following definitions:

“Contingent Value Rights Agreement” or “CVR Agreements” means, collectively, the Contingent Value Rights Agreements to be entered into prior to or in connection with the Closing, by and among the Seller Representative, Pubco, Sponsor and Continental Stock Transfer & Trust Company (or such other rights agent reasonably acceptable to the Parties), in its capacity as the rights agent, and the other applicable parties thereto, in substantially the form attached hereto as Exhibit C.
“CVR” means a contractual contingent value right (which shall not be evidenced by a certificate or other instrument) representing the right of qualifying holders thereof to receive, upon the occurrence of certain circumstances set forth the applicable CVR Agreement, on or following the CVR Settlement Date, a contingent payment in the form of shares of Pubco Common Stock (or such other form as is provided for therein), which shall be Escrow Shares distributable from the Escrow Account described in Section 1.19, pursuant and subject to the terms and conditions of the applicable Contingent Value Rights Agreement.

3.
Removed from Agreement.   The provision contained in Section 7.1(g)(Net Tangible Asset Test) shall be removed in its entirety from the Agreement and shall be replaced with the text “Reserved” in lieu thereof.

4.
Other Revisions to Agreement.   The terms contained in the following sections of the Agreement shall be stricken in their entirety and replaced with the following terms and provisions:

Section 1.19 CVR Escrow.   At or prior to the Closing, Pubco, the Purchaser Representative, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to Purchaser and the Company), as escrow agent (the “CVR Escrow Agent”), shall enter into an CVR Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to the Purchaser (the “CVR Escrow Agreement”), pursuant to which Pubco shall deposit with the CVR Escrow Agent 3,000,000 shares of Pubco Common Stock, of which 2,250,000 shares shall be withheld from the Stockholder Merger Consideration, and 750,000 shares shall be withheld from the shares of Pubco Common Stock issuable to Sponsor pursuant to Section 1.11(b) (or otherwise contributed by the Sponsor to the CVR Escrow Account in accordance herewith)(such shares of Pubco Common Stock, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “CVR Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (other than regular ordinary dividends) (together with the CVR Escrow Shares, the “CVR Escrow Property”), in a segregated escrow account (the “CVR Escrow Account”) and disbursed in accordance with the terms of the Contingent Value Rights Agreements to the holders of qualifying CVRs, if certain conditions set forth in the CVR Agreements are met as of the CVR Settlement Date (as defined therein) or, if such conditions are not satisfied, to the Rally Stockholders and the Sponsor, in each case in accordance with the CVR Agreements and the CVR Escrow Agreement. With respect to the 2,250,000 Escrow Shares withheld from the Stockholder Merger Consideration, each Company Stockholder shall be deemed to have their Pro Rata Share of such Escrow Shares withheld.
Section 7.1(h).   Minimum Cash Condition.   Upon the Closing, the Purchaser and Pubco, collectively, shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption and payment of each Party’s Expenses (to the extent due and unpaid at Closing), including any Extension Expenses), and the aggregate amount of any Purchaser Transaction Financing (including the Support Subscription Agreement) of at least equal to $20,000,000).

5.
No Other Amendments;   Conflicts. Unless expressly amended by this Amendment, the terms and provisions of the Merger Agreement shall remain in full force and effect. Wherever the terms and conditions of this Amendment and the terms and conditions of the Merger Agreement are in conflict, the terms of this Amendment shall be deemed to supersede the conflicting terms of the Merger Agreement.

6.
Titles and Subtitles.   The titles of the sections and subsections of this Amendment are for convenience and reference only and are not to be considered in construing this Amendment.

7.
Governing Law.   This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without regard to the choice of law principles thereof.

8.
Counterparts.   This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.
The Purchaser:
AMERICAS TECHNOLOGY ACQUISITION CORP.
By:	/s/ Jorge E. Marcos
Name: Jorge E. Marcos
Title: Chief Executive Officer
Pubco:
AMERICAS TECHNOLOGY ACQUISITION HOLDINGS INC.
By:	/s/ Jorge E. Marcos
Name: Jorge E. Marcos
Title: Chief Executive Officer
The Purchaser Representative:
JORGE E. MARCOS
/s/ Jorge E. Marcos
The Company:
RALLY COMMUNITAS CORP.
By:	/s/ Numaan Akram
Name: Numaan Akram
Title: CEO
The Seller Representative:
NUMAAN AKRAM
/s/ Numaan Akram

THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER
This THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER is entered into as of November 16, 2022 (this “Amendment”), by and among Americas Technology Acquisition Corp. (the “Purchaser”), Jorge E. Marcos (the “Purchaser Representative”), Rally Communitas Corp. (the “Company”), Numaan Akram (the “Seller Representative”), and Americas Technology Acquisition Holdings Inc. (“Pubco”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement (as defined below).
WHEREAS, the Purchaser, the Purchaser Representative, the Company, the Seller Representative, Pubco and the other parties thereto entered into an Agreement and Plan of Merger, dated as of June 1, 2022, as amended pursuant to that certain First Amendment to Agreement and Plan of Merger, dated July 26, 2022 and that Second Amendment to Agreement and Plan of Merger, dated November 8, 2022 (the “Merger Agreement”);
WHEREAS, Section 10.9 of the Merger Agreement provides that the Merger Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, Pubco, the Purchaser Representative and the Seller Representative; and
WHEREAS, the Purchaser, the Company, Pubco, the Purchaser Representative and the Seller Representative desire to amend the Merger Agreement as set forth herein.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

1.
Defined Terms.   All of the following terms shall be deleted from Article XI of the Agreement in their entirety:

a.
“Contingent Value Rights Agreement”

b.
“CVR”

c.
“Escrow Account”

d.
“Escrow Agent”

e.
“Escrow Agreement”

f.
“Escrow Property”

g.
“Escrow Shares”

h.
“Shortfall”

i.
“Support Investor”

j.
“Support Subscription Agreement”

k.
“Subscription Shares

l.
“Threshold Amount”

2.
Removed from Agreement.   The following provisions shall be removed in their entirety from the Agreement and shall be replaced with the text “Reserved” in lieu thereof.

a.
Section 7.2(d)(iv).

b.
Section 1.19.

c.
Section 7.1(g).

d.
Section 7.1(l).

e.
Section 7.1(m).

3.
Revised Sections.   The following sections of the Agreement shall be struck in their entirety and replaced with the following:

a.
RECITAL C.   Upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction pursuant to which (i) Purchaser Merger Sub will merge with and into Purchaser, with Purchaser continuing as the surviving entity (the “Purchaser Merger”), and with security holders of Purchaser receiving substantially equivalent securities of Pubco, and (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”, and together with the Purchaser Merger, the “Mergers”), and with security holders of the Company receiving shares of common stock of Pubco and holders of Company Options (as defined below) receiving Assumed Options (as defined below), and as a result of which Mergers, Purchaser and the Company will become wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company;

b.
Section 1.11(b).   Purchaser Common Stock.   At the Effective Time, each issued and outstanding share of Purchaser Common Stock (other than those described in Section 1.11(d) below, but including those described in Section 1.11(a) above) shall be converted automatically into and thereafter represent the right to receive one share of Pubco Common Stock, following which, all shares of Purchaser Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist.

c.
Section 1.14(b).   Certificates representing the shares of Pubco Common Stock shall be issued to the holders of Company Common Stock and Purchaser Common Stock upon surrender of the Company Certificates and Purchaser Certificates as provided for herein or otherwise agreed by the Parties. Upon surrender of the Company Certificates and Purchaser Certificates (or in the case of a lost, stolen or destroyed Company Certificate or Purchaser Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 1.14(f)) for cancellation to Pubco or to such other agent or agents as may be appointed by Pubco, Pubco shall issue, or cause to be issued, to each holder of the Company Certificates and Purchaser Certificates such certificates representing the number of shares of Pubco Common Stock for which their Company Common Stock and Purchaser Common Stock, respectively, are exchangeable at the Effective Time, and the Company Certificates and Purchaser Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Merger Consideration pursuant to this Article I.

(1)
Section 6.17(a).   The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that, effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of such number of directors holding such terms as permitted pursuant to the Proposed Charter and Proposed Bylaws. The initial Post-Closing Pubco Board shall include at least five (5) persons, including (i) one (1) person designated by the Purchaser prior to the Closing (the “Purchaser Director”), which individual (or such successor designated by the Purchaser, in its sole discretion) shall qualify as independent directors under NYSE rules, (ii) three (3) persons that are designated by the Company prior to the Closing (the “Company Directors”), and (iii) one (1) person mutually agreed upon by each of the Company and the Purchaser, which approval shall not be unreasonably denied or delayed, which individual shall qualify as an independent director under NYSE rules; provided, that, as promptly as practicable, the size of the Post-Closing Pubco Board shall be expanded such that the Post-Closing Pubco Board will also include at least two (2) persons mutually agreed upon by each of the Company and the Purchaser, which approval shall not be unreasonably denied or delayed, each of whom shall be required to qualify as independent directors under NYSE rules. Subject to resignations provided by the Company’s directors, the board of directors of the Company Surviving Subsidiary immediately after the Closing shall be the same as the board of directors of the Company immediately prior to the Closing. At or prior to the Closing, the Purchaser will provide each Purchaser Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Purchaser Director.

d.
Section 6.20(a).   Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may, but shall not be required to, enter into additional financing agreements on such terms as the Purchaser and the Company shall reasonably agree (with the Company’s agreement thereto not to be unreasonably withheld, conditioned or delayed). Purchaser may also, but shall not be required to, enter into agreements and consummate other backstop, non-redemption or similar agreements to effect a Purchaser Transaction Financing, as defined herein.

e.
Section 7.1(h).   Minimum Cash Condition.   Upon the Closing, the Purchaser shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption and payment of each Party’s Expenses, including any Extension Expenses), and the aggregate amount of any Purchaser Transaction Financing of at least equal to $10,000,000.

4.
Other Revisions to Agreement.   The below sections to the Agreement are amended as follows:

a.
The last sentence of Section 1.9(a) shall be struck in its entirety. Section 1.9(a) shall be renumbered as Section 1.9, with no subsection(s).

b.
The first sentence of Section 6.12(a) shall be struck in its entirety and replaced with the following: As promptly as practicable after the date hereof, the Purchaser and Pubco shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of (x) the Pubco Common Stock to be issued to the holders of Purchaser Common Stock and the Company Stockholders pursuant to the Mergers, and (y) the Pubco Public Warrants, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Shareholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Shareholder Approval Matters.

c.
Exhibit C (Form of CVR Agreement) shall be removed from the Agreement.

5.
No Other Amendments; Conflicts.   Unless expressly amended by this Amendment, the terms and provisions of the Merger Agreement shall remain in full force and effect. Wherever the terms and conditions of this Amendment and the terms and conditions of the Merger Agreement are in conflict, the terms of this Amendment shall be deemed to supersede the conflicting terms of the Merger Agreement.

6.
Titles and Subtitles.   The titles of the sections and subsections of this Amendment are for convenience and reference only and are not to be considered in construing this Amendment.

7.
Governing Law.   This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without regard to the choice of law principles thereof.

8.
Counterparts.   This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.
The Purchaser:
AMERICAS TECHNOLOGY ACQUISITION CORP.

By:
/s/ Jorge E. Marcos

Name:
Jorge E. Marcos

Title:
Chief Executive Officer

Pubco:
AMERICAS TECHNOLOGY ACQUISITION
HOLDINGS INC.

By:
/s/ Jorge E. Marcos

Name:
Jorge E. Marcos

Title:
Chief Executive Officer

The Purchaser Representative:
JORGE E. MARCOS
/s/ Jorge E. Marcos

The Company:
RALLY COMMUNITAS CORP.

By:
/s/ Numaan Akram

Name:
Numaan Akram

Title:
CEO

The Seller Representative:
NUMAAN AKRAM
/s/ Numaan Akram

Annex B
CERTIFICATE OF INCORPORATION
OF
AMERICAS TECHNOLOGY ACQUISITION CORP.
Article I. NAME OF CORPORATION
Section 1.01   The name of the corporation is Americas Technology Acquisition Corp. (the “Corporation”).
Article II. PURPOSE
Section 2.01   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation including, but not limited to, effecting a Business Combination (as defined in Article XIII).
Article III. REGISTERED AGENT
Section 3.01   The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.
Section 3.02   The Corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors (the “Board”), and may also have offices at such other places, both within and without the State of Delaware, as the Board may from time to time determine or the business of the corporation may require.
Article IV. CAPITALIZATION
Section 4.01   Authorized Capital Stock.   The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 505,000,000 shares, consisting of (a) 500,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).
Section 4.02   Preferred Stock.   Subject to Article IX hereof, without prejudice to any special rights previously conferred on the holders of any existing Preferred Stock, the Board is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 4.03   Common Stock.
(a)   The Board is hereby expressly authorized to provide for the issuance of shares of Common Stock from time to time. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 4.02), each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Certificate of Incorporation, or in any Preferred Stock Designation, at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation, or in a Preferred Stock Designation, the holders of the Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation or any amendment to any Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or any Preferred Stock Designation.
(b)   Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX and any other provisions of this Certificate of Incorporation (as amended), the holders of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.
(c)   Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock and the provisions of Article IX and any other provisions of this Certificate of Incorporation (as amended), in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.
Section 4.04   Rights and Options.   The Corporation has the authority to create and issue rights, warrants and options or convertible securities entitling the holders thereof to subscribe for, purchase or receive shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is hereby expressly authorized to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.
Section 4.05   Variation of Rights.
(a)   If at any time the capital stock of the Corporation is divided into different classes of shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the Corporation is being wound up, be varied only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class. To any such meeting, the necessary quorum shall be at least one third of the issued shares of the class, and any holder of shares of the class present in person or by proxy may demand a poll.
(b)   The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.
Section 4.06   Fractional Shares.   The Corporation may at the discretion of the Board, but shall not otherwise be obliged to, issue fractional shares or round up or down fractional holdings of shares to its nearest whole number and a fractional share (if authorized by the Board) may have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.
Article V. BOARD OF DIRECTORS
Section 5.01   Powers of the Board.   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws adopted by the stockholders.

Section 5.02   Number, Election and Term.
(a)   The number of directors of the Corporation shall be as set forth in the Bylaws.
(b)   Subject to Section 5.05 hereof, the directors of the Corporation shall be divided into two classes designated Class I and Class II. The number of directors in each class shall be as nearly equal as possible. The Board may assign members of the Board already in office at the time of effectiveness of this Certificate of Incorporation (the “Effective Time”) to such classes. The Class I directors shall stand elected for a term expiring at the Corporation’s first annual stockholder meeting following the Effective Time and the Class II directors shall stand elected for a term expiring at the Corporation’s second annual stockholder meeting following the Effective Time. At each annual meeting of the stockholders of the Corporation following the Effective Time, successors to the class of directors whose term expires at that annual meeting shall be elected for a term of office to expire at the second annual stockholder meeting following their election, subject to their earlier death, resignation or removal. Except as DGCL or any applicable law may otherwise require, in the interim between an annual stockholder meeting or general meeting called for the election of directors and/or the removal of one or more directors any vacancy on the Board, may be filled by the majority vote of the remaining directors.
(c)   Subject to Section 5.05 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(d)   Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.
Section 5.03   Newly Created Directorships and Vacancies.   Subject to Section 5.05 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Section 5.04   Removal.   Subject to Section 5.05 hereof, any or all of the directors may be removed from office with or without cause by the affirmative vote of holders of a majority of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 5.05   Preferred Stock — Directors.   Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation or any Preferred Stock Designation and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.
Article VI. BYLAWS
Section 6.01   Bylaws.   In furtherance and not in limitation of the powers conferred upon it by law, the Board and the stockholders shall have the power to adopt, amend, alter or repeal the Bylaws as set out at Article XI below.
Article VII. MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.01   Meetings.   The annual meeting of stockholders of the Corporation shall be held at such date and time as shall be designated from time to time by the Board of Directors. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the chairman of the Board, chief executive officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the stockholders of record, owning not less than 10% of the entire capital stock of the Corporation issued and outstanding and entitled to vote.
Section 7.02   Advance Notice.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
Section 7.03   Action by Written Consent.   Any action required or permitted to be taken by the stockholders of the Corporation may be effected by written consent of the stockholders holding the requisite number of shares required to approve such action.
Article VIII. LIMITED LIABILITY; INDEMNIFICATION
Section 8.01   Limitation of Director Liability.   A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 8.02   Indemnification and Advancement of Expenses.
(a)
To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.02 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.02 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.02(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)
The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.02 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)
Any repeal or amendment of this Section 8.02 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 8.02, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d)
This Section 8.02 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnity and to advance expenses to persons other than indemnitees.

Article IX. BUSINESS COMBINATION
Section 9.01   General.
(a)   The provisions of this Article IX shall apply during the period commencing upon the Effective Time and terminating upon the first to occur of (i) the consummation of the Corporation’s initial Business Combination and the (ii) distribution of the Trust Fund pursuant to this Article IX.
(b)   Unless a stockholder vote is required by law or the rules of the New York Stock Exchange, or, at the sole discretion of the Board, the Board determines to hold a stockholder vote for business or other reasons, the Corporation may enter into a Business Combination without submitting such Business Combination to its stockholders for approval.
(c)   Although not required, in the event that a stockholder vote is held, and a majority of the votes of the shares entitled to vote thereon which were present at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination.
Section 9.02   Redemption Rights.
(a)   In the event that the Corporation fails to consummate a Business Combination by December 17, 2022 (the “Termination Date”), the Corporation shall take all such action necessary (i) as promptly as reasonably possible but no more than ten (10) business days thereafter to redeem the Public Shares or distribute the Trust Account to the holders of Public Shares, on a pro rata basis, in cash at a per-share amount equal to the applicable Per-Share Redemption Price (the “Termination Redemption Event”); and (ii) as promptly as practicable, to cease all operations except for the purpose of making such distribution and any subsequent winding up of the Corporation’s affairs. In the event of a Termination Redemption Event, only the holders of Public Shares shall be entitled to receive pro rata redeeming distributions from the Trust Account with respect to their Public Shares.
(b)   In the event that a Business Combination is consummated by the Corporation other than in connection with a stockholder vote under Section 9.01, the Corporation will, subject to the below, offer to redeem the Public Shares for cash in accordance with Rule 13e-4 and Regulation 14E of the Securities Exchange Act of 1934 (the “Exchange Act”) and subject to any limitations (including but not limited to cash requirements) set forth in the definitive transaction agreements related to the initial Business Combination (the “Tender Redemption Offer”), provided however that the Corporation shall not redeem those Shares held by the Initial Stockholders or their affiliates or the directors or officers of the Corporation pursuant to such Tender Redemption Offer, whether or not such holders accept such Tender Redemption Offer. The Corporation will file tender offer documents with the SEC prior to consummating the Business Combination which contain substantially the same financial and other information about the Business Combination and the redemption rights as would be required in a proxy solicitation pursuant to Regulation 14A of the Exchange Act. In accordance with the Exchange Act, the Tender Redemption Offer will remain open for a minimum of 20 business days and the Corporation will not be permitted to consummate its Business Combination until the expiry of such period. If in the event a stockholder holding Public Shares accepts the Tender Redemption Offer and the Corporation has not otherwise withdrawn the tender offer, the Corporation shall, promptly after the consummation of the Business Combination, pay such redeeming stockholder, on a pro rata basis, cash equal to the applicable Per-Share Redemption Price.

(c)   In the event that a stockholder vote is held to approve the Business Combination, then the Corporation will, in connection with a Business Combination, either:
(i)   notwithstanding any proxy solicitation in connection with any stockholder vote (to the extent one is required or determined to be held), conduct any required or agreed redemptions in connection with any proposed Business Combination solely pursuant to a Tender Redemption Offer on the same basis as is set out under Section 9.02(b) and on no other basis; or
(ii)   if the Board at its sole discretion elects, or if the Corporation is required to do so by any applicable law or the rules of the New York Stock Exchange (whether or not the Corporation is also conducting or required to conduct a Tender Redemption Offer in respect of the Business Combination), in connection with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, offer to redeem the Public Shares (the “Proxy Redemption Offer”), other than those shares held by the Initial Stockholders or their affiliates or the directors or officers of the Corporation, regardless of whether such shares are voted for or against the Business Combination, for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price; provided, that any such redeeming stockholder who either individually or together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as such term is defined under Section 13 of the Exchange Act) shall not be permitted to redeem more than fifteen percent (15%) of the total Public Shares sold in the IPO.
(d)   In the event the Board proposes any amendment to this Article IX or to any of the other rights of the Common Stock as set out in Section 4.03, but not for the purposes of approving or in conjunction with the consummation of, a Business Combination that would affect the substance or timing of the Corporation’s obligations as described in this Article IX to pay or to offer to pay the Per-Share Redemption Price to any holder of the Public Shares (an “Amendment”) and such Amendment is (i) duly approved by either (x) a resolution approved at a duly convened and constituted meeting of the stockholders of the Corporation by the affirmative vote of at least two-thirds of the shares entitled to vote thereon which were present at the meeting and were voted, or (y) a resolution consented to in writing by holders of all of the votes of all the shares entitled to vote thereon; and (ii) the amended Certificate of Incorporation reflecting such amendment are filed at the Secretary of State of Delaware, the Corporation will offer to redeem the Public Shares (other than those shares held by the Initial Stockholders or their affiliates or the directors or officers of the Corporation) to any stockholder for cash, on a pro rata basis, at a per-share amount equal to the applicable Per-Share Redemption Price (an “Amendment Redemption Event”).
Section 9.03   Distributions from the Trust Account.
(a)   A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of a Termination Redemption Event, an Amendment Redemption Event or in the event he accepts a Tender Redemption Offer or a Proxy Redemption Offer where the Business Combination is consummated. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to the Trust Account. A holder of Public Shares shall be entitled to receive distributions from the Trust Account only as provided in Section 9.02. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to distributions from the Trust Account.
(b)   Neither the Corporation nor any officer, director or employee of the Corporation will disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination, or (ii) a Termination Redemption Event or in payment of the acquisition price for any shares which the Corporation elects to purchase, redeem or otherwise acquire in accordance with this Article IX, in each case in accordance with the trust agreement governing the Trust Account; provided that interest earned on the Trust Account (as described in the Registration Statement) may be released from time to time to the Corporation to pay the Corporation’s tax obligations and up to US$100,000 of such interest may also be released from the Trust Account to pay any liquidation expenses of the Corporation if applicable.
(c)   Provided that in the event that the Corporation enters liquidation prior to or without having consummated a Business Combination then, in such circumstances, in the event that any surplus assets (the “Residual Assets”) of the Corporation remain following the Corporation’s having complied with its applicable obligations to redeem Public Shares and distribute the funds held in the Trust Account in respect of such redemptions, Residual Assets shall be distributed (on a pro rata basis) among the holders of shares of Common Stock.
Section 9.04   Issuance of Shares or Other Securities.   Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation or any other securities that would entitle the holders thereof to receive funds from the Trust Account or vote as a class with Public Shares on any Business Combination proposal.
Section 9.05   Transactions with Affiliates.   The Business Combination must be approved by a majority of the independent members of the Board. In the event the Corporation enters into a Business Combination with a company that is affiliated with any of the directors or officers of the Corporation, the Corporation will obtain an opinion from an independent investment banking firm or another valuation or appraisal firm that regularly renders fairness opinions that such a Business Combination is fair to the Corporation from a financial point of view.
Section 9.06   No Transactions with Other Blank Check Companies.   The Corporation shall not enter into a Business Combination with another blank check company, as such term is defined in Rule 419 of the Securities Act of 1933, or a similar company with nominal operations.
ARTICLE X. CORPORATE OPPORTUNITY
To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.
ARTICLE XI. AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of this Certificate of Incorporation may be amended only as provided therein.
ARTICLE XII. EXCLUSIVE FORUM FOR CERTAIN LAWSUITS; CONSENT TO JURISDICTION
Section 12.1   Forum.   Subject to the last sentence in this Section 12.1, and unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the provisions of this Section 12.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.
Section 12.2   Consent to Jurisdiction.   If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
Section 12.3   Severability.   If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.
Section 12.4   Deemed Notice.   Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII.
ARTICLE XIII. DEFINITIONS AND INTERPRETATION
Business Combination means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more Target Businesses at Fair Value.
Domestication means the re-domicile of the Corporation as a Delaware corporation in accordance with Section 388 of the DGCL, and Section 206 of the Cayman Islands Companies Law and shall no longer be considered a company incorporated in the Cayman Islands which takes effectiveness upon the filing of this Certificate of Incorporation and the Certificate of Domestication with the Secretary of the State of Delaware.
Fair Value means a value that is equal to at least 80% of the balance in the Trust Account (excluding deferred underwriting commissions and any taxes payable thereon) at the time of the execution of a definitive agreement for a Business Combination.
Initial Stockholder means the directors and officers of the Corporation or their respective affiliates who hold shares prior to the IPO.
IPO means the initial public offering of securities of the Corporation, which offering closed on December 17, 2020.

Per-Share Redemption Price means:
(a)   with respect to a Termination Redemption Event or an Amendment Redemption Event, the aggregate amount on deposit in the Trust Account (including interest but net of taxes payable) divided by the number of then outstanding Public Shares; and
(b)   with respect to either a Tender Redemption Offer or a Proxy Redemption Offer, the aggregate amount then on deposit in the Trust Account on the date that is two business days prior to the consummation of the Business Combination (including interest but net of taxes payable and excluding up to US$100,000 of any interest earned to pay liquidation expenses), divided by the number of then outstanding Public Shares.
Public Shares means the ordinary shares of the Corporation issued in the IPO which are automatically converted into shares of Common Stock of the Corporation upon the effectiveness of Domestication.
Registration Statement means the Corporation’s registration statement on Form S-1 filed with the SEC as declared effective on December 14, 2020.
SEC means the United States Securities and Exchange Commission.
Target Business means any business or entity with whom the Corporation wishes to undertake a Business Combination.
Target Business Acquisition Period means the period commencing from the effectiveness of the registration statement filed with the SEC in connection with the IPO up to and including the first to occur of (i) a Business Combination or (ii) the Termination Date.
Trust Account means mean the trust account established by the Corporation prior to the IPO and into which a certain amount of the IPO net proceeds and the net proceeds from a simultaneous private placement of warrants simultaneously with the closing of the IPO, are deposited.

IN WITNESS WHEREOF, Americas Technology Acquisition Corp. has caused this Certificate of Incorporation to be duly executed in its name and on its behalf as of the [ ] day of [ ], 2022.
AMERICAS TECHNOLOGY ACQUISITION CORP.
By:
Name:
Title: Incorporator
[Signature Page to Certificate of Incorporation]

Annex C
BY-LAWS
OF
AMERICAS TECHNOLOGY ACQUISITION CORP.
ARTICLE I
OFFICES
Section 1.01   Registered Office.   The registered office of Americas Technology Acquisition Corp. (the “Corporation”) will be fixed in the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”).
Section 1.02   Other Offices.   The Corporation may have other offices, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) from time to time shall determine or the business of the Corporation may require.
ARTICLE II
MEETINGS OF THE STOCKHOLDERS
Section 2.01   Place of Meetings.   All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of meeting.
Section 2.02   Annual Meeting.   The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting in accordance with these by-laws shall be held at such date, time, and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.
Section 2.03   Special Meetings.
(a)   Purpose.   Special meetings of stockholders for any purpose or purposes shall be called only:
(i)   by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office; or
(ii)   by the Secretary (as defined in Section 4.01), following receipt of one or more written demands to call a special meeting of the stockholders in accordance with, and subject to, this Section 2.03 from stockholders of record satisfying the ownership and voting requirements as set forth in Article VII of the Certificate of Incorporation.
(b)   Notice.   A request to the Secretary shall be delivered to him or her at the Corporation’s principal executive offices and signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting and shall set forth:
(i)   a brief description of each matter of business desired to be brought before the special meeting;
(ii)   the reasons for conducting such business at the special meeting;
(iii)   the text of any proposal or business to be considered at the special meeting (including the text of any resolutions proposed to be considered and in the event that such business includes a proposal to amend these by-laws, the language of the proposed amendment); and
(iv)   the information required in Section 2.12(b) of these by-laws (for stockholder nomination demands) or Section 2.12(c) of these by-laws (for all other stockholder proposal demands), as applicable.
(c)   Business.   Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.

(d)   Time and Date.   A special meeting requested by stockholders shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the request to call the special meeting is received by the Secretary. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if:
(i)   the Board of Directors has called or calls for an annual [or special] meeting of the stockholders to be held within ninety (90) days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such meeting includes (among any other matters properly brought before the meeting) the business specified in the request;
(ii)   the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law;
(iii)   an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within ninety (90) days prior to the receipt by the Secretary of the request for the special meeting (and, for purposes of this Section 2.03(d)(iii), the election of directors shall be deemed a Similar Item with respect to all items of business involving the election or removal of directors); or
(iv)   the special meeting request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”).
(e)   Revocation.   A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary at the Corporation’s principal executive offices, and if, following such revocation, there are unrevoked requests from stockholders holding in the aggregate less than the requisite number of shares entitling the stockholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting.
Section 2.04   Adjournments.   Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.
Section 2.05   Notice of Meetings.   Notice of the place (if any), date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than ten (10) days nor more than sixty (60) days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Notices of meetings to stockholders may be given by mailing the same, addressed to the stockholder entitled thereto, at such stockholder’s mailing address as it appears on the records of the corporation and such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 2.06   List of Stockholders.   The Corporation shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of capital stock of the Corporation registered in the name of each stockholder at least ten (10) days before any meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days before the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list was provided with the notice of the meeting; or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.
Section 2.07   Quorum.   Unless otherwise required by law, the Certificate of Incorporation or these by-laws, at each meeting of the stockholders, a majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chair of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time, in the manner provided in Section 2.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.
Section 2.08   Organization.   The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chair of the Board, or in his or her absence or inability to act, the Chief Executive Officer (as defined in Section 4.01), or, in his or her absence or inability to act, the officer or director whom the Board of Directors shall appoint, shall act as chair of, and preside at, the meeting. The Secretary or, in his or her absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following:
(a)   the establishment of an agenda or order of business for the meeting;
(b)   the determination of when the polls shall open and close for any given matter to be voted on at the meeting;
(c)   rules and procedures for maintaining order at the meeting and the safety of those present;
(d)   limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine;
(e)   restrictions on entry to the meeting after the time fixed for the commencement thereof; and
(f)   limitations on the time allotted to questions or comments by participants.
Section 2.09   Voting; Proxies.
(a)   General.   Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock held by such stockholder.

(b)   Election of Directors.   Unless otherwise required by the Certificate of Incorporation, the election of directors shall be by written ballot. If authorized by the Board of Directors, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder. Unless otherwise required by law, the Certificate of Incorporation, or these by-laws, the election of directors shall be decided by a majority of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election; provided, however, that, if the Secretary determines that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders held to elect directors and entitled to vote on such election of directors. For purposes of this Section 2.09(b), a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the votes cast “against” such nominee’s election. If a nominee for director who is not an incumbent director does not receive a majority of the votes cast, the nominee shall not be elected. The Nominating and Corporate Governance Committee has established procedures under which a director standing for reelection in an uncontested election must tender a resignation conditioned on the incumbent director’s failure to receive a majority of the votes cast. If an incumbent director who is standing for re-election does not receive a majority of the votes cast, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days from the date of the certification of the election results. The director who fails to receive a majority vote will not participate in the committee’s recommendation or the Board of Directors’ decision.
(c)   Other Matters.   Unless otherwise required by law, the Certificate of Incorporation, or these by-laws, any matter, other than the election of directors, brought before any meeting of stockholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.
(d)   Proxies.   Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. Such authorization may be a document executed by the stockholder or his or her authorized officer, director, employee, or agent. To the extent permitted by law, a stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that the electronic transmission either sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. A copy, facsimile transmission, or other reliable reproduction (including any electronic transmission) of the proxy authorized by this Section 2.09(d) may be substituted for or used in lieu of the original document for any and all purposes for which the original document could be used, provided that such copy, facsimile transmission, or other reproduction shall be a complete reproduction of the entire original document. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date.
Section 2.10   Inspectors at Meetings of Stockholders.   In advance of any meeting of the stockholders, the Board of Directors shall, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors may appoint or retain other persons or entities to assist the inspector or inspectors in the performance of their duties. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspector or inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election. When executing the duties of inspector, the inspector or inspectors shall:
(a)   ascertain the number of shares outstanding and the voting power of each;
(b)   determine the shares represented at the meeting and the validity of proxies and ballots;
(c)   count all votes and ballots;
(d)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and
(e)   certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.
Section 2.11   Fixing the Record Date.
(a)   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to notice of or to vote at the adjourned meeting.
(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 2.12   Advance Notice of Stockholder Nominations and Proposals.
(a)   Annual Meetings.   At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. Except for nominations that are included in the Corporation’s annual meeting proxy statement pursuant to Section 2.13, to be properly brought before an annual meeting, nominations or such other business must be:
(i)   specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof;
(ii)   otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof; or
(iii)   otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of the Corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 2.12.
In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder pursuant to Section 2.12(a)(iii), the stockholder or stockholders of record intending to propose the business (the

“Proposing Stockholder”) must have given timely notice thereof pursuant to this Section 2.12(a), in writing to the Secretary even if such matter is already the subject of any notice to the stockholders or Public Disclosure from the Board of Directors. To be timely, a Proposing Stockholder’s notice for an annual meeting must be delivered to the Secretary at the principal executive offices of the Corporation: (x) not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than thirty (30) days in advance of the anniversary of the previous year’s annual meeting or not later than sixty (60) days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the one hundred twentieth (120th) day prior to the annual meeting and not later than the close of business on the later of: (1) the ninetieth (90th) day prior to the annual meeting and (2) the close of business on the tenth (10th) day following the first date of Public Disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period). For the purposes of this Section 2.12 and Section 2.13, “Public Disclosure” shall mean a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press, or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14, or 15(d) of the Exchange Act.
(b)   Stockholder Nominations.   For the nomination of any person or persons for election to the Board of Directors pursuant to Section 2.12(a)(iii) or Section 2.12(d), a Proposing Stockholder’s notice to the Secretary shall set forth or include:
(i)   the name, age, business address, and residence address of each nominee proposed in such notice;
(ii)   the principal occupation or employment of each such nominee;
(iii)   the class and number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any);
(iv)   such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act;
(v)   a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Secretary upon written request) and a written statement and agreement executed by each such nominee acknowledging that such person:
(A)   consents to being named in the Company’s proxy statement as a nominee and to serving as a director if elected,
(B)   intends to serve as a director for the full term for which such person is standing for election, and
(C)   makes the following representations: (1) that the director nominee has read and agrees to adhere to the Corporation’s Corporate Governance Guidelines, Ethics Code, Related Party Transactions Policy, and any other of the Corporation’s policies or guidelines applicable to directors, including with regard to securities trading, (2) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and (3) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification (“Compensation Arrangement”) that has not been disclosed to the Corporation in connection with such person’s nomination for director or service as a director; and

(vi)   as to the Proposing Stockholder:
(A)   the name and address of the Proposing Stockholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination is being made,
(B)   the class and number of shares of the Corporation which are owned by the Proposing Stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Stockholder’s notice, and a representation that the Proposing Stockholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting within five (5) business days after the record date for such meeting,
(C)   a description of any agreement, arrangement, or understanding with respect to such nomination between or among the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five (5) business days after the record date for such meeting,
(D)   a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any of their affiliates or associates with respect to shares of stock of the Corporation, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five (5) business days after the record date for such meeting,
(E)   a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and
(F)   a representation whether the Proposing Stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination.
The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. Any such update or supplement shall be delivered to the Secretary at the Corporation’s principal executive offices no later than five (5) business days after the request by the Corporation for subsequent information has been delivered to the Proposing Stockholder.
(c)   Other Stockholder Proposals.   For all business other than director nominations, a Proposing Stockholder’s notice to the Secretary shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting:
(i)   a brief description of the business desired to be brought before the annual meeting;
(ii)   the reasons for conducting such business at the annual meeting;
(iii)   the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these by-laws, the language of the proposed amendment);

(iv)   any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed;
(v)   any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;
(vi)   a description of all agreements, arrangements, or understandings between or among such stockholder, the beneficial owner, if any, on whose behalf the proposal is being made, any of their affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder, beneficial owner, or any of their affiliates or associates, in such business, including any anticipated benefit therefrom to such stockholder, beneficial owner, or their affiliates or associates; and
(vii)   the information required by Section 2.12(b)(vi) above.
(d)   Special Meetings of Stockholders.   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders called by the Board of Directors at which directors are to be elected pursuant to the Corporation’s notice of meeting:
(i)   by or at the direction of the Board of Directors or any committee thereof; or
(ii)   provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.12(d) is delivered to the Secretary, who is entitled to vote at the meeting, and upon such election and who complies with the notice procedures set forth in this Section 2.12.
In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if such stockholder delivers a stockholder’s notice that complies with the requirements of Section 2.12(b) to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of: (x) the ninetieth (90th) day prior to such special meeting; or (y) the tenth (10th) day following the date of the first Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).
(e)   Effect of Noncompliance.   Only such persons who are nominated in accordance with the procedures set forth in this Section 2.12 or Section 2.13 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting as shall be brought before the meeting in accordance with the procedures set forth in this Section 2.12 or Section 2.13, as applicable. If any proposed nomination was not made or proposed in compliance with this Section 2.12 or Section 2.13, as applicable, or other business was not made or proposed in compliance with this Section 2.12, then except as otherwise required by law, the chair of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these by-laws to the contrary, unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting or propose a nomination at a special meeting pursuant to this Section 2.12 does not provide the information required under this Section 2.12 to the Corporation, including the updated information required by Section 2.12(b)(vi)(B), Section 2.12(b)(vi)(C), and Section 2.12(b)(vi)(D) within five (5) business days after the record date for such meeting or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.
(f)   Rule 14a-8.   This Section 2.12 and Section 2.13 shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.
Section 2.13   Proxy Access.
(a)   Inclusion of Proxy Access Stockholder Nominee in Proxy Statement.   Subject to the provisions of this Section 2.13, the Corporation shall include in its proxy statement (including its form of proxy and ballot) for an annual meeting of stockholders the name of any stockholder nominee for election to the Board of Directors submitted pursuant to this Section 2.13 (each a “Proxy Access Stockholder Nominee”) provided:
(i)   timely written notice of such Proxy Access Stockholder Nominee satisfying this Section 2.13 (“Proxy Access Notice”) is delivered to the Corporation by or on behalf of a stockholder or stockholders that, at the time the Proxy Access Notice is delivered, satisfy the ownership and other requirements of this Section 2.13 (such stockholder or stockholders, and any person on whose behalf they are acting, the “Eligible Stockholder”);
(ii)   the Eligible Stockholder expressly elects in writing at the time of providing the Proxy Access Notice to have its Proxy Access Stockholder Nominee included in the Corporation’s proxy statement pursuant to this Section 2.13; and
(iii)   the Eligible Stockholder and the Proxy Access Stockholder Nominee otherwise satisfy the requirements of this Section 2.13.
(b)   Timely Notice.   To be timely, the Proxy Access Notice must be delivered to the Secretary at the principal executive offices of the Corporation, not later than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the first (1st) anniversary of the date (as stated in the Corporation’s proxy materials) that the Corporation’s definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders/of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, the Proxy Access Notice must be so delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the later of: (i) the one hundred twentieth (120th) day prior to such annual meeting; or (ii) the tenth (10th) day following the day on which Public Disclosure of the date of such annual meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Proxy Access Notice.
(c)   Information to be Included in Proxy Statement.   In addition to including the name of the Proxy Access Stockholder Nominee in the Corporation’s proxy statement for the annual meeting, the Corporation shall also include (collectively, the “Required Information”):
(i)   the information concerning the Proxy Access Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement pursuant to the Exchange Act, and the rules and regulations promulgated thereunder; and
(ii)   if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or in the case of a group, a written statement of the group), not to exceed five hundred (500) words, in support of its Proxy Access Stockholder Nominee, which must be provided at the same time as the Proxy Access Notice for inclusion in the Corporation’s proxy statement for the annual meeting (a “Statement”).
Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation, or listing standard. Additionally, nothing in this Section 2.13 shall limit the Corporation’s ability to solicit against and include in its proxy statement its own statements relating to any Proxy Access Stockholder Nominee.
(d)   Proxy Access Stockholder Nominee Limits.   The number of Proxy Access Stockholder Nominees (including Proxy Access Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy statement pursuant to this Section 2.13 but either are subsequently withdrawn or that the Board of Directors decides to nominate (a “Board Nominee”)) appearing in the Corporation’s proxy statement with respect to a meeting of stockholders shall not exceed the greater of: (x) two (2); or (y) 20% of the number of directors in office as of the last day on which notice of a nomination may be delivered pursuant to this Section 2.13 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20% (the “Permitted Number”); provided, however, that:
(i)   in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced;
(ii)   any Proxy Access Stockholder Nominee who is included in the Corporation’s proxy statement for a particular meeting of stockholders but either: (A) withdraws from or becomes ineligible or unavailable for election at the meeting, or (B) does not receive a number of votes cast in favor of his or her election at least equal to 25% of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the Proxy Access Stockholder Nominee’s election], shall be ineligible to be included in the Corporation’s proxy statement as a Proxy Access Stockholder Nominee pursuant to this Section 2.13 for the next two annual meetings of stockholders following the meeting for which the Proxy Access Stockholder Nominee has been nominated for election; and
(iii)   any director in office as of the nomination deadline who was included in the Corporation’s proxy statement as a Proxy Access Stockholder Nominee for any of the two preceding annual meetings and whom the Board of Directors decides to nominate for election to the Board of Directors also will be counted against the Permitted Number.
In the event that the number of Proxy Access Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.13 exceeds the Permitted Number, each Eligible Stockholder shall select one Proxy Access Stockholder Nominee for inclusion in the Corporation’s proxy statement until the Permitted Number is reached, going in order of the amount (from greatest to least) of voting power of the Corporation’s capital stock entitled to vote on the election of directors as disclosed in the Proxy Access Notice. If the Permitted Number is not reached after each Eligible Stockholder has selected one Proxy Access Stockholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.
(e)   Eligibility of Nominating Stockholder; Stockholder Groups.   An Eligible Stockholder must have owned (as defined below) continuously for at least three (3) years a number of shares that represents 3% or more of the outstanding shares of the Corporation entitled to vote in the election of directors (the “Required Shares”) as of both the date the Proxy Access Notice is delivered to or received by the Corporation in accordance with this Section 2.13 and the record date for determining stockholders entitled to vote at the meeting and must intend to continue to own the Required Shares for at least one (1) year following the date of the annual meeting/deliver a statement regarding the Eligible Stockholder’s intent with respect to continued ownership of the Required Shares for at least one (1) year following the annual meeting. For purposes of satisfying the ownership requirement under this Section 2.13, the voting power represented by the shares of the Corporation’s capital stock owned by one or more stockholders, or by the person or persons who own shares of the Corporation’s capital stock and on whose behalf any stockholder is acting, may be aggregated, provided that:
(i)   the number of stockholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed twenty (20); and

(ii)   each stockholder or other person whose shares are aggregated shall have held such shares continuously for at least three (3) years.
Whenever an Eligible Stockholder consists of a group of stockholders and/or other persons, any and all requirements and obligations for an Eligible Stockholder set forth in this Section 2.13 must be satisfied by and as to each such stockholder or other person, except that shares may be aggregated to meet the Required Shares as provided in this Section 2.13(e). With respect to any one particular annual meeting, no stockholder or other person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 2.13.
(f)   Funds.   A group of two or more funds shall be treated as one stockholder or person for this Section 2.13 provided that the other terms and conditions in this Section 2.13 are met (including Section 2.13(h)(v)(A)) and the funds are:
(i)   under common management and investment control;
(ii)   under common management and funded primarily by the same employer (or by a group of related employers that are under common control); or
(iii)   a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended.
(g)   Ownership.   For purposes of this Section 2.13, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of the Corporation’s capital stock as to which the person possesses both:
(i)   the full voting and investment rights pertaining to the shares; and
(ii)   the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:
(A)   sold by such person or any of its affiliates in any transaction that has not been settled or closed,
(B)   borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or
(C)   subject to any option, warrant, forward contract, swap, contract of sale, other derivative, or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (1) reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full right to vote or direct the voting of any such shares; and/or (2) hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate.
An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares, provided that the Eligible Stockholder has the power to recall such loaned shares on five (5) business days’ notice and recalls such loaned shares not more than five (5) business days after being notified that any of its Proxy Access Stockholder Nominees will be included in the Corporation’s proxy statement. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. For purposes of this Section 2.13, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.

(h)   Nomination Notice and Other Eligible Stockholder Deliverables.   An Eligible Stockholder must provide with its Proxy Access Notice the following information in writing to the Secretary:
(i)   one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three (3)-year holding period) verifying that, as of a date within seven (7) calendar days prior to the date the Proxy Access Notice is delivered to or received by the Corporation, the Eligible Stockholder owns, and has owned continuously for the preceding three (3) years, the Required Shares, and the Eligible Stockholder’s agreement to provide:
(A)   within five (5) business days after the record date for the meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date, and
(B)   immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders;
(ii)   the Eligible Stockholder’s representation and agreement that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder under this Section 2.13):
(A)   intends to continue to satisfy the eligibility requirements described in this Section 2.13 through the date of the annual meeting, including a statement that the Eligible Stockholder intends to continue to own the Required Shares for at least one (1) year following the date of the annual meeting/regarding the Eligible Stockholder’s intent with respect to continued ownership of the Required Shares for at least one (1) year following the annual meeting,
(B)   acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent,
(C)   has not nominated and will not nominate for election to the Board of Directors at the meeting any person other than the Proxy Access Stockholder Nominee(s) being nominated pursuant to this Section 2.13,
(D)   has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or a Board Nominee,
(E)   will not distribute to any stockholder any form of proxy for the meeting other than the form distributed by the Corporation,
(F)   has provided and will provide facts, statements, and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading,
(G)   agrees to assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the Corporation’s stockholders or out of the information that the Eligible Stockholder provides to the Corporation,
(H)   agrees to indemnify and hold harmless the Corporation and each of its directors, officers, and employees individually against any liability, loss, or damages in connection with any threatened or pending action, suit, or proceeding, whether legal, administrative, or investigative, against the Corporation or any of its directors, officers, or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.13,
(I)   will file with the SEC any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Proxy Access Stockholder Nominee will be nominated, regardless of whether any such filing is required under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder or whether any exemption from filing is available for such solicitation or other communication under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and
(J)   will comply with all other applicable laws, rules, regulations, and listing standards with respect to any solicitation in connection with the meeting;
(iii)   the written consent of each Proxy Access Stockholder Nominee to be named in the Corporation’s proxy statement, and form of proxy and ballot and, as a nominee and, if elected, to serve as a director;
(iv)   a copy of the Schedule 14N (or any successor form) that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;
(v)   in the case of a nomination by a group of stockholders that together is an Eligible Stockholder:
(A)   documentation satisfactory to the Corporation demonstrating that a group of funds qualifies pursuant to the criteria set forth in Section 2.13(f) to be treated as one stockholder or person for purposes of this Section 2.13, and
(B)   the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and
(vi)   if desired, a Statement.
(i)   Stockholder Nominee Agreement.   Each Proxy Access Stockholder Nominee must:
(i)   provide within five (5) business days of the Corporation’s request an executed agreement, in a form deemed satisfactory to the Corporation, providing the following representations:
(A)   the Proxy Access Stockholder Nominee has read and agrees to adhere to the Corporation’s Corporate Governance Guidelines, Ethics Code, Related Party Transactions Policy and any other of the Corporation’s policies or guidelines applicable to directors, including with regard to securities trading,
(B)   the Proxy Access Stockholder Nominee is not and will not become a party to: (1) any Voting Commitment that has not been disclosed to the Corporation; or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and
(C)   the Proxy Access Stockholder Nominee is not and will not become a party to any Compensation Arrangement in connection with such person’s nomination for director or service as a director that has not been disclosed to the Corporation;
(ii)   complete, sign, and submit all questionnaires required of the Corporation’s Board of Directors within five (5) business days of receipt of each such questionnaire from the Corporation; and
(iii)   provide within five (5) business days of the Corporation’s request such additional information as the Corporation determines may be necessary to permit the Board of Directors to determine whether such Proxy Access Stockholder Nominee meets the requirements of this Section 2.13 or the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, including whether:
(A)   such Proxy Access Stockholder Nominee is independent under the independence requirements[, including the committee independence requirements,] set forth in the listing standards of the stock exchange on which shares of the Corporation’s capital stock are listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors (the “Independence Standards”),

(B)   such Proxy Access Stockholder Nominee has any direct or indirect relationship with the Corporation that has not been deemed categorically immaterial pursuant to the Corporation’s Corporate Governance Guidelines, and
(C)   such Proxy Access Stockholder Nominee is not and has not been subject to: (1) any event specified in Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), or (2) any order of the type specified in Rule 506(d) of Regulation D under the Securities Act.
(j)   Eligible Stockholder/Proxy Access Stockholder Nominee Undertaking.   In the event that any information or communications provided by the Eligible Stockholder or Proxy Access Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Proxy Access Stockholder Nominee, as the case may be, shall promptly notify the Secretary of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct. Notwithstanding the foregoing, the provision of any such notification pursuant to the preceding sentence shall not be deemed to cure any defect or limit the Corporation’s right to omit a Proxy Access Stockholder Nominee from its proxy materials as provided in this Section 2.13.
(k)   Exceptions Permitting Exclusion of Proxy Access Stockholder Nominee.   The Corporation shall not be required to include pursuant to this Section 2.13 a Proxy Access Stockholder Nominee in its proxy statement (or, if the proxy statement has already been filed, to allow the nomination of a Proxy Access Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation):
(i)   if the Eligible Stockholder who has nominated such Proxy Access Stockholder Nominee has nominated for election to the Board of Directors at the meeting any person other than pursuant to this Section 2.13, or has or is engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or a Board Nominee;
(ii)   if the Corporation has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board of Directors pursuant to the advance notice requirements in Section 2.12 of these by-laws;
(iii)   who is not independent under the Independence Standards;
(iv)   whose election as a member of the Board of Directors would violate or cause the Corporation to be in violation of these by-laws, the Corporation’s Certificate of Incorporation, Corporate Governance Guidelines, Ethics Code, or other document setting forth qualifications for directors, the listing standards of the stock exchange on which shares of the Corporation’s capital stock is listed, or any applicable state or federal law, rule, or regulation;
(v)   if the Proxy Access Stockholder Nominee is or becomes a party to any undisclosed Voting Commitment;
(vi)   if the Proxy Access Stockholder Nominee is or becomes a party to any undisclosed Compensation Arrangement;
(vii)   who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;
(viii)   who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years;
(ix)   who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act; or

(x)   if such Proxy Access Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading or shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.13.
(l)   Invalidity.   Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall be entitled to declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation; and the Corporation shall not be required to include in its proxy statement any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder if:
(i)   the Proxy Access Stockholder Nominee and/or the applicable Eligible Stockholder shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.13, as determined by the Board of Directors or the person presiding at the meeting; or
(ii)   the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this Section 2.13.
Section 2.14   Action by Written Consent.
(a)   Prior to the consummation of the Corporation’s Business Combination (as defined in the proxy statement/prospectus initially filed with the U.S. Securities Exchange Commission on [ ], 2022 by Americas Technology Acquisition Holdings Inc. (File No. 333- ), the following shall apply: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of Corporation and may not be effected by any consent by such stockholders.
(b)   Following the consummation of the Corporation’s Business Combination (as defined in the proxy statement/prospectus initially filed with the U.S. Securities Exchange Commission on [ ], 2022 by Americas Technology Acquisition Holdings Inc. (File No. 333- ), the following shall apply: Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the state of Delaware, or the corporation’s principal place of business, or an officer or agent of the corporation having custody of the book or books in which proceedings of meetings of the stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.
ARTICLE III
BOARD OF DIRECTORS
Section 3.01   General Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these by-laws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02   Number; Term of Office.   The Board of Directors shall consist of not less than five (5) and not more than fifteen (15) directors as fixed from time to time solely by resolution of a majority of the total number of directors that the Corporation would have if there were no vacancies. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification, or removal.
Section 3.03   Newly Created Directorships and Vacancies.   Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may be filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.
Section 3.04   Resignation.   Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later effective date or upon the happening of an event or events as is therein specified. A resignation that is conditioned on a director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. A verbal resignation shall not be deemed effective until confirmed by the director in writing or by electronic transmission to the Corporation.
Section 3.05   Removal.   Except as prohibited by applicable law or the Certificate of Incorporation, any or all directors may be removed from office at any time, but only for cause and only by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 3.06   Fees and Expenses.   Directors shall receive such reasonable fees for their services on the Board of Directors and any committee thereof and such reimbursement of their actual and reasonable expenses as may be fixed or determined by the Board of Directors.
Section 3.07   Regular Meetings.   Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors.
Section 3.08   Special Meetings.   Special meetings of the Board of Directors may be held at such times and at such places as may be determined by the Chair of the Board or the Chief Executive Officer on at least twenty-four (24) hours’ notice to each director given by one of the means specified in Section 3.11 hereof other than by mail or on at least three (3) days’ notice if given by mail. Special meetings shall be called by the Chair of the Board or the Chief Executive Officer in like manner and on like notice on the written request of any two or more directors. The notice need not state the purposes of the special meeting and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.
Section 3.09   Telephone Meetings.   Board of Directors or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.09 shall constitute presence in person at such meeting.
Section 3.10   Adjourned Meetings.   A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.11 hereof other than by mail, or at least three (3) days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.
Section 3.11   Notices.   Subject to Section 3.08, Section 3.10, and Section 3.12 hereof, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation, or these by-laws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, e-mail, or by other means of electronic transmission.

Section 3.12   Waiver of Notice.   Whenever notice to directors is required by applicable law, the Certificate of Incorporation, or these by-laws, a waiver thereof, in writing signed by, or by electronic transmission by, the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.
Section 3.13   Organization.   At each regular or special meeting of the Board of Directors, the Chair of the Board or, in his or her absence, the lead independent director or, in his or her absence, another director or officer selected by the Board of Directors shall preside. The Secretary shall act as secretary at each meeting of the Board of Directors. If the Secretary is absent from any meeting of the Board of Directors, an assistant secretary of the Corporation shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all assistant secretaries of the Corporation, the person presiding at the meeting may appoint any person to act as secretary of the meeting.
Section 3.14   Quorum of Directors.   Except as otherwise provided by these by-laws, the Certificate of Incorporation, or required by applicable law, the presence of a majority of the total number of directors on the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.
Section 3.15   Action by Majority Vote.   Except as otherwise provided by these by-laws, the Certificate of Incorporation, or required by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
Section 3.16   Directors’ Action Without Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission.
Section 3.17   Chair of the Board.   The Board of Directors shall annually elect one of its members to be its chair (the “Chair of the Board”) and shall fill any vacancy in the position of Chair of the Board at such time and in such manner as the Board of Directors shall determine. Except as otherwise provided in these by-laws, the Chair of the Board shall preside at all meetings of the Board of Directors and of stockholders. The Chair of the Board shall perform such other duties and services as shall be assigned to or required of the Chair of the Board by the Board of Directors.
Section 3.18   Committees of the Board of Directors.   The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article III.

ARTICLE IV
OFFICERS
Section 4.01   Positions and Election.   The officers of the Corporation shall be chosen by the Board of Directors and shall include a chief executive officer (the “Chief Executive Officer”), a president (the “President”), a chief financial officer (the “Chief Financial Officer”), a treasurer (the “Treasurer”), and a secretary (the “Secretary”). The Board of Directors, in its discretion, may also elect one or more vice presidents, assistant treasurers, assistant secretaries, and other officers in accordance with these by-laws. Any two or more offices may be held by the same person.
Section 4.02   Term.   Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation, or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving notice of his or her resignation in writing, or by electronic transmission, to the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.
Section 4.03   Chief Executive Officer.   The Chief Executive Officer shall, subject to the provisions of these by-laws and the control of the Board of Directors, have general supervision, direction, and control over the business of the Corporation and over its officers. The Chief Executive Officer shall perform all duties incident to the office of the Chief Executive Officer, and any other duties as may be from time to time assigned to the Chief Executive Officer by the Board of Directors, in each case subject to the control of the Board of Directors.
Section 4.04   President.   The President shall report and be responsible to the Chief Executive Officer. The President shall have such powers and perform such duties as from time to time may be assigned or delegated to the President by the Board of Directors or the Chief Executive Officer or that are incident to the office of president.
Section 4.05   Vice Presidents.   Each vice president of the Corporation shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board of Directors, the Chief Executive Officer, or the President, or that are incident to the office of vice president.
Section 4.06   Secretary.   The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees of the Board of Directors when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chair of the Board, or the Chief Executive Officer. The Secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.
Section 4.07   Chief Financial Officer.   The Chief Financial Officer shall be the principal financial and accounting officer of the Corporation and shall have such powers and perform such duties as may be assigned by the Board of Directors, the Chair of the Board, or the Chief Executive Officer.
Section 4.08   Treasurer.   The treasurer of the Corporation shall have the custody of the Corporation’s funds and securities, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in records belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the President and the directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 4.09   Other Officers.   Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.
Section 4.10   Duties of Officers May Be Delegated.   In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the Chief Executive Officer or the President or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.
ARTICLE V
INDEMNIFICATION
Section 5.01   Indemnification.   The Corporation shall indemnify and hold harmless to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors.
Section 5.02   Advancement of Expenses.   The Corporation shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by a director or officer of the Corporation in defending any Proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Section 5.02 or otherwise. Payment of such expenses actually and reasonably incurred by such person, may be made by the Corporation, subject to such terms and conditions as the general counsel of the Corporation in his or her discretion deems appropriate.
Section 5.03   Non-Exclusivity of Rights.   The rights conferred on any person by this Article V will not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these by-laws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees, or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.
Section 5.04   Other Indemnification.   The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.
Section 5.05   Insurance.   The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.
Section 5.06   Repeal, Amendment, or Modification.   Any amendment, repeal, or modification of this Article V shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VI
STOCK CERTIFICATES AND THEIR TRANSFER
Section 6.01   Certificates Representing Shares.   The shares of stock of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent, or registrar who has signed such a certificate ceases to be an officer, transfer agent, or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if the signatory were still such at the date of its issue.
Section 6.02   Transfers of Stock.   Stock of the Corporation shall be transferable in the manner prescribed by law and in these by-laws. Transfers of stock shall be made on the books administered by or on behalf of the Corporation only by the direction of the registered holder thereof or such person’s attorney, lawfully constituted in writing, and, in the case of certificated shares, upon the surrender to the Company or its transfer agent or other designated agent of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued.
Section 6.03   Transfer Agents and Registrars.   The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.
Section 6.04   Lost, Stolen, or Destroyed Certificates.   The Board of Directors or the Secretary may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen, or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors or the Secretary may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen, or destroyed certificate, or the owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate or uncertificated shares.
ARTICLE VII
GENERAL PROVISIONS
Section 7.01   Seal.   The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.
Section 7.02   Fiscal Year.   The fiscal year of the Corporation shall be the calendar year.
Section 7.03   Checks, Notes, Drafts, Etc.   All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.
Section 7.04   Conflict with Applicable Law or Certificate of Incorporation.   These by-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these by-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.
Section 7.05   Books and Records.   Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the DGCL. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.
Section 7.06   Forum for Adjudication of Disputes.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for:
(i)   any derivative action or proceeding brought on behalf of the Corporation;
(ii)   any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s stockholders;
(iii)   any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or these by-laws;
(iv)   any action asserting a claim governed by the internal affairs doctrine; or
(v)   any complaint asserting a cause of action arising under the Securities Act of 1933;
in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of this Section 7.06 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 7.06 (an “Enforcement Action”); and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.06.
ARTICLE VIII
AMENDMENTS
These by-laws may be adopted, amended, or repealed by the stockholders in accordance with Article VIII of the Certificate of Incorporation; provided, however, that any proposal by a stockholder to amend these by-laws will be subject to the provisions of Article II of these by-laws except as otherwise required by law; provided further, however, that the Corporation may, in its Certificate of Incorporation, confer the power to adopt, amend, or repeal these by-laws upon the Board of Directors. The fact that such power has been so conferred upon the Board of Directors will not divest the stockholders of the power, nor limit their power to adopt, amend, or repeal by-laws.

Annex D
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
RALLY MOBILITY CO
Rally Mobility Co, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1.   The name of the Corporation is “Rally Mobility Co”. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was May 2, 2022 (the “Original Certificate”) under the name Americas Technology Acquisition Holdings Inc..
2.   This Amended and Restated Certificate of Incorporation (this “Certificate”) amends and restates the Original Certificate (the “Amended and Restated Certificate”), and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).
3.   The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.
ARTICLE I
NAME OF THE CORPORATION
The name of the corporation is Rally Mobility Co (the “Corporation”).
ARTICLE II
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
BUSINESS PURPOSE
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV
CAPITAL STOCK
Section 4.01.   Authorized Classes of Stock.   The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 275,000,000, of which 250,000,000 shares shall be shares of common stock having a par value of $0.0001 per share (“Common Stock”) and 25,000,000 shares shall be shares of preferred stock having a par value of $0.0001 per share (“Preferred Stock”).
Section 4.02.   Common Stock.   Except as otherwise required by law, as provided in this Certificate of Incorporation, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by him. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.
Section 4.03.   Preferred Stock.   The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:
(a)   the designation of the series;
(b)   the number of shares of the series;
(c)   the dividend rate or rates on the shares of that series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;
(d)   whether the series will have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;
(e)   whether the series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;
(f)   whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or the holder thereof, and if made subject to such redemption, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemptions, which amount may vary under different conditions and at different redemption rates;
(g)   the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;
(h)   the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;
(i)   the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and
(j)   any other relative rights, preferences, and limitations of that series.
Section 4.04.   Rights and Options.   The Corporation has the authority to create and issue rights, warrants and options or convertible securities entitling the holders thereof to subscribe for, purchase or receive shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board of Directors. The Board of Directors is hereby expressly authorized to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.
ARTICLE V
BOARD OF DIRECTORS
Section 5.01.   General Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 5.02.   Number of Directors; Term of Office.   Subject to any rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire Board of Directors shall as fixed from time to time solely by resolution of a majority of the total number of directors that the Corporation would have if there were no vacancies/in accordance with the by-laws of the Corporation (the “By-Laws”). The mailing address of each person who is to serve initially as a director is c/o Rally Bus Corporation, 79 Madison Avenue, 8th Floor, New York, New York 10016.Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.
Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 5.02.
Section 5.03.   Newly Created Directorships and Vacancies.   Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may be filled solely by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.
Section 5.04.   Removal.   Except as otherwise required by this Certificate, any or all directors may be removed from office at any time, but only for cause and only by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 5.05.   Written Ballot.   Unless and except to the extent that the By-Laws shall so require, the election of directors of the Corporation need not be by written ballot.
ARTICLE VI
LIMITATION OF LIABILITY; INDEMNIFICATION
Section 6.01.   Limitation of Liability.   To the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Section 6.01 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.
Section 6.02.   Indemnification.   The Corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person, or such person’s testator, or intestate is or was a director of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director at the request of the Corporation or any predecessor to the Corporation. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.
Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VI.
ARTICLE VII
STOCKHOLDER ACTION
Section 7.01.   Stockholder Consent Prohibition.   Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent by such stockholders.
Section 7.02.   Special Meetings of Stockholders.   Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation shall be called only by: (i) the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office; or (ii) the Secretary of the Corporation, following receipt of one or more written demands to call a special meeting of the stockholders from stockholders of record who own, in the aggregate, at least 25% of the voting power of the outstanding shares of the Corporation then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with the procedures for calling a special meeting of the stockholders as may be set forth in the By-Laws.
ARTICLE VIII
BY-LAWS
Section 8.01.   Board of Directors.   In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the By-Laws without any action on the part of the stockholders.
Section 8.02.   Stockholders.   The stockholders shall also have the power to adopt, amend, alter, or repeal the By-Laws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least two thirds (2/3) of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE IX
AMENDMENTS
The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation.
[Signature Page to Follow]

THIS CERTIFICATE OF INCORPORATION is executed as of this [•] day of [•] 2022.
RALLY MOBILITY CO
By:

Name:
Title:

Annex E
AMENDED AND RESTATED
BY-LAWS
OF
RALLY MOBILITY CO
ARTICLE I
OFFICES
Section 1.01   Registered Office.   The registered office of Rally Mobility Co (the “Corporation”) will be fixed in the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”).
Section 1.02   Other Offices.   The Corporation may have other offices, both within and without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) from time to time shall determine or the business of the Corporation may require.
ARTICLE II
MEETINGS OF THE STOCKHOLDERS
Section 2.01   Place of Meetings.   All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of meeting.
Section 2.02   Annual Meeting.   The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting in accordance with these by-laws shall be held at such date, time, and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.
Section 2.03   Special Meetings.
(a)   Purpose.   Special meetings of stockholders for any purpose or purposes shall be called only:
(i)   by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office; or
(ii)   by the Secretary (as defined in Section 4.01), following receipt of one or more written demands to call a special meeting of the stockholders in accordance with, and subject to, this Section 2.03 from stockholders of record satisfying the ownership and voting requirements as set forth in Article VII of the Certificate of Incorporation.
(b)   Notice.   A request to the Secretary shall be delivered to him or her at the Corporation’s principal executive offices and signed by each stockholder, or a duly authorized agent of such stockholder, requesting the special meeting and shall set forth:
(i)   a brief description of each matter of business desired to be brought before the special meeting;
(ii)   the reasons for conducting such business at the special meeting;
(iii)   the text of any proposal or business to be considered at the special meeting (including the text of any resolutions proposed to be considered and in the event that such business includes a proposal to amend these by-laws, the language of the proposed amendment); and
(iv)   the information required in Section 2.12(b) of these by-laws (for stockholder nomination demands) or Section 2.12(c) of these by-laws (for all other stockholder proposal demands), as applicable.
(c)   Business.   Business transacted at a special meeting requested by stockholders shall be limited to the matters described in the special meeting request; provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting requested by stockholders.

(d)   Time and Date.   A special meeting requested by stockholders shall be held at such date and time as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the request to call the special meeting is received by the Secretary. Notwithstanding the foregoing, a special meeting requested by stockholders shall not be held if:
(i)   the Board of Directors has called or calls for an annual [or special] meeting of the stockholders to be held within ninety (90) days after the Secretary receives the request for the special meeting and the Board of Directors determines in good faith that the business of such meeting includes (among any other matters properly brought before the meeting) the business specified in the request;
(ii)   the stated business to be brought before the special meeting is not a proper subject for stockholder action under applicable law;
(iii)   an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within ninety (90) days prior to the receipt by the Secretary of the request for the special meeting (and, for purposes of this Section 2.03(d)(iii), the election of directors shall be deemed a Similar Item with respect to all items of business involving the election or removal of directors); or
(iv)   the special meeting request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”).
(e)   Revocation.   A stockholder may revoke a request for a special meeting at any time by written revocation delivered to the Secretary at the Corporation’s principal executive offices, and if, following such revocation, there are unrevoked requests from stockholders holding in the aggregate less than the requisite number of shares entitling the stockholders to request the calling of a special meeting, the Board of Directors, in its discretion, may cancel the special meeting.
Section 2.04   Adjournments.   Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.
Section 2.05   Notice of Meetings.   Notice of the place (if any), date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than ten (10) days nor more than sixty (60) days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Notices of meetings to stockholders may be given by mailing the same, addressed to the stockholder entitled thereto, at such stockholder’s mailing address as it appears on the records of the corporation and such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.
Section 2.06   List of Stockholders.   The Corporation shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of capital stock of the Corporation registered in the name of each stockholder at least ten (10) days before any meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days before the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list was provided with the notice of the meeting; or (b) during ordinary business hours, at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.
Section 2.07   Quorum.   Unless otherwise required by law, the Certificate of Incorporation or these by-laws, at each meeting of the stockholders, a majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chair of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time, in the manner provided in Section 2.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.
Section 2.08   Organization.   The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chair of the Board, or in his or her absence or inability to act, the Chief Executive Officer (as defined in Section 4.01), or, in his or her absence or inability to act, the officer or director whom the Board of Directors shall appoint, shall act as chair of, and preside at, the meeting. The Secretary or, in his or her absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following:
(a)   the establishment of an agenda or order of business for the meeting;
(b)   the determination of when the polls shall open and close for any given matter to be voted on at the meeting;
(c)   rules and procedures for maintaining order at the meeting and the safety of those present;
(d)   limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine;
(e)   restrictions on entry to the meeting after the time fixed for the commencement thereof; and
(f)   limitations on the time allotted to questions or comments by participants.
Section 2.09   Voting; Proxies.
(a)   General.   Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of capital stock held by such stockholder.

(b)   Election of Directors.   Unless otherwise required by the Certificate of Incorporation, the election of directors shall be by written ballot. If authorized by the Board of Directors, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder. Unless otherwise required by law, the Certificate of Incorporation, or these by-laws, the election of directors shall be decided by a majority of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election; provided, however, that, if the Secretary determines that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or by proxy at any meeting of stockholders held to elect directors and entitled to vote on such election of directors. For purposes of this Section 2.09(b), a majority of the votes cast means that the number of shares voted “for” a nominee must exceed the votes cast “against” such nominee’s election. If a nominee for director who is not an incumbent director does not receive a majority of the votes cast, the nominee shall not be elected. The Nominating and Corporate Governance Committee has established procedures under which a director standing for reelection in an uncontested election must tender a resignation conditioned on the incumbent director’s failure to receive a majority of the votes cast. If an incumbent director who is standing for re-election does not receive a majority of the votes cast, the Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the committee’s recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days from the date of the certification of the election results. The director who fails to receive a majority vote will not participate in the committee’s recommendation or the Board of Directors’ decision.
(c)   Other Matters.   Unless otherwise required by law, the Certificate of Incorporation, or these by-laws, any matter, other than the election of directors, brought before any meeting of stockholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter.
(d)   Proxies.   Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. Such authorization may be a document executed by the stockholder or his or her authorized officer, director, employee, or agent. To the extent permitted by law, a stockholder may authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization, or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that the electronic transmission either sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. A copy, facsimile transmission, or other reliable reproduction (including any electronic transmission) of the proxy authorized by this Section 2.09(d) may be substituted for or used in lieu of the original document for any and all purposes for which the original document could be used, provided that such copy, facsimile transmission, or other reproduction shall be a complete reproduction of the entire original document. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date.
Section 2.10   Inspectors at Meetings of Stockholders.   In advance of any meeting of the stockholders, the Board of Directors shall, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors may appoint or retain other persons or entities to assist the inspector or inspectors in the performance of their duties. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspector or inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election. When executing the duties of inspector, the inspector or inspectors shall:
(a)   ascertain the number of shares outstanding and the voting power of each;
(b)   determine the shares represented at the meeting and the validity of proxies and ballots;
(c)   count all votes and ballots;
(d)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and
(e)   certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.
Section 2.11   Fixing the Record Date.
(a)   In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to notice of or to vote at the adjourned meeting.
(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 2.12   Advance Notice of Stockholder Nominations and Proposals.
(a)   Annual Meetings.   At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. Except for nominations that are included in the Corporation’s annual meeting proxy statement pursuant to Section 2.13, to be properly brought before an annual meeting, nominations or such other business must be:
(i)   specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof;
(ii)   otherwise properly brought before the meeting by or at the direction of the Board of Directors or any committee thereof; or
(iii)   otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of the Corporation at the time such notice of meeting is delivered, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 2.12.
In addition, any proposal of business (other than the nomination of persons for election to the Board of Directors) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder pursuant to Section 2.12(a)(iii), the stockholder or stockholders of record intending to propose the business (the

“Proposing Stockholder”) must have given timely notice thereof pursuant to this Section 2.12(a), in writing to the Secretary even if such matter is already the subject of any notice to the stockholders or Public Disclosure from the Board of Directors. To be timely, a Proposing Stockholder’s notice for an annual meeting must be delivered to the Secretary at the principal executive offices of the Corporation: (x) not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, in advance of the anniversary of the previous year’s annual meeting if such meeting is to be held on a day which is not more than thirty (30) days in advance of the anniversary of the previous year’s annual meeting or not later than sixty (60) days after the anniversary of the previous year’s annual meeting; and (y) with respect to any other annual meeting of stockholders, including in the event that no annual meeting was held in the previous year, not earlier than the close of business on the one hundred twentieth (120th) day prior to the annual meeting and not later than the close of business on the later of: (1) the ninetieth (90th) day prior to the annual meeting and (2) the close of business on the tenth (10th) day following the first date of Public Disclosure of the date of such meeting. In no event shall the Public Disclosure of an adjournment or postponement of an annual meeting commence a new notice time period (or extend any notice time period). For the purposes of this Section 2.12 and Section 2.13, “Public Disclosure” shall mean a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press, or a comparable national news service or in a document filed by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14, or 15(d) of the Exchange Act.
(b)   Stockholder Nominations.   For the nomination of any person or persons for election to the Board of Directors pursuant to Section 2.12(a)(iii) or Section 2.12(d), a Proposing Stockholder’s notice to the Secretary shall set forth or include:
(i)   the name, age, business address, and residence address of each nominee proposed in such notice;
(ii)   the principal occupation or employment of each such nominee;
(iii)   the class and number of shares of capital stock of the Corporation which are owned of record and beneficially by each such nominee (if any);
(iv)   such other information concerning each such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved) or that is otherwise required to be disclosed, under Section 14(a) of the Exchange Act;
(v)   a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Secretary upon written request) and a written statement and agreement executed by each such nominee acknowledging that such person:
(A)   consents to being named in the Company’s proxy statement as a nominee and to serving as a director if elected,
(B)   intends to serve as a director for the full term for which such person is standing for election, and
(C)   makes the following representations: (1) that the director nominee has read and agrees to adhere to the Corporation’s Corporate Governance Guidelines, Ethics Code, Related Party Transactions Policy, and any other of the Corporation’s policies or guidelines applicable to directors, including with regard to securities trading, (2) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and (3) that the director nominee is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification (“Compensation Arrangement”) that has not been disclosed to the Corporation in connection with such person’s nomination for director or service as a director; and

(vi)   as to the Proposing Stockholder:
(A)   the name and address of the Proposing Stockholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination is being made,
(B)   the class and number of shares of the Corporation which are owned by the Proposing Stockholder (beneficially and of record) and owned by the beneficial owner, if any, on whose behalf the nomination is being made, as of the date of the Proposing Stockholder’s notice, and a representation that the Proposing Stockholder will notify the Corporation in writing of the class and number of such shares owned of record and beneficially as of the record date for the meeting within five (5) business days after the record date for such meeting,
(C)   a description of any agreement, arrangement, or understanding with respect to such nomination between or among the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, and any others (including their names) acting in concert with any of the foregoing, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five (5) business days after the record date for such meeting,
(D)   a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Stockholder’s notice by, or on behalf of, the Proposing Stockholder or the beneficial owner, if any, on whose behalf the nomination is being made and any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such person or any of their affiliates or associates with respect to shares of stock of the Corporation, and a representation that the Proposing Stockholder will notify the Corporation in writing of any such agreement, arrangement, or understanding in effect as of the record date for the meeting within five (5) business days after the record date for such meeting,
(E)   a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and
(F)   a representation whether the Proposing Stockholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the nomination and/or otherwise to solicit proxies from stockholders in support of the nomination.
The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee. Any such update or supplement shall be delivered to the Secretary at the Corporation’s principal executive offices no later than five (5) business days after the request by the Corporation for subsequent information has been delivered to the Proposing Stockholder.
(c)   Other Stockholder Proposals.   For all business other than director nominations, a Proposing Stockholder’s notice to the Secretary shall set forth as to each matter the Proposing Stockholder proposes to bring before the annual meeting:
(i)   a brief description of the business desired to be brought before the annual meeting;
(ii)   the reasons for conducting such business at the annual meeting;
(iii)   the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these by-laws, the language of the proposed amendment);

(iv)   any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed;
(v)   any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;
(vi)   a description of all agreements, arrangements, or understandings between or among such stockholder, the beneficial owner, if any, on whose behalf the proposal is being made, any of their affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such stockholder, beneficial owner, or any of their affiliates or associates, in such business, including any anticipated benefit therefrom to such stockholder, beneficial owner, or their affiliates or associates; and
(vii)   the information required by Section 2.12(b)(vi) above.
(d)   Special Meetings of Stockholders.   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders called by the Board of Directors at which directors are to be elected pursuant to the Corporation’s notice of meeting:
(i)   by or at the direction of the Board of Directors or any committee thereof; or
(ii)   provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 2.12(d) is delivered to the Secretary, who is entitled to vote at the meeting, and upon such election and who complies with the notice procedures set forth in this Section 2.12.
In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if such stockholder delivers a stockholder’s notice that complies with the requirements of Section 2.12(b) to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of: (x) the ninetieth (90th) day prior to such special meeting; or (y) the tenth (10th) day following the date of the first Public Disclosure of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the Public Disclosure of an adjournment or postponement of a special meeting commence a new time period (or extend any notice time period).
(e)   Effect of Noncompliance.   Only such persons who are nominated in accordance with the procedures set forth in this Section 2.12 or Section 2.13 shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting as shall be brought before the meeting in accordance with the procedures set forth in this Section 2.12 or Section 2.13, as applicable. If any proposed nomination was not made or proposed in compliance with this Section 2.12 or Section 2.13, as applicable, or other business was not made or proposed in compliance with this Section 2.12, then except as otherwise required by law, the chair of the meeting shall have the power and duty to declare that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these by-laws to the contrary, unless otherwise required by law, if a Proposing Stockholder intending to propose business or make nominations at an annual meeting or propose a nomination at a special meeting pursuant to this Section 2.12 does not provide the information required under this Section 2.12 to the Corporation, including the updated information required by Section 2.12(b)(vi)(B), Section 2.12(b)(vi)(C), and Section 2.12(b)(vi)(D) within five (5) business days after the record date for such meeting or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation.
(f)   Rule 14a-8.   This Section 2.12 and Section 2.13 shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present the proposal at an annual or special meeting only pursuant to and in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.
Section 2.13   Proxy Access.
(a)   Inclusion of Proxy Access Stockholder Nominee in Proxy Statement.   Subject to the provisions of this Section 2.13, the Corporation shall include in its proxy statement (including its form of proxy and ballot) for an annual meeting of stockholders the name of any stockholder nominee for election to the Board of Directors submitted pursuant to this Section 2.13 (each a “Proxy Access Stockholder Nominee”) provided:
(i)   timely written notice of such Proxy Access Stockholder Nominee satisfying this Section 2.13 (“Proxy Access Notice”) is delivered to the Corporation by or on behalf of a stockholder or stockholders that, at the time the Proxy Access Notice is delivered, satisfy the ownership and other requirements of this Section 2.13 (such stockholder or stockholders, and any person on whose behalf they are acting, the “Eligible Stockholder”);
(ii)   the Eligible Stockholder expressly elects in writing at the time of providing the Proxy Access Notice to have its Proxy Access Stockholder Nominee included in the Corporation’s proxy statement pursuant to this Section 2.13; and
(iii)   the Eligible Stockholder and the Proxy Access Stockholder Nominee otherwise satisfy the requirements of this Section 2.13.
(b)   Timely Notice.   To be timely, the Proxy Access Notice must be delivered to the Secretary at the principal executive offices of the Corporation, not later than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the first (1st) anniversary of the date (as stated in the Corporation’s proxy materials) that the Corporation’s definitive proxy statement was first sent to stockholders in connection with the preceding year’s annual meeting of stockholders/of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, the Proxy Access Notice must be so delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the later of: (i) the one hundred twentieth (120th) day prior to such annual meeting; or (ii) the tenth (10th) day following the day on which Public Disclosure of the date of such annual meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Proxy Access Notice.
(c)   Information to be Included in Proxy Statement.   In addition to including the name of the Proxy Access Stockholder Nominee in the Corporation’s proxy statement for the annual meeting, the Corporation shall also include (collectively, the “Required Information”):
(i)   the information concerning the Proxy Access Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement pursuant to the Exchange Act, and the rules and regulations promulgated thereunder; and
(ii)   if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder (or in the case of a group, a written statement of the group), not to exceed five hundred (500) words, in support of its Proxy Access Stockholder Nominee, which must be provided at the same time as the Proxy Access Notice for inclusion in the Corporation’s proxy statement for the annual meeting (a “Statement”).
Notwithstanding anything to the contrary contained in this Section 2.13, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation, or listing standard. Additionally, nothing in this Section 2.13 shall limit the Corporation’s ability to solicit against and include in its proxy statement its own statements relating to any Proxy Access Stockholder Nominee.
(d)   Proxy Access Stockholder Nominee Limits.   The number of Proxy Access Stockholder Nominees (including Proxy Access Stockholder Nominees that were submitted by an Eligible Stockholder for inclusion in the Corporation’s proxy statement pursuant to this Section 2.13 but either are subsequently withdrawn or that the Board of Directors decides to nominate (a “Board Nominee”)) appearing in the Corporation’s proxy statement with respect to a meeting of stockholders shall not exceed the greater of: (x) two (2); or (y) 20% of the number of directors in office as of the last day on which notice of a nomination may be delivered pursuant to this Section 2.13 (the “Final Proxy Access Nomination Date”) or, if such amount is not a whole number, the closest whole number below 20% (the “Permitted Number”); provided, however, that:
(i)   in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Final Proxy Access Nomination Date and before the date of the applicable annual meeting of stockholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced;
(ii)   any Proxy Access Stockholder Nominee who is included in the Corporation’s proxy statement for a particular meeting of stockholders but either: (A) withdraws from or becomes ineligible or unavailable for election at the meeting, or (B) does not receive a number of votes cast in favor of his or her election at least equal to 25% of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the Proxy Access Stockholder Nominee’s election], shall be ineligible to be included in the Corporation’s proxy statement as a Proxy Access Stockholder Nominee pursuant to this Section 2.13 for the next two annual meetings of stockholders following the meeting for which the Proxy Access Stockholder Nominee has been nominated for election; and
(iii)   any director in office as of the nomination deadline who was included in the Corporation’s proxy statement as a Proxy Access Stockholder Nominee for any of the two preceding annual meetings and whom the Board of Directors decides to nominate for election to the Board of Directors also will be counted against the Permitted Number.
In the event that the number of Proxy Access Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.13 exceeds the Permitted Number, each Eligible Stockholder shall select one Proxy Access Stockholder Nominee for inclusion in the Corporation’s proxy statement until the Permitted Number is reached, going in order of the amount (from greatest to least) of voting power of the Corporation’s capital stock entitled to vote on the election of directors as disclosed in the Proxy Access Notice. If the Permitted Number is not reached after each Eligible Stockholder has selected one Proxy Access Stockholder Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.
(e)   Eligibility of Nominating Stockholder; Stockholder Groups.   An Eligible Stockholder must have owned (as defined below) continuously for at least three (3) years a number of shares that represents 3% or more of the outstanding shares of the Corporation entitled to vote in the election of directors (the “Required Shares”) as of both the date the Proxy Access Notice is delivered to or received by the Corporation in accordance with this Section 2.13 and the record date for determining stockholders entitled to vote at the meeting and must intend to continue to own the Required Shares for at least one (1) year following the date of the annual meeting/deliver a statement regarding the Eligible Stockholder’s intent with respect to continued ownership of the Required Shares for at least one (1) year following the annual meeting. For purposes of satisfying the ownership requirement under this Section 2.13, the voting power represented by the shares of the Corporation’s capital stock owned by one or more stockholders, or by the person or persons who own shares of the Corporation’s capital stock and on whose behalf any stockholder is acting, may be aggregated, provided that:
(i)   the number of stockholders and other persons whose ownership of shares is aggregated for such purpose shall not exceed twenty (20); and

(ii)   each stockholder or other person whose shares are aggregated shall have held such shares continuously for at least three (3) years.
Whenever an Eligible Stockholder consists of a group of stockholders and/or other persons, any and all requirements and obligations for an Eligible Stockholder set forth in this Section 2.13 must be satisfied by and as to each such stockholder or other person, except that shares may be aggregated to meet the Required Shares as provided in this Section 2.13(e). With respect to any one particular annual meeting, no stockholder or other person may be a member of more than one group of persons constituting an Eligible Stockholder under this Section 2.13.
(f)   Funds.   A group of two or more funds shall be treated as one stockholder or person for this Section 2.13 provided that the other terms and conditions in this Section 2.13 are met (including Section 2.13(h)(v)(A)) and the funds are:
(i)   under common management and investment control;
(ii)   under common management and funded primarily by the same employer (or by a group of related employers that are under common control); or
(iii)   a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended.
(g)   Ownership.   For purposes of this Section 2.13, an Eligible Stockholder shall be deemed to “own” only those outstanding shares of the Corporation’s capital stock as to which the person possesses both:
(i)   the full voting and investment rights pertaining to the shares; and
(ii)   the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:
(A)   sold by such person or any of its affiliates in any transaction that has not been settled or closed,
(B)   borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or
(C)   subject to any option, warrant, forward contract, swap, contract of sale, other derivative, or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation’s capital stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (1) reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full right to vote or direct the voting of any such shares; and/or (2) hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate.
An Eligible Stockholder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person. An Eligible Stockholder’s ownership of shares shall be deemed to continue during any period in which the Eligible Stockholder has loaned such shares, provided that the Eligible Stockholder has the power to recall such loaned shares on five (5) business days’ notice and recalls such loaned shares not more than five (5) business days after being notified that any of its Proxy Access Stockholder Nominees will be included in the Corporation’s proxy statement. The terms “owned,” “owning,” and other variations of the word “own” shall have correlative meanings. For purposes of this Section 2.13, the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.

(h)   Nomination Notice and Other Eligible Stockholder Deliverables.   An Eligible Stockholder must provide with its Proxy Access Notice the following information in writing to the Secretary:
(i)   one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three (3)-year holding period) verifying that, as of a date within seven (7) calendar days prior to the date the Proxy Access Notice is delivered to or received by the Corporation, the Eligible Stockholder owns, and has owned continuously for the preceding three (3) years, the Required Shares, and the Eligible Stockholder’s agreement to provide:
(A)   within five (5) business days after the record date for the meeting, written statements from the record holder and intermediaries verifying the Eligible Stockholder’s continuous ownership of the Required Shares through the record date, and
(B)   immediate notice if the Eligible Stockholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of stockholders;
(ii)   the Eligible Stockholder’s representation and agreement that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder under this Section 2.13):
(A)   intends to continue to satisfy the eligibility requirements described in this Section 2.13 through the date of the annual meeting, including a statement that the Eligible Stockholder intends to continue to own the Required Shares for at least one (1) year following the date of the annual meeting/regarding the Eligible Stockholder’s intent with respect to continued ownership of the Required Shares for at least one (1) year following the annual meeting,
(B)   acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent,
(C)   has not nominated and will not nominate for election to the Board of Directors at the meeting any person other than the Proxy Access Stockholder Nominee(s) being nominated pursuant to this Section 2.13,
(D)   has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or a Board Nominee,
(E)   will not distribute to any stockholder any form of proxy for the meeting other than the form distributed by the Corporation,
(F)   has provided and will provide facts, statements, and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading,
(G)   agrees to assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the Corporation’s stockholders or out of the information that the Eligible Stockholder provides to the Corporation,
(H)   agrees to indemnify and hold harmless the Corporation and each of its directors, officers, and employees individually against any liability, loss, or damages in connection with any threatened or pending action, suit, or proceeding, whether legal, administrative, or investigative, against the Corporation or any of its directors, officers, or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.13,
(I)   will file with the SEC any solicitation or other communication with the Corporation’s stockholders relating to the meeting at which the Proxy Access Stockholder Nominee will be nominated, regardless of whether any such filing is required under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder or whether any exemption from filing is available for such solicitation or other communication under Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and
(J)   will comply with all other applicable laws, rules, regulations, and listing standards with respect to any solicitation in connection with the meeting;
(iii)   the written consent of each Proxy Access Stockholder Nominee to be named in the Corporation’s proxy statement, and form of proxy and ballot and, as a nominee and, if elected, to serve as a director;
(iv)   a copy of the Schedule 14N (or any successor form) that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act;
(v)   in the case of a nomination by a group of stockholders that together is an Eligible Stockholder:
(A)   documentation satisfactory to the Corporation demonstrating that a group of funds qualifies pursuant to the criteria set forth in Section 2.13(f) to be treated as one stockholder or person for purposes of this Section 2.13, and
(B)   the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and
(vi)   if desired, a Statement.
(i)   Stockholder Nominee Agreement.   Each Proxy Access Stockholder Nominee must:
(i)   provide within five (5) business days of the Corporation’s request an executed agreement, in a form deemed satisfactory to the Corporation, providing the following representations:
(A)   the Proxy Access Stockholder Nominee has read and agrees to adhere to the Corporation’s Corporate Governance Guidelines, Ethics Code, Related Party Transactions Policy and any other of the Corporation’s policies or guidelines applicable to directors, including with regard to securities trading,
(B)   the Proxy Access Stockholder Nominee is not and will not become a party to: (1) any Voting Commitment that has not been disclosed to the Corporation; or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and
(C)   the Proxy Access Stockholder Nominee is not and will not become a party to any Compensation Arrangement in connection with such person’s nomination for director or service as a director that has not been disclosed to the Corporation;
(ii)   complete, sign, and submit all questionnaires required of the Corporation’s Board of Directors within five (5) business days of receipt of each such questionnaire from the Corporation; and
(iii)   provide within five (5) business days of the Corporation’s request such additional information as the Corporation determines may be necessary to permit the Board of Directors to determine whether such Proxy Access Stockholder Nominee meets the requirements of this Section 2.13 or the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, including whether:
(A)   such Proxy Access Stockholder Nominee is independent under the independence requirements[, including the committee independence requirements,] set forth in the listing standards of the stock exchange on which shares of the Corporation’s capital stock are listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors (the “Independence Standards”),

(B)   such Proxy Access Stockholder Nominee has any direct or indirect relationship with the Corporation that has not been deemed categorically immaterial pursuant to the Corporation’s Corporate Governance Guidelines, and
(C)   such Proxy Access Stockholder Nominee is not and has not been subject to: (1) any event specified in Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), or (2) any order of the type specified in Rule 506(d) of Regulation D under the Securities Act.
(j)   Eligible Stockholder/Proxy Access Stockholder Nominee Undertaking.   In the event that any information or communications provided by the Eligible Stockholder or Proxy Access Stockholder Nominee to the Corporation or its stockholders ceases to be true and correct in any respect or omits a fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or Proxy Access Stockholder Nominee, as the case may be, shall promptly notify the Secretary of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct. Notwithstanding the foregoing, the provision of any such notification pursuant to the preceding sentence shall not be deemed to cure any defect or limit the Corporation’s right to omit a Proxy Access Stockholder Nominee from its proxy materials as provided in this Section 2.13.
(k)   Exceptions Permitting Exclusion of Proxy Access Stockholder Nominee.   The Corporation shall not be required to include pursuant to this Section 2.13 a Proxy Access Stockholder Nominee in its proxy statement (or, if the proxy statement has already been filed, to allow the nomination of a Proxy Access Stockholder Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation):
(i)   if the Eligible Stockholder who has nominated such Proxy Access Stockholder Nominee has nominated for election to the Board of Directors at the meeting any person other than pursuant to this Section 2.13, or has or is engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Stockholder Nominee(s) or a Board Nominee;
(ii)   if the Corporation has received a notice (whether or not subsequently withdrawn) that a stockholder intends to nominate any candidate for election to the Board of Directors pursuant to the advance notice requirements in Section 2.12 of these by-laws;
(iii)   who is not independent under the Independence Standards;
(iv)   whose election as a member of the Board of Directors would violate or cause the Corporation to be in violation of these by-laws, the Corporation’s Certificate of Incorporation, Corporate Governance Guidelines, Ethics Code, or other document setting forth qualifications for directors, the listing standards of the stock exchange on which shares of the Corporation’s capital stock is listed, or any applicable state or federal law, rule, or regulation;
(v)   if the Proxy Access Stockholder Nominee is or becomes a party to any undisclosed Voting Commitment;
(vi)   if the Proxy Access Stockholder Nominee is or becomes a party to any undisclosed Compensation Arrangement;
(vii)   who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;
(viii)   who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years;
(ix)   who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act; or
(x)   if such Proxy Access Stockholder Nominee or the applicable Eligible Stockholder shall have provided information to the Corporation in respect of such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading or shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.13.
(l)   Invalidity.   Notwithstanding anything to the contrary set forth herein, the Board of Directors or the person presiding at the meeting shall be entitled to declare a nomination by an Eligible Stockholder to be invalid, and such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the Corporation; and the Corporation shall not be required to include in its proxy statement any successor or replacement nominee proposed by the applicable Eligible Stockholder or any other Eligible Stockholder if:
(i)   the Proxy Access Stockholder Nominee and/or the applicable Eligible Stockholder shall have breached its or their agreements, representations, undertakings, or obligations pursuant to this Section 2.13, as determined by the Board of Directors or the person presiding at the meeting; or
(ii)   the Eligible Stockholder (or a qualified representative thereof) does not appear at the meeting to present any nomination pursuant to this Section 2.13.
Section 2.14    No Action by Stockholder Consent in Lieu of a Meeting.   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of Corporation and may not be effected by any consent by such stockholders.
ARTICLE III
BOARD OF DIRECTORS
Section 3.01   General Powers.   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these by-laws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.
Section 3.02   Number; Term of Office.   The Board of Directors shall consist of not less than seven (7) and not more than fifteen (15) directors as fixed from time to time solely by resolution of a majority of the total number of directors that the Corporation would have if there were no vacancies. Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification, or removal.
Section 3.03   Newly Created Directorships and Vacancies.   Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may be filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, or removal.
Section 3.04   Resignation.   Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later effective date or upon the happening of an event or events as is therein specified. A resignation that is conditioned on a director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. A verbal resignation shall not be deemed effective until confirmed by the director in writing or by electronic transmission to the Corporation.
Section 3.05   Removal.   Except as prohibited by applicable law or the Certificate of Incorporation, any or all directors may be removed from office at any time, but only for cause and only by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 3.06   Fees and Expenses.   Directors shall receive such reasonable fees for their services on the Board of Directors and any committee thereof and such reimbursement of their actual and reasonable expenses as may be fixed or determined by the Board of Directors.

Section 3.07   Regular Meetings.   Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors.
Section 3.08   Special Meetings.   Special meetings of the Board of Directors may be held at such times and at such places as may be determined by the Chair of the Board or the Chief Executive Officer on at least twenty-four (24) hours’ notice to each director given by one of the means specified in Section 3.11 hereof other than by mail or on at least three (3) days’ notice if given by mail. Special meetings shall be called by the Chair of the Board or the Chief Executive Officer in like manner and on like notice on the written request of any two or more directors. The notice need not state the purposes of the special meeting and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.
Section 3.09   Telephone Meetings.   Board of Directors or Board of Directors committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.09 shall constitute presence in person at such meeting.
Section 3.10   Adjourned Meetings.   A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.11 hereof other than by mail, or at least three (3) days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.
Section 3.11   Notices.   Subject to Section 3.08, Section 3.10, and Section 3.12 hereof, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation, or these by-laws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, e-mail, or by other means of electronic transmission.
Section 3.12   Waiver of Notice.   Whenever notice to directors is required by applicable law, the Certificate of Incorporation, or these by-laws, a waiver thereof, in writing signed by, or by electronic transmission by, the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board of Directors or committee meeting need be specified in any waiver of notice.
Section 3.13   Organization.   At each regular or special meeting of the Board of Directors, the Chair of the Board or, in his or her absence, the lead independent director or, in his or her absence, another director or officer selected by the Board of Directors shall preside. The Secretary shall act as secretary at each meeting of the Board of Directors. If the Secretary is absent from any meeting of the Board of Directors, an assistant secretary of the Corporation shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all assistant secretaries of the Corporation, the person presiding at the meeting may appoint any person to act as secretary of the meeting.
Section 3.14   Quorum of Directors.   Except as otherwise provided by these by-laws, the Certificate of Incorporation, or required by applicable law, the presence of a majority of the total number of directors on the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.
Section 3.15   Action by Majority Vote.   Except as otherwise provided by these by-laws, the Certificate of Incorporation, or required by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
Section 3.16   Directors’ Action Without Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of

Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission.
Section 3.17   Chair of the Board.   The Board of Directors shall annually elect one of its members to be its chair (the “Chair of the Board”) and shall fill any vacancy in the position of Chair of the Board at such time and in such manner as the Board of Directors shall determine. Except as otherwise provided in these by-laws, the Chair of the Board shall preside at all meetings of the Board of Directors and of stockholders. The Chair of the Board shall perform such other duties and services as shall be assigned to or required of the Chair of the Board by the Board of Directors.
Section 3.18   Committees of the Board of Directors.   The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article III.
ARTICLE IV
OFFICERS
Section 4.01   Positions and Election.   The officers of the Corporation shall be chosen by the Board of Directors and shall include a chief executive officer (the “Chief Executive Officer”), a president (the “President”), a chief financial officer (the “Chief Financial Officer”), a treasurer (the “Treasurer”), and a secretary (the “Secretary”). The Board of Directors, in its discretion, may also elect one or more vice presidents, assistant treasurers, assistant secretaries, and other officers in accordance with these by-laws. Any two or more offices may be held by the same person.
Section 4.02   Term.   Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation, or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time with or without cause by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving notice of his or her resignation in writing, or by electronic transmission, to the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.
Section 4.03   Chief Executive Officer.   The Chief Executive Officer shall, subject to the provisions of these by-laws and the control of the Board of Directors, have general supervision, direction, and control over the business of the Corporation and over its officers. The Chief Executive Officer shall perform all duties incident to the office of the Chief Executive Officer, and any other duties as may be from time to time assigned to the Chief Executive Officer by the Board of Directors, in each case subject to the control of the Board of Directors.

Section 4.04   President.   The President shall report and be responsible to the Chief Executive Officer. The President shall have such powers and perform such duties as from time to time may be assigned or delegated to the President by the Board of Directors or the Chief Executive Officer or that are incident to the office of president.
Section 4.05   Vice Presidents.   Each vice president of the Corporation shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board of Directors, the Chief Executive Officer, or the President, or that are incident to the office of vice president.
Section 4.06   Secretary.   The Secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees of the Board of Directors when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chair of the Board, or the Chief Executive Officer. The Secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.
Section 4.07   Chief Financial Officer.   The Chief Financial Officer shall be the principal financial and accounting officer of the Corporation and shall have such powers and perform such duties as may be assigned by the Board of Directors, the Chair of the Board, or the Chief Executive Officer.
Section 4.08   Treasurer.   The treasurer of the Corporation shall have the custody of the Corporation’s funds and securities, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in records belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and the President and the directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.
Section 4.09   Other Officers.   Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.
Section 4.10   Duties of Officers May Be Delegated.   In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the Chief Executive Officer or the President or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.
ARTICLE V
INDEMNIFICATION
Section 5.01   Indemnification.   The Corporation shall indemnify and hold harmless to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by the person was authorized in the specific case by the Board of Directors.
Section 5.02   Advancement of Expenses.   The Corporation shall pay the expenses (including attorneys’ fees) actually and reasonably incurred by a director or officer of the Corporation in defending any Proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Section 5.02 or otherwise. Payment of such expenses actually and reasonably incurred by such person, may be made by the Corporation, subject to such terms and conditions as the general counsel of the Corporation in his or her discretion deems appropriate.
Section 5.03   Non-Exclusivity of Rights.   The rights conferred on any person by this Article V will not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these by-laws, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees, or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL.
Section 5.04   Other Indemnification.   The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.
Section 5.05   Insurance.   The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.
Section 5.06   Repeal, Amendment, or Modification.   Any amendment, repeal, or modification of this Article V shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.
ARTICLE VI
STOCK CERTIFICATES AND THEIR TRANSFER
Section 6.01   Certificates Representing Shares.   The shares of stock of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent, or registrar who has signed such a certificate ceases to be an officer, transfer agent, or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if the signatory were still such at the date of its issue.
Section 6.02   Transfers of Stock.   Stock of the Corporation shall be transferable in the manner prescribed by law and in these by-laws. Transfers of stock shall be made on the books administered by or on behalf of the Corporation only by the direction of the registered holder thereof or such person’s attorney, lawfully constituted in writing, and, in the case of certificated shares, upon the surrender to the Company or its transfer agent or other designated agent of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued.
Section 6.03   Transfer Agents and Registrars.   The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.
Section 6.04   Lost, Stolen, or Destroyed Certificates.   The Board of Directors or the Secretary may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen, or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors or the Secretary may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen, or destroyed certificate, or the owner’s legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate or uncertificated shares.
ARTICLE VII
GENERAL PROVISIONS
Section 7.01   Seal.   The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.
Section 7.02   Fiscal Year.   The fiscal year of the Corporation shall be the calendar year.
Section 7.03   Checks, Notes, Drafts, Etc.   All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.
Section 7.04   Conflict with Applicable Law or Certificate of Incorporation.   These by-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these by-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.
Section 7.05   Books and Records.   Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the DGCL. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.
Section 7.06   Forum for Adjudication of Disputes.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for:
(i)   any derivative action or proceeding brought on behalf of the Corporation;
(ii)   any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Corporation to the Corporation or the Corporation’s stockholders;
(iii)   any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or these by-laws;
(iv)   any action asserting a claim governed by the internal affairs doctrine; or
(v)   any complaint asserting a cause of action arising under the Securities Act of 1933;
in each case, subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of this Section 7.06 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 7.06 (an “Enforcement Action”); and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.06.

ARTICLE VIII
AMENDMENTS
These by-laws may be adopted, amended, or repealed by the stockholders in accordance with Article VIII of the Certificate of Incorporation; provided, however, that any proposal by a stockholder to amend these by-laws will be subject to the provisions of Article II of these by-laws except as otherwise required by law; provided further, however, that the Corporation may, in its Certificate of Incorporation, confer the power to adopt, amend, or repeal these by-laws upon the Board of Directors. The fact that such power has been so conferred upon the Board of Directors will not divest the stockholders of the power, nor limit their power to adopt, amend, or repeal by-laws.

Annex F
RALLY MOBILITY CO 2022 EQUITY INCENTIVE PLAN
1.   Purpose.   The purpose of the Rally Mobility Co 2022 Equity Incentive Plan (the “Plan”) is to provide a means through which the Company and its Affiliates (each as defined below) may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Shares (as defined below), thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s shareholders.
2.   Definitions.   The following definitions shall be applicable throughout the Plan:
(a)   ”Affiliate” means, at the time of determination, any “parent” or “majority-owned subsidiary” of the Company, as such terms are defined in Rule 405 of the Securities Act. The Committee shall have the authority to determine the time or times at which “parent” or “majority-owned subsidiary” status is determined within the foregoing definition.
(b)   “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus Award, and Performance Compensation Award granted under the Plan.
(c)   “Board” means the Board of Directors of the Company.
(d)   “Business Combination” has the meaning given such term in the definition of “Change in Control.”
(e)   “Cause” means, in the case of a particular Award, unless the applicable Award agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of “Cause” contained therein), (A) gross misconduct by the Participant which results in loss, damage or injury to the Company, any of its Affiliates or their goodwill, business or reputation; (B) the commission or attempted commission of an act of embezzlement, fraud or breach of fiduciary duty which results in loss, damage or injury to the Company, any of its Affiliates or their goodwill, business or reputation; (C) the unauthorized disclosure or misappropriation of any trade secret or confidential information of the Company, any of its Affiliates or any third party who has a business relationship with the Company or any of its Affiliates; (D) the Participant’s conviction of or plea of nolo contendere to, a felony under any state or federal law which materially interferes with such Participant’s ability to perform his or her services for the Company or any of its Affiliates or which results in loss, damage or injury to the Company, any of its Affiliates, or their goodwill, business or reputation; (E) the violation (or potential violation) by the Participant, in any material respect, of a non-competition, non-solicitation, non-disclosure or assignment of inventions covenant between the Participant and the Company or any of its Affiliates; (F) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; or (G) the use of controlled substances, illicit drugs, alcohol or other substances or behavior which interferes with the Participant’s ability to perform his or her services for the Company or any of its Affiliates or which otherwise results in loss, damage or injury to the Company, any of its Affiliates or their goodwill, business or reputation. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.
(f)   “Change in Control” shall, in the case of a particular Award, unless the applicable Award agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:
(i)   Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company to an unrelated third party;

F-1

(ii)   Any “Person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 2(f)(ii), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company principally for bona fide equity financing purposes, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (D) any acquisition by any corporation pursuant to a transaction that complies with Section 2(f)(iv), and (E) any acquisition involving beneficial ownership of less than 50% of the then-outstanding Common Shares (the “Outstanding Company Common Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company;
(iii)   During any period of not more than two (2) consecutive years, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be deemed to be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;
(iv)   Consummation of a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other corporation, unless, following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or
(v)   Shareholder approval of a plan of complete liquidation of the Company.
(g)   “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
(h)   “Committee” means a committee of at least two (2) people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.
(i)   “Common Shares” means shares of the Company’s common stock, par value $0.0001 per share (and any stock or other securities into which such shares may be converted or into which they may be exchanged).
(j)   “Company” means Rally Mobility Co, a Delaware corporation.
(k)   “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

F-2

(l)   “Effective Date” means the Plan’s date of adoption by the Company as set forth on the signature page hereto.
(m)   “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
(n)   ”Eligible Person” with respect to an Award denominated in Common Shares, means any (i) individual employed by the Company or an Affiliate; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement which includes rules regarding equity entitlement or in an agreement or instrument relating thereto; (ii) director of the Company or an Affiliate; (iii) an individual consultant or advisor to the Company or an Affiliate; provided that if the Securities Act applies, such person must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employee, director, officer, consultant or advisor who has accepted an offer of employment, consultancy or other service from the Company or an Affiliate (and would satisfy the provisions of clauses (i), (ii) or (iii) above once he or she begins employment with or begins providing services to the Company or an Affiliate).
(o)   ”Exchange Act” has the meaning given such term in the definition of “Change in Control,” and any reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(p)   “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.
(q)   “Fair Market Value” means, as of any date, the value of a Common Share determined as follows:
(i)   If the Common Shares are listed on any established stock exchange or a national market system, the Fair Market Value of a Common Share will be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(ii)   If the Common Shares are regularly quoted by a recognized securities dealer, but selling prices are not reported, the Fair Market Value of a Common Share will be the mean between the high bid and low asked prices for the Common Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(iii)   In the absence of an established market for the Common Shares, the Fair Market Value will be determined in good faith by the Committee.
(r)   “Good Reason” has the meaning, if applicable to any Participant in the case of a particular Award, set forth in the Participant’s employment agreement or the applicable Award agreement.
(s)   “Immediate Family Members” has the meaning given such term in Section 15(b) of the Plan.
(t)   “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
(u)   “Indemnifiable Person” has the meaning given such term in Section 4(e) of the Plan.
(v)   ”Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.
(w)   “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option or otherwise does not meet the requirements of an Incentive Stock Option.

F-3

(x)   “Option” means an Award granted under Section 7 of the Plan.
(y)   “Option Period” has the meaning given such term in Section 7(c) of the Plan.
(z)   “Outstanding Company Common Shares” has the meaning given such term in the definition of “Change in Control.”
(aa)   “Outstanding Company Voting Securities” has the meaning given such term in the definition of “Change in Control.”
(bb)   “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.
(cc)   “Performance Compensation Award” means any Award granted under Section 11 of the Plan.
(dd)   “Performance Criteria” means the criterion or criteria that the Committee selects for purposes of establishing the Performance Goal(s) for a Performance Period with respect to a Performance Compensation Award.
(ee)   “Performance Formula” means, for a Performance Period, the one or more formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.
(ff)   “Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period, based upon the Performance Criteria.
(gg)   “Performance Period” means the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.
(hh)   “Permitted Transferee” has the meaning given such term in Section 14(b) of the Plan.
(ii)   “Person” has the meaning given such term in the definition of “Change in Control.”
(jj)   “Plan” means this Rally Mobility Co 2022 Equity Incentive Plan, as amended from time to time.
(kk)   “Qualifying Termination” means, except as otherwise provided by the Committee as set forth in the Award agreement, the occurrence of either a termination of a Participant’s employment by the Company or an Affiliate without Cause or for Good Reason, in either case, occurring on or within the twelve (12)-month period (or such other period specified in the applicable Award agreement) following the consummation of a Change in Control.
(ll)   “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.
(mm)   “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, any requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(nn)   “Restricted Stock” means Common Shares, subject to certain specified performance or time-based restrictions (including, without limitation, any requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(oo)   “SAR Period” has the meaning given such term in Section 8(c) of the Plan.
(pp)   “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations

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or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.
(qq)   “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
(rr)   “Stock Bonus Award” means an Award granted under Section 10 of the Plan.
(ss)   “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.
(tt)   “Substitute Award” has the meaning given such term in Section 5(e).
3.   Effective Date; Duration.   The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth (10th) anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
4.   Administration.
(a)   The Committee shall administer the Plan. To the extent required to comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
(b)   Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan or by the Board, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the form of Award agreement and the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan including rules related to insider trading restrictions; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, including, but not limited to, upon a Qualifying Termination; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c)   The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.
(d)   Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

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(e)   No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company or an Affiliate (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person; provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Articles of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.
(f)   Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5.   Grant of Awards; Shares Subject to the Plan; Limitations.
(a)   The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards and/or Performance Compensation Awards to one or more Eligible Persons.
(b)   Subject to Section 12 of the Plan, the Committee is authorized to deliver under the Plan an aggregate of [•]1 Common Shares.
(c)   In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, then in each such case the Common Shares so tendered or withheld shall be added to the Common Shares available for grant under the Plan on a one-for-one basis. Shares underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash are available again for Awards under the Plan.
(d)   Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.
(e)   Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or its Affiliate or with which the Company or an Affiliate combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.

1
10% of the aggregate number of Common Shares issued and outstanding immediately after the Closing (after giving effect to the Redemption).

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(f)   The sum of any cash compensation, or other compensation, and the value (determined as of the Date of Grant in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to an Eligible Director as compensation for services as a non-employee director of the Company may not exceed $1,000,000 for the first calendar year a non-employee director is initially appointed to the Board, and $750,000 in any other calendar year.
6.   Eligibility.   Participation shall be limited to Eligible Persons who have entered into an Award agreement and who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.
7.   Options.
(a)   Generally.   Each Option granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option. The maximum aggregate number of Common Shares that may be issued through the exercise of Incentive Stock Options granted under the Plan is the number of Common Shares set forth in Section 5(b) of this Plan. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company or any of its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
(b)   Exercise Price.   Except with respect to Substitute Awards, the exercise price (“Exercise Price”) per Common Share for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)), the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.
(c)   Vesting and Expiration.   Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten (10) years from the Date of Grant, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)); provided, further, that notwithstanding any vesting dates set forth in the Award agreement, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) the unvested portion of an Option shall expire upon termination of employment or service of the Participant granted the Option, and the vested portion of such Option shall remain exercisable for (A) one (1) year following termination of employment or service by reason of

F-7

such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the Option Period or (B) ninety (90) days following termination of employment or service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the Option Period; and (ii) both the unvested and the vested portion of an Option shall expire upon the termination of the Participant’s employment or service by the Company or an Affiliate for Cause. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.
(d)   Non-Exempt Employees.   If an Option is granted to an employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable for any Common Shares until at least six (6) months following the Date of Grant of the Option (although the Option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt employee dies or suffers a disability, (ii) upon a Change in Control in which such Option is not assumed, continued, or substituted, or (iii) upon the Participant’s retirement (as such term may be defined in the Participant’s Award agreement, in another agreement between the Participant and the Company or any of its Affiliates, or, if no such definition, in accordance with the then current employment policies and guidelines of the Company or employing Affiliate), the vested portion of any Option may be exercised earlier than six (6) months following the Date of Grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from the Participant’s regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting, or issuance of any Common Shares under any other Award will be exempt from the employee’s regular rate of pay, the provisions of this Section 7(d) will apply to all Awards and are hereby incorporated by reference into such Award agreements.
(e)   Method of Exercise.   Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of Options to be exercised. No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any taxes required to be withheld or paid.
(f)   Form of Payment.   The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the fair market value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of such shares to the Company); provided that such Common Shares are not subject to any pledge or other security interest and are Mature Shares; and (ii) by such other method as the Committee may permit in accordance with applicable law, in its sole discretion, on a case by case basis, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the aggregate Exercise Price or (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate Exercise Price or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a Fair Market Value equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
(g)   Notification upon Disqualifying Disposition of an Incentive Stock Option.   Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after

F-8

the date he makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (i) two (2) years after the Date of Grant of the Incentive Stock Option or (ii) one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.
(h)   Compliance with Laws, etc.   Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.
8.   Stock Appreciation Rights.
(a)   Generally.   Each SAR granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.
(b)   Strike Price.   The Strike Price per Common Share for each SAR shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant.
(c)   Vesting and Expiration.   A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten (10) years from the Date of Grant, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) the unvested portion of a SAR shall expire upon termination of employment or service of the Participant granted the SAR, and the vested portion of such SAR shall remain exercisable for (A) one (1) year following termination of employment or service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the SAR Period or (B) ninety (90) days following termination of employment or service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the SAR Period; and (ii) both the unvested and the vested portion of a SAR shall expire upon the termination of the Participant’s employment or service by the Company or an Affiliate for Cause. If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date applicable to the SAR will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the SAR Period.
(d)   Method of Exercise.   SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an option, the SAR Period), the Fair Market Value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

F-9

(e)   Payment.   Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one Common Share on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay such amount in cash, in Common Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
9.   Restricted Stock and Restricted Stock Units.
(a)   Generally.   Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.
(b)   Restricted Stock; Shareholder Rights and Dividends.   Upon the grant of Restricted Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate share power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and blank share power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including without limitation the right to vote such Restricted Stock and the right to receive dividends, if applicable. To the extent shares of Restricted Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company.
(c)   Restricted Stock Units; Dividend Equivalents.   Restricted Stock Units are an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time). A Participant holding Restricted Stock Units will have no voting rights as the Company’s shareholders. Prior to settlement or forfeiture, Restricted Stock Units awarded under the Plan may, at the Committee’s discretion, provide for a right to dividend equivalents. Such dividend equivalent right entitles the holder to be credited with an amount equal to all dividends paid on one Common Share while each Restricted Stock Unit is outstanding. Dividend equivalents may be converted into additional Restricted Stock Units. Settlement of dividend equivalents may be made in the form of cash, Common Shares, other securities, other property, or in a combination of the foregoing. Prior to distribution, any dividend equivalents shall be subject to the same conditions and restrictions as the Restricted Stock Units to which they attach.
(d)   Vesting; Acceleration of Lapse of Restrictions.   Restricted Stock and Restricted Stock Unit awards shall vest, and any applicable Restricted Period shall expire, in such manner and on such date or dates determined by the Committee. Notwithstanding any vesting dates or Restricted Period set forth in the Award agreement, the Committee may, in its sole discretion, accelerate the vesting or expiration of the Restricted Period. Unless otherwise provided by the Committee in an Award agreement, the unvested portion of Restricted Stock and Restricted Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.
(e)   Delivery of Restricted Stock and Settlement of Restricted Stock Units.
(i)   Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in the applicable Award agreement shall be of no further force or effect with

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respect to such shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock shall be distributed to the Participant in cash or, in the sole discretion of the Committee, in Common Shares having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award agreement).
(ii)   Unless otherwise provided by the Committee in an Award agreement, upon the expiration of the Restricted Period with respect to any Restricted Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one Common Share for each such outstanding Restricted Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (A) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of such Restricted Stock Units or (B) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the fair market value of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any taxes required to be withheld or paid.
10.   Stock Bonus Awards.   The Committee may issue unrestricted Common Shares, or other Awards denominated in Common Shares, under the Plan to Eligible Persons, either alone or in tandem with other Awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Stock Bonus Award granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Stock Bonus Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.
11.   Performance Compensation Awards.
(a)   Generally.   The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award. Unless otherwise determined by the Committee, all Performance Compensation Awards shall be evidenced by an Award agreement.
(b)   Discretion of Committee with Respect to Performance Compensation Awards.   The Committee shall have the discretion to establish the terms, conditions and restrictions of any Performance Compensation Award. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula.
(c)   Performance Criteria.   The Committee may establish Performance Criteria that will be used to establish the Performance Goal(s) for Performance Compensation Awards which may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or

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after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.
(d)   Modification of Performance Goal(s).   The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect any specified circumstance or event that occurs during a Performance Period, including but not limited to the following: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary and unusual items as described in Accounting Standards Update 2015-01 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in the Company’s fiscal year.
(e)   Terms and Condition to Receipt of Payment.   Unless otherwise provided in the applicable Award agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (i) the Performance Goals for such period are achieved; and (ii) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals. Following the completion of a Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate the amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period.
(f)   Timing of Award Payments.   Except as provided in an Award agreement, Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following the Committee’s determination in accordance with Section 11(e).
12.   Changes in Capital Structure and Similar Events.   In the event of (a) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or (b) unusual or infrequently occurring events (including, without

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limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee to be necessary or appropriate to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:
(i)   adjusting any or all of (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);
(ii)   providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of such Awards;
(iii)   accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event;
(iv)   modifying the terms of Awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;
(v)   deeming any performance measures (including, without limitation, Performance Criteria and Performance Goals) satisfied at target, maximum or actual performance through such event or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after such event;
(vi)   providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Common Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and
(g)   canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the fair market value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the fair market value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

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13.   Amendments and Termination.
(a)   Amendment and Termination of the Plan.   The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 13(b) (to the extent required by the proviso in such Section 13(b)) shall be made without shareholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.
(b)   Amendment of Award Agreements.   The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without shareholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR where the Fair Market Value of the Common Shares underlying such Option or SAR is less than its Exercise Price or Strike Price and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted.
14.   General.
(a)   Award Agreements.   Each Award under the Plan shall be evidenced by an Award agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including without limitation, the effect on such Award of the death, disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee.
(b)   Nontransferability.
(i)   Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(ii)   Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (C) a partnership or limited liability company whose only partners or shareholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award agreement (each transferee described in clauses (A), (B),

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(C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii)   The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award agreement.
(c)   Tax Withholding and Deductions.
(i)   A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required taxes (up to the maximum statutory rate under applicable law as in effect from time to time as determined by the Committee) and deduction in respect of an Award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes. The Company shall not be required to issue any Common Shares or make any cash payment under the Plan unless such obligations are satisfied.
(ii)   Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, determined on a case by case basis, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (A) the delivery of Common Shares (which are not subject to any pledge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a fair market value equal to such liability or (B) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a fair market value equal to such liability.
(d)   No Claim to Awards; No Rights to Continued Employment; Waiver.   No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to

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continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.
(e)   Addenda.   The Committee may adopt such addenda to the Plan as it may consider necessary or appropriate for the purpose of granting Awards, which Awards may contain such terms and conditions as the Committee deems necessary or appropriate to accommodate differences in local law, tax policy or custom, which may deviate from the terms and conditions set forth in this Plan The terms of any such addenda shall supersede the terms of the Plan to the extent necessary to accommodate such differences but shall not otherwise affect the terms of the Plan as in effect for any other purpose. With respect to Participants who reside or work outside of the United States of America, the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.
(f)   Designation and Change of Beneficiary.   Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.
(g)   Termination of Employment/Service.   Unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.
(h)   No Rights as a Shareholder.   Except as otherwise specifically provided in the Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares or other securities that are subject to Awards hereunder until such shares have been issued or delivered to that person.
(i)   Government and Other Regulations.
(i)   The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares or other securities pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares or other securities to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Common Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the

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applicable Award agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(ii)   The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares or other securities to the Participant, the Participant’s acquisition of Common Shares or other securities from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Common Shares in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate fair market value of the Common Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.
(j)   Payments to Persons Other Than Participants.   If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(k)   Nonexclusivity of the Plan.   Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.
(l)   No Trust or Fund Created.   Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
(m)   Reliance on Reports.   Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or any of its Affiliates or the Committee or the Board, other than himself.

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(n)   Relationship to Other Benefits.   No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any of its Affiliates, except as otherwise specifically provided in such other plan.
(o)   Governing Law.   The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in Wilmington, Delaware (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Plan, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation, dispute, claim, legal action or other legal proceeding based hereon, or arising out of, under, or in connection with, this Plan.
(p)   Severability.   If any provision of the Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(q)   Obligations Binding on Successors.   The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(r)   Code Section 409A.
(i)   Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Section 409A of the Code and the interpretive guidance thereunder (“Section 409A”), including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Section 409A.
(ii)   If a Participant is a “specified employee” (as such term is defined for purposes of Section 409A) at the time of his or her termination of service, no amount that is nonqualified deferred compensation subject to Section 409A and that becomes payable by reason of such termination of service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of (A) the first (1st) business day after the date that is six (6) months following the date of the Participant’s termination of service, and (D) within thirty (30) days following the date of the Participant’s death. If any Award is or becomes subject to Section 409A, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Section 409A, and references in the Plan and any Award agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Section 409A, unless the applicable Award agreement provides otherwise, such Award shall be payable upon the Participant’s “separation from service” within the meaning of Code Section 409A. If any Award is or becomes subject to Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the

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imposition of an excise tax under Section 409A, to mean a “change in control event” as such term is defined for purposes of Section 409A.
(iii)   Any adjustments made pursuant to Section 12 to Awards that are subject to Section 409A shall be made in compliance with the requirements of Section 409A, and any adjustments made pursuant to Section 12 to Awards that are not subject to Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A or (B) comply with the requirements of Section 409A.
(s)   Expenses; Gender; Titles and Headings.   The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.
(t)   Other Agreements.   Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares or other securities under an Award, that the Participant execute lock-up, shareholder or other agreements, as it may determine in its sole and absolute discretion.
(u)   Payments.   Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive Common Shares or other securities under any Award made under the Plan.
(v)   Erroneously Awarded Compensation.   All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award agreements.
[signature page follows]

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IN WITNESS WHEREOF, this Rally Mobility Co 2022 Equity Incentive Plan has been duly approved and adopted by the Company and the shareholders as of the dates set forth below.
Adopted by consent of the Board:            , 2022
Shareholder Approved:            , 2022
RALLY MOBILITY CO
By:

Title:

Date:

[Signature Page to Rally Mobility Co 2022 Equity Incentive Plan]

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Annex G
Board of Directors
Americas Technology Acquisition Corp.
16400 Dallas Parkway, Suite 305
Dallas, Texas 75249
Dear Members of the Board of Directors:
We understand that Americas Technology Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability (“ATAC”), proposes to enter into an Agreement and Plan of Merger in substantially the form of the draft delivered to us on May 20, 2022 (the “Merger Agreement”), by and among (i) ATAC, (ii) Americas Technology Acquisition Holdings Inc., a wholly-owned subsidiary of ATAC (“Pubco”), (iii) Americas Technology Purchaser Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Purchaser Merger Sub”), (iv) Americas Technology Company Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“Company Merger Sub”), (v) Rally Communitas Corp., a Delaware corporation (together with its successors, the “Company” or “Rally”), and (vi) certain other parties named therein.
Pursuant to the Merger Agreement and other agreements to be executed in connection therewith, the following transactions (collectively, the “Transaction”) are expected to be consummated at the closing (the “Closing”):
a)
Purchaser Merger Sub will merge with and into ATAC (following the domestication by ATAC), with ATAC continuing as the surviving entity, and each outstanding share of common stock of ATAC, par value $0.0001 per share (the “Purchaser Common Stock”) will be converted into the right to receive (x) one share of common stock of Pubco, par value $0.0001 per share (the “Pubco Common Stock”), and (y) one CVR (as defined and further described below), provided, however, that each share of Purchaser Common Stock held by ATAC Limited Partnership, a Delaware limited partnership (the “Sponsor”) shall convert solely into one share of Pubco Common Stock;

b)
Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity, and each share of common stock of the Company, par value $0.0001 per share (the “Company Common Stock”), issued and outstanding immediately prior to the effective time will automatically be cancelled and cease to exist in exchange for the right to receive (x) at Closing, shares of Pubco Common Stock in an amount equal to an aggregate value of $165,000,000, less any debt that remains outstanding as of the Closing and less any expenses incurred by the Company in connection with the Transaction that are accrued and outstanding as of the Closing (the “Closing Consideration”); (y) contingent rights to receive additional shares of Pubco Common Stock (the “VWAP Earnout Consideration”); upon the achievement of certain share price targets for twenty (20) of thirty (30) consecutive trading days during the period that is six months after the Closing until the third (3rd) anniversary of the Closing as follows: (A) 1,500,000 additional shares upon the achievement of a share price target of $17.00; (B) 1,500,000 additional shares upon the achievement of a share price target of $20.00; and (z) contingent rights to receive additional shares of Pubco Common Stock (the “Revenue Earnout Consideration” and, collectively with the Closing Consideration and the VWAP Earnout Consideration, the “Transaction Consideration”) upon the achievement of certain revenue targets as follows: (A) 500,000 additional shares upon the achievement of a revenue target for calendar year 2022, (B) 500,000 additional shares upon the achievement of a revenue target for calendar year 2023, and (C) 500,000 additional shares of Pubco Common Stock upon the achievement of a revenue target for calendar year 2024; and

c)
2,250,000 shares of Pubco Common Stock otherwise issuable to holders of Company Common Stock as Closing Consideration shall be set aside and deposited into escrow in accordance with one or more Contingent Value Rights Agreements to be entered into prior to or in connection with the Closing (the “CVR Agreements”), pursuant to which, upon the occurrence of certain events set forth in the CVR Agreement and subject to the terms and conditions thereof, certain holders of Purchaser Common Stock and certain investors, if any, participating in a private issuance and sale of Pubco Common Stock shall receive a contractual contingent value right (a “CVR”) representing the right of such holder to receive a contingent payment in the form of Pubco Common Stock (or such other form as is provided for in the CVR Agreement).
The Board of Directors of ATAC (“you”) have asked us to render an opinion (the “Opinion”) (i) as to the fairness of the Transaction to ATAC from a financial point of view and (ii) whether the Company has a fair market value equal to at least 80 percent of the balance of funds in ATAC’s trust account (excluding deferred underwriting commissions and taxes payable).
This Opinion is furnished solely to be utilized by the Board of Directors as only one input to consider in its process of analyzing the Transaction and it does not constitute a recommendation to any member of the Board of Directors, any stockholder of ATAC, or any other person as to how such person should vote or act with respect to the Transaction. This Opinion is delivered to the Board of Directors subject to the conditions, scope of engagement, limitations and understanding set forth in this Opinion and subject to the understanding that the obligations of Vantage Point Advisors, Inc. in the Transaction are solely corporate obligations. Furthermore, no officer, director, employee or shareholder of Vantage Point Advisors, Inc. shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.
We have not been asked to opine on, and this Opinion does not express any views on, (i) any other terms of the Transaction, (ii) ATAC’s underlying business decision to effect the Transaction, (iii) the basic business decision to proceed with or effect the Transaction, (iv) the merits of the Transaction relative to any alternative transaction or business strategy that may be available to ATAC, (v) the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of ATAC or the Company in the Transaction, or relative to or in comparison with the Transaction Consideration, (vi) the fairness of the Transaction to any particular group or class of securities, creditors, or other constituencies of ATAC, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters or (viii) the independent fair value of the Company or the fairness to ATAC independent from the Transaction taken as a whole.
In the course of our analyses for rendering this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances, including, without limitation:
1)
Reviewing documents and sources of information as we deemed appropriate;

2)
We met or otherwise communicated electronically with certain members of ATAC and the Company’s senior and operating management and other advisors to discuss the Company’s operations, historical financial results, future prospects, and projected operations and performance;

3)
We evaluated the stock price history and reported events of ATAC and the Company;

4)
We considered publicly available data and stock market performance data of public companies we deem comparable to the Company; and

5)
We conducted such other studies, analyses, inquiries, and investigations as we deemed appropriate.

In the course of our investigation, we have assumed and relied upon the accuracy and completeness of the unaudited draft financial statements, forecasts, projected revenues and other information provided to us by ATAC and the Company and we have further relied upon the assurances of management that they were unaware of any facts that would make the information provided to us incomplete or misleading. We have not assumed any responsibility for independent verification of such information or assurances.
In arriving at our opinion, we have not performed any independent appraisal, or physical inspection, of the assets of the Company. Our analysis does not constitute an examination, review of, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Further, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material. We have also assumed that neither ATAC nor the Company are currently involved in any material transaction other than the Transaction, and those activities undertaken in the ordinary course of conducting their businesses.
Our Opinion is predicated on our assumption that the final executed form of the Agreement will not differ in any material respect from the draft of the Agreement we have examined, that the conditions to the Transaction as set forth in the Agreement will be satisfied, and that the Transaction will be consummated on a timely basis in the manner contemplated by the Agreement. We have further assumed that all other transaction documents listed in this letter will be executed with no material changes from the most recent drafts supplied to, and reviewed by, Vantage Point Advisors, Inc.
Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information that may be provided to or obtained by us after the issuance of the Opinion that suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.
We acknowledge and agree that this Opinion and a summary thereof may be filed with or included in or with any proxy or information statement required to be filed by ATAC with the Securities and Exchange Commission and delivered to the holders of ATAC’s securities in connection with the Transaction. However, no reference to this Opinion in the proxy or information statement may be made without our written consent and further subject to Vantage Point Advisors’ approval of the language that references this Opinion, which consent shall not be unreasonably withheld, conditioned or delayed.
On the basis of the forgoing, it is our opinion that (i) the Transaction is fair, from a financial point of view, to ATAC and (ii) the Company has a fair market value equal to at least 80 percent of the balance of funds in ATAC’s trust account (excluding deferred underwriting commissions and taxes payable).
Very Truly Yours,
/s/ Vantage Point Advisors, Inc.

Vantage Point Advisors, Inc.

Annex H
APPRAISAL RIGHTS
Section 262 of the General Corporation Law of the State of Delaware
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.
(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.
(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.
Pubco’s amended and restated certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and Pubco’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.
In addition, effective upon the consummation of the Business Combination, as defined in Part I of this registration statement, Pubco has entered or will enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements will require Pubco, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Item 21.   Exhibits and Financial Statement Schedules.
(a)
The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2.1+
Agreement and Plan of Merger, dated as of June 1, 2022, by and among Americas Technology Acquisition Corp., Rally Communitas Corp., Americas Technology Acquisition Holdings Inc., Americas Technology Purchaser Merger Sub Inc., Americas Technology Company Merger Sub Inc., Jorge E. Marcos, in the capacity as the Purchaser Representative thereunder, and Numaan Akram, in the capacity as the Seller Representative thereunder (included as Annex A to the proxy statement/prospectus).(1)

2.3
Amendment to Agreement and Plan of Merger, dated as of July 26, 2022, by and among Americas Technology Acquisition Corp., Rally Communitas Corp., Americas Technology Acquisition Holdings Inc., Purchaser Representative and Seller Representative (included as Annex A to the proxy statement/prospectus).(7)

2.4
Third Amendment to Agreement and Plan of Merger, dated as of November 16, 2022, by and amongAmericas Technology Acquisition Corp., Rally Communitas Corp., Americas Technology AcquisitionHoldings Inc., Purchaser Representative and Seller Representative (included as Annex A to the proxystatement/prospectus).(10)

3.1	Amended and Restated Memorandum and Articles of Association of ATAC.(2)
3.2	Amendment to Amended and Restated Memorandum and Articles of Association of ATAC.(6)
3.3	Form of Interim Charter, to become effective upon the Domestication (included as Annex B to the proxy statement/prospectus).
3.4	Form of ATAC Bylaws Charter, to become effective upon the Domestication (included as Annex C to the proxy statement/prospectus).
3.5	Form of Proposed Charter, to become effective upon the Business Combination (included as Annex D to the proxy statement/prospectus).
3.6	Form of Proposed Bylaws, to become effective upon the Business Combination (included as Annex E to the proxy statement/prospectus).
4.1	Specimen Unit Certificate.(3)
4.2	Specimen Ordinary Share Certificate.(3)
4.3	Specimen Warrant Certificate.(3)

Exhibit No.	Description
4.4	Warrant Agreement between Continental Stock Transfer & Trust Company and ATAC.(2)
5.1	Opinion of Ellenoff Grossman & Schole LLP.*
8.1	Tax opinion of Ellenoff Grossman & Schole LLP.*
10.1	Letter Agreement, dated December 14, 2020, by and among ATAC, its officers, directors and ATAC Limited Partnership.(2)
10.2	Investment Management Trust Agreement, December 14, 2020, by and between the Company and Continental Stock Transfer & Trust Company, as Trustee.(2)
10.3	Stock Escrow Agreement, dated December 14, 2020 by and between ATAC, the Sponsor and Continental Stock Transfer & Trust Company.(2)
10.4	Registration Rights Agreement, dated December 14, 2020, by and among ATAC, ATAC Limited Partnership and the investors party thereto.(3)
10.5	Warrant Subscription Agreement, dated December 14, 2020 by and between ATAC and ATAC Limited Partnership.(2)
10.6	Warrant Subscription Agreement, dated December 14, 2020 by and between ATAC and EarlyBirdCapital, Inc.(2)
10.7	Business Combination Marketing Agreement, dated December 14, 2020 by and between ATAC and EarlyBirdCapital, Inc.(2)
10.8	Advisory Agreement, dated December 14, 2020, by and between ATAC and Fifth Partners, LLC.(2)
10.9	Form of Voting Agreement, dated as of June 1, 2022, by and among Americas Technology Acquisition Corp., Rally Communitas Corp., and the Rally Security Holders party thereto.(1)
10.10
Form of Lock-Up Agreement, dated as of June 1, 2022, by and between Americas Technology Acquisition Holdings Inc., Jorge E. Marcos, in the capacity as the Purchaser Representative and the shareholder of Rally party thereto.(1)

10.11	Promissory Note, dated December 13, 2021, issued by Americas Technology Acquisition Corp. to ATAC Limited Partnership.(4)
10.12	Promissory Note, dated March 14, 2022, issued by Americas Technology Acquisition Corp. to ATAC Limited Partnership.(5)
10.13	Promissory Note, dated June 14, 2022, issued by Americas Technology Acquisition Corp. to ATAC Limited Partnership.(6)
10.14	Promissory Note, dated August 25, 2022, issued by Americas Technology Acquisition Corp. to ATAC Limited Partnership.(8)
10.15++	Rally Communitas Corp 2021 Equity Incentive Plan (included as Annex F to the proxy statement/prospectus).
10.16++	Form of Incentive Plan (included as Annex F to the proxy statement/prospectus).
10.17	Sponsor Subscription Agreement, dated as of November 22, 2022.*
10.18	Sponsor Forfeiture and Commitment Letter, dated as of November 22, 2022.*
21	List of Subsidiaries of the Registrant.***
23.1	Consent of WithumSmith+Brown, PC.*
23.2	Consent of UHY LLP*
23.3	Consent of Ellenoff Grossman & Schole LLP (included as part of Exhibit 5.1 and Exhibit 8.1).*
23.4	Consent of Vantage Point Advisors, Inc.***
24.1	Power of Attorney (contained on the signature page to this registration statement).***
99.1	Form of Proxy Card for Shareholders.*
99.2	Consent of Numaan Akram, to be named as a Director.***
99.3	Consent of Narinder Singh, to be named as a Director.***

Exhibit No.	Description
99.4	Consent of Siheun Song, to be named as a Director.***
99.5	Consent of Alberto Pontonio, to be named as a Director.***
99.6	Consent of Jorge Marcos, to be named as a Director.***

+
Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). Pubco agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

++
Indicates a management or compensatory plan.

*
Filed herewith.

**
To be filed by amendment.

***
Previously filed.

(1)
Incorporated herein by reference to ATAC’s Current Report on Form 8-K filed on June 7, 2022.

(2)
Incorporated herein by reference to the ATAC’s Current Report on Form 8-K filed on December 18, 2020.

(3)
Incorporated herein by reference to ATAC’s Registration Statement on Form S-1/A (SEC File No. 333-250841).

(4)
Incorporated herein by reference to ATAC’s Current Report on Form 8-K filed on December 15, 2021.

(5)
Incorporated herein by reference to ATAC’s Current Report on Form 8-K filed on March 14, 2022.

(6)
Incorporated herein by reference to ATAC’s Current Report on Form 8-K filed on June 17, 2022.

(7)
Incorporated herein by reference to ATAC’s Current Report on Form 8-K filed on July 27, 2022.

(8)
Incorporated herein by reference to ATAC’s Current Report on Form 8-K filed on August 29, 2022.

(9)
Incorporated herein by reference to ATAC’s Current Report on Form 8-K filed on November 8, 2022.

(10)
Incorporated herein by reference to ATAC’s Current Report on Form 8-K filed on November 17, 2022.

Item 22.   Undertakings
The undersigned registrant hereby undertakes as follows:
(a) (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)   That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(7)   That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(b)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on the 23rd day of November, 2022.
AMERICAS TECHNOLOGY ACQUISITION
HOLDINGS INC.
By:
/s/ Jorge Marcos

Jorge Marcos
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:
Name	Title	Date
/s/ Jorge Marcos Jorge Marcos	Chief Executive Officer (Principal Executive Officer)	November 23, 2022
* Juan Pablo Visoso	Chief Financial Officer (Principal Financial and Accounting Officer)	November 23, 2022
* By: Jorge Marcos Attorney-in-fact